FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-228597-03

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED OCTOBER 22, 2019, IS SUBJECT TO COMPLETION

AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$785,539,000 (Approximate)

CITIGROUP COMMERCIAL MORTGAGE TRUST 2019-GC43
(Central Index Key number 0001791183)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-GC43

The Citigroup Commercial Mortgage Trust 2019-GC43, Commercial Mortgage Pass-Through Certificates, Series 2019-GC43, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the Uncertificated VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties, which will generally be the sole source of payment on the certificates and the Uncertificated VRR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 6th day of each month (or if the 6th is not a business day, the next business day), commencing in December 2019. The rated final distribution date for the offered certificates is November 2052.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$8,955,000%	(5)
Class A-2	$41,294,000%	(5)
Class A-3	$(6)%	(5)
Class A-4	$(6)%	(5)
Class A-AB	$13,585,000%	(5)
Class X-A	$685,233,000	(7)%	Variable IO(8)
Class A-S	$54,097,000%	(5)
Class B	$57,479,000%	(5)
Class C	$42,827,000%	(5)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 63 of this prospectus.

Neither the Series 2019-GC43 offered certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2019-GC43 offered certificates will represent the obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Academy Securities Inc. and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 38.7% of each class of offered certificates and Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 61.3% of each class of offered certificates. Deutsche Bank Securities Inc., Academy Securities Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about November 13, 2019. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately [__]% of the aggregate principal balance of the offered certificates, plus accrued interest from November 1, 2019, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Commercial Mortgage Pass-Through Certificates	$785,539,000	100%	$785,539,000	$101,962.96

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Citigroup	Goldman Sachs & Co. LLC

Co-Lead Managers and Joint Bookrunners
Academy Securities	Deutsche Bank Securities Co-Managers	Drexel Hamilton

October , 2019

CGCMT 2019-GC43 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2019-GC43

Washington
1 properties
$9,300,000
1.0% of total
Kansas
1 property
$4,300,000
0.5% of total
Missouri
2 properties
$2,174,275
0.2% of total
Minnesota
1 property
$2,271,996
0.2% of total
Illinois
4 properties
$63,580,226
6.8% of total
Wisconsin
1 property
$2,198,705
0.2% of total
Indiana
4 properties
$23,666,789
2.5% of total
Michigan
6 properties
$24,663,015
2.6% of total
Pennsylvania
1 property
$11,900,000
1.3% of total
New York
7 properties
$147,500,000
15.7% of total
Ohio
8 properties
$27,715,861
3.0% of total
Massachusetts
1 property
$18,300,000
2.0% of total
New Jersey
1 property
$5,310,000
0.6% of total
Maryland
1 property
$21,000,000
2.2% of total
North Carolina
1 property
$3,000,000
0.3% of total
South Carolina
1 property
$2,252,452
0.2% of total
Georgia
2 properties
$5,209,206
0.6% of total
Florida
5 properties
$68,791,881
7.3% of total
Kentucky
2 properties
$8,634,793
0.9% of total
Alabama
2 properties
$5,750,000
0.6% of total
Tennessee
1 property
$1,245,933
0.1% of total
Mississippi
1 property
$604,644
0.1% of total
Arkansas
1 property
$671,827
0.1% of total
Texas
11 properties
$189,496,947
20.2% of total
Colorado
1 property
$28,500,000
3.0% of total
Arizona
1 property
$8,000,000
0.9% of total
California
5 properties
$157,910,000
16.9% of total
Nevada
2 properties
$92,924,615
9.9% of total
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.0 – 1.0%

Mortgaged Properties by Property Type

Hospitality 4.0%
Self Storage 1.7%
Industrial 6.1%
Multifamily 6.4%
Office 51.3%
Mixed Use 8.7%
Retail 21.7%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2019-GC43 certificates, including the non-offered Uncertificated VRR Interest discussed in footnote (12) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$8,955,000		30.000%	%	(5)	2.97	12/19-10/24
Class A-2	$41,294,000		30.000%	%	(5)	4.91	10/24-10/24
Class A-3	$(6)		30.000%	%	(5)	(6)	(6)
Class A-4	$(6)		30.000%	%	(5)	(6)	(6)
Class A-AB	$13,585,000		30.000%	%	(5)	7.40	10/24-7/29
Class X-A	$685,233,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class A-S	$54,097,000		24.000%	%	(5)	9.91	10/29-10/29
Class B	$57,479,000		17.625%	%	(5)	9.91	10/29-10/29
Class C	$42,827,000		12.875%	%	(5)	9.97	10/29-11/29
Non-Offered Certificates(9)
Class X-B	$100,306,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-D	$47,335,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-F	$15,778,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-G	$11,271,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class D	$27,048,000		9.875%	%	(5)	9.99	11/29-11/29
Class E	$20,287,000		7.625%	%	(5)	9.99	11/29-11/29
Class F	$15,778,000		5.875%	%	(5)	9.99	11/29-11/29
Class G	$11,271,000		4.625%	%	(5)	9.99	11/29-11/29
Class J-RR(10)	$9,016,000		3.625%	%	(5)	9.99	11/29-11/29
Class K-RR(10)	$32,684,165		0.000%	%	(5)	9.99	11/29-11/29
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A

Non-Offered Vertical Risk Retention Interest(9)
Non-Offered Eligible Vertical Interest	Approximate Initial Combined VRR Interest Balance(1)		Approximate Initial Credit Support(2)	Initial Effective Interest Rate(3)	Effective Interest Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Combined VRR Interest(12)	$35,250,000		N/A(13)%		(14)	9.50	12/19-11/29

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to any additional variance described in the footnotes below. In addition, the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates (collectively, the “Class X certificates”) may vary depending upon the final pricing of the classes of principal balance certificates (as defined in footnote (13) below) whose certificate balances comprise such notional amounts, and, if as a result of such pricing (a) the pass-through rate of any class of Class X certificates would be equal to zero at all times, such class of Class X certificates will not be issued on the closing date of this securitization or (b) the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is at all times equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, the certificate balance of such class of principal balance certificates may not be part of, and there would be a corresponding reduction in, such notional amount of the related class of Class X certificates.

(2)	“Approximate Initial Credit Support” means, with respect to any class of non-vertically retained principal balance certificates (as defined in footnote (5) below), the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates, if any, junior to such class of non-vertically retained principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates. The approximate initial credit support percentages shown in the table above do not take into account the Combined VRR Interest (as defined in footnote (12) below). The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates are represented in the aggregate.

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	For any distribution date, the pass-through rate for each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR certificates (collectively, the “non-vertically retained principal balance certificates”, and collectively with the Class X certificates and the Class R certificates, the “non-vertically retained certificates”, and collectively with the Class VRR certificates, the “certificates”) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%. The non-vertically retained certificates, other than the Class R certificates, are collectively referred to in this prospectus as the “non-vertically retained regular certificates”. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, weighted average lives and principal windows of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $567,302,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance	Expected Range of Weighted Avg. Life (Yrs.)	Expected Range of Principal Window
Class A-3	$100,000,000 – $270,000,000	9.66 – 9.70	7/29–7/29 – 7/29–8/29
Class A-4	$297,302,000 – $467,302,000	9.80 – 9.85	8/29-10/29 – 7/29-10/29

(7)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D and Class E
Class X-F	Class F
Class X-G	Class G

(8)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(9)	Not offered by this prospectus.

(10)	In partial satisfaction of the risk retention obligations of Citi Real Estate Funding Inc. (as “retaining sponsor” with respect to this securitization transaction), all of the Class J-RR and Class K-RR certificates (collectively, the “HRR Certificates”), with an aggregate fair value expected to represent at least 1.2587% of the fair value, as of the closing date for this transaction, of all of the “ABS interests” (i.e. all of the certificates (other than the Class R certificates) and the Uncertificated VRR Interest) issued by the issuing entity, will collectively constitute an “eligible horizontal residual interest” that is to be purchased and retained by RREF III-D AIV RR, LLC, a Delaware limited liability company, in accordance with the credit risk retention rules applicable to this securitization transaction. “Retaining sponsor,” “ABS interests” and “eligible horizontal residual interest” are as such terms are defined in Regulation RR. See “Credit Risk Retention”.

(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(12)	In partial satisfaction of Citi Real Estate Funding Inc.’s remaining risk retention obligations as retaining sponsor for this securitization transaction, Citi Real Estate Funding Inc. is expected to acquire (or cause one or more other retaining parties to acquire) from the depositor, on the closing date for this transaction, portions of an “eligible vertical interest” in the form of a “single vertical security” with an initial principal balance of approximately $35,250,000 (the “Combined VRR Interest”), which is expected to represent approximately 3.7625% of all of the “ABS interests” (i.e. of the sum of the aggregate initial certificate balance of all of the certificates (other than the Class R Certificates) and the initial principal balance of the Uncertificated VRR Interest) issued by the issuing entity on the closing date for this transaction, subject to any variation in the initial principal balance of the Combined VRR Interest following calculation of the actual fair value of the HRR Certificates, all of the other classes of certificates (other than the Class R certificates) and the Uncertificated VRR Interest, as described under “Credit Risk Retention”. The Combined VRR Interest will consist of the “Uncertificated VRR Interest” and the “Class VRR Certificates” (each as defined under “Credit Risk Retention”). The Combined VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. “Eligible vertical interest,” “single vertical security” and “ABS interests” are as such terms are defined in Regulation RR. See “Credit Risk Retention”. The Combined VRR Interest is not offered hereby.

(13)	Although the approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest losses incurred on the mortgage loans will be allocated between the Combined VRR Interest, on the one hand, and the non-vertically retained principal balance certificates, on the other hand, pro rata in accordance with the principal balance of the Combined VRR Interest and the aggregate outstanding certificate balance of the non-vertically retained principal balance certificates. See “Credit Risk Retention” and “Description of the Certificates”. The Class VRR Certificates and the non-vertically retained principal balance certificates are collectively referred to in this prospectus as the “principal balance certificates”.

(14)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the Combined VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

The Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class J-RR, Class K-RR and Class R certificates and the Combined VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the Combined VRR Interest is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	12
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	12
Summary of Terms	21
Risk Factors	63
The Offered Certificates May Not Be a Suitable Investment for You	63
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	63
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	63
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	64
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	64
Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest	69
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	69
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	69
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	69
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates	70
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	70
The Volatile Economy, Credit Crisis and Downturn in the Real Estate
Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	70
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	71
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	74
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	74
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	75
Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	78
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	78
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	79
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	79
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	80
Historical Information Regarding the Mortgage Loans May Be Limited	81
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	81
Static Pool Data Would Not Be Indicative of the Performance of This Pool	81
Performance of the Offered Certificates Will Be Highly

Dependent on the Performance of Tenants and Tenant Leases	81
A Tenant Concentration May Result in Increased Losses	82
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	83
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	83
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	83
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	83
Early Lease Termination Options May Reduce Cash Flow	84
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	84
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	84
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	85
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	85
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	86
The Types of Properties That Secure the Mortgage Loans Present Special Risks	92
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	110
Changes in Pool Composition Will Change the Nature of Your Investment	112
Tenancies-in-Common May Hinder Recovery	112
Risks Relating to Enforceability of Cross-Collateralization Arrangements	113
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	113
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	113
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	114
Various Other Laws Could Affect the Exercise of Lender’s Rights	114
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	114
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	116
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	118
Appraisals May Not Reflect Current or Future Market Value of Each Property	118
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	119
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	120
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	120
Risks Relating to Tax Credits	120
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	121
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	121
Lending on Condominium Units Creates Risks for Lenders That

Are Not Present When Lending on Non-Condominiums	121
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	122
Risks Related to Zoning Non-Compliance and Use Restrictions	123
Risks Relating to Inspections of Properties	124
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	124
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	124
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	126
Terrorism Insurance May Not Be Available for All Mortgaged Properties	126
Risks Associated with Blanket Insurance Policies or Self-Insurance	127
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	128
The Borrower’s Form of Entity May Cause Special Risks	129
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	131
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	132
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	133
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	133
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	134
Risks Relating to Shari’ah Compliant Loans	134
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	135
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	136
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	138
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	140
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	141
Potential Conflicts of Interest of the Operating Advisor	141
Potential Conflicts of Interest of the Asset Representations Reviewer	141
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	142
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	143
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination	144
Other Potential Conflicts of Interest May Affect Your Investment	145
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	145
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	146
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	146
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	148

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	148
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	149
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	149
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	149
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	149
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	151
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	151
State, Local and Other Tax Considerations	152
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates	153
Sale-Leaseback Transactions Have Special Risks	154
Description of the Mortgage Pool	156
General	156
Certain Calculations and Definitions	157
Statistical Characteristics of the Mortgage Loans	165
Delinquency Information	176
Environmental Considerations	176
Litigation and Other Legal Considerations	180
Redevelopment, Expansion and Renovation	180
Default History, Bankruptcy Issues and Other Proceedings	181
Tenant Issues	182
Insurance Considerations	191
Zoning and Use Restrictions	192
Non-Recourse Carveout Limitations	193
Real Estate and Other Tax Considerations	193
Certain Terms of the Mortgage Loans	195
Additional Indebtedness	205
The Loan Combinations	207
Additional Mortgage Loan Information	232
Transaction Parties	233
The Sponsors and the Mortgage Loan Sellers	233
Compensation of the Sponsors	249
The Depositor	249
The Issuing Entity	250
The Trustee	251
The Certificate Administrator	251
Servicers	254
The Operating Advisor and the Asset Representations Reviewer	263
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	264
Credit Risk Retention	267
General	267
Qualifying CRE Loans; Required Credit Risk Retention Percentage	268
The VRR Interest	268
HRR Certificates	272
Hedging, Transfer and Financing Restrictions	282
Operating Advisor	283
Representations and Warranties	284
Risk Retention Consultation Parties	284
Limitation on Liability of the Risk Retention Consultation Parties	285
Description of the Certificates	286
General	286
Distributions	288
Allocation of Yield Maintenance Charges and Prepayment Premiums	300
Assumed Final Distribution Date; Rated Final Distribution Date	301
Prepayment Interest Shortfalls	302
Subordination; Allocation of Realized Losses	303
Reports to Certificateholders; Certain Available Information	305
Voting Rights	314
Delivery, Form, Transfer and Denomination	314
Certificateholder Communication	317
The Mortgage Loan Purchase Agreements	319
Sale of Mortgage Loans; Mortgage File Delivery	319
Representations and Warranties	323
Cures, Repurchases and Substitutions	324
Dispute Resolution Provisions	327
Asset Review Obligations	328
The Pooling and Servicing Agreement	329
General	329
Certain Considerations Regarding the Outside Serviced Loan Combinations	332
Assignment of the Mortgage Loans	333
Servicing of the Mortgage Loans	334
Subservicing	339
Advances	340

Accounts	344
Withdrawals from the Collection Account	346
Application of Loss of Value Payments	348
Servicing and Other Compensation and Payment of Expenses	348
Application of Penalty Charges and Modification Fees	363
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	363
Appraisal Reduction Amounts	365
Inspections	370
Evidence as to Compliance	370
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	372
Limitation on Liability; Indemnification	372
Servicer Termination Events	375
Rights Upon Servicer Termination Event	377
Waivers of Servicer Termination Events	378
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	379
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	381
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	382
Amendment	384
Realization Upon Mortgage Loans	386
Directing Holder	392
Consulting Parties	399
Operating Advisor	400
Asset Status Reports	406
The Asset Representations Reviewer	407
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	414
Dispute Resolution Provisions	416
Rating Agency Confirmations	419
Termination; Retirement of Certificates	421
Optional Termination; Optional Mortgage Loan Purchase	421
Servicing of the Outside Serviced Mortgage Loans	422
Use of Proceeds	428
Yield, Prepayment and Maturity Considerations	428
Yield	428
Yield on the Class X-A Certificates	431
Weighted Average Life of the Offered Certificates	431
Price/Yield Tables	437
Material Federal Income Tax Consequences	441
General	441
Qualification as a REMIC	441
Status of Offered Certificates	443
Taxation of the Regular Interests	443
Taxes That May Be Imposed on a REMIC	449
Bipartisan Budget Act of 2015	449
Taxation of Certain Foreign Investors	450
FATCA	451
Backup Withholding	451
Information Reporting	451
3.8% Medicare Tax on “Net Investment Income”	451
Reporting Requirements	451
Tax Return Disclosure and Investor List Requirements	452
Certain State, Local and Other Tax Considerations	453
ERISA Considerations	454
General	454
Plan Asset Regulations	455
Prohibited Transaction Exemptions	456
Underwriter Exemption	457
Exempt Plans	460
Insurance Company General Accounts	460
Ineligible Purchasers	460
Further Warnings	460
Consultation with Counsel	461
Tax Exempt Investors	461
Legal Investment	462
Certain Legal Aspects of the Mortgage Loans	463
General	464
Types of Mortgage Instruments	464
Installment Contracts	465
Leases and Rents	466
Personalty	466
Foreclosure	466
Bankruptcy Issues	471
Environmental Considerations	478
Due-On-Sale and Due-On-Encumbrance Provisions	481
Junior Liens; Rights of Holders of Senior Liens	481
Subordinate Financing	481
Default Interest and Limitations on Prepayments	482
Applicability of Usury Laws	482
Americans with Disabilities Act	483
Servicemembers Civil Relief Act	483
Anti-Money Laundering, Economic Sanctions and Bribery	483
Potential Forfeiture of Assets	484

Ratings	485
Plan of Distribution (Underwriter Conflicts of Interest)	487
Incorporation of Certain Information by Reference	488
Where You Can Find More Information	489
Financial Information	489
Legal Matters	489
Index of Certain Defined Terms	490

ANNEX A – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1
ANNEX B – SIGNIFICANT LOAN SUMMARIES	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI)	E-1A-1
ANNEX E-1B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI)	E-1B-1
ANNEX E-2A – SPONSOR REPRESENTATIONS AND WARRANTIES (GSMC)	E-2A-1
ANNEX E-2B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (GSMC)	E-2B-1
ANNEX F – CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

▪     This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary“, which sets forth important statistical information relating to the offered certificates; and

●	the “Summary of Terms“, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors“ describes the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

▪     In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

THE UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA“)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME“ AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME“ FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER“), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.“) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE DISTRIBUTED OR DIRECTED UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS“); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE

INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER“)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.“) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS“ AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS“).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS REGULATION (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA“). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II“); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97/EU, AS AMENDED (THE INSURANCE DISTRIBUTION DIRECTIVE), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS REGULATION.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION“) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS REGULATION (“QUALIFIED INVESTORS“). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS. THE EXPRESSION “PROSPECTUS REGULATION“ MEANS REGULATION (EU) 2017/1129 (AS AMENDED).

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE“). NEITHER THE ISSUER, THE DEPOSITOR NOR ANY INITIAL PURCHASER MAKES ANY

REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “RETAIL INVESTOR“ MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF MIFID II;

(B) A CUSTOMER WITHIN THE MEANING OF THE INSURANCE DISTRIBUTION DIRECTIVE, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS REGULATION; AND

●	THE EXPRESSION “OFFER“ INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE OFFERED CERTIFICATES.

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR THEIR AFFILIATES WILL RETAIN A 5% NET ECONOMIC INTEREST WITH RESPECT TO THE CERTIFICATES IN ANY OF THE FORMS PRESCRIBED BY ARTICLE 6 OF REGULATION (EU) 2017/2402 (THE “EU SECURITIZATION REGULATION“). FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION, SEE “RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY AND OTHER ASPECTS OF THE OFFERED CERTIFICATES” IN THIS PROSPECTUS.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC“) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS“ WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO“) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT“ AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS“ AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS“ AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS“) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA“). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR“)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE“) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL“). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA“), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL“), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA“) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE“). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION

TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT“), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105“), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Citigroup Commercial Mortgage Trust 2019-GC43, Commercial Mortgage Pass-Through Certificates, Series 2019-GC43.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor”.

Issuing Entity	Citigroup Commercial Mortgage Trust 2019-GC43, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of November 1, 2019, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Goldman Sachs Mortgage Company, a New York limited partnership (17 mortgage loans (61.3%)); and

●	Citi Real Estate Funding Inc., a New York corporation (17 mortgage loans (38.7%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans		Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(1)	17	(2)(3)	$574,363,165	61.3%
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	17		362,510,000	38.7
	Total	34		$936,873,165	100.0%

(1)	The mortgage loans being sold by Goldman Sachs Mortgage Company were originated or co-originated by an affiliate thereof, Goldman Sachs Bank USA, and will be transferred to Goldman Sachs Mortgage Company on or prior to the Closing Date.

(2)	Includes the 30 Hudson Yards mortgage loan (9.0%), which is part of a loan combination that was co-originated by Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association and Goldman Sachs Bank USA, and is evidenced by the promissory notes designated as note A-1-C3, note A-2-C3 and note A-2-C5 with an aggregate outstanding principal balance of $84,400,000 as of the cut-off date.

(3)	Includes the Grand Canal Shoppes mortgage loan (7.5%), which is part of a loan combination that was co-originated by Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA, and is evidenced by the promissory notes designated as note A-4-2 and note A-4-5 with an aggregate outstanding principal balance of $70,384,615 as of the cut-off date.

As regards the assets of the trust, references to “mortgage loan” and “mortgage loans” are intended to mean only a mortgage loan or group of mortgage loans that are part of the mortgage pool backing the certificates.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the initial master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC-A0293-080, 2001 Clayton Rd., Concord, CA 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

See the chart entitled “Loan Combination Summary” under “The Mortgage Pool—Loan Combinations” below in this summary and the chart entitled “Servicing of the Loan Combinations” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced loan combinations and outside serviced loan combinations.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131. See “Transaction Parties—Servicers—The Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

Rialto Capital Advisors, LLC is expected to be appointed as the initial special servicer by RREF III-D AIV RR, LLC, or its affiliate, which is expected to purchase the Class J-RR and Class K-RR certificates. RREF III Debt AIV, LP (the parent of RREF III-D AIV RR, LLC), or its affiliate, may purchase certain other classes of certificates, including the Class X-F, Class X-G, Class F and Class G certificates. On the closing date, RREF III-D AIV RR, LLC, or its affiliate, is expected to become the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans as to which the controlling class representative is entitled to act as directing holder. See “—Directing Holder” and “—Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at

1100 North Market Street, Wilmington, Delaware 19890, Attention: CGCMT 2019-GC43. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2019-GC43, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owner (as a collective whole); and

●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

An “operating advisor consultation trigger event” will occur (i) with respect to any serviced loan, when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification has been received from the certificate administrator that the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special
Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(1) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative (2))
30 Hudson Yards	GSMC	HY 2019-30HY TSA (7/6/19)	9.0%	Wells Fargo Bank, National Association	Situs Holdings, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	Prima Capital Advisors LLC
USAA Office Portfolio	GSMC	CGCMT 2019-GC41 PSA (8/1/19)	8.0%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
Grand Canal Shoppes	GSMC	MSC 2019-H7 PSA (7/1/19)	7.5%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Argentic Securities Income USA LLC(3)
Millennium Park Plaza	GSMC	CGCMT 2019-GC41 PSA (8/1/19)	6.4%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
U.S. Industrial Portfolio V	GSMC	CGCMT 2019-GC41 PSA (8/1/19)	5.1%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
19100 Ridgewood	GSMC	GSMS 2019-GC42 PSA (9/1/19)	3.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners II L.P.
222 Kearny Street	GSMC	GSMS 2019-GC42 PSA (9/1/19)	2.5%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners II L.P.
Rivertowne Commons	CREFI	Benchmark 2019-B13 PSA (10/1/19)	2.2%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital, L.P.

(1)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.

(2)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.

(3)	With respect to the Grand Canal Shoppes mortgage loan, the control rights and the right to replace the applicable special servicer are held by the holder of the related subordinate companion loan (currently held by CPPIB Credit Investments II Inc.) so long as no Grand Canal Shoppes control appraisal period is in effect. If a Grand Canal Shoppes control appraisal period under the related co-lender agreement is in effect, then note A-1-1 will be the controlling note. Note A-1-1 was included in the MSC 2019-H7 securitization, and therefore, the controlling class representative (or equivalent party) under the MSC 2019-H7 securitization is the outside controlling class representative with respect to the Grand Canal Shoppes mortgage loan. However, unless and until a Grand Canal Shoppes control appraisal period is in effect, such outside controlling class representative will not be entitled to exercise control rights or the right to replace the applicable special servicer for the Grand Canal Shoppes mortgage loan.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

There are no serviced AB loan combinations, serviced outside controlled loan combinations or servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be:

●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), and (iii) during any period that a control termination event has occurred and is continuing, the controlling class representative; and

●	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), if and for so long as such holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”);

provided, that with respect to any serviced loan combination, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) the related serviced loan combination is a serviced outside controlled loan combination; (B) there will be no directing holder with respect to an excluded mortgage loan; and (C) with respect to any serviced outside controlled loan combination, the outside controlling noteholder will be the directing holder only if and for so long as such holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.

Further for the avoidance of doubt, with respect to any mortgage loan or loan combination, if none of the controlling class representative or an outside controlling note holder is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced loan combination.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced loan combinations, in general:

●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans;

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representative” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

Any serviced loan combination with a subordinate companion loan that (i) is held outside the Issuing Entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled loan combination. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced loan combination, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.

The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

Controlling Class

Representative	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class J-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class K-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class J-RR and Class K-RR certificates.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

RREF III-D AIV RR, LLC is expected, on the closing date, (i) to purchase the HRR certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative. RREF III Debt AIV, LP (the parent of RREF III-D AIV RR, LLC), or its affiliate, may purchase certain other classes of certificates, including the Class X-F, Class X-G, Class F and Class G certificates.

Risk Retention

Consultation Parties	The “risk retention consultation parties”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be: (i) the party selected by Citi Real Estate Funding Inc. and (ii) the party selected by Goldman Sachs Bank USA. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, none of the risk retention consultation parties will have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company (or an affiliate) are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or loan combination with respect to which such risk retention consultation party, or the person(s) entitled to appoint such risk retention consultation party, is a borrower party.

Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be, each of:

(i)	except with respect to a serviced outside controlled loan combination, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, and (b) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;

(ii)	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (b) solely prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;

(iii)	with respect to any serviced loan combination that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;

(iv)	solely after the occurrence and during the continuance of an applicable operating advisor consultation trigger event, the operating advisor; and

(v)	except with respect to any excluded RRCP mortgage loan, (a) for so long as no consultation termination event is continuing, with respect to any specially serviced loan, and (b) during the continuance of a consultation termination event, with respect to any mortgage loan, each risk retention consultation party.

provided, that with respect to any serviced loan combination, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) with respect to any serviced outside controlled loan combination, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (B) the operating advisor will not be a consulting party if and for so long as no operating advisor consultation trigger event has occurred and is continuing, (C) none of the risk retention consultation parties will be a consulting party with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party, or with respect to any mortgage loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced loan combination will be subject to the terms of the related co-lender agreement.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced loan combination, if none of the controlling class representative, the operating advisor, a risk retention consultation party, or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced loan combination.

Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, its respective due date in November 2019 (or, in the case of any mortgage loan that has its first due date subsequent to November 2019, the date that would have been its due date in November 2019 under the terms thereof if a monthly payment were scheduled to be due in that month).

Closing Date	On or about November 13, 2019.

Distribution Date	The 4th business day following the related determination date of each month, beginning in December 2019.

Determination Date	The 6th day of each calendar month or, if the 6th day is not a business day, then the business day following such 6th day, beginning in December 2019.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in December 2019, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	October 2024
	Class A-2	October 2024
	Class A-3	July 2029 -August 2029(1)
	Class A-4	October 2029
	Class A-AB	July 2029
	Class X-A	October 2029
	Class A-S	October 2029
	Class B	October 2029
	Class C	November 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-3 certificates ranging from $100,000,000 to $270,000,000.

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in November 2052.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates and the Uncertificated VRR Interest, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers of the Uncertificated VRR Interest or any of the non-vertically retained certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-GC43:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-AB

●	Class X-A

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2019-GC43 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class J-RR, Class K-RR and

Class R certificates and the Class VRR Certificates. In addition, the Uncertificated VRR Interest is not being offered by this prospectus.

The offered certificates, together with the Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class J-RR, Class K-RR, Class R and Class VRR Certificates, are collectively referred to in this prospectus as the “certificates”. The Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates are collectively referred to in this prospectus as the “Class X certificates”). The certificates, exclusive of the Class VRR Certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates.” The non-vertically retained certificates (exclusive of the Class X and Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates.” The non-vertically retained principal balance certificates and the Class VRR Certificates are collectively referred to in this prospectus as the “principal balance certificates”. The non-vertically retained certificates (exclusive of the Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained regular certificates.”

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%, and further subject to any other variation set forth in the footnotes to such table.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of offered certificates (other than the Class X-A certificates) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of non-vertically retained certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.10125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)
30 Hudson Yards	Outside Serviced	0.00125%	0.15000%	0.25000%	0.25000%
USAA Office Portfolio	Outside Serviced	0.00125%	0.25000%	1.00000%	1.00000%
Grand Canal Shoppes	Outside Serviced	0.00250%	0.25000%	1.00000%	1.00000%
Millennium Park Plaza	Outside Serviced	0.00125%	0.25000%	1.00000%	1.00000%
U.S. Industrial Portfolio V	Outside Serviced	0.01125%	0.25000%	1.00000%	1.00000%
19100 Ridgewood	Outside Serviced	0.00250%	0.25000%	1.00000%	1.00000%
222 Kearny Street	Outside Serviced	0.00250%	0.25000%	1.00000%	1.00000%
Rivertowne Commons	Outside Serviced	0.00125%	0.25000%	1.00000%	1.00000%

(1)	Includes any applicable sub-servicing fee rate.

(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00154% per annum with respect to each such mortgage loan. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00027%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owner.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owner.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the total outstanding principal balance of the mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00730% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders or the Uncertificated VRR Interest owner of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between Combined VRR

 Interest and Non-Vertically

Retained Certificates	The aggregate amount available for distribution to holders of the non-vertically retained certificates and the Combined VRR Interest on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the Combined VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates (other than the Class R certificates), on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the Combined VRR Interest will be the product of such aggregate available funds multiplied by the “vertically retained percentage”; and (b) the non-vertically retained certificates (other than the Class R certificates) will at all times be the product of such aggregate available funds multiplied by the “non-vertically retained percentage”.

The “vertically retained percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial certificate balance of all classes of principal balance certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “non-vertically retained percentage” is the difference between 100% and the vertically retained percentage.

The term “percentage allocation entitlement” means: (a) with respect to the Combined VRR Interest, the vertically retained percentage; and (b) with respect to the non-vertically retained certificates, the non-vertically retained percentage.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“non-vertically retained available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and

(F)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Remaining non-offered certificates (other than the Class VRR Certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-vertically retained regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of non-vertically retained principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	The non-vertically retained percentage of yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated among the respective classes of the non-vertically retained regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.”

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.

On any distribution date, the non-vertically retained available funds will be allocated among the various classes of non-vertically retained regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, the non-vertically retained percentage of any mortgage loan losses will be allocated among the various classes of non-vertically retained regular certificates in ascending order (beginning with certain non-vertically retained certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.

**	Other than the Class X-B, Class X-D, Class X-F, Class X-G, Class R and Class VRR Certificates.

Principal losses on the mortgage loans allocated to a class of non-vertically retained principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or the Class R certificates, although loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-vertically retained certificates and/or the allocation of losses to the non-vertically retained certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, the non-vertically retained percentage of prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to the non-vertically retained regular certificates and are required to be further allocated between the classes of such non-vertically retained certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 34 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $936,873,165. The mortgage loans are secured by first liens on various types of commercial and multifamily properties, located in 28 states. See “Risk Factors—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan or loan combination by name refer to such mortgage loan or loan combination, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	Seventy-three (73) mortgaged properties (90.0%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Two (2) mortgaged properties (10.0%) are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee simple interests in the remaining portion of such related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Nine (9) mortgage loans (49.3%) are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, then such loan combination would constitute a “pari passu-AB loan combination” and the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination(2)	Type of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
30 Hudson Yards	GSMC	$84,400,000	9.0%	$1,035,600,000	$310,000,000	$1,430,000,000	Outside Serviced	Pari Passu-AB	No
USAA Office Portfolio	GSMC	$75,000,000	8.0%	$167,400,000	N/A	$242,400,000	Outside Serviced	Pari Passu	No
Grand Canal Shoppes	GSMC	$70,384,615	7.5%	$689,615,385	$215,000,000	$975,000,000	Outside Serviced	Pari Passu-AB	No
Millennium Park Plaza	GSMC	$60,000,000	6.4%	$150,000,000	N/A	$210,000,000	Outside Serviced	Pari Passu	No
Midland Office Portfolio	GSMC	$49,363,948	5.3%	$19,945,029	N/A	$69,308,977	Serviced	Pari Passu	Yes
U.S. Industrial Portfolio V	GSMC	$47,558,000	5.1%	$82,800,000	N/A	$130,358,000	Outside Serviced	Pari Passu	No
19100 Ridgewood	GSMC	$30,000,000	3.2%	$110,000,000	N/A	$140,000,000			No
222 Kearny Street	GSMC	$23,750,000	2.5%	$23,750,000	N/A	$47,500,000	Outside Serviced	Pari Passu	No
Rivertowne Commons	CREFI	$21,000,000	2.2%	$45,000,000	N/A	$66,000,000	Outside Serviced	Pari Passu	No

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

(2)	For a discussion of the terms “serviced”, “outside serviced” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

The identity of, and certain other items of information regarding, the mortgage loans that will be outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

There are no serviced AB loan combinations, serviced outside controlled loan combinations or servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$936,873,165
Number of Mortgage Loans	34
Number of Mortgaged Properties	75
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$3,000,000 to $84,400,000

All Mortgage Loans
Average Cut-off Date Balance	$27,555,093
Range of Mortgage Rates	3.11000% to 4.45000%
Weighted Average Mortgage Rate	3.63792%
Range of original terms to Maturity Date/ARD	60 months to 121 months
Weighted average original term to Maturity Date/ARD	117 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	59 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	115 months
Range of original amortization terms(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	358 months to 360 months
Weighted average remaining amortization term(2)	359 months
Range of Cut-off Date LTV Ratios(3)(4)	46.3% to 72.2%
Weighted average Cut-off Date LTV Ratio(3)(4)	61.6%
Range of Maturity Date/ARD LTV Ratios(2)(3)(4)	46.2% to 72.2%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	60.0%
Range of UW NCF DSCR(3)(5)	1.47x to 3.45x
Weighted average UW NCF DSCR(3)(5)	2.47x
Range of Debt Yield on Underwritten NOI(3)(6)	6.9% to 16.4%
Weighted average Debt Yield on Underwritten NOI(3)(6)	10.0%
Percentage of Initial Pool Balance consisting of:
Interest Only	84.7%
Amortizing Balloon	7.1%
Interest Only, then Amortizing Balloon	8.1%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	45.1%
Mortgage Loans with mezzanine debt	0.0%
Mortgage Loans with subordinate debt	16.5%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(3)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(4)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 62.9% and 61.3%, respectively.

(5)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(6)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;

●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Three (3) of the mortgaged properties (11.0%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Thirty-four (34) of the mortgaged properties (13.1%) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Seven (7) of the mortgaged properties (17.2%) are each subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and

Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to risk retention regulations (as codified at 12 CFR Part 43) promulgated under Section 15G (“Regulation RR”), as a combination of (A) an “eligible vertical interest” in the form of the Combined VRR Interest, and (B) an “eligible horizontal residual interest” in the form of the HRR Certificates. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to partially satisfy its risk retention obligation through (i) the acquisition by Goldman Sachs Bank USA (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) of a portion of the Combined VRR Interest, and (ii) the purchase by a third party purchaser of the HRR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates and the combined VRR Interest in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and

Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans, the certificates and the Uncertificated VRR Interest may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation and Intercontinental Exchange | ICE Data Services;

●	The certificate administrator’s website initially located at https://sf.citidirect.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO mortgage loans) remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates and the Uncertificated VRR Interest.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class R certificates) and the Uncertificated VRR Interest for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates and the owner of the Uncertificated VRR Interest voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder or the Uncertificated VRR Interest owner in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders, the Uncertificated VRR Interest owners and any related affected companion loan holder(s) (as a collective whole as if such certificateholders, such Uncertificated VRR Interest owner and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, if so provided in the related co-lender agreement any related subordinate companion loan(s)) as a single whole loan, subject in certain cases to the rights of the holders of any subordinate companion loans under the related co-lender agreement to purchase a loan combination that constitutes a defaulted loan under the related outside servicing agreement.

Pursuant to the co-lender agreement with respect to any AB loan combination (except for any loan combination as to which, and for so long as, the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

In the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR certificates and the Combined VRR Interest as classes of regular interests in the upper-tier REMIC.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered

Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision.  In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans.  Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected.  We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors.  In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates.  The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time.  As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors.  Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity.  The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person.  The primary assets of the issuing entity will be the notes evidencing the mortgage loans and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus.  Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans.  We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss.  See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets.  Actual losses may, however, exceed the assumed levels.  See “Description of the Certificates—Subordination; Allocation of Realized Losses”.  If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;

●

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield.  In general, if you buy a Class X-A certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield.  If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment.  Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield.  The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases.  If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the offered certificates will depend on the terms of the offered certificates, more particularly:

●

a class of offered certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●

a class of offered certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans.  Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors.  Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates.  As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates.  A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments.  If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date.  If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended.  Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan.  The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan.  The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan.  In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing.  If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline.  These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized.  In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans.  For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans.  The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●

the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions“ for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans.  See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable.  Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges.  As a result of such a repurchase or purchase, investors in the Class X-A certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment.  In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates.  Investors in the Class X-A certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments.  The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates.  See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

In addition, with respect to the Class A-AB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-AB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-AB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and/or Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions.  If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge.  See Annex A to this prospectus.  The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class).  Even if losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates.  In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the offered certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus.  See “Description of the Certificates—Distributions”.  Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date.  This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates.  See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class K-RR certificates, then the Class J-RR certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof.  A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates.  No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate.  See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans.  The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan.  There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing.  As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it.  This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable.  At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders and the Uncertificated VRR Interest owner, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans.  Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders and the Uncertificated VRR Interest owner may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors.  First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers.  Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date.  You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans.  In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates.  In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction.  The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates.  You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the Combined VRR Interest. Likewise, amounts received and allocated to the Combined VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment.  In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge.  Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis.  Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan.  See “Description of the Mortgage Pool—The Loan Combinations——The 30 Hudson Yards Pari Passu-AB Loan Combination” and “—The Grand Canal Shoppes Pari Passu-AB Loan Combination”.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates.  If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes.  As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,

●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates

The Class X-A certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates.  In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time.  A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A certificates and may result in holders not fully recouping their initial investments.  The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates.  See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name.  As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility.  We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due.  As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●

Investors should be aware of the risk retention and due diligence requirements in the European Union (the “EU Risk Retention and Due Diligence Requirements“) which apply in respect of institutional investors as defined in specified EU Directives and Regulations (“Institutional Investors“) including: institutions for occupational retirement; credit institutions; alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (as defined in Regulation (EU) No 575/2013, as amended (the “CRR“)); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “Securitization Regulation“).  These requirements restrict such investors from investing in securitizations unless such investors have verified that: (i) the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five percent. in the securitization determined in accordance with the Securitization Regulation and the risk retention is disclosed to Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Pursuant to Article 14 of the CRR consolidated subsidiaries of credit institutions and investment firms subject to the CRR may also be subject to these requirements.

Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor. Aspects of the requirements and what is or will be required to demonstrate compliance to European national regulators remain unclear.  Prospective investors should make themselves aware of the EU Risk Retention and Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

●

Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in this securitization in accordance with any EU Risk Retention and Due Diligence Requirements, provide information allowing a prospective investor to comply with its due diligence obligations under the EU Risk Retention and Due Diligence Requirements, or to take any other action which may be required by prospective investors for the purposes of their compliance with any EU Risk Retention and Due Diligence Requirements.  Consequently, the offered certificates may not be a suitable investment for investors that are now or may in the future be subject to any EU Risk Retention and Due Diligence Requirements.  As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected.  This could adversely affect your ability to transfer your offered certificates or the price you may receive upon your sale of your offered certificates. Each investor should evaluate the impact any such non-compliance may have on it.

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Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets.  In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS“) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act.  These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS.  Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities.  As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected.  Such developments could reduce the attractiveness of investments in CMBS for such entities.

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The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity.  The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”).  The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds.  Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.  The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013).  Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain.  Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

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The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products.  These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

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In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA“), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA.  (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)).  These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01“).  See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA).  In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA.  See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016.  On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal.  If it is ultimately determined in the American Fidelity Assurance Co. case, which is pending for trial, that the subject mortgage-backed securities are not exempt under Section 304(a)(2) of the TIA and that holding is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue.  While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your offered certificates.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party for any such securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries.  Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union.  In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form.  Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain.  One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors.  Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

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Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your offered certificates;

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Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

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The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending.  A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity.  The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your offered certificates.  While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop.  Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates.  Accordingly, you may not have an active or liquid secondary market for your offered certificates.  Lack of liquidity could result in a substantial decrease in the market value of your offered certificates.  We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to.  Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally.  The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization.  A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

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legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

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increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

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investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

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investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

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may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●

do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates.  Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group.  There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans.  In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans.  However, we cannot assure you that those values will not decline in the future.  As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates.  See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise.  If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor.  The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations.  Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates.  In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates.  Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates.  Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.  No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates.  Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action.  In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained.  In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action.  Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement.  See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations“ and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus.  Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial and multifamily properties.  The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents.  Even the liquidation value of a commercial or multifamily property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow.  However, net operating income can be volatile and may be insufficient to cover debt service on the commercial or multifamily mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus.  Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information.  A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease.  In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information.  Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee.  However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”.  See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan.  If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan.  Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property.  Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters.  Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts.  Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope.  Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law.  Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower.  Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan.  In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions“ and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor.  We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows.  Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease.  Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.  You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents.  See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.”—CREFI’s Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans” and “—The Sponsors and the Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans.  If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties.  See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed.  The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels.  However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties.  As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission.  See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.  We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source.  The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”).  In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.  While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property.  Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due.  If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs.  If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy.  Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.  In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties.  Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business.  We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period.  We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires.  We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans.  In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates.  Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans.  In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue.  See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan.  Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses.  See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest.  For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant.  We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.  See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property.  Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan.  If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens.  We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties.  Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease.  If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations.  We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner.  See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.  See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.  See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure.  Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated.  This is particularly likely if such tenants were paying above-market rents or could not be replaced.  If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant).  Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage.  Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage.  This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property.  See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls.  Any such vacated space may not be re-let.  Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents.  See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses.  We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution.  A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral.  Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions.  There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender.  While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law.  This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections.  In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder.  Such financing is often referred to as mezzanine debt.  While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance.  As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans.  Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans.  Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, retail, mixed use, multifamily and industrial.  See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in Texas, California, New York, Nevada, Florida and Illinois.  See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●

if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans.  See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans.  This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan.  In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds.  In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon.  In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor.  Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income.  The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties.  This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs.  A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases.  The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options.  In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure.  Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower.  In those cases a default by the borrower may coincide with a default by the affiliated tenants.  Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property.  If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property.  Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease.  If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim.  The claim would be limited to:

●

the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●

the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted.  Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties.  Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property.  Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability.  The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long-term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower.  If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow.  However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers.  Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements.  Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property.  Failure to do so may materially impair the property’s ability to generate cash flow.  The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements.  Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion.  There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas.  Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income.  Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●

the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property.  In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option.  Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan.  Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent.  In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants.  The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses.  Shared workspaces are rented by customers on a short-term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long-term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market.  Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy.  Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis.  A central business district may have a substantially different economy from that of a suburb.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public.  Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property.  Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●

whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants.  Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations.  In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property.  The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses.  A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues.  Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs.  A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights.  Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms.  Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property.  In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option.  Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan.  Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent.  In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important.  Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants.  Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties.  As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property.  Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants.  Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement.  Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower.  We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan.  In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor.  A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan.  A shadow anchor may own the space it occupies.  In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space.  If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●

the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs.  For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters.  Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Multifamily Rental Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property.  A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and

the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●

the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●

adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry.  Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time.  Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property.  Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings.  These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP ACT“), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units.  Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies.  These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region.  These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both.  An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies.  When the credits or subsidies cease, net operating income will decline.  In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence.  As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy.  In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties.  Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—

1.        availability of labor services,

2.        proximity to supply sources and customers, and

3.        accessibility to various modes of transportation and shipping, including railways, roadways, airline  terminals and ports;

●	building design of the property, the desirability of which in a particular instance may depend on—

1.        ceiling heights,

2.        column spacing,

3.        number and depth of loading bays,

4.        divisibility,

5.        floor loading capacities,

6.        truck turning radius,

7.        overall functionality, and

8.        adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;

●	whether management contracts or franchise agreements are renewed or extended upon expiration;

●	the quality of hospitality property management;

●	ability to convert to alternative uses which may not be readily made;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●

changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●

patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.   adversely affect the nature of the business, or

2.   require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Recreational and Resort Properties

Any mortgage loan underlying the offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

●	the location and appearance of the property;

●	the appeal of the recreational activities offered;

●	the existence or construction of competing properties, whether or not they offer the same activities;

●	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;

●	geographic location and dependence on tourism;

●	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;

●	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;

●	sensitivity to weather and climate changes; and

●	local, regional and national economic conditions.

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Data Centers

The primary function of a data center is to provide a secure location for data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and high cost equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. For example, “powered shells” are data center properties whereby the landlord makes the initial capital investment required to complete an exterior structure with access to power and fiber optics, with tenants providing all additional capital required in order to build-out the interior and convert the asset into a fully operational data center. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●

reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator, the sole source of income will be the lease to such operator. Accordingly, such properties will be subject to business risks associated with such operator. If the lease with the sole operator is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE“) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●

significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.   was insolvent at the time of granting the lien,

2.   was rendered insolvent by the granting of the lien,

3.   was left with inadequate capital, or

4.   was not able to pay its debts as they matured; and

●

the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions“ or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

 Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT“ program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the Uncertificated VRR Interest owner.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Six (6) of the mortgaged properties (18.8%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 16%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP“) is scheduled to expire November 21, 2019. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty no. (17) (Insurance) on Annex E-1A to this prospectus and Sponsor representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA“).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC“) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA“) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property“ and “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●

the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor, or may be owned by an accommodation party, such as a corporate services provider. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single-purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities“) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. In connection therewith, Citi Real Estate Funding Inc. (as the retaining sponsor, an expected holder of the Class VRR Certificates and an expected initial risk retention consultation party) is an Underwriter Entity that is expected to hold certificates as of the closing date of this securitization transaction. In addition, Goldman Sachs Bank USA is an Underwriter Entity that is expected to hold the Uncertificated VRR Interest as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) or in its capacity as holder of the Uncertificated VRR Interest will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties“ and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator, the retaining sponsor, an initial risk retention consultation party and an expected holder of the Class VRR Certificates, (ii) Citibank, N.A., the certificate administrator and custodian, and (iii) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related loan combination. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable, (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

In addition, Citi Real Estate Funding Inc., as the retaining sponsor, and Goldman Sachs Bank USA, as an originator (or, in the case of each such originator, a “majority-owned affiliate” (as defined in Regulation RR) thereof), are each expected to hold a portion of the Combined VRR Interest as described in “Credit Risk Retention”; and Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company are expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the offered certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the parties by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or any party that can appoint a risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is a risk retention consultation party or the person entitled to appoint such risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent a risk retention consultation party or a holder of a portion of the Combined VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a portion of the Combined VRR Interest is a borrower party) and/or the related mortgaged properties (other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a portion of the Combined VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), any risk retention consultation party or any holder of the Combined VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of such risk retention consultation party or such holder of a Combined VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that any of Citi Real Estate Funding Inc. or Goldman Sachs Bank USA (in each case as the parties with the right to appoint a risk retention consultation party) or any risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or loan combination or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or loan combination becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer“) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●

as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates for this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities“), or

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as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates for this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, an Uncertificated VRR Interest owner, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or a group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders and the Uncertificated VRR Interest owner (as a collective whole) and will have no fiduciary duty to any party. In addition, pursuant to Regulation RR, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) or (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the operating advisor or any of its affiliates has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative, the risk retention consultation parties or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative, the risk retention consultation parties or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that RREF III-D AIV RR, LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. See “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer“ above. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans not any of their representative will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class, will not, in the case of any such class, have any duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take actions with respect to the related serviced mortgage loan or serviced loan combination that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates, and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan“ (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder“) will not be entitled to have access to any related “excluded information“, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that any such excluded controlling class holder will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your offered certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the HRR certificates (collectively, the “B-Piece Buyer“) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class J-RR or Class K-RR certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that RREF III-D AIV RR, LLC (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the applicable directing holder, or an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owner (as a collective whole)). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

 Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder“ and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or the owner of the Uncertificated VRR Interest or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or the Uncertificated VRR Interest owner or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to the class or person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder, if it is the directing holder, or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled loan combination will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of offered certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

 Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●

An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.

●

With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of offered certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement.  Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan).  As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity.  In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation.  In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan.  Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax.  See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan.  Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects.  See “The Mortgage Loan Purchase Agreements—Representations and Warranties“ and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property.  Any such potential liability could reduce or delay payments on the offered certificates.  Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware.  Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers.  For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●

that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●

that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost.  Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property.  Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances.  For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials.  The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner.  In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property.  In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup.  In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument.  In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint.  Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws.  Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●

to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter.  In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.  The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event.  The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely.  However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied.  While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates.  See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property.  Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent.  The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances.  In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property.  In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate.  No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”.  Any such imposition of tax will reduce the net proceeds available for distribution to holders of offered certificates.  The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the Uncertificated VRR Interest owner and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property.  See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”.  In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties.  Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates.  See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes.  Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income.  Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount.  See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates.  State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates.  We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan.  A REMIC may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test“).  In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%.  One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan.  Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test.  To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release.  The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.”  If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release.  This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates.  Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the tax rules governing REMICs.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including a portion of the 30 Hudson Yards mortgaged property (9.0%).  Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease.  We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant.  If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case.  The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property.  The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance.  To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim.  The tenant also might assert that the entire claim on the deemed loan is an unsecured claim.  In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease.  The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan.  Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage.  That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease.  Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code.  Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events.  This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease.  In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract.  In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance.  Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate.  If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition.  As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing.  We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to the sale-leaseback transaction identified above could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates and the Uncertificated VRR Interest will be Citigroup Commercial Mortgage Trust 2019-GC43 (the “Issuing Entity“).  The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool“) of 34 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans“) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $936,873,165 (with respect to each Mortgage Loan, the “Cut-off Date Balance“ and, in the aggregate, the “Initial Pool Balance“). The “Cut-off Date“ with respect to each Mortgage Loan is its respective due date in November 2019 (or, in the case of any Mortgage Loan that has its first due date subsequent to November 2019, the date that would have been its due date in November 2019  under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note“) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage“) creating a first lien on a fee simple and/or leasehold interest in an office, retail, industrial, hospitality, mixed use, multifamily  or self storage property (each, a “Mortgaged Property“) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans.  In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets.  The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower.  You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Nine (9) of the Mortgage Loans (collectively, 49.3%) (each such Mortgage Loan, a “Split Mortgage Loan“), are each part of a split loan structure (a “Loan Combination“).  A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan“) that, will be held outside the Issuing Entity.  If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan“ and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination“.  If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan“ and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination“.  If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Loan Combination may be referred to in this prospectus as a “Pari Passu-AB Loan Combination“ and the discussions in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties.  Only each Split Mortgage Loan is included in the Issuing Entity.  No Companion Loan is an asset of the Issuing Entity.  See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage

Loan Sellers“), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Goldman Sachs Mortgage Company (“GSMC”)	17 (the “GSMC Mortgage Loans“)	$574,363,165	61.3%
Citi Real Estate Funding Inc. (“CREFI”)	17 (the “CREFI Mortgage Loans”)	362,510,000	38.7
Total	34	$936,873,165	100.0%

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	17	$362,510,000	38.7%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company	15(1)	$419,578,550	44.8
Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association	Goldman Sachs Mortgage Company	1(2)	$84,400,000	9.0
Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association, JPMorgan Chase Bank, National Association	Goldman Sachs Mortgage Company	1(3)	$70,384,615	7.5
	Total	34	$936,873,165	100.0%

(1)	The subject Mortgage Loans being sold by Goldman Sachs Mortgage Company were originated or co-originated by an affiliate thereof, Goldman Sachs Bank USA, and will be transferred to Goldman Sachs Mortgage Company on or prior to the Closing Date.

(2)

Consists of the 30 Hudson Yards Mortgage Loan (9.0%), which is part of a Loan Combination that was co-originated by Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association and Goldman Sachs Bank USA, and is evidenced by the promissory notes designated as note A-1-C3, note A-2-C3 and note A-2-C5 with an aggregate outstanding principal balance of $84,400,000 as of the Cut-Off Date.

(3)

Consists of the Grand Canal Shoppes Mortgage Loan (7.5%), which is part of a Loan Combination that was co-originated by Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA, and is evidenced by the promissory notes designated as note A-4-2 and note A-4-5 with an aggregate outstanding principal balance of $70,384,615 as of the Cut-Off Date.

CREFI and Goldman Sachs Bank USA are referred to in this prospectus as originators.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor“) will acquire the Mortgage Loans from each of CREFI and GSMC (collectively, the “Sponsors“) on or about November 13, 2019 (the “Closing Date“) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements“ below) between the Depositor and each such Mortgage Loan Seller.  The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties.  The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding.  The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage

Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date.  When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus.  The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the 30 Hudson Yards Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus.  From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the 30 Hudson Yards Mortgage Loan or the 30 Hudson Yards Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus.  From time to time, a particular Companion Loan may be identified by name (for example, a 30 Hudson Yards Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus.  With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, 30 Hudson Yards) is combined with any Loan Combination-related defined term (for example, 30 Hudson Yards Companion Loan Holder), reference is being made to such combined term (for example, “30 Hudson Yards Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report“) were prepared prior to the date of this prospectus.  The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties.  The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports.  The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR“ means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount“ means, in the case of Mortgage Loans secured by multiple Mortgaged Properties,the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance.  Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service“ means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of November 2019 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to November 2019, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of November 2019); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value“ means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus.  With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than 4 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus.  For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment):

●

With respect to the Kawa Mixed-Use Portfolio II Mortgage Loan (8.3%), the Appraised Value is based on the prospective market value upon stabilization of the Caris Life Sciences Mortgaged Property of $34,300,000 as of July 1, 2022, which assumes stabilized occupancy, resulting in an aggregate Appraised Value for all Mortgaged Properties of $120,900,000. The “as-is” appraised value of the Caris Life Sciences Mortgaged Property is $21,800,000, resulting in an aggregate as-is appraised value for all the related Mortgaged Properties of $108,400,000.

●

With respect to the California Office Portfolio Mortgage Loan (8.3%), the Appraised Value is based on the prospective stabilization value of the One Enterprise Mortgaged Property of $60,700,000 as of February 1, 2022, which assumes stabilized occupancy, resulting in an aggregate Appraised Value for all Mortgaged Properties of $121,700,000. The “as-is” appraised value of the One Enterprise Mortgaged Property is $49,500,000, resulting in an aggregate as-is appraised value for all the related Mortgaged Properties of $110,500,000.

●

With respect to the U.S. Industrial Portfolio V Mortgage Loan (5.1%), the Appraised Value is based on the portfolio “as-is” appraised value of $202,500,000, reflecting a portfolio premium of 4.02%.  The related Mortgaged Properties had an “as-is” aggregate appraised value of $194,670,000.

“ARD“ means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance“ means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group“ means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any.  Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio“ or “Cut-off Date Loan-to-Value Ratio“ generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●

with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●

with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●

with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as- is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Kawa Mixed-Use Portfolio II	8.3%	64.5%	$120,900,000	72.0%	$108,400,000
California Office Portfolio	8.3%	64.1%	$121,700,000	70.6%	$110,500,000
U.S. Industrial Portfolio V	5.1%	64.4%	$202,500,000	67.0%	$194,670,000

(1)

 Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow“ or “Debt Yield on Underwritten NCF“ means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●

with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s).

“Debt Yield on Underwritten Net Operating Income“ or “Debt Yield on Underwritten NOI“ means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●

with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s).

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR“, “Underwritten NCF DSCR“ or “UW NCF DSCR“ generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●

with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●

with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise.

“Hard Lockbox“ means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management“ means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant“ means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration“ means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit“ means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio“, “Maturity Date/ARD Loan-to-Value Ratio“ or “LTV Ratio at Maturity/ARD“ means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●

with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●

with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●

with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Kawa Mixed-Use Portfolio II	8.3%	64.5%	$120,900,000	72.0%	$108,400,000
California Office Portfolio	8.3%	64.1%	$121,700,000	70.6%	$110,500,000
U.S. Industrial Portfolio V	5.1%	64.4%	$202,500,000	67.0%	$194,670,000

(1)

Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus.  No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI“ and “Trailing 12 NOI“ (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations.  Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization.  In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures.  Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles.  Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy“ means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or self storage space), industrial and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date.  In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions.  See the footnotes to Annex A to this prospectus for additional occupancy assumptions.  We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy.  See “—Tenant Issues” below.

“Occupancy Date“ means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance“ means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description“ or “Prepayment Provision“ means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group“ identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool.  Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR“ means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox“ means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox“ means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management“ means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant).  Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox“ means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses“ with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee.  We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow“ or “Underwritten NCF“ with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items.  Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.   In the case of each of the 30 Hudson Yards Mortgage Loan (9.0%), the Connection Park Mortgage Loan (5.5%) and The Promenade at Sacramento Mortgage Loan (4.0%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.  Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants.  No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus.  In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property.  No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows.  See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income“ or “Underwritten NOI“ with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations.  Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus.  In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property.  In the case of each of the 30 Hudson Yards Mortgage Loan (9.0%), the Connection Park Mortgage Loan (5.5%) and The Promenade at Sacramento Mortgage Loan (4.0%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.  Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants.  No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues“ or “Underwritten EGI“ with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees.  Additionally, in determining rental revenue for multifamily rental and self storage properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy.  In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan.  In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term.  See “—Tenant Issues” below.

“Units“ or “Rooms“ means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms.

“Weighted Average Mortgage Rate“ means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$936,873,165
Number of Mortgage Loans	34
Number of Mortgaged Properties	75
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$3,000,000 to $84,400,000
Average Cut-off Date Balance	$27,555,093
Range of Mortgage Rates	3.11000% to 4.45000%
Weighted Average Mortgage Rate	3.63792%
Range of original terms to Maturity Date/ARD	60 months to 121 months
Weighted average original term to Maturity Date/ARD	117 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	59 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	115 months
Range of original amortization terms(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	358 months to 360 months
Weighted average remaining amortization term(2)	359 months
Range of Cut-off Date LTV Ratios(3)(4)	46.3% to 72.2%
Weighted average Cut-off Date LTV Ratio(3)(4)	61.6%
Range of Maturity Date/ARD LTV Ratios(3)(4)	46.2% to 72.2%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	60.0%
Range of UW NCF DSCR(3)(5)	1.47x to 3.45x
Weighted average UW NCF DSCR(3)(5)	2.47x
Range of Debt Yield on Underwritten NOI(3)(6)	6.9% to 16.4%
Weighted average Debt Yield on Underwritten NOI(3)(6)	10.0%
Percentage of Initial Pool Balance consisting of:
Interest Only	84.7%
Amortizing Balloon	7.1%
Interest Only, then Amortizing Balloon	8.1%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	45.1%
Mortgage Loans with mezzanine debt	0.0%
Mortgage Loans with subordinate debt	16.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.

(3)

The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Loan Combination, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(4)

The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” Appraised Value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”.  In addition, the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 62.9% and 61.3%, respectively.

(5)

The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any

Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(6)

The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the Underwritten NOI for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance(s) of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout  or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date Balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable.  This includes 24 Mortgage Loans (84.7%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 7 Mortgage Loans (8.1%) that pay interest-only for a portion of their respective terms and 3 Mortgage Loans (7.1%) that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance
Office	20	480,473,948	51.3%
Suburban	12	246,307,261	26.3%
CBD	7	222,266,687	23.7%
Medical	1	11,900,000	1.3%
Retail	9	203,614,615	21.7%
Anchored	5	116,870,000	12.5%
Specialty Retail	1	70,384,615	7.5%
Unanchored	1	7,000,000	0.7%
Single Tenant Retail	1	5,310,000	0.6%
Shadow Anchored	1	4,050,000	0.4%
Mixed Use	2	81,900,000	8.7%
Multifamily/Office/Retail	1	60,000,000	6.4%
Office/Lab	1	21,900,000	2.3%
Multifamily	6	60,400,000	6.4%
High Rise	2	24,700,000	2.6%
Low Rise	3	23,800,000	2.5%
Mid Rise	1	11,900,000	1.3%
Industrial	31	56,858,000	6.1%
Warehouse/Distribution	18	26,559,142	2.8%
Manufacturing	11	22,732,868	2.4%
Cold Storage	1	5,313,538	0.6%
Manufacturing/Warehouse	1	2,252,452	0.2%
Hospitality	3	37,676,602	4.0%
Full Service	2	32,083,352	3.4%
Extended Stay	1	5,593,251	0.6%
Self Storage	4	15,950,000	1.7%
Total	75	936,873,165	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

Office Properties

Twenty (20) office properties (51.3%) secure, in whole or in part, eleven (11) of the Mortgage Loans.  A large number of factors may adversely affect the operation and value of office properties.  See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property.  These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason.  See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Midland Office Portfolio Mortgage Loan (5.3%), the related borrower sponsor owns several nearby properties that compete with the portfolio of Mortgaged Properties. The related Mortgage Loan documents do not contain so-called “anti-poaching” provisions to prevent the borrower or its affiliates from steering or directing existing or prospective tenants to the competing properties.

Retail Properties

Nine (9) retail properties (21.7%) secure, in whole or in part, nine (9) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties.  See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants.  See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property.  These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason.  See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties.  Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

With respect to the Grand Canal Shoppes Mortgage Loan (7.5%), an affiliate of the borrowers currently owns the Fashion Show Mall located across the street from the Mortgaged Property, which competes with the Mortgaged Property. Neither of the borrowers nor any of their affiliates has any duty to favor the leasing of space in the Mortgaged Property over the leasing of space in other properties. In addition, the Mortgaged Property is located in a complex that includes the Venetian Hotel and Casino and the Palazzo Resort and Casino. A loss of a gaming license by such resorts, or a decline in visitors to such resorts, could have a material adverse effect on the Grand Canal Shoppes Mortgaged Property.

With respect to the Anthem Highlands Shopping Center Mortgage Loan (2.4%), a portion of the Mortgaged Property (the “Albertsons Parcel“) is subject to a ground lease between the borrower, as ground lessor, and ValueRock Bicentennial Properties, LLC (“ValueRock“), as ground lessee.  ValueRock subleases the Albertsons Parcel to Albertsons LLC.  Another portion of the Mortgaged Property (the “CVS Parcel“) is subject to a ground lease between the borrower, as ground lessor, and Henderson X1, LLC and Henderson X2, LLC (as tenants in common, collectively, “Henderson“), as ground lessees.  Henderson subleases the CVS Parcel to Nevada CVS Pharmacy, L.L.C.   Neither ground lease requires the applicable ground lessee to restore the related parcel in the event of a casualty.  In the event that a ground lessee chooses not to restore the Mortgaged Property following a casualty, the borrower has the option to recapture the related building upon payment of a purchase price calculated pursuant to the applicable ground lease.  The recapture right also applies in the event that the applicable subtenant vacates its premises or goes dark.

Mixed Use Properties

Two (2) mixed use properties (8.7%) secure, in whole or in part, two (2) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail, multifamily and/or other components.  To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties”, and “—Multifamily Rental Properties”.  A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants.  These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason.  See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

Six (6) multifamily properties (6.4%) secure, in whole or in part, six (6) of the Mortgage Loans.  A large number of factors may adversely affect the operation and value of multifamily properties.  See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

Industrial Properties

Thirty-one (31) industrial properties (6.1%) secure, in whole or in part, two (2) of the Mortgage Loans.  A large number of factors may adversely affect the operation and value of industrial properties.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Hospitality Properties

Three (3) hospitality properties (4.0%) secure, in whole or in part, three (3) of the Mortgage Loans. The hospitality properties are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation.  We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name.  In addition, transferability of a franchise agreement is generally restricted.  In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent.  See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
DoubleTree Evansville	$20,100,000	2.1%	2/28/2037	10/6/2029
DoubleTree Port Huron	$11,983,352	1.3%	8/31/2028	10/6/2029
WoodSpring Louisville	$5,593,251	0.6%	4/1/2035	10/6/2029

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

Securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements.  Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements.  See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral.  These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason.  See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the DoubleTree Evansville Mortgage Loan (2.1%), the related Appraisal identified a five-story, 139-room Hyatt Place anticipated to open in October 2019 and located approximately 0.3 miles southwest of the Mortgaged Property as being directly competitive with the Mortgaged Property.

Self Storage Properties

Four (4) self storage properties (1.7%) secure, in whole or in part, three (3) of the Mortgage Loans.  A large number of factors may adversely affect the operation and value of self storage properties.  See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant.  For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	2	13.9%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(2)	3	11.9%
R&D facility and/or data center(3)	3	11.7%
Theater(4)	2	9.7%
Entertainment Venue, Gondola Ride(5)	1	7.5%
Grocery(6)	2	4.6%
Gym, fitness center, spa, salon, pool or health club(7)	1	2.4%
Bank branch(8)	1	2.4%

(1)	Includes the following Mortgaged Properties: Grand Canal Shoppes and Millennium Park Plaza.

(2)	Includes the following Mortgaged Properties: Connection Park, Kawa Mixed-Use Portfolio II – Caris Life Sciences and California Office Portfolio – One Enterprise.

(3)	Includes the following Mortgaged Properties: Kawa Mixed-Use Portfolio II – L3 Technologies, California Office Portfolio – 2300 Orchard Park and Connection Park.

(4)	Includes the following Mortgaged Properties: Grand Canal Shoppes and Rivertowne Commons.

(5)	Includes the following Mortgaged Property: Grand Canal Shoppes.

(6)	Includes the following Mortgaged Properties: Anthem Highlands Shopping Center and Rivertowne Commons.

(7)	Includes the following Mortgaged Property: Anthem Highlands Shopping Center.

(8)	Includes the following Mortgaged Property: Anthem Highlands Shopping Center.

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors.  For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; (vi) mismanagement at the private school; and (vii) loss of accreditation leading to ineligibility for federal student loans.  See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures.  The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason.  See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$84,400,000	9.0%
Five (5) Largest Mortgage Loans	$385,784,615	41.2%
Ten (10) Largest Mortgage Loans	$631,556,563	67.4%
Largest Related-Borrower Concentration(1)	$129,350,000	13.8%
Next Largest Related-Borrower Concentration(1)	$44,200,000	4.7%

(1)	Excludes single-borrower Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.2% of the Initial Pool Balance.  See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Kawa Mixed-Use Portfolio II	$78,000,000	8.3%
California Office Portfolio	$78,000,000	8.3%
USAA Office Portfolio	$75,000,000	8.0%
Midland Office Portfolio	$49,363,948	5.3%
U.S. Industrial Portfolio V	$47,558,000	5.1%
Smith Store It Portfolio	$5,750,000	0.6%
Grand Total	$333,671,948	35.6%

Three (3) groups of Mortgage Loans (19.5%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 13.8% of the Initial Pool Balance. See “Risk Factors—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Kawa Mixed-Use Portfolio II	$78,000,000	8.3%
Connection Park	$51,350,000	5.5%
Total for Group 1:	$129,350,000	13.8%

Group 2
836 DeKalb Avenue	$12,500,000	1.3%
1433 DeKalb Avenue	$12,500,000	1.3%
105-107 Vanderveer Street & 96 De Sales Place	$12,200,000	1.3%
431 Grand Street	$7,000,000	0.7%
Total for Group 2:	$44,200,000	4.7%

Group 3
Smith Store It Portfolio	$5,750,000	0.6%
AAA Storage World - Hendersonville	$3,000,000	0.3%
Total for Group 3:	$8,750,000	0.9%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Texas	11	$189,496,947	20.2%
California	5	$157,910,000	16.9%
New York	7	$147,500,000	15.7%
Nevada	2	$92,924,615	9.9%
Florida	5	$68,791,881	7.3%
Illinois	4	$63,580,226	6.8%

(1)

Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties.  For example:

●

Mortgaged Properties located in California, Georgia, Texas, North Carolina and Florida, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●

Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Florida, Texas, North Carolina, South Carolina, Alabama, Georgia, Mississippi, New York and Illinois, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country.  Hurricanes affecting states along the Atlantic Coast and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding.  The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available.  We cannot assure you that any hurricane damage would be covered by insurance.

●

Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●

In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Five (5) Mortgaged Properties (16.9%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4).  Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 16%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Three (3) of the Mortgaged Properties (11.0%), namely, the 30 Hudson Yards Mortgaged Property, the Heritage Valley Health Monaca Mortgaged Property and the 4819 13th Avenue Mortgaged Property, were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Thirty-four (34) of the Mortgaged Properties (13.1%), namely, the USAA Office Portfolio Mortgaged Properties and the U.S. Industrial Portfolio V Mortgaged Properties, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Seven (7) of the Mortgaged Properties (17.2%), namely, the Kawa Mixed-Use Portfolio II Mortgaged Properties, the California Office Portfolio Mortgaged Properties and the WAG Newark Mortgaged Property, are each subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common.  In the case of each of the California Office Portfolio Mortgage Loan (8.3%), the Market Street at Heath Brook Mortgage Loan (3.0%), the Arbor Office Mortgage Loan (2.0%) and the Mariposa Townhomes Mortgage Loan (0.5%), the related borrowers are tenants-in-common.  However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Shari’ah Compliant Loans

With respect to the U.S. Industrial Portfolio V Mortgage Loan (5.1%) is structured as a Shari’ah compliant loan.  Each Mortgagor leases the entire Mortgaged Property to a single-purpose master lessee (each, a “Master Tenant“). Each Master Tenant operates the applicable Mortgaged Property in accordance with the terms of a master lease. Each Master Tenant in turn sub-leases each applicable Mortgaged Property to an operating company (the “Operating Company“), which in turn leases the applicable Mortgaged Property to the end-user tenant. The Operating Company operates the Mortgaged Property in accordance with the terms of the sub-lease. The master lease and the sub-lease are subordinate to the Mortgage Loan Documents. The Operating Company entered into an Assignment of Leases and Returns with respect to each Mortgaged Property in favor of the applicable Master Tenant, which document collaterally assigns the rights to collect such rents (upon a default under the sub-lease) to the applicable Master Tenant.  Each Master Tenant in turn entered into an Assignment of Leases and Rents with respect to each Mortgaged Property in favor of each applicable Mortgagor, which document collaterally assigns the rights to collect such rents (upon a default under the master lease) to the applicable Mortgagor. Each Mortgagor then collaterally assigned this document to the Mortgagee as security for the Mortgage Loan.  See “Risk Factors—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah.  Although there are many requirements under Shari’ah that affect lending, the rule most affecting the standard loan structure is that Shari’ah prohibit transactions involving the payment of interest.  This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person.  To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent.  This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan, which option to purchase is subordinate to the related Mortgage Loan).

Condominium Interests and Other Shared Interests

Two (2) Mortgage Loans (10.3%), namely, the 30 Hudson Yards Mortgage Loan (9.0%) and the DoubleTree Port Huron Mortgage Loan (1.3%), are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below.

●

With respect to the 30 Hudson Yards Mortgage Loan (9.0%), the Mortgaged Property is subject to the 20-30 Hudson Yards condominium declaration.  The condominium is comprised of eight units: the 30 Hudson Yards Mortgaged Property (the WarnerMedia Unit) (36.09% common interest), a retail unit (33.39% common interest), five office units (28.04% common interest collectively) and an observation deck unit (2.48% common interest).  The condominiums are governed by a condominium association, consisting of a board with seven members, and the condominiums (other than the retail condominium) are also governed by a tower association, consisting of a board with six members. Under the condominium documents, the related borrower has the right to appoint a board member on each such condominium board, provided that such right is exercisable by WarnerMedia, the sole tenant of the related Mortgaged Property (subject to certain restrictions set forth in the related lease), for so long as certain conditions in the related lease continue to be satisfied.  Certain decisions of the unit owners through their designated board members (such as adoption of annual budgets, the imposition of any special assessments, the amount of reserves for cost control category budgets, certain alterations, and other actions affecting the common areas) must be approved by a majority in common interest vote or a majority in budget interest vote (for which unit owner percentages vary on a cost control category basis), as applicable, and be approved by at least two unaffiliated board members in each case.  Changes to the allocation of unit owner expenses among the unit owners must be approved by a unanimous vote of all board members designated by the units affected by such cost control category. In the event of a casualty affecting the common elements, with some exceptions (such as if there is a casualty to 75% or more of the building), the condominium and tower boards, as applicable, will be obligated to restore and repair the affected common elements. Insurance proceeds received for the common elements are to be held by (i) an insurance trustee if in excess of $10,000,000 and (ii) by the condominium board if less than $10,000,000, and disbursed for restoration in accordance with the condominium documents.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s).  See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Grand Canal Shoppes Mortgage Loan (7.5%), the borrowers are parties to a reciprocal easement agreement which governs the interrelationship between the Mortgaged Property and the owners of other interests in the complex that includes the Venetian Hotel and Casino and the Palazzo Resort and Casino. Under the reciprocal easement agreement, the borrowers covenant to continuously operate the Mortgaged Property and have agreed to maintain the quality standards of the tenant mix at the property. In addition, the borrowers are prohibited from leasing space to competitors of Venetian Casino Resort, LLC. Casualty and business interruption insurance coverage for the Mortgaged Property is currently provided by a blanket insurance policy meeting the requirements under the reciprocal easement agreement. Proceeds of such insurance, as well as condemnation proceeds, are required to be administered in accordance with the provisions of the reciprocal easement agreement. Under the reciprocal easement agreement, a transfer of the Mortgaged Property (other than to lender (or a subsequent transferee) in connection with foreclosure of a mortgage secured by the property) is subject to a right of first offer in favor of Venetian Casino Resort, LLC. If the subsequent transfer is not for at least 95% of the price of the offer to Venetian Casino Resort, LLC, Venetian Casino Resort, LLC would be entitled to purchase the Mortgaged Property at such lower sales price.  See “—Purchase Options, Rights of First Offer and Rights of First Refusal”.

Additionally, Venetian Casino Resort, LLC has the right to cure certain defaults of the borrowers under the Grand Canal Shoppes Loan Combination and, in the case of acceleration of the Grand Canal Shoppes Loan Combination, has the right, subject to the satisfaction of certain financial covenants, to purchase the Grand Canal Shoppes Loan Combination at a price equal to the sum of (a) the principal balance, (b) accrued and unpaid interest up to (but excluding) the date of purchase, (c) all other amounts owed under the Grand Canal Shoppes Loan Combination documents, including, without limitation (but only to the extent so owed) (1) any unreimbursed advances made by the servicer, with interest at the applicable rate, (2) any servicing and special servicing fees, (3) any exit fees, (4) any prepayment, yield maintenance or similar premiums and (5) if the date of purchase is not a scheduled payment date, accrued and unpaid interest, from the date of purchase up to (but excluding) the scheduled payment date next succeeding the date of purchase and (d) all reasonable fees and expenses incurred by the lender in connection with the purchase.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Two (2) Mortgaged Properties, namely, Grand Canal Shoppes (7.5%) and 222 Kearny Street (2.5%), are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage and except as disclosed in the following paragraph, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B or Annex E-2B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the 222 Kearny Street Mortgage Loan (2.5%), the Mortgaged Property is comprised of three buildings; the borrower holds the fee interest in the two smaller buildings (the “Fee Buildings”) and holds a leasehold interest in the largest building (the “Leasehold Building”) pursuant to a ground lease (the “Ground Lease”) between the borrower, as lessee, and the ground lessor.  The Mortgaged Property is subject to a Declaration of Co-Ownership Agreements, Covenants, and Restrictions (the “Co-Ownership Agreement”) between the borrower and the ground lessor, which will become effective as of the earlier of (i) the termination of the related ground lease and (ii) June 15, 2043.  From and after the effective date of the Co-Ownership Agreement, the ground lessor will have a right of first refusal to purchase the Fee Buildings and the right to enforce a “buy-sell” provision.  Following the termination of the Ground Lease, the ground lessor and the borrower will be entitled to 64.3% and 35.7%, respectively, of the cash flows with respect to the Mortgaged Property.  Additionally, the Ground Lease does not contain an express right to a new lease to the extent of a rejection of the Ground Lease in a bankruptcy proceeding. Further, the Ground Lease restricts the Leasehold Building to office use; any change in the use of the Leasehold Building could result in changes to the ground rent. See “Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal”.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”.  See also Sponsor representations and warranties no. (35) (Ground Leases) on Annex E-1A to this prospectus and Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated with the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 8 months prior to the Cut-off Date.  See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property.  The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA“).  In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age.  Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC“). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●

for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●

as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property.  Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST“), leaking underground storage tanks (each, a “LUST“), onsite dry cleaning facilities, gas stations, and on site spills.  In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts.  However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower.  Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place.  If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware.  Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers.  For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the Rivertowne Commons Mortgage Loan (2.2%), the ESA identified as a REC at the Mortgaged Property known groundwater impacts and potential impacts to soil associated with the historical operation of a dry-cleaning facility that continues to operate on-site. In 1997, trace levels of chlorinated solvent impacts to groundwater were identified in connection with the dry-cleaning operations.  The dry cleaning facility continued to use chlorinated solvents until 2004. Given the use of chlorinated solvents beyond the date of the most recent subsurface investigation in 1997 and the absence of any soil-gas samples, the Phase I ESA consultant recommended conducting a Phase II subsurface investigation at the Mortgaged Property. A Phase II was conducted in September 2019 and identified localized, elevated concentrations of chlorinated solvents in groundwater and deep soil gas. The consultant concluded that concentrations detected in groundwater did not pose a risk to human health since direct ingestion of groundwater does not occur at the Mortgaged Property. The consultant further concluded that the sub-slab soil gas data collected did not indicate a vapor intrusion risk. However, the Phase II consultant recommended the installation of a sub-slab ventilation system to mitigate the potential of any future vapor intrusion into the building and to reduce contaminant concentration in the sub-slab environment. The Phase II consultant estimated the installation of the sub-slab ventilation system in the dry-cleaner tenant space to cost approximately $5,000 to $7,500. At origination, the borrower funded a $9,375 environmental reserve for the installation of a vapor extraction system at the Mortgaged Property in accordance with the recommendations of the Phase II ESA.

With respect to the DoubleTree Port Huron Mortgaged Property (1.3%), the related Phase I ESA identified a REC relating to a July 23, 2012 environmental assessment which found ethylbenzene, naphthalene, 1,2,4-trimethylbenzene, xylenes, arsenic, chromium, mercury and selenium at levels above applicable Michigan Environment, Great Lakes and Energy Part 201 Generic Cleanup Criteria. A Phase II subsurface investigation was conducted at the Mortgaged Property to evaluate the vapor intrusion pathway and in order to support the evaluation of exposure pathways and potential due care obligations in accordance with the July 23, 2012 environmental assessment. The scope of the Phase II subsurface investigation included the installation of four sub-slab soil gas sampling points, and collection of four indoor air and one ambient air samples. Four samples were analyzed for volatile organic compounds (“VOCs“) and mercury. Additionally, one indoor air sample and one ambient air sample were analyzed for chloroform. No petroleum-related VOCs or mercury were detected at concentrations exceeding volatilization to indoor air criteria for sub-slab soil gas. Additionally, given the lack of chloroform detected in historic soil and groundwater data, lack of production/chloroform waste, and presence of the swimming pool in close proximity to the related sample locations, the Phase II ESA concluded that the chloroform was likely indicative of site-specific background conditions, the vapor intrusion pathway was incomplete, and that no further investigation was warranted. The Phase II ESA recommended that the owner and operator of the Mortgaged Property continue to maintain compliance with applicable due care obligations set forth in Section 20107a of the State of Michigan Natural Resources and Environmental Protection Act, Public Act No. 451 of 1994, as amended, including those prohibiting the exacerbation of existing contamination and the disturbance of “facility” soils and groundwater without proper evaluation pursuant to applicable laws and regulations.

With respect to the 4819 13th Avenue Mortgage Loan (0.7%), the related Phase I ESA identified a REC at the Mortgaged Property due to historic onsite dry cleaning operations at the Mortgaged Property. Based on the duration of approximately 37 years (terminating in or around 2007) of the historic onsite dry cleaning operations, the Phase I ESA consultant recommended that a limited subsurface investigation be performed to determine whether such operations may have impacted the Mortgaged Property. A Vapor Encroachment Investigation (“VEI“) was performed at the Mortgaged Property in August 2019 to identify any impacts associated with the former dry cleaning operations. Based on the results of the VEI, the consultant determined that there was not a Vapor Encroachment Condition (“VEC”). However, the consultant recommended that the indoor basement air be resampled to demonstrate that detected concentrations of contaminants, which did not presently indicate a VEC, did not change. This confirmatory sampling is a post-loan closing requirement to be completed within 30 days of origination of the Mortgage Loan.

With respect to the U.S. Industrial Portfolio V – Sherwood Foods Cleveland Mortgaged Property (0.6%), the related Phase I ESA identified RECs at the Mortgaged Property.  The Mortgaged Property has historically been used as a trucking, warehousing and distribution center since at least 1967, and a listing since 2000 as a Resource Conservation and Recovery Act Conditionally Exempt Small Quantity Generator of various hazardous waste types. The Mortgaged Property includes a trench-style floor drain in the truck wash bay, other floor drains in the truck maintenance area, and storm water drains located around the exterior fuel pump island that are reportedly routed to an oil/water clarifier system.  These drain and clarifier systems have the potential to adversely impact subsurface media, should the systems become compromised.  The environmental consultant identified the approximately 52-year history of automotive repair operations, storage and use of hazardous substances, and use of floor and storm water drains in connection with an oil/water clarifier system since 1967 as a REC, based on potential for unaddressed impacts to subsurface media.  Additionally, the Mortgaged Property is registered in connection with the operation of nine total underground storage tanks (“USTs”) for storage of diesel, gasoline, new oil and waste oil.  Six of the USTs were removed on July 1, 1992 and were associated with a leaking underground storage tank (a “LUST”).  This incident received closure via a “No Further Action” letter on February 9, 1995.  However, a 12,000-gallon diesel UST and a 12,000-gallon gasoline UST were removed on November 13, 1995, and given that such removal post-dated the “No Further Action” letter, those USTs are not covered under such letter.  The environmental consultant was unable to locate records discussing proper removal and “clean closure” of the two USTs removed in November 1995, and therefore the reported former operation of such USTs was identified as a REC.  Finally, the environmental consultant observed railroad spurs (sidings) located on the Mortgaged Property, which are typically constructed of unknown and potentially contaminated fill, and are commonly treated with hazardous substances.  A 1992 subsurface investigation conducted in the area of the rail spurs found visible staining and levels of petroleum hydrocarbons (“TPH”) significantly in excess of state standards.  The 1992 report recommended the stained gravel and soil in the rail spur area be excavated and properly disposed.  Because the environmental consultant was unable to locate records of remediation of the rail spur area, the elevated levels of TPH and the absence of subsequent investigation or remediation reports in the rail spur area were identified as a REC. At loan origination, the borrower obtained an environmental insurance policy issued by Indian Harbor Insurance Company with the property owner as the named insured, with per condition and aggregate limits of $2,000,000, a deductible of $250,000 and a term expiring on August 17, 2028.

With respect to the U.S. Industrial Portfolio V – Hunter Defense Tech Mortgaged Property (0.3%), the related Phase I ESA identified RECs at the Mortgaged Property.  The environmental consultant observed industrial operations that include wastewater discharge at the Mortgaged Property.  While current operations are considered “zero-discharge”, historical operations included the use of trivalent and hexavalent chromium in process tanks, used to apply chromium to aluminum and a zinc phosphate process to apply zinc phosphate to steel. Wastewaters generated with this process from 1982 through approximately 2008 were pre-treated and discharged to the municipal sewer under a discharge permit.  During that time, potential plumbing leaks may have resulted in discharge to the subsurface.  Records from the Kentucky Department of Environmental Protection indicated that on at least five occasions, the concentration of chromium in the treated wastewater exceeded the permit limit.  This potential for discharge of wastewater impacted with metals to have leaked from sanitary sewer lines under the Mortgaged Property was identified as a REC.  In 2017, an engaged consulting firm (“Engaged Consulting Firm“) collected samples from nine soil boring locations and oversaw the installation of 10 monitoring wells at the Mortgaged Property.  Laboratory analyses reported TPH soil concentrations below cleanup standards, and concentrations of 10 volatile organic compounds (“VOCs”) at various sample locations, as well as several low-level soil exceedances of EPA Soil Screening Levels.  Groundwater sampling indicated cleanup standard exceedances of TPH at five locations, and VOC concentrations that exceeded EPA maximum contaminant levels for at least one constituent across seven locations.  Based on its 2017 subsurface investigations as well as several other subsurface investigations conducted between 2005 and 2016, the Engaged Consulting Firm identified contaminants of potential concern (“COPCs”) at the Mortgaged Property, including toluene, benzene, vinyl chloride, TPH, and several others.  The known COPCs identified at the Mortgaged Property represent a REC.  Additionally, historical plans documented operations of former tenants that apparently manufactured carbon paper, toluene solvent and toner.  Tanks of ink were identified in the historical use of the Mortgaged Property, and solvent mixing tanks and solvent aboveground storage tanks were located on the Mortgaged Property.  Based on the duration of operations involving the use of solvents and the potential for spills and leaks during operations, the potential for the former manufacture of carbon paper and use of solvents to have impacted the subsurface was identified as a REC.  Additionally, a railroad track spur was located at the Mortgaged Property from the 1960s through the 2000s, and removed circa 2003.  Plans depicting the former USTs at the Mortgaged Property also depicted a tank unloading station to the east of the USTs, as well as a truck filling station for the USTs.  Based on the potential for spilling during loading and unloading, the tank car unloading station and truck filling station were identified as a REC.  Finally, historical building plans from 1977 identified two areas as solvent recovery systems, showing a solvent recovery area and pipelines from the toluene USTs to such solvent recovery area.  A second solvent recovery system area was also depicted in a 1979 plan.  The two solvent recovery areas and the associated pipeline to the remote recovery area were identified as a REC. At origination, the borrower obtained an environmental insurance policy issued by Beazley Eclipse with the property owner as the named insured, with per condition and aggregate limits of $3,000,000, a deductible of $250,000 and a term expiring on March 23, 2027.  The lender is not a named insured under the environmental insurance policy.

With respect to the U.S. Industrial Portfolio V – Gem City Mortgaged Property (0.2%), the related Phase I ESA identified a REC at the Mortgaged Property due to indoor air concentrations of trichloroethylene (“TCE”) from historical data indicating an exceedance of the Ohio EPA Response Action Level for commercial/industrial land use at the Mortgage Property.  At origination, the borrower obtained an environmental insurance policy issued by Beazley Eclipse with the property owner as the named insured, with per condition and aggregate limits of $1,000,000, a deductible of $100,000 and a term expiring on August 24, 2025.  The lender is not a named insured under the environmental insurance policy.

With respect to the U.S. Industrial Portfolio V – Workstream Mortgaged Property (0.1%), the related Phase I ESA identified a REC at the Mortgaged Property due to a former Hudson oil station (the “Oil Station”) located 130 feet up-gradient from the Mortgaged Property.  The Oil Station is listed in the LUST database, with a release reported on September 25, 2017 currently undergoing Tier 1 Source Investigation.  The Oil Station was formerly operated as a filling station, and four soil borings at the site on July 3, 2017 near the former fuel dispensers and USTs detected benzene at concentrations above the Ohio Bureau of Underground Storage Tank Regulations (“BUSTR”) “Class 1” soil action level.  Benzene was also detected in the groundwater sample at levels above the BUSTR groundwater ingestion action level.  Based on the open status of the release, groundwater impacts, and gradient considerations, the environmental consultant could not rule out that the subsurface of the Mortgaged Property has been impacted, and the release was identified as a REC.

With respect to the U.S. Industrial Portfolio V – LMI Aerospace – 3030 N. Highway 94 Mortgaged Property (0.1%), the related Phase I ESA identified a REC at the Mortgaged Property in connection with the listing of the Mortgaged Property as a Missouri Voluntary Cleanup Program (“VCP”) site.  Per Missouri VCP records, a portion of the Mortgaged Property was historically used as an automotive part manufacturing business, which included the use of metal plating and hazardous solvents.  Subsurface impacts have been identified in this portion of the Mortgaged Property, including impacts surrounding an unknown UST.  Contaminants identified in the Mortgaged Property soil and groundwater include tetrachloroethylene, TCE and various metals including cadmium, nickel and lead.  Over 40 cubic yards of impacted soil was excavated from the former tank/trough area at the Mortgaged Property and disposed of off-site.  Nine groundwater monitoring wells are currently reported active at the Mortgaged Property, and sampling data from 2017 indicated that the groundwater plume exceeds risk based target levels in various locations, and the known groundwater plume is not yet completely delineated and characterized. As such, the VCP case remains open, with the status currently listed as “active/monitoring.”  Given that the VCP case has not yet received closure, the known presence of subsurface impacts at the Mortgaged Property was identified as a REC. At origination, the borrower obtained an environmental insurance policy issued by Indian Harbor Insurance Company with the property owner as the named insured, with per condition and aggregate limits of $3,000,000, a deductible of $250,000 and a term expiring on October 23, 2028.  The lender is not a named insured under the environmental insurance policy.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

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With respect to the 4819 13th Avenue Mortgage Loan (0.7%), the related borrower is currently the plaintiff in a lawsuit against the third largest tenant at the Mortgaged Property, Santander Bank, which represents 19.3% of the net rentable square footage at the Mortgaged Property. The related borrower alleges that Santander Bank built out more space than permitted pursuant to the terms of its lease, and the lawsuit seeks to terminate Santander Bank’s lease as a result of such breach.

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With respect to the Smith Store It Portfolio Mortgage Loan (0.6%) and the AAA Storage World – Hendersonville Mortgage Loan (0.3%), one of the related guarantors is named as a defendant in an intercompany lawsuit involving unrelated entities. The plaintiff, who was the borrower sponsor’s former partner, alleges that the applicable guarantor received excessive compensation and misused an unrelated company’s trade secrets to his personal advantage. The amount claimed is $10,000,000. The guarantors are collectively required to maintain a minimum net worth of $5,750,000 and a liquidity of not less than $575,000 with respect to the Smith Store It Portfolio Mortgage Loan, and $3,000,000 and a liquidity of not less than $300,000 with respect to the AAA Storage World – Hendersonville Mortgage Loan.  There can be no assurance of the guarantors’ compliance with their respective net worth and liquidity covenants.  A motion to dismiss was argued on March 5, 2019 and the parties are awaiting a ruling.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs“) required by the franchisors.  Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and (b) certain of such Mortgaged Properties that are subject to material PIPs.

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With respect to the Grand Canal Shoppes Mortgage Loan (7.5%), there is a planned renovation and redevelopment of the common areas within the shopping areas located above the Palazzo Resort and Casino at the Mortgaged Property that commenced in August 2019 and is expected to be completed in mid-December 2019. Approximately $12.0 million is expected to be spent to improve lighting and finishes. In addition, renovations and new finishes and lighting are expected to be completed in conjunction with a proposed, 27,422 SF international food hall. Such renovation and redevelopment, as well development of the new food hall, are not required by or reserved for under the Grand Canal Shoppes Mortgage Loan documents.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants.  See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency, nor were any of the Mortgage Loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the Mortgage Loan.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, criminal or civil legal proceedings, pending investigations, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity.  For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or mortgage loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

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With respect to the Grand Canal Shoppes Mortgage Loan (7.5%), each of the two borrowers are 50.1% indirectly owned by, and the non-recourse carveout guarantor is wholly owned by, entities affiliated with Brookfield Property REIT Inc., an entity formerly known as GGP, Inc., which was acquired by Brookfield Property Partners L.P. in 2018. GGP, Inc. previously filed for bankruptcy in 2009 and emerged from bankruptcy in 2010. In connection with such proceedings, each borrower also filed for bankruptcy in 2009 and emerged from bankruptcy in 2009 and 2010, respectively.

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With respect to The Promenade at Sacramento Mortgage Loan (4.0%), the related borrower sponsor and its affiliate were defendants in a breach of contract claim in connection with the formation of the sponsor entity, which employed executives that left the plaintiff’s firm. The plaintiff alleged that the sponsor entity, a competing venture, entered into contracts with former clients of the plaintiff and acquired or attempted to acquire properties the plaintiff was interested in purchasing. The case was dismissed in 2017.

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With respect to the Market Street at Heath Brook Mortgage Loan (3.0%), (i) a shopping center owned by an affiliate of the borrower sponsor was foreclosed in November 2017, (ii) another shopping center owned by an affiliate of the borrower sponsor was subject to a deed-in-lieu of foreclosure in March 2012 and (iii) an affiliate of the borrower owned an additional shopping center securing a loan that was subject to a maturity default in 2010 and was transferred to special servicing prior to such affiliate of the borrower entering into a loan modification with the related lender in March 2012.

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With respect to the Rivertowne Commons Mortgage Loan (2.2%), the borrower sponsor and nonrecourse carveout guarantors were borrower sponsors for an unrelated securitized commercial real estate loan that, according to available information, was transferred to special servicing in November 2018 due to losses of significant tenants.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease.  This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, industrial, mixed use and self storage Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Forty-five (45) of the Mortgaged Properties, securing, in whole or in part, nine (9) Mortgage Loans (45.1%), are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 9.0% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan.  If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate approx. % of Initial Pool Balance(1)
Barnes & Noble	2	7.0%

(1)	Refers to the percentage of the Initial Pool Balance represented by the related Mortgage Loan(s).

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases.  In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each office, retail, mixed use and industrial Mortgaged Property.  Even if none of the five (5) largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan.  Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, retail, mixed use and industrial Mortgaged Properties:

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In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
California Office Portfolio – 2300 Orchard Park	4.2%	Marvell Technology Group Ltd.	100.0%	7/31/2027	10/6/2029
19100 Ridgewood	3.2%	Marathon Petroleum	100.0%	5/31/2029	9/6/2029
USAA Office Portfolio - Legacy Corporate Centre I & II	2.4%	USAA	100.0%	12/31/2029	10/6/2029
USAA Office Portfolio - Crosstown Center I	2.2%	USAA	100.0%	8/31/2030	8/6/2029
Kawa Mixed-Use Portfolio II – L3 Technologies	2.0%	L3 Technologies, Inc	100.0%	4/30/2029	11/6/2029
U.S. Industrial Portfolio V - Gem City	0.2%	The Gem City Engineering Co.	100.0%	8/31/2030	8/6/2029
U.S. Industrial Portfolio V - CECO - Indianapolis	0.1%	Met-Pro Technologies LLC	100.0%	8/31/2030	8/6/2029

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

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There may be Mortgaged Properties with tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) that expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.

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There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

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Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options.  Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii)	if the borrower fails to provide a designated number of parking spaces,

(iv)

if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v)

upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi)	if a tenant’s use is not permitted by zoning or applicable law,

(vii)	if the tenant is unable to exercise an expansion right,

(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii)	if the borrower defaults on any other obligations under the lease, or

(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date.  For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged

Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

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With respect to the 30 Hudson Yards Mortgaged Property (9.0%), the sole tenant, WarnerMedia, has the right, which if timely exercised would become effective on June 14, 2024, to exclude from its leased premises a portion of such leased premises equal to one or more contiguous full floors comprising floors 42 through 51, inclusive (the “Contraction Floors“). Such contraction option may be exercised only from the highest of the Contraction Floors downwards, subject to the satisfaction of certain conditions, including (i) delivery of irrevocable notice by WarnerMedia to the related borrower of such exercise on or before the date (the “Contraction Exercise Date“) that occurs on (A) December 14, 2021, if the contraction space consists of 5 or more floors, (B) June 14, 2022, if the contraction space consists of 3 or 4 floors, or (C) December 14, 2022, if the contraction space consists of not more than 2 floors and (ii) payment to the related borrower on June 14, 2024, of an amount equal to $24 million per floor that is being excluded.  If WarnerMedia fails to deliver such notice timely (time being of the essence), then WarnerMedia is deemed according to the terms of its lease to have irrevocably waived its right to exclude the amount of contraction space applicable to such Contraction Exercise Date.

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With respect to the Millennium Park Plaza Mortgaged Property (6.4%), the fifth largest tenant, Ferrero USA Inc., representing 0.5% of the net rentable square footage, may terminate its lease effective as of May 31, 2020 with three months’ notice and payment of a termination fee.

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With respect to the Connection Park Mortgaged Property (5.5%), the second largest tenant by net rentable area, First American Title Insurance, representing 27.2% net rentable square footage of the Mortgaged Property, has the right to terminate its lease effective as of December 31, 2024 with at least 9 months’ prior written notice and a payment of a termination penalty in an amount equal to $2,300,000.00.

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With respect to the Kawa Mixed-Use Portfolio II – Arrow Electronics Mortgaged Property (3.0%), the sole tenant, Arrow Electronics, has a one-time right to terminate its lease effective as of March 31, 2030 upon written notice no later than March 31, 2029.

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With respect to the Rivertowne Commons Mortgaged Property (2.2%), the second largest tenant by net rentable area, Safeway, representing 12.8% of the net rentable square footage, has four, five-year renewal options remaining under its lease. The renewal options are deemed exercised unless Safeway gives the landlord written notice at least 6 months prior to the expiration of the then-current term, whereupon all future renewal options are also terminated. Safeway is also able to terminate its lease at any time upon 9 months’ prior written notice.

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With respect to the Midland Office Portfolio - Atrium Centre Mortgaged Property (0.6%), the largest tenant, PRI Operating LLC, representing approximately 22.9% of the net rentable square footage of the Mortgaged Property, has the right to terminate its lease at any time with 60 days’ written notice.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time.  We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.  For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

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With respect to The Promenade at Sacramento Mortgage Loan (4.0%), (i) the second largest tenant, Bed Bath & Beyond, representing 9.9% of the net rentable square footage, has the right to pay alternate rent in lieu of fixed and percentage rent, if the ongoing co-tenancy requirement (as defined in its lease, requiring the opening and operation of (y) Target, Barnes & Noble and Best Buy (or acceptable replacement(s)), or (z) at least 65% of the total leasable floor area of the Mortgaged Property) is not met for any period of time during the lease term, and to terminate its lease if either condition continues for more than 12 months; (ii) the third largest tenant, Barnes & Noble, representing 9.2% of the net rentable square footage, has the right to pay reduced rent in lieu of fixed rent, if the leasable floor area of the Mortgaged Property is less than 60% actively occupied and open for business for a period of greater than 9 months, and to terminate its lease after Barnes & Noble pays such reduced rent for a period of 6 months; (iii) the fourth largest tenant, Michael’s, representing 8.3% of the net rentable square footage, has the right to pay alternate rent in lieu of minimum rent, if the ongoing co-tenancy requirement (as defined in its lease, requiring the opening and operation of Target, Bed Bath & Beyond, Old Navy, ULTA, and the two anchor tenants adjacent on either side of the premises) is not met for a period of 90 days during the lease term, and to terminate its lease after Michael’s pays such reduced rent for a period of 12 months; and (iv) the fifth largest tenant, TJ Maxx, representing 7.4% of the net rentable square footage, has the right to pay alternate rent if the ongoing co-tenancy requirement (as defined in its lease, requiring the opening and operation of the following (or suitable replacement(s)), (x) Target, (y) two of (1) Bed, Bath & Beyond, (2) Old Navy, (3) Ulta, and (4) Best Buy, and (z) at least 60% of the total leasable floor area (excluding the premises) of the ground floor of the Mortgaged Property) is not met for a period of 365 days, and to terminate its lease if such condition continues for an additional period of 365 days.

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With respect to the Market Street at Heath Brook Mortgage Loan (3.0%), the largest tenant, Dick’s Sporting Goods, representing 13.2% of the net rentable square footage, has the right to pay alternative rent if certain initial co-tenancy requirements (as defined in its lease, requiring that (i) Dillard’s, Barnes & Noble, Ulta Salon and Old Navy are all open for business at the Mortgaged Property, (ii) three family style sit-down restaurants are open for business at the Mortgaged Property and (iii) at least 200,000 of aggregate square footage is open and operating at the Mortgaged Property as lifestyle retail tenants specifically including Talbots, Coldwater Creek, New York & Co., Jones New York, Ann Taylor Loft and Crabtree & Evelyn) or ongoing co-tenancy requirements (as defined in its lease, requiring that at least 80% of the shopping center is open and operating as first-class retailers) are not satisfied during the lease term, and to terminate its lease after 12 months of such tenant paying such alternative rent.  Dick’s Sporting Goods is currently paying alternative rent (approximately 27.9% of unabated base rent) in connection with such co-tenancy provisions, and the related sponsor does not anticipate that the requisite co-tenancy requirements will be satisfied unless the related lease is renegotiated.  The Dick’s Sporting Goods percentage rent is equal to the product of (x) sales from the trailing twelve months (underwritten as $8,969,051) multiplied by (y) 2%. The second largest tenant, Barnes & Noble, representing 6.9% of the net rentable square footage, has the right to pay alternative rent or terminate its lease if certain initial co-tenancy requirements (as defined in its lease, requiring that (i) Dillard’s is open for business and operating at least 120,000 square feet at the Mortgaged Property, (ii) four full-service sit-down restaurants are open for business and occupying at least 4,500 square feet at the Mortgaged Property and (iii) first-class, upscale lifestyle retailers open and occupy at least 70% of the remaining gross leasable area at the Mortgaged Property) or ongoing co-tenancy requirements (as defined in its lease, requiring that Dillard’s is operating and at least 75% of the shopping center is open and operating) are not satisfied during the lease term.  Barnes & Noble is currently paying alternative rent (approximately 35.6% of unabated base rent) in connection with such co-tenancy provisions, and the related sponsor does not anticipate that the requisite co-tenancy requirements will be satisfied unless the related lease is renegotiated.  The Barnes & Noble percentage rent is equal to the lesser of (x) 3% of gross sales (sales for the trailing twelve months were underwritten as $4,746,230) or (y) $33,330 per month. The fourth largest tenant, Home Goods, representing 5.7% of the net rentable square footage, has the right to pay alternate rent if the ongoing co-tenancy requirement (as defined in its lease, requiring that at least three of the following tenants are open and operating at the Mortgaged Property: (i) Dillard’s in at least 126,000 square feet; (ii) Dick’s Sporting Goods in at least 50,000 square feet; (iii) DSW Shoe Warehouse in at least 15,000 square feet; (iv) Ulta Salon in at least 10,000 square feet; (v) Old Navy in at least 15,000 square feet and (vi) Barnes & Noble in at least 27,000 square feet) is not met for a period of 180 days, and to terminate its lease if such condition continues for an additional period of 365 days.  The fifth largest tenant, Marshalls, representing 5.4%

of the net rentable square footage, has the right to pay alternate rent if the ongoing co-tenancy requirement (as defined in its lease, requiring that at least three of the following tenants are open and operating at the Mortgaged Property: (i) Dillard’s in at least 126,000 square feet; (ii) Dick’s Sporting Goods in at least 50,000 square feet; (iii) DSW Shoe Warehouse in at least 15,000 square feet; (iv) Ulta Salon in at least 10,000 square feet; (v) Old Navy in at least 15,000 square feet; (vi) Barnes & Noble in at least 27,000 square feet and (vii) Home Goods in at least 22,000 square feet) is not met for a period of 180 days, and to terminate its lease if such condition continues for an additional period of 365 days. The co-tenancy violations described above have been ongoing for more than a year, and therefore all related termination options are currently exercisable.

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With respect to the Rivertowne Commons Mortgage Loan (2.2%), (i) the second largest tenant, Safeway, representing 12.8% of the net rentable square footage, has the right to cease paying rent if the ongoing co-tenancy requirement (as defined in its lease, requiring the opening and operation of (y) the junior department store with minimum 80,000 net rental square footage (Target or an acceptable replacement), or (z) the drug store with minimum 12,000 net rental square footage (CVS or an acceptable replacement)) is not met for any period of time during the lease term, and to terminate its lease if either condition continues for more than 180 days; (ii) the third largest tenant, AMC Theaters, representing 9.8% of the net rentable square footage, has the right to abate its rent payments, if the ongoing co-tenancy requirement (as defined in its lease, requiring the opening and operation of 70% of the total leasable minimum floor area (excluding the premises); provided, however, that if Target (or an acceptable replacement) ceases to be open for business, then the floor area of Target (or an acceptable replacement) will be excluded from the total leasable minimum floor area until the earlier of (y) the date retail occupants open for business in at least 42,500 net rentable square footage of leasable floor area in the Target premises, or (z) 2 years from the date of the initial cessation of business in the Target premises) is not met for a period of 6 months, and to terminate its lease after AMC Theaters pays such substitute rent for a period of 6 months thereafter, provided that AMC Theaters must notify the related borrower within 12 months of its actual knowledge of a terminable co-tenancy failure, or such termination right is deemed to be waived; and (iii) the fourth largest tenant, Ross Dress For Less, representing 6.5% of the net rentable square footage, has the right to pay substitute rent in lieu of minimum rent if the ongoing co-tenancy requirement (as defined in its lease, requiring the opening and operation of (y) Staples and Safeway (or acceptable replacement(s)) in no less than the required leasable floor areas for such co-tenants, and (z) 70% of the greater of (a) the leasable floor area of the Mortgaged Property, and (b) the minimum leasable floor area for the co-tenancy denominator, excluding the premises and the leasable floor area of the AMC Theaters premises) is not met for any period of time during the lease term, and to terminate its lease if either condition continues for more than 12 months.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time.  For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

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With respect to the Rivertowne Commons Mortgage Loan (2.2%), the second largest tenant, Safeway, representing 12.8% of the net rentable square footage, has the right to go dark at any time.  If Safeway remains dark for greater than 180 days, the related borrower has a right to terminate the lease upon 30 days’ written notice to Safeway and reimbursing Safeway an amount equal to 3 months’ rent; provided, however, the related borrower may not terminate for 300 days from the date of Safeway’s closure if Safeway either subleases the Mortgaged Property or assigns the lease within such 180 day dark period. In addition, the fourth largest tenant, Ross Dress For Less, representing 6.5% of the net rentable square footage, has the right to go dark at any time, but the related borrower does not have an accompanying right to terminate the lease during such dark period.

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With respect to the WAG Newark Mortgage Loan (0.6%), the single tenant, Walgreens, has the right to go dark at any time. If the tenant remains dark for greater than six months, the related borrower has a right to terminate the lease upon notice to the tenant. The termination will be effective 30 days following tenant’s receipt of such notice, provided, however, the related borrower may not terminate if the tenant provides notice of its intent to sublease the Mortgaged Property or assign the lease within such time period.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts.  Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations.  Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract.  For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property.  One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
Midland Office Portfolio - Dinero Plaza	0.9%	The General Services Administration for FBI	9.5%	9.3%
Midland Office Portfolio - Dinero Plaza	0.9%	The General Services Administration for DEA	6.7%	6.8%

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant.  We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.  For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

With respect to the California Office Portfolio Mortgage Loan (8.3%), the sole tenant at the 2300 Orchard Park Mortgaged Property, Marvell Technology Group Ltd., has subleased 100.0% of its space to A10 Networks.

With respect to the 19100 Ridgewood Mortgaged Property (3.2%), the sole tenant, Marathon Petroleum, has sub-leased approximately 23.8% of its space to EOG Resources and has gone dark with respect to an additional approximately 14.1% of its space and is in negotiations with the borrower sponsor to return such space in exchange for Marathon Petroleum extending their lease at the Mortgaged Property.

With respect to the 222 Kearny Street Mortgaged Property (2.5%), the third largest tenant, Ethos Lending, LLC, representing approximately 10.0% of the net rentable square footage at the Mortgaged Property, subleases approximately 60.0% of its space to Afterpay US, Inc.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases.  We cannot assure you that any of these tenants will take possession of their premises or commence paying rent as expected or at all.  For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

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With respect to the Kawa Mixed-Use Portfolio II Mortgage Loan (8.3%), Caris Life Sciences, the sole tenant at the Caris Life Sciences Mortgaged Property (2.3%), executed a 15-year lease commencing in three phases. The first phase will commence on July 1, 2020 with respect to 57,250 square feet of its space. The second phase will commence on July 1, 2021 with respect to 28,625 square feet of its space. The third phase will commence on July 1, 2022 with respect to 28,625 square feet of its space.

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With respect to the California Office Portfolio Mortgage Loan (8.3%), A10 Networks, the subtenant of 100% of the 2300 Orchard Mortgaged Property (4.2%), is expected to take occupancy in December 2019, and all gap rent was reserved at closing.

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With respect to the Market Street at Health Brook Mortgage Loan (3.0%), the fifth largest tenant, Marshalls, representing approximately 5.4% of the net rentable area at the Mortgaged Property, has taken possession of its space and begun paying rent, but is still in the process of completing its build out, which is expected to be completed in October 2019.

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With respect to the Rivertowne Commons Mortgage Loan (2.2%), the largest tenant, Target, representing approximately 22.0% of the net rentable square footage, has executed its lease, which is expected to commence in October 2019, but has not yet commenced paying rent and is anticipated to open for business in or around November 2019.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space.  We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed.  Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease.  If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties.  Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

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With respect to the California Office Portfolio Mortgage Loan (8.3%), Microsemi Corporation, which currently occupies a portion of the 1st floor and the entire 2nd floor of the One Enterprise Mortgaged Property (4.1%) but was not underwritten as a tenant at the Mortgaged Property as its lease expires in January 2021 (and following such expiration, Ambry Genetics will expand into such forfeited space and become the sole tenant at the One Enterprise Mortgaged Property), has a right of first offer to purchase the One Enterprise Mortgaged Property in the event that the related borrower intends to offer the One Enterprise Mortgaged Property for sale (but not if the One Enterprise Mortgaged Property is part of a portfolio transaction) to one or more competitors of Microsemi Corporation; provided, however, such right of first offer is not applicable in the event that Microsemi Corporation has sublet fifty percent (50%) or more of its space and such right of first offer terminates upon the expiration of Microsemi Corporation’s lease.

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With respect to the Grand Canal Shoppes Mortgage Loan (7.5%), pursuant to a reciprocal easement agreement among the borrowers and the owners of other interests in the complex that includes the Venetian Hotel and Casino and the Palazzo Resort and Casino, a transfer of the Mortgaged Property (other than to the lender (or a subsequent transferee) in connection with foreclosure of a mortgage secured by the property) is subject to a right of first offer in favor of Venetian Casino Resort, LLC. If the subsequent transfer is not for at least 95% of the price of the offer to Venetian Casino Resort, LLC, Venetian Casino Resort, LLC would be entitled to purchase the Mortgaged Property at such lower sales price. See “—Condominiums and Other Shared Interests”.

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With respect to the U.S. Industrial Portfolio V Mortgage Loan (5.1%), a transfer of the Sherwood Foods Cleveland (0.6%), Dreison (0.2%) and ATG Precision Canton (0.1%) Mortgaged Properties is subject to a right of first offer by the respective sole tenants at each Mortgaged Property and a transfer of the Owens Corning Mortgaged Property (0.4%) is subject to a right of first refusal by the sole tenant at such Mortgaged Property.  Any transfers after the first transfer from the lender following a foreclosure or deed in lieu thereof will be subject to such right of first offer or right of first refusal, as applicable.

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With respect to the 222 Kearny Street Mortgage Loan (2.5%), the Mortgaged Property is comprised of three buildings; the borrower holds the fee interest in the two smaller buildings (the “Fee Buildings”) and holds a leasehold interest in the largest building (the “Leasehold Building”) pursuant to a ground lease (the “Ground Lease”) between the borrower, as lessee, and 154 Sutter LLC (the “Ground Lessor”), as ground lessor.  The Mortgaged Property is subject to a Declaration of Co-Ownership

Agreements, Covenants, and Restrictions (the “Co-Ownership Agreement”) between the borrower and the Ground Lessor, which will become effective as of the earlier of (i) the termination of the related ground lease and (ii) June 15, 2043.  From and after the effective date of the Co-Ownership Agreement, the Ground Lessor will have a right of first refusal to purchase the Fee Buildings and the right to enforce a buy-sell provision.  Following the termination of the Ground Lease, the Ground Lessor and the borrower will be entitled to 64.3% and 35.7%, respectively, of the cash flows with respect to the Mortgaged Property.

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With respect to the WAG Newark Mortgage Loan (0.6%), the single tenant, Walgreens, has a right of first refusal to purchase the Mortgaged Property. The right of first refusal was not subordinated to the Mortgage Loan.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates.  Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

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With respect to the 25E Office Building Mortgage Loan (1.2%), McHenry & Associates, the sixth largest tenant at the Mortgaged Property representing approximately 10.2% of the underwritten base rent and 9.4% of the net rentable square footage, is an affiliate of the borrower.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Other Tenant Issues

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With respect to the Grand Canal Shoppes Mortgage Loan (7.5%), the Mortgaged Property was anchored by a Barneys New York store which closed in connection with Barneys New York filing for bankruptcy in August 2019. The Barneys New York space is included in the collateral; however, the Mortgage Loan documents permit the borrowers to obtain a free release with respect to the Barneys New York space. As such, no value or rental income has been attributed to such space.

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With respect to the Midland Office Portfolio – Bank of America Tower Mortgaged Property (2.3%), the largest tenant, Legacy Reserves Services, representing approximately 25.4% of the net rentable area of the Mortgaged Property, is currently subject to bankruptcy proceedings. Such tenant was not included in the underwritten financials or occupancy for the Mortgaged Property.

Insurance Considerations

In the case of 61 Mortgaged Properties, which secure, in whole or in part, 23 Mortgage Loans (78.0%), the related borrowers maintain insurance under blanket policies.

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With respect to the 30 Hudson Yards Mortgage Loan (9.0%), only the improvements and betterment insurance and the business interruption insurance for the Mortgaged Property are covered by the blanket policy.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

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With respect to the 30 Hudson Yards Mortgage Loan (9.0%), the borrower may rely on the insurance provided by the sole tenant, WarnerMedia, provided that, in each instance, such insurance complies with the requirements of the Mortgage Loan documents and (with respect to self-insurance and captive insurance only) there is no default beyond any applicable notice and cure periods under the lease. In addition, the borrower may rely upon insurance for general common elements maintained by the condominium board, provided that such insurance complies with the requirements of the Mortgage Loan documents.

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With respect to the 19100 Ridgewood Mortgaged Property (3.2%), the related borrower may rely on the insurance or self-insurance provided by the single tenant. If the tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the 19100 Ridgewood Mortgage Loan documents.

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With respect to the Heritage Valley Health Monaca Mortgage Loan (1.3%), the related borrower may rely on the insurance provided by the sole tenant.  The borrower is not required to escrow for insurance if the borrower provides the lender with evidence that the sole tenant (i) maintains the insurance required under the Mortgage Loan documents and (ii) has paid the applicable premiums in respect thereof prior to the date on which such payment would become delinquent.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance.  See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

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With respect to the 1090 St. Nicholas Avenue Mortgage Loan (1.3%), one of the forty residential apartment units at the Mortgaged Property is being subdivided into two units. A certificate of occupancy with respect to such units will not be issued by the city until certain building and environmental control board violations with respect to other portions of the Mortgaged Property are removed of record. The related borrower is required under the related loan agreement to diligently pursue completion of all conditions required, including removing such violations of record, in order to obtain a certificate of occupancy.

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With respect to the 4819 13th Avenue Mortgage Loan (0.7%), while the Mortgaged Property is zoned for its current retail use, the existing certificate of occupancy required that in connection with the prior conversion of certain tenant spaces from their previous use as office space to their current retail use, the related Mortgagor was required to obtain a new certificate of occupancy, which was not done. The related Mortgage Loan documents contain a covenant for the borrower to obtain and deliver such certificate of occupancy within 90 days of closing. The related Mortgage Loan documents also contain a recourse carveout with respect to any losses in connection with the current certificate of occupancy not permitting the current use as retail, and for any breach of the above covenant.  There can be no assurance that the obligor(s) under the recourse carveout would be able or willing to satisfy their obligations with respect to any such losses.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.  See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above.  In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO“).  In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO“) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.  See also the Sponsor representations and warranties no. (25) (Local Law Compliance) and no. (26) (Licenses and Permits) on Annex E-1A to this prospectus and representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor.  Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B or Annex E-2B to this prospectus.  See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.  For example:

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With respect to the 30 Hudson Yards Mortgage Loan (9.0%), there is not a separate non-recourse carveout guarantor, and the borrower is the only indemnitor under the related environmental indemnity agreement.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty.  In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan.  In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents.  In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties.  Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

The 30 Hudson Yards Mortgaged Property (9.0%) is subject to a lease (the “Company Lease“) pursuant to which the related borrower leased the Mortgaged Property to the NYC IDA, as well as to a lease (the “Agency Lease“) pursuant to which the NYC IDA subleased the Mortgaged Property back to the related borrower. Subject to certain limited exceptions, the Company Lease and the Agency Lease each have terms expiring on June 30, 2044, with annual automatic extensions of 1 year each thereafter. Under the Agency Lease, the related borrower is required to make NYC PILOT payments with respect to the Mortgaged Property. On the Mortgage Loan origination date, the NYC IDA assigned its right to receive payments of NYC PILOT under the Agency Lease to Hudson Yards Infrastructure Corporation (“HYIC“). The related borrower’s obligation to make NYC PILOT payments under the Agency Lease is secured by three fee and leasehold NYC PILOT mortgages, each dated as of April 15, 2019 from the related borrower and the NYC IDA in favor of HYIC in the aggregate maximum principal amount of $547,760,000 encumbering the related borrower’s fee simple interest in the Mortgaged Property, the borrower’s interest as subtenant under the Agency Lease and the NYC IDA’s interest under the Company Lease. The liens of the NYC PILOT mortgages are senior in priority to the Mortgage Loan in the same manner that any real property tax lien would be senior in priority to the mortgage securing the Mortgage Loan. As a condition precedent to HYIC foreclosing under the NYC PILOT mortgages, HYIC must provide notice to the holder of any subordinate mortgage of the underlying default under the NYC PILOT mortgages and may proceed with foreclosure only if the related borrower or any subordinate lender fails to cure such default within 1 year after such notice and thereafter fails to cure such default within 5 business days after a second notice from HYIC. The Agency Lease contains certain mortgagee protection provisions in favor of the mortgage lender, including advance notice of default under the Agency Lease and a chance for the mortgage lender to cure such default.

With respect to the 30 Hudson Yards Mortgaged Property (9.0%), during the term of the agency lease between the New York City Industrial Development Agency (the “NYC IDA“), as lessor, and the related borrower, as lessee, the related borrower is required to make payments-in-lieu of New York City real property taxes (“NYC PILOT“) with respect to the related Mortgaged Property in the following amounts: (i) during the 2019 through 2022 New York City tax fiscal years (July 1 to June 30 of the next year) (each, a “City Tax Fiscal Year“) following completion of construction of the project improvements (“Completion“), the sum of (a) the product (“CCP PILOT“) of (1) 60% multiplied by (2) the amount of New York City real property taxes that would otherwise be payable with respect to the related Mortgaged Property (excluding any capital improvements made to the related Mortgaged Property after completion of construction of the project improvements) in the absence of any real property tax exemption made available by reason of the NYC IDA’s leasehold interest therein under the company lease between the related borrower, as lessor, and the NYC IDA as lessee (“CCP Taxes“) plus (b) 100% of the New York City real property taxes that would otherwise be payable with respect to capital improvements made to the related Mortgaged Property after completion of construction of the project improvements (the “Other Improvement Taxes“) and (ii) during the 2023 through 2033 City Tax Fiscal Years, the sum of (a) 103% of the CCP PILOT for the previous City Tax Fiscal Year plus (b) the Other Improvement Taxes. NYC PILOT amounts payable by the related borrower under the agency lease increase annually thereafter until the 2038 City Tax Fiscal Year, when the related borrower is required to pay 100% of the New York City real property taxes that would otherwise be payable with respect to the related Mortgaged Property in the absence of any real property tax exemption.

With respect to the 836 DeKalb Avenue Mortgaged Property (1.3%), the related Mortgaged Property is currently in year 6 of a 15-year New York State tax abatement program known as 421a, which is scheduled to phase out completely in 2029. The Mortgaged Property receives a 100% exemption for the first 11 years with respect to any increase in assessments above the base year assessment. Beginning in 2025, the exemption percentage will decline by 20% each year until it expires in 2029. In connection with the abatement, the related borrower will be restricted from increasing rental rates by more than (i) 1.5% for one-year leases, and (ii) 2.5% for two-year leases. Upon expiration of the tax abatement period, the rents will be deregulated.  Taxes were underwritten at $29,893, which equals the abated tax amount for 2019.

With respect to the 1433 DeKalb Avenue Mortgaged Property (1.3%), the related Mortgaged Property is currently in year 8 of a 15-year New York State tax abatement program known as 421a, which is scheduled to phase out completely in 2027. The Mortgaged Property receives a 100% exemption for the first 11 years with respect to any increase in assessments above the base year assessment. Beginning in 2023, the exemption percentage will decline by 20% each year until it expires in 2027. In connection with the abatement, the related borrower will be restricted from increasing rental rates by more than (i) 1.5% for one-year leases, and (ii) 2.5% for two-year leases. Upon expiration of the tax abatement period, the rents will be deregulated.  Taxes were underwritten at $5,874, which equals the abated tax amount for 2019.

With respect to the 431 Grand Street Mortgaged Property (0.7%), the related Mortgaged Property is currently in year 6 of a 15-year New York State tax abatement program known as 421a, which is scheduled to phase out completely in 2029. The Mortgaged Property receives a 100% exemption for the first 11 years with respect to any increase in assessments above the base year assessment. Beginning in 2025, the exemption percentage will decline by 20% each year until it expires in 2029. In connection with the abatement, the related borrower will be restricted from increasing rental rates by more than (i) 1.5% for one-year leases, and (ii) 2.5% for two-year leases. Upon expiration of the tax abatement period, the rents will be deregulated.  Taxes were underwritten at $17,856, which equals the abated tax amount for 2019.

See “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Sponsor representations and warranties no. (18) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus and Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date“) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
6	0	33	92.5%
1	2(1)	1	7.5
Total		34	100.0%

(1)	In the case of the Grand Canal Shoppes Mortgage Loan, the borrower is entitled to two business days’ grace once every twelve months.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan.  See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan.  The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans.  Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy.  All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis“).

Twenty-four (24) of the Mortgage Loans (84.7%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans“).

Each of the remaining 10 Mortgage Loans (15.3%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 10 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans“).  Three (3) of these 10 Mortgage Loans (7.1%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term.  The remaining 7 of these 10 Mortgage Loans (8.1%) provide for monthly payments of interest-only for a period of 18 months to 36 months following the related origination date and then provide for amortizing debt service payments for the remainder of their loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

An “ARD Loan“ is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date“), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate“) rather than the original Mortgage Rate (the “Initial Rate“) for such Mortgage Loan.  Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any).  “Excess Interest“ with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan.  While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates or the Uncertificated VRR Interest owner evidencing an interest in such Excess Interest (if applicable).

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date.  However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to “ARD Loans,” “Anticipated Repayment Dates,” “Excess Interest” and “Excess Interest Distribution Account” should be disregarded.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness.  Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan.  That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities.  However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings.  Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors.  Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower.  Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower.  Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.  In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed.  For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the Anthem Highlands Shopping Center Mortgage Loan (2.4%) and the DoubleTree Evansville Mortgage Loan (2.1%), the related borrower is not required to have an independent director.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents.  See “—Additional Indebtedness” below.  Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan.  However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	27	57.2%
L, D or YM1%, O	4	31.1
L, YM1%, O	3	11.6
Total	34	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●

“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●

“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●

“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●

“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 117 months;

●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 7 months; and

●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 99 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
4	17	55.0%
5	4	21.7
3	8	12.3
7	5	11.0
Total	34	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable.  Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance.  See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision.  See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●

will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●

if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below.  Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of 31 of the Mortgage Loans (88.4%) (the “Defeasance Loans“) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last pari passu note included in such Loan Combination and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period“) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option“) in connection with a defeasance.  Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date“), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit“) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents.  Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity.  Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code).  Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower.  If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●

With respect to the USAA Office Portfolio Mortgage Loan (8.0%), provided that no event of default is continuing, the borrowers have the right at any time from and after July 6, 2020, to obtain the release of a single Mortgaged Property subject to the satisfaction of certain conditions, including, among others: (i) the borrowers’ prepayment (together with any applicable yield maintenance premium) in an amount equal to the greater of (x) 110% of the allocated loan amount for the applicable Mortgaged Property or (y) the portion of the net proceeds received by the borrowers in connection with the sale of such Mortgaged Property that when applied to the repayment of the Mortgage Loan would result in a loan-to-value ratio of not greater than 60% (based on a newly acquired appraisal of the applicable Mortgaged Properties), (ii) after giving effect to such release, the debt yield (as calculated under the Mortgage Loan documents) for the 12-month period ending on the last day of the most recent fiscal quarter, is no less than the greater of (x) 8.3% and (y) the debt yield (as calculated under the related Mortgage Loan documents) immediately prior to such release, (iii) delivery of a rating agency confirmation and (iv) delivery of a REMIC opinion.

Property Releases; Partial Defeasance

●

With respect to the Midland Office Portfolio Mortgage Loan (5.3%), the borrower is permitted to obtain the release of an individual Mortgaged Property at any time from and after the second anniversary of the Closing Date upon satisfaction of the conditions set forth in the Mortgage Loan documents, including: (i) such release is in connection with the sale of the Mortgaged Property pursuant to an arm’s-length agreement with an unaffiliated third party; (ii) the related borrower defeases a portion of the related Mortgage Loan equal to the applicable release price (as described below); (iii) the debt yield for the 12 months prior to the last day of the most recently ended fiscal quarter, recalculated to include only income and expense attributable to the remaining Mortgaged Properties and to exclude the interest expense on the aggregate amount defeased, will be no less than the greater of (1) 12.76% and (2) the debt yield immediately prior to such release, (iv) the debt service coverage ratio for the for the 12 months prior to the last day of the most recently ended fiscal quarter, recalculated to include only income and expense attributable to the remaining Mortgaged Properties and to exclude the interest expense on the aggregate amount defeased, will be no less than the greater of (1) 2.21x and (2) the debt service coverage ratio immediately prior to such release, (v) the loan-to-value ratio of the remaining Mortgaged Properties is no greater than 63.01%, and (vi) delivery of a REMIC opinion. The release price with respect to any Mortgaged Property is the greater of (x) 125% of its allocated loan amount and (y) 85% of the sales price for such Mortgaged Property.

●

With respect to the U.S. Industrial Portfolio V Mortgage Loan (5.1%), provided that no event of default is continuing, from and after the first payment date following the earlier of (i) July 23, 2022 and (ii) the closing date of the securitization that includes the last note to be securitized, the borrower has the right to obtain the release of one or more Mortgaged Properties upon the satisfaction of the following conditions, among others: (i) the debt yield for the remaining Mortgaged Properties is not less than the greater of the debt yield immediately preceding the partial release and 10.9%, (ii) delivery of defeasance collateral equal to (A) (x) 110% of the allocated loan amount until the outstanding balance of the loan is reduced to $110,804,300, (y) 115% of the allocated loan amount until the outstanding balance of the loan is reduced to $91,250,600 and (z) 120% of the allocated loan amount thereafter or (B) with respect to the release of the Pyramyd Air Mortgaged Property, 100% of the allocated loan amount and (iii) delivery of a REMIC opinion.

●

With respect to the Smith Store It Portfolio Mortgage Loan (0.6%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the second anniversary of the Closing Date, the borrower may deliver defeasance collateral and obtain the release of one or more individual Mortgaged Properties provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 125% of the allocated loan amount for any individual Mortgaged Property to be released, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release or the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is no less than the greater of (a) 9.11% and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release or the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is no less than the greater of (a) 1.58x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release or the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 70.99% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

Property Releases; Partial Defeasance and Partial Prepayments

●

With respect to Kawa Mixed-Use Portfolio II Mortgage Loan (8.3%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may either deliver defeasance collateral or partially prepay the Mortgage Loan and obtain the release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for any individual Mortgaged Property to be released, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and at the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.73x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and at the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 64.5% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 9.17%, and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release and at the consummation of the partial release, as applicable.

Property Releases; Free Releases

Certain of the Mortgage Loans, including the Grand Canal Shoppes Mortgage Loan (7.5%), the U.S. Industrial Portfolio V Mortgage Loan (5.1%) and the Market Street at Heath Brook Mortgage Loan (3.0%), permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. We cannot assure you that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

Escrows

Twenty-eight (28) Mortgage Loans (70.4%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-five (25) Mortgage Loans (56.7%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirteen (13) Mortgage Loans (25.8%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Fifteen (15) Mortgage Loans (53.9%) secured by office, retail, mixed use and industrial properties and one (1) multifamily property with a commercial tenant, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues.  Such escrows are typically considered for office, retail, mixed use, industrial and self-storage properties only.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld).  Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations.  The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents.  Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer.  Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers.  Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●

the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the Uncertificated VRR Interest Owner); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer.  See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the applicable Directing Holder provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause.  See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.  The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in clauses (e)(i) and (ii) of the definition of “Special Servicer Decision”).

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	13	$621,499,814	66.3%
Springing	20	$255,373,352	27.3
Soft (Residential); Hard (Nonresidential)	1	$60,000,000	6.4
Total:	34	$936,873,165	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender.  However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●

the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate.  The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●

although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement.  Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers.  Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property.  The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
U.S. Industrial Portfolio V	$47,558,000	61.2%	2.98x	11.45%	Yes
222 Kearny Street	$23,750,000	63.5%	2.65x	13.90%	Yes

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers.  Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Permitted Unsecured Debt and Other Debt

With respect to the 30 Hudson Yards Mortgage Loan (9.0%), the initial investors in the related borrower, through certain of their affiliates, contributed their respective capital for acquisition of the related Mortgaged Property as a combination of equity contributions to 30 HY WM REIT Owner LP, the owner of 100% of the limited partnership interests in 30 HY WM REIT LP (the “Shareholder Loan Borrower“) and unsecured loans (collectively, the “Shareholder Loans“) to the Shareholder Loan Borrower, the indirect 100% owner of the related borrower. The initial investors’ capital for the gross acquisition costs (excluding transaction and closing costs) was contributed in an approximate equity-to-debt ratio of 60% to 40%. The Shareholder Loans, in the aggregate principal amount of $290 million, were made by RSA 30 HY WM LLC in the stated principal amount of $2,929,000, RFM Cactus NYSS 30 HY Sub LLC (an entity that is approximately 98.04% owned by Arizona State Retirement System) in the stated principal amount of $144,971,000, Allianz Lebensversicherungs AG in the stated principal amount of $127,890,000 and Allianz Private Krankenversicherungs AG in the stated principal amount of $14,210,000. Pursuant to the terms of the shareholder loan agreement, if an “event of default” occurs thereunder, although the lenders thereunder (the “Shareholder Loan Lenders“) may seek a judgment against the Shareholder Loan Borrower, until the related Mortgage Loan has been fully repaid, the Shareholder Loan Lenders may not execute upon any such judgment (including without limitation, the Shareholder Loan Lenders may not seek to obtain or accept any judgment lien against any of the Shareholder Loan Borrower’s assets (or any other lien encumbering any of Shareholder Loan Borrower’s assets to secure Shareholder Loan Borrower’s obligations under the Shareholder Loan documents or under any such judgment), foreclose any lien or accept an assignment-in-lieu of foreclosure of any lien). Therefore, during the term of the related Mortgage Loan, the Shareholder Loans are at all times required to remain an unsecured obligation of the Shareholder Loan Borrower, even following an “event of default” under the Shareholder Loans. The lender (and its successors and assigns) were made express third-party beneficiaries of this standstill provision, which cannot be modified without the lender’s prior consent.

With respect to the Mariposa Townhomes Mortgage Loan (0.5%), the Mortgaged Property is subject to a “reverse 1031 exchange” as part of which the ownership interests of the sole member of the related borrower at origination of the Mortgage Loan, which entity is an “exchange accommodation titleholder” (“Exchange Accommodation Member”), were pledged as security for a 1031 exchange note. The 1031 exchange note was made by the Exchange Accommodation Member, as borrower thereunder, to the entity that will be substituted as the sole member of the related borrower following completion of such “reverse 1031 exchange”, as lender (“Substitute Sole Member”), in order to fund the acquisition costs of such membership interests in the related borrower. The 1031 exchange note is subordinate in all respects to the related Mortgage Loan, and such pledge and note will be released and cancelled when the relinquished property sale is completed and the related “1031 exchange” transaction is consummated. The sole membership interests in the borrower, held by the Exchange Accommodation Member at origination of the Mortgage Loan, are required to be transferred to the Substitute Sole Member when the relinquished property sale is completed and the 1031 exchange is consummated.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness.  In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate

Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note“) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Loan Combination LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Loan Combination Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NCF(2)	Loan Combination Debt Yield on Underwritten NCF(3)	Controlling Note Included in Issuing Entity (Y/N)
30 Hudson Yards	GSMC	$84,400,000	9.0%	$1,035,600,000	$310,000,000	$1,430,000,000	50.9%	65.0%	3.45x	2.51x	10.9%	8.5%	No
USAA Office Portfolio	GSMC	$75,000,000	8.0%	$167,400,000	N/A	$242,400,000	63.8%	63.8%	2.84x	2.84x	9.7%	9.7%	No
Grand Canal Shoppes	GSMC	$70,384,615	7.5%	$689,615,385	$215,000,000	$975,000,000	46.3%	59.5%	2.46x	1.67x	9.3%	7.3%	No
Millennium Park Plaza	GSMC	$60,000,000	6.4%	$150,000,000	N/A	$210,000,000	65.8%	65.8%	2.01x	2.01x	7.5%	7.5%	No
Midland Office Portfolio	GSMC	$49,363,948	5.3%	$19,945,029	N/A	$69,308,977	62.8%	62.8%	2.11x	2.11x	12.2%	12.2%	Yes
U.S. Industrial Portfolio V	GSMC	$47,558,000	5.1%	$82,800,000	N/A	$130,358,000	64.4%	64.4%	2.49x	2.49x	9.5%	9.5%	No
19100 Ridgewood	GSMC	$30,000,000	3.2%	$110,000,000	N/A	$140,000,000	69.8%	69.8%	2.42x	2.42x	9.0%	9.0%	No
222 Kearny Street	GSMC	$23,750,000	2.5%	$23,750,000	N/A	$47,500,000	63.5%	63.5%	3.24x	3.24x	10.9%	10.9%	No
Rivertowne Commons	CREFI	$21,000,000	2.2%	$45,000,000	N/A	$66,000,000	62.3%	62.3%	2.23x	2.23x	8.4%	8.4%	No

(1)

With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.

the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note“) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder“) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.

the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note“) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders“) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Loan Combination will be a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes.  With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
30 Hudson Yards	Outside Serviced	Notes A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-1-C1, A-1-C2, A-1-C9, A-2-C1, A-3-S1, A-3-S2, A-3-S3	No	—	HY 2019-30HY	$698,000,000
		Notes A-1-C6, A-1-C8, A-2-C2	No	—	CGCMT 2019-GC41	$100,000,000
		Notes A-1-C4, A-1-C5, A-1-C10	No	—	Benchmark 2019-B12	$93,200,000
		Note A-1-C7	No	—	Benchmark 2019-B13	$40,000,000
		Note A-2-C4	No	—	GSMS 2019-GC42	$20,000,000
		Notes A-1-C3, A-2-C3, A-2-C5	No	—	CGCMT 2019-GC43	$84,400,000
		Notes A-3-C1, A-3-C2, A-3-C3, A-3-C4, A-3-C5	No	—	BANK 2019-BNK19	$84,400,000
		Notes B-1, B-2, B-3	Yes (Note B-1)	—	HY 2019-30HY	$310,000,000

USAA Office Portfolio	Outside Serviced	Note A-1	Yes	—	CGCMT 2019-GC41	$62,400,000
		Note A-2	No	—	GSMS 2019-GC42	$45,000,000
		Notes A-3, A-4	No	—	CGCMT 2019-GC43	$75,000,000
		Note A-5	No	—	GSMS 2019-GSA1	$15,000,000
		Notes A-6, A-7, A-8	No	GSB	Not identified	$45,000,000

Grand Canal Shoppes	Outside Serviced	Notes A-1-1, A-1-6	Control Shift Note (Note A-1-1)(4)	—	MSC 2019-H7	$70,000,000
		Notes A-1-2, A-2-1	No	—	BANK 2019-BNK19	$100,000,000
		Notes A-1-3, A-1-5	No	MSBNA	Not Identified	$53,846,154
		Note A-1-4	No	—	BANK 2019-BNK21	$40,000,000
		Notes A-1-7, A-1-8, A-2-2-1	No	—	BANK 2019-BNK20	$40,000,000
		Note A-2-2-2	No	—	CSAIL 2019-C17	$30,000,000
		Notes A-2-3, A-2-5	No	—	UBS 2019-C17	$50,384,615
		Note A-2-4	No	UBS AG	Not Identified	$25,000,000
		Note A-3-1	No	—	Benchmark 2019-B12	$50,000,000
		Note A-3-2	No	—	Benchmark 2019-B13	$50,000,000
		Notes A-3-3, A-3-5	No	JPMCB	Not Identified	$50,384,615
		Note A-3-4	No	—	CF 2019-CF2	$25,000,000
		Note A-4-1	No	—	CGCMT 2019-GC41	$60,000,000
		Notes A-4-2, A-4-5	No	—	CGCMT 2019-GC43	$70,384,615
		Note A-4-3	No	—	GSMS 2019-GC42	$20,000,000
		Note A-4-4	No	—	GSMS 2019-GSA1	$25,000,000
		Note B	Yes(4)	CPPIB Credit Investments II Inc.	Not Identified	$215,000,000

Millennium Park Plaza	Outside Serviced	Note A-1	Yes	—	CGCMT 2019-GC41	$70,000,000
		Note A-2	No	—	GSMS 2019-GC42	$30,000,000
		Notes A-3, A-5	No	—	CGCMT 2019-GC43	$60,000,000
		Note A-4	No	—	GSMS 2019-GSA1	$35,000,000
		Notes A-6, A-7	No	GSB	Not Identified	$15,000,000

Midland Office Portfolio	Serviced	Note A-1	Yes	—	CGCMT 2019-GC43	$49,363,948
		Note A-2	No	—	GSMS 2019-GC42	$19,945,029

U.S. Industrial Portfolio V	Outside Serviced	Note A-1	Yes	—	CGCMT 2019-GC41	$50,000,000
		Note A-2	No	—	GSMS 2019-GC42	$32,800,000
		Note A-3	No	—	CGCMT 2019-GC43	$47,558,000

19100 Ridgewood	Outside Serviced	Note A-1	Yes	—	GSMS 2019-GC42	$55,000,000
		Note A-2	No	—	CGCMT 2019-GC43	$30,000,000
		Note A-3	No	—	GSMS 2019-GSA1	$35,000,000
		Note A-4	No	GSB	Not Identified	$20,000,000

222 Kearny Street	Outside Serviced	Note A-1	Yes	—	GSMS 2019-GC42	$23,750,000
		Note A-2	No	—	CGCMT 2019-GC43	$23,750,000

Rivertowne Commons	Outside Serviced	Note A-1	Yes	—	Benchmark 2019-B13	$45,000,000
		Note A-2	No	—	CGCMT 2019-GC43	$21,000,000

(1)

Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).  In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)

Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions.  Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed or (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular has been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not

Applicable“ means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction.  In the case of an Outside Securitization that has not closed, there is no assurance that such securitization will close.  Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	Entity names have been abbreviated for presentation.

“GSB“ means Goldman Sachs Bank USA.

“MSBNA“ means Morgan Stanley Bank, N.A.

“UBS AG“ means UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York.

“JPMCB“ means JPMorgan Chase Bank, National Association.

(4)

The subject Loan Combination is an AB Loan Combination or a Pari Passu-AB Loan Combination, and the Controlling Note as of the date hereof (as identified in the chart above) is a related subordinate note.  Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Loan Combination (each identified in the chart above as a “Control Shift Note“), which more senior note will thereafter be the Controlling Note.  See “Description of the Mortgage Pool—The Loan Combinations—The Grand Canal Shoppes Pari Passu-AB Loan Combination” in this prospectus for more information regarding the manner in which control shifts under each such Loan Combination.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted.  Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan.  Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan.  Only each Split Mortgage Loan is included in the Issuing Entity.  No Companion Loan is an asset of the Issuing Entity.  In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement“).  Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement.  Certain of the Loan Combinations are Outside Serviced Loan Combinations and Servicing Shift Loan Combinations.  For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement.  None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination).  With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●

The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●

The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted.  The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency).  The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Servicing Shift Loan Combinations.  With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Loan Combinations.  With respect to any Servicing Shift Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”.  The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder.  With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights.  With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Loan Combination within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e. including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew).  In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).  In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan.  If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan.  Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the

Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement.  No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance.  P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement.  None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination.  See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “—The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●

The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●

All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).

●

The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted.  The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency).  The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool.  This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights.  With respect to each Outside Serviced Loan Combination, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization.  The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder.  With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights.  With respect to each Outside Serviced Loan Combination (including each Servicing Shift Loan Combination after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”), will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew).  In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File.  The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan.  If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan.  Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The 30 Hudson Yards Pari Passu-AB Loan Combination

General

The 30 Hudson Yards Mortgage Loan (9.0%) is evidenced by three (3) senior promissory notes with a Cut-off Date Balance of $84,400,000. The 30 Hudson Yards Loan Combination (as defined below) consists of (i) the 30 Hudson Yards Mortgage Loan, (ii) twenty-six (26) companion loans (the “30 Hudson Yards Pari Passu Companion Loans“ and together with the 30 Hudson Yards Mortgage Loan, the “30 Hudson Yards Senior Notes“ or the “30 Hudson Yards A Notes“ and the holders of such 30 Hudson Yards Senior Notes, the “30 Hudson Yards Note A Holders“ and each holder, a “30 Hudson Yards Note A Holder“) that are pari passu with the related 30 Hudson Yards Mortgage Loan and (iii) three (3) subordinate companion loans (evidenced by promissory notes B-1, B-2 and B-3) (the “30 Hudson Yards Subordinate Companion Loans“ and together with the 30 Hudson Yards Pari Passu Companion Loans (the “30 Hudson Yards Companion Loans“) that are subordinate to the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans.  None of the 30 Hudson Yards Companion Loans are included in the Issuing Entity. The holders of the 30 Hudson Yards Subordinate Companion Loans are referred to in this prospectus as the “30 Hudson Yards Subordinate Companion Loan Holders“ and each holder, a “30 Hudson Yards Subordinate Companion Loan Holder“.  The 30 Hudson Yards

Mortgage Loan, the 30 Hudson Yards Pari Passu Companion Loans and the 30 Hudson Yards Subordinate Companion Loans are collectively referred to in this prospectus as the “30 Hudson Yards Loan Combination“.

The 30 Hudson Yards Pari Passu Companion Loans evidenced by promissory notes A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-1-C1, A-1-C2, A-1-C9, A-2-C1, A-3-S1, A-3-S2 and A-3-S3 (with an aggregate outstanding principal balance of $698,000,000) and the 30 Hudson Yards Subordinate Companion Loans evidenced by Notes B-1, B-2 and B-3 (with an aggregate outstanding principal balance of $310,000,000) (together, the “30 Hudson Yards Lead Securitization Companion Loans“ were included in the Hudson Yards 2019-30HY securitization.  The remaining notes are held by the parties identified in the “Loan Combination Controlling Notes and Non-Controlling Notes” chart above under “—General”.

The rights of the holders of the promissory notes evidencing the 30 Hudson Yards Loan Combination (the “30 Hudson Yards Noteholders“) are subject to a Co-Lender Agreement (the “30 Hudson Yards Co-Lender Agreement“).

Servicing

The 30 Hudson Yards Loan Combination and any related REO Property will be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of July 6, 2019 (the “HY 2019-30HY Trust and Servicing Agreement“), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity the “30 Hudson Yards Servicer“), Situs Holdings, LLC, as special servicer (the “30 Hudson Yards Special Servicer“), Wilmington Trust, National Association, as trustee (the “30 Hudson Yards Trustee“) and Wells Fargo Bank, National Association, as certificate administrator, as paying agent and as custodian (in such capacity, the “30 Hudson Yards Custodian“).  The HY 2019-30HY Trust and Servicing Agreement was entered into in connection with the securitization of the 30 Hudson Yards Lead Securitization Companion Loans.

Custody of the Mortgage File

The 30 Hudson Yards Custodian will be the custodian of the mortgage file related to the 30 Hudson Yards Loan Combination (other than any promissory notes not contributed to the HY 2019-30HY securitization, which will be held by the holders thereof).

Application of Payments

The 30 Hudson Yards Co-Lender Agreement sets forth the respective rights of the 30 Hudson Yards Noteholders with respect to distributions of funds received in respect of the 30 Hudson Yards Loan Combination, and provides, in general, that:

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Each of the 30 Hudson Yards Subordinate Companion Loans and the rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective 30 Hudson Yards Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the 30 Hudson Yards Mortgage Loan, and the holders of the 30 Hudson Yards Pari Passu Companion Loans to receive payments with respect to the 30 Hudson Yards Mortgage Loan and their respective 30 Hudson Yards Pari Passu Companion Loans.

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If no 30 Hudson Yards Triggering Event of Default has occurred and is continuing, then all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the 30 Hudson Yards Servicer or the 30 Hudson Yards Special Servicer, as applicable) will be distributed as follows:

(i)      first, (A) initially, to the 30 Hudson Yards Note A Holders (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee and, if applicable, the master servicers of the related non-lead securitizations), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any non-lead securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee from general collections of the related non-lead securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate),

(B) then, on a pro rata and pari passu basis (based on the aggregate outstanding principal balance of the 30 Hudson Yards Lead Securitization Companion Loans, on the one hand, and the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans, on the other hand), to the holders of the 30 Hudson Yards Lead Securitization Companion Loans (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee) and the holders of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans (or the master servicer or trustee of the non-lead securitizations), up to the amount of any nonrecoverable P&I Advances or analogous concept under the non-lead securitizations, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate under the securitization of the 30 Hudson Yards Lead Securitization Companion Loans or analogous advance rate under such non-lead securitization) (and such reimbursement to the holders of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans, will be made on a pro rata and pari passu basis based on the aggregate outstanding principal balance of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans), and (C) finally, on a pro rata and pari passu basis (based on the aggregate outstanding principal balance of the 30 Hudson Yards Lead Securitization Companion Loans), to the holders of the 30 Hudson Yards Lead Securitization Companion Loans (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee), up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)      second, to the holders of the 30 Hudson Yards Lead Securitization Companion Loans (or the 30 Hudson Yards Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders (or the 30 Hudson Yards Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee, as applicable), with respect to the 30 Hudson Yards Loan Combination, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the HY 2019-30HY Trust and Servicing Agreement;

(iii)     third, (A) initially, to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder (or the 30 Hudson Yards Servicer), the applicable accrued and unpaid servicing fee on the related 30 Hudson Yards Senior Notes or the 30 Hudson Yards Subordinate Companion Loans (without duplication of any portion of the servicing fee paid by the borrower), as the case may be, and (B) then, to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder (or the 30 Hudson Yards Special Servicer), any special servicing fees, any workout fees and liquidation fees earned by it with respect to the 30 Hudson Yards Loan Combination under the HY 2019-30HY Trust and Servicing Agreement;

(iv)     fourth, pari passu to each 30 Hudson Yards Note A Holder, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such 30 Hudson Yards Senior Notes, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis according to the amount of accrued and unpaid interest due to each such 30 Hudson Yards Note A Holder;

(v)     fifth, pari passu, in respect of principal, to the 30 Hudson Yards Note A Holders all payments and prepayments of amounts allocable to the reduction of the principal balance of the 30 Hudson Yards Loan Combination until the principal balances of the 30 Hudson Yards A Notes have been reduced to zero, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis (based on their respective outstanding principal balances);

(vi)     sixth, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Loan Combination or the 30 Hudson Yards Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to each 30 Hudson Yards Note A Holder, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such 30 Hudson Yards Note A Holder, plus interest thereon at the related 30 Hudson Yards Note Interest Rate minus the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis according to the amount of realized losses previously allocated to each such 30 Hudson Yards Note A Holder;

(vii)    seventh, to the 30 Hudson Yards Subordinate Companion Loan Holders, which 30 Hudson Yards Subordinate Companion Loans, if any, are no longer included in the HY 2019-30HY securitization (or any servicer or trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such 30 Hudson Yards Subordinate Companion Loan Holder (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee), with respect to the 30 Hudson Yards Loan Combination, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the HY 2019-30HY Trust and Servicing Agreement and any cure payment made by such 30 Hudson Yards Subordinate Companion Loan Holders  as described in “-Cure Rights” below;

(viii)   eighth, pari passu, to each holder of the 30 Hudson Yards Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such 30 Hudson Yards Subordinate Companion Loan, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the holders of the 30 Hudson Yards Subordinate Companion Loans on a pro rata basis according to the amount of accrued and unpaid interest due to each such holder of a 30 Hudson Yards Subordinate Companion Loan;

(ix)     ninth, pari passu, in respect of principal to the 30 Hudson Yards Subordinate Companion Loan Holders, all payments and prepayments of amounts allocable to the reduction of the principal balance of the 30 Hudson Yards Loan Combination until the principal balances of the 30 Hudson Yards Subordinate Companion Loans have been reduced to zero, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis (based on their respective outstanding principal balances);

(x)     tenth, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Loan Combination or the 30 Hudson Yards Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix), pari passu, to each 30 Hudson Yards Subordinate Companion Loan Holder, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such 30 Hudson Yards Subordinate Companion Loan Holder, plus interest thereon at the related 30 Hudson Yards Note Interest Rate minus the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis according to the amount of realized losses previously allocated to each such 30 Hudson Yards Subordinate Companion Loan Holder;

(xi)     eleventh, any interest accrued at the 30 Hudson Yards Default Interest Rate on the outstanding principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the outstanding principal balance at the 30 Hudson Yards Loan Combination Interest Rate and (iii) not required to be paid to the 30 Hudson Yards Servicer, the 30 Hudson Yards Trustee or the 30 Hudson Yards Special Servicer, or the master servicer or trustee under a servicing agreement relating to the securitization of the 30 Hudson Yards Mortgage Loan or any 30 Hudson Yards Pari Passu Companion Loan, and pari passu, to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder in an amount calculated on the principal balance of the related Note at the excess of (x) the related 30 Hudson Yards Default Interest Rate for such Note over (y) the 30 Hudson Yards Note Interest Rate with the aggregate amount so payable to be allocated between the Notes on a pro rata basis according to the respective amounts due to such Notes under this clause (xi);

(xii)    twelfth, pro rata and pari passu, to each 30 Hudson Yards Note A Holder, any prepayment charge, to the extent actually paid by the borrower and allocable to any prepayment of the related 30 Hudson Yards A Note under the 30 Hudson Yards Mortgage Loan documents, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis according to the respective amounts due to them under this clause (xii);

(xiii)   thirteenth, pro rata and pari passu, to each 30 Hudson Yards Subordinate Companion Loan Holder, any prepayment charge, to the extent actually paid by the borrower and allocable to any prepayment of the related 30 Hudson Yards Subordinate Companion Loans under the 30 Hudson Yards Mortgage Loan documents, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate

Companion Loan Holder on a pro rata basis according to the respective amounts due to them under this clause (xiii);

(xiv)   fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the 30 Hudson Yards Servicer, the 30 Hudson Yards Trustee or the 30 Hudson Yards Special Servicer or the master servicer or trustee under a trust and servicing agreement relating to the securitization of the 30 Hudson Yards Mortgage Loan or any 30 Hudson Yards Pari Passu Companion Loan), to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder (or any servicer or trustee (if any), as applicable, on its behalf) its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

(xv)    fifteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) - (xiv) above to the 30 Hudson Yards Noteholders pro rata and pari passu in accordance with their respective initial percentage interests.

Notwithstanding clause (xiv) above, to the extent that the borrower actually pays any assumption fees, such assumption fees otherwise allocable to the 30 Hudson Yards Noteholders instead will be payable as additional servicing compensation as provided in the HY 2019-30HY Trust and Servicing Agreement.

After the occurrence of and during the continuance of a 30 Hudson Yards Triggering Event of Default, all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the 30 Hudson Yards Servicer or the 30 Hudson Yards Special Servicer, as applicable) will be distributed as follows:

(i) first, (A) initially, to the 30 Hudson Yards Note A Holders (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee and, if applicable, the master servicers of the related non-lead securitizations), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any non-lead securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee from general collections of the related non-lead securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) then, on a pro rata and pari passu basis (based on the aggregate outstanding principal balance of the 30 Hudson Yards Securitization Companion Loans, on the one hand, and the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans, on the other hand), to the holders of the 30 Hudson Yards Securitization Companion Loans (or the 30 Hudson Yards Master Servicer or the 30 Hudson Yards Trustee) and the holders of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans (or the master servicer or trustee of the non-lead securitizations), up to the amount of any nonrecoverable P&I advances or analogous concept under the non-lead securitizations, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate) (and such reimbursement to the holders of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans, will be made on a pro rata and pari passu basis based on the aggregate outstanding principal balance of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans), and (C) finally, on a pro rata and pari passu basis (based on the aggregate outstanding principal balance of the 30 Hudson Yards Securitization Companion Loans), to the holders of the 30 Hudson Yards Securitization Companion Loans (or the 30 Hudson Yards Master Servicer or the 30 Hudson Yards Trustee), up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii) second, to the holders of the 30 Hudson Yards Securitization Companion Loans (or the 30 Hudson Yards Master Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders of the 30 Hudson Yards Securitization Companion Loans (or the 30 Hudson Yards Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee, as applicable), with respect to the 30 Hudson Yards Loan Combination, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the HY 2019-30HY Trust and Servicing Agreement;

(iii) third, (A) initially, to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder (or the 30 Hudson Yards Servicer), the applicable accrued and unpaid servicing fee on the related 30 Hudson Yards A Note or 30 Hudson Yards Subordinate Companion Loan (without duplication of any portion of the servicing fee paid by the borrower), as the case may be, and (B) then, to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder (or the 30 Hudson Yards Special Servicer), any special servicing fees, any workout fees and liquidation fees earned by it with respect to the 30 Hudson Yards Loan Combination under the HY 2019-30HY Trust and Servicing Agreement;

(iv) fourth, pari passu to each 30 Hudson Yards Note A Holder, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such 30 Hudson Yard A Note, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis according to the amount of accrued and unpaid interest due to each such 30 Hudson Yards Note A Holder;

(v) fifth, pari passu, to each 30 Hudson Yards Subordinate Companion Loan Holder, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such 30 Hudson Yards Subordinate Companion Loan, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis according to the amount of accrued and unpaid interest due to each such 30 Hudson Yards Subordinate Companion Loan Holder;

(vi) sixth, pari passu, in respect of principal, to the 30 Hudson Yards Note A Holders, all remaining funds until the principal balances of the 30 Hudson Yards Senior Notes have been reduced to zero, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis (based on their respective outstanding principal balances);

(vii) seventh, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Loan Combination or the 30 Hudson Yards Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to each 30 Hudson Yards Note A Holder, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such 30 Hudson Yards Note A Holder, plus interest thereon at the related 30 Hudson Yards Note Interest Rate minus the servicing fee, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis according to the amount of realized losses previously allocated to each such 30 Hudson Yards Note A Holder;

(viii) eighth, to 30 Hudson Yards Subordinate Companion Loan Holders, which 30 Hudson Yards Subordinate Companion Loans, if any, are no longer included in the HY 2019-30HY securitization (or any servicer or trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such 30 Hudson Yards Subordinate Companion Loan Holders (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee), with respect to the 30 Hudson Yards Loan Combination, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under HY 2019-30HY Trust and Servicing Agreement;

(ix) ninth, pari passu, in respect of principal, to the 30 Hudson Yards Subordinate Companion Loan Holders, all remaining funds until the principal balances of the 30 Hudson Yards Subordinate Companion Loans have been reduced to zero, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis (based on their respective outstanding principal balances);

(x) tenth, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Loan Combination or the 30 Hudson Yards Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix), pari passu, to each 30 Hudson Yards Subordinate Companion Loan Holder, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such 30 Hudson Yards Subordinate Companion Loan Holder, plus interest thereon at the related 30 Hudson Yards Note Interest Rate minus the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis according to the amount of realized losses previously allocated to each such 30 Hudson Yards Subordinate Companion Loan Holder;

(xi) eleventh, pro rata and pari passu, to each 30 Hudson Yards Note A Holder, any prepayment charge, to the extent actually paid by the borrower and allocable to any prepayment of the related 30 Hudson Yards A Note under the 30 Hudson Yards Mortgage Loan documents, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis according to the respective amounts due to them under this clause (xi);

(xii) twelfth, pro rata and pari passu, to each 30 Hudson Yards Subordinate Companion Loan Holder, any prepayment charge, to the extent actually paid by the borrower and allocable to any prepayment of the related 30 Hudson Yards Subordinate Companion Loans under the 30 Hudson Yards Mortgage Loan documents, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis according to the respective amounts due to them under this clause (xii);

(xiii) thirteenth, any interest accrued at the 30 Hudson Yards Default Interest Rate on the outstanding principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the outstanding principal balance at the 30 Hudson Yards Loan Combination Interest Rate and (iii) not required to be paid to the 30 Hudson Yards Servicer, the 30 Hudson Yards Trustee or the 30 Hudson Yards Special Servicer, or the master servicer or trustee under a servicing agreement relating to the securitization of the 30 Hudson Yards Mortgage Loan or any 30 Hudson Yards Pari Passu Companion Loans, and pari passu, to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder in an amount calculated on the principal balance of the related note at the excess of (x) the related 30 Hudson Yards Default Interest Rate for such 30 Hudson Yards Note over (y) the 30 Hudson Yards Note Interest Rate with the aggregate amount so payable to be allocated between the 30 Hudson Yard Notes on a pro rata basis according to the respective amounts due to such 30 Hudson Yards Notes under this clause (xiii);

(xiv) fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the 30 Hudson Yards Servicer, the 30 Hudson Yards Trustee or the 30 Hudson Yards Special Servicer or the master servicer or trustee under a trust and servicing agreement relating to the securitization of the 30 Hudson Yards Mortgage Loan or any of the 30 Hudson Yards Pari Passu Companion Loans), to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

(xv) fifteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) - (xiv) above will be distributed to the 30 Hudson Yards Noteholders pro rata and pari passu in accordance with their respective initial percentage interests.

Notwithstanding clause (xiv) above, to the extent that the borrower actually pays any assumption fees, such assumption fees otherwise allocable to the 30 Hudson Yards Noteholders instead will be payable as additional servicing compensation as provided in the HY 2019-30HY Trust and Servicing Agreement.

“30 Hudson Yards Triggering Event of Default“ means (i) any event of default under the 30 Hudson Yards Loan Combination with respect to an obligation to pay money due under the 30 Hudson Yards Loan Combination or (ii) any non-monetary event of default for which the 30 Hudson Yards Loan Combination becomes a Specially Serviced Loan.  A 30 Hudson Yards Triggering Event of Default will not be deemed to exist to the extent the holders of the 30 Hudson Yards Subordinate Companion Loans is exercising its cure rights under the 30 Hudson Yards Co-Lender Agreement.

“30 Hudson Yards Default Interest Rate“ means with respect to any 30 Hudson Yards Note, the per annum rate at which interest accrues thereon following any event of default under the 30 Hudson Yards Mortgage Loan documents, including a default in the payment of a monthly payment or a balloon payment.

“30 Hudson Yards Note Interest Rate“ means with respect to any 30 Hudson Yards Note, the per annum rate at which interest accrues on such 30 Hudson Yards Note (without giving effect to the 30 Hudson Yards Default Interest Rate).

“30 Hudson Yards Loan Combination Interest Rate“ means the per annum rate at which interest accrues on the 30 Hudson Yards Loan Combination (without giving effect to the 30 Hudson Yards Default Interest Rate.

Consultation and Control

The “controlling holder” under the 30 Hudson Yards Co-Lender Agreement will be Hudson Yards 2019-30HY Mortgage Trust, a New York common law trust (the “30 Hudson Yards Controlling Noteholder“). The 30 Hudson Yards Controlling Noteholder will be entitled to appoint (or act as) a “directing lender” (the “30 Hudson Yards Directing Holder“) with respect to the 30 Hudson Yards Combination Loan and to exercise the rights and powers granted to the 30 Hudson Yards Directing Holder and the 30 Hudson Yards Controlling Noteholder pursuant to the terms of the 30 Hudson Yards Co-Lender Agreement and under the HY 2019-30HY Trust and Servicing Agreement.

Notwithstanding anything to the contrary contained in the 30 Hudson Yards Co-Lender Agreement, the Hudson Yards 2019-30HY Mortgage Trust (or the 30 Hudson Yards Servicer on its behalf) is required, prior to taking any “major decision” (as defined in the 30 Hudson Yards Co-Lender Agreement), to notify in writing the 30 Hudson Yards Directing Holder of any proposal to take any of such actions (and to provide the 30 Hudson Yards Directing Holder with such information requested by such 30 Hudson Yards Directing Holder as may be necessary in the reasonable judgment of such 30 Hudson Yards Directing Holder in order to make a judgment) and to receive the written approval of the 30 Hudson Yards Directing Holder (which approval may be withheld in its sole discretion).

No objection, direction or advice by any 30 Hudson Yards Noteholder under the 30 Hudson Yards Co-Lender Agreement may require or cause the 30 Hudson Yards Servicer or the 30 Hudson Yards Special Servicer, as applicable, to violate any provision of the 30 Hudson Yards Mortgage Loan documents, applicable law, the HY 2019-30HY Trust and Servicing Agreement, the 30 Hudson Yards Co-Lender Agreement, the REMIC provisions of the Code or the 30 Hudson Yards Servicer or the 30 Hudson Yards Special Servicer’s obligation to act in accordance with the Servicing Standard.

Cure Rights

So long as any 30 Hudson Yards Subordinate Companion Loan is included in the HY 2019-30HY securitization, no cure rights of a holder of a 30 Hudson Yards Subordinate Companion Loan under the 30 Hudson Yards Co-Lender Agreement will apply.

Purchase Option

So long as any 30 Hudson Yards Subordinate Companion Loan is included in the HY 2019-30HY securitization, no purchase option of a holder of a 30 Hudson Yards Subordinate Companion Loan under the 30 Hudson Yards Co-Lender Agreement will apply.

Sale of Defaulted Loan Combination

Pursuant to the terms of the 30 Hudson Yards Co-Lender Agreement, if the 30 Hudson Yards Loan Combination becomes a defaulted loan, and if the 30 Hudson Yards Special Servicer determines to sell the 30 Hudson Yards Loan Combination in accordance with the HY 2019-30HY Trust and Servicing Agreement, then the 30 Hudson Yards Special Servicer will be required to sell the 30 Hudson Yards Loan Combination together as one whole loan. The 30 Hudson Yards Special Servicer is required to give each 30 Hudson Yards Noteholder 10 business days’ notice of its intention to sell the 30 Hudson Yards Loan Combination.

Special Servicer Appointment Rights

Pursuant to the terms of the 30 Hudson Yards Co-Lender Agreement, the 30 Hudson Yards Controlling Noteholder will have the right, with or without cause, to replace the special servicer then acting with respect to the 30 Hudson Yards Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the other 30 Hudson Yards Noteholders.

The Grand Canal Shoppes Pari Passu-AB Loan Combination

General

The Grand Canal Shoppes Mortgage Loan (7.5%) is part of a loan combination (the “Grand Canal Shoppes Loan Combination“) evidenced by the promissory notes listed in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property  (collectively, the “Grand Canal Shoppes Notes“).

The promissory note designated Note A-4-2 and Note A-4-5 in such table are collectively referred to herein as the “Grand Canal Shoppes Mortgage Loan.” The remaining promissory notes with the prefix “Note A-” listed in such table are referred to collectively herein as the “Grand Canal Shoppes Pari Passu Companion Loans“ and, together with the Grand Canal Shoppes Mortgage Loan, the “Grand Canal Shoppes Senior Notes.” The promissory note designated Note B in such table is referred to herein as the “Grand Canal Shoppes Subordinate Companion Loan.” The Grand Canal Shoppes Senior Notes are generally pari passu in right of payment with each other, and the Grand Canal Shoppes Subordinate Companion Loan is generally subordinate in right of payment to the Grand Canal Shoppes Senior Notes.

Only the Grand Canal Shoppes Mortgage Loan is included in the issuing entity. The current holders of the Grand Canal Shoppes Notes are set forth in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above.

The Grand Canal Shoppes Mortgage Loan, the Grand Canal Shoppes Pari Passu Companion Loans and the Grand Canal Shoppes Subordinate Companion Loan are cross-defaulted and have the same borrowers, maturity date, amortization schedule and prepayment structure. Interest is payable on each of the Grand Canal Shoppes Senior Notes at a rate equal to 3.74080% per annum (the “Grand Canal Shoppes Note A Rate“) and on the Grand Canal Shoppes Subordinate Companion Loan at a rate equal to 6.25000% per annum (the “Grand Canal Shoppes Note B Rate“). For purposes of the information presented in this prospectus with respect to the Grand Canal Shoppes Mortgage Loan unless otherwise specifically indicated, the loan-to-value ratio, debt yield and debt service coverage ratio information includes the Grand Canal Shoppes Pari Passu Companion Loans and does not take into account the Grand Canal Shoppes Subordinate Companion Loan.

The rights of the holders of the Grand Canal Shoppes Notes are subject to a Co-Lender Agreement (the “Grand Canal Shoppes Co-Lender Agreement“), the terms of which are described below.

Servicing

The Grand Canal Shoppes Loan Combination will be serviced pursuant to the terms of the pooling and servicing agreement entered into in connection with the MSC 2019-H7 securitization (the “MSC 2019-H7 Pooling and Servicing Agreement“).

Custody of the Mortgage File

Wells Fargo Bank, National Association, as the custodian under the MSC 2019-H7 Pooling and Servicing Agreement is the custodian of the mortgage file related to the Grand Canal Shoppes Loan Combination (other than the promissory notes evidencing the Grand Canal Shoppes Mortgage Loan and the related Grand Canal Shoppes Notes not included in the MSC 2019-H7 securitization).

Application of Payments

The Grand Canal Shoppes Co-Lender Agreement provides, in general, that the Grand Canal Shoppes Subordinate Companion Loan and the right of the holder thereof to receive payments of interest, principal and other amounts with respect thereto is at all times, junior, subject and subordinate to the Grand Canal Shoppes Senior Notes and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto, in each case to the extent described below.

If no Grand Canal Shoppes Sequential Pay Event (as defined below) has occurred and is continuing, then all amounts tendered by the borrowers or otherwise available for payment on or with respect to or in connection with the Grand Canal Shoppes Loan Combination or the Grand Canal Shoppes Mortgaged Property (net of certain amounts for required reserves and escrows and certain fees, costs and expenses of the parties to the MSC 2019-H7 Pooling and Servicing Agreement) will be applied and distributed as follows:

●

first, to the holders of the Grand Canal Shoppes Senior Notes, pro rata, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Grand Canal Shoppes Senior Notes at the Grand Canal Shoppes Net Note A Rate;

●

second, (i) to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis in an amount equal to the product of (A) the sum of the Percentage Interests of the Grand Canal Shoppes Senior Notes, multiplied by (B) the sum of principal payments received, if any, with respect to the related monthly payment date, until their respective principal balances have been reduced to zero, and (ii) 100% of any insurance and condemnation proceeds payable as principal to the holders of the Grand Canal Shoppes Notes are required to be distributed to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis until the principal balances thereof have been reduced to zero;

●

third, to the holders of the Grand Canal Shoppes Senior Notes that have paid any unreimbursed costs and expenses, on a Pro Rata and Pari Passu Basis up to the amount of any such unreimbursed costs and expenses paid by such holders including any Grand Canal Shoppes Recovered Costs not previously reimbursed to such holders (or paid or advanced by the master servicer or special servicer, as applicable, on any such holder’s behalf and not previously paid or reimbursed) with respect to the Grand Canal Shoppes Loan Combination pursuant to the MSC 2019-H7 Pooling and Servicing Agreement or the Grand Canal Shoppes Co-Lender Agreement;

●

fourth, to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis, in an amount equal to the product of (i) the sum of the Percentage Interests of the Grand Canal Shoppes Senior Notes multiplied by (ii) the Grand Canal Shoppes Note A Relative Spread and (iii) any prepayment premium paid by the borrowers;

●

fifth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, such excess amount is required to be paid to the holders of the Grand Canal Shoppes Senior Notes, on a Pro Rata and Pari Passu Basis in an amount up to the aggregate of unreimbursed realized principal losses previously allocated to such holders, plus interest thereon at the Grand Canal Shoppes Net Note A Rate;

●

sixth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related principal balance at the Grand Canal Shoppes Net Note B Rate;

●

seventh, (i) to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to its Percentage Interest of principal payments received, if any, with respect to such monthly payment date, until the principal balance thereof has been reduced to zero; and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Grand Canal Shoppes Notes, the portion thereof remaining after distribution to the holders of the Grand Canal Shoppes Senior Notes pursuant to clause second above is required to be distributed to the holder of the Grand Canal Shoppes Subordinate Companion Loan until the principal balance thereof has been reduced to zero;

●

eighth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the product of (i) its Percentage Interest multiplied by (ii) the Grand Canal Shoppes Note B Relative Spread and (iii) any prepayment premium paid by the borrowers;

●

ninth, to the extent the holder of the Grand Canal Shoppes Subordinate Companion Loan has made any payments or advances to cure defaults as described below under “—Cure Rights,” to reimburse such holder for all such amounts;

●

tenth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth, such excess amount is required to be paid to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount up to aggregate of unreimbursed realized principal losses previously allocated to such holder, plus interest on such amount at the Grand Canal Shoppes Net Note B Rate;

●

eleventh, to the extent assumption or transfer fees actually paid by the borrowers are not required to be otherwise applied under the MSC 2019-H7 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments related to the Grand Canal Shoppes Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrowers, are required to be paid to the holders of the Grand Canal Shoppes Notes, pro rata based on their respective Percentage Interests; and

●

twelfth, if any excess amount is available to be distributed in respect of the Grand Canal Shoppes Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount is required to be paid pro rata to the holders of the Grand Canal Shoppes Notes in accordance with their respective initial Percentage Interests.

Upon the occurrence and during the continuance of (i) any monetary event of default with respect to the Grand Canal Shoppes Loan Combination, (ii) any other event of default with respect to the Grand Canal Shoppes Loan Combination that causes the Grand Canal Shoppes Loan Combination to become accelerated or a Specially Serviced Loan or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case, provided that the holder of the Grand Canal Shoppes Subordinate Companion Loan has not exercised its cure rights under the Grand Canal Shoppes Co-Lender Agreement (as described below under “—Cure Rights”) (each, a “Grand Canal Shoppes Sequential Pay Event“), all amounts tendered by the borrowers or otherwise available for payment on or with respect to or in connection with the Grand Canal Shoppes Loan Combination or the Grand Canal Shoppes Mortgaged Property (net of certain amounts for required reserves and escrows and certain fees, costs and expenses of the parties to the MSC 2019-H7 Pooling and Servicing Agreement) will be applied and distributed as follows:

●

first, to the holders of the Grand Canal Shoppes Senior Notes, pro rata, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Grand Canal Shoppes Senior Notes at the Grand Canal Shoppes Net Note A Rate;

●	second, to the holders of the Grand Canal Shoppes Senior Notes, pro rata based on their outstanding principal balances, until their respective principal balances have been reduced to zero;

●

third, to the holders of the Grand Canal Shoppes Senior Notes that have paid any unreimbursed costs and expenses, on a Pro Rata and Pari Passu Basis up to the amount of any such unreimbursed costs and expenses paid by such holders including any Grand Canal Shoppes Recovered Costs not previously reimbursed to such holders (or paid or advanced by the master servicer or special servicer, as applicable, on any such holder’s behalf and not previously paid or reimbursed) with respect to the Grand Canal Shoppes Loan Combination pursuant to the MSC 2019-H7 Pooling and Servicing Agreement or the Grand Canal Shoppes Co-Lender Agreement;

●

fourth, to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis, in an amount equal to the product of (i) the sum of the Percentage Interests of the Grand Canal Shoppes Senior Notes multiplied by (ii) the Grand Canal Shoppes Note A Relative Spread and (iii) any prepayment premium paid by the borrowers;

●

fifth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, such excess amount is required to be paid to the holders of the Grand Canal Shoppes Senior Notes, on a Pro Rata and Pari Passu Basis in an amount up to the aggregate of unreimbursed realized principal losses previously allocated to such holders, plus interest thereon at the Grand Canal Shoppes Net Note A Rate;

●

sixth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related principal balance at the Grand Canal Shoppes Net Note B Rate;

●	seventh, to the holder of the Grand Canal Shoppes Subordinate Companion Loan, until the outstanding principal balance thereof has been reduced to zero;

●

eighth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the product of (i) its Percentage Interest multiplied by (ii) the Grand Canal Shoppes Note B Relative Spread and (iii) any prepayment premium paid by the borrowers;

●

ninth, to the extent the holder of the Grand Canal Shoppes Subordinate Companion Loan has made any payments or advances to cure defaults as described below under “—Cure Rights,” to reimburse such holder for all such amounts;

●

tenth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth, such excess amount is required to be paid to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount up to aggregate of unreimbursed realized principal losses previously allocated to such holder, plus interest on such amount at the Grand Canal Shoppes Net Note B Rate;

●

eleventh, to the extent assumption or transfer fees actually paid by the borrowers are not required to be otherwise applied under the MSC 2019-H7 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments related to the Grand Canal Shoppes Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrowers, are required to be paid to the holders of the Grand Canal Shoppes Notes, pro rata based on their respective Percentage Interests; and

●

twelfth, if any excess amount is available to be distributed in respect of the Grand Canal Shoppes Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount is required to be paid pro rata to the holders of the Grand Canal Shoppes Notes in accordance with their respective initial Percentage Interests.

“Grand Canal Shoppes Net Note A Rate“ means the note rate applicable to the Grand Canal Shoppes Senior Notes, less the applicable servicing fee rate.

“Grand Canal Shoppes Net Note B Rate“ means the note rate applicable to the Grand Canal Shoppes Subordinate Companion Loan, less the applicable servicing fee rate.

“Grand Canal Shoppes Note A Relative Spread“ means the ratio of the Grand Canal Shoppes Note A Rate to the Grand Canal Shoppes Loan Combination Rate.

“Grand Canal Shoppes Note B Relative Spread“ means the ratio of the Grand Canal Shoppes Note B Rate to the Grand Canal Shoppes Loan Combination Rate.

“Grand Canal Shoppes Loan Combination Rate“ means as of any date of determination, the weighted average of the Grand Canal Shoppes Note A Rate and the Grand Canal Shoppes Note B Rate, weighted based on the outstanding principal balances of the Grand Canal Shoppes Notes.

“Percentage Interest“ means, with respect to any holder of a Grand Canal Shoppes Note, a fraction, expressed as a percentage, the numerator of which is the outstanding principal balance of such note, and the denominator of which is the outstanding principal balance of the Grand Canal Shoppes Loan Combination.

“Pro Rata and Pari Passu Basis“ means with respect to each Grand Canal Shoppes Senior Note and the related holders thereof (or, to the extent specified herein, a subset of the Grand Canal Shoppes Senior Notes or the related holders thereof), the allocation of any particular payment, collection, cost, expense, liability or other amount among such notes or such noteholders, as the case may be, without any priority of any such note or any such noteholder over another such note or noteholder, as the case may be, and in any event such that each such note or noteholder, as the case may be, is allocated its pro rata amount (calculated in proportion to the outstanding principal balance of the related note, relative to the aggregate outstanding principal balance of the applicable Grand Canal Shoppes Senior Notes or otherwise in proportion to the amount due to the holder of the subject Grand Canal Shoppes Senior Note, relative to the aggregate amount due to holders of all of the applicable Grand Canal Shoppes Senior Notes) of such particular payment, collection, cost, expense, liability or other amount.

The Directing Holder

The controlling noteholder (the “Grand Canal Shoppes Directing Holder“) under the Grand Canal Shoppes Co-Lender Agreement, as of any date of determination, is (i) the holder of the Grand Canal Shoppes Subordinate Companion Loan, unless a Grand Canal Shoppes Control Appraisal Period has occurred and is continuing or (ii) if a Grand Canal Shoppes Control Appraisal Period has occurred and is continuing, the holder of Note A-1-1 (whose rights are exercisable under the MSC 2019-H7 Pooling and Servicing Agreement by the directing certificateholder for such securitization or the special servicer (following a control termination event under the related securitization)).

A “Grand Canal Shoppes Control Appraisal Period“ is any period, with respect to the Grand Canal Shoppes Loan Combination, if and for so long as: (a)(1) the initial principal balance of the Grand Canal Shoppes Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Grand Canal Shoppes Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Grand Canal Shoppes Loan Combination that is allocated to the Grand Canal Shoppes Subordinate Companion Loan and (z) without duplication, any realized principal losses with respect to the Grand Canal Shoppes Mortgaged Property (or portion thereof) or the Grand Canal Shoppes Loan Combination that are allocated to the Grand Canal Shoppes Subordinate Companion Loan, plus (3) any Grand Canal Shoppes Threshold Event Collateral (as defined below), (to the extent such amount is not already taken into account in the Appraisal Reduction Amount), plus (4) without duplication of any items set forth above in clauses (1) through (3), insurance and condemnation proceeds that constitute collateral for the Grand Canal Shoppes Loan Combination (whether paid or then payable by any insurance company or government authority, provided that, if not then paid, such amounts are payable to the lender for application to the Grand Canal Shoppes Loan Combination or to pay the costs of restoring the Grand Canal Shoppes Mortgaged Property) is less than (b) 25% of the remainder of (i) the initial principal balance of the Grand Canal Shoppes Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Grand Canal Shoppes Subordinate Companion Loan.

For purposes of determining whether a Grand Canal Shoppes Control Appraisal Period is in effect, Appraisal Reduction Amounts and realized principal losses will be allocated to reduce first, the principal balance of the Grand Canal Shoppes Subordinate Companion Loan, and second, the principal balances of the Grand Canal Shoppes Senior Notes (on a Pro Rata and Pari Passu basis), in each case, up to the outstanding amount thereof.

In addition, the holder of the Grand Canal Shoppes Subordinate Companion Loan will be entitled to avoid (or terminate) a Grand Canal Shoppes Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within 30 days of the special servicer’s receipt of any third party appraisal that indicates such Grand Canal Shoppes Control Appraisal Period has occurred): (i) the holder of the Grand Canal Shoppes Subordinate Companion Loan shall have delivered as a supplement to the appraised value of the Grand Canal Shoppes Mortgaged Property, in the amount specified in clause (ii) below, to the master servicer or the special servicer, as applicable, together with documentation acceptable to the master servicer or the special servicer, as applicable, in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of such servicer on behalf of the holders of the Grand Canal Shoppes Senior Notes in such collateral cash collateral for the benefit of, and acceptable to, the master servicer or the special servicer, as applicable, or an unconditional and irrevocable standby letter of credit with the holders of the Grand Canal Shoppes Senior Notes as the beneficiary, issued by a bank or other financial institutions the long term unsecured debt obligations of which are at all times rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s (either (a) or (b), the “Grand Canal Shoppes Threshold Event Collateral“), and (ii) the Grand Canal Shoppes Threshold Event Collateral is required to be in an amount that would cause the applicable Grand Canal Shoppes Control Appraisal Period not to occur pursuant to the definition of “Grand Canal Shoppes Control Appraisal Period”. If the requirements described in this paragraph are satisfied by the holder of the Grand Canal Shoppes Subordinate Companion Loan (a “Grand Canal Shoppes Threshold Event Cure“), no Grand Canal Shoppes Control Appraisal Period will be deemed to have occurred.

The Grand Canal Shoppes Threshold Event Cure will continue until (i) the Grand Canal Shoppes Threshold Event Collateral would not be sufficient to prevent a Grand Canal Shoppes Control Appraisal Period from occurring pursuant to the definition of “Grand Canal Shoppes Control Appraisal Period”; or (ii) the occurrence of a final recovery determination in respect of the Grand Canal Shoppes Loan Combination. If the appraised value of the Grand Canal Shoppes Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Grand Canal Shoppes Control Appraisal Period without taking into consideration any, or some portion of, the Grand Canal Shoppes Threshold Event Collateral previously delivered by the holder of the Grand Canal Shoppes Subordinate Companion Loan, then any or such portion of Grand Canal Shoppes Threshold Event Collateral held by the master servicer or special servicer is required to be promptly returned to the holder of the Grand Canal Shoppes Subordinate Companion Loan (at its sole expense). Upon a final recovery determination with respect to the Grand Canal Shoppes Loan Combination, such Grand Canal Shoppes Threshold Event Collateral will be available to reimburse each Grand Canal Shoppes Note holder for any realized principal loss in accordance with the priority of distributions described under “—Distributions” above with respect to the Grand Canal Shoppes Loan Combination after application of the net proceeds of liquidation, not in excess of the principal balance of the Grand Canal Shoppes Loan Combination, plus accrued and unpaid interest thereon at the applicable interest rate and all other additional servicing expenses reimbursable under the Grand Canal Shoppes Co-Lender Agreement and under the MSC 2019-H7 Pooling and Servicing Agreement.

Consultation and Control

The master servicer and the special servicer will be required to seek the written consent of the Grand Canal Shoppes Directing Holder (or its designee) prior to taking any action that would constitute a Grand Canal Shoppes Major Decision (as defined below). If the Grand Canal Shoppes Directing Holder (or its designee) fails to respond to the master servicer or the special servicer, as the case may be, within five business days (or, in the case of an Acceptable Insurance Default, 10 business days) after receipt of such notice, such servicer will be required to deliver a second notice, and if the Grand Canal Shoppes Directing Holder (or its designee) fails to respond within five business days (or, in the case of certain insurance defaults, 10 business days) after receipt of such second notice, the Grand Canal Shoppes Directing Holder (or its designee) will not have further consent rights with respect to the specific action proposed in such notice.

“Grand Canal Shoppes Major Decisions“ means:

(i)

any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property by deed-in-lieu or otherwise) of the ownership of one or more properties securing the Grand Canal Shoppes Loan Combination if it comes into and continues in default;

(ii)

any modification, consent to a modification or waiver of, or consent to any deferral of compliance with, any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs or the material modification or termination of cash management or lockbox arrangements) of the Grand Canal Shoppes Loan Combination, or any extension of the maturity date of the Grand Canal Shoppes Loan Combination;

(iii)

following a default or an event of default with respect to the Grand Canal Shoppes Loan Combination, any exercise of remedies, including the acceleration of the Grand Canal Shoppes Loan Combination or initiation of any proceedings, judicial, bankruptcy or otherwise, under the related mortgage loan documents or seeking to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the borrowers or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the borrowers;

(iv)	any sale of the Grand Canal Shoppes Loan Combination (when it is a defaulted loan) or REO Property for less than the applicable purchase price;

(v)

any determination to bring the related Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at such Mortgaged Property or REO Property;

(vi)

any direct or indirect transfer of the related Mortgaged Property (or any interest therein), any release of material collateral or any acceptance of substitute or additional collateral for the Grand Canal Shoppes Loan Combination or any consent or determination with respect to any of the foregoing, other than if required pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(vii)

any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Grand Canal Shoppes Loan Combination or any consent to such a waiver or consent to a transfer of the related Mortgaged Property or of any direct or indirect interest in the borrowers or change in control of the borrowers;

(viii)

any incurrence of additional debt by the borrowers or any mezzanine financing by any direct or indirect legal or beneficial owner of the borrowers (to the extent that the lender has consent rights pursuant to the related mortgage loan documents);

(ix)

any material modification, waiver or amendment of, or any material consent granted or withheld in connection with, or the execution of, an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Grand Canal Shoppes Loan Combination, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(x)

any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager and/or terminating, modifying or entering into any property management agreement (in each case, if the lender is required to consent or approve such changes under the related mortgage loan documents);

(xi)

releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required to be released pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(xii)

any release of the borrowers or guarantor or other obligor from liability under any of the related mortgage loan documents (including acceptance of an assumption agreement) and the addition of a new guarantor, or any consent or determination with respect to any of the foregoing, other than pursuant to the specific terms of the Grand Canal Shoppes Loan Combination and for which there is no lender discretion;

(xiii)	any determination of an acceptable insurance default;

(xiv)	the approval of or voting on any plan of reorganization, restructuring or similar plan or other material action or decision in the bankruptcy of the borrowers;

(xv)	any material modification, waiver or amendment of any guaranty or environmental indemnity related to the Grand Canal Shoppes Loan Combination;

(xvi)

any approval of any property insurance settlements or award in connection with a taking related to the related Mortgaged Property or the approval of a determination to apply such insurance proceeds or award to the repayment of the Grand Canal Shoppes Loan Combination rather than to the restoration of the related Mortgaged Property, other than pursuant to the specific terms of the Grand Canal Shoppes Loan Combination and for which there is no lender discretion;

(xvii)

any determination by the master servicer to transfer the Grand Canal Shoppes Loan Combination to the special servicer based on a determination that (A) a default (other than an Acceptable Insurance Default) is reasonably foreseeable, (B) such default will materially impair the value of the related Mortgaged Property as security for the Grand Canal Shoppes Loan Combination and (C) the default is likely to continue unremedied;

(xviii)	any material modification or waiver of the insurance requirements set forth in the related mortgage loan documents;

(xix)	any material modification or waiver of any special purpose entity requirements set forth in the related mortgage loan documents; or

(xx)	any material modification of, or material waiver of any provision of, the related reciprocal easement;

provided that during any Grand Canal Shoppes Control Appraisal Period, “Grand Canal Shoppes Major Decisions” will mean the list of major decisions described under the MSC 2019-H7 Pooling and Servicing Agreement.

Neither the master servicer nor the special servicer will be required to follow any advice or consultation provided by the Grand Canal Shoppes Directing Holder (or its designee) that would require or cause the master servicer or special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the related servicing standard, require or cause such master servicer or special servicer, as applicable, to violate provisions of the Grand Canal Shoppes Co-Lender Agreement or the MSC 2019-H7 Pooling and Servicing Agreement, require or cause such master servicer or special servicer, as applicable, to violate the terms of the Grand Canal Shoppes Loan Combination, or materially expand the scope of any of the master servicer’s or special servicer’s, as applicable, responsibilities under the Grand Canal Shoppes Co-Lender Agreement or the MSC 2019-H7 Pooling and Servicing Agreement.

Cure Rights

If the related borrowers fails to make any monetary payment by the end of the applicable grace period for such payment permitted under the applicable mortgage loan documents or the related borrowers otherwise defaults with respect to the Grand Canal Shoppes Loan Combination, the holder of the Grand Canal Shoppes Subordinate Companion Loan will have the right to cure a default (i) with respect to any monetary default, within five business days after receipt of notice of such monetary default or (ii) with respect to any non-monetary default, within the cure period afforded to the borrowers under the related Loan Combination documents (but at least 30 days in any event) or such longer period as provided in the Grand Canal Shoppes Co-Lender Agreement. The holder of the Grand Canal Shoppes Subordinate Companion Loan will be limited to ten cures related to monetary defaults, no more than six of which may occur within any consecutive 12-month period.

So long as a monetary default exists for which a cure payment permitted the Grand Canal Shoppes Co-Lender Agreement is made, such monetary default will not be treated as an event of default by any Grand Canal Shoppes Note holder (including for purposes of (i) the definition of “Grand Canal Shoppes Sequential Pay Event” as provided in “—Distributions” above, (ii) accelerating the Grand Canal Shoppes Loan Combination, modifying, amending or waiving any provisions of the related Loan Combination documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to any Grand Canal Shoppes Mortgaged Property; or (iii) treating the Grand Canal Shoppes Loan Combination as a specially serviced loan).

Purchase Option

At any time an event of default under the Grand Canal Shoppes Loan Combination has occurred and is continuing, upon written notice to the holders of the Grand Canal Shoppes Senior Notes (such notice, a “Grand Canal Shoppes Noteholder Purchase Notice“), the holder of the Grand Canal Shoppes Subordinate Companion Loan will have the right to purchase the Grand Canal Shoppes Senior Notes in whole but not in part at the applicable Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price on a date selected by such holder that is not earlier than seven business days after, or later than 45 days after, the date of the Grand Canal Shoppes Noteholder Purchase Notice. All out-of-pocket costs and expenses related to such purchase are required to be paid by the holder of the Grand Canal Shoppes Subordinate Companion Loan.

The right of the holder of the Grand Canal Shoppes Subordinate Companion Loan to purchase the Grand Canal Shoppes Senior Notes will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Grand Canal Shoppes Mortgaged Property (and the special servicer will be required to give the holder of the Grand Canal Shoppes Subordinate Companion Loan at least 15 days’ prior written notice of its intent with respect to any such action).

“Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price“ means the sum, without duplication, of (a) the aggregate principal balance of the Grand Canal Shoppes Senior Notes, (b) accrued and unpaid interest thereon at the Grand Canal Shoppes Note A Rate, from the date as to which interest was last paid in full by related borrowers up to and including the end of the interest accrual period relating to the monthly payment date next following the date of purchase, (c) any other amounts due under the Grand Canal Shoppes Loan Combination, other than prepayment premiums, default interest, late fees, exit fees and any other similar fees, provided that if the related borrowers or a borrower related party is the purchaser, the Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price will include prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unpaid special servicing fees), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) (x) if the related borrowers or a borrower related party is the purchaser or (y) if the Grand Canal Shoppes Loan Combination is purchased after 90 days after such option first becomes exercisable, any liquidation or workout fees payable under the MSC 2019-H7 Pooling and Servicing Agreement with respect to the Grand Canal Shoppes Loan Combination and (g) any Grand Canal Shoppes Recovered Costs, but only to the extent not reimbursed previously to a Grand Canal Shoppes Senior Note pursuant to the Grand Canal Shoppes Co-Lender Agreement. Notwithstanding the foregoing, if the Grand Canal Shoppes Subordinate Companion Loan holder is purchasing from the related borrowers or a borrower related party, the Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price will not include the amounts described under clauses (d) through (f) of this definition. If the Grand Canal Shoppes Loan Combination is converted into a REO Property, for purposes of determining the Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue on each Grand Canal Shoppes Senior Note at the Grand Canal Shoppes Note A Rate as if the related Loan Combination were not so converted. In no event will the Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price include amounts due or payable to the Grand Canal Shoppes Subordinate Companion Loan holder under the Grand Canal Shoppes Co-Lender Agreement.

“Grand Canal Shoppes Recovered Costs“ means any amounts referred to in clause (d) and/or (e) of the definition of “Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price” that at the time of determination have been paid from sources other than the Grand Canal Shoppes Loan Combination or the Grand Canal Shoppes Mortgaged Property.

Sale of Defaulted Loan Combination

If the Grand Canal Shoppes Loan Combination becomes a defaulted mortgage loan, the special servicer will be required to sell the Grand Canal Shoppes Senior Notes together as notes evidencing one whole A note, and will not have the right to sell the Grand Canal Shoppes Subordinate Companion Loan without the consent of the holder thereof. Notwithstanding the foregoing, the special servicer will not be permitted to sell any Grand Canal Shoppes Senior Note without the consent of the holder thereof unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the Grand Canal Shoppes Senior Notes, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder that are material to the price of the Grand Canal Shoppes Senior Notes), and (d) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Grand Canal Shoppes Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the special servicer in connection with the proposed sale. In conducting such sale, whether any cash offer from an interested person constitutes a fair price for the Grand Canal Shoppes Senior Notes is required to be determined by the trustee; provided, that no offer from an interested person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two bona fide other offers are received from independent third parties.

Special Servicer Appointment Rights

The Grand Canal Shoppes Directing Holder (or its designee) will have the right to terminate the special servicer under the MSC 2019-H7 Pooling and Servicing Agreement with respect to the Grand Canal Shoppes Loan Combination, with or without cause, upon at least 10 business days’ prior notice to the special servicer. Any such termination will not be effective unless and until (a) each applicable rating agency delivers a rating agency confirmation, (b) the initial or successor special servicer has assumed in writing all of the responsibilities, duties and liabilities of the special servicer under the MSC 2019-H7 Pooling and Servicing Agreement from and after the date it becomes the special servicer of the Grand Canal Shoppes Loan Combination under the MSC 2019-H7 Pooling and Servicing Agreement pursuant to an assumption agreement reasonably satisfactory to the trustee under the MSC 2019-H7 Pooling and Servicing Agreement and (c) the

trustee under the MSC 2019-H7 Pooling and Servicing Agreement has received an opinion of counsel reasonably satisfactory to the trustee to the effect that (i) the designation of such replacement to serve as special servicer with respect to the Grand Canal Shoppes Loan Combination under MSC 2019-H7 Pooling and Servicing Agreement is in compliance with the terms of the MSC 2019-H7 Pooling and Servicing Agreement, (ii) such replacement special servicer will be bound by the terms of the MSC 2019-H7 Pooling and Servicing Agreement with respect to the Grand Canal Shoppes Loan Combination and (iii) subject to customary qualifications and exceptions, the MSC 2019-H7 Pooling and Servicing Agreement will be enforceable against the replacement special servicer, in accordance with its terms.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable.  For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus.  For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K“) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act“), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC“) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company are the sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors“.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI“) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation.  CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters) and Citibank, N.A. (the Certificate Administrator, Custodian, certificate registrar and paying agent).  CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owner will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC“), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction.  Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview.  In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database.  First, CREFI created a database of information (the “CREFI Securitization Database“) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File“) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation.  CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review.  CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●

whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●

whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●

whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●

whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●

whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related mortgaged properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related mortgaged properties;

●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;

●

a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;

●

whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are zoning issues at the mortgaged properties;

●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owner or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owner and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any of the CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates.  Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination.  Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries.  Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions.  Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General.  CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below.  However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process.  The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available:  historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report“ and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval.  All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements.  CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements.  While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements.  CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●

Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●

Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy.  The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (7) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance.  CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (17) and (30) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports.  In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (42) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing.  Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions.  None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2019.  CREFI’s Central Index Key is 0001701238. As of September 30, 2019, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain approximately $13,639,496 initial Certificate Balance of the Class VRR Certificates (i.e., the CREFI VRR Interest Portion) as described under “Credit Risk Retention”, and an affiliate of CREFI may purchase the Class R Certificates.  However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional Classes of Certificates.  Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time. CREFI or a “majority-owned affiliate” (as defined in Regulation RR) thereof will be required to retain the CREFI VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984.  Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”).  GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000.  GSMC is a Risk Retention Consultation Party and an affiliate of GS Bank, an originator and the Uncertificated VRR Interest Owner, Goldman Sachs & Co. LLC, an underwriter, and the depositor.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. The 30 Hudson Yards Loan Combination was co-originated by GS Bank, Deutsche Bank AG, New York Branch (“DBNY“) and Wells Fargo Bank, National Association (“WFBNA“) and  the Grand Canal Shoppes Loan Combination was co-originated by GS Bank, Morgan Stanley Bank, N. A. (“MSBNA“), WFBNA and JPMorgan Chase Bank, National Association (“JPMorgan“).

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates.  The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Commercial Securities Corporation II or another entity that acts in a similar capacity.  In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2018, GSMC originated or acquired approximately 2,897 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $120.2 billion.  As of December 31, 2018, GSMC had acted as a sponsor and mortgage loan seller on approximately 182 fixed and floating-rate commercial mortgage-backed securitization transactions.  GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion and $8.548 billion of commercial loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017 and 2018, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus.  The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”).  The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below.  No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan.  The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets)

and information collected by the Goldman Originator during the underwriting process.  After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans.  These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents.  In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans.  Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team.  Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.  In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.  GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan.  If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters.  GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties.  The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations.  Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1) Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1) Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below.  However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator.  Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below.  For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2B—Exceptions to Sponsor Representations and Warranties (GSMC)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer.  This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering.  In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas.  Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower.  Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator.  Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees.  A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types.  However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower.  It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves.  In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions.  Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants.  In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item.  Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan.  Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●

Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●

Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property.  The title insurance policies provided typically must meet the following requirements:  (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property.  If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area.  The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of:  (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion.  The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.  Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates.  In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating their respective GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●

Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy.  The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser.  All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●

Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator.  In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator.  The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues.  For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●

Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems.  In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator.  The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan.  In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●

Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property.  In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The 30 Hudson Yards Loan Combination was co-originated by GS Bank, DBNY and WFBNA. The Grand Canal Shoppes Loan Combination was co-originated by GS Bank, MSBNA, WFBNA and JPMorgan. Each of the related Mortgage Loans and each related Companion Loan was co-originated in accordance with the underwriting guidelines described above.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on August 14, 2019.  GSMC’s Central Index Key is 0001541502.  With respect to the period from and including April 1, 2016 to and including June 30, 2019, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis-tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute

(a)	(b)	(c)	#(d)	$(e)	% of principal balance(f)	#(g)	$(h)	% of principal balance(i)	#(j)	$(k)	% of principal balance(l)	#(m)	$(n)	% of principal balance(o)	#(p)	$(q)	% of principal balance(r)	#(s)	$(t)% of principal balance(u) #(v)	$(w)	% of principal balance(x)

GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.55	0	0	0.00	1	0	0.56	5,900,923	0.55	0.00	0	0.00	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.55	0	0	0.00	1	0	0.56	5,900,923	0.55	0.00	0	0.00	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, other than the Uncertificated VRR Interest. However, GSMC and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GS Bank (or its MOA), an affiliate of GSMC, will be required to retain the Uncertificated VRR Interest as described under “Credit Risk Retention”.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates and the Uncertificated VRR Interest contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)     the sum of any proceeds received from the sale of the Certificates and the Uncertificated VRR Interest and the sale of servicing rights to Wells Fargo Bank, National Association, a national banking association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)     the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates and the Uncertificated VRR Interest as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans.  The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”).  The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities.  The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013.  The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of (i) CREFI, a Sponsor, an originator, the Retaining Sponsor, an initial Risk Retention Consultation Party and the holder of the CREFI VRR Interest Portion, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, custodian, certificate registrar and paying agent.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans.  The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans.  The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner.  After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates, the Uncertificated VRR Interest and the Mortgage Loans.  The Depositor’s ongoing duties will include:  (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders or the Uncertificated VRR Interest Owner, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates and the Uncertificated VRR Interest to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the

Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders and the Uncertificated VRR Interest Owner.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest.

The Issuing Entity

The Issuing Entity, Citigroup Commercial Mortgage Trust 2019-GC43, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement.  The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates and the Uncertificated VRR Interest, making distributions, providing reports to Certificateholders and the Uncertificated VRR Interest Owner, and other activities described in this prospectus.  Accordingly, the Issuing Entity may not issue securities other than the Certificates and the Uncertificated VRR Interest, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments.  The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support.  The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”.  The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement.  A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee,” “—The Certificate Administrator,” “—Servicers—The Master Servicer,” “—Servicers—The Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor and the Asset Representations Reviewer,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested.  The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons.  The fiscal year of the Issuing Entity is the calendar year.  The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity.  The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws.  Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA“) (formerly called M & T Bank, National Association), will act as trustee (the “Trustee“) pursuant to the Pooling and Servicing Agreement.  WTNA is a national banking association with trust powers incorporated in 1995.  The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890.  WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation.  Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions.  As of June 30, 2019, WTNA served as trustee on over 1,756 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $374 billion, of which approximately 489 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $320 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates.  In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance.  In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business.  WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank“), will act as the certificate administrator (in such capacity, the “Certificate Administrator“) and custodian (in such capacity, the “Custodian“) under the Pooling and Servicing Agreement.  The Certificate Administrator will also be the REMIC administrator and the 17g-5

Information Provider under the Pooling and Servicing Agreement.  The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2019-GC43 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation.  Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division.  Citibank has primary corporate trust offices located in both New York and London.  Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services.  As of the end of the second quarter of 2019, Citibank’s Agency and Trust group managed in excess of $6 trillion in fixed income and equity investments on behalf of approximately 3,000 corporations worldwide.  Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages.  As of the end of the second quarter of 2019, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 156 transactions backed by commercial mortgages with an aggregate principal balance of approximately $169.4 billion.  The Depositor, the underwriters, the initial purchasers, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports.  An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items.  As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns on behalf of the Issuing Entity.  In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws.  In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement.  The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage file with respect to each underlying mortgage loan on behalf of the trustee and the certificateholders.  Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management.  Files are segregated by transaction and/or issuer.  Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years.  Citibank, through its affiliates and third-party vendors, maintains its commercial document custody facilities in Chicago, Illinois and St. Paul, Minnesota.  One such third-party vendor separately engaged by Citibank in its capacity as custodian under the Pooling and Servicing Agreement is U.S. Bank National Association which will hold and safeguard the mortgage notes and other contents of the mortgage files with respect to the underlying mortgage loans.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee of certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, as amended (the “TIA“), breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, filed a new civil action against Citibank in the United States District Court for the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiffs’ original state court action. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. Subsequently, plaintiffs voluntarily dismissed all claims with respect to two of the three trusts. On April 7, 2017, Citibank filed a motion for summary judgment. Plaintiffs filed its consolidated opposition brief and cross motion for partial summary judgment on May 22, 2017. Briefing on those motions was completed on August 4, 2017.  On March 22, 2018, the court granted Citibank’s motion for summary judgment in its entirety, denied plaintiffs’ motion for summary judgment and ordered the clerk to close the case. On April 20, 2018, plaintiffs filed a notice of appeal.  Plaintiffs’ opening brief was filed on August 3, 2018.  Citibank filed its opposition on November 2, 2018. Plaintiffs filed their reply on November 16, 2018.  On June 7, 2019, the Second Circuit dismissed the plaintiffs’ appeal following the parties’ filing of a stipulation withdrawing the case with prejudice pursuant to Federal Rule of Appellate Procedure 42.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors assert claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act (the “Streit Act“). Following oral argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. On June 27, 2017, the state court issued a decision, dismissing the event of default claims, mortgage-file-related claims, the fiduciary duty claims, and the conflict of interest claims. The decision sustained certain breach of contract claims including the claim alleging discovery of breaches of representations and warranties, a claim related to robo-signing, and the implied covenant of good faith claim. Citibank appealed the lower court’s decision, and on January 16, 2018, the Appellate Division, First Department, dismissed the claims related to robo-signing and the implied covenant of good faith, but allowed plaintiffs’ claim alleging discovery of breaches of representations and warranties to proceed.  On June 7, 2019, plaintiffs filed a motion for discontinuance of the action and dismissal of plaintiffs’ claims with prejudice.

On August 19, 2015, the FDIC as receiver for a failed financial institution filed a civil action against Citibank in the Southern District of New York. This action relates to one private-label RMBS trust for which Citibank formerly served as trustee.  The FDIC asserts claims for breach of contract, violation of the Streit Act, and violation of the TIA. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, N.A. entities that have also been sued by the FDIC in their capacity as trustee, and these cases have all been consolidated in front of Judge Carter. On September 30, 2016, the court granted Citibank’s motion to dismiss without prejudice for lack of subject matter jurisdiction. On October 14, 2016, FDIC filed a motion for reargument or relief from judgment from the court’s dismissal order. On July 11, 2017, Judge Carter ruled on the motion for reconsideration regarding his dismissal of the action. He denied reconsideration of his decision on standing, but granted leave to amend the complaint by October 9, 2017. The FDIC subsequently requested an extension of time to file its amended complaint, which was granted. The FDIC filed its amended complaint on December 8, 2017.  Defendants jointly filed a motion to dismiss the amended complaint and that joint motion was fully briefed as of May 3, 2018.  On March 20, 2019, the court granted defendants’ joint motion to dismiss the amended complaint.  The FDIC’s deadline to file a notice of appeal was April 22, 2019.  The FDIC has not appealed.

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates may purchase the Class R Certificates on the Closing Date, and except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain the CREFI VRR Interest Portion as described under “Credit Risk Retention”. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement.  For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo“) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer“).  Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company.  Wells Fargo is also (i) the servicer, certificate administrator and custodian under the 30 Hudson Yards TSA, pursuant to which the 30 Hudson Yards Loan Combination is serviced, (ii) the trustee, certificate administrator and custodian under the MSC 2019-H7 PSA, pursuant to which the Grand Canal Shoppes Loan Combination is serviced, (iii) the trustee, certificate administrator and custodian under the GSMS 2019-GC42 PSA, pursuant to which each of the 19100 Ridgewood Loan Combination and the 222 Kearny Street Loan Combination is serviced and (iv) the trustee, certificate administrator and custodian under the Benchmark 2019-B13 PSA, pursuant to which the Rivertowne Commons Loan Combination is serviced.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0293-080, 2001 Clayton Rd, Concord, California 94520.  The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years.  Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS.  Wells Fargo reports to trustees and certificate administrators in the CREFC® format.  The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018	As of 9/30/2019
By Approximate Number:	31,128	30,017	30,491	30,384
By Approximate Aggregate Unpaid Principal Balance (in billions):	$506.83	$527.63	$569.88	$579.93

Within this portfolio, as of September 30, 2019, are approximately 22,473 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $454.4 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities.  In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors.  The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2019, were located in all 50 states, the District of

Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions.  This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations.  The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2016	$ 385,516,905,565	$ 838,259,754	0.22%

Calendar Year 2017	$ 395,462,169,170	$ 647,840,559	0.16%

Calendar Year 2018	$ 426,656,784,434	$ 509,889,962	0.12%

YTD Q3 2019	$ 434,602,819,972	$ 395,304,724	0.09%

*	“UPB“ means unpaid principal balance, “P&I“ means principal and interest advances and “PPA“ means property protection advances.

Wells Fargo is rated by Fitch, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P“) and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US.  Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch.  The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event.  Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects.  The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries.  Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies.  Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law.  Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing & tracking;

●	credit investigation & background checks; and

●	defeasance calculations.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and Serviced Companion Loans.  Wells Fargo monitors and reviews the performance of sub-servicers appointed by it.  Generally, all amounts received by Wells Fargo on the Mortgage Loans and Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus.  On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans and Serviced Companion Loans.  On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, Serviced Companion Loans or otherwise.  To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Pursuant to certain interim servicing agreements between Wells Fargo and CREFI, a Sponsor and an originator, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and GSMC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GSMC or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the GSMC Mortgage Loans.

The Master Servicer will enter into one or more agreements with the Mortgage Loan Sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Outside Serviced Mortgage Loans) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Neither Wells Fargo nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo under the heading “—Servicers—The Master Servicer” has been provided by Wells Fargo.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”.  The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement.  The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“RCA“), is expected to act as the special servicer and in such capacity is expected to initially be responsible for the servicing and administration of Specially Serviced Loans (other than any Excluded Special Servicer Loan and any Outside Serviced Loan Combination) and REO Properties (in such capacity, the “Special Servicer“) as well as the reviewing of certain

Major Decisions and other transactions relating to Mortgage Loans (other than any Excluded Special Servicer Loan and any Outside Serviced Loan Combination) pursuant to the PSA.

RCA maintains its principal servicing office at 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P, a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar, a rating by KBRA and a rating by DBRS.

RCA is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company and Securities and Exchange Commission registered investment adviser (“RCM“). RCM is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar“) (NYSE: LEN and LEN.B), a national homebuilder, RCM and RCA were acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point“) in partnership with RCM’s management team. Stone Point is a financial services and asset management focused private equity firm based in Greenwich, Connecticut. As of June 30, 2019, RCM was the sponsor of, and certain of its affiliates were investors in, eleven private equity fund structures (collectively, the “Funds“) and RCM also advised several other investment vehicles such as coinvestments, joint ventures and separately managed accounts, having over $4.4 billion of regulatory assets under management in the aggregate. Eight of such Funds and investment vehicles are focused in whole or in part on distressed and value-add real estate related investments and/or commercial mortgage-backed securities, seven of such Funds and investment vehicles are focused in whole or in part on investments in commercial mortgage-backed securities and six of such Funds and investment vehicles are focused in whole or in part on mezzanine debt and credit investments.

In addition, as of June 30, 2019, RCM has underwritten and purchased, primarily for the Funds, over $7.0 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 110 securitizations totaling approximately $116 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions.

Rialto Management Group, LLC, together with its subsidiaries, RCA and RCM (excluding Stone Point), had over 230 employees as of June 30, 2019 and is headquartered in Miami with offices located in New York City and Atlanta and additional offices across the United States and in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

RCA is subject to an annual external audit. As part of such external audit, auditors perform test work and review internal controls throughout the year. While RCA was a part of Lennar, RCA was determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services.  Additionally, RCA has a formal, documented disaster recovery and business continuity plan.

As of June 30, 2019, RCA and its affiliates were actively special servicing approximately 168 portfolio loans (and REO properties) with an unpaid principal balance of approximately $2.58 billion (see footnote 2 to the chart below).

RCA is also currently performing special servicing for approximately 111 commercial real estate securitizations.  With respect to such securitization transactions, RCA is administering approximately 7,450 assets with an unpaid principal balance at securitization of approximately $116 billion.  The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018	As of 6/30/2019
Number of CMBS Pools Named Special Servicer	75	90	105	111

Approximate Aggregate Unpaid Principal Balance(1)	$79 billion	$91.8 billion	$110.9 billion	$116 billion

Approximate Number of Specially Serviced Loans or REO Properties(2)	37	77	136	168

Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$320 million	$1.1 billion	$2.02 billion	$2.58 billion

(1)

Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.

(2)

Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year.

In its capacity as the special servicer, RCA will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances, RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction.

No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer.

RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, RCA believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the certificates.

From time to time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, that are material to the Certificateholders.

RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

It is expected that RREF III-D AIV RR, LLC (or its affiliates) will be the initial controlling class representative (other than with respect to any non-serviced mortgage loan, any servicing shift loan, and any applicable excluded loan). RCA, the expected special servicer for this transaction, is an affiliate of: (a) RREF III-D AIV RR, LLC, the entity that is anticipated to purchase the Class J-RR and Class K-RR Certificates and serve as retaining third party purchaser and to be appointed as initial controlling class representative; (b) RREF III Debt AIV, LP (or its affiliate), the entity that may purchase certain other classes of certificates, including the Class X-F, Class X-G, Class F and Class G Certificates; and (c) Situs Holdings, LLC, the special servicer of the 30 Hudson Yards Mortgage Loan.  RCA or an affiliate assisted RREF III-D AIV RR, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date. In addition, RCA was appointed the initial special servicer under the CGCMT 2019-GC41 Pooling and Servicing agreement, which governs the servicing and administration of the USAA Office Portfolio Loan Combination, Millennium Park Plaza Loan Combination and U.S. Industrial Portfolio V Loan Combination and is an affiliate of the entity that is the controlling class representative, directing, certificateholder and retaining third party purchaser for that securitization transaction.

From time to time, RCA and/or its affiliates may purchase other securities, including certificates in this offering in the secondary market, and may dispose of them at any time. Except as described herein, neither RCA nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, RREF III-D AIV RR, LLC, or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding RCA under the heading “—Servicers—The Special Servicer” has been provided by RCA.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”.  The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (a) with or without cause by the applicable Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Termination of the

Special Servicer Other Than in Connection With a Servicer Termination Event“, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement.  The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”.  The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Loan Combinations, see “Summary of Terms—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Midland Loan Services, a Division of PNC Bank, National Association

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland“), is (a) the master servicer under the CGCMT 2019-GC41 PSA with respect to the USAA Office Portfolio Whole Loan, the Millennium Park Plaza Whole Loan and the U.S. Industrial Portfolio V Whole Loan, (b) the master servicer and the special servicer under the GSMS 2019-GC42 PSA with respect to the 19100 Ridgewood Whole Loan and the 222 Kearny Street Whole Loan, (c) the master servicer under the MSC 2019-H7 PSA with respect to the Grand Canal Shoppes Whole Loan and (d) the master servicer under the Benchmark 2019-B13 PSA with respect to the Rivertowne Commons Whole Loan.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets.  Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS“) by S&P, Moody’s, Fitch, Morningstar, DBRS, Inc. and Kroll Bond Rating Agency, Inc.  Midland has received rankings as a master, special and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans.  The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the applicable Outside Serviced Mortgage Loans or the related Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Outside Serviced Mortgage Loans for which it is responsible or the related Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the applicable Outside Servicing Agreements.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2019, Midland was master and/or primary servicing approximately 34,130 commercial and multifamily mortgage loans with a principal balance of approximately $524 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada.  Approximately 10,643 of such loans, with a total principal balance of approximately $203 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992.  The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018

CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

As of September 30, 2019, Midland was named the special servicer in approximately 352 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $163 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 107 assets with an outstanding principal balance of approximately $1.1 billion.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992.  The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2016 to 2018.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018

Total	$121	$145	$158

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity.  In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates.  Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

The foregoing information regarding Midland under this heading “Transaction Parties—Servicers—The Outside and Outside Special Servicers—Midland” has been provided by Midland.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services“), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial“), will act as the operating advisor (in such capacity, the “Operating Advisor“) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer“) under the Pooling and Servicing Agreement.  Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York.  Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments.  These engagements have included:  mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2019, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $203.8 billion issued in 248 transactions.

As of September 30, 2019, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $94.5 billion issued in 106 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders or the Uncertificated VRR Interest Owner, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”.  Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, any Risk Retention Consultation Party or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer.  The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.  For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction.  The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator, an initial Risk Retention Consultation Party, the Retaining Sponsor and the expected holder of the CREFI VRR Interest Portion, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, Custodian, certificate registrar and paying agent.

GSMC, a Sponsor and an initial Risk Retention Consultation Party, is an affiliate of GS Bank, an originator and the expected owner of the Uncertificated VRR Interest (in such capacity, the “Uncertificated VRR Interest Owner“), and an affiliate of Goldman Sachs & Co. LLC, one of the underwriters.

Wells Fargo Bank, National Association, the Master Servicer is also (a) the Outside Servicer, Outside Certificate Administrator and Outside Custodian with respect to the 30 Hudson Yards Loan Combination, which is serviced under the 30 Hudson Yards TSA, (b) the Outside Trustee, Outside Certificate Administrator and Outside Custodian with respect to the Grand Canal Shoppes Loan Combination, which is serviced under the MSC 2019-H7 PSA, (c) the Outside Trustee, Outside Certificate Administrator and Outside Custodian with respect to each of the 19100 Ridgewood Loan Combination and the 222 Kearny Street Loan Combination, which are serviced under the GSMS 2019-GC42 PSA, and (d) the Outside Trustee, Outside Certificate Administrator and Outside Custodian with respect to the Rivertowne Commons Loan Combination, which is serviced under the Benchmark 2019-B13 PSA.

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland“), is (a) the master servicer under the CGCMT 2019-GC41 PSA with respect to the USAA Office Portfolio Whole Loan, the Millennium Park Plaza Whole Loan and the U.S. Industrial Portfolio V Whole Loan, (b) the master servicer and the special servicer under the GSMS 2019-GC42 PSA with respect to the 19100 Ridgewood Whole Loan and the 222 Kearny Street Whole Loan, (c) the master servicer under the MSC 2019-H7 PSA with respect to the Grand Canal Shoppes Whole Loan and (d) the master servicer under the Benchmark 2019-B13 PSA with respect to the Rivertowne Commons Whole Loan.

It is expected that RREF III-D AIV RR, LLC (or its affiliates) will be the initial controlling class representative (other than with respect to any non-serviced mortgage loan, any servicing shift loan, and any applicable excluded loan). Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of:  (a) RREF III-D AIV RR, LLC, the entity that is anticipated to purchase the Class J-RR and Class K-RR Certificates and serve as the Retaining Third Party Purchaser and the initial Controlling Class Representative; (b) RREF III Debt AIV, LP (the parent of RREF III-D AIV RR, LLC) or its affiliate, the entity that may purchase certain other classes of certificates, including the Class X-F, Class X-G, Class F and Class G Certificates; and (c) Situs Holdings, LLC, the special servicer of the 30 Hudson Yards Mortgage Loan.  Rialto Capital Advisors, LLC or an affiliate assisted RREF III-D AIV RR, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.  In addition, RCA was appointed the initial special servicer under the CGCMT 2019-GC41 Pooling and Servicing agreement, which governs the servicing and administration of the USAA Office Portfolio Loan Combination, Millennium Park Plaza Loan Combination and U.S. Industrial Portfolio V Loan Combination and is an affiliate of the entity that is the controlling class representative and retaining third party purchaser for the related securitization transaction.

Wilmington Trust, National Association, the Trustee, is also (a) the Outside Trustee under the Outside Servicing Agreement that governs the servicing of the 30 Hudson Yards Loan Combination; and (b) the Outside Trustee under the Outside Servicing Agreement that governs the servicing of each of the USAA Office Portfolio Loan Combination, the Millennium Park Plaza Loan Combination and the U.S. Industrial Portfolio V Loan Combination.  In its capacity as Outside Trustee under each such Outside Servicing Agreement, Wilmington Trust, National Association serves as mortgagee of record with respect to the subject Loan Combination.

Citibank, N.A., the Certificate Administrator and Custodian, is also the Outside Certificate Administrator and Outside Custodian under the Outside Servicing Agreement that governs the servicing of each of USAA Office Portfolio Loan Combination, the Millennium Park Plaza Loan Combination and the U.S. Industrial Portfolio V Loan Combination.

Park Bridge Lender Services LLC, the Operating Advisor and the Asset Representations Reviewer, is also the Outside Operating Advisor and outside asset representations reviewer under the Outside Servicing Agreements that govern the servicing of each of the USAA Office Portfolio Loan Combination, Millennium Park Plaza Loan Combination, U.S. Industrial Portfolio V Loan Combination, 19100 Ridgewood Loan Combination, 222 Kearny Street Loan Combination, and Rivertowne Commons Loan Combination, respectively.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between CREFI, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland, the Master Servicer, on the other hand, Midland acts as interim servicer with respect to one (1) of the Mortgage Loans (2.2%) (with a Cut-off Date Balance of approximately $21,000,000) to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between GSMC, a Sponsor, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to eight (8) of the Mortgage Loans (13.1%) (with an aggregate Cut-off Date Balance of approximately $122,656,602) to be contributed to this securitization transaction by GSMC.

Loan Combinations and Mezzanine Loan Arrangements

GS Bank, an originator and an affiliate of GSMC, is the current holder of one or more of the USAA Office Portfolio Pari Passu Companion Loans, one or more of the Grand Canal Shoppes Pari Passu Companion Loans, one or more of the Millennium Park Plaza Pari Passu Companion Loans,  and one or more of the 19100 Ridgewood Pari Passu Companion Loans, each of which is expected to be securitized in one or more future securitizations.

Other Arrangements

Wells Fargo Bank, National Association acts as interim custodian of the loan documents with respect to all of the CREFI Mortgage Loans and all of the GSMC Mortgage Loans, except for the related Mortgage File with respect to any CREFI Mortgage Loan or any GSMC Mortgage Loan that is currently (or becomes prior to the Closing Date) an Outside Serviced Mortgage Loan.

Wells Fargo Bank, National Association, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Although RREF III-D AIV RR, LLC conducted its own due diligence on the Mortgage Loans prior to the Closing Date, it engaged Rialto Capital Advisors, LLC or an affiliate to assist in such due diligence.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

 Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules“).  An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 43) (“Regulation RR“) which implements the Credit Risk Retention Rules, as a combination of the following:

●	CREFI has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor“);

●

The Retaining Sponsor is expected to acquire (or cause other Retaining Parties to acquire) from the Depositor, on the Closing Date, portions of a “single vertical security” (as defined in Regulation RR) that is an “eligible vertical interest” (as defined in Regulation RR) in the Issuing Entity, with an aggregate initial principal balance of approximately $35,250,000 as of the Closing Date, consisting of (i) the Uncertificated VRR Interest retained by GS Bank (or its MOA) as described below and (ii) the Class VRR Certificates acquired by CREFI (or its MOA) as described below (collectively, the “Combined VRR Interest”); the Combined VRR Interest will represent approximately 3.7625% of the sum of the initial Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date; and the Combined VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;

●

The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the Combined VRR Interest acquired on the Closing Date and retained by Goldman Sachs Bank USA, a New York chartered bank (“GS Bank“) (or its MOA), as originator of the GSMC Mortgage Loans, which portion of the Combined VRR Interest will constitute an uncertificated interest and have an initial principal balance equal to approximately $21,610,504, representing approximately 61.3% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “Uncertificated VRR Interest“ or the “GS Bank VRR Interest Portion“); and GS Bank originated approximately 61.3% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to its percentage ownership of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●

GS Bank will acquire the GS Bank VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby GS Bank will sell to the Depositor (through its affiliate, GSMC) the GSMC Mortgage Loans that it originated in exchange for cash consideration and the GS Bank VRR Interest Portion; and payment for the GS Bank VRR Interest Portion (i) will be in the form of a reduction in the price received by GS Bank (through GSMC) from the Depositor for the GSMC Mortgage Loans sold by GS Bank (through GSMC) to the Depositor for inclusion in such securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by the offset to GS Bank in accordance with Regulation RR;

●

The Retaining Sponsor is expected to retain (either directly or through its “majority-owned affiliate” (as defined in Regulation RR) the portion of the Combined VRR Interest remaining (following the acquisition by or on behalf of GS Bank of the GS Bank VRR Interest Portion), which remaining portion will be in the form of Class VRR Certificates and have an initial Certificate Balance equal to approximately $13,639,496, representing approximately 38.7% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion“, and also, the “Class VRR Certificates“); and

●

The Retaining Sponsor is expected to satisfy the remainder of its risk retention requirements under the Credit Risk Retention Rules by a third party purchaser (the “Retaining Third Party Purchaser“), which will be RREF III-D AIV RR, LLC, a Delaware limited liability company, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation

RR), consisting of all of the Class J-RR Certificates and Class K-RR Certificates (collectively, the “HRR Certificates“ and, together with the Combined VRR Interest, the “RR Interest“), with an aggregate initial Certificate Balance of $41,700,165, and having a fair value equal to at least 1.2587% of the fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP“).  See “—HRR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

The owner of the Uncertificated VRR Interest is referred to in this prospectus as the “Uncertificated VRR Interest Owner” and the Uncertificated VRR Interest Owner and the holder(s) of the Class VRR Certificates are referred to in this prospectus, individually, as a “Combined VRR Interest Owner“ and, collectively, as the “Combined VRR Interest Owners“.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor, GS Bank and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties“.  The percentage of the aggregate Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date represented by the Combined VRR Interest (which is approximately 3.7625%) and the percentage of the aggregate fair value of all Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest represented by the HRR Certificates (which is at least 1.2587%), as noted in the preceding bullets, will equal at least 5, as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined that, for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage“) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage“) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The Class VRR Certificates constitute a Class of Certificates, a Class of Regular Certificates and a Class of Principal Balance Certificates, but do not constitute a Class of Offered Certificates, a Class of Non-Vertically Retained Certificates, a Class of Non-Vertically Retained Regular Certificates or a Class of Non-Vertically Retained Principal Balance Certificates. The Uncertificated VRR Interest does not constitute a Class of Certificates, or any of the foregoing categories defining certain specified Classes of Certificates. The Class VRR Certificates and the Uncertificated VRR Interest are collectively referred to in this prospectus as the “Combined VRR Interest”. The Combined VRR Interest is not offered hereby.

The “Certificate Balance” of the Class VRR Certificates outstanding at any time represents the maximum amount that the holders of such Certificates are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of the Class VRR Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Class VRR Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Class VRR Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the Class VRR Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Uncertificated VRR Interest Balance” represents the maximum amount that the holders of the Uncertificated VRR Interest outstanding at any time are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Uncertificated VRR Interest Balance will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Uncertificated VRR Interest on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Uncertificated VRR Interest in reduction of its Uncertificated VRR Interest Balance are recovered subsequent to such Uncertificated VRR Interest being reduced to zero, holders of the Uncertificated VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Combined VRR Interest Balance” means the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance, together.

The initial Combined VRR Interest Balance will be approximately $35,250,000, subject to a permitted variance of plus or minus 5.0%, which will equal the Vertically Retained Percentage of the Initial Pool Balance.

The Combined VRR Interest will not be rated, and will not have a Rated Final Distribution Date.

Effective Interest Rate

Except for tax reporting purposes, the Combined VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the Combined VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Allocation Between Combined VRR Interest and Non-Vertically Retained Certificates

The right to payment of holders of the Combined VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Regular Certificates (as a collective whole).  On each Distribution Date, the portion of Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) allocable to: (a) the Combined VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Regular Certificates (collectively) will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage.  In addition, any losses incurred on the Mortgage Loans will be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the respective Percentage Allocation Entitlements thereof.

The “Vertically Retained Percentage“ is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial Certificate Balance of all Classes of Principal Balance Certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “Non-Vertically Retained Percentage“ is the difference between 100% and the Vertically Retained Percentage.

The “Percentage Allocation Entitlement“ means: (a) with respect to the Combined VRR Interest, the “Vertically Retained Percentage”; and (b) with respect to the Non-Vertically Retained Certificates, the “Non-Vertically Retained Percentage”.

The aggregate amount available for distributions on the Combined VRR Interest on each Distribution Date is referred to as the “Combined VRR Available Funds“, which is equal to the product of the Aggregate Available Funds multiplied by the Vertically Retained Percentage.

Allocation of Applicable Realized Losses

On each Distribution Date, any applicable Realized Losses will be allocated to the Combined VRR Interest; and, in connection therewith, the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance of the Uncertificated VRR Interest will each be reduced (pro rata based on the relative Certificate Balance and Uncertificated VRR Interest Balance of each such interest on such Distribution Date) without distribution, as a write-off, to the extent of such Realized Loss, until the Combined VRR Interest Balance has been reduced to zero.

A “Realized Loss“ means, with respect to the Combined VRR Interest for any Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

All reductions in the Combined VRR Interest Balance in respect of Realized Losses allocable to the Combined VRR Interest (as described above) are referred to as an “Applied Realized Loss Amount“. Applied Realized Loss Amounts with respect to the Combined VRR Interest will be reimbursed as described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the Combined VRR Interest” below.

Appraisal Reductions

On each Distribution Date, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof.

Voting Rights

The Class VRR Certificates will have the Voting Rights allocable to such Class as a Class of Principal Balance Certificates as described under “Description of the Certificates—Voting Rights” below in this prospectus.  The Uncertificated VRR Interest will not have any voting rights.

Method, Timing and Amount of Distributions on the Combined VRR Interest

Distributions on the Class VRR Certificates and the Uncertificated VRR Interest are required to be made by the Certificate Administrator on each Distribution Date, to the extent of Combined VRR Available Funds as described in this prospectus, commencing in December 2019.

All distributions (other than the final distribution on the Class VRR Certificates or the Uncertificated VRR Interest) are required to be made to the persons in whose names the Class VRR Certificates or the Uncertificated VRR Interest, as applicable, are registered at the close of business on each Record Date. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the applicable Combined VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the applicable Combined VRR Interest Owner has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the applicable Combined VRR Interest Owner. The final distribution on any Class VRR Certificate or Uncertificated VRR Interest is required to be made in like manner, but only upon presentation and/or surrender thereof or of the rights thereto at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to the Class VRR Certificates will be allocated pro rata among the outstanding Class VRR Certificates based on their respective Percentage Interests.

Priority of Distributions on the Combined VRR Interest

On each Distribution Date, for so long as the aggregate Combined VRR Interest Balance has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the Combined VRR Interest, to the extent of the Combined VRR Available Funds, in the following order of priority:

First, to the Combined VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the Combined VRR Interest, in reduction of the Combined VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Combined VRR Interest Balance has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Combined VRR Interest Balance, up to an amount equal to the unreimbursed Applied Realized Loss Amounts previously allocated to the Combined VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any Combined VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Trust REMICs, in compliance with the Code and applicable REMIC Regulations.  The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Reimbursement of previously allocated Realized Losses with respect to the Combined VRR Interest will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Combined VRR Interest Balance in respect of which a reimbursement is made.  If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the Vertically Retained Percentage of the amount of such recovery will be added to the Combined VRR Interest Balance, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed applicable Realized Losses previously allocated to the Combined VRR Interest. If the Combined VRR Interest Balance is so increased, the amount of unreimbursed Applied Realized Loss Amounts of the Combined VRR Interest will be decreased by such amount.

The “Vertical Risk Retention Allocation Percentage“ will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount“ with respect to the Combined VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-Second, Twenty-Fifth and Twenty-Eighth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount“ with respect to the Combined VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-Third, Twenty-Sixth and Twenty-Ninth and

the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount“ with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on related unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth, Twenty-Seventh and Thirtieth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) will be required to be distributed to holders of the Combined VRR Interest.

Prepayment Interest Shortfalls

Prepayment Interest Shortfalls that are not covered by certain Compensating Interest Payments made by the Master Servicer are required to be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Regular Certificates, on the other hand, in accordance with their respective Percentage Allocation Entitlements.

Allocation Between Class VRR Certificates and the Uncertificated VRR Interest

The right to payment of holders of the Class VRR Certificates is pro rata and pari passu with the right to payment of holders of the Uncertificated VRR Interest.  On each Distribution Date, Combined VRR Available Funds and any Appraisal Reduction Amounts, yield maintenance charges and prepayment premiums, Prepayment Interest Shortfalls, and Excess Interest allocated to the Combined VRR Interest will be allocated to the Class VRR Certificates and the Uncertificated VRR Interest pro rata (based on the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance).  In addition, any losses incurred on the Mortgage Loans and/or reimbursements of Applied Realized Loss Amounts allocated to the Combined VRR Interest will be allocated between the Class VRR Certificates, on the one hand, and the Uncertificated VRR Interest, on the other hand, pro rata in accordance with the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance.

HRR Certificates

The Retaining Third Party Purchaser

RREF III-D AIV RR, LLC, a Delaware limited liability company, is expected, on the Closing Date, to (i) act as the initial Retaining Third Party Purchaser and (ii) retain the Class J-RR and Class K-RR Certificates.

The Retaining Third Party Purchaser is wholly owned, directly or indirectly, by RREF Ill Debt AIV, LP, which was formed with a primary purpose of investing in commercial mortgaged-backed securities, including the junior tranches of such securities (“CMBS B-Piece Securities“). The Retaining Third Party Purchaser has purchased other CMBS B-Piece Securities in the capacity of a third party purchaser, and its affiliate has been a third party purchaser in several other CMBS securitizations and RREF Ill Debt AIV, LP has held CMBS B-Piece Securities and served as controlling class representative and directing certificateholder (or in a similar capacity) for more than ten other CMBS securitizations. The Retaining Third Party Purchaser is advised by Rialto Capital Management LLC (“RCM“), an affiliate of the special servicer, and experienced in commercial real estate debt investments. In addition, as of June 30, 2019, RCM has underwritten and purchased, primarily for the Funds, over $7 billion in face value of subordinate, newly-originated commercial mortgage-backed securities certificates in approximately 110 different securitizations. Affiliates of RCM have the right to appoint the special servicer for each of these transactions. See “Transaction Parties—Servicers-—The Special Servicer” for additional information about the Retaining Third Party Purchaser, RCM and their respective affiliates. For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third Party Purchaser and another party to this securitization, see “Risk Factors—Potential Conflicts of Interest of a Directing

Holder and any Companion Loan Holder“, “Risk Factors—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “Transaction Parties—Servicers—The Special Servicer.”

Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of the sponsor’s underwriting standards or any loan-level disclosure in this document. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

Solely for its own purposes and benefit, the Retaining Third Party Purchaser has completed an independent review of the credit risk of each mortgage loan consisting of a review of the sponsors’ underwriting standards, the collateral and expected cash flows. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors. The Retaining Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. The Retaining Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more Classes of certificates. In addition, the Retaining Third Party Purchaser does not have any duties to the holders of any Class of certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third Party Purchaser for having so acted.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders and the Uncertificated VRR Interest Owner of such noncompliance.

Material Terms of the HRR Certificates

The Retaining Third Party Purchaser is expected to purchase the HRR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

Eligible Horizontal Residual Interest
Retained by Retaining Third Party Purchaser

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Value of the HRR Certificates (in % and $)(2)	Expected Purchase Price(3)
Class J-RR	$9,016,000	0.27% - 0.28% / $2,648,313	29.3735%
Class K-RR	$32,684,165	0.98% - 1.01% / $9,600,477	29.3735%

(1)

Includes the expected initial Certificate Balance of each Class of HRR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date.  The balance of the Combined VRR Interest is not included in the Certificate Balance of any Class of HRR Certificates.

(2)

The estimated range of fair value of each Class of the HRR Certificates (in each case expressed as a percentage of the fair value of all of the Certificates and the Uncertificated VRR Interest, and expressed as a dollar amount), which Classes of HRR Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value dollar amount of the HRR Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Horizontal Credit Risk Retention”.  The fair value of the Certificates (other than the HRR Certificates) and the Uncertificated VRR Interest is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below. For a description of the manner in which the estimated fair value of the Certificates and the Uncertificated VRR Interest was determined, see “—Determination of Amount of Required Horizontal Credit Risk Retention”.

(3)

Expressed as a percentage of the expected initial Certificate Balance of each Class of HRR Certificates, excluding accrued interest.  The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third Party Purchaser is approximately $12,248,790, excluding accrued interest.

The aggregate fair value of the HRR Certificates identified in the above table entitled “Eligible Horizontal Residual Interest Retained by Retaining Third Party Purchaser” is expected to fall within a range of approximately 1.2587% - 1.2997% of the aggregate fair value of all Certificates and the Uncertificated VRR Interest issued by the Issuing Entity.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount falling within a range of approximately $48,656,413 - $47,120,895, representing 5% of the aggregate fair value, as of the Closing Date, of all of the Certificates and the Uncertificated VRR Interest issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions on the Certificates will be allocated between the Combined VRR Interest and the Non-Vertically Retained Certificates pro rata in accordance with their respective Percentage Allocation Entitlements thereof, and principal and interest (other than any Excess Interest that accrues on an ARD Mortgage Loan), net of specified servicing and administrative costs and expenses, allocated to the Non-Vertically Retained Certificates will be further allocated to the specified Classes of Non-Vertically Retained Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.  On any Distribution Date, Mortgage Loan losses will be allocated between the Combined VRR Interest and Non-Vertically Retained Principal Balance Certificates pro rata in accordance with their respective Percentage Allocation Entitlements thereof, and the Mortgage Loan losses allocated to the Non-Vertically Retained Principal Balance Certificates will be further allocated to the specified Classes of Non-Vertically Retained Principal Balance Certificates in ascending order (beginning with certain Non-Vertically Retained Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates“ section, see “Description of the Certificates” in this prospectus.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Non-Vertically Retained Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates (the “Swap Priced Principal Balance Certificates“) are anticipated to be priced based on the swap yield curve, and the Class F, Class G, Class J-RR and Class K-RR Certificates (the “Yield Priced Principal Balance Certificates“) are anticipated to be priced based on a targeted yield.  The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments“) on each Class of Swap Priced Principal Balance Certificates and each Class of Yield Priced Principal Balance Certificates as described below.  CMBS such as the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G Certificates (the “Interest-Only Certificates“) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates.  It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition.  For example, with respect to any particular Class of Swap Priced Principal Balance Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Swap Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Swap Priced Principal Balance Certificates will be entitled to receive principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates.

Swap Yield Curve

For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap Priced Principal Balance Certificates”.  The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap Priced Principal Balance Certificates.  The actual swap yield curve that will be used as a basis for determining the price of the Swap Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations.  The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap Priced Principal Balance Certificates
Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	1.18%	1.61%	2.05%
3Y	1.14%	1.57%	2.01%
4Y	1.14%	1.56%	1.98%
5Y	1.13%	1.56%	1.99%
6Y	1.14%	1.57%	2.01%
7Y	1.16%	1.60%	2.04%
8Y	1.18%	1.63%	2.07%
9Y	1.21%	1.66%	2.10%
10Y	1.24%	1.69%	2.13%

Based on the swap yield curve, the Retaining Sponsor will determine for each Class of Swap Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Swap Curve Interpolated Yield“) that corresponds to that Class’s weighted average life, by using a linear straight line interpolation (using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9, and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined the credit spread for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.38%	0.42%	0.46%
Class A-2	0.60%	0.65%	0.70%
Class A-3	0.87%	0.91%	0.95%
Class A-4	0.89%	0.93%	0.97%
Class A-AB	0.79%	0.83%	0.87%
Class A-S	1.15%	1.23%	1.31%
Class B(1)	1.30%	1.40%	1.50%
Class C(1)	1.60%	1.75%	1.90%
Class D	2.30%	2.50%	2.70%
Class E	3.10%	3.30%	3.50%

(1)

Classes B and C may accrue interest at (i) the WAC Rate, (ii) the WAC Rate minus a fixed percentage or (iii) a rate equal to the lesser of a specified per annum rate and the WAC Rate, but no less than 0.000%.

Discount Yield Determination for Swap Priced Principal Balance Certificates

The discount yield (the “Discount Yield“) for each Class of Swap Priced Principal Balance Certificates is the sum of the Swap Curve Interpolated Yield for such Class and the related credit spread established at pricing.  The Retaining Sponsor determined the Discount Yield for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual Discount Yield for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current Discount Yield demanded by investors for similar CMBS will ultimately result in higher or lower fair values.

For an expected range of values for each Class of Swap Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap Priced Principal Balance Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Swap Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.804%	1.994%	2.184%
Class A-2	2.008%	2.208%	2.408%
Class A-3	2.397%	2.587%	2.777%
Class A-4	2.421%	2.611%	2.801%
Class A-AB	2.251%	2.441%	2.631%
Class A-S	2.683%	2.913%	3.143%
Class B	2.833%	3.083%	3.333%
Class C	3.135%	3.435%	3.735%
Class D	3.836%	4.186%	4.536%
Class E	4.636%	4.986%	5.336%

Determination of Class Sizes for Swap Priced Principal Balance Certificates

The Retaining Sponsor was provided credit support levels for each Class of Non-Vertically Retained Principal Balance Certificates by each Rating Agency.  A credit support level for a particular Class of Swap Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap Priced Principal Balance Certificates that would be required to be subordinate to that Class of Swap Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating

Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular Class of Non-Vertically Retained Principal Balance Certificates (the “Constraining Level“).  In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of Non-Vertically Retained Certificates, based in part on the credit support levels provided by that rating agency.  See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.  The Certificate Balances of the Classes of Swap Priced Principal Balance Certificates were also based in part on anticipated investor demand for such Classes.  The Certificate Balance for the Classes of Non-Vertically Retained Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’s Constraining Level.  For each other subordinate Class of Non-Vertically Retained Principal Balance Certificates, that Class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior Class of Non-Vertically Retained Principal Balance Certificates minus such subordinate Class’s Constraining Level.

Target Price Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined a target price (the “Target Price“) for each Class of Swap Priced Principal Balance Certificates (other than the Class D and Class E Certificates) on the basis of the price (expressed as a percentage of the Certificate Balance of that Class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions.  The Class D and Class E Certificates are expected to price based on a fixed interest rate.  The Target Price that was utilized for each Class of Swap Priced Principal Balance Certificates (other than the Class D and Class E Certificates) is set forth in the table below.  The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Target Prices for Swap Priced Principal Balance Certificates
Class of Swap Priced Principal Balance Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3	101.00%
Class A-4	103.00%
Class A-AB	103.00%
Class A-S	103.00%
Class B(1)	103.00%
Class C(1)	103.00%

(1)	The Target Price may not be realized with respect to any of Class B or Class C in the event such Class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon for Swap Priced Principal Balance Certificates

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates (other than, in the case of Target Price, the Class D and the Class E Certificates, which are expected to accrue interest at the WAC Rate minus a fixed percentage), the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon“) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such Class of Certificates in order to achieve the related Target Price for that Class of Swap Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price.  The Assumed Certificate Coupon for each Class of Swap Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupons	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	1.8130%	2.0032%	2.1933%
Class A-2	2.6560%	2.8586%	3.0610%
Class A-3	2.5079%	2.6976%	2.8872%
Class A-4	2.7592%	2.9509%	3.1425%
Class A-AB	2.6919%	2.8839%	3.0758%
Class A-S	3.0217%	3.2535%	3.4852%
Class B(1)	3.1729%	3.4248%	3.6218%
Class C(1)	3.4752%	3.6218%	3.6218%
Class D	3.0000%	3.0000%	3.0000%
Class E	3.0000%	3.0000%	3.0000%

(1)

Classes B and C may accrue interest at (i) the WAC Rate, (ii) the WAC Rate minus a fixed percentage or (iii) a rate equal to the lesser of a specified per annum rate and the WAC Rate, but no less than 0.000%.

Determination of Expected Price for Swap Priced Principal Balance Certificates

Based on interest payments using the Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap Priced Expected Price“) expressed as a percent of the Certificate Balance of that Class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the WAC Rate. The Retaining Sponsor determined the Swap- Priced Expected Price for each Class of Swap Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and the Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap Priced Expected Price for a Class of Certificates will be, therefore, the low range of fair values of the Swap Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair values of the Swap Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% constant prepayment yield (“CPY“) (other than the Class X-F and Class X-G Certificates, which assumes a 0% CPR), the Retaining Sponsor calculated what the expected scheduled interest payments on each Class of Interest-Only Certificates would be over the course of the transaction (for each Class of Interest-Only Certificates, the “Scheduled Certificate Interest Payments“) based on what the Notional Amount of the related Class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 0% CPR for the Class X-F and Class X-G Certificates and a 100% CPY for the other Classes of Interest-Only Certificates and the Classes of Certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Interest Payments, the Retaining Sponsor calculated the weighted average life for each such Class of Interest-Only Certificates.  The “CPY” prepayment assumption assumes that each Mortgage Loan (or applicable portion thereof) experiences prepayments each month at a specified constant annual rate following any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium.

Determination of Treasury Yield Curve for Interest-Only Certificates

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Interest-Only Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations.  For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Interest-Only Certificates”.  The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Interest-Only Certificates

Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7Y	1.22%	1.65%	2.09%
10Y	1.32%	1.76%	2.20%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Yield Curve Interpolated Yield“) that corresponds to the weighted average life of the Class of Non-Vertically Retained Principal Balance Certificates that is a component of such Class of Interest-Only Certificates by using a straight line interpolation (using treasury yield curves with 7 and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Interest-Only Certificates

The Retaining Sponsor determined the credit spread for each Class of Interest-Only Certificates (other than the Class X-F and Class X-G Certificates) on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.10%	1.25%	1.40%
Class X-B	1.00%	1.20%	1.40%
Class X-D	1.50%	2.00%	2.50%
Class X-F(1)	N/A	N/A	N/A
Class X-G(2)	N/A	N/A	N/A

(1)	Class X-F is expected to be priced at a 8.0000% yield based on 0% CPR.
(2)	Class X-G is expected to be priced at a 10.7500% yield based on 0% CPR.

Discount Yield Determination for Interest-Only Certificates

The Discount Yield for each Class of Interest-Only Certificates (other than the Class X-F and Class X-G Certificates) is the sum of the Yield Curve Interpolated Yield for such Class and the related credit spread.  For an expected range of values for each Class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Interest-Only Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.6730%	2.9730%	3.2730%
Class X-B	2.5960%	2.9460%	3.2960%
Class X-D	3.0960%	3.7460%	4.3960%
Class X-F	N/A	N/A	N/A
Class X-G	N/A	N/A	N/A

Determination of Scheduled Certificate Interest Payments for Interest-Only Certificates

Based on the range of Assumed Certificate Coupons determined for the Non-Vertically Retained Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each Class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price“) expressed as a percent of the Notional Amount of such Class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each Class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Non-Vertically Retained Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Non-Vertically Retained Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Non-Vertically Retained Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield Priced Principal Balance Certificates

Yield Priced Expected Price

The Yield Priced Principal Balance Certificates include the Class F Certificates, Class G Certificates and each Class of HRR Certificates expected to be acquired by the Retaining Third Party Purchaser, and the valuation of each class of Yield Priced Principal Balance Certificates was based on the price (based on a targeted discount yield to maturity of (i) 8.0000% for the Class F Certificates, (ii) 10.7500% for the Class G Certificates, (iii) 20.9260% for the Class J-RR Certificates and (iv) 20.9260% for the Class K-RR Certificates, the Modeling Assumptions and 0% CPY) set forth in the bid letter that the Retaining Third Party Purchaser submitted to acquire the Class F, Class G and each Class of HRR Certificates, as set forth under “—Material Terms of the HRR Certificates” above (the “Yield Priced Expected Price“ and, together with the Swap Priced Expected Price and the Interest-Only Expected Price, the “Expected Prices“ or, each an “Expected Price“), expressed as a percent of the Certificate Balance of that Class.

Determination of Class Sizes of Yield Priced Principal Balance Certificates

The Retaining Sponsor determined the Certificate Balance of each Class of Yield Priced Principal Balance Certificates in the same manner described above in “—Determination of Class Sizes for Swap Priced Principal Balance Certificates”.

Weighted Average Life of Swap Priced Principal Balance Certificates

On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates (based on 0% CPR), Interest-Only

Certificates (based on 100% CPY (other than the Class X-F Certificates and Class X-G Certificates, which are based on 0% CPR)), and Yield Priced Principal Balance Certificates (based on 0% CPR).

Calculation of Fair Value of all Certificates

Fair Value of Non-Vertically Retained Certificates

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value of each Class of Non-Vertically Retained Regular Certificates by multiplying the Expected Price by the related Certificate Balance or Notional Amount.  The Retaining Sponsor determined the range of fair values for each Class of Non-Vertically Retained Certificates based on the low estimate and high estimate of Expected Prices.

Fair Value of the Combined VRR Interest

The Retaining Sponsor determined the fair value of the Combined VRR Interest by (i) calculating the aggregate fair value of all of the Non-Vertically Retained Certificates (other than the Class R Certificates), (ii) multiplying such aggregate fair value by the Vertical Risk Retention Allocation Percentage and, (iii) based on the assumption that the restrictions on liquidity (as described under “—Hedging, Transfer and Financing Restrictions” below) constitute an embedded characteristic of the Combined VRR Interest rather than an entity specific restriction, applying a liquidity discount. The Retaining Sponsor determined the range of fair values for the Combined VRR Interest based on the low estimate and high estimate of the calculation set forth in clause (i).

Range of Estimated Fair Values

Based on the Expected Prices and the fair value of the Combined VRR Interest, the Retaining Sponsor determined the estimated fair value or range of fair values set forth in the table below for each Class of Certificates and the Uncertificated VRR Interest. For each of the “Base Case Fair Value”, the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)” and the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value of the related Class of Non-Vertically Retained Certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such Class of Certificates (or, in the case of the Class A-3 and Class A-4 Certificates, by the estimated Certificate Balance of the Class A-3 and Class A-4 Certificates).

Range of Estimated Fair Values

Class of Certificates	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)	Base Case Fair Value	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)
Class A-1	$8,954,998	$8,954,993	$8,954,997
Class A-2	$42,532,689	$42,532,793	$42,532,795
Class A-3(1)	$272,697,801	$272,698,038	$272,699,011
Class A-4(1)	$306,219,717	$306,218,971	$306,218,804
Class A-AB	$13,992,548	$13,992,496	$13,992,468
Class X-A(1)	$54,478,545	$43,246,926	$32,309,889
Class A-S	$55,719,883	$55,719,549	$55,719,581
Class B	$59,203,138	$59,203,140	$59,149,719
Class C	$44,111,616	$43,707,879	$42,641,348
Class X-B	$3,124,237	$1,166,237	N/A
Class X-D	$2,641,496	$2,564,360	$2,490,506
Class X-F	$722,712	$722,712	$722,712
Class X-G	$461,432	$461,432	$461,432
Class D	$25,218,770	$24,487,226	$23,780,255
Class E	$17,687,861	$17,180,331	$16,689,752
Class F	$10,461,563	$10,461,563	$10,461,563
Class G	$6,036,356	$6,036,356	$6,036,356
Class J-RR	$2,648,313	$2,648,313	$2,648,313
Class K-RR	$9,600,477	$9,600,477	$9,600,477
Combined VRR Interest	$36,614,105	$36,031,175	$35,464,496

(1)

The range of estimated fair values set forth in the table above with respect to the Class A-3 Certificates, the Class A-4 Certificates and the Class X-A Certificates is based on the Class A-3 Certificates having an initial Certificate Balance of $270,000,000, and the Class A-4 Certificates having an initial Certificate Balance of $297,302,000.  However, the exact initial Certificate Balances of the Class A-3 and Class A-4 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. The initial Certificate Balance of the Class A-3 Certificates is expected to be within a range of $100,000,000 and $270,000,000, and the initial Certificate Balance of the Class A-4 Certificates is expected to be within a range of $297,302,000 and $467,302,000.  The aggregate initial Certificate Balance of the Class A-3 and Class A-4 Certificates is expected to be approximately $567,302,000, subject to a variance of plus or minus 5%.  Alternatively, assuming that the Class A-3 Certificates have an initial Certificate Balance of $100,000,000, and the Class A-4 Certificates have an initial Certificate Balance of $467,302,000, the estimated fair values for the Class A-3 Certificates, the Class A-4 Certificates and the Class X-A Certificates will instead be as set forth in the following table:

Class of Certificates and Combined VRR Interest	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)	Base Case Fair Value	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)

Class A-3	$100,999,846	$100,999,914	$100,999,410
Class A-4	$481,318,630	$481,317,406	$481,317,093
Class X-A	$50,888,286	$39,676,804	$28,760,508
Combined VRR Interest	$36,606,702	$36,024,513	$35,458,610

The estimated range of fair value for the Certificates and the Uncertificated VRR Interest is approximately $942,574,473 to $973,128,256.

Hedging, Transfer and Financing Restrictions

The Combined VRR Interest and the HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions. Both the Class VRR Certificates and the HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the Class VRR Certificates and HRR Certificates, respectively, for so long as the Class VRR Certificates and HRR Certificates, as applicable, are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement.  The Uncertificated VRR Interest will not be evidenced by a certificate.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator”, “third party purchaser” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required; provided, that pursuant to the Pooling and Servicing Agreement, the Uncertificated VRR Interest Owner will not be permitted to transfer the Uncertificated VRR Interest at any time (other than to its MOA).

These restrictions will include an agreement by each Retaining Party not to transfer its respective RR Interest, except to a “majority-owned affiliate” or, in the case of the Retaining Third Party Purchaser, to a subsequent third party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance has been reduced to 33% of the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance as of the Closing Date, and (iii) two years after the Closing Date; provided that, solely with respect to the HRR Certificates, such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR.  Pursuant to the Pooling and Servicing Agreement, the Uncertificated VRR Interest Owner will not be permitted to transfer the Uncertificated VRR Interest at any time (other than to its MOA).

Operating Advisor

The Operating Advisor for the transaction is Park Bridge Lender Services LLC, a New York limited liability company.  As described under “The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the Special Servicer with respect to Specially Serviced Loans to the extent described in this prospectus and required under the Pooling and Servicing Agreement;

●	review reports provided by the Special Servicer to the extent set forth in the Pooling and Servicing Agreement;

●	review for accuracy certain calculations made by the Special Servicer; and

●

issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Trigger Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owner (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans.  See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “—Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to certain Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s).  The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the Pooling and Servicing Agreement for this transaction with respect to any Outside Serviced Mortgage Loan or any related REO Property.  See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

An “Operating Advisor Consultation Trigger Event“ will occur when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates.  Furthermore, with respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the Pooling and Servicing Agreement with respect to the Operating Advisor, the Operating Advisor’s compensation, and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer“ and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

The Retaining Sponsor will make the representations and warranties identified on Annex E-1A, subject to certain exceptions to such representations and warranties set forth in Annex E-1B.  GSMC will make the representations and warranties identified on Annex E-2A, subject to certain exceptions to such representations and warranties set forth in Annex E-2B.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property.  However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks.  In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property.  However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks.  In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.  Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Risk Retention Consultation Parties

The “Risk Retention Consultation Parties“, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be: (i) the party selected by CREFI and (ii) the party selected by GS Bank. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it. Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded RRCP Mortgage Loan.  The initial Risk Retention Consultation Parties are expected to be CREFI and GSMC.

Each Risk Retention Consultation Party will have certain non-binding consultation rights in certain circumstances (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Loan, as further described in this prospectus.

Notwithstanding the foregoing, a Risk Retention Consultation Party will not have consultation rights with respect to any Mortgage Loan or Loan Combination with respect to which such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party (as to such Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan“).

With respect to any Serviced Mortgage Loan or Serviced Loan Combination as to which a Risk Retention Consultation Party has consultation rights as described above, the Master Servicer and the Special Servicer will be required to consult with such Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of a Consulting Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with a Consulting Party).  In the event the Master Servicer or the Special Servicer receives no response from a Risk Retention Consultation Party within 10 days following the Master Servicer’s delivery of information in its possession reasonably requested by such Risk Retention Consultation Party or the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Loan Combination or any other Mortgage Loan.

The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder or Uncertificated VRR Interest Owner, as applicable, will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)  may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated VRR Interest;

(b)  may act solely in the interests of the holders of the Combined VRR Interest and does not have any liability or duties to the holders of any other Class of Certificates;

(c)  may take actions that favor the interests of the holders of one or more Classes including the Combined VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(d)  will have no liability whatsoever for having so acted as set forth in (a) – (c) above, and no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Serviced Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2019-GC43 (the “Certificates“) will be issued on or about November 13, 2019 (the “Closing Date“) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement“ below) and, together with the Uncertificated VRR Interest, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property“) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of multiple classes (each, a “Class“) to be designated, and the Uncertificated VRR Interest will be designated, as set forth in the table under the heading “Certificate Summary.” Further, various groups of those Classes will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class A-S, Class B and Class C Certificates

“Non-Offered Certificates”:	The Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class J-RR, Class K-RR, Class R and Class VRR Certificates

“Senior Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G Certificates

“Class X Certificates“ or “Interest-Only Certificates“:	The Class X-A, Class X-B, Class X-D, Class X-F and Class X-G Certificates

“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR Certificates

“Regular Certificates“:	The Senior Certificates, the Subordinate Certificates and the Class VRR Certificates (i.e. the Certificates other than the Class R Certificates)

“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates) (i.e. the Non-Vertically Retained Principal Balance Certificates and the Class VRR Certificates)

“Residual Certificates”:	The Class R Certificates

Designation	Classes/Interests
“Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class R and Class VRR Certificates (i.e. the Offered Certificates and the Non-Offered Certificates)

“Non-Vertically Retained Certificates“:	The Certificates (other than the Class VRR Certificates)

“Non-Vertically Retained Regular Certificates“:	The Non-Vertically Retained Certificates (other than the Class R Certificates)

“Non-Vertically Retained Principal Balance Certificates“:	The Non-Vertically Retained Certificates that are Principal Balance Certificates

“Class VRR Certificates“:	The CREFI VRR Interest Portion

“Uncertificated VRR Interest“:	The GS Bank VRR Interest Portion

“Combined VRR Interest“:	The Class VRR Certificates and the Uncertificated VRR Interest

Upon initial issuance, the respective Classes of the Non-Vertically Retained Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%, and further subject to any other variance set forth in the footnotes to such table.

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Non-Vertically Retained Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to a Class of Non-Vertically Retained Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Non-Vertically Retained Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal.  However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X Certificates will equal the aggregate of the Certificate Balances of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates“) indicated below:

Class of Class X Certificates	Notional Amount	Class(es) of Corresponding Principal Balance Certificates
Class X-A	$685,233,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S
Class X-B	$100,306,000	Class B and Class C
Class X-D	$47,335,000	Class D and Class E
Class X-F	$15,778,000	Class F
Class X-G	$11,271,000	Class G

The Class R Certificates will not have a Certificate Balance or Notional Amount nor entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in December 2019. The “Determination Date“ will be the sixth (6th) day of each calendar month (or, if the sixth (6th) calendar day of that month is not a business day, then the next business day), commencing in December 2019.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date“ will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds“ for each Distribution Date will equal (i) with respect to distributions to be made on the Certificates and the Uncertificated VRR Interest, the Aggregate Available Funds, (ii) with respect to distributions to be made on the Non-Vertically Retained Certificates, the Non-Vertically Retained Available Funds and (iii) with respect to distributions to be made on the Combined VRR Interest and the Class R Certificates, the Combined VRR Available Funds.

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Certificates (including the Class VRR Certificates) and the Uncertificated VRR Interest on each Distribution Date (the “Aggregate Available Funds“) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders or the Uncertificated VRR Interest Owner;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates and the Uncertificated VRR Interest Owner);

(vi)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(vii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)       all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders or the Uncertificated VRR Interest Owner);

(d)       with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2020, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)       the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Non-Vertically Retained Available Funds“) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment“ with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date“ means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period“ with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in December 2019, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Non-Vertically Retained Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance“),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vi)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class J-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Eighth, to the holders of the Class K-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Ninth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class J-RR Certificates have been reduced to zero, to the holders of the Class K-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Thirtieth, to the holders of the Class K-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Non-Vertically Retained Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates and without regard to the Class A-AB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated applicable Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Non-Vertically Retained Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated applicable Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-Vertically Retained Principal Balance Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Non-Vertically Retained Principal Balance Certificates is so increased, the amount of unreimbursed applicable Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate“.

The Pass-Through Rate with respect to any Class of Non-Vertically Retained Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class D and Class E Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the Class X Strip Rate for the Class F Certificates for such Distribution Date. The Pass-Through Rate for the Class X-G Certificates for any Distribution Date will equal the Class X Strip Rate for the Class G Certificates for such Distribution Date. The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate“ for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate“ will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis“), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year beginning in 2020 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year beginning in 2020, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate“ with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)       Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount“ with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders or the Uncertificated VRR Interest Owner on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders or the Uncertificated VRR Interest Owner on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such

Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, related Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Non-Vertically Retained Certificates, respectively, as well as for purposes of calculating the Servicing Fee, the Trustee / Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or the Uncertificated VRR Interest Owner or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and the Uncertificated VRR Interest and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting

Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to holders of the Non-Vertically Retained Certificates (excluding holders of the Class X-F, Class X-G, Class F, Class G, Class J-RR, Class K-RR and Class R Certificates) as follows: (a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A“) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group BC“) of the Class X-B, Class B and Class C Certificates, and (iii) the group (the “YM Group DE“ and, collectively with the YM Group A and the YM Group BC, the “YM Groups“) of the Class X-D, Class D and Class E Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Non-Vertically Retained Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Non-Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction“ with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class F, Class G, Class J-RR and Class K-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class X-F, Class X-G or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	October 2024
Class A-2	October 2024
Class A-3	July 2029 - August 2029(1)
Class A-4	October 2029
Class A-AB	July 2029
Class X-A	October 2029
Class A-S	October 2029
Class B	October 2029
Class C	November 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-3 Certificates ranging from $100,000,000 to $270,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in November 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess“. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall“. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards) (a “Prohibited Prepayment”), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The Non-Vertically Retained Percentage of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall“ means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G, Class J-RR and Class K-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Non-Vertically Retained Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Non-Vertically Retained Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class J-RR Certificates and the Class K-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class K-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate applicable Realized Losses.

A “Realized Loss“ means, with respect to each Distribution Date:

(i)	with respect to the Non-Vertically Retained Principal Balance Certificates, the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date; and

(ii)	with respect to the Combined VRR Interest, the amount, if any, by which (A) the product of (1) the Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class K-RR Certificates;

second, to the Class J-RR Certificates;

third, to the Class G Certificates;

fourth, to the Class F Certificates;

fifth, to the Class E Certificates;

sixth, to the Class D Certificates;

seventh, to the Class C Certificates;

eighth, to the Class B Certificates; and

ninth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate applicable Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

Applicable Realized Losses will be allocated to the Combined VRR Interest as described under “Credit Risk Retention—The Combined VRR Interest—Material Terms of the Combined VRR Interest—Allocation of Applicable Realized Losses” in this prospectus.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder and Uncertificated VRR Interest Owner of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate or the Uncertificated VRR Interest, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any) or Uncertificated VRR Interest Balance, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or Uncertificated VRR Interest Owner, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner reasonably requests, to enable Certificateholders and the Uncertificated VRR Interest Owner to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)       a CREFC® servicer watch list;

(11)       a CREFC® loan level reserve and letter of credit report;

(12)       a CREFC® property file;

(13)       a CREFC® financial file;

(14)       a CREFC® loan setup file; and

(15)       a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the Uncertificated VRR Interest Owner by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)       Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2020 a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2020, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than a Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder and Consulting Party (other than the Risk Retention Consultation Party) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification“ means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Uncertificated VRR Interest Owner, the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), a Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the

Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative or a Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, the Uncertificated VRR Interest Owner or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder“ is the person in whose name a Certificate (including any Class VRR Certificate) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including the Class VRR Certificates) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner“ is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates“ means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise)

previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan held outside the Issuing Entity, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans, the Certificates and the Uncertificated VRR Interest, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder or the Uncertificated VRR Interest Owner that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder or owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or Uncertificated VRR Interest Owner may have under the Pooling and Servicing Agreement. Certificateholders and the Uncertificated VRR Interest Owner will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer;

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates or the Uncertificated VRR Interest;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or Operating Advisor Consultation Trigger Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder or the Uncertificated VRR Interest Owner to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders, Certificate Owners and Uncertificated VRR Interest Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class

Mortgage Loan (each, an “Excluded Controlling Class Holder“ with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information“ means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information“ means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Specially Serviced Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders and the Uncertificated VRR Interest Owner, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder, Certificate Owner and Uncertificated VRR Interest Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owner may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “https://sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source.

Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests.

The Class R Certificates and the Uncertificated VRR Interest will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder“), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention: Global Transaction Services – CGCMT 2019-GC43

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement“), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File“):

(i)       (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)       the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)       the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)       an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)     originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)       an original or copy of the related loan agreement, if any;

(xi)      an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(xii)     an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)    an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)    an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)     if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)     in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement;

(xvii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)   an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)    the original or copy of any related environmental insurance policy;

(xx)     a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)    copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document

Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect“ is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or the Uncertificated VRR Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage“). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)       a copy of each of the following documents:

(i)       (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)       any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)       final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       the related ground lease, if any, and any ground lessor estoppel;

(vii)      the related loan agreement, if any;

(viii)      the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)       the related lockbox agreement or cash management agreement, if any;

(x)        the environmental indemnity from the related borrower, if any;

(xi)       the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)      in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)     any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)     any mezzanine loan intercreditor agreement;

(xv)      any related environmental insurance policy;

(xvi)     any related letter of credit and any related assignment thereof; and

(xvii)    any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)      unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1A to this prospectus (in the case of CREFI) and Annex E-2A (in the case of GSMC), subject to the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach“ is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or the Uncertificated VRR Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect“ means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price“) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing the affected Mortgage Loan, or (if permitted) effecting a substitution or curing a Material Defect, to the extent that the Sponsor and the Enforcing Servicer (subject to the consent of the Controlling Class Representative if and for so long as no Control Termination Event has occurred and is continuing and other than with respect to a Mortgage Loan as to which it is a Borrower Party) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment“), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan“ is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders or the Uncertificated VRR Interest Owner) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan“), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans“) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage

Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates and the Uncertificated VRR Interest will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of November 1, 2019 (the “Pooling and Servicing Agreement“), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu Loan Combination“ means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan“ means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Subordinate Companion Loan“ means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan“ means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder“ means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans“ means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans“ means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination“ means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not an asset of the

Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan“ means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.

●	“Serviced Outside Controlled Companion Loan“ means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.

●	“Outside Controlling Note Holder“ means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan“ means a Companion Loan that is part of an Outside Serviced Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination“ means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Loan Combination.

●	“Outside Serviced Pari Passu Loan Combination“ means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Pari Passu Loan Combination.

●	“Outside Serviced Pari Passu Companion Loan“ means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.

●	“Outside Serviced Pari Passu-AB Loan Combination“ means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.

●	“Outside Serviced Subordinate Companion Loan“ means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion

Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Loan Combination will be an Outside Serviced Subordinate Companion Loan.

●	“Outside Serviced Mortgage Loan“ means the Mortgage Loan that is part of an Outside Serviced Loan Combination.

●	“Outside Servicing Agreement“ means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Loan Combination, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Loan Combination (other than a Servicing Shift Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Outside Securitization“ means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer“, “Outside Special Servicer“, “Outside Trustee“, “Outside Certificate Administrator“, “Outside Custodian“, “Outside Operating Advisor“, “Outside Depositor“ and “Outside Controlling Class Representative“ mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Servicing Shift Companion Loan“ means a Companion Loan that is part of a Servicing Shift Loan Combination.

●	“Servicing Shift Loan Combination“ means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.

●	“Servicing Shift Mortgage Loan“ means the Mortgage Loan that is part of a Servicing Shift Loan Combination.

●	“Future Outside Servicing Agreement“ means, with respect to any Servicing Shift Loan Combination, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.

●	“Controlling Companion Loan“ means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan“ means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan Securitization Date“ means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Loan Combinations and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Loan Combination, (i) whether such Loan Combination is a Pari Passu Loan Combination, an AB Loan Combination or a Pari Passu-AB Loan Combination, and (ii) whether such Loan Combination is a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination.

Type and Servicing Status of Loan Combinations

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Type of Loan Combination	Servicing Status of Loan Combination
30 Hudson Yards	$84,400,000	9.0%	$1,035,600,000	$310,000,000	$1,430,000,000	Pari Passu-AB	Outside Serviced
USAA Office Portfolio	$75,000,000	8.0%	$167,400,000	N/A	$242,400,000	Pari Passu	Outside Serviced
Grand Canal Shoppes	$70,384,615	7.5%	$689,615,385	$215,000,000	$975,000,000	Pari Passu-AB	Outside Serviced
Millennium Park Plaza	$60,000,000	6.4%	$150,000,000	N/A	$210,000,000	Pari Passu	Outside Serviced
Midland Office Portfolio	$49,363,948	5.3%	$19,945,029	N/A	$69,308,977	Pari Passu	Serviced
U.S. Industrial Portfolio V	$47,558,000	5.1%	$82,800,000	N/A	$130,358,000	Pari Passu	Outside Serviced
19100 Ridgewood	$30,000,000	3.2%	$110,000,000	N/A	$140,000,000	Pari Passu	Outside Serviced
222 Kearny Street	$23,750,000	2.5%	$23,750,000	N/A	$47,500,000	Pari Passu	Outside Serviced
Rivertowne Commons	$21,000,000	2.2%	$45,000,000	N/A	$66,000,000	Pari Passu	Outside Serviced

There are no Serviced AB Loan Combinations, Serviced Outside Controlled Loan Combinations or Servicing Shift Loan Combinations related to this securitization transaction and, therefore, all references in this prospectus to such types of Loan Combinations or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Loan Combinations” for further information with respect to each Loan Combination, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates and the Uncertificated VRR Interest evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule“). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders and the Uncertificated VRR Interest Owner the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders, the Uncertificated VRR Interest Owner and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator or the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the affected Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan. This substitution or repurchase obligation or the making of a Loss of

Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard“):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders and the Uncertificated VRR Interest Owner (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan“ means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event“) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application or other similar binding document for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment or purchase agreement; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders and the Uncertificated VRR Interest Owner in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders and the Uncertificated VRR Interest Owner in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)       the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders and the Uncertificated VRR Interest Owner in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owner or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default“ (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent (or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with any applicable Directing Holder and Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan“ when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision“ to the extent it is not a Major Decision):

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)       in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(h)       any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Co-Lender Agreement as to which the consent of the Issuing Entity is not required) related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(i)       any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(j)       any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied), and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property; and

(k)        fundings or disbursements of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves that (i) exceed, in the aggregate, 10% of the initial principal balance of the related Serviced Loan, regardless of whether such funding or disbursement may be characterized as routine or customary in nature or (ii) regardless of the aggregate percentage of the initial principal balance of the related Serviced Loan represented by such holdbacks, escrows or reserves, that are not routine or customary in nature.

With respect to non-Specially Serviced Loans, if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision or in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consulting rights as described under “—Directing Holder” or “—Operating Advisor”, as applicable, below, or “Credit Risk Retention” above) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owner and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement“) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to take (or determine not to take) action with respect to Major Decisions or Special Servicer Decisions without the consent of the Special Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date“), an amount (each such amount, a “P&I Advance“) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances“ and, together with P&I Advances, “Advances“) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate“), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate“ is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance“), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates or the Uncertificated VRR Interest, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Serviced Loan Combination or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan or Serviced Loan Combination, as applicable, by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or Serviced Loan Combination, as applicable or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (first from principal collections and then from any other collections).

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and the Uncertificated VRR Interest Owner (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, Uncertificated VRR Interest Owner and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of any applicable Directing Holder; and provided, further, that if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount“) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders or the Uncertificated VRR Interest Owner to the detriment of other Classes of Certificateholders or the Uncertificated VRR Interest Owner will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders or the Uncertificated VRR Interest Owner.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account“) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account“) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account“, and (ii) the “Upper-Tier REMIC Distribution Account“ (collectively, the “Distribution Account“).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent on deposit in the Collection Account, the Aggregate Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Uncertificated VRR Interest and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account“), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2020) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts“). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2020), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account“), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest will be made from the Excess Interest Distribution Account. Because there are no ARD Loans in the Issuing Entity, the Certificate Administrator will not establish an Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account“), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and, to the extent allocable to the Issuing Entity, on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Non-Vertically Retained Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated applicable Realized Losses reimbursable to, the holders of the Non-Vertically Retained Regular Certificates on such Distribution Date. If the Certificate Administrator determines that such Non-Vertically Retained Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the Combined VRR Interest and the Non-Vertically Retained Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Non-Vertically Retained Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A). In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates and the Uncertificated VRR Interest, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Non-Vertically Retained Regular Certificates and the Combined VRR Interest on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account“) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund“) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates and the Uncertificated VRR Interest Owner. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);

(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);

(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;

(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);

(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;

(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;

(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;

(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;

(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;

(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and

(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage

Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)       to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)       to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)       to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)       following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)       on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee“) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate“), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer, and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any such review fee without the Master Servicer’s consent.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

“Consent Fees“ means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the loan documents.

“Excess Modification Fees“ means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements“ means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees“ means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges“ means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees“ means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges“ means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees“ means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—

Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee“ will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Loan Combination, from collections on such Serviced Loan Combination; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Loan Combination, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate“ means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Loan Combination, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan (or the related Serviced Loan Combination, if applicable) or REO Property.

The “Workout Fee“ will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate“ under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-

related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee“ will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate“ under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 for the subject Serviced Loan (or Serviced Loan Combination, if applicable) and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds“ means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan“ means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect; (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan as to which the borrower request relates to a Major Decision or a Special Servicer Decision, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any such review fee without the Special Servicer’s consent.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees“ means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees“ means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee“). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00730% per annum (the “Trustee/Certificate Administrator Fee Rate“). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee“) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate“ with respect to each Mortgage Loan for any Interest Accrual Period is a rate equal to 0.00154% per annum.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee“ will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee“ with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the Uncertificated VRR Interest Owner, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate“ with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate“ is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee“) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee“), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00027% per annum (the “Asset Representations Reviewer Ongoing Fee Rate“) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee“) that is equal to the sum of: (i) $16,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans“), plus (ii) $1,600 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates and the Uncertificated VRR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount (1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer

with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)

		monthly	interest collections
Additional Servicing Compensation(3)(4) / Master Servicer

–    a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(4)

		from time to time	the related fee / investment income

–   100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly
Special Servicing Fee(3)(5) / Special Servicer

with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Loan Combination, if applicable) that would be less than $5,000 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Mortgage Loan (or any related Serviced Loan Combination, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)

		monthly	general collections

Type/Recipient	Amount (1)	Frequency	Source of Funds
Workout Fee(3)(5) / Special Servicer

with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.

		monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer

with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Loan Combination, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.

		upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer

–    a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(4)

		from time to time	the related fee/ investment income

–    100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)

from time to time

Type/Recipient	Amount (1)	Frequency	Source of Funds
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee / Certificate Administrator Fee / Trustee / Certificate Administrator

with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00730% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)

		monthly	general collections
Operating Advisor Fee / Operating Advisor

with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00154% per annum on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial period).

		monthly	general collections
Operating Advisor Consulting Fee / Operating Advisor

a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)

		from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer

with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00027% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)

		monthly	general collections
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers

Type/Recipient	Amount (1)	Frequency	Source of Funds
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer

(i) $16,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans“), plus (ii) $1,600 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index.

in connection with each Asset Review with respect to a Delinquent Loan.

payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections

Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections, subject to certain limitations

Type/Recipient	Amount (1)	Frequency	Source of Funds
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed

first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Loan Combination, collections on any related Subordinate Companion Loan), then from general collections

Indemnification Expenses(3)(6) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer

amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.

		from time to time	general collections

(1)

The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans.  In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)

With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate“) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.

(3)

With respect to any Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement.  In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.

(4)

With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(5)

In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table.  The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement.  See the table entitled “Outside Serviced Mortgage Loan Fees” below. Also see “Description of the Mortgage Pool—The Loan Combinations“ in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(6)

In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table.  See “Description of the Mortgage Pool—The Loan Combinations“ in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
30 Hudson Yards	0.00125% per annum	0.15% per annum	0.25%	0.25%
USAA Office Portfolio	0.00125% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,500 for the related month	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate

1.0%, provided that if the aggregate liquidation fee would be less than $25,000 then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum liquidation fee of $1,000,000

Grand Canal Shoppes	0.00250% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate

1.00%, provided that if the aggregate liquidation fee would be less than $25,000 then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum liquidation fee of $1,000,000

Millennium Park Plaza	0.00125% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,500 for the related month	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate

1.0%, provided that if the aggregate liquidation fee would be less than $25,000 then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum liquidation fee of $1,000,000

U.S. Industrial Portfolio V	0.01125% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,500 for the related month	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate

1.0%, provided that if the aggregate liquidation fee would be less than $25,000 then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum liquidation fee of $1,000,000

19100 Ridgewood	0.00250% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,500 for the related month	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a workout fee minimum of $25,000 in the aggregate

1.0%, provided that if the aggregate liquidation fee would be less than $25,000 then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum liquidation fee of $1,000,000

222 Kearny Street	0.00250% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,500 for the related month	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate

1.0%, provided that if the aggregate liquidation fee would be less than $25,000 then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum liquidation fee of $1,000,000

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Rivertowne Commons	0.00125% per annum	0.25% per annum, with a minimum monthly fee of $3,500	1.0%, subject to a workout fee maximum of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate

1.0%, provided that if the aggregate liquidation fee would be less than $25,000 then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum liquidation fee of $1,000,000

(1) Includes any applicable sub-servicing fee rate.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder“ and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard.  However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)

such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder“ and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan.  Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard.  However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)

such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in clauses (e)(i) and (ii) of the definition of “Special Servicer Decision”).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated.  An “Appraisal Reduction Event“ will occur with respect to a Serviced Loan on the earliest of:

●

the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●

solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●

the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Non-Vertically Retained Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI“) standards.  No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate.  The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount.  In the event that the Special Servicer has not received any required appraisal within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received.  The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.  None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount“ for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)  the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over

(b)  the excess of:

(i)   the sum of:

(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by the appraisal, minus such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over

(ii)   the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount.  Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan.  Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount.  In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Loan Combination, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus).  For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser“ is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating the Non-Vertically Retained Percentage of one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the most subordinate Class of Non-Vertically Retained Regular Certificates then outstanding (i.e., first to the Class K-RR Certificates, then to the Class J-RR Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G Certificates) (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance).  See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance.  Based upon the appraisal, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount.  An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination.  The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer  will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee.  The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan.  The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan.  Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof.  None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount“, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect.  The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction

Amount.  None of the Master Servicer, the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount.

“AB Modified Loan“ means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount“ means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination.  The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to each Class of Non-Vertically Retained Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class K-RR Certificates, then to the Class J-RR Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates).  In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class K-RR Certificates and then to the Class J-RR Certificates).  For the avoidance of doubt, for purposes of determining the Controlling Class or an Operating Advisor Consultation Trigger Event, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.  The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class“.  The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders“). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class will be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2020; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months.  The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist.  The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure.  In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance“) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●

the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●

a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report“) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB“ means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act“), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant“ is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate“), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate“), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate“ or “Risk Retention Affiliated“ means “affiliate” of or “affiliated” with (as such terms are defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules).

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, the Uncertificated VRR Interest Owner, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment.  However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement.  In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity)

incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates or the Uncertificated VRR Interest, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses):  (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders or the Uncertificated VRR Interest Owner any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances.  The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates and the Uncertificated VRR Interest Owner under the Pooling and Servicing Agreement.  In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement.  The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement.  In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable.  Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates or the Uncertificated VRR Interest, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable.  Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action.  Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates or the Uncertificated VRR Interest issued to it or of the proceeds of the sale of such Certificates or the Uncertificated VRR Interest, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement.  Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.  In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders or the Uncertificated VRR Interest Owner, unless those Certificateholders or the Uncertificated VRR Interest Owner have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.  The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.  The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties“) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items“) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement.  Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events“ under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)     (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate

Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)     any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)     any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)     any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders, the Uncertificated VRR Interest Owner or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)     certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)      the Master Servicer or the Special Servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)     Kroll Bond Rating Agency, Inc. (“KBRA“) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(h)     the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch“) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)      the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities“ mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency“ means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificates, or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder).  Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be).  If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Loan Combination.  Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement.  The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and

Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Loan Combination at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable.  Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations.  If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination.  Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder).  Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events“ above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event.  If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, as follows:

(a)        with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)        if a Control Termination Event has occurred and is continuing, with respect to the entire group of Serviced Loans (excluding any Serviced Loan Combination), pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Regular Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates; and

(c)        at any time, with respect to the Serviced Loans, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owner (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”.

“Certificateholder Quorum“ means a quorum that, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Regular Certificates on an aggregate basis; and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders that are not Risk Retention Affiliated with each other.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan“), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer“) for the related Excluded Special Servicer Mortgage Loan.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer.  In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability  incurred in connection with any legal action resulting from the  actions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Serviced Mortgage Loan or Serviced Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Serviced Mortgage Loan or Serviced Loan Combination, as the case may be, earned during such time on and after such Serviced Mortgage Loan or Serviced Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan.  The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows:  upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Regular Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register.  Upon the affirmative vote of (a) the holders of Regular Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect.  The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website.  Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation.  The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the Serviced Loans, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans.  In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement.  The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer.  Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer.  If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect.  The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity.  If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation.  The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation.  The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator.  No such resignation may become effective until the Trustee (solely with respect to the Master

Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement.  The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer).  If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation.  No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement.  The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations.  If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor.  The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties.  If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Certificates or Uncertificated VRR Interests outstanding other than the Control Eligible Certificates, the Combined VRR Interest and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long-term debt of at least “BBB+” by S&P, (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (C) if rated by KBRA, a rating on its unsecured long-term debt of at least “A-” by KBRA; provided, however, that Wilmington Trust, National Association as the initial trustee will be deemed to have met the eligibility requirements in (A) through (C) above for so long as (a) it has a rating on its unsecured long-term debt of at least “BBB” from S&P and a short term debt rating of at least “A-2” from S&P, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt of at least “F2” by Fitch and (c) the master servicer has (i) a rating on its unsecured long-term debt of at least “A” by S&P and a rating on its short-term debt of at least “A-1” from S&P and (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).  In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act.  The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “BBB+” by S&P (or “BBB” by S&P if the Certificate Administrator’s unsecured short term debt is rated at least “A-2” by S&P), (B) “BBB+” by Fitch and (C) if rated by KBRA, “A-” by KBRA (or in the case of any Rating Agency’s requirement set forth above in this sentence, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).  Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement.  However, no such resignation will be effective until a successor has been appointed.  Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable.  If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property.  The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement.  The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor.  Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable.  The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement.  If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement.  Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates or the Uncertificated VRR Interest Owner:

(a)     to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Uncertificated VRR Interest Owner;

(b)     to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)     to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or the Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)     to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or the Uncertificated VRR Interest Owner, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)     to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or the Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel;

(f)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder or the Uncertificated VRR Interest Owner; and

(g)     to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5“); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or the Uncertificated VRR Interest without the consent of the holder of that Certificate or the Uncertificated VRR Interest Owner, as applicable, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class or of the Uncertificated VRR Interest the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class or of the Uncertificated VRR Interest then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders and the Uncertificated VRR Interest Owner or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates, or the Uncertificated VRR Interest Owner, that is adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes.  The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity.  In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal“).  However, the Special Servicer will not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate.  The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates, the Uncertificated VRR Interest Owner or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that:  (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation.  If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and the Uncertificated

VRR Interest Owner and, if applicable, any related Serviced Companion Loan Holder(s).  Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding.  Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard.  The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B).  If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property.  The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent.  The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code.  Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant.  No determination has been made whether rent on any of the Mortgaged Properties meets this requirement.  Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated.  Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service.  No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations.  It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor.  Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year.  Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes.  The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders, the Uncertificated VRR Interest Owner and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property.  Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the Uncertificated VRR Interest Owner to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax.  These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates and the Uncertificated VRR Interest Owner.  See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall.  The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders, the Uncertificated VRR Interest Owner or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination.  In addition, amounts otherwise distributable on the Certificates and the Uncertificated VRR Interest will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Loan Combination becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and the Uncertificated VRR Interest Owner and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price.  The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan.  The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person.  In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.  The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price.  However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties.  In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Loan Combination and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.  The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person.  The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Loan Combination that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties“ section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence.  The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Loan Combination unless such person is the borrower or an agent or affiliate of the borrower.  See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Serviced Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement.  See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement.  See “Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owner and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Parties and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a sale of a Serviced Loan Combination (or applicable portion thereof), the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a Serviced Loan Combination, any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such

Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any such related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person“ is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans“ above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under the Risk Retention Consultation Party discussion under “Credit Risk Retention”, “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i)  is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).  Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by clause (b), clause (c) or subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”.  When the

Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent.  With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any.  In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties), and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian“), of the agreement relating to such modification, waiver or amendment within 15 business days following the execution and, if applicable, recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.  See “Description of the

Mortgage Pool—The Loan Combinations“ and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.  Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Special Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters that would constitute a “Major Decision” (or similar term) under the related Outside Servicing Agreement). The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision“):

(A)     any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)     any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)     any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)     any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)     any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)     any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Serviced Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)     any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(I)      any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(J)     the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)     any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(L)     any determination of an Acceptable Insurance Default; and

(M)    to the extent not already set forth above, solely for purposes of compliance with Regulation RR and solely with respect to the Operating Advisor’s non-binding consultation rights, (i) any material modification of, or waiver with respect to, any provision of a loan agreement (including a Mortgage), (ii) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (iii) any acquisition of a Mortgaged Property;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and the Uncertificated VRR Interest Owner (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response.  For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package“ means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer’s possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below and, with respect to the

Risk Retention Consultation Parties when they are applicable Consulting Parties, under the circumstances described under  “Credit Risk Retention—The VRR Interest—The Risk Retention Consultation Parties”) and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable.  Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder“ with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be:

●

except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Serviced Outside Controlled Loan Combination, and (iii) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative; and

●

with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a Controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note (during any such period, the “Outside Controlling Note Holder“).

provided, that with respect to any Serviced Loan Combination, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan or (3) the related serviced Loan Combination is a Serviced Outside Controlled Loan Combination; and (B) with respect to any Serviced Outside Controlled Loan Combination, the Outside Controlling Noteholder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative.

Further for the avoidance of doubt, with respect to any Mortgage Loan or Loan Combination, if none of the Controlling Class Representative or an Outside Controlling Note Holder is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative“ is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master

Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement.  If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement.  The initial Controlling Class Representative is expected to be RREF III-D AIV RR, LLC or an affiliate thereof.  No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) and the Uncertificated VRR Interest Owner will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative.  Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative.  Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder“ is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class“ will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of the Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class J-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class K-RR Certificates.

The “Control Eligible Certificates“ will be any of the Class J-RR and Class K-RR Certificates.

A “Control Termination Event“ will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts).  With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event“ will occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts).  With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class J-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class J-RR Certificates until such time as either (x) the Class J-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class J-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class J-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class J-RR Certificates that it transferred. Following any such transfer, and assuming that the Class J-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class J-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class J-RR Certificates (by Certificate Balance), if the Class J-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity, the Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that the Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated VRR Interest Owner;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates or the Uncertificated VRR Interest Owner (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates or the Uncertificated VRR Interest Owner; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder or the Uncertificated VRR Interest Owner may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be, each of:

(i)	except with respect to a Serviced Outside Controlled Loan Combination, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(ii)	with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a Controlling Subordinate Companion Loan held outside the Issuing Entity), (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (b) solely prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(iii)	with respect to any Serviced Loan Combination that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;

(iv)	solely after the occurrence and during the continuance of an applicable Operating Advisor Consultation Trigger Event, the Operating Advisor; and

(v)	except with respect to any Excluded RRCP Mortgage Loan, (a) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (b) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan, each Risk Retention Consultation Party.

provided, that with respect to any Serviced Loan Combination, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, and/or (3) with respect to any Serviced Outside Controlled Loan Combination, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Operating Advisor Consultation Trigger Event has occurred and is continuing, (C) none of the Risk Retention Consultation Parties will be a Consulting Party with respect to any Mortgage Loan that is an Excluded RRCP Mortgage Loan with respect to such party, or with respect to any Mortgage Loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Loan Combination will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, if none of the Controlling Class Representative, the Operating Advisor, a Risk Retention Consultation Party, or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

The Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder or the Uncertificated VRR Interest Owner. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and the Uncertificated VRR Interest Owner (as a collective whole), and not any particular Class of those Certificateholders or the Uncertificated VRR Interest Owner (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of a Control Termination Event and an Operating Advisor Consultation Trigger Event, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and continuance of an Operating Advisor Consultation Trigger Event (whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated VRR Interest Owner, other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party, on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege).

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event).

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder, any Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event, and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder, a Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owner (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loans in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owner electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owner, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with (including Risk Retention Affiliated with)) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Risk Retention Consultation Party, the Retaining Third Party Purchaser or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders and the Uncertificated VRR Interest Owner (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders and the Uncertificated VRR Interest Owner (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer

has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and the Uncertificated VRR Interest Owner (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Loan Combination, expose any Certificateholder, the Uncertificated VRR Interest Owner or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders and the Uncertificated VRR Interest Owner by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders and the Uncertificated VRR Interest Owner, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 27.5% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the pool represent approximately 25.7% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 79 prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between January 1, 2013 and June 30, 2019 was approximately 13.45%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 79 reviewed transactions (taking into account all reporting periods between January 1, 2013 and June 30, 2019 for each such transaction) in the identified reporting periods was approximately 0.34%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder, the Risk Retention Consultation Parties and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any

Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Special Servicer who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Special Servicer, and the Special Servicer will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder, any Risk Retention Consultation Party, the Retaining Third Party Purchaser or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, or any Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated VRR Interest Owner), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates or the Uncertificated VRR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owner electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee

(i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights(without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights(without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class VRR Certificates) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Holder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owner (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than a holder of the Class VRR Certificates) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the Uncertificated VRR Interest Owner to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will be entitled to be a Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Holder is the Enforcing Party, the Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved) and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer or special servicer, as applicable, is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders and the Uncertificated VRR Interest Owner of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Regular Certificates and the Uncertificated VRR Interest as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates and cancellation of the Uncertificated VRR Interest at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates and the Uncertificated VRR Interest, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) and the Uncertificated VRR Interest for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the following table:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(1) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)
30 Hudson Yards	GSMC	HY 2019-30HY TSA(3) (7/6/19)	9.0%	Wells Fargo Bank, National Association	Situs Holdings, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	Prima Capital Advisors LLC
USAA Office Portfolio	GSMC	CGCMT 2019-GC41 PSA(4) (8/1/19)	8.0%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
Grand Canal Shoppes	GSMC	MSC 2019-H7 PSA(5) (7/1/19)	7.5%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Argentic Securities Income USA LLC (6)
Millennium Park Plaza	GSMC	CGCMT 2019-GC41 PSA(4) (9/1/19)	6.4%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
U.S. Industrial Portfolio V	GSMC	CGCMT 2019-GC41 PSA(4) (8/1/19)	5.1%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
19100 Ridgewood	GSMC	GSMS 2019-GC42 PSA(7) (9/1/19)	3.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners II L.P.
222 Kearny Street	GSMC	GSMS 2019-GC42 PSA(7) (9/1/19)	2.5%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners II L.P.
Rivertowne Commons	CREFI	Benchmark 2019-B13 PSA(8) (10/1/19)	2.2%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate, Capital L.P.

(1)	“PSA” means Pooling and Servicing Agreement and “TSA” means Trust and Servicing Agreement.

(2)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial Outside Controlling Class Representative; however, the initial Outside Controlling Class Representative may instead be an affiliate of the entity listed.

(3)	The HY 2019-30HY TSA is referred to herein as the “HY 2019-30HY Trust and Servicing Agreement”.

(4)	The CGCMT 2019-GC41 PSA is referred to herein as the “CGCMT 2019-GC41 Pooling and Servicing Agreement”.

(5)	The MSC 2019-H7 PSA is referred to herein as the “MSC 2019-H7 Pooling and Servicing Agreement”.

(6)	With respect to the Grand Canal Shoppes Mortgage Loan, the control rights and the right to replace the applicable special servicer are held by the holder of the related Subordinate Companion Loan (currently held by CPPIB Credit Investments II Inc.) so long as no Grand Canal Shoppes Control Appraisal Period is in effect. If a Grand Canal Shoppes Control Appraisal Period under the related Co-Lender Agreement is in effect, then note A-1-1 will be the Controlling Note. Note A-1-1 was included in the MSC 2019-H7 securitization, and therefore, the controlling class representative (or equivalent party) under the MSC 2019-H7 securitization is the Outside Controlling Class Representative with respect to the Grand Canal Shoppes Mortgage Loan. However, unless and until a Grand Canal Shoppes Control Appraisal Period is in effect, such Outside Controlling Class Representative will not be entitled to exercise control rights or the right to replace the applicable special servicer for the Grand Canal Shoppes Mortgage Loan.

(7)	The GSMS 2019-GC42 PSA is referred to herein as the “GSMS 2019-GC42 Pooling and Servicing Agreement”.

(8)	The Benchmark 2019-B13 PSA is referred to herein as the “Benchmark 2019-B13 Pooling and Servicing Agreement”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Loan Combination.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the 30 Hudson Yards Loan Combination, there are no mortgage loans other than the related Outside Serviced Loan Combination serviced under such Outside Servicing Agreement.

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of the Grand Canal Shoppes Loan Combination, such termination right will instead belong to the holder of the related Subordinate Companion Loan so long as no Grand Canal Shoppes Control Appraisal Period is in effect.

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Loan Combinations, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of the Grand Canal Shoppes Loan Combination, such approval right will belong to the holder of the Grand Canal Shoppes Subordinate Companion Loan so long as no Grand Canal Shoppes Control Appraisal Period is in effect.

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Mortgaged Property with a stated principal balance of $2,000,000 or more and (b) at least once every other calendar year with respect to any Mortgaged Property with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside

Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.

●	With respect to the 30 Hudson Yards Loan Combination, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Loan Combination is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Loan Combination will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. There are no Servicing Shift Loan Combinations with respect to the Mortgage Pool.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor, and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters that would constitute a “Major Decision” (or similar term) under the related Outside Servicing Agreement); and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder, the Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder, the Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from November 1, 2019, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates and the Uncertificated VRR Interest not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates and the Combined VRR Interest occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the Combined VRR Interest, on the other hand) to applicable Certificateholders and the Uncertificated VRR Interest Owner, in reduction of the Certificate Balances of the Principal Balance Certificates and the Uncertificated VRR Interest Balance. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of applicable Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Applicable Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates were outstanding.

Any changes in the weighted average lives of your Non-Vertically Retained Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)         each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)        there are no delinquencies or defaults;

(iii)       scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)      no prepayment premiums or yield maintenance charges are collected;

(v)       no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)      no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)     the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)    there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)      distributions on the Certificates are made on the 10th day (each assumed to be a business day) of each month, commencing in December 2019;

(x)       the Certificates will be issued on November 13, 2019;

(xi)      the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)     the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates;

(xiii)    all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)    with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)     the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”;

(xvi)    there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii)   with respect to each Mortgage Loan that is part of a Loan Combination that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance (or, in the case of each Class of the Class A-3 and Class A-4 Certificates, the percentage of the related potential minimum and maximum initial

Certificate Balances, respectively) of each Class of Offered Certificates (other than the Class X-A Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 10, 2020	88%	88%	88%	88%	88%
November 10, 2021	74%	74%	74%	74%	74%
November 10, 2022	56%	56%	56%	56%	56%
November 10, 2023	27%	27%	27%	27%	27%
November 10, 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.97	2.96	2.96	2.96	2.96
First Principal Payment Date	December 2019	December 2019	December 2019	December 2019	December 2019
Last Principal Payment Date	October 2024	July 2024	July 2024	July 2024	July 2024

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 10, 2020	100%	100%	100%	100%	100%
November 10, 2021	100%	100%	100%	100%	100%
November 10, 2022	100%	100%	100%	100%	100%
November 10, 2023	100%	100%	100%	100%	100%
November 10, 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.91	4.90	4.88	4.86	4.66
First Principal Payment Date	October 2024	July 2024	July 2024	July 2024	July 2024
Last Principal Payment Date	October 2024	October 2024	October 2024	October 2024	October 2024

Percentages of the Minimum Initial Certificate Balance ($100,000,000)(1)
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 10, 2020	100%	100%	100%	100%	100%
November 10, 2021	100%	100%	100%	100%	100%
November 10, 2022	100%	100%	100%	100%	100%
November 10, 2023	100%	100%	100%	100%	100%
November 10, 2024	100%	100%	100%	100%	100%
November 10, 2025	100%	100%	100%	100%	100%
November 10, 2026	100%	100%	100%	100%	100%
November 10, 2027	100%	100%	100%	100%	100%
November 10, 2028	100%	100%	100%	100%	100%
November 10, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.66	9.60	9.52	9.43	9.27
First Principal Payment Date	July 2029	February 2029	February 2029	February 2029	February 2029
Last Principal Payment Date	July 2029	July 2029	July 2029	June 2029	March 2029

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

Percentages of the Maximum Initial Certificate Balance ($270,000,000)(1)
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 10, 2020	100%	100%	100%	100%	100%
November 10, 2021	100%	100%	100%	100%	100%
November 10, 2022	100%	100%	100%	100%	100%
November 10, 2023	100%	100%	100%	100%	100%
November 10, 2024	100%	100%	100%	100%	100%
November 10, 2025	100%	100%	100%	100%	100%
November 10, 2026	100%	100%	100%	100%	100%
November 10, 2027	100%	100%	100%	100%	100%
November 10, 2028	100%	100%	100%	100%	100%
November 10, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.70	9.66	9.62	9.56	9.33
First Principal Payment Date	July 2029	February 2029	February 2029	February 2029	February 2029
Last Principal Payment Date	August 2029	August 2029	August 2029	July 2029	May 2029

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

Percentages of the Maximum Initial Certificate Balance ($467,302,000)(1)
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 10, 2020	100%	100%	100%	100%	100%
November 10, 2021	100%	100%	100%	100%	100%
November 10, 2022	100%	100%	100%	100%	100%
November 10, 2023	100%	100%	100%	100%	100%
November 10, 2024	100%	100%	100%	100%	100%
November 10, 2025	100%	100%	100%	100%	100%
November 10, 2026	100%	100%	100%	100%	100%
November 10, 2027	100%	100%	100%	100%	100%
November 10, 2028	100%	100%	100%	100%	100%
November 10, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.80	9.79	9.77	9.74	9.49
First Principal Payment Date	July 2029	July 2029	July 2029	June 2029	March 2029
Last Principal Payment Date	October 2029	October 2029	October 2029	October 2029	July 2029

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($297,302,000)(1)
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 10, 2020	100%	100%	100%	100%	100%
November 10, 2021	100%	100%	100%	100%	100%
November 10, 2022	100%	100%	100%	100%	100%
November 10, 2023	100%	100%	100%	100%	100%
November 10, 2024	100%	100%	100%	100%	100%
November 10, 2025	100%	100%	100%	100%	100%
November 10, 2026	100%	100%	100%	100%	100%
November 10, 2027	100%	100%	100%	100%	100%
November 10, 2028	100%	100%	100%	100%	100%
November 10, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.85	9.83	9.82	9.79	9.57
First Principal Payment Date	August 2029	August 2029	August 2029	July 2029	May 2029
Last Principal Payment Date	October 2029	October 2029	October 2029	October 2029	July 2029

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 10, 2020	100%	100%	100%	100%	100%
November 10, 2021	100%	100%	100%	100%	100%
November 10, 2022	100%	100%	100%	100%	100%
November 10, 2023	100%	100%	100%	100%	100%
November 10, 2024	98%	98%	98%	98%	98%
November 10, 2025	79%	79%	79%	79%	79%
November 10, 2026	58%	58%	58%	58%	58%
November 10, 2027	37%	37%	37%	37%	37%
November 10, 2028	15%	15%	15%	15%	15%
November 10, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.40	7.40	7.40	7.40	7.40
First Principal Payment Date	October 2024	October 2024	October 2024	October 2024	October 2024
Last Principal Payment Date	July 2029	July 2029	July 2029	July 2029	July 2029

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 10, 2020	100%	100%	100%	100%	100%
November 10, 2021	100%	100%	100%	100%	100%
November 10, 2022	100%	100%	100%	100%	100%
November 10, 2023	100%	100%	100%	100%	100%
November 10, 2024	100%	100%	100%	100%	100%
November 10, 2025	100%	100%	100%	100%	100%
November 10, 2026	100%	100%	100%	100%	100%
November 10, 2027	100%	100%	100%	100%	100%
November 10, 2028	100%	100%	100%	100%	100%
November 10, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.91	9.91	9.66
First Principal Payment Date	October 2029	October 2029	October 2029	October 2029	July 2029
Last Principal Payment Date	October 2029	October 2029	October 2029	October 2029	July 2029

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 10, 2020	100%	100%	100%	100%	100%
November 10, 2021	100%	100%	100%	100%	100%
November 10, 2022	100%	100%	100%	100%	100%
November 10, 2023	100%	100%	100%	100%	100%
November 10, 2024	100%	100%	100%	100%	100%
November 10, 2025	100%	100%	100%	100%	100%
November 10, 2026	100%	100%	100%	100%	100%
November 10, 2027	100%	100%	100%	100%	100%
November 10, 2028	100%	100%	100%	100%	100%
November 10, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.91	9.91	9.72
First Principal Payment Date	October 2029	October 2029	October 2029	October 2029	July 2029
Last Principal Payment Date	October 2029	October 2029	October 2029	October 2029	August 2029

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
November 10, 2020	100%	100%	100%	100%	100%
November 10, 2021	100%	100%	100%	100%	100%
November 10, 2022	100%	100%	100%	100%	100%
November 10, 2023	100%	100%	100%	100%	100%
November 10, 2024	100%	100%	100%	100%	100%
November 10, 2025	100%	100%	100%	100%	100%
November 10, 2026	100%	100%	100%	100%	100%
November 10, 2027	100%	100%	100%	100%	100%
November 10, 2028	100%	100%	100%	100%	100%
November 10, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.97	9.95	9.93	9.91	9.74
First Principal Payment Date	October 2029	October 2029	October 2029	October 2029	August 2029
Last Principal Payment Date	November 2029	November 2029	November 2029	October 2029	August 2029

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC“ and the “Upper-Tier REMIC”, and, collectively, the “Trust REMICs”).  The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR certificates and the Combined VRR Interest, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”), and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions.  See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.”  The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies.  The Trust REMICs will not hold any qualified reserve assets.  Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS“).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following:  (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates and the Uncertificated VRR Interest may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Certificates and the Uncertificated VRR Interest Owner qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Lower-Tier REMIC and the Upper-Tier REMIC will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety.  In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments.  Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Under legislation enacted on December 22, 2017, taxpayers that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements.  The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described under this section.  However, recent proposed Treasury regulations exclude from the application of this rule any item of income for which a taxpayer uses a special method of accounting, including among other things, income subject to original issue discount timing rules.  Prospective investors are urged to consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”.  The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters).  Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments.  Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount“ is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method“ below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item.  Based on the foregoing, it is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166.  The following discussion may not apply to holders of interest-only Regular Interests.  Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

The Non-Vertically Retained Percentage of prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Non-Vertically Retained Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.  It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge.  Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument.  The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position.  A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument.  Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests.  However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act“) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures. These new audit rules are effective for taxable years beginning with 2018 and apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary“ must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person“ means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).  The term “Non-U.S. Tax Person“ means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate

Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters.  The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand.  A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates.  There are significant penalties for failure to comply with these disclosure requirements.  Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA“), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan.  For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements.  However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section.  Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest“) with respect to that ERISA Plan, unless a statutory or administrative exemption applies.  Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan.  For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code.  For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available.  In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons.  In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply.  See “—Plan Asset Regulations” below.  However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations“).  For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market.  Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets.  However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan.  The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies.  One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant.  The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors.  The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code.  For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate.  The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac.  Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan.  Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

With respect to the 30 Hudson Yards Mortgage Loan (9.0%), Arizona State Retirement System has a 49.01% indirect equity interest in the borrower.  Persons who have an ongoing relationship with Arizona State Retirement System should consult with counsel regarding whether such relationship would affect their ability to purchase and hold any Offered Certificates.

With respect to the Grand Canal Shoppes Mortgage Loan (7.5%), a group of certain Dutch pension plans, including Stichting Pensioenfonds ABP, collectively own approximately 24.5% of indirect equity in the borrowers.  Persons who have an ongoing relationship with Stichting Pensioenfonds ABP or Dutch pension funds should consult with counsel regarding whether such relationship would affect their ability to purchase and hold any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates.  Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE“) 91-23 (April 18, 1991), and a substantially identical prohibited transaction exemptions to Goldman Sachs & Co. LLC, PTE 89-88 (October 17, 1989), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption“).  Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption.  The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●

second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency“);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date.  In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date.  We believe that the fourth general condition will be satisfied with respect to the Offered Certificates.  A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates.  A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group“ means, collectively, the following persons and entities:  the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,

2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.

must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●

certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●

the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●

the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that:  (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●

the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code.  However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law“).  A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets.  A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets.  That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets.  In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account.  If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates.  Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan.  A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change.  If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate).  If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code.  All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA“).

 The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties.  Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

 Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO“) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates.  These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.  Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent:  (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity.  The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.  The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds.  Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.  The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013).  Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain.  Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States.  Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

Texas.  Eleven (11) of the Mortgaged Properties (20.2%) are located in Texas.

Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four (4) years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise). Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least twenty-one (21) days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such twenty-one (21) day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above. The trustee’s sale must be performed pursuant to the terms of the deed of trust and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three (3) hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two (2) years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

California.  Five (5) of the Mortgaged Properties (16.9%) are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt.  A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”.  Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness.  Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.  On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors.  California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York.  Seven (7) of the Mortgaged Properties (15.7%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate.  Foreclosure of a mortgage is accomplished in judicial proceedings.  After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action.  The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale.  Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction.  There is no right of redemption after the foreclosure of sale.  In certain circumstances, deficiency judgments may be obtained.  Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property.  The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located.  Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.”  A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note.  The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument.  The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties.  Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower.  At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note.  In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts.  Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract.  Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser.  During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state.  Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited.  The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession.  In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture.  Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right.  In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause.  Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases.  Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease.  However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents.  Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC.  Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel.  In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection.  Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse.  A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates.  However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use.  See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security.  The creation and enforcement of liens on personal property are governed by the UCC.  Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection.  Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General.

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage.  If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed.  A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure.

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property.  Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants.  When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming.  The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding.  The proceeds of that public sale are used to satisfy the judgment.  The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions.  These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair.  Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice.  For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust.  A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits.  A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders.  A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers.  Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation.  In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale.  Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens.  In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property.  Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest.  Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption.  In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage.  In some states, statutory redemption may occur only upon payment of the foreclosure sale price.  In other states, redemption may be permitted if the former borrower pays only a portion of the sums due.  A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure.  Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired.  In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly.  In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself.  In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure.  Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules.  Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation.  In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure).  Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans.  Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan.  However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law.  For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust.  A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender.  Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower.  In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security.  Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists.  Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.  These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale.  In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property.  Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness.  In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease.  Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower.  The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security.  This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants.  Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property.  Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building.  That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative.  Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative.  The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid.  Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares.  Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale.  Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest.  A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases.  If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus.  Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment.  For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition.  Often, no interest or principal payments are made during the course of the bankruptcy case.  The delay caused by an automatic stay and its consequences can be significant.  Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met.  A bankruptcy court may, among other things—

●

reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●

reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●

permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property.  Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events.  This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases.  In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents.  Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.  The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.”  The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents.  Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code.  Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code.  In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code.  So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt.  It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property.  Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance.  These remedies may be insufficient, and any assurances provided to the lessor may be inadequate.  If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease.  The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●

the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●

the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law.  The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.  To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity.  Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings.  In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases.  Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders.  However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective.  Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing.  In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization.  As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation.  Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired.  Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies.  A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings.  The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code.  In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities.  In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings.  Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale.  Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien.  In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties.  Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement.  Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable.  Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud.  It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction.  However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee.  Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization.  A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events.  This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property.  In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance.  Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition.  As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement.  This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable.  Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so.  In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets.  Those state laws, however, may not be enforceable or effective in a bankruptcy case.  Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships.  The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil.  In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder.  Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property.  However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities.  A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member.  Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities.  These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common.  However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property.  Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity.  Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan.  In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool.  At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition“), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up.  A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower.  Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise.  Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan.  Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest.  This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act“) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption.  The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption.  In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower.  The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management.  A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA“) which regulates underground petroleum storage tanks, except heating oil tanks.  The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA.  Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing.  Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks.  It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption.  In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials.  These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose.  In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning.  If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer.  In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property.  While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often.  It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower.  These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial.  If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard.  However, that individual or entity may be without substantial assets.  Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders.  Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations.  This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials.  This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure.  This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property.  In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states.  However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder.  The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owner in accordance with the Servicing Standard, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the Controlling Class Representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust.  The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable.  Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●

acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●

if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made.  They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge.  In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments.  Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid.  In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states.  Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”.  If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge.  Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V“) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980.  Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law.  In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V.  Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan.  One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty.  Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest.  A second group of statutes is more severe.  A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the

Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;

●	whether those certificates are a suitable investment for any particular investor;

●	the tax attributes of those certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;

●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and/or Class A-S Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below.

Class	Citigroup Global Markets Inc.	Goldman Sachs & Co. LLC	Deutsche Bank Securities Inc.	Academy Securities Inc.	Drexel Hamilton, LLC
Class A-1	$3,465,012	$5,489,988	$0	$0	$0
Class A-2	$15,978,137	$25,315,863	$0	$0	$0
Class A-3	(1)	(1)	$0	$0	$0
Class A-4	(2)	(2)	$0	$0	$0
Class A-AB	$5,256,526	$8,328,474	$0	$0	$0
Class X-A	$265,141,349	$420,091,651	$0	$0	$0
Class A-S	$20,932,079	$33,164,921	$0	$0	$0
Class B	$22,240,697	$35,238,303	$0	$0	$0
Class C	$16,571,310	$26,255,690	$0	$0	$0

(1)	The underwriter allocations for the Class A-3 Certificates will be subject to a range depending on the determination of the actual initial Certificate Balance of such Class at pricing. The underwriter allocations for the Class A-3 Certificates will fall within the following ranges: (i) Citigroup Global Markets Inc.’s allocation will be between $38,693,605 and $104,472,733 and (ii) Goldman Sachs & Co. LLC’s allocation will be between $61,306,395 and $165,527,267.

(2)	The underwriter allocations for the Class A-4 Certificates will be subject to a range depending on the determination of the actual initial Certificate Balance of such Class at pricing. The underwriter allocations for the Class A-4 Certificates will fall within the following ranges: (i) Citigroup Global Markets Inc.’s allocation will be between $115,036,861 and $180,815,989 and (ii) Goldman Sachs & Co. LLC’s allocation will be between $182,265,139 and $286,486,011.

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[___________].

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2019, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) Citibank (the Certificate Administrator and Custodian), and (iii) CREFI (a Sponsor, an originator, an initial Risk Retention Consultation Party and the Retaining Sponsor). Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC (a Sponsor and an initial Risk Retention Consultation Party) and Goldman Sachs Bank USA (an originator, a Retaining Party and the current holder (or an affiliate of the current holder) of one or more of the USAA Office Portfolio Pari Passu Companion Loans, one or more of the Grand Canal Shoppes Pari Passu Companion Loans, one or more of the Millennium Park Plaza Pari Passu Companion Loans, and one or more of the 19100 Ridgewood Pari Passu Companion Loans. See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, Goldman Sachs & Co. LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and Deutsche Bank Securities Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans and (ii) the payment by the Depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a Sponsor, of the purchase price for the GSMC Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-228597) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1 of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, New York, New York.

Index of Certain Defined Terms

17g-5 Information Provider	314
1986 Act	443
2015 Budget Act	449
30 Hudson Yards A Notes	215
30 Hudson Yards Co-Lender Agreement	216
30 Hudson Yards Companion Loans	215
30 Hudson Yards Controlling Noteholder	222
30 Hudson Yards Custodian	216
30 Hudson Yards Default Interest Rate	221
30 Hudson Yards Directing Holder	222
30 Hudson Yards Lead Securitization Companion Loans	216
30 Hudson Yards Loan Combination	216
30 Hudson Yards Loan Combination Interest Rate	222
30 Hudson Yards Note A Holder	215
30 Hudson Yards Note A Holders	215
30 Hudson Yards Note Interest Rate	221
30 Hudson Yards Noteholders	216
30 Hudson Yards Pari Passu Companion Loans	215
30 Hudson Yards Senior Notes	215
30 Hudson Yards Servicer	216
30 Hudson Yards Special Servicer	216
30 Hudson Yards Subordinate Companion Loan Holder	215
30 Hudson Yards Subordinate Companion Loan Holders	215
30 Hudson Yards Subordinate Companion Loans	215
30 Hudson Yards Triggering Event of Default	221
30 Hudson Yards Trustee	216
30/360 Basis	294
AB Loan Combination	156
AB Modified Loan	369
Accelerated Mezzanine Loan	396
Acceptable Insurance Default	336
Actual/360 Basis	195
Administrative Fee Rate	355
ADR	158
Advance Rate	341
Advances	340
Affirmative Asset Review Vote	408
Agency Lease	194
Aggregate Available Funds	288
Aggregate Principal Distribution Amount	295
Albertsons Parcel	167
Allocated Cut-off Date Loan Amount	158
Ancillary Fees	350
Annual Debt Service	159
Anticipated Repayment Date	196
Applied Realized Loss Amount	270
Appraisal Reduction Amount	366

Appraisal Reduction Event	365
Appraised Value	159
Appraised-Out Class	370
Appraiser	367
Approximate Initial Credit Support	3
ARD	159
ARD Loan	196
Assessment of Compliance	371
Asset Representations Reviewer	263
Asset Representations Reviewer Asset Review Fee	356
Asset Representations Reviewer Ongoing Fee	356
Asset Representations Reviewer Ongoing Fee Rate	356
Asset Representations Reviewer Termination Event	413
Asset Representations Reviewer Upfront Fee	356
Asset Review	410
Asset Review Notice	409
Asset Review Quorum	409
Asset Review Report	411
Asset Review Report Summary	411
Asset Review Standard	410
Asset Review Trigger	408
Asset Review Vote Election	408
Assumed Certificate Coupon	277
Assumed Final Distribution Date	301
Assumption Fees	350
Attestation Report	371
Available Funds	288
Balloon Balance	159
Balloon Mortgage Loans	195
Bankruptcy Code	74
Base Interest Fraction	300
BCBS	72
Benchmark 2019-B13 Pooling and Servicing Agreement	423
Borrower Delayed Reimbursements	350
Borrower Party	396
B-Piece Buyer	143
BUSTR	179
CBE	437
CCP PILOT	194
CCP Taxes	194
CDI 202.01	73
Certificate Administrator	251
Certificate Balance	269, 287
Certificate Owner	308
Certificateholder	308
Certificateholder Quorum	379
Certificateholder Repurchase Request	415

Certificates	287
Certificates	3, 286
Certifying Certificateholder	317
CGCMT 2019-GC41 Pooling and Servicing Agreement	422
CGMRC	233
Citibank	251
City Tax Fiscal Year	194
Class	286
Class A-AB Scheduled Principal Balance	290
Class VRR Certificates	267, 287
Class X Certificates	3
Class X Certificates	286
Class X Strip Rate	294
Clearstream	315
Clearstream Participants	316
Closing Date	157, 286
CMBS	70, 261
CMBS B-Piece Securities	272
Code	441
Co-Lender Agreement	210
Collateral Deficiency Amount	369
Collection Account	344
Collection Period	290
Collective Investment Scheme	13
Combined VRR Available Funds	270
Combined VRR Interest	4, 267, 287
Combined VRR Interest Balance	269
Combined VRR Interest Owner	268
Combined VRR Interest Owners	268
Communication Request	318
Companion Loan	156
Companion Loan Holder	329
Companion Loan Rating Agency	377
Companion Note	208
Company Lease	194
Compensating Interest Payment	302
Completion	194
Consent Fees	349
Constraining Level	277
Consultation Election Notice	416
Consultation Requesting Certificateholder	416
Consultation Termination Event	395
Consulting Party	399
Contraction Exercise Date	185
Contraction Floors	185
Control Eligible Certificates	395
Control Shift Note	210
Control Termination Event	395
Controlling Class	395
Controlling Class Certificateholder	395
Controlling Class Representative	394
Controlling Companion Loan	331
Controlling Note	208
Controlling Note Holder	208
Controlling Pari Passu Companion Loan	331
Controlling Pari Passu Companion Loan Securitization Date	331
Co-Ownership Agreement	175, 191
COPCs	179
Corrected Loan	336
Corresponding Principal Balance Certificates	4
Corresponding Principal Balance Certificates	287
CPR	432
CPY	278
Credit Risk Retention	267
Credit Risk Retention Rules	267
CREFC®	305
CREFC® Intellectual Property Royalty License Fee	355
CREFC® Intellectual Property Royalty License Fee Rate	355
CREFC® Reports	305
CREFI	157, 233
CREFI Data File	234
CREFI Mortgage Loans	157
CREFI Securitization Database	234
CREFI VRR Interest Portion	267
Crossed Group	159
Cross-Over Date	293
CRR	71
Cumulative Appraisal Reduction Amount	368
Cure/Contest Period	411
Custodian	251, 391
Cut-off Date	156
Cut-off Date Balance	156
Cut-off Date DSCR	160
Cut-off Date Loan-to-Value Ratio	160
Cut-off Date LTV Ratio	160
CVS Parcel	167
DBNY	241
Debt Service Coverage Ratio	160
Debt Yield on Underwritten NCF	160
Debt Yield on Underwritten Net Cash Flow	160
Debt Yield on Underwritten Net Operating Income	160
Debt Yield on Underwritten NOI	160
Defaulted Mortgage Loan	353
Defeasance Deposit	200
Defeasance Loans	200
Defeasance Lock Out Period	200
Defeasance Option	200
Defective Mortgage Loan	326
Definitive Certificate	315
Delegated Directive	14
Delinquent Loan	408
Depositaries	315
Depositor	157, 249
Determination Date	288
Diligence File	321
Directing Holder	394
Disclosable Special Servicer Fees	354
Discount Yield	276
Dispute Resolution Consultation	417

Dispute Resolution Cut-off Date	416
Distribution Account	344
Distribution Date	288
Document Defect	320
Dodd-Frank Act	72
DSCR	160
DTC	315
DTC Participants	315
DTC Rules	316
Due Date	195, 290
Due Diligence Questionnaire	234
Due Period	290
EDGAR	489
EEA	14
Eligible Asset Representations Reviewer	412
Eligible Operating Advisor	405
Enforcing Party	416
Enforcing Servicer	415
Engaged Consulting Firm	178
Environmental Condition	478
ERISA	454
ESA	176
EU Risk Retention and Due Diligence Requirements	71
EU Securitization Regulation	15
Euroclear	315
Euroclear Operator	317
Euroclear Participants	317
Excess Interest	196
Excess Interest Distribution Account	345
Excess Liquidation Proceeds Reserve Account	345
Excess Modification Fees	349
Excess Penalty Charges	350
Excess Prepayment Interest Shortfall	303
Exchange Act	232
Excluded Controlling Class Holder	143, 312
Excluded Controlling Class Mortgage Loan	143, 396
Excluded Information	143, 312
Excluded Mortgage Loan	396
Excluded Mortgage Loan Special Servicer	380
Excluded RRCP Mortgage Loan	285
Excluded Special Servicer	138
Excluded Special Servicer Information	312
Excluded Special Servicer Mortgage Loan	380
Exemption Rating Agency	457
Expected Price	280
Expected Prices	280
FATCA	451
FDIC	128
Fee Buildings	175, 190
FETL	17
FIEL	17
Final Asset Status Report	401
Final Dispute Resolution Election Notice	417
Financial Promotion Order	13
Fitch	377
Form 8-K	232
FPO Persons	13
FSCMA	17
FSMA	13
Funds	258
Future Outside Servicing Agreement	331
GAAP	268
Goldman Originator	243
Grand Canal Shoppes Co-Lender Agreement	223
Grand Canal Shoppes Control Appraisal Period	227
Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price	230
Grand Canal Shoppes Directing Holder	227
Grand Canal Shoppes Loan Combination	223
Grand Canal Shoppes Loan Combination Rate	226
Grand Canal Shoppes Major Decisions	228
Grand Canal Shoppes Mortgage Loan	223
Grand Canal Shoppes Net Note A Rate	226
Grand Canal Shoppes Net Note B Rate	226
Grand Canal Shoppes Note A Rate	223
Grand Canal Shoppes Note A Relative Spread	226
Grand Canal Shoppes Note B Rate	223
Grand Canal Shoppes Note B Relative Spread	226
Grand Canal Shoppes Noteholder Purchase Notice	230
Grand Canal Shoppes Notes	223
Grand Canal Shoppes Pari Passu Companion Loans	223
Grand Canal Shoppes Recovered Costs	231
Grand Canal Shoppes Senior Notes	223
Grand Canal Shoppes Sequential Pay Event	225
Grand Canal Shoppes Subordinate Companion Loan	223
Grand Canal Shoppes Threshold Event Collateral	227
Grand Canal Shoppes Threshold Event Cure	228
Ground Lease	175, 190
Ground Lessor	190
GS	267
GS Bank	241
GSB	210
GSMC	157, 241
GSMC Data Tape	242
GSMC Deal Team	241
GSMC Mortgage Loans	157, 241
GSMS 2019-GC42 Pooling and Servicing Agreement	423
Hard Lockbox	161
Henderson	167
High Net Worth Companies, Unincorporated Associations, Etc.	13, 14
HRR Certificates	4, 268
HSTP ACT	100

HY 2019-30HY Trust and Servicing Agreement	216, 422
HYIC	194
Impermissible Risk Retention Affiliate	372
Impermissible TPP Affiliate	372
Indirect Participants	315
Initial Pool Balance	156
Initial Rate	196
Initial Requesting Certificateholder	415
In-Place Cash Management	161
Institutional Investor	16
Institutional Investors	71
Interest Accrual Amount	295
Interest Accrual Period	295
Interest Distribution Amount	295
Interest Only Mortgage Loans	195
Interest Reserve Account	344
Interest Shortfall	295
Interested Person	390
Interest-Only Certificates	274, 286
Interest-Only Expected Price	280
Investment Company Act	1
Investor Certification	307
IRS	442
Issuing Entity	156
Japanese Retention Requirement	18
JFSA	17
JPMCB	210
JPMorgan	241
JRR Rule	17
KBRA	376
Largest Tenant	161
Largest Tenant Lease Expiration	161
Leasehold Building	175, 190
Lender Liability Act	479
Lennar	258
Liquidation Fee	352
Liquidation Fee Rate	352
Liquidation Proceeds	353
Loan Combination	156
Loan Combination Custodial Account	344
Loan Per Unit	161
Loss of Value Payment	325
Loss of Value Reserve Fund	345
Lower-Tier Regular Interests	441
Lower-Tier REMIC	441
Lower-Tier REMIC Distribution Account	344
LTV Ratio at Maturity/ARD	161
LUST	177
MAI	366
Major Decision	392
Major Decision Reporting Package	393
MAS	16
Master Servicer	254
Master Servicer Remittance Date	340
Master Tenant	173
Material Breach	324
Material Defect	324
Material Document Defect	321
Maturity Date/ARD Loan-to-Value Ratio	161
Maturity Date/ARD LTV Ratio	161
Midland	261, 265
MIFID II	14
MOA	268
Modeling Assumptions	432
Modification Fees	350
Monthly Payment	289
Morningstar	405
Mortgage	156
Mortgage File	319
Mortgage Loan Purchase Agreement	319
Mortgage Loan Schedule	333
Mortgage Loan Sellers	157
Mortgage Loans	156
Mortgage Note	156
Mortgage Pool	156
Mortgage Rate	295
Mortgaged Property	156
Most Recent NOI	162
MSBNA	210, 241
MSC 2019-H7 Pooling and Servicing Agreement	223, 422
Net Cash Flow	163
Net Mortgage Pass-Through Rate	294
Net Mortgage Rate	295
NFIP	125
NI 33-105	18
Non-Controlling Note	208
Non-Controlling Note Holders	208
Non-Offered Certificates	286
Nonrecoverable Advance	341
Non-Reduced Certificates	308
Non-U.S. Tax Person	451
Non-Vertically Retained Available Funds	289
Non-Vertically Retained Certificates	3
Non-Vertically Retained Certificates	287
Non-Vertically Retained Percentage	269
Non-Vertically Retained Principal Balance Certificates	3, 287
Non-Vertically Retained Regular Certificates	3
Non-Vertically Retained Regular Certificates	287
Notional Amount	287
NRSRO	307, 462
NRSRO Certification	309
NYC IDA	194
NYC PILOT	194
Occupancy	162
Occupancy Date	162
Offer	15
Offered Certificates	286
OID Regulations	444
Oil Station	179
OLA	128
Operating Advisor	263
Operating Advisor Annual Report	403

Operating Advisor Consultation Trigger Event	283, 402
Operating Advisor Consulting Fee	355
Operating Advisor Fee	355
Operating Advisor Fee Rate	355
Operating Advisor Standard	400
Operating Advisor Termination Event	404
Operating Company	173
Original Balance	162
Other Crossed Loans	326
Other Improvement Taxes	194
Outside Certificate Administrator	331
Outside Controlling Class Representative	331
Outside Controlling Note Holder	330, 394
Outside Custodian	331
Outside Depositor	331
Outside Operating Advisor	331
Outside Securitization	331
Outside Serviced Companion Loan	330
Outside Serviced Loan Combination	330
Outside Serviced Mortgage Loan	331
Outside Serviced Pari Passu Companion Loan	330
Outside Serviced Pari Passu Loan Combination	330
Outside Serviced Pari Passu-AB Loan Combination	330
Outside Serviced Subordinate Companion Loan	330
Outside Servicer	331
Outside Servicer Fee Rate	361
Outside Servicing Agreement	331
Outside Special Servicer	331
Outside Trustee	331
P&I	255
P&I Advance	340
PACE	114
Pari Passu Companion Loan	156
Pari Passu Indemnified Items	375
Pari Passu Indemnified Parties	375
Pari Passu Loan Combination	156
Pari Passu-AB Loan Combination	156
Park Bridge Financial	263
Park Bridge Lender Services	263
Participants	315
Party in Interest	454
Pass-Through Rate	294
PCIS Persons	14
PCO	193
PCR	240, 247
Penalty Charges	350
Percentage Allocation Entitlement	269
Percentage Interest	226, 288
Permitted Investments	288
Permitted Special Servicer/Affiliate Fees	354
PILOT	120
PIPs	180
Plan Asset Regulations	455
PML	247
Pooling and Servicing Agreement	329
Pooling and Servicing Agreement Party Repurchase Request	415
PPA	255
PRC	15
Preliminary Asset Review Report	411
Preliminary Dispute Resolution Election Notice	416
Prepayment Assumption	445
Prepayment Interest Excess	302
Prepayment Interest Shortfall	302
Prepayment Penalty Description	162
Prepayment Provision	162
PRIIPS Regulation	14
Prime Rate	341
Principal Balance Certificates	4
Principal Balance Certificates	286
Principal Distribution Amount	296
Principal Shortfall	296
Privileged Information	401
Privileged Information Exception	402
Privileged Person	307
Pro Rata and Pari Passu Basis	226
Professional Investors	16
Prohibited Prepayment	302
Promotion of Collective Investment Schemes Exemptions Order	14
Property Advances	340
Proposed Course of Action Notice	416
Prospectus	16
Prospectus Regulation	14
PSA	422
PTE	457
Qualified Investors	14
Qualified Mortgage	321
Qualified Substitute Mortgage Loan	325
Qualifying CRE Loan Percentage	268
Rated Final Distribution Date	301
Rating Agencies	485
Rating Agency	485
Rating Agency Confirmation	420
Rating Agency Declination	420
RCA	257
RCM	258, 272
RCRA	479
Realized Loss	270, 304
REC	176
Recognised Collective Investment Scheme	13
Record Date	288
Registration Statement	489
Regular Certificates	286
Regular Interestholder	443
Regular Interests	441
Regulation AB	371
Regulation RR	267
Related Group	163
Release Date	200
Relevant Persons	14

REMIC	441
REMIC LTV Test	153
REMIC Regulations	441
REO Account	345
REO Companion Loan	297
REO Loan	297
REO Mortgage Loan	297
REO Property	286
Repurchase Price	324
Repurchase Request	415
Requesting Certificateholder	416
Requesting Holder	416
Requesting Holders	370
Requesting Investor	318
Requesting Party	419
Required Credit Risk Retention Percentage	268
Requirements	483
Residual Certificates	286
Resolution Failure	416
Resolved	416
Restricted Group	458
Restricted Party	402
Retail Investor	15
Retaining Parties	268
Retaining Sponsor	267
Retaining Third Party Purchaser	267
Review Materials	409
Revised Rate	196
RevPAR	163
Risk Retention Affiliate	372
Risk Retention Affiliated	372
Risk Retention Consultation Parties	284
Rooms	164
RR Interest	268
Rule 17g-5	309, 384
S&P	255
Scheduled Certificate Interest Payments	278
Scheduled Certificate Principal Payments	274
Scheduled Principal Distribution Amount	296
SEC	232
Securities Act	371
Securitization Accounts	286
Securitization Regulation	71
SEL	247
Senior Certificates	286
Serviced AB Loan Combination	329
Serviced Companion Loan	329
Serviced Companion Loan Holder	329
Serviced Companion Loan Securities	139, 377
Serviced Loan Combination	329
Serviced Loans	329
Serviced Mortgage Loans	329
Serviced Outside Controlled Companion Loan	330
Serviced Outside Controlled Loan Combination	329
Serviced Outside Controlled Mortgage Loan	330
Serviced Pari Passu Companion Loan	329
Serviced Pari Passu Companion Loan Holder	329
Serviced Pari Passu Loan Combination	329
Serviced Subordinate Companion Loan	329
Serviced Subordinate Companion Loan Holder	329
Servicer Termination Events	375
Servicing Fee	348
Servicing Fee Rate	348
Servicing Function Participant	371
Servicing Shift Companion Loan	331
Servicing Shift Loan Combination	331
Servicing Shift Mortgage Loan	331
Servicing Standard	334
Servicing Transfer Event	335
SFA	16
SFO	16
Shareholder Loan Borrower	207
Shareholder Loan Lenders	207
Shareholder Loans	207
Similar Law	460
SMMEA	462
Soft Lockbox	163
Soft Springing Lockbox	163
Special Servicer	257
Special Servicer Decision	337
Special Servicing Fee	351
Special Servicing Fee Rate	351
Specially Serviced Loan	335
Split Mortgage Loan	156
Sponsors	157, 233
Springing Cash Management	163
Springing Lockbox	163
Startup Day	441
Stated Principal Balance	296
Stone Point	258
Streit Act	253
Structured Product	16
Subject Loans	356, 360
Subordinate Certificates	286
Subordinate Companion Loan	156
Sub-Servicing Agreement	339
Swap Curve Interpolated Yield	275
Swap Priced Expected Price	278
Swap Priced Principal Balance Certificates	274
Target Price	277
TCE	179
TCO	193
Termination Purchase Amount	421
Terms and Conditions	317
Tests	410
Third Party Report	158
TIA	72, 252

Title V	482
Trailing 12 NOI	162
TRIPRA	127
Trust REMICs	441
Trustee	251
Trustee/Certificate Administrator Fee	354
Trustee/Certificate Administrator Fee Rate	354
TSA	422
U.S. Tax Person	451
UBS AG	210
Uncertificated VRR Interest	267, 287
Uncertificated VRR Interest Balance	269
Uncertificated VRR Interest Owner	264, 268
Underwriter Entities	135
Underwriter Exemption	457
Underwriting Agreement	487
Underwritten EGI	164
Underwritten Expenses	163
Underwritten NCF	163
Underwritten NCF DSCR	160
Underwritten Net Cash Flow	163
Underwritten Net Operating Income	164
Underwritten NOI	164
Underwritten Revenues	164
Units	164
Unscheduled Principal Distribution Amount	296
Unsolicited Information	410
UPB	255
Updated Appraisal	386
Upper-Tier REMIC	441
Upper-Tier REMIC Distribution Account	344
UST	177
UW NCF DSCR	160
ValueRock	167
VCP	179
VEI	178
Vertical Risk Retention Allocation Percentage	271
Vertically Retained Percentage	269
VOCs	177, 178
Volcker Rule	72
Voting Rights	314
VRR Interest Distribution Amount	271
VRR Principal Distribution Amount	271
VRR Realized Loss Interest Distribution Amount	272
WAC Rate	294
Weighted Average Mortgage Rate	164
Wells Fargo	254
WFBNA	241
Withheld Amounts	344
Workout Fee	351
Workout Fee Rate	351
Workout-Delayed Reimbursement Amount	343
WTNA	251
Yield Curve Interpolated Yield	279
Yield Priced Expected Price	280
Yield Priced Principal Balance Certificates	274
YM Group A	300
YM Group BC	300
YM Group DE	300
YM Groups	300

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

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CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	NAP	NAP	530 West 33rd Street	New York	New York	10001	Office	CBD
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	Group 1	NAP					Various	Various
2.01	Property				Arrow Electronics			9201 East Dry Creek Road	Centennial	Colorado	80112	Office	Suburban
2.02	Property				Caris Life Sciences			3600 West Royal Lane	Irving	Texas	75036	Mixed Use	Office/Lab
2.03	Property				L3 Technologies			1 Radcliff Road	Tewksbury	Massachusetts	01876	Office	Suburban
2.04	Property				Flowserve			7075 South 5th Street	Ridgefield	Washington	98642	Industrial	Manufacturing
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	NAP	NAP					Office	CBD
3.01	Property				2300 Orchard			2300 Orchard Parkway	San Jose	California	95131	Office	CBD
3.02	Property				One Enterprise			1 Enterprise Drive	Aliso Viejo	California	92656	Office	CBD
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	NAP	NAP					Office	Suburban
4.01	Property				Legacy Corporate Centre I & II			5601 Legacy Drive and 7300 Parkwood Boulevard	Plano	Texas	75024	Office	Suburban
4.02	Property				Crosstown Center I			9527 Delaney Creek Boulevard	Tampa	Florida	33619	Office	Suburban
4.03	Property				Crosstown Center II			9519 Delaney Creek Boulevard	Tampa	Florida	33619	Office	Suburban
4.04	Property				Legacy Corporate Centre III			7400 Parkwood Boulevard	Plano	Texas	75024	Office	Suburban
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	NAP	NAP	3327 & 3377 Las Vegas Boulevard South	Las Vegas	Nevada	89109	Retail	Specialty Retail
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	NAP	NAP	151-155 North Michigan Avenue	Chicago	Illinois	60601	Mixed Use	Multifamily/Office/Retail
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	Group 1	NAP	4795 & 4851 Regent Boulevard	Irving	Texas	75063	Office	Suburban
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	NAP	NAP					Office	Various
8.01	Property				Bank of America Tower			303 West Wall Street	Midland	Texas	79701	Office	CBD
8.02	Property				Dinero Plaza			1004 North Big Spring Street	Midland	Texas	79701	Office	Suburban
8.03	Property				First Capital Bank Building			310 West Wall Street	Midland	Texas	79701	Office	CBD
8.04	Property				One Wall Plaza			306 West Wall Street	Midland	Texas	79701	Office	CBD
8.05	Property				Atrium Centre			110 West Louisiana Avenue	Midland	Texas	79701	Office	Suburban
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	NAP	NAP					Industrial	Various
9.01	Property				Sherwood Foods Cleveland			16625 Granite Road	Maple Heights	Ohio	44137	Industrial	Cold Storage
9.02	Property				Owens Corning			261 Southwest Avenue	Tallmadge	Ohio	44278	Industrial	Warehouse/Distribution
9.03	Property				Hunter Defense Tech			7375 Industrial Road	Florence	Kentucky	41042	Industrial	Warehouse/Distribution
9.04	Property				Sterling Jewelers			30 Foundation Place	Barberton	Ohio	44203	Industrial	Warehouse/Distribution
9.05	Property				BlueLinx Corporation Brooklyn Park			9100, 9106 & 9110 83rd Avenue North	Brooklyn Park	Minnesota	55445	Industrial	Warehouse/Distribution
9.06	Property				Exec Cabinetry SC			2838 Grandview Drive	Simpsonville	South Carolina	29680	Industrial	Manufacturing/Warehouse
9.07	Property				Techniplas			N44 W33341 Watertown Plank Road	Nashotah	Wisconsin	53058	Industrial	Manufacturing
9.08	Property				Metalex (Jason Industries)			700 Liberty Drive	Libertyville	Illinois	60048	Industrial	Manufacturing
9.09	Property				Nyloncraft			616 West McKinley Avenue	Mishawaka	Indiana	46545	Industrial	Warehouse/Distribution
9.1	Property				Dirksen Screw Shelby			14396-14490 23 Mile Road	Shelby Township	Michigan	48315	Industrial	Manufacturing
9.11	Property				Global Flooring			3700 32nd Street Southeast	Kentwood	Michigan	49512	Industrial	Manufacturing
9.12	Property				Dreison			4540 West 160th Street	Cleveland	Ohio	44135	Industrial	Warehouse/Distribution
9.13	Property				Gem City			401 Leo Street and 1425 North Keowee Street	Dayton	Ohio	45404	Industrial	Warehouse/Distribution
9.14	Property				Chemcore Austin			5311 Fleming Court	Austin	Texas	78744	Industrial	Warehouse/Distribution
9.15	Property				ATG Precision Canton			7545 North Haggerty Road	Canton	Michigan	48187	Industrial	Manufacturing
9.16	Property				Polartec			310 Industrial Drive Southwest	Cleveland	Tennessee	37311	Industrial	Warehouse/Distribution
9.17	Property				Design Cabinetry TGK			100 TGK Circle	Rockledge	Florida	32955	Industrial	Warehouse/Distribution
9.18	Property				LMI Aerospace - 3030 N. Highway 94			3030 North Highway 94	Saint Charles	Missouri	63301	Industrial	Manufacturing
9.19	Property				Custom Extrusions Rome			100 Anderson Road Southwest	Rome	Georgia	30161	Industrial	Warehouse/Distribution
9.2	Property				CECO - Indianapolis			6040 Guion Road	Indianapolis	Indiana	46254	Industrial	Warehouse/Distribution
9.21	Property				LMI Aerospace - 3600 Mueller			3600 Mueller Road	Saint Charles	Missouri	63301	Industrial	Manufacturing
9.22	Property				Cast Aluminum Solutions			1310 Kingsland Drive	Batavia	Illinois	60510	Industrial	Manufacturing
9.23	Property				Pyramyd Air			5135 Naiman Parkway	Solon	Ohio	44139	Industrial	Warehouse/Distribution
9.24	Property				Workstream			3158 & 3168 Production Drive	Fairfield	Ohio	45014	Industrial	Warehouse/Distribution
9.25	Property				Techniks			9930 East 56th Street	Indianapolis	Indiana	46236	Industrial	Warehouse/Distribution
9.26	Property				BlueLinx Corporation Little Rock			400 East 13th Street	North Little Rock	Arkansas	72114	Industrial	Warehouse/Distribution
9.27	Property				BlueLinx Corporation Gulfport			910 East Railroad Street	Long Beach	Mississippi	39560	Industrial	Warehouse/Distribution
9.28	Property				Chemcore Elk Grove			1830 Lunt Avenue	Elk Grove Village	Illinois	60007	Industrial	Manufacturing
9.29	Property				Total Plastics			1652 Gezon Parkway Southwest	Wyoming	Michigan	49519	Industrial	Manufacturing
9.3	Property				Design Cabinetry Barnes			285 Barnes Boulevard	Rockledge	Florida	32955	Industrial	Warehouse/Distribution
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	NAP	NAP	3521, 3551, 3571, 3611, 3635, and 3668 North Freeway Boulevard	Sacramento	California	95834	Retail	Anchored
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	NAP	NAP	19100 Ridgewood Parkway	San Antonio	Texas	78259	Office	Suburban
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	NAP	NAP	4414 Southwest College Road	Ocala	Florida	34474	Retail	Anchored
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	NAP	NAP	222 Kearny Street and 180 Sutter Street	San Francisco	California	94108	Office	CBD
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	NAP	NAP	2810-2930 Bicentennial Parkway	Henderson	Nevada	89044	Retail	Anchored
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	NAP	NAP	6163 Oxon Hill Road	Oxon Hill	Maryland	20745	Retail	Anchored
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	NAP	NAP	601 Walnut Street	Evansville	Indiana	47708	Hospitality	Full Service
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	NAP	NAP	5860 & 5880 Las Positas Boulevard	Pleasanton	California	94588	Office	Suburban
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	Group 2	NAP	836 DeKalb Avenue	Brooklyn	New York	11221	Multifamily	Low Rise
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	Group 2	NAP	1433 DeKalb Avenue	Brooklyn	New York	11237	Multifamily	High Rise
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	Group 2	NAP	105-107 Vanderveer Street and 96 De Sales Place	Brooklyn	New York	11207	Multifamily	High Rise
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	NAP	NAP	800 Harker Street	Port Huron	Michigan	48060	Hospitality	Full Service
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	NAP	NAP	1090 St. Nicholas Avenue	New York	New York	10032	Multifamily	Mid Rise
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	NAP	NAP	79 Wagner Road	Monaca	Pennsylvania	15061	Office	Medical
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	NAP	NAP	25001 Emery Road	Warrensville Heights	Ohio	44128	Office	Suburban

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	NAP	NAP	18631 North 19th Avenue	Phoenix	Arizona	85027	Retail	Anchored
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	NAP	NAP	33260 Van Dyke Avenue	Sterling Heights	Michigan	48312	Self Storage	Self Storage
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	Group 2	NAP	431 Grand Street	Brooklyn	New York	11211	Multifamily	Low Rise
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	NAP	NAP	4819 13th Avenue	Brooklyn	New York	11219	Retail	Unanchored
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	Group 3	NAP					Self Storage	Self Storage
29.01	Property				Smith Store It - County Road			1015 County Road Northwest	Huntsville	Alabama	35802	Self Storage	Self Storage
29.02	Property				Smith Store It - Highway 72			2386 Highway 72 East	Huntsville	Alabama	35811	Self Storage	Self Storage
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	NAP	NAP	1201 Kentucky Mills Drive	Louisville	Kentucky	40299	Hospitality	Extended Stay
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	NAP	NAP	361 Bergen Street	Newark	New Jersey	07103	Retail	Single Tenant Retail
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	NAP	NAP	3331-3372 Southbrook Court	Topeka	Kansas	66614	Multifamily	Low Rise
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	NAP	NAP	3290 Buford Drive	Buford	Georgia	30519	Retail	Shadow Anchored
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	Group 3	NAP	1414 Greenville Highway	Hendersonville	North Carolina	28792	Self Storage	Self Storage

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	2019	NAP	1,463,234	SF	765.43	Fee Simple	84,400,000	84,400,000	84,400,000	9.0%	84,400,000	3.11000%	0.0121%
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II			439,375	SF	177.52	Fee Simple	78,000,000	78,000,000	78,000,000	8.3%	78,000,000	3.37000%	0.0121%
2.01	Property				Arrow Electronics	2000	NAP	128,500	SF		Fee Simple			28,500,000	3.0%
2.02	Property				Caris Life Sciences	2018	NAP	114,500	SF		Fee Simple			21,900,000	2.3%
2.03	Property				L3 Technologies	1986	2018	140,000	SF		Fee Simple			18,300,000	2.0%
2.04	Property				Flowserve	2018	NAP	56,375	SF		Fee Simple			9,300,000	1.0%
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio			227,772	SF	342.45	Fee Simple	78,000,000	78,000,000	78,000,000	8.3%	78,000,000	4.13000%	0.0121%
3.01	Property				2300 Orchard	1997	2019	116,381	SF		Fee Simple			39,650,000	4.2%
3.02	Property				One Enterprise	1999	2019	111,391	SF		Fee Simple			38,350,000	4.1%
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio			881,490	SF	274.99	Fee Simple	75,000,000	75,000,000	75,000,000	8.0%	75,000,000	3.37000%	0.0121%
4.01	Property				Legacy Corporate Centre I & II	1999	NAP	238,926	SF		Fee Simple			22,648,515	2.4%
4.02	Property				Crosstown Center I	2015	NAP	260,869	SF		Fee Simple			20,915,842	2.2%
4.03	Property				Crosstown Center II	2018	NAP	236,550	SF		Fee Simple			18,564,356	2.0%
4.04	Property				Legacy Corporate Centre III	2019	NAP	145,145	SF		Fee Simple			12,871,287	1.4%
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	1999	2007	759,891	SF	1,000.14	Fee Simple/Leasehold	70,384,615	70,384,615	70,384,615	7.5%	70,384,615	3.74080%	0.0134%
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	1982	2015	560,083	SF	374.94	Fee Simple	60,000,000	60,000,000	60,000,000	6.4%	60,000,000	3.66000%	0.0121%
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	2016	NAP	282,438	SF	181.81	Fee Simple	51,350,000	51,350,000	51,350,000	5.5%	51,350,000	3.56000%	0.0121%
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio			699,584	SF	99.07	Fee Simple	49,500,000	49,363,948	49,363,948	5.3%	39,394,092	4.05000%	0.0121%
8.01	Property				Bank of America Tower	1957	2018	300,930	SF		Fee Simple			21,795,324	2.3%
8.02	Property				Dinero Plaza	1982	2017	119,175	SF		Fee Simple			8,011,012	0.9%
8.03	Property				First Capital Bank Building	1978	2014	99,425	SF		Fee Simple			7,473,961	0.8%
8.04	Property				One Wall Plaza	1960	2017	102,234	SF		Fee Simple			6,847,402	0.7%
8.05	Property				Atrium Centre	1983	2017	77,820	SF		Fee Simple			5,236,248	0.6%
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V			3,585,623	SF	36.36	Fee Simple	47,558,000	47,558,000	47,558,000	5.1%	47,558,000	3.78000%	0.0221%
9.01	Property				Sherwood Foods Cleveland	1967	NAP	345,009	SF		Fee Simple			5,313,538	0.6%
9.02	Property				Owens Corning	1989	1996	222,900	SF		Fee Simple			3,337,146	0.4%
9.03	Property				Hunter Defense Tech	1962	2002	260,366	SF		Fee Simple			3,041,543	0.3%
9.04	Property				Sterling Jewelers	2002	2016	134,565	SF		Fee Simple			2,931,608	0.3%
9.05	Property				BlueLinx Corporation Brooklyn Park	1978, 2000	NAP	136,167	SF		Fee Simple			2,271,996	0.2%
9.06	Property				Exec Cabinetry SC	1964, 1980, 1987, 1993	NAP	205,912	SF		Fee Simple			2,252,452	0.2%
9.07	Property				Techniplas	1964-1995	NAP	137,206	SF		Fee Simple			2,198,705	0.2%
9.08	Property				Metalex (Jason Industries)	1924	2008	155,799	SF		Fee Simple			2,052,125	0.2%
9.09	Property				Nyloncraft	1961	1998	185,631	SF		Fee Simple			1,881,115	0.2%
9.1	Property				Dirksen Screw Shelby	1988, 1998	NAP	80,967	SF		Fee Simple			1,844,470	0.2%
9.11	Property				Global Flooring	1984	1996	121,464	SF		Fee Simple			1,751,636	0.2%
9.12	Property				Dreison	1955	1967	206,471	SF		Fee Simple			1,578,182	0.2%
9.13	Property				Gem City	1941	1950	147,847	SF		Fee Simple			1,531,765	0.2%
9.14	Property				Chemcore Austin	1982	NAP	40,662	SF		Fee Simple			1,363,198	0.1%
9.15	Property				ATG Precision Canton	1994	NAP	55,118	SF		Fee Simple			1,294,793	0.1%
9.16	Property				Polartec	1986	NAP	175,306	SF		Fee Simple			1,245,933	0.1%
9.17	Property				Design Cabinetry TGK	1998	NAP	92,367	SF		Fee Simple			1,197,073	0.1%
9.18	Property				LMI Aerospace - 3030 N. Highway 94	1966, 2000	NAP	91,363	SF		Fee Simple			1,172,642	0.1%
9.19	Property				Custom Extrusions Rome	1960	2005	151,693	SF		Fee Simple			1,159,206	0.1%
9.2	Property				CECO - Indianapolis	1971	NAP	66,000	SF		Fee Simple			1,001,633	0.1%
9.21	Property				LMI Aerospace - 3600 Mueller	1973, 1989	NAP	62,712	SF		Fee Simple			1,001,633	0.1%
9.22	Property				Cast Aluminum Solutions	1988	NAP	59,719	SF		Fee Simple			923,456	0.1%
9.23	Property				Pyramyd Air	1970	NAP	70,867	SF		Fee Simple			908,798	0.1%
9.24	Property				Workstream	1973, 1988	NAP	76,893	SF		Fee Simple			864,824	0.1%
9.25	Property				Techniks	2005	NAP	40,418	SF		Fee Simple			684,042	0.1%
9.26	Property				BlueLinx Corporation Little Rock	1971	2004	82,959	SF		Fee Simple			671,827	0.1%
9.27	Property				BlueLinx Corporation Gulfport	1965	NAP	88,061	SF		Fee Simple			604,644	0.1%
9.28	Property				Chemcore Elk Grove	1966	NAP	25,576	SF		Fee Simple			604,644	0.1%
9.29	Property				Total Plastics	1999	NAP	44,033	SF		Fee Simple			588,764	0.1%
9.3	Property				Design Cabinetry Barnes	1987	NAP	21,572	SF		Fee Simple			284,610	0.0%
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	2005	NAP	283,341	SF	132.35	Fee Simple	37,500,000	37,500,000	37,500,000	4.0%	37,500,000	3.89000%	0.0121%
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	2009	NAP	618,017	SF	226.53	Fee Simple	30,000,000	30,000,000	30,000,000	3.2%	30,000,000	3.65000%	0.0134%
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	2008	NAP	394,044	SF	70.63	Fee Simple	27,830,000	27,830,000	27,830,000	3.0%	23,798,186	3.54000%	0.0121%
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	1908, 1987	1986, 2019	148,199	SF	320.51	Fee Simple/Leasehold	23,750,000	23,750,000	23,750,000	2.5%	23,750,000	3.30000%	0.0134%
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	2006	NAP	118,613	SF	190.03	Fee Simple	22,540,000	22,540,000	22,540,000	2.4%	22,540,000	3.25000%	0.0421%
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	1987	NAP	384,304	SF	171.74	Fee Simple	21,000,000	21,000,000	21,000,000	2.2%	21,000,000	3.69000%	0.0121%
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	2017	NAP	241	Rooms	83,402.49	Fee Simple	20,100,000	20,100,000	20,100,000	2.1%	17,027,196	4.20000%	0.0121%
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	1986	NAP	93,800	SF	198.93	Fee Simple	18,660,000	18,660,000	18,660,000	2.0%	18,660,000	3.37000%	0.0421%
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	2013	NAP	33	Units	378,787.88	Fee Simple	12,500,000	12,500,000	12,500,000	1.3%	12,500,000	3.70000%	0.0121%
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	2013	NAP	28	Units	446,428.57	Fee Simple	12,500,000	12,500,000	12,500,000	1.3%	12,500,000	3.70000%	0.0121%
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	1903; 2014	2013	49	Units	248,979.59	Fee Simple	12,200,000	12,200,000	12,200,000	1.3%	12,200,000	3.70000%	0.0121%
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	1986	2013	149	Rooms	80,425.18	Fee Simple	12,000,000	11,983,352	11,983,352	1.3%	9,463,868	3.80000%	0.0121%
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	1920	2018	40	Units	297,500.00	Fee Simple	11,900,000	11,900,000	11,900,000	1.3%	11,900,000	3.77000%	0.0121%
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	2019	NAP	59,335	SF	200.56	Fee Simple	11,900,000	11,900,000	11,900,000	1.3%	11,900,000	3.35000%	0.0521%
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	2004	NAP	77,094	SF	145.93	Fee Simple	11,250,000	11,250,000	11,250,000	1.2%	9,731,741	4.00000%	0.0609%

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	1987	2004	110,188	SF	72.60	Fee Simple	8,000,000	8,000,000	8,000,000	0.9%	8,000,000	3.75000%	0.0121%
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	2004	2010	76,968	SF	93.55	Fee Simple	7,200,000	7,200,000	7,200,000	0.8%	7,200,000	3.51000%	0.0609%
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	2012	NAP	15	Units	466,666.67	Fee Simple	7,000,000	7,000,000	7,000,000	0.7%	7,000,000	3.70000%	0.0121%
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	1920	NAP	12,271	SF	570.45	Fee Simple	7,000,000	7,000,000	7,000,000	0.7%	7,000,000	4.03000%	0.0121%
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio			134,350	SF	42.80	Fee Simple	5,750,000	5,750,000	5,750,000	0.6%	5,407,872	4.29000%	0.0121%
29.01	Property				Smith Store It - County Road	2001	NAP	83,075	SF		Fee Simple			3,880,000	0.4%
29.02	Property				Smith Store It - Highway 72	1993	NAP	51,275	SF		Fee Simple			1,870,000	0.2%
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	2015	NAP	124	Rooms	45,106.86	Fee Simple	5,600,000	5,593,251	5,593,251	0.6%	4,520,268	4.45000%	0.0121%
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	2007	NAP	14,800	SF	358.78	Fee Simple	5,310,000	5,310,000	5,310,000	0.6%	5,310,000	3.56000%	0.0121%
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	1997	NAP	54	Units	79,629.63	Fee Simple	4,300,000	4,300,000	4,300,000	0.5%	3,693,928	3.72000%	0.1109%
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	2000	NAP	19,046	SF	212.64	Fee Simple	4,050,000	4,050,000	4,050,000	0.4%	3,461,745	3.52400%	0.0121%
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	1998	NAP	47,775	SF	62.79	Fee Simple	3,000,000	3,000,000	3,000,000	0.3%	2,580,320	3.77000%	0.0121%

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($) (2)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	3.09789%	221,774.68	2,661,296.16	2,721,206.81	32,654,481.72	Interest Only	Actual/360	4	120	116	120
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	3.35789%	222,092.36	2,665,108.32			Interest Only	Actual/360	0	120	120	120
2.01	Property				Arrow Electronics
2.02	Property				Caris Life Sciences
2.03	Property				L3 Technologies
2.04	Property				Flowserve
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	4.11789%	272,178.47	3,266,141.64			Interest Only	Actual/360	1	120	119	120
3.01	Property				2300 Orchard
3.02	Property				One Enterprise
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	3.35789%	213,550.35	2,562,604.20	476,644.38	5,719,732.56	Interest Only	Actual/360	4	121	117	121
4.01	Property				Legacy Corporate Centre I & II
4.02	Property				Crosstown Center I
4.03	Property				Crosstown Center II
4.04	Property				Legacy Corporate Centre III
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	3.72744%	222,459.70	2,669,516.40	2,179,618.82	26,155,425.84	Interest Only	Actual/360	4	120	116	120
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	3.64789%	185,541.67	2,226,500.04	463,854.16	5,566,249.92	Interest Only	Actual/360	3	120	117	120
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	3.54789%	154,454.14	1,853,449.68			Interest Only	Actual/360	0	120	120	120
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	4.03789%	237,749.66	2,852,995.92	96,060.47	1,152,725.64	Amortizing	Actual/360	2	0	0	120
8.01	Property				Bank of America Tower
8.02	Property				Dinero Plaza
8.03	Property				First Capital Bank Building
8.04	Property				One Wall Plaza
8.05	Property				Atrium Centre
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	3.75789%	151,888.36	1,822,660.32	264,442.50	3,173,310.00	Interest Only	Actual/360	3	120	117	120
9.01	Property				Sherwood Foods Cleveland
9.02	Property				Owens Corning
9.03	Property				Hunter Defense Tech
9.04	Property				Sterling Jewelers
9.05	Property				BlueLinx Corporation Brooklyn Park
9.06	Property				Exec Cabinetry SC
9.07	Property				Techniplas
9.08	Property				Metalex (Jason Industries)
9.09	Property				Nyloncraft
9.1	Property				Dirksen Screw Shelby
9.11	Property				Global Flooring
9.12	Property				Dreison
9.13	Property				Gem City
9.14	Property				Chemcore Austin
9.15	Property				ATG Precision Canton
9.16	Property				Polartec
9.17	Property				Design Cabinetry TGK
9.18	Property				LMI Aerospace - 3030 N. Highway 94
9.19	Property				Custom Extrusions Rome
9.2	Property				CECO - Indianapolis
9.21	Property				LMI Aerospace - 3600 Mueller
9.22	Property				Cast Aluminum Solutions
9.23	Property				Pyramyd Air
9.24	Property				Workstream
9.25	Property				Techniks
9.26	Property				BlueLinx Corporation Little Rock
9.27	Property				BlueLinx Corporation Gulfport
9.28	Property				Chemcore Elk Grove
9.29	Property				Total Plastics
9.3	Property				Design Cabinetry Barnes
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	3.87789%	123,250.87	1,479,010.44			Interest Only	Actual/360	1	60	59	60
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	3.63664%	92,517.36	1,110,208.32	339,230.33	4,070,763.96	Interest Only	Actual/360	2	120	118	120
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	3.52789%	125,591.36	1,507,096.32			Interest Only, Then Amortizing	Actual/360	1	36	35	120
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	3.28664%	66,219.62	794,635.44	66,219.62	794,635.44	Interest Only	Actual/360	2	120	118	120
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	3.20789%	61,893.69	742,724.28			Interest Only	Actual/360	1	120	119	120
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	3.67789%	65,471.88	785,662.56	140,296.88	1,683,562.56	Interest Only	Actual/360	1	120	119	120
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	4.18789%	98,292.45	1,179,509.40			Interest Only, Then Amortizing	Actual/360	1	24	23	120
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	3.32789%	53,131.33	637,575.96			Interest Only	Actual/360	1	120	119	120
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	3.68789%	39,076.97	468,923.64			Interest Only	Actual/360	1	120	119	120
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	3.68789%	39,076.97	468,923.64			Interest Only	Actual/360	1	120	119	120
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	3.68789%	38,139.12	457,669.44			Interest Only	Actual/360	1	120	119	120
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	3.78789%	55,914.88	670,978.56			Amortizing	Actual/360	1	0	0	120
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	3.75789%	37,905.08	454,860.96			Interest Only	Actual/360	0	120	120	120
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	3.29789%	33,682.23	404,186.76			Interest Only	Actual/360	1	120	119	120
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	3.93914%	53,709.22	644,510.64			Interest Only, Then Amortizing	Actual/360	1	36	35	120

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($) (2)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	3.73789%	25,347.22	304,166.64			Interest Only	Actual/360	3	120	117	120
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	3.44914%	21,352.50	256,230.00			Interest Only	Actual/360	1	120	119	120
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	3.68789%	21,883.10	262,597.20			Interest Only	Actual/360	1	120	119	120
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	4.01789%	23,834.84	286,018.08			Interest Only	Actual/360	0	120	120	120
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	4.27789%	28,421.35	341,056.20			Interest Only, Then Amortizing	Actual/360	1	18	17	60
29.01	Property				Smith Store It - County Road
29.02	Property				Smith Store It - Highway 72
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	4.43789%	28,208.25	338,499.00			Amortizing	Actual/360	1	0	0	120
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	3.54789%	15,971.79	191,661.48			Interest Only	Actual/360	1	120	119	120
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	3.60914%	19,840.84	238,090.08			Interest Only, Then Amortizing	Actual/360	1	36	35	120
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	3.51189%	18,240.61	218,887.32			Interest Only, Then Amortizing	Actual/360	0	36	36	120
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	3.75789%	13,927.54	167,130.48			Interest Only, Then Amortizing	Actual/360	0	36	36	120

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	116	0	0	6/14/2019	6	8/6/2019	7/6/2029		7/6/2029	No		0
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	120	0	0	10/7/2019	6	12/6/2019	11/6/2029		11/6/2029	No		0
2.01	Property				Arrow Electronics
2.02	Property				Caris Life Sciences
2.03	Property				L3 Technologies
2.04	Property				Flowserve
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	119	0	0	9/25/2019	6	11/6/2019	10/6/2029		10/6/2029	No		0
3.01	Property				2300 Orchard
3.02	Property				One Enterprise
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	117	0	0	7/2/2019	6	8/6/2019	8/6/2029		8/6/2029	No		0
4.01	Property				Legacy Corporate Centre I & II
4.02	Property				Crosstown Center I
4.03	Property				Crosstown Center II
4.04	Property				Legacy Corporate Centre III
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	116	0	0	6/3/2019	1	8/1/2019	7/1/2029		7/1/2029	No		0
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	117	0	0	7/19/2019	6	9/6/2019	8/6/2029		8/6/2029	No		2 business days grace, once per trailing 12-month period
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	120	0	0	10/17/2019	6	12/6/2019	11/6/2029		11/6/2029	No		0
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	118	360	358	8/8/2019	6	10/6/2019		10/6/2019	9/6/2029	No		5 days grace, once per trailing 12-month period
8.01	Property				Bank of America Tower
8.02	Property				Dinero Plaza
8.03	Property				First Capital Bank Building
8.04	Property				One Wall Plaza
8.05	Property				Atrium Centre
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	117	0	0	7/23/2019	6	9/6/2019	8/6/2029		8/6/2029	No		0
9.01	Property				Sherwood Foods Cleveland
9.02	Property				Owens Corning
9.03	Property				Hunter Defense Tech
9.04	Property				Sterling Jewelers
9.05	Property				BlueLinx Corporation Brooklyn Park
9.06	Property				Exec Cabinetry SC
9.07	Property				Techniplas
9.08	Property				Metalex (Jason Industries)
9.09	Property				Nyloncraft
9.1	Property				Dirksen Screw Shelby
9.11	Property				Global Flooring
9.12	Property				Dreison
9.13	Property				Gem City
9.14	Property				Chemcore Austin
9.15	Property				ATG Precision Canton
9.16	Property				Polartec
9.17	Property				Design Cabinetry TGK
9.18	Property				LMI Aerospace - 3030 N. Highway 94
9.19	Property				Custom Extrusions Rome
9.2	Property				CECO - Indianapolis
9.21	Property				LMI Aerospace - 3600 Mueller
9.22	Property				Cast Aluminum Solutions
9.23	Property				Pyramyd Air
9.24	Property				Workstream
9.25	Property				Techniks
9.26	Property				BlueLinx Corporation Little Rock
9.27	Property				BlueLinx Corporation Gulfport
9.28	Property				Chemcore Elk Grove
9.29	Property				Total Plastics
9.3	Property				Design Cabinetry Barnes
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	59	0	0	9/27/2019	6	11/6/2019	10/6/2024		10/6/2024	No		0
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	118	0	0	8/19/2019	6	10/6/2019	9/6/2029		9/6/2029	No		0
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	119	360	360	9/27/2019	6	11/6/2019	10/6/2022	11/6/2022	10/6/2029	No		0
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	118	0	0	8/21/2019	6	10/6/2019	9/6/2029		9/6/2029	No		0
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	119	0	0	9/30/2019	6	11/6/2019	10/6/2029		10/6/2029	No		0
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	119	0	0	9/9/2019	6	11/6/2019	10/6/2029		10/6/2029	No		0
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	119	360	360	9/27/2019	6	11/6/2019	10/6/2021	11/6/2021	10/6/2029	No		0
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	119	0	0	9/27/2019	6	11/6/2019	10/6/2029		10/6/2029	No		0
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	119	0	0	9/25/2019	6	11/6/2019	10/6/2029		10/6/2029	No		0
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	119	0	0	9/25/2019	6	11/6/2019	10/6/2029		10/6/2029	No		0
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	119	0	0	9/25/2019	6	11/6/2019	10/6/2029		10/6/2029	No		0
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	119	360	359	9/30/2019	6	11/6/2019		11/6/2019	10/6/2029	No		0
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	120	0	0	10/8/2019	6	12/6/2019	11/6/2029		11/6/2029	No		0
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	119	0	0	10/3/2019	6	11/6/2019	10/6/2029		10/6/2029	No		0
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	119	360	360	9/18/2019	6	11/6/2019	10/6/2022	11/6/2022	10/6/2029	No		0

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	117	0	0	8/5/2019	6	9/6/2019	8/6/2029		8/6/2029	No		0
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	119	0	0	9/25/2019	6	11/6/2019	10/6/2029		10/6/2029	No		0
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	119	0	0	9/25/2019	6	11/6/2019	10/6/2029		10/6/2029	No		0
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	120	0	0	10/11/2019	6	12/6/2019	11/6/2029		11/6/2029	No		0
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	59	360	360	9/18/2019	6	11/6/2019	4/6/2021	5/6/2021	10/6/2024	No		0
29.01	Property				Smith Store It - County Road
29.02	Property				Smith Store It - Highway 72
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	119	360	359	10/3/2019	6	11/6/2019		11/6/2019	10/6/2029	No		0
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	119	0	0	9/18/2019	6	11/6/2019	10/6/2029		10/6/2029	No		0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	119	360	360	9/24/2019	6	11/6/2019	10/6/2022	11/6/2022	10/6/2029	No		0
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	120	360	360	10/7/2019	6	12/6/2019	11/6/2022	12/6/2022	11/6/2029	No		0
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	120	360	360	10/8/2019	6	12/6/2019	11/6/2022	12/6/2022	11/6/2029	No		0

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Grace Period- Default	Prepayment Provision (3)	2016 EGI	2016 Expenses ($)	2016 NOI ($)	2017 EGI ($)	2017 Expenses ($)	2017 NOI ($)	2018 EGI ($)
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	0	Lockout/28_Defeasance or YM1%/87_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	0	Lockout/24_Defeasance or YM1%/92_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2.01	Property				Arrow Electronics			N/A	N/A	N/A	N/A	N/A	N/A	N/A
2.02	Property				Caris Life Sciences			N/A	N/A	N/A	N/A	N/A	N/A	N/A
2.03	Property				L3 Technologies			N/A	N/A	N/A	N/A	N/A	N/A	N/A
2.04	Property				Flowserve			N/A	N/A	N/A	N/A	N/A	N/A	N/A
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	0	Lockout/25_Defeasance or YM1%/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	8,705,624
3.01	Property				2300 Orchard			N/A	N/A	N/A	N/A	N/A	N/A	4,456,890
3.02	Property				One Enterprise			N/A	N/A	N/A	N/A	N/A	N/A	4,248,734
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	0	Lockout/11_YM1%/106_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.01	Property				Legacy Corporate Centre I & II			N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.02	Property				Crosstown Center I			N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.03	Property				Crosstown Center II			N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.04	Property				Legacy Corporate Centre III			N/A	N/A	N/A	N/A	N/A	N/A	N/A
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	2 business days grace, once per trailing 12-month period	Lockout/28_Defeasance/87_0%/5	112,655,066	33,296,436	79,358,630	107,586,327	33,160,381	74,425,947	103,110,653
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	0	Lockout/27_Defeasance/86_0%/7	19,476,677	5,920,924	13,555,753	20,409,860	6,198,041	14,211,819	21,775,900
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	0	Lockout/24_Defeasance or YM1%/93_0%/3	N/A	N/A	N/A	1,313,794	1,670,686	-356,893	5,233,769
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	13,694,826
8.01	Property				Bank of America Tower			N/A	N/A	N/A	N/A	N/A	N/A	5,618,168
8.02	Property				Dinero Plaza			N/A	N/A	N/A	N/A	N/A	N/A	2,479,036
8.03	Property				First Capital Bank Building			N/A	N/A	N/A	N/A	N/A	N/A	1,974,796
8.04	Property				One Wall Plaza			N/A	N/A	N/A	N/A	N/A	N/A	1,989,289
8.05	Property				Atrium Centre			N/A	N/A	N/A	N/A	N/A	N/A	1,633,537
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	0	Lockout/27_Defeasance/89_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.01	Property				Sherwood Foods Cleveland			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.02	Property				Owens Corning			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.03	Property				Hunter Defense Tech			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.04	Property				Sterling Jewelers			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.05	Property				BlueLinx Corporation Brooklyn Park			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.06	Property				Exec Cabinetry SC			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.07	Property				Techniplas			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.08	Property				Metalex (Jason Industries)			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.09	Property				Nyloncraft			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.1	Property				Dirksen Screw Shelby			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.11	Property				Global Flooring			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.12	Property				Dreison			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.13	Property				Gem City			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.14	Property				Chemcore Austin			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.15	Property				ATG Precision Canton			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.16	Property				Polartec			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.17	Property				Design Cabinetry TGK			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.18	Property				LMI Aerospace - 3030 N. Highway 94			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.19	Property				Custom Extrusions Rome			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.2	Property				CECO - Indianapolis			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.21	Property				LMI Aerospace - 3600 Mueller			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.22	Property				Cast Aluminum Solutions			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.23	Property				Pyramyd Air			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.24	Property				Workstream			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.25	Property				Techniks			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.26	Property				BlueLinx Corporation Little Rock			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.27	Property				BlueLinx Corporation Gulfport			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.28	Property				Chemcore Elk Grove			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.29	Property				Total Plastics			N/A	N/A	N/A	N/A	N/A	N/A	N/A
9.3	Property				Design Cabinetry Barnes			N/A	N/A	N/A	N/A	N/A	N/A	N/A
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	0	Lockout/25_Defeasance/31_0%/4	6,268,302	2,176,527	4,091,774	5,063,743	2,265,930	2,797,813	4,979,627
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	0	Lockout/11_YM1%/105_0%/4	12,842,592	N/A	12,842,592	13,003,124	N/A	13,003,124	13,165,663
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	0	Lockout/25_Defeasance/90_0%/5	N/A	N/A	N/A	3,108,894	1,956,835	1,152,059	3,591,119
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	8,550,600	4,695,206	3,855,394	8,815,636
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	2,399,928	476,323	1,923,605	2,606,676
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	0	Lockout/25_Defeasance/90_0%/5	7,736,939	2,167,005	5,569,934	8,040,686	2,413,105	5,627,581	8,256,332
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	6,868,675	4,718,812	2,149,863	8,488,613
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	0	Lockout/25_Defeasance/88_0%/7	1,275,961	488,412	787,549	1,709,665	526,382	1,183,283	2,101,358
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	0	Lockout/25_Defeasance/92_0%/3	1,011,523	147,109	864,414	1,093,225	157,450	935,774	1,152,427
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	0	Lockout/25_Defeasance/92_0%/3	1,078,394	154,416	923,978	1,105,498	144,584	960,914	1,091,893
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	0	Lockout/25_Defeasance/92_0%/3	1,130,449	279,037	851,412	1,125,724	309,774	815,950	1,166,400
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	0	Lockout/25_Defeasance/91_0%/4	4,608,339	2,830,859	1,777,480	4,731,128	2,907,169	1,823,959	5,117,908
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	1,155,537
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	0	Lockout/25_Defeasance/88_0%/7	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	0	Lockout/25_Defeasance/91_0%/4	1,956,047	797,356	1,158,691	1,930,406	806,655	1,123,751	2,052,885

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Grace Period- Default	Prepayment Provision (3)	2016 EGI	2016 Expenses ($)	2016 NOI ($)	2017 EGI ($)	2017 Expenses ($)	2017 NOI ($)	2018 EGI ($)
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	0	Lockout/27_Defeasance/86_0%/7	1,354,472	435,967	918,504	1,647,434	467,586	1,179,848	1,499,824
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	0	Lockout/25_Defeasance/92_0%/3	1,029,205	367,316	661,889	1,038,695	375,952	662,743	1,074,281
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	0	Lockout/25_Defeasance/92_0%/3	675,078	74,777	600,301	678,680	71,044	607,636	679,498
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	0	Lockout/24_Defeasance/93_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	0	Lockout/25_Defeasance/31_0%/4	N/A	N/A	N/A	790,189	301,649	488,539	838,628
29.01	Property				Smith Store It - County Road			N/A	N/A	N/A	494,002	190,494	303,508	552,603
29.02	Property				Smith Store It - Highway 72			N/A	N/A	N/A	296,187	111,155	185,031	286,025
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	0	Lockout/25_Defeasance/91_0%/4	1,435,855	803,106	632,749	1,648,820	880,105	768,715	1,627,434
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	0	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	0	Lockout/25_Defeasance/91_0%/4	647,788	230,973	416,816	669,828	251,120	418,708	684,860
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	0	Lockout/24_YM1%/89_0%/7	N/A	N/A	N/A	567,807	132,155	435,652	610,003
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	0	Lockout/24_Defeasance/92_0%/4	330,459	109,625	220,834	337,539	98,108	239,431	348,643

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2018 Expenses ($)	2018 NOI ($)	Most Recent EGI (if past 2018) ($)	Most Recent Expenses (if past 2018) ($)	Most Recent NOI (if past 2018) ($)	Most Recent NOI Date (if past 2018)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	164,291,079	42,267,893	122,023,186
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	8,890,622	1,181,445	7,709,177
2.01	Property				Arrow Electronics	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	2,633,550	117,076	2,516,475
2.02	Property				Caris Life Sciences	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	2,915,959	836,681	2,079,278
2.03	Property				L3 Technologies	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	2,342,203	112,767	2,229,436
2.04	Property				Flowserve	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	998,909	114,922	883,987
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	2,148,034	6,557,590	8,885,032	2,287,204	6,597,828	8/31/2019	12	Trailing 12	9,632,552	2,999,811	6,632,740
3.01	Property				2300 Orchard	881,154	3,575,737	4,587,268	1,090,969	3,496,299	8/31/2019	12	Trailing 12	4,524,034	1,161,259	3,362,775
3.02	Property				One Enterprise	1,266,880	2,981,854	4,297,764	1,196,235	3,101,529	8/31/2019	12	Trailing 12	5,108,518	1,838,552	3,269,965
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	31,543,524	7,885,881	23,657,643
4.01	Property				Legacy Corporate Centre I & II	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	8,793,660	2,198,415	6,595,245
4.02	Property				Crosstown Center I	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	8,883,037	2,220,759	6,662,278
4.03	Property				Crosstown Center II	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	8,475,444	2,118,861	6,356,583
4.04	Property				Legacy Corporate Centre III	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	5,391,383	1,347,846	4,043,538
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	31,784,180	71,326,473	102,473,435	31,007,624	71,465,811	3/31/2019	12	Trailing 12	104,029,334	31,007,624	73,021,709
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	6,410,039	15,365,861	22,194,678	6,549,845	15,644,833	5/31/2019	12	Trailing 12	22,411,024	6,752,423	15,658,602
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	2,251,293	2,982,476	5,692,811	2,306,082	3,386,729	6/30/2019	12	Trailing 12	7,966,170	2,868,759	5,097,412
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	5,429,277	8,265,549	14,669,808	5,491,351	9,178,457	6/30/2019	12	Trailing 12	15,451,366	6,692,196	8,759,171
8.01	Property				Bank of America Tower	2,322,620	3,295,548	6,122,329	2,405,244	3,717,084	6/30/2019	12	Trailing 12	6,136,937	3,070,078	3,066,859
8.02	Property				Dinero Plaza	959,694	1,519,343	2,611,756	947,983	1,663,773	6/30/2019	12	Trailing 12	2,851,206	1,064,089	1,787,116
8.03	Property				First Capital Bank Building	716,110	1,258,685	2,125,159	736,726	1,388,433	6/30/2019	12	Trailing 12	2,330,500	897,407	1,433,093
8.04	Property				One Wall Plaza	830,710	1,158,579	2,104,787	822,966	1,281,821	6/30/2019	12	Trailing 12	2,307,176	965,068	1,342,108
8.05	Property				Atrium Centre	600,143	1,033,394	1,705,777	578,431	1,127,346	6/30/2019	12	Trailing 12	1,825,547	695,554	1,129,993
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	13,695,724	273,914	13,421,810
9.01	Property				Sherwood Foods Cleveland	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	1,393,594	27,872	1,365,722
9.02	Property				Owens Corning	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	1,071,573	21,431	1,050,141
9.03	Property				Hunter Defense Tech	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	840,511	16,810	823,701
9.04	Property				Sterling Jewelers	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	842,184	16,844	825,340
9.05	Property				BlueLinx Corporation Brooklyn Park	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	641,541	12,831	628,711
9.06	Property				Exec Cabinetry SC	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	650,873	13,017	637,855
9.07	Property				Techniplas	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	638,047	12,761	625,286
9.08	Property				Metalex (Jason Industries)	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	573,396	11,468	561,928
9.09	Property				Nyloncraft	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	551,532	11,031	540,501
9.1	Property				Dirksen Screw Shelby	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	512,951	10,259	502,692
9.11	Property				Global Flooring	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	515,326	10,307	505,019
9.12	Property				Dreison	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	530,405	10,608	519,797
9.13	Property				Gem City	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	426,105	8,522	417,583
9.14	Property				Chemcore Austin	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	367,056	7,341	359,715
9.15	Property				ATG Precision Canton	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	357,988	7,160	350,829
9.16	Property				Polartec	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	359,075	7,181	351,893
9.17	Property				Design Cabinetry TGK	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	345,202	6,904	338,298
9.18	Property				LMI Aerospace - 3030 N. Highway 94	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	412,364	8,247	404,116
9.19	Property				Custom Extrusions Rome	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	344,031	6,881	337,150
9.2	Property				CECO - Indianapolis	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	266,962	5,339	261,623
9.21	Property				LMI Aerospace - 3600 Mueller	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	310,199	6,204	303,995
9.22	Property				Cast Aluminum Solutions	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	251,490	5,030	246,460
9.23	Property				Pyramyd Air	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	248,439	4,969	243,470
9.24	Property				Workstream	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	240,730	4,815	235,915
9.25	Property				Techniks	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	183,661	3,673	179,988
9.26	Property				BlueLinx Corporation Little Rock	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	198,155	3,963	194,192
9.27	Property				BlueLinx Corporation Gulfport	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	197,746	3,955	193,791
9.28	Property				Chemcore Elk Grove	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	168,424	3,368	165,056
9.29	Property				Total Plastics	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	174,180	3,484	170,696
9.3	Property				Design Cabinetry Barnes	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	81,986	1,640	80,346
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	2,036,895	2,942,732	5,381,975	2,097,306	3,284,669	7/31/2019	12	Trailing 12	6,568,138	2,341,250	4,226,888
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	N/A	13,165,663	13,247,523	N/A	13,247,523	6/30/2019	12	Trailing 12	23,068,450	9,270,507	13,797,943
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	1,842,012	1,749,107	N/A	N/A	N/A	NAV	NAV	Not Available	5,032,247	1,965,129	3,067,118
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	4,649,992	4,165,644	9,706,301	5,009,571	4,696,730	3/31/2019	12	Trailing 12	11,260,106	5,865,470	5,394,636
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	470,484	2,136,192	N/A	N/A	N/A	NAV	NAV	Not Available	2,659,205	508,226	2,150,979
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	2,460,130	5,796,202	7,546,879	2,552,644	4,994,234	7/31/2019	12	Trailing 12	8,355,800	2,552,434	5,803,365
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	6,373,352	2,115,261	9,785,245	7,107,505	2,677,740	8/31/2019	12	Trailing 12	9,785,245	7,174,223	2,611,022
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	558,767	1,542,591	2,425,888	581,426	1,844,462	7/31/2019	12	Trailing 12	2,771,775	809,641	1,962,134
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	166,800	985,627	1,170,510	174,041	996,469	6/30/2019	12	Trailing 12	1,193,032	173,626	1,019,406
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	142,831	949,062	1,101,903	149,075	952,828	6/30/2019	12	Trailing 12	1,118,412	148,718	969,694
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	317,103	849,297	1,187,452	316,677	870,776	6/30/2019	12	Trailing 12	1,226,133	354,165	871,968
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	3,126,245	1,991,663	5,236,349	3,209,432	2,026,917	7/31/2019	12	Trailing 12	5,182,349	3,222,860	1,959,489
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	403,828	751,709	1,149,015	437,264	711,751	7/31/2019	12	Trailing 12	1,243,317	423,279	820,037
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	1,255,607	31,800	1,223,807
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	755,204	1,297,681	2,046,508	735,386	1,311,122	6/30/2019	12	Trailing 12	1,887,726	844,482	1,043,245

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2018 Expenses ($)	2018 NOI ($)	Most Recent EGI (if past 2018) ($)	Most Recent Expenses (if past 2018) ($)	Most Recent NOI (if past 2018) ($)	Most Recent NOI Date (if past 2018)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	439,845	1,059,980	1,419,433	445,750	973,683	5/31/2019	12	Trailing 12	1,402,825	454,607	948,217
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	378,668	695,613	1,083,843	369,667	714,176	8/31/2019	12	Trailing 12	1,083,843	395,949	687,894
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	81,347	598,151	683,783	86,979	596,805	6/30/2019	12	Trailing 12	698,109	96,852	601,257
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	N/A	N/A	392,500	66,626	325,874	6/30/2019	12	Trailing 12	646,798	157,296	489,502
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	309,037	529,591	851,793	312,370	539,423	5/31/2019	12	Trailing 12	852,702	315,676	537,026
29.01	Property				Smith Store It - County Road	201,175	351,428	560,086	200,629	359,458	5/31/2019	12	Trailing 12	560,996	201,424	359,572
29.02	Property				Smith Store It - Highway 72	107,862	178,163	291,706	111,741	179,965	5/31/2019	12	Trailing 12	291,706	114,252	177,455
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	875,667	751,767	1,689,084	886,936	802,148	8/31/2019	12	Trailing 12	1,689,084	884,558	804,526
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	526,046	15,781	510,264
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	282,022	402,838	713,003	301,575	411,428	8/31/2019	12	Trailing 12	713,003	310,563	402,440
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	131,949	478,054	591,310	128,261	463,049	8/31/2019	12	Trailing 12	574,078	135,566	438,512
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	104,161	244,482	359,524	103,951	255,573	7/31/2019	12	Trailing 12	359,524	109,054	250,470

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	10.9%	292,647	0	121,730,539	3.45	10.9%	2,200,000,000	5/23/2019	50.9%	50.9%	100.0%	11/6/2019
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	9.9%	47,983	458,296	7,202,898	2.70	9.2%	120,900,000	Various	64.5%	64.5%	100.0%	Various
2.01	Property				Arrow Electronics		23,130	150,504	2,342,841			40,700,000	9/6/2019			100.0%	4/1/2019
2.02	Property				Caris Life Sciences		8,015	130,693	1,940,570			34,300,000	7/1/2022			100.0%	7/1/2019
2.03	Property				L3 Technologies		11,200	145,847	2,072,389			31,900,000	9/9/2019			100.0%	12/31/2018
2.04	Property				Flowserve		5,638	31,253	847,097			14,000,000	9/6/2019			100.0%	3/1/2019
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	8.5%	45,554	284,550	6,302,636	1.93	8.1%	121,700,000	Various	64.1%	64.1%	100.0%	11/6/2019
3.01	Property				2300 Orchard		23,276	145,406	3,194,093			61,000,000	9/6/2019			100.0%	11/6/2019
3.02	Property				One Enterprise		22,278	139,144	3,108,543			60,700,000	2/1/2022			100.0%	11/6/2019
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	9.8%	176,298	0	23,481,345	2.84	9.7%	380,000,000	6/7/2019	63.8%	63.8%	100.0%	11/6/2019
4.01	Property				Legacy Corporate Centre I & II		47,785	0	6,547,460			114,824,056	6/7/2019			100.0%	11/6/2019
4.02	Property				Crosstown Center I		52,174	0	6,610,104			106,065,678	6/7/2019			100.0%	11/6/2019
4.03	Property				Crosstown Center II		47,310	0	6,309,273			93,934,322	6/7/2019			100.0%	11/6/2019
4.04	Property				Legacy Corporate Centre III		29,029	0	4,014,509			65,175,943	6/7/2019			100.0%	11/6/2019
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	9.6%	0	2,023,806	70,997,903	2.46	9.3%	1,640,000,000	4/3/2019	46.3%	46.3%	94.0%	5/31/2019
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	7.5%	11,400	0	15,647,202	2.01	7.5%	319,000,000	6/10/2019	65.8%	65.8%	99.2%	5/31/2019
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	9.9%	56,488	474,912	4,566,012	2.46	8.9%	79,000,000	8/19/2019	65.0%	65.0%	99.9%	10/10/2019
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	12.6%	139,917	175,855	8,443,399	2.11	12.2%	110,300,000	7/12/2019	62.8%	50.1%	84.9%	7/14/2019
8.01	Property				Bank of America Tower		60,186	(195,511)	3,202,184			48,700,000	7/12/2019			69.2%	7/14/2019
8.02	Property				Dinero Plaza		23,835	108,360	1,654,922			17,900,000	7/12/2019			97.7%	7/14/2019
8.03	Property				First Capital Bank Building		19,885	94,454	1,318,755			16,700,000	7/12/2019			98.1%	7/14/2019
8.04	Property				One Wall Plaza		20,447	94,624	1,227,038			15,300,000	7/12/2019			92.1%	7/14/2019
8.05	Property				Atrium Centre		15,564	73,929	1,040,500			11,700,000	7/12/2019			99.5%	7/14/2019
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	10.3%	358,562	622,712	12,440,535	2.49	9.5%	202,500,000	6/1/2019	64.4%	64.4%	100.0%	11/6/2019
9.01	Property				Sherwood Foods Cleveland		34,501	70,005	1,261,216			21,750,000	5/29/2019			100.0%	11/6/2019
9.02	Property				Owens Corning		22,290	25,125	1,002,726			13,660,000	5/29/2019			100.0%	11/6/2019
9.03	Property				Hunter Defense Tech		26,037	33,044	764,620			12,450,000	5/31/2019			100.0%	11/6/2019
9.04	Property				Sterling Jewelers		13,457	31,620	780,264			12,000,000	5/29/2019			100.0%	11/6/2019
9.05	Property				BlueLinx Corporation Brooklyn Park		13,617	20,844	594,250			9,300,000	5/29/2019			100.0%	11/6/2019
9.06	Property				Exec Cabinetry SC		20,591	26,369	590,895			9,220,000	5/30/2019			100.0%	11/6/2019
9.07	Property				Techniplas		13,721	24,312	587,254			9,000,000	5/29/2019			100.0%	11/6/2019
9.08	Property				Metalex (Jason Industries)		15,580	27,770	518,579			8,400,000	5/31/2019			100.0%	11/6/2019
9.09	Property				Nyloncraft		18,563	70,657	451,281			7,700,000	6/3/2019			100.0%	11/6/2019
9.1	Property				Dirksen Screw Shelby		8,097	21,878	472,717			7,550,000	5/31/2019			100.0%	11/6/2019
9.11	Property				Global Flooring		12,146	13,584	479,289			7,170,000	5/30/2019			100.0%	11/6/2019
9.12	Property				Dreison		20,647	21,287	477,862			6,460,000	5/30/2019			100.0%	11/6/2019
9.13	Property				Gem City		14,785	17,321	385,477			6,270,000	5/31/2019			100.0%	11/6/2019
9.14	Property				Chemcore Austin		4,066	20,668	334,980			5,580,000	5/30/2019			100.0%	11/6/2019
9.15	Property				ATG Precision Canton		5,512	15,286	330,031			5,300,000	5/31/2019			100.0%	11/6/2019
9.16	Property				Polartec		17,531	18,446	315,916			5,100,000	5/30/2019			100.0%	11/6/2019
9.17	Property				Design Cabinetry TGK		9,237	13,658	315,403			4,900,000	5/29/2019			100.0%	11/6/2019
9.18	Property				LMI Aerospace - 3030 N. Highway 94		9,136	13,892	381,088			4,800,000	5/30/2019			100.0%	11/6/2019
9.19	Property				Custom Extrusions Rome		15,169	15,989	305,992			4,745,000	5/30/2019			100.0%	11/6/2019
9.2	Property				CECO - Indianapolis		6,600	16,496	238,527			4,100,000	5/29/2019			100.0%	11/6/2019
9.21	Property				LMI Aerospace - 3600 Mueller		6,271	21,536	276,188			4,100,000	5/30/2019			100.0%	11/6/2019
9.22	Property				Cast Aluminum Solutions		5,972	16,730	223,758			3,780,000	5/29/2019			100.0%	11/6/2019
9.23	Property				Pyramyd Air		7,087	10,590	225,793			3,720,000	5/29/2019			100.0%	11/6/2019
9.24	Property				Workstream		7,689	10,220	218,006			3,540,000	5/31/2019			100.0%	11/6/2019
9.25	Property				Techniks		4,042	10,748	165,198			2,800,000	5/29/2019			100.0%	11/6/2019
9.26	Property				BlueLinx Corporation Little Rock		8,296	7,205	178,691			2,750,000	5/28/2019			100.0%	11/6/2019
9.27	Property				BlueLinx Corporation Gulfport		8,806	11,382	173,603			2,475,000	5/29/2019			100.0%	11/6/2019
9.28	Property				Chemcore Elk Grove		2,558	7,197	155,301			2,475,000	5/29/2019			100.0%	11/6/2019
9.29	Property				Total Plastics		4,403	5,848	160,445			2,410,000	5/31/2019			100.0%	11/6/2019
9.3	Property				Design Cabinetry Barnes		2,157	3,005	75,184			1,165,000	5/29/2019			100.0%	11/6/2019
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	11.3%	42,501	325,373	3,859,014	2.61	10.3%	56,080,000	8/16/2019	66.9%	66.9%	93.8%	8/23/2019
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	9.9%	154,504	1,081,530	12,561,909	2.42	9.0%	200,500,000	7/26/2019	69.8%	69.8%	100.0%	11/6/2019
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	11.0%	77,474	145,680	2,843,964	1.89	10.2%	42,700,000	7/30/2019	65.2%	55.7%	83.4%	7/10/2019
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	11.4%	37,050	203,417	5,154,169	3.24	10.9%	74,750,000	7/12/2019	63.5%	63.5%	91.2%	7/1/2019
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	9.5%	9,850	57,990	2,083,139	2.80	9.2%	40,800,000	8/1/2019	55.2%	55.2%	100.0%	9/19/2019
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	8.8%	84,547	204,419	5,514,400	2.23	8.4%	106,000,000	7/10/2019	62.3%	62.3%	97.0%	9/4/2019
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	13.0%	391,410	0	2,219,612	1.88	11.0%	32,400,000	8/16/2019	62.0%	52.6%	62.7%	8/31/2019
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	10.5%	16,884	87,616	1,857,635	2.91	10.0%	28,700,000	7/12/2019	65.0%	65.0%	93.9%	6/1/2019
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	8.2%	8,274	6,474	1,004,658	2.14	8.0%	18,800,000	8/15/2019	66.5%	66.5%	100.0%	9/19/2019
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	7.8%	13,967	1,283	954,445	2.04	7.6%	19,600,000	8/13/2019	63.8%	63.8%	100.0%	9/19/2019
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	7.1%	13,622	0	858,346	1.88	7.0%	19,100,000	8/13/2019	63.9%	63.9%	100.0%	9/19/2019
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	16.4%	207,294	0	1,752,195	2.61	14.6%	20,500,000	8/1/2019	58.5%	46.2%	70.6%	7/31/2019
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	6.9%	11,679	7,140	801,218	1.76	6.7%	21,200,000	8/29/2019	56.1%	56.1%	97.6%	10/8/2019
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	10.3%	4,747	0	1,219,060	3.02	10.2%	18,400,000	8/26/2019	64.7%	64.7%	100.0%	11/6/2019
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	9.3%	19,274	55,886	968,085	1.50	8.6%	16,900,000	8/16/2019	66.6%	57.6%	91.5%	9/1/2019

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	11.9%	17,630	78,578	852,009	2.80	10.7%	15,250,000	6/17/2019	52.5%	52.5%	72.9%	6/1/2019
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	9.6%	30,787	0	657,107	2.56	9.1%	11,100,000	8/13/2019	64.9%	64.9%	90.5%	7/16/2019
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	8.6%	4,815	0	596,442	2.27	8.5%	10,900,000	8/15/2019	64.2%	64.2%	100.0%	9/23/2019
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	7.0%	1,841	17,463	470,199	1.64	6.7%	9,700,000	7/2/2019	72.2%	72.2%	100.0%	7/22/2019
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	9.3%	13,435	0	523,591	1.54	9.1%	8,100,000	8/19/2019	71.0%	66.8%	94.2%	Various
29.01	Property				Smith Store It - County Road		8,308	0	351,264			5,500,000	8/19/2019			100.0%	8/6/2019
29.02	Property				Smith Store It - Highway 72		5,128	0	172,327			2,600,000	8/19/2019			84.8%	8/7/2019
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	14.4%	67,563	0	736,963	2.18	13.2%	8,700,000	8/20/2019	64.3%	52.0%	79.7%	8/31/2019
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	9.6%	2,960	0	507,304	2.65	9.6%	9,500,000	7/15/2019	55.9%	55.9%	100.0%	11/6/2019
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	9.4%	14,040	0	388,400	1.63	9.0%	6,290,000	8/29/2019	68.4%	58.7%	98.1%	9/10/2019
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	10.8%	554	9,212	428,746	1.96	10.6%	6,450,000	9/3/2019	62.8%	53.7%	100.0%	8/30/2019
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	8.3%	4,778	0	245,693	1.47	8.2%	4,160,000	9/27/2019	72.1%	62.0%	99.3%	9/26/2019

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	NAP	NAP	WarnerMedia	1,463,234	6/30/2034	NAP
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	NAP	NAP
2.01	Property				Arrow Electronics	NAP	NAP	Arrow Electronics	128,500	3/31/2033	NAP
2.02	Property				Caris Life Sciences	NAP	NAP	Caris Life Sciences	114,500	6/30/2035	NAP
2.03	Property				L3 Technologies	NAP	NAP	L3 Technologies, Inc.	140,000	4/30/2029	NAP
2.04	Property				Flowserve	NAP	NAP	Flowserve US, Inc.	56,375	10/31/2033	NAP
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	NAP	NAP
3.01	Property				2300 Orchard	NAP	NAP	Marvell Technology Group Ltd. - SUBLEASING	116,381	7/31/2027	NAP
3.02	Property				One Enterprise	NAP	NAP	Ambry Genetics	111,391	1/31/2032	NAP
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	NAP	NAP
4.01	Property				Legacy Corporate Centre I & II	NAP	NAP	USAA	238,926	12/31/2029	NAP
4.02	Property				Crosstown Center I	NAP	NAP	USAA	260,869	8/31/2030	NAP
4.03	Property				Crosstown Center II	NAP	NAP	USAA	236,550	12/31/2033	NAP
4.04	Property				Legacy Corporate Centre III	NAP	NAP	USAA	145,145	10/31/2033	NAP
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	NAP	NAP	Venetian Casino Resort	81,105	5/31/2029	TAO	49,441	1/31/2025
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	NAP	NAP	CenturyLink, Inc.	9,558	9/30/2023	Broadwing Communications	6,000	1/27/2020
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	NAP	NAP	ATOS IT Solutions	100,520	5/31/2029	First American Title Insurance	76,742	12/31/2027
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	NAP	NAP
8.01	Property				Bank of America Tower	NAP	NAP	Enlink Midstream Operating LP	55,684	6/25/2026	Bank of America, National Association	17,200	1/14/2023
8.02	Property				Dinero Plaza	NAP	NAP	Parallel Petroleum, LLC	21,640	2/29/2020	The General Services Administration for FBI	11,300	7/31/2025
8.03	Property				First Capital Bank Building	NAP	NAP	FirstCapital Bank of Texas	34,224	11/30/2027	C&J Spec-Rent Services, Inc.	8,018	1/31/2021
8.04	Property				One Wall Plaza	NAP	NAP	Globe Energy Services, LLC	8,343	3/31/2020	Seawolf Resource Holdings, LP	4,309	5/31/2023
8.05	Property				Atrium Centre	NAP	NAP	PRI Operating LLC	17,793	3/31/2020	McAnally Wilkins, Inc.	11,907	4/30/2020
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	NAP	NAP
9.01	Property				Sherwood Foods Cleveland	NAP	NAP	Sherwood Food Distributors, LLC	345,009	3/31/2032	NAP
9.02	Property				Owens Corning	NAP	NAP	Owens Corning Foam Insulation, LLC	222,900	3/31/2031	NAP
9.03	Property				Hunter Defense Tech	NAP	NAP	HDT Expeditionary Systems, Inc.	260,366	12/31/2031	NAP
9.04	Property				Sterling Jewelers	NAP	NAP	Sterling Jewelers, Inc.	134,565	2/29/2032	NAP
9.05	Property				BlueLinx Corporation Brooklyn Park	NAP	NAP	BlueLinx Corporation	136,167	6/30/2031	NAP
9.06	Property				Exec Cabinetry SC	NAP	NAP	Executive Cabinetry, LLC	205,912	8/31/2036	NAP
9.07	Property				Techniplas	NAP	NAP	Techniplas, LLC	137,206	12/31/2032	NAP
9.08	Property				Metalex (Jason Industries)	NAP	NAP	Metalex Corporation	155,799	4/30/2032	NAP
9.09	Property				Nyloncraft	NAP	NAP	Nyloncraft, Inc.	185,631	12/31/2032	NAP
9.1	Property				Dirksen Screw Shelby	NAP	NAP	Dirksen Screw Products Co.	80,967	4/30/2033	NAP
9.11	Property				Global Flooring	NAP	NAP	Global Integrated Flooring Solutions Inc.	121,464	6/30/2038	NAP
9.12	Property				Dreison	NAP	NAP	Maradyne Corporation and DCM Manufacturing, Inc.	206,471	5/31/2033	NAP
9.13	Property				Gem City	NAP	NAP	The Gem City Engineering Co.	147,847	8/31/2030	NAP
9.14	Property				Chemcore Austin	NAP	NAP	Chemcore Industries, Inc.	40,662	4/30/2032	NAP
9.15	Property				ATG Precision Canton	NAP	NAP	ATG Precision Products, LLC	55,118	2/28/2033	NAP
9.16	Property				Polartec	NAP	NAP	Polartec, LLC	175,306	9/30/2030	NAP
9.17	Property				Design Cabinetry TGK	NAP	NAP	Designer's Choice Cabinetry, LLC	92,367	8/31/2036	NAP
9.18	Property				LMI Aerospace - 3030 N. Highway 94	NAP	NAP	Leonard’s Metal, Inc.	91,363	10/31/2030	NAP
9.19	Property				Custom Extrusions Rome	NAP	NAP	Ascend Custom Extrusions LLC and Profile Custom Extrusions, LLC	151,693	3/31/2038	NAP
9.2	Property				CECO - Indianapolis	NAP	NAP	Met-Pro Technologies LLC	66,000	8/31/2030	NAP
9.21	Property				LMI Aerospace - 3600 Mueller	NAP	NAP	Leonard’s Metal, Inc.	62,712	10/31/2030	NAP
9.22	Property				Cast Aluminum Solutions	NAP	NAP	Cast Aluminum Solutions, LLC	59,719	9/30/2031	NAP
9.23	Property				Pyramyd Air	NAP	NAP	Pyramyd Air Ltd.	70,867	11/30/2037	NAP
9.24	Property				Workstream	NAP	NAP	Workstream Inc.	76,893	3/31/2037	NAP
9.25	Property				Techniks	NAP	NAP	Techniks Holdings, LLC	40,418	1/31/2033	NAP
9.26	Property				BlueLinx Corporation Little Rock	NAP	NAP	BlueLinx Corporation	82,959	6/30/2031	NAP
9.27	Property				BlueLinx Corporation Gulfport	NAP	NAP	BlueLinx Corporation	88,061	5/31/2031	NAP
9.28	Property				Chemcore Elk Grove	NAP	NAP	Chemcore Industries, Inc.	25,576	4/30/2032	NAP
9.29	Property				Total Plastics	NAP	NAP	Total Plastics Resources LLC	44,033	10/31/2033	NAP
9.3	Property				Design Cabinetry Barnes	NAP	NAP	Designer's Choice Cabinetry, LLC	21,572	8/31/2036	NAP
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	NAP	NAP	Best Buy	30,211	3/31/2022	Bed Bath & Beyond	28,007	1/31/2022
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	NAP	NAP	Marathon Petroleum	618,017	5/31/2029	NAP
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	NAP	NAP	Dick's Sporting Goods	52,000	1/31/2024	Barnes & Noble	27,228	3/31/2024
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	NAP	NAP	Kimpton Hotel & Restaurant	24,737	6/30/2021	WeWork	17,732	10/31/2033
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	NAP	NAP	Albertsons	53,963	1/31/2027	CVS Pharmacy	15,000	10/31/2026
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	NAP	NAP	Target	84,640	1/31/2035	Safeway	49,035	10/31/2022
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	130.70	81.99	NAP			NAP
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	NAP	NAP	Convergint Technologies	16,945	9/30/2023	ProSomnus Sleep Technologies	12,584	1/31/2024
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	NAP	NAP	Media OTG	4,863	11/30/2026	Julia Testa	847	10/31/2020
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	NAP	NAP	NAP			NAP
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	NAP	NAP	NAP			NAP
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	125.08	88.35	NAP			NAP
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	NAP	NAP	Metropolitan Center for Mental Health, Inc.	8,000	5/31/2030	NAP
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	NAP	NAP	Valley Medical Facilities	59,335	2/28/2039	NAP
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	NAP	NAP	Onyx Creative	21,493	2/29/2028	Paramount Preferred Options	14,959	6/30/2024

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	NAP	NAP	Goodwill	24,036	3/31/2027	We Love Kids Child Care	12,640	11/30/2024
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	NAP	NAP	NAP			NAP
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	NAP	NAP	NAP			NAP
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	NAP	NAP	Glaubers	6,000	4/30/2033	Tottini	2,900	5/31/2033
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	NAP	NAP
29.01	Property				Smith Store It - County Road	NAP	NAP	NAP			NAP
29.02	Property				Smith Store It - Highway 72	NAP	NAP	NAP			NAP
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	45.14	35.97	NAP			NAP
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	NAP	NAP	Walgreens	14,800	3/23/2034	NAP
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	NAP	NAP	NAP			NAP
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	NAP	NAP	FedEx	5,542	3/31/2025	DentFirst	3,960	4/30/2021
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	NAP	NAP	NAP			NAP

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	NAP			NAP			NAP
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II
2.01	Property				Arrow Electronics	NAP			NAP			NAP
2.02	Property				Caris Life Sciences	NAP			NAP			NAP
2.03	Property				L3 Technologies	NAP			NAP			NAP
2.04	Property				Flowserve	NAP			NAP			NAP
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio
3.01	Property				2300 Orchard	NAP			NAP			NAP
3.02	Property				One Enterprise	NAP			NAP			NAP
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio
4.01	Property				Legacy Corporate Centre I & II	NAP			NAP			NAP
4.02	Property				Crosstown Center I	NAP			NAP			NAP
4.03	Property				Crosstown Center II	NAP			NAP			NAP
4.04	Property				Legacy Corporate Centre III	NAP			NAP			NAP
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	Madame Tussauds Las Vegas	28,235	7/31/2024	Regis Galerie	28,099	5/31/2025	Grand Lux Cafe
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	Nandos of Michigan Ave LLC	4,055	10/31/2032	Angelini Ori Abate Law	3,900	11/30/2025	Ferrero USA Inc
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	7-Eleven, Inc.	61,495	2/28/2025	Center for Neuro Skills, Inc.	40,603	2/28/2030	Amenity Center
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio
8.01	Property				Bank of America Tower	Moriah Resources, Inc.	15,078	5/31/2022	Desert Royalty Company, LLC	14,144	5/31/2021	Midland Chamber of Commerce Foundation, Inc.
8.02	Property				Dinero Plaza	Ridge Runner Resources, LLC	9,424	2/28/2021	The General Services Administration for DEA	7,958	7/31/2021	ReedHycalog, L.P.
8.03	Property				First Capital Bank Building	Stanolind Resources LLC	8,018	8/31/2022	Regions Permian, LLC	5,401	2/28/2023	Sable Permian Resources, LLC
8.04	Property				One Wall Plaza	NCS Multistage, LLC	3,703	1/31/2020	WaterBridge Texas Operating, LLC	3,375	9/30/2021	Ganador Operating, LLC
8.05	Property				Atrium Centre	Element Petroleum Operating, LLC	10,551	5/31/2021	West Company of Midland	9,464	8/31/2022	D.K. Boyd Oil & Gas Co. Inc.
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V
9.01	Property				Sherwood Foods Cleveland	NAP			NAP			NAP
9.02	Property				Owens Corning	NAP			NAP			NAP
9.03	Property				Hunter Defense Tech	NAP			NAP			NAP
9.04	Property				Sterling Jewelers	NAP			NAP			NAP
9.05	Property				BlueLinx Corporation Brooklyn Park	NAP			NAP			NAP
9.06	Property				Exec Cabinetry SC	NAP			NAP			NAP
9.07	Property				Techniplas	NAP			NAP			NAP
9.08	Property				Metalex (Jason Industries)	NAP			NAP			NAP
9.09	Property				Nyloncraft	NAP			NAP			NAP
9.1	Property				Dirksen Screw Shelby	NAP			NAP			NAP
9.11	Property				Global Flooring	NAP			NAP			NAP
9.12	Property				Dreison	NAP			NAP			NAP
9.13	Property				Gem City	NAP			NAP			NAP
9.14	Property				Chemcore Austin	NAP			NAP			NAP
9.15	Property				ATG Precision Canton	NAP			NAP			NAP
9.16	Property				Polartec	NAP			NAP			NAP
9.17	Property				Design Cabinetry TGK	NAP			NAP			NAP
9.18	Property				LMI Aerospace - 3030 N. Highway 94	NAP			NAP			NAP
9.19	Property				Custom Extrusions Rome	NAP			NAP			NAP
9.2	Property				CECO - Indianapolis	NAP			NAP			NAP
9.21	Property				LMI Aerospace - 3600 Mueller	NAP			NAP			NAP
9.22	Property				Cast Aluminum Solutions	NAP			NAP			NAP
9.23	Property				Pyramyd Air	NAP			NAP			NAP
9.24	Property				Workstream	NAP			NAP			NAP
9.25	Property				Techniks	NAP			NAP			NAP
9.26	Property				BlueLinx Corporation Little Rock	NAP			NAP			NAP
9.27	Property				BlueLinx Corporation Gulfport	NAP			NAP			NAP
9.28	Property				Chemcore Elk Grove	NAP			NAP			NAP
9.29	Property				Total Plastics	NAP			NAP			NAP
9.3	Property				Design Cabinetry Barnes	NAP			NAP			NAP
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	Barnes & Noble	26,000	1/31/2021	Michaels	23,454	3/31/2029	TJ Maxx
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	NAP			NAP			NAP
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	Great American Insurance	25,668	8/31/2023	HomeGoods	22,445	8/31/2027	Marshalls
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	Ethos Lending, LLC	14,826	4/30/2024	Inscape Data, Inc.	8,731	7/31/2020	Rev.com, Inc.
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	Wells Fargo	5,500	12/31/2026	Bank of America	4,750	9/30/2026	Anytime Fitness
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	AMC Theatres	37,560	4/30/2030	Ross Dress for Less	25,069	1/31/2024	Staples
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	NAP			NAP			NAP
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	Silicon BioDevices	8,904	8/31/2022	Belden Consulting Engineers	8,116	6/30/2021	Bosch Rexroth
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	Cricket Wireless	550	5/12/2021	NAP			NAP
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	NAP			NAP			NAP
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	NAP			NAP			NAP
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	NAP			NAP			NAP
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	NAP			NAP			NAP
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	NAP			NAP			NAP
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	ROI Acquisition	9,840	12/31/2022	UH Hospitals Health System	8,755	2/28/2026	Cleveland Cord Blood

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	Dollar General	10,010	4/30/2023	OM Sweets, Snacks & Bakery	5,972	9/30/2025	Dunkin Donuts
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	NAP			NAP			NAP
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	NAP			NAP			NAP
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	Santander Bank	2,371	5/31/2027	Lebogner, Inc.	1,000	4/30/2024	NAP
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio
29.01	Property				Smith Store It - County Road	NAP			NAP			NAP
29.02	Property				Smith Store It - Highway 72	NAP			NAP			NAP
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	NAP			NAP			NAP
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	NAP			NAP			NAP
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	NAP			NAP			NAP
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	Original Mattress Factory	3,072	10/31/2020	Pao Pao Ramen Noodle Bar	3,062	4/30/2027	Eye Deal
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	NAP			NAP			NAP

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards			5/30/2019	No	NAP	6/3/2019	NAP	NAP	No	0	0	0	0
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II									No	0	22,603	0	0
2.01	Property				Arrow Electronics			4/8/2019	No	NAP	4/8/2019	NAP	NAP	No
2.02	Property				Caris Life Sciences			6/17/2019	No	NAP	6/14/2019	NAP	NAP	No
2.03	Property				L3 Technologies			3/25/2019	No	NAP	3/22/2019	NAP	NAP	No
2.04	Property				Flowserve			3/26/2019	No	NAP	3/25/2019	NAP	NAP	No
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio									No	636,217	90,888	3,719	3,719
3.01	Property				2300 Orchard			8/20/2019	No	NAP	9/13/2019	8/20/2019	15%	No
3.02	Property				One Enterprise			8/20/2019	No	NAP	9/13/2019	8/20/2019	7%	No
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio									No	0	0	0	0
4.01	Property				Legacy Corporate Centre I & II			6/21/2019	No	NAP	6/24/2019	NAP	NAP	No
4.02	Property				Crosstown Center I			6/21/2019	No	NAP	6/19/2019	NAP	NAP	No
4.03	Property				Crosstown Center II			6/21/2019	No	NAP	6/19/2019	NAP	NAP	No
4.04	Property				Legacy Corporate Centre III			6/21/2019	No	NAP	6/21/2019	NAP	NAP	No
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	19,100	12/31/2029	5/15/2019	No	NAP	3/18/2019	NAP	NAP	No	0	0	0	0
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	2,785	5/31/2027	6/11/2019	No	NAP	6/12/2019	NAP	NAP	No	0	0	0	0
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	2,900	8/31/2024	9/6/2019	No	NAP	9/6/2019	NAP	NAP	No	99,333	99,333	0	0
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio									No	1,335,560	148,396	0	0
8.01	Property				Bank of America Tower	13,232	12/31/2019	5/28/2019	No	NAP	5/28/2019	NAP	NAP	No
8.02	Property				Dinero Plaza	7,233	9/30/2021	5/28/2019	No	NAP	5/28/2019	NAP	NAP	No
8.03	Property				First Capital Bank Building	4,339	12/31/2020	5/28/2019	No	NAP	5/28/2019	NAP	NAP	No
8.04	Property				One Wall Plaza	3,168	2/29/2020	5/28/2019	No	NAP	5/28/2019	NAP	NAP	No
8.05	Property				Atrium Centre	4,460	11/30/2019	5/28/2019	No	NAP	5/27/2019	NAP	NAP	No
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V									No	0	0	0	0
9.01	Property				Sherwood Foods Cleveland			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.02	Property				Owens Corning			5/24/2019	No	NAP	5/23/2019	NAP	NAP	No
9.03	Property				Hunter Defense Tech			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.04	Property				Sterling Jewelers			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.05	Property				BlueLinx Corporation Brooklyn Park			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.06	Property				Exec Cabinetry SC			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.07	Property				Techniplas			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.08	Property				Metalex (Jason Industries)			5/24/2019	No	NAP	5/23/2019	NAP	NAP	No
9.09	Property				Nyloncraft			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.1	Property				Dirksen Screw Shelby			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.11	Property				Global Flooring			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.12	Property				Dreison			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.13	Property				Gem City			5/23/2019	No	NAP	5/23/2019	NAP	NAP	No
9.14	Property				Chemcore Austin			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.15	Property				ATG Precision Canton			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.16	Property				Polartec			5/28/2019	No	NAP	5/24/2019	NAP	NAP	No
9.17	Property				Design Cabinetry TGK			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.18	Property				LMI Aerospace - 3030 N. Highway 94			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.19	Property				Custom Extrusions Rome			5/23/2019	No	NAP	5/23/2019	NAP	NAP	No
9.2	Property				CECO - Indianapolis			5/24/2019	No	NAP	5/23/2019	NAP	NAP	No
9.21	Property				LMI Aerospace - 3600 Mueller			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.22	Property				Cast Aluminum Solutions			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.23	Property				Pyramyd Air			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.24	Property				Workstream			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.25	Property				Techniks			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.26	Property				BlueLinx Corporation Little Rock			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.27	Property				BlueLinx Corporation Gulfport			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.28	Property				Chemcore Elk Grove			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
9.29	Property				Total Plastics			5/23/2019	No	NAP	5/23/2019	NAP	NAP	No
9.3	Property				Design Cabinetry Barnes			5/22/2019	No	NAP	5/22/2019	NAP	NAP	No
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	21,000	11/30/2028	6/17/2019	No	NAP	6/17/2019	6/17/2019	5%	No	481,326	68,761	50,197	8,366
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood			8/1/2019	No	NAP	8/8/2019	NAP	NAP	No	0	0	0	0
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	21,252	9/30/2029	8/13/2019	No	NAP	8/13/2019	NAP	NAP	No	253,290	31,661	32,746	10,240
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	8,285	7/31/2023	5/30/2019	No	NAP	8/16/2019	6/5/2019	9%	No	0	112,244	0	0
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	3,675	6/30/2023	8/22/2019	No	NAP	8/22/2019	NAP	NAP	No	29,746	3,718	2,469	2,469
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	24,000	5/31/2022	8/7/2019	Yes	9/6/2019	8/9/2019	NAP	NAP	No	0	0	0	0
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville			8/26/2019	No	NAP	8/26/2019	NAP	NAP	No	277,876	47,702	0	0
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	7,261	8/31/2023	8/20/2019	No	NAP	7/16/2019	7/15/2019	16%	No	235,768	33,681	0	0
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue			8/28/2019	No	NAP	8/28/2019	NAP	NAP	No	13,078	2,616	2,835	1,418
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue			8/28/2019	No	NAP	8/28/2019	NAP	NAP	No	2,570	514	17,043	1,894
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place			8/28/2019	No	NAP	8/28/2019	NAP	NAP	No	85,901	17,180	30,656	2,358
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron			8/5/2019	Yes	9/25/2019	8/8/2019	NAP	NAP	No	62,582	15,645	8,717	2,906
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue			9/3/2019	No	NAP	9/3/2019	NAP	NAP	No	101,286	16,881	0	0
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca			8/9/2019	No	NAP	8/9/2019	NAP	NAP	No	0	0	0	0
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	8,303	10/31/2027	8/30/2019	No	NAP	8/30/2019	NAP	NAP	No	87,861	21,965	0	0

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	3,300	8/31/2022	6/24/2019	No	NAP	6/24/2019	NAP	NAP	No	65,404	16,351	0	0
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights			8/30/2019	No	NAP	8/30/2019	NAP	NAP	No	12,740	6,370	0	0
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street			8/28/2019	No	NAP	8/28/2019	NAP	NAP	No	7,550	1,510	2,889	578
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue			7/16/2019	Yes	8/14/2019	7/17/2019	NAP	NAP	No	64,697	10,783	4,883	814
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio									No	5,564	2,782	6,138	1,228
29.01	Property				Smith Store It - County Road			8/9/2019	No	NAP	8/9/2019	NAP	NAP	No
29.02	Property				Smith Store It - Highway 72			8/9/2019	No	NAP	8/9/2019	NAP	NAP	No
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville			8/22/2019	No	NAP	8/22/2019	NAP	NAP	No	96,397	7,630	0	0
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark			8/1/2019	No	NAP	7/30/2019	NAP	NAP	No	0	0	0	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes			8/14/2019	No	NAP	9/9/2019	NAP	NAP	No	16,038	8,019	10,749	827
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	1,810	2/28/2022	9/10/2019	No	NAP	9/10/2019	NAP	NAP	No	3,407	3,407	0	0
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville			8/29/2019	No	NAP	8/30/2019	NAP	NAP	No	3,223	1,611	2,363	394

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	0	0	0	0	0	0	0	0	0	0	0	0
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	0	3,999	0	0	0	0	0	0	0	0	0	0
2.01	Property				Arrow Electronics
2.02	Property				Caris Life Sciences
2.03	Property				L3 Technologies
2.04	Property				Flowserve
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	0	3,796	136,662	0	23,713	0	0	0	0	0	0	0
3.01	Property				2300 Orchard
3.02	Property				One Enterprise
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	0	0	0	0	0	0	0	0	0	0	0	0
4.01	Property				Legacy Corporate Centre I & II
4.02	Property				Crosstown Center I
4.03	Property				Crosstown Center II
4.04	Property				Legacy Corporate Centre III
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	0	0	386,928	12,309,694	0	2,321,544	0	0	0	0	0	0
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	1,000,000	0	0	0	0	0	0	0	0	0	0	0
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	0	3,530	0	0	39,576	0	0	0	0	0	0	0
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	0	11,660	0	4,000,000	0	2,000,000	0	0	0	0	0	0
8.01	Property				Bank of America Tower
8.02	Property				Dinero Plaza
8.03	Property				First Capital Bank Building
8.04	Property				One Wall Plaza
8.05	Property				Atrium Centre
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	50,000	0	717,125	0	0	2,689,217	0	0	172,450	0	22,000	0
9.01	Property				Sherwood Foods Cleveland
9.02	Property				Owens Corning
9.03	Property				Hunter Defense Tech
9.04	Property				Sterling Jewelers
9.05	Property				BlueLinx Corporation Brooklyn Park
9.06	Property				Exec Cabinetry SC
9.07	Property				Techniplas
9.08	Property				Metalex (Jason Industries)
9.09	Property				Nyloncraft
9.1	Property				Dirksen Screw Shelby
9.11	Property				Global Flooring
9.12	Property				Dreison
9.13	Property				Gem City
9.14	Property				Chemcore Austin
9.15	Property				ATG Precision Canton
9.16	Property				Polartec
9.17	Property				Design Cabinetry TGK
9.18	Property				LMI Aerospace - 3030 N. Highway 94
9.19	Property				Custom Extrusions Rome
9.2	Property				CECO - Indianapolis
9.21	Property				LMI Aerospace - 3600 Mueller
9.22	Property				Cast Aluminum Solutions
9.23	Property				Pyramyd Air
9.24	Property				Workstream
9.25	Property				Techniks
9.26	Property				BlueLinx Corporation Little Rock
9.27	Property				BlueLinx Corporation Gulfport
9.28	Property				Chemcore Elk Grove
9.29	Property				Total Plastics
9.3	Property				Design Cabinetry Barnes
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	0	3,542	127,503	150,000	27,114	0	0	0	0	0	0	0
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	0	0	0	0	90,127	10,815,298	0	0	0	0	0	0
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	0	6,556	315,264	1,400,000	0	1,400,000	0	0	11,110	0	0	0
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	37,050	0	37,050	222,299	0	222,299	0	0	0	0	0	0
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	0	2,169	78,090	0	0	0	0	0	0	0	0	0
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	0	7,046	0	0	12,500	1,050,000	0	0	0	0	9,375	0
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	0	32,617	0	0	0	0	0	0	0	0	0	0
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	0	1,407	33,768	0	7,817	281,400	0	0	0	0	0	0
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	0	628	0	0	0	0	0	0	6,000	0	0	0
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	0	486	0	0	0	0	0	0	1,250	0	0	0
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	0	817	0	0	0	0	0	0	8,750	0	0	0
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	0	17,455	0	0	0	0	0	0	0	0	0	0
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	0	973	0	0	833	0	0	0	0	0	0	0
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	0	0	0	0	0	0	0	0	0	0	0	0
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	0	1,606	0	500,000	0	400,000	0	0	0	0	0	0

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	0	1,469	0	4,467	7,083	350,000	0	0	13,625	0	0	0
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	0	2,566	250,000	0	0	0	0	0	0	0	0	0
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	0	250	0	0	0	0	0	0	15,313	0	0	0
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	0	153	0	0	1,534	0	0	0	0	0	0	0
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	59,100	1,120	0	0	0	0	0	0	0	0	0	0
29.01	Property				Smith Store It - County Road
29.02	Property				Smith Store It - Highway 72
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	0	5,577	0	0	0	0	0	0	0	0	0	0
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	0	0	0	0	0	0	0	0	0	0	0	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	0	1,170	0	0	0	0	0	0	3,025	0	0	0
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	100,000	0	10,000	125,000	0	100,000	0	0	0	0	0	0
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	60,110	398	0	0	0	0	0	0	41,063	0	0	0

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	0	0
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	11,038,903	0	Caris Tenant Allowance Accounts
2.01	Property				Arrow Electronics
2.02	Property				Caris Life Sciences
2.03	Property				L3 Technologies
2.04	Property				Flowserve
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	11,445,149	0	One Enterprise Unfunded Obligations ($4,576,468); Free Rent Reserve ($6,868,681)
3.01	Property				2300 Orchard
3.02	Property				One Enterprise
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	0	0
4.01	Property				Legacy Corporate Centre I & II
4.02	Property				Crosstown Center I
4.03	Property				Crosstown Center II
4.04	Property				Legacy Corporate Centre III
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	1,218,246	0	Gap Rent Reserve
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	77,030	0	Unfunded Obligations Reserve
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	3,437,778	0	7-Eleven Expansion TI Allowance ($602,439); 7-Eleven Expansion Free Rent ($62,892); CNS TI Allowance ($2,131,658); CNS Leasing Commissions ($392,503); CNS Free Rent ($248,287)
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	785,634	0	Unfunded Obligations Reserve
8.01	Property				Bank of America Tower
8.02	Property				Dinero Plaza
8.03	Property				First Capital Bank Building
8.04	Property				One Wall Plaza
8.05	Property				Atrium Centre
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	0	0
9.01	Property				Sherwood Foods Cleveland
9.02	Property				Owens Corning
9.03	Property				Hunter Defense Tech
9.04	Property				Sterling Jewelers
9.05	Property				BlueLinx Corporation Brooklyn Park
9.06	Property				Exec Cabinetry SC
9.07	Property				Techniplas
9.08	Property				Metalex (Jason Industries)
9.09	Property				Nyloncraft
9.1	Property				Dirksen Screw Shelby
9.11	Property				Global Flooring
9.12	Property				Dreison
9.13	Property				Gem City
9.14	Property				Chemcore Austin
9.15	Property				ATG Precision Canton
9.16	Property				Polartec
9.17	Property				Design Cabinetry TGK
9.18	Property				LMI Aerospace - 3030 N. Highway 94
9.19	Property				Custom Extrusions Rome
9.2	Property				CECO - Indianapolis
9.21	Property				LMI Aerospace - 3600 Mueller
9.22	Property				Cast Aluminum Solutions
9.23	Property				Pyramyd Air
9.24	Property				Workstream
9.25	Property				Techniks
9.26	Property				BlueLinx Corporation Little Rock
9.27	Property				BlueLinx Corporation Gulfport
9.28	Property				Chemcore Elk Grove
9.29	Property				Total Plastics
9.3	Property				Design Cabinetry Barnes
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	704,926	0	Unfunded Obligations Reserve
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	0	0
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	925,504	0	Unfunded Obligations Reserve
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	336,761	122,593	Unfunded Obligations Reserve (Upfront: $336,761); Ground Rent Reserve (Monthly: $122,593)
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	140,702	0	Unfunded Obligations Reserve
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	0	0
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	0	6,000	Parking Garage Rent Reserve
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	0	0
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	0	0
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	0	0
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	0	0
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	0	0
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	0	0
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	0	0
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	0	0

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	250,000	0	Earnout Reserve
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	0	0
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	0	0
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	1,550,000	0	Santander Rent Reserve ($250,000); Economic Holdback Reserve ($1,300,000)
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	18,000	0	Remediation System Holdback
29.01	Property				Smith Store It - County Road
29.02	Property				Smith Store It - Highway 72
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	0	0
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	0	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	0	0
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	0	0
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	0	0

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	30 HY WM Unit Owner LP	No
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	KCP NNN II Leasehold 1, LLC, KCP NNN II Fee Owner 2, LLC, KCP NNN II Fee Owner 3, LLC and KCP NNN II Leasehold 4, LLC	No
2.01	Property				Arrow Electronics
2.02	Property				Caris Life Sciences
2.03	Property				L3 Technologies
2.04	Property				Flowserve
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	BDC/Aliso Viejo (WC), LLC, BDC/Aliso Viejo (RP), LLC and BDC/San Jose, LLC	No
3.01	Property				2300 Orchard
3.02	Property				One Enterprise
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	JDM Legacy TX, LLC and JDM Crosstown FL, LLC	No
4.01	Property				Legacy Corporate Centre I & II
4.02	Property				Crosstown Center I
4.03	Property				Crosstown Center II
4.04	Property				Legacy Corporate Centre III
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	Grand Canal Shops II, LLC and The Shoppes at the Palazzo, LLC	No
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	Millennium Park Plaza I LLC	No
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	Connection Park Irving, LLC	No
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	Franklin Mountain Permian II, LP, Franklin Mountain Permian III, LP, Franklin Mountain Permian IV, LP, Franklin Mountain Permian V, LP and Franklin Mountain Permian VI, LP	No
8.01	Property				Bank of America Tower
8.02	Property				Dinero Plaza
8.03	Property				First Capital Bank Building
8.04	Property				One Wall Plaza
8.05	Property				Atrium Centre
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	SC USIP30P Property Company, LLC	No
9.01	Property				Sherwood Foods Cleveland
9.02	Property				Owens Corning
9.03	Property				Hunter Defense Tech
9.04	Property				Sterling Jewelers
9.05	Property				BlueLinx Corporation Brooklyn Park
9.06	Property				Exec Cabinetry SC
9.07	Property				Techniplas
9.08	Property				Metalex (Jason Industries)
9.09	Property				Nyloncraft
9.1	Property				Dirksen Screw Shelby
9.11	Property				Global Flooring
9.12	Property				Dreison
9.13	Property				Gem City
9.14	Property				Chemcore Austin
9.15	Property				ATG Precision Canton
9.16	Property				Polartec
9.17	Property				Design Cabinetry TGK
9.18	Property				LMI Aerospace - 3030 N. Highway 94
9.19	Property				Custom Extrusions Rome
9.2	Property				CECO - Indianapolis
9.21	Property				LMI Aerospace - 3600 Mueller
9.22	Property				Cast Aluminum Solutions
9.23	Property				Pyramyd Air
9.24	Property				Workstream
9.25	Property				Techniks
9.26	Property				BlueLinx Corporation Little Rock
9.27	Property				BlueLinx Corporation Gulfport
9.28	Property				Chemcore Elk Grove
9.29	Property				Total Plastics
9.3	Property				Design Cabinetry Barnes
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	FHS Promenade, LLC	No
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	Maratonio Property LLC	No
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	Heathbrook I LLC and Heathbrook II LLC	No
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	GRE-F 222 Kearny Leasehold, LLC and GRE-F 222 Kearny Fee, LLC	No
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	Equus Anthem Highlands, LLC	No
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	Rivertowne Center Acquisition, LLC	No
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	HCW Evansville Hotel, LLC	No
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	WVP Arbor LLC, 350 Arbor, LLC, HMH Arbor, LLC and KP Arbor, LLC	No
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	836 DeKalb Holdings LLC	No
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	DeKalb Plaza LLC	No
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	Vanderveer Plaza LLC and Vanderveer Realty LLC	No
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	JB Real Estate Development, LLC	No
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	1090 St. Nicholas Investors LLC	No
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	OP Pittsburgh LLC	No
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	JES Development Ltd.	No

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	EC Union Foundation LLC	No
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	EZ Storage Van Dyke LLC	No
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	Grand Street Units LLC	No
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	Corner 49 LLC	No
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	CSGBSH Huntsvilleal II, LLC and CSGBSH Huntsvilleal III, LLC	No
29.01	Property				Smith Store It - County Road
29.02	Property				Smith Store It - Highway 72
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	CNL Louisville, LLC	No
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	Adeeba Bergen Street LLC	No
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	MIMG CLV Mariposa SUB, LLC and MIMG GL Mariposa, LLC	No
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	Mill Creek Village Partners, LLC	No
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	CSGBSH HVNC I, LLC	No

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)	Principal's New Cash Contribution ($) (7)
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	NAP	Acquisition	1,120,000,000	781,978,273
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	Kawa Capital Partners LLC	Refinance	78,000,000	0
2.01	Property				Arrow Electronics
2.02	Property				Caris Life Sciences
2.03	Property				L3 Technologies
2.04	Property				Flowserve
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	Walter C. Bowen	Acquisition	78,000,000	47,641,822
3.01	Property				2300 Orchard
3.02	Property				One Enterprise
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	JDM Real Estate Funds, LLC	Acquisition	242,400,000	132,983,640
4.01	Property				Legacy Corporate Centre I & II
4.02	Property				Crosstown Center I
4.03	Property				Crosstown Center II
4.04	Property				Legacy Corporate Centre III
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	BPR Nimbus LLC	Refinance	760,000,000	0
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	Donal P. Barry, Sr.	Refinance	210,000,000	609,705
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	Kawa Capital Partners LLC	Acquisition	51,350,000	27,537,292
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	Franklin Mountain Investments Limited Partnership	Acquisition	69,500,000	42,473,265
8.01	Property				Bank of America Tower
8.02	Property				Dinero Plaza
8.03	Property				First Capital Bank Building
8.04	Property				One Wall Plaza
8.05	Property				Atrium Centre
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	Michael Brennan, Robert G. Vanecko, Scott D. McKibben, Samuel A. Mandarino, Eduardo E. Paneque, Brad S. O’Halloran, Allen H. Crosswell, W. Troy MacMane and Greenwood Holding Company, LLC	Acquisition	130,358,000	66,425,420
9.01	Property				Sherwood Foods Cleveland
9.02	Property				Owens Corning
9.03	Property				Hunter Defense Tech
9.04	Property				Sterling Jewelers
9.05	Property				BlueLinx Corporation Brooklyn Park
9.06	Property				Exec Cabinetry SC
9.07	Property				Techniplas
9.08	Property				Metalex (Jason Industries)
9.09	Property				Nyloncraft
9.1	Property				Dirksen Screw Shelby
9.11	Property				Global Flooring
9.12	Property				Dreison
9.13	Property				Gem City
9.14	Property				Chemcore Austin
9.15	Property				ATG Precision Canton
9.16	Property				Polartec
9.17	Property				Design Cabinetry TGK
9.18	Property				LMI Aerospace - 3030 N. Highway 94
9.19	Property				Custom Extrusions Rome
9.2	Property				CECO - Indianapolis
9.21	Property				LMI Aerospace - 3600 Mueller
9.22	Property				Cast Aluminum Solutions
9.23	Property				Pyramyd Air
9.24	Property				Workstream
9.25	Property				Techniks
9.26	Property				BlueLinx Corporation Little Rock
9.27	Property				BlueLinx Corporation Gulfport
9.28	Property				Chemcore Elk Grove
9.29	Property				Total Plastics
9.3	Property				Design Cabinetry Barnes
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	Fairbourne Partners, LLC	Acquisition	37,500,000	19,827,302
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	USRA Net Lease III Capital Corp.	Acquisition	140,000,000	58,553,293
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	Richard A. Margolis and Phillip A. Duke	Acquisition	27,830,000	14,805,527
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	GEM Realty Evergreen Fund, L.P., GEM Realty Evergreen Fund PF-NM, L.P. and Flynn Properties, Inc.	Acquisition	47,500,000	27,825,561
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	Tracy Dean Nakazaki, Robin Chris Nakazaki, Nakazaki 2005 Family Trust and Nakazaki 1995 Family Trust	Acquisition	22,540,000	18,050,460
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	Daniel Massry and Saul Tawil	Refinance	66,000,000	0
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	Richard E. Huffman, Santo M. Catanese, Marc L. Williams and Evergreen/Evansville, LLC	Refinance	20,100,000	1,264,028
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	Jerry E. Moison, William F. Moison, Brian Fox, Mark Henderson and Karl Patrick Englert	Acquisition	18,660,000	10,356,454
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	Shaindy Schwartz	Refinance	12,500,000	0
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	Shaindy Schwartz	Refinance	12,500,000	0
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	Shaindy Schwartz	Refinance	12,200,000	0
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	John J. Wheeler and Robert E. Schermer, Jr.	Refinance	12,000,000	0
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	Arthur Kokot	Refinance	11,900,000	584,547
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	Ed Natan and Asher Hyman	Acquisition	11,900,000	6,469,403
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	Edward B. Schwartz and Jonathan Berns	Refinance	11,250,000	0

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)	Principal's New Cash Contribution ($) (7)
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	Mark Hamermesh and Gary Grabel	Refinance	8,000,000	0
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	Stephen M. Nolan	Refinance	7,200,000	0
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	Shaindy Schwartz	Refinance	7,000,000	0
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	David Braver and The Herkimer & Madison Property Trust	Refinance	7,000,000	0
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	George Thacker, Lawrence Charles Kaplan and Richard Schontz	Acquisition	5,750,000	2,436,384
29.01	Property				Smith Store It - County Road
29.02	Property				Smith Store It - Highway 72
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	Nicholas J. Esterline, David Redfern and Chris Dischinger	Refinance	5,600,000	0
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	Nadia Manzoor	Acquisition	5,310,000	3,771,715
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	C. Robert Nicolls, II	Acquisition	4,300,000	1,915,849
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	Jan R. Saperstein and Jeff Kerker	Refinance	4,050,000	0
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	George Thacker, Lawrence Charles Kaplan and Richard Schontz	Acquisition	3,000,000	1,566,508

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	310,000,000	0	2,211,978,273	0	2,155,000,000	56,978,273	0	0	0	2,211,978,273	Hard	Springing
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	0	11,038,903	89,038,903	75,016,388	0	691,164	11,038,903	2,292,448	0	89,038,903	Hard	Springing
2.01	Property				Arrow Electronics
2.02	Property				Caris Life Sciences
2.03	Property				L3 Technologies
2.04	Property				Flowserve
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	0	10,380,246	136,022,068	0	120,000,000	3,936,983	12,085,085	0	0	136,022,068	Hard	Springing
3.01	Property				2300 Orchard
3.02	Property				One Enterprise
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	0	0	375,383,640	0	375,000,000	383,640	0	0	0	375,383,640	Hard	Springing
4.01	Property				Legacy Corporate Centre I & II
4.02	Property				Crosstown Center I
4.03	Property				Crosstown Center II
4.04	Property				Legacy Corporate Centre III
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	215,000,000	0	975,000,000	627,284,452	0	1,143,041	13,527,940	333,044,567	0	975,000,000	Hard	Springing
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	0	0	210,609,705	206,691,937	0	2,840,738	1,077,030	0	0	210,609,705	Soft (Residential); Hard (Nonresidential)	Springing
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	0	3,701,018	82,588,310	0	78,500,000	551,199	3,537,111	0	0	82,588,310	Hard	Springing
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	0	0	111,973,265	0	105,000,000	852,070	6,121,194	0	0	111,973,265	Hard	In Place
8.01	Property				Bank of America Tower
8.02	Property				Dinero Plaza
8.03	Property				First Capital Bank Building
8.04	Property				One Wall Plaza
8.05	Property				Atrium Centre
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	0	0	196,783,420	0	195,250,000	1,288,970	244,450	0	0	196,783,420	Hard	Springing
9.01	Property				Sherwood Foods Cleveland
9.02	Property				Owens Corning
9.03	Property				Hunter Defense Tech
9.04	Property				Sterling Jewelers
9.05	Property				BlueLinx Corporation Brooklyn Park
9.06	Property				Exec Cabinetry SC
9.07	Property				Techniplas
9.08	Property				Metalex (Jason Industries)
9.09	Property				Nyloncraft
9.1	Property				Dirksen Screw Shelby
9.11	Property				Global Flooring
9.12	Property				Dreison
9.13	Property				Gem City
9.14	Property				Chemcore Austin
9.15	Property				ATG Precision Canton
9.16	Property				Polartec
9.17	Property				Design Cabinetry TGK
9.18	Property				LMI Aerospace - 3030 N. Highway 94
9.19	Property				Custom Extrusions Rome
9.2	Property				CECO - Indianapolis
9.21	Property				LMI Aerospace - 3600 Mueller
9.22	Property				Cast Aluminum Solutions
9.23	Property				Pyramyd Air
9.24	Property				Workstream
9.25	Property				Techniks
9.26	Property				BlueLinx Corporation Little Rock
9.27	Property				BlueLinx Corporation Gulfport
9.28	Property				Chemcore Elk Grove
9.29	Property				Total Plastics
9.3	Property				Design Cabinetry Barnes
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	0	906,653	58,233,956	0	56,041,636	805,870	1,386,450	0	0	58,233,956	Springing	Springing
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	0	0	198,553,293	0	198,000,000	553,293	0	0	0	198,553,293	Hard	In Place
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	0	0	42,635,527	0	39,750,000	262,877	2,622,650	0	0	42,635,527	Springing	Springing
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	0	0	75,325,561	0	74,500,000	229,452	596,109	0	0	75,325,561	Hard	Springing
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	0	0	40,590,460	0	40,250,000	167,543	172,916	0	0	40,590,460	Springing	Springing
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	0	0	66,000,000	49,901,891	0	2,236,903	9,375	13,851,831	0	66,000,000	Springing	Springing
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	0	0	21,364,028	20,827,267	0	258,885	277,876	0	0	21,364,028	Hard	In Place
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	0	0	29,016,454	0	28,700,000	80,686	235,768	0	0	29,016,454	Springing	Springing
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	0	0	12,500,000	9,020,217	0	338,245	21,914	3,119,624	0	12,500,000	Springing	Springing
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	0	0	12,500,000	11,906,776	0	212,486	20,863	359,875	0	12,500,000	Springing	Springing
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	0	0	12,200,000	9,644,371	0	377,407	125,307	2,052,915	0	12,200,000	Springing	Springing
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	0	0	12,000,000	6,487,320	0	218,338	71,299	5,223,043	0	12,000,000	Springing	Springing
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	0	0	12,484,547	12,124,945	0	258,316	101,286	0	0	12,484,547	Springing	Springing
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	0	0	18,369,403	0	18,200,000	169,403	0	0	0	18,369,403	Springing	Springing
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	0	0	11,250,000	8,851,994	0	229,911	587,861	1,580,234	0	11,250,000	Springing	Springing

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	0	0	8,000,000	6,873,759	0	90,009	333,496	702,737	0	8,000,000	Hard	Springing
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	0	0	7,200,000	3,550,907	0	202,506	12,740	3,433,847	0	7,200,000	Springing	Springing
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	0	0	7,000,000	6,271,262	0	152,814	25,751	550,173	0	7,000,000	Springing	Springing
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	0	0	7,000,000	0	0	477,209	1,619,579	4,903,212	0	7,000,000	Springing	Springing
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	0	0	8,186,384	0	7,931,000	166,582	88,802	0	0	8,186,384	Springing	Springing
29.01	Property				Smith Store It - County Road
29.02	Property				Smith Store It - Highway 72
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	0	0	5,600,000	4,746,192	0	110,529	96,397	646,882	0	5,600,000	Hard	Springing
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	0	0	9,081,715	0	8,850,000	231,715	0	0	0	9,081,715	Springing	Springing
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	0	0	6,215,849	0	6,100,000	86,037	29,812	0	0	6,215,849	Springing	Springing
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	0	0	4,050,000	2,715,894	0	200,396	228,407	905,303	0	4,050,000	Springing	Springing
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	0	0	4,566,508	0	4,289,303	170,447	106,758	0	0	4,566,508	Springing	Springing

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.5%, (iii) the occurrence of a Lease Sweep Period
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	(i) the occurrence of an Event of Default, (ii) DSCR < 1.25x, (iii) any Specified Tenant Bankruptcy Event, (iv) any termination or cancellation of the Specified Tenant Lease, (v) a Specified Tenant being in monetary or material non-monetary default, (vi) a Specified Tenant (x) failing to be in actual, physical possession of any portion of the applicable Specified Tenant space in excess of 20% of its demised space under the applicable Specified Tenant Lease, (y) giving notice that it is terminating its lease for all or any portion of the Applicable Tenant Space, or (z) with respect to the L3 Specified Tenant only, failing to provide notice of its intent to renew the L3 Specified Tenant Lease at least twelve (12) months prior to the expiration date thereof, (vii) the occurrence of an L3 Trigger Period, (viii) the occurrence of a Flowserve Trigger Period, (ix) the occurrence of an Arrow Trigger Period, (x) the occurrence of a Caris Trigger Period, (xi) the Borrower fails to deposit the entire Arrow TI Reserve Amount
2.01	Property				Arrow Electronics
2.02	Property				Caris Life Sciences
2.03	Property				L3 Technologies
2.04	Property				Flowserve
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.00%, (iii) the occurrence of a Specified Tenant Trigger Period
3.01	Property				2300 Orchard
3.02	Property				One Enterprise
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	(i) the occurrence of an Event of Default, (ii) Net Operating Income is less than 85% of Closing Date NOI, (iii) the occurrence of a Lease Sweep Period
4.01	Property				Legacy Corporate Centre I & II
4.02	Property				Crosstown Center I
4.03	Property				Crosstown Center II
4.04	Property				Legacy Corporate Centre III
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.5%
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.0%
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	(i) the occurrence of an Event of Default, (ii) DSCR < 1.55x, (iii) the occurrence of a Specified Tenant Trigger Period
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 9.0%, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Critical Tenant Trigger Event and Debt Yield is less than 13.83%
8.01	Property				Bank of America Tower
8.02	Property				Dinero Plaza
8.03	Property				First Capital Bank Building
8.04	Property				One Wall Plaza
8.05	Property				Atrium Centre
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.45x, (iii) failure to deliver financial statements as required in the Loan Agreement
9.01	Property				Sherwood Foods Cleveland
9.02	Property				Owens Corning
9.03	Property				Hunter Defense Tech
9.04	Property				Sterling Jewelers
9.05	Property				BlueLinx Corporation Brooklyn Park
9.06	Property				Exec Cabinetry SC
9.07	Property				Techniplas
9.08	Property				Metalex (Jason Industries)
9.09	Property				Nyloncraft
9.1	Property				Dirksen Screw Shelby
9.11	Property				Global Flooring
9.12	Property				Dreison
9.13	Property				Gem City
9.14	Property				Chemcore Austin
9.15	Property				ATG Precision Canton
9.16	Property				Polartec
9.17	Property				Design Cabinetry TGK
9.18	Property				LMI Aerospace - 3030 N. Highway 94
9.19	Property				Custom Extrusions Rome
9.2	Property				CECO - Indianapolis
9.21	Property				LMI Aerospace - 3600 Mueller
9.22	Property				Cast Aluminum Solutions
9.23	Property				Pyramyd Air
9.24	Property				Workstream
9.25	Property				Techniks
9.26	Property				BlueLinx Corporation Little Rock
9.27	Property				BlueLinx Corporation Gulfport
9.28	Property				Chemcore Elk Grove
9.29	Property				Total Plastics
9.3	Property				Design Cabinetry Barnes
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.60x
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	(i) the occurrence of an Event of Default, (ii) Net Operating Income is less than 85% of Closing Date NOI, (iii) the occurrence of an Event of Default under the Marathon Lease, (iv) bankruptcy action of Marathon Guarantor or Marathon Tenant, (v) the occurrence of a Tenant Vacancy Period, (vi) commencing on December 1, 2027 if (x) Marathon Tenant has not delivered written notice to exercise its renewal option under the Marathon Lease prior to such date and (y) the Marathon Lease is not otherwise extended as of such date to at least May 31, 2034
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) bankruptcy action of Borrower or Manager, (v) the occurrence of an Occupancy Trigger Event, (vi) the occurrence of a Major Tenant Credit Event in relation to Great American Insurance, (vii) the occurrence of a Major Tenant Lease Expiration Event in relation to Great American Insurance, (viii) the occurrence of a Major Tenant Vacancy Event in relation to Great American Insurance, (ix) the occurrence of a Major Tenant Credit Event in relation to Ocala Eye, (x) the occurrence of a Major Tenant Lease Expiration Event in relation to Ocala Eye, (xi) the occurrence of a Major Tenant Vacancy Event in relation to Ocala Eye
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.0%, (iii) failure to deliver financial statements as required in the Loan Agreement
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	(i) the occurrence of an Event of Default, (ii) Net Operating Income is less than 75% of Closing Date NOI, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Critical Tenant Period
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.00%, (iii) the occurrence of a Specified Tenant Trigger Period
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) failure to deliver financial statements as required in the Loan Agreement
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.25%
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.25%
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.25%
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.40x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of the Franchise Agreement Renewal Deadline
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.25%
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	(i) the occurrence of an Event of Default, (ii) the occurrence of a Major Tenant Trigger Event, (iii) failure to deliver financial statements as required in the Loan Agreement
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Critical Tenant Trigger Event

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.75%, (iii) the occurrence of a Specified Tenant Trigger Period
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.50%
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.25%
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.00%, (iii) the occurrence of a Specified Tenant Trigger Period
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
29.01	Property				Smith Store It - County Road
29.02	Property				Smith Store It - Highway 72
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.50x, (iii) failure to deliver financial statements as required in the Loan Agreement
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x (iii) the occurrence of a Specified Tenant Trigger Period
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) failure to deliver financial statements as required in the Loan Agreement
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	8, 9, 10, 11, 12, 13	GSMC	Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A.	30 Hudson Yards	No				1,035,600,000.00	310,000,000.00	4.21710%			Yes	1
2	Loan	14, 15, 16, 17	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed-Use Portfolio II	No									Yes	2
2.01	Property				Arrow Electronics	No									Yes	2.01
2.02	Property				Caris Life Sciences	No									Yes	2.02
2.03	Property				L3 Technologies	No									Yes	2.03
2.04	Property				Flowserve	No									Yes	2.04
3	Loan	18, 19, 20	CREFI	Citi Real Estate Funding Inc.	California Office Portfolio	No									Yes	3
3.01	Property				2300 Orchard	No									Yes	3.01
3.02	Property				One Enterprise	No									Yes	3.02
4	Loan	8, 21	GSMC	Goldman Sachs Bank USA	USAA Office Portfolio	No				167,400,000.00					Yes	4
4.01	Property				Legacy Corporate Centre I & II	No									Yes	4.01
4.02	Property				Crosstown Center I	No									Yes	4.02
4.03	Property				Crosstown Center II	No									Yes	4.03
4.04	Property				Legacy Corporate Centre III	No									Yes	4.04
5	Loan	8, 10, 22, 23, 24, 25, 26, 27, 28, 29	GSMC	Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association	Grand Canal Shoppes	Yes	Various	600,002		689,615,385.00	215,000,000.00	6.25000%			Yes	5
6	Loan	8, 30, 31, 32, 33	GSMC	Goldman Sachs Bank USA	Millennium Park Plaza	No				150,000,000.00					Yes	6
7	Loan	34	CREFI	Citi Real Estate Funding Inc.	Connection Park	No									Yes	7
8	Loan	8, 35, 36, 37, 38, 39	GSMC	Goldman Sachs Bank USA	Midland Office Portfolio	No				19,945,029.45					Yes	8
8.01	Property				Bank of America Tower	No									Yes	8.01
8.02	Property				Dinero Plaza	No									Yes	8.02
8.03	Property				First Capital Bank Building	No									Yes	8.03
8.04	Property				One Wall Plaza	No									Yes	8.04
8.05	Property				Atrium Centre	No									Yes	8.05
9	Loan	8, 40, 41, 42, 43	GSMC	Goldman Sachs Bank USA	U.S. Industrial Portfolio V	No				82,800,000.00					Yes	9
9.01	Property				Sherwood Foods Cleveland	No									Yes	9.01
9.02	Property				Owens Corning	No									Yes	9.02
9.03	Property				Hunter Defense Tech	No									Yes	9.03
9.04	Property				Sterling Jewelers	No									Yes	9.04
9.05	Property				BlueLinx Corporation Brooklyn Park	No									Yes	9.05
9.06	Property				Exec Cabinetry SC	No									Yes	9.06
9.07	Property				Techniplas	No									Yes	9.07
9.08	Property				Metalex (Jason Industries)	No									Yes	9.08
9.09	Property				Nyloncraft	No									Yes	9.09
9.1	Property				Dirksen Screw Shelby	No									Yes	9.1
9.11	Property				Global Flooring	No									Yes	9.11
9.12	Property				Dreison	No									Yes	9.12
9.13	Property				Gem City	No									Yes	9.13
9.14	Property				Chemcore Austin	No									Yes	9.14
9.15	Property				ATG Precision Canton	No									Yes	9.15
9.16	Property				Polartec	No									Yes	9.16
9.17	Property				Design Cabinetry TGK	No									Yes	9.17
9.18	Property				LMI Aerospace - 3030 N. Highway 94	No									Yes	9.18
9.19	Property				Custom Extrusions Rome	No									Yes	9.19
9.2	Property				CECO - Indianapolis	No									Yes	9.2
9.21	Property				LMI Aerospace - 3600 Mueller	No									Yes	9.21
9.22	Property				Cast Aluminum Solutions	No									Yes	9.22
9.23	Property				Pyramyd Air	No									Yes	9.23
9.24	Property				Workstream	No									Yes	9.24
9.25	Property				Techniks	No									Yes	9.25
9.26	Property				BlueLinx Corporation Little Rock	No									Yes	9.26
9.27	Property				BlueLinx Corporation Gulfport	No									Yes	9.27
9.28	Property				Chemcore Elk Grove	No									Yes	9.28
9.29	Property				Total Plastics	No									Yes	9.29
9.3	Property				Design Cabinetry Barnes	No									Yes	9.3
10	Loan	44	CREFI	Citi Real Estate Funding Inc.	The Promenade at Sacramento	No									Yes	10
11	Loan	8, 45, 46, 47	GSMC	Goldman Sachs Bank USA	19100 Ridgewood	No				110,000,000.00					Yes	11
12	Loan	48, 49, 50	GSMC	Goldman Sachs Bank USA	Market Street at Heath Brook	No									Yes	12
13	Loan	8, 51, 52, 53	GSMC	Goldman Sachs Bank USA	222 Kearny Street	Yes	6/14/2054	1,471,119		23,750,000.00					Yes	13
14	Loan		GSMC	Goldman Sachs Bank USA	Anthem Highlands Shopping Center	No									Yes	14
15	Loan	8, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	Rivertowne Commons	No				45,000,000.00					Yes	15
16	Loan	57	GSMC	Goldman Sachs Bank USA	DoubleTree Evansville	No			2/28/2037						Yes	16
17	Loan		GSMC	Goldman Sachs Bank USA	Arbor Office	No									Yes	17
18	Loan		CREFI	Citi Real Estate Funding Inc.	836 DeKalb Avenue	No									Yes	18
19	Loan		CREFI	Citi Real Estate Funding Inc.	1433 DeKalb Avenue	No									Yes	19
20	Loan		CREFI	Citi Real Estate Funding Inc.	105-107 Vanderveer Street & 96 De Sales Place	No									Yes	20
21	Loan	58	GSMC	Goldman Sachs Bank USA	DoubleTree Port Huron	No			8/31/2028						Yes	21
22	Loan	59, 60, 61	CREFI	Citi Real Estate Funding Inc.	1090 St. Nicholas Avenue	No									Yes	22
23	Loan		GSMC	Goldman Sachs Bank USA	Heritage Valley Health Monaca	No									Yes	23
24	Loan	62	GSMC	Goldman Sachs Bank USA	25E Office Building	No									Yes	24

CGCMT 2019-GC43 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
25	Loan	63	CREFI	Citi Real Estate Funding Inc.	Union Hills Village	No									Yes	25
26	Loan		CREFI	Citi Real Estate Funding Inc.	EZ Mini Storage - Sterling Heights	No									Yes	26
27	Loan		CREFI	Citi Real Estate Funding Inc.	431 Grand Street	No									Yes	27
28	Loan	64, 65	CREFI	Citi Real Estate Funding Inc.	4819 13th Avenue	No									Yes	28
29	Loan		CREFI	Citi Real Estate Funding Inc.	Smith Store It Portfolio	No									Yes	29
29.01	Property				Smith Store It - County Road	No									Yes	29.01
29.02	Property				Smith Store It - Highway 72	No									Yes	29.02
30	Loan	66	GSMC	Goldman Sachs Bank USA	WoodSpring Louisville	No			4/1/2035						Yes	30
31	Loan	67	CREFI	Citi Real Estate Funding Inc.	WAG Newark	No									Yes	31
32	Loan		CREFI	Citi Real Estate Funding Inc.	Mariposa Townhomes	No									Yes	32
33	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Mill Creek Village	No									Yes	33
34	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Storage World - Hendersonville	No									Yes	34

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Principal's New Cash Contribution" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Principal's New Cash Contribution" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Loan Combination comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan. See “Description of the Mortgage Pool—The Loan Combinations” in the Preliminary Prospectus for more information regarding the Loan Combination(s).

(9)	The 30 Hudson Yards Loan Combination was co-originated by Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch and Wells Fargo Bank, National Association.

(10)	The lockout period will be at least 28 payment dates beginning with and including the First Due Date in August 2019. For the purpose of this Preliminary Prospectus, the assumed lockout period of 28 payment dates is based on the expected CGCMT 2019-GC43 securitization closing date in November 2019. The actual lockout period may be longer.

(11)	Collateral for the 30 Hudson Yards Loan Combination is comprised of the WarnerMedia unit, which consists of 1,463,234 rentable SF across 26 floors (construction floors 12 through 38 and display floors 16 through 51) within the approximately 2.6 million SF 30 Hudson Yards building.

(12)	Provided no event of default is continuing, the lender will be required to disburse capital expenditure funds to the borrower out of the capital expenditure account, within ten (10) days after the delivery by the borrower to the lender of a request therefore (but not more often than once per month), in increments of at least $5,000 (or a lesser amount if the total amount in the capital expenditure account is less than $5,000, in which case only one disbursement of the amount remaining in the account will be made). On each Due Date from and after July 6, 2024, regardless of whether an event of default or trigger period has occurred or is continuing, the borrower will be required to make monthly deposits into the replacement reserve account in an amount equal to 1/12th of $0.20 per rentable SF.

(13)	The Mortgaged Property receives a tax incentive in the form of a payment in lieu of taxes program ("PILOT"). The Mortgaged Property is encumbered by three PILOT mortgages, in the maximum aggregate amount of $547,760,000, which secure the borrower's obligation to pay the PILOT payments under a sublease with the New York City Industrial Development Agency. The PILOT mortgages are senior in priority to the Mortgage.

(14)	The Mortgaged Properties are under triple net leases and were recently built and/or renovated, therefore no historical information is available.

(15)	The Arrow Electronics ("Arrow") lease contains a one-time termination option effective March 31, 2030 and subject to one years’ written notice and an approximately $4.54 million ($35 PSF) fee, which represents the cost of unamortized TI/LC and prior abated rent and operating expense reimbursements, based on such costs being amortized on a straight-line basis at 6.0% over the lease term. The termination fee represents 1.5 years’ of the then-current rent or approximately 1.7 years’ of Mortgage Loan debt service.

(16)	The Appraised Value ($) of $120,900,000 represents (i) the as-is appraised value of $40,700,000 as of September 6, 2019 for the Arrow Mortgaged Property (ii) the as-is appraised value of $31,900,000 as of September 9, 2019 for the L3 Technologies Mortgaged Property (iii) the as-is appraised value of $14,000,000 as of September 6, 2019 for the Flowserve Mortgaged Property and (iv) the as-stabilized value of $34,300,000 as July 1, 2022 for the Caris Life Sciences Mortgaged Property. The as-stabilized appraised value for the Caris Life Sciences Mortgaged Property assumes Caris Life Sciences has expanded to occupy 100.0% of the Caris Life Sciences Mortgaged Property as of February 2021.

(17)	The Caris Life Sciences Mortgaged Property is 100.0% leased, but the tenant is scheduled to take occupancy in phases beginning in July 2020 and ending in July 2022. As such the appraiser determined a stabilization discount to account for downtime, free rent and tenant improvements. $11,038,903 was reserved for the items associated with the stabilization discount. The Caris Life Sciences Mortgaged Property had a “Prospective Market Value Upon Stabilization” of $34,300,000 as of July 1, 2022 and a “Hypothetical Market Value As Dark" of $24,400,000 as of September 19, 2019.

(18)	The Appraised Value ($) of $121,700,000 represents (i) the as-is appraised value of $61,000,000 as of September 6, 2019 for the 2300 Orchard Mortgaged Property and (ii) the as-stabilized appraised value of $60,700,000 as of February 1, 2022 for the One Enterprise Mortgaged Property. The as-stabilized appraised value for the One Enterprise Mortgaged Property assumes Ambry Genetics ("Ambry") has expanded to occupy 100.0% of the One Enterprise Mortgaged Property as of February 2021. Ambry currently occupies all of floor 3 & 4 as well as a portion of the 1st floor of the One Enterprise Mortgaged Property and has signed a lease, with no contingencies, to occupy 100.0% of the One Enterprise Mortgaged Property beginning in February 2021. All free rent, gap rent and non-recoverable expenses through February 2021 have been reserved in connection with the origination of the California Office Portfolio Mortgage Loan.

(19)	Marvell Technology Group Ltd. ("Marvell") occupies 100.0% of the 2300 Orchard Mortgaged Property through its acquisition of Cavium. Cavium signed a lease in January 2017 to occupy 100.0% of the 2300 Orchard Mortgaged Property with a rent commencement date in August 2017. Prior to Cavium taking occupancy of its space, in July 2018, Cavium was acquired by Marvell. In May 2019, Marvell agreed to a sublease with A10 Networks for 100.0% of the 2300 Orchard Mortgaged Property at $27.00 per SF and with a lease expiration date of July 31, 2027 (concurrent with Marvell lease expiration date). Marvell does not have any termination options under the terms of its lease.

(20)	Ambry Genetics currently occupies 68,306 SF of the four-story One Enterprise Mortgaged Property, consisting of the entirety of floors 3 and 4 and a portion of floor 1. Microsemi Corporation currently occupies the remaining 43,085 SF, of the One Enterprise Mortgaged Property, consisting of the entirety of floor 2 and a portion of floor 1. Microsemi Corporation has a lease expiration date of

January 31, 2021. Ambry Genetics has agreed to expand and lease 100.0% of the One Enterprise Mortgaged Property beginning February 1, 2021. All free rent, gap rent and non-recoverable expenses in connection with Ambry Genetics’ lease and the remaining term on Microsemi's lease through February 2021 have been reserved in connection with the origination of the California Office Portfolio Mortgage Loan.

(21)	Historical cash flow information is not available because the Mortgaged Properties were recently acquired at origination.

(22)	The Grand Canal Shoppes Loan Combination was co-originated by Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA.

(23)	Units, Pads, Rooms, SF excludes the 84,743 SF space currently leased to Barneys New York (the “Barneys Parcel”). The Barneys Parcel is included in the collateral; however, the borrowers have the right to obtain a free release with respect to the Barneys Parcel. As such, no value or rental income has been attributed to the Barneys Parcel.

(24)	The Largest Tenant, Venetian Casino Resort, has (i) 38,920 SF expiring on May 31, 2029, (ii) 34,088 SF expiring on July 31, 2025, (iii) 8,096 SF expiring on September 30, 2033 and (iv) 1 SF expiring on December 31, 2019.

(25)	The Second Largest Tenant, TAO, has (i) 39,553 SF expiring on January 31, 2025, (ii) 8,800 SF expiring on May 31, 2029 and (iii) 1,088 SF expiring on January 31, 2020.

(26)	The Third Largest Tenant, Madame Tussauds Las Vegas, has (i) 28,000 SF expiring on July 31, 2024 and (ii) 235 SF expiring on December 31, 2019.

(27)	The Fourth Largest Tenant, Regis Galerie, has (i) 15,039 SF expiring on May 31, 2025, (ii) 4,654 SF expiring on February 29, 2020 and (iii) 8,406 SF expiring on December 31, 2020.

(28)	The Appraised Value ($) represents the “as-is” appraised value of $1,640,000,000 for the Mortgaged Property as of April 3, 2019, which excludes the Barneys Parcel that is subject to a free release under the Loan Combination documents. The “as-is” appraised value of the Mortgaged Property, including the Barneys Parcel, as of April 3, 2019 is $1,680,000,000, and results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 45.2%.

(29)	The borrowers are tenants under two ground leases and an air rights lease at the Mortgaged Property. One ground lease is for the retail and restaurant space on the casino level of the Venetian Hotel and Casino and expires on May 14, 2093 with no extension options. The other ground lease is for the retail and restaurant space on the casino level of The Palazzo and expires on February 28, 2097 with no extension options. The annual rent under each ground lease is $1 and the borrowers have the option to purchase the applicable premises for $1 on their respective expiration dates.

The air rights above the space leased to Walgreens Co. and used as a Walgreen’s store are leased by a third party to the borrowers. The air rights lease expires on February 28, 2064 and has one 40-year extension option. The annual ground rent under the air rights lease was initially $600,000. Such rent is subject to annual increases in an amount equal to the percentage increase in the consumer price index during the corresponding period, subject to a cap of 2.0%. The underwritten ground rent expense is $133,475. The borrowers sublease a portion of the air rights to The Venetian Casino Resort, LLC who pays 80.68% of the rent payable under the air rights lease, with the borrowers responsible for the remaining 19.32%.

(30)	The lockout period will be at least 27 payment dates beginning with and including the First Due Date in September 2019. For the purpose of this Preliminary Prospectus, the assumed lockout period of 27 payment dates is based on the expected CGCMT 2019-GC43 securitization closing date in November 2019. The actual lockout period may be longer.

(31)	The Mortgaged Property is a 38-story, multifamily, office and retail tower located in Chicago, Illinois. The components of the Mortgaged Property are divided as follows: multifamily (557 units), office (85,017 SF) and retail (18,450 SF).

(32)	The Largest Tenant, CenturyLink, Inc., has (i) 9,128 SF expiring on September 30, 2023 and (ii) 430 SF expiring on July 31, 2023.
(33)	The Fifth Largest Tenant, Ferrero USA Inc, has the right to terminate its lease after May 31, 2020 with three months’ notice and payment of a termination fee.

(34)	The increase from Most Recent NOI (if past 2018) ($) to Underwritten Net Operating Income ($) is attributable due to the lease-up of the Mortgaged Property, and exceeds the appraised net operating income because of the straight-line rent steps that were taken for the credit tenants.

(35)	On each Due Date, if and to the extent the amount contained in the TI/LC reserve account is less than $2,000,000, the borrowers are required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount calculated as the product of (x) $1.00 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties divided by 12. As of the Cut-off Date, the aggregate number of rentable SF is 699,584, which results in an Ongoing TI/LC Reserve ($) amount of $58,299.

(36)	The Ongoing Replacement Reserve ($) is calculated as the product of (x) $0.20 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties divided by 12. As of the Cut-off Date, the aggregate number of rentable SF is 699,584.

(37)	The Second Largest Tenant, The General Services Administration for FBI, has the right at any time after the 10th lease year to terminate its lease in whole or part by giving at least 60 days' prior written notice (period begins the day after the date of mailing).

(38)	The Fourth Largest Tenant, The General Services Administration for DEA, has the right at any time on or after the fifth full year of occupancy to terminate its lease by giving at least 90 days' written notice.

(39)	The Largest Tenant, Globe Energy Services, LLC, subleases its entire space (8,343 SF) to Catalyst Energy Services, Inc. at an underwritten base rent of $14.50 per SF expiring in March 2020.

(40)	The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated on the basis of the aggregate “as-is” appraised value of $194,670,000 plus an approximately 4.02% portfolio premium. Excluding the portfolio premium, the Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) on the basis of the aggregate “as-is” appraised value are both 67.0%.

(41)	Historical cash flow information is not available because the Mortgaged Properties were recently acquired in 2019.

(42)	The Replacement Reserve Cap ($) is calculated as the product of (x) $0.10 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties times (z) 2. As of the Cut-off Date, the aggregate number of rentable SF is 3,585,623.

(43)	The TI/LC Cap ($) is calculated as the product of (x) $0.25 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties times (z) 3. As of the Cut-off Date, the aggregate number of rentable SF is 3,585,623.

(44)	The increase from Most Recent NOI (if past 2018) ($) to Underwritten Net Operating Income ($) is attributable to contractual rent steps and higher reimbursable expenses.

(45)	On each Due Date beginning with the First Due Date until the Marathon Petroleum lease is renewed with an expiration date on or after September 6, 2034 (the "Non-Renewal Period"), the borrower is required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount equal to (a) $1.75 times the SF of Building I and Building II (618,017 SF in the aggregate) divided by (b) 12. As of the Cut-off Date, the Ongoing TI/LC Reserve ($) amount is $90,127.

(46)	During the Non-Renewal Period, the TI/LC Cap ($) will be equal to $17.50 times the SF of Building I and Building II (618,017 SF in the aggregate). As of the Cut-off Date, the TI/LC Cap ($) is $10,815,298.

(47)	The sole tenant, Tesoro, Inc. (the "Tenant"), a wholly owned subsidiary of Marathon Petroleum, subleases 147,295 SF to EOG Resources, Inc. at an underwritten base rent of $30.00 per SF expiring in January 2026. The Tenant has also vacated approximately 84,000 SF over floors 10-12 and is in negotiations with the borrower sponsor to return such space in exchange for the Tenant extending their lease at the Mortgaged Property. The Tenant continues to pay rent on the vacated portion. We cannot assure you that this tenant will continue to pay rent as anticipated or at all.

(48)	If and to the extent the amount contained in the TI/LC reserve account is less than $1,400,000, the borrowers are required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount equal to (i) $32,782 for the Due Dates occurring in November 2019 through December 2022, (ii) $49,173 for the Due Dates occurring in January 2023 through December 2024, and (iii) $32,782 thereafter.

(49)	The TI/LC Cap ($) will be equal to (i) $1,400,000 for each Due Date occurring through the Due Date in December 2022, (ii) $2,000,000 from the Due Date that occurs in January 2023 through the Due Date that occurs in December 2024; provided that, if (a) Dick's Sporting Goods renews or extends its lease in accordance with the terms contained therein, the TI/LC Cap ($) will be equal to $1,600,000, (b) Barnes & Noble renews or extends its lease in accordance with the terms contained therein, the TI/LC Cap ($) will be equal to $1,790,000 or (c) Dick's Sporting Goods and Barnes & Noble both renew or extend their leases in accordance with the terms contained therein, the TI/LC Cap ($) will be equal to $1,400,000, and (iii) $1,400,000 thereafter.

(50)	The Fifth Largest Tenant, Marshalls, has taken possession of its space and has begun paying rent but has not yet completed the build-out of its space. Build-out is expected to be completed in October 2019. We cannot assure you that this tenant will complete its build-out as anticipated or at all.

(51)	The Underwritten Net Operating Income ($) is more than 10% higher than the Most Recent NOI (if past 2018) ($) primarily because of recent leasing at the Mortgaged Property.

(52)	On each Due Date, if and to the extent the amount contained in the TI/LC reserve account is less than $222,299, the borrowers are required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount equal to $18,525.

(53)	On each Due Date, if and to the extent the amount contained in the replacement reserve account is less than $37,050, the borrowers are required to deposit into the replacement reserve account an Ongoing Replacement Reserve ($) amount equal to $3,088.

(54)	The increase from Most Recent NOI (if past 2018) ($) to Underwritten Net Operating Income ($) is primarily attributable to Target signing a new 15 year lease to anchor the Mortgaged Property commencing in October 2019, expiring in September 2034 and accounting for $757,704 of underwritten base rent inclusive of rent steps. The borrower bought K-Mart out of their space for $2.0 million in order to replace them with Target, who is now occupying 84,640 SF.

(55)	The Second Largest Tenant, Safeway, has four, five-year renewal options remaining under its lease. The renewal options are deemed exercised unless Safeway gives the landlord written notice at least 6 months prior to the expiration of the then-current term, whereupon all future renewal options are also terminated. Safeway is able to terminate its lease by giving the landlord 9 months’ written notice under the then-current term of its lease.

(56)	A Phase II Environmental Site Assessment was conducted in connection with the Rivertowne Commons Mortgage Loan.

(57)	The Ongoing Replacement Reserve ($) is an FF&E reserve in an amount equal to (i) for the Due Dates occurring in November 2019 through October 2020, $32,617 and (ii) thereafter the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement for the replacement of FF&E or (b) 1/12th of 4% of the operating income of the Mortgaged Property for the previous 12-month period as determined on the anniversary of the last day of the calendar month in September.

(58)	The Ongoing Replacement Reserve ($) is an FF&E reserve in an amount equal to (i) for the Due Dates occurring in November 2019 through October 2020, $17,455 and (ii) thereafter the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement for the replacement of FF&E or (b) 1/12th of 4% of the operating income of the Mortgaged Property for the previous 12-month period as determined on the anniversary of the last day of the calendar month in September.

(59)	The Mortgaged Property went through a gut renovation in 2018, therefore there are no historical operating statements for that year.

(60)	On the monthly payment date occurring in December 6, 2024 and for each monthly payment date thereafter the borrower will deposit $833 into the Leasing Reserve.

(61)	There is 8,000 SF of commercial space at the Mortgaged Property that generates $214,565 of rent per month.

(62)	On each Due Date, if and to the extent the amount contained in the TI/LC reserve account is less than $400,000, the borrower is required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount equal to $8,333.

(63)	On each monthly payment date $7,083 will be deposited into the Ongoing TI/LC reserve ($), until the balance of the TI/LC reserve reaches $350,000. On each monthly payment date thereafter where the balance of the TI/LC reserve is above $350,000 but below the TI/LC Cap, the borrower will deposit a monthly payment of $6,573 into the TI/LC Reserve.

(64)	The increase from Most Recent NOI (if past 2018) ($) to Underwritten Net Operating Income ($) is primarily attributable the Most Recent NOI (if past 2018) not representing a full operating year and missing rent from several tenants.

(65)	There is 12,271 SF of commercial space at the Mortgaged Property that generates $669,834 of rent per month.

(66)	The Ongoing Replacement Reserve ($) is an FF&E reserve in an amount equal to (i) for the Due Dates occurring in November 2019 through October 2020, $5,577 and (ii) thereafter the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement for the replacement of FF&E or (b) 1/12th of 4% of the operating income of the Mortgaged Property for the previous 12-month period as determined on the anniversary of the last day of the calendar month in October.

(67)	The Mortgaged Property is under a triple-net-lease and an acquisition, therefore no historical information is available.

(68)	On each Due Date, if and to the extent the amount contained in the TI/LC reserve account is less than $100,000, the borrower is required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount equal to $1,667.

(69)	On each Due Date, if and to the extent the amount contained in the replacement reserve account is less than $10,000, the borrower is required to deposit into the replacement reserve account an Ongoing Replacement Reserve ($) amount equal to $317.

ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: 30 hudson yards

Certain images below are renderings

LOAN #1: 30 hudson yards

30 HUDSON YARDS

OBSERVATION DECK
SKY LOBBY
KKR
RELATED
DNB
AROSA
WELLS FARGO
WARNERMEDIA
WELLS FARGO
Collateral
Non - Collateral

LOAN #1: 30 hudson yards

LOAN #1: 30 hudson yards

MAP © 2019 CARTIFACT
DATA © OSM CONTRIBUTORS
Intrepid Sea, Air & Space Museum
Gotham West
Manhattan Plaza
PlayStation Theater
Port Authority Bus Terminal
Microsoft
NY Times Building
LINCOLN TUNNEL
LINCOLN TUNNEL ENTRANCE & EXIT
Jacob Javits Convention Center
HUDSON YARDS
West Tower
The Shops and Restaurants at Hudson Yards
Farley Post Office Building
Madison Square Garden
One Penn Plaza
30 Hudson Yards
530 West 33rd Street
New York, NY 10001
Uber Technologies
Chelsea Park
Fashion Institute of Technology
London Terrace Apartments
CHELSEA
Upper West Side
Natural History Museum
Metropolitan Museum of Art
West New York
Astoria
Upper East Side
QUEENS
Central Park
Carnegie Hall
Midtown
Long Island City
Times Square
United Nations
Empire State Building
Hudson Yards
Madison Square Garden
New York
MANHATTAN
Hoboken
NYU
SoHo
Hudson River
East River
Financial District
Jersey City
BROOKLYN

LOAN #1: 30 hudson yards

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(2)		GSMC
Location (City/State)	New York, New York	Cut-off Date Balance(3)		$84,400,000
Property Type	Office	Cut-off Date Balance per SF(1)		$765.43
Size (SF)	1,463,234	Percentage of Initial Pool Balance		9.0%
Total Occupancy as of 11/6/2019	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/6/2019	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2019 / NAP	Mortgage Rate(4)		3.11000%
Appraised Value	$2,200,000,000	Original Term to Maturity (Months)		120
Appraisal Date	5/23/2019	Original Amortization Term (Months)		NAP
Borrower Sponsor	30 HY WM REIT Owner LP	Original Interest Only Period (Months)		120
Property Management	Self-Managed	First Payment Date		8/6/2019
		Maturity Date		7/6/2029

Underwritten Revenues	$164,291,079
Underwritten Expenses	$42,267,893	Escrows(5)
Underwritten Net Operating Income (NOI)	$122,023,186		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$121,730,539	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	50.9%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	50.9%	Replacement Reserve(6)	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	3.46x / 3.45x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	10.9% / 10.9%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$1,430,000,000	64.6%	Purchase Price	$2,155,000,000	97.4%
Borrower Sponsor Equity	781,978,273	35.4	Closing Costs	56,978,273	2.6
Total Sources	$2,211,978,273	100.0%	Total Uses	$2,211,978,273	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 30 Hudson Yards Senior Notes and excludes the 30 Hudson Yards Junior Notes.

(2)	The 30 Hudson Yards Loan is part of a loan combination that was co-originated by Deutsche Bank AG, New York Branch (“DBNY”), Goldman Sachs Bank USA and Wells Fargo Bank, National Association.

(3)	The Cut-off Date Balance of $84,400,000 represents the non-controlling note A-1-C3, note A-2-C3 and note A-2-C5, and is part of the 30 Hudson Yards Loan Combination, which is evidenced by 29 pari passu senior notes and three junior notes, and has an aggregate outstanding principal balance as of the Cut-off Date of $1,430,000,000. See “—The Mortgage Loan” below.

(4)	The Mortgage Rate of 3.11000% represents the mortgage rate of the 30 Hudson Yards Senior Notes.

(5)	See “—Escrows” below.

(6)	On each payment date from and after July 6, 2024, the borrower will be required to make monthly deposits into the replacement reserve in an amount equal to 1/12th of $0.20 per rentable square foot.

■	The Mortgage Loan. The mortgage loan (the “30 Hudson Yards Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a Class A office condominium located in New York, New York (the “30 Hudson Yards Property”), and is part of a loan combination (the “30 Hudson Yards Loan Combination”) evidenced by 29 pari passu senior notes with an aggregate initial principal balance of $1,120,000,000 (collectively the “30 Hudson Yards Senior Notes”) and three junior notes with an aggregate initial principal balance of $310,000,000 (collectively the “30 Hudson Yards Junior Notes”). A portion of the 30 Hudson Yards Senior Notes, with an aggregate balance of $698.0 million, and the 30 Hudson Yards Junior Notes were contributed to the Hudson Yards 2019-30HY securitization trust. The 30 Hudson Yards Loan, which is evidenced by the non-controlling note A-1-C3, note A-2-C3 and note A-2-C5, has an aggregate outstanding principal balance as of the Cut-off Date of $84,400,000 and represents approximately 9.0% of the Initial Pool Balance. The table below summarizes the promissory notes that comprise the 30 Hudson Yards Loan Combination. The relationship between the holders of the 30 Hudson Yards Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The 30 Hudson Yards Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

LOAN #1: 30 hudson yards

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-1-C1, A-1-C2, A-1-C9, A-2-C1, A-3-S1, A-3-S2, A-3-S3	$698,000,000	$698,000,000	Hudson Yards 2019-30HY	No(1)
A-1-C6, A-1-C8, A-2-C2	$100,000,000	$100,000,000	CGCMT 2019-GC41	No
A-1-C4, A-1-C5, A-1-C10	$93,200,000	$93,200,000	Benchmark 2019-B12	No
A-1-C7	$40,000,000	$40,000,000	Benchmark 2019-B13	No
A-2-C4	$20,000,000	$20,000,000	GSMS 2019-GC42	No
A-1-C3, A-2-C3, A-2-C5	$84,400,000	$84,400,000	CGCMT 2019-GC43	No
A-3-C1, A-3-C2, A-3-C3, A-3-C4, A-3-C5	$84,400,000	$84,400,000	BANK 2019-BNK19	No
B-1, B-2, B-3	$310,000,000	$310,000,000	Hudson Yards 2019-30HY	Yes(1)
Total	$1,430,000,000	$1,430,000,000

(1)	The holder of the 30 Hudson Yards Junior Notes will have the right to appoint the special servicer of the 30 Hudson Yards Loan Combination and to direct certain decisions with respect to the 30 Hudson Yards Loan Combination, unless a control appraisal event exists under the related co-lender agreement; provided that after the occurrence of a control appraisal event with respect to the 30 Hudson Yards Junior Notes, the holder of the 30 Hudson Yards Note A-1-S1 will have such rights.

The 30 Hudson Yards Senior Notes have an interest rate of 3.11000% per annum and the 30 Hudson Yards Junior Notes have an interest rate of 4.21709677% per annum, resulting in a weighted average interest rate of 3.35000% per annum on the 30 Hudson Yards Loan Combination. The proceeds of the 30 Hudson Yards Loan Combination and a new cash contribution from the borrower sponsor were primarily used to fund the acquisition of the 30 Hudson Yards Property and pay closing costs.

The 30 Hudson Yards Loan Combination had an initial term of 120 months, has a remaining term of 116 months as of the Cut-off Date and requires monthly payments of interest-only for the term of the 30 Hudson Yards Loan Combination. The scheduled maturity date of the 30 Hudson Yards Loan Combination is July 6, 2029. At any time after the earlier to occur of (i) the second anniversary of the securitization closing date of the final real estate mortgage investment conduit that includes that last portion of the 30 Hudson Yards Loan Combination and (ii) June 14, 2022, the 30 Hudson Yards Loan Combination may be (i) defeased with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the loan documents or (ii) prepaid with a payment of a yield maintenance premium. Voluntary prepayment of the 30 Hudson Yards Loan Combination is permitted on or after March 6, 2029 without payment of any prepayment premium.

■	The Mortgaged Property. The 30 Hudson Yards Property is comprised of a 1,463,234 square feet office condominium designated as the Time Warner Unit located across 26 floors within the larger 30 Hudson Yards building in New York, New York. The larger 30 Hudson Yards Building was constructed in 2019 and consists of approximately 2.6 million square feet across 68 floors (the “30 Hudson Yards Building”). The 30 Hudson Yards Building, which is 1,296 feet tall and is the second tallest office building in New York City, is designed to achieve LEED Core & Shell Gold certification, features panoramic views, outdoor terraces, a triple-height lobby, the highest outdoor observation deck in the city, direct access to restaurants and retail at The Shops at Hudson Yards and a future underground connection to the new No. 7 subway station. Collateral for the 30 Hudson Yards Loan Combination is comprised of the WarnerMedia unit, which consists of 1,463,234 rentable square feet across 26 floors (construction floors 12 through 38 and display floors 16 through 51) within the 30 Hudson Yards Building (the “WarnerMedia Unit”). Four floors are used for amenity space including a fitness center, a cafeteria, technology bar and a sky lobby. Only the WarnerMedia Unit is collateral for the 30 Hudson Yards Loan Combination.

The 30 Hudson Yards Property is subject to a condominium declaration. The 20-30 Hudson Yards Condominium is comprised of eight units: the WarnerMedia Unit (36.09% common interest), the Retail Unit (33.39% common interest), five office units (28.04% common interest collectively) and the Observation Deck Unit (2.48% common interest). In addition to the subject WarnerMedia Unit, the five office units and the Observation Deck Unit are located at the 30 Hudson Yards Building. The Retail Unit consists of the Shops at Hudson Yards, and is located adjacent to the 30 Hudson Yards Property at 20 Hudson Yards.

The borrower acquired the 30 Hudson Yards Property from TW NY Properties LLC, a wholly-owned subsidiary of Warner Media LLC (“WarnerMedia”) for $2.155 billion ($1,473 per SF) in a sale-leaseback transaction. WarnerMedia previously acquired the WarnerMedia Unit following the 2014 sale of its existing headquarters, Time Warner Center at Columbus Circle.

LOAN #1: 30 hudson yards

As of November 6, 2019, the 30 Hudson Yards Property was 100.0% occupied by WarnerMedia. WarnerMedia, who along with parent company AT&T Inc. (“AT&T”; rated Baa2/BBB/A- by Moody’s/S&P/Fitch), has reportedly invested approximately $700 million ($478 per SF) on the fit-out of its space and at loan origination, entered into a direct 15-year triple-net lease with the borrower for the entire 30 Hudson Yards Property. WarnerMedia is in the process of consolidating all of its New York-based business segments, including Turner, HBO, Warner Bros. and CNN, into 30 Hudson Yards which will serve as WarnerMedia’s global headquarters and is expected to host approximately 5,000 employees.

WarnerMedia (formerly Time Warner Inc.) is a media and entertainment company with businesses in television networks, film and TV entertainment and publishing. Comprised of HBO, Turner, Warner Bros and CNN. WarnerMedia creates premium content, operating one of the world’s largest television and film studios, and owning a vast library of entertainment. As of December 31, 2017, WarnerMedia had approximately 26,000 employees. Prior to being acquired by AT&T, Time Warner Inc. was rated Baa2/BBB/A- by Moody’s/S&P/Fitch.

The WarnerMedia lease is a direct 15-year triple-net lease for the entire WarnerMedia Unit comprising 1,463,234 rentable square feet across 26 floors (construction floors 12 through 38 and display floors 16 through 51) within the 30 Hudson Yards Building, at an initial base rent of $75.00 per SF with 2.5% annual rent escalations. AT&T is the guarantor on the WarnerMedia lease. The WarnerMedia lease includes four, five-year extension options each at 100% of fair market rent. The WarnerMedia lease was signed in conjunction with loan origination in June 2019. There are no free rent periods or outstanding tenant improvements or leasing costs.

Additionally, the WarnerMedia lease is structured with a contraction option for up to 10 floors totaling 404,325 square feet (27.6% of rentable square feet) (the “Contraction Space”) where, on June 14, 2024, the 5th anniversary of the lease commencement date, WarnerMedia has the right to contract one or more contiguous full floors comprising floors 42 through 51. In connection with the contraction option, WarnerMedia is required to pay a contraction fee to the borrower equal to $24,000,000 for each floor contracted (the “Contraction Payment”). If WarnerMedia elects to contract more than three floors, the borrower is required to deposit with the lender an amount equal to $125 per SF of the contracted space in excess of the highest three floors, to be held by the lender as additional collateral for the 30 Hudson Yards Loan Combination (the “Contraction Escrow”), with the balance of the Contraction Payment (including with respect to the highest three floors), after payment of any amounts owed to the WarnerMedia tenant and all costs incurred in connection with the contraction, distributed to the borrower, or if a Trigger Period (defined below) exists, deposited with the lender as additional collateral for the 30 Hudson Yards Loan Combination. The Contraction Escrow will be released to the borrower in connection with the borrower’s re-leasing of the Contraction Space (or any portion of such space, subject to a cap of $125 per SF of re-let space, calculated in the aggregate across all re-let Contraction Space) with Qualified Leases that are in full force and effect in order to pay for the cost of tenant improvements, leasing commissions, leasing costs and other landlord obligations with respect to such replacement lease and (if any remaining portion of such $125 per SF cap remains after application or allocation to the foregoing amounts) to cover the payment of base rent during any initial free rent period under such replacement leases. Once all the subject Contraction Space has been re-let, any remaining funds in the Contraction Escrow after payment of such costs and the expiration of such initial free rent periods (determined on a per square foot basis), or retention in the Contraction Escrow of amounts sufficient to pay the same, will be disbursed to the borrower, or if a Trigger Period exists, deposited with the lender as additional collateral for the 30 Hudson Yards Loan Combination.

LOAN #1: 30 hudson yards

A “Qualified Lease” means a replacement lease (i) with a term that extends at least five years beyond the maturity date to at least July 6, 2034; (ii) entered into in accordance with the 30 Hudson Yards Loan Combination documents and (iii) on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances.

The following table presents certain information relating to the sole tenant at the 30 Hudson Yards Property:

Largest Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	UW Gross Rent(3)	UW Gross Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
WarnerMedia	A- / Baa2 / BBB	1,463,234	100.0%	$109,742,550	100.0%	$75.00	$152,010,443	$103.89	6/30/2034	4, 5-year options
All Tenants		1,463,234	100.0%	$109,742,550	100.0%	$75.00	$152,010,443	$103.89
Vacant		0	0.0	0	0.0	0.00	0	0.00
Total / Wtd. Avg. All Owned Tenants		1,463,234	100.0%	$109,742,550	100.0%	$75.00	$152,010,443	$103.89

(1)	Based on the rent roll dated June 14, 2019.

(2)	Credit Ratings are those of the parent company and guarantor on the WarnerMedia lease, AT&T.

(3)	UW Gross Rent and UW Gross Rent $ per SF represents the base rent of $75.00 per SF plus underwritten reimbursements of $42,267,893 ($28.89 per SF), which are based on the 100% triple-net structure of the WarnerMedia lease.

The following table presents certain information relating to the lease rollover schedule at the 30 Hudson Yards Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028	0	0.0	0.0%	0	0.0	0.00	0
2029	0	0.0	0.0%	0	0.0	0.00	0
2030 & Thereafter	1,463,234	100.0	100.0%	109,742,550	100.0	75.00	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	1,463,234	100.0%		$109,742,550	100.0%	$75.00	1

(1)	The tenant has contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this rollover schedule.

(2)	Based on the underwritten rent roll dated June 14, 2019.

The following table presents certain information relating to historical leasing at the 30 Hudson Yards Property:

Historical Leased %(1)(2)

	2015	2016	2017	2018	As of 11/6/2019
Owned Space	NAP	NAP	NAP	NAP	100.0%

(1)	Based on the underwritten rent roll dated June 14, 2019.

(2)	The 30 Hudson Yards Property was completed in 2019, therefore there is no historical leasing information.

LOAN #1: 30 hudson yards

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 30 Hudson Yards Property:

Cash Flow Analysis

	Underwritten	Underwritten $ per SF
Base Rent	$109,742,550	$75.00
Rent Steps(1)	2,743,564	1.88
Straight Line Rent Credit(2)	14,618,240	9.99
Gross Up Vacancy	0	0.00
Reimbursements	42,267,893	28.89
Other Income	0	0.00
Vacancy & Credit Loss(3)	(5,081,167)	(3.47)
Effective Gross Income	$164,291,079	$112.28

Real Estate Taxes (PILOT)(4)	$21,270,425	$14.54
Insurance	1,547,918	1.06
Condo Association Fees	5,847,159	4.00
Management Fee(5)	1,000,000	0.68
Other Operating Expenses	12,602,391	8.61
Total Operating Expenses	$42,267,893	$28.89

Net Operating Income	$122,023,186	$83.39
TI/LC	0	0.00
Capital Expenditures	292,647	0.20
Net Cash Flow	$121,730,539	$83.19

Occupancy(6)	100.0%
NOI Debt Yield(7)	10.9%
NCF DSCR(8)	3.45x

(1)	Underwritten Rent Steps includes the first annual rent step to $76.88 per SF in June 2020.

(2)	Straight Line Rent Credit given to (i) the WarnerMedia non-contraction space through the fully-extended lease term and (ii) the WarnerMedia Contraction Space through June 2024 (the month in which the contraction option may be exercised).

(3)	Vacancy & Credit Loss represents an underwritten economic vacancy of 3.0%.

(4)	Real Estate Taxes (PILOT) is underwritten to the average of the projected PILOT payments over the 15-year lease term.

(5)	Management Fee is set to 1.5% of Effective Gross Income as calculated under the management agreement, capped at $1.0 million.

(6)	Occupancy is based on the underwritten rent roll dated June 14, 2019.

(7)	NOI Debt Yield is calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 30 Hudson Yards Senior Notes.

(8)	NCF DSCR is based on the interest-only debt service payments of the 30 Hudson Yards Senior Notes.

■	Appraisal. According to the appraisal, the 30 Hudson Yards Property had an “as-is” appraised value of $2,200,000,000 as of an effective date of May 23, 2019.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$2,225,000,000	N/A	4.75%
Discounted Cash Flow Approach	$2,200,000,000	5.75%	5.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated May 30, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions.

■	Market Overview and Competition. The 30 Hudson Yards Property is located at 530 West 33rd Street on the southwest corner of 33rd Street and 10th Avenue in New York, New York. Per the appraisal, the Manhattan office market saw leasing velocity rise 46.0% in Q4 2018 on a year-over-year basis and up 43.9% when compared to the ten-year average. Manhattan leasing in Q4 2018 was one of the strongest on record for the 2018 year, totaling 43.2 million square feet. As of Q1 2019, average asking rents in Manhattan were $76.12 per SF, slightly down from the 2018 average of $76.30 per SF. Availability saw a slight increase from 12.2% to 12.3% from year-end 2018 to Q1 2019. Midtown average asking rents remained flat for Q1 2019, at $82.02 per SF. The Far West Side, Plaza District, and Park Avenue submarkets represent the submarkets with the three highest overall asking rents in all of Manhattan, with all 3 submarkets averaging above $100 per SF. These submarkets tend to have higher rents due to newer, boutique office product, high demand, and high leasing activity. Midtown Manhattan has a higher mix of Class A trophy buildings that range from the new construction occurring in Hudson Yards and Midtown East, to the classic, staple buildings located along Park Avenue and Plaza District.

LOAN #1: 30 hudson yards

Hudson Yards is an approximately 28-acre area on the far West Side of Manhattan, bounded by West 30th St., West 33rd Street, 10th Avenue and 12th Avenue. Hudson Yards is the cornerstone of the greater Hudson Yards District, which recently has been rezoned to accommodate nearly 40 million square feet of new mixed-use development. Due to the rezoning, the Hudson Yards District has the capacity to include approximately 26 million square feet of new office development, approximately 20,000 housing units, approximately three million square feet of hotel space, a public school, approximately two million square feet of retail space and more than 20 acres of public open space. The neighborhood transformation will be facilitated by the recently-completed extension of the No. 7 subway line from Grand Central Station, with the final station located immediately adjacent to the Hudson Yards site.

The 30 Hudson Yards Property is located in the Far West Side submarket of Manhattan. As of Q1 2019, the submarket was home to approximately 6.9 million square feet of commercial real estate space, with a vacancy rate of 2.4% and average asking rent of $119.03 per SF. The Far West Side submarket has transformed in recent years due to the establishment of the Hudson Yards development. This development has encompassed a variety of office buildings, residential buildings, retail stores and parks. Many office tenants have decided to relocate from Midtown to the Far West Side. As a result of the new developments, average asking rents increased approximately 18.5% throughout 2017 from $100.38 per SF as of Q1 2017 to $118.94 per SF as of Q4 2017. For the same time period, the average vacancy rate decreased from 20.7% as of Q1 2017 to 3.8% as of Q4 2017. Both average asking rent and the vacancy rate have slightly improved as of Q1 2019 at $119.03 per SF and 2.4%, respectively.

In order to compare contract rent at the 30 Hudson Yards Property with market standards, the appraiser adjusted the base rent to reflect the modified gross equivalent rent. The appraisal’s modified gross equivalent contract rent at the 30 Hudson Yards Property was $106.01 per SF, which includes contract rent of $75.00 per SF, real estate taxes of $13.85 per SF and operating expenses of $17.15 per SF. The appraisal determined a modified gross equivalent market rent at the 30 Hudson Yards Property of $100.00 per SF for floors 16 through 24, $110.00 per SF for floors 35 through 43 and $120.00 per SF for floors 44 through 51, for an overall average of $108.24 per SF. The WarnerMedia lease provides for an initial base rent of $75.00 per SF for all floors.

The following chart summarizes comparable office leases per the appraisal. Due to the lack of large single tenant building leases available in the marketplace, the appraiser identified comparable single-tenant and large headquarter leases within comparable properties that would directly compete with the WarnerMedia lease. The most comparable leases to the WarnerMedia lease are Deutsche Bank’s recent lease at Time Warner Center and Blackrock’s lease at 50 Hudson Yards:

Large Headquarter and Net Lease Comparables(1)

Property Name	Tenant Name	Lease Year	Term (mos.)	Tenant Size (SF)	Contract Net Rent per SF	Modified Gross Rent per SF	Free Rent (mos.)
30 Hudson Yards Property	WarnerMedia	2019	120	1,463,234	$75.00(2)	$106.01	0
50 Hudson Yards	Blackrock	2017	264	847,081	$91.00	$128.50	21
1100 Avenue of the Americas	Bank of America	2018	240	357,940	NAP	$118.00	17
424 Fifth Avenue	WeWork	2018	240	697,029	$108.74	$129.97	12
One Columbus Circle	Deutsche Bank	2019	264	1,063,104	$73.01	$119.00	15
Total / Wtd. Avg.(3)			255	2,965,154	$88.41	$124.17	16

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated June 14, 2019.

(3)	Total / Wtd. Avg. excludes the 30 Hudson Yards Property.

LOAN #1: 30 hudson yards

Summary of Comparable Office Leases (1)

Property Name	Tenant Name	Lease Year	Term (mos.)	Lease Type	Tenant Size (SF)	Base Rent per SF	Free Rent (mos.)
55 Hudson Yards	Apple	Feb-2019	135	Modified Gross	29,881	$104.00	12
520 Madison Avenue	Madison Realty Capital	Feb-2019	128	Modified Gross	19,000	$118.00	8
425 Park Avenue	Citadel	Jan-2019	150	Modified Gross	161,200	$178.27	14
1095 Avenue of the Americas	Lloyds Bank	Jan-2019	120	Modified Gross	34,846	$150.00	0
1114 Avenue of the Americas	Vinson & Elkins, LLP	Jan-2019	192	Modified Gross	76,497	$95.00	12
50 Hudson Yards	Confidential	Jan-2019	120	Modified Gross	400,000	$110.00	18
1 Vanderbilt Avenue	TD Securities	Dec-2018	198	Modified Gross	118,872	$130.00	18
55 Hudson Yards	Third Point	Nov-2018	120	Modified Gross	89,043	$130.00	13
1114 Avenue of the Americas	The Trade Desk	Nov-2018	144	Modified Gross	95,580	$139.00	12
441 Ninth Avenue	Peloton Interactive, LLC	Nov-2018	180	Modified Gross	312,000	$106.66	22.5
55 Hudson Yards	Vista Equity Partners	Nov-2018	192	Modified Gross	28,429	$104.00	13
1271 Avenue of the Americas	Bessemer Trust Company	Sep-2018	264	Modified Gross	236,631	$107.00	0
1 Vanderbilt Avenue	The Carlyle Group	July-2018	189	Modified Gross	95,367	$166.00	9
66 Hudson Boulevard	AllianceBernstein	May-2018	240	Modified Gross	186,226	$105.00	16
390 Madison Avenue	JP Morgan Chase	Mar-2018	128	Modified Gross	417,157	$94.40	20
Total / Wtd. Avg.			168		2,300,729	$116.14	15

(1)	Source: Appraisal.

■	The Borrower. The borrower is 30 HY WM Unit Owner LP, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 30 Hudson Yards Loan Combination. The sponsor of the borrower, 30 HY WM REIT Owner LP (the “Borrower Sponsor”), is a joint venture among RSA 30 HY WM LLC (the “Related Partner”), RFM Cactus NYSS 30HY Sub LLC (the “ASRS/Related JV”), Allianz U.S. Private REIT LP (“Allianz REIT”) and APKV US Private REIT LP (“APKV REIT”). The Related Partner holds 1.01% direct equity interest of the Borrower Sponsor, ASRS/Related JV holds 49.99% direct equity interest of the Borrower Sponsor, APKV REIT holds 4.9% direct equity interest of the Borrower Sponsor, and Allianz REIT holds 44.1% direct equity interest of the Borrower Sponsor. The 30 Hudson Yards Loan Combination is recourse to the borrower, and there is no separate recourse guarantor.

The Related Companies, L.P. (“Related”) is a privately owned real estate firm in the United States. Founded by Stephen M. Ross in 1972, Related is a fully integrated, highly diversified company with experience in development, acquisition, management, finance, marketing and sales. Headquartered in New York City, Related has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, South Florida, Washington, DC and London, and has a team of approximately 4,000 professionals.

Arizona State Retirement System (“ASRS”) is a state agency that administers a pension plan, long term disability plan, retiree health insurance plans and other benefits to qualified government workers for the state of Arizona. More than a half-million of Arizona’s public servants belong to the ASRS, which encompasses state employees, the three state universities, community college districts, school districts and charter schools, all 15 counties, most cities and towns, and a variety of political subdivisions, such as fire and water districts.

Allianz is a European financial services company headquartered in Munich, Germany with core businesses in insurance and asset management. As of year-end 2018, the Allianz had approximately €1,961 billion of assets under management. In the United States, investment advisory services are provided by, Allianz Global Investors Solutions and PIMCO.

■	Escrows. The 30 Hudson Yards Loan Combination did not require upfront reserves.

During a Trigger Period, the borrower is required to fund the following reserves with respect to the 30 Hudson Yards Loan Combination: (i) a tax reserve in an amount equal to 1/12th of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, (ii) if an acceptable blanket policy is not in place, an insurance reserve in an amount equal to 1/12th of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period, (iii) a replacement reserve in an amount equal to 1/12th of $0.20 per SF and (iv) a condominium reserve in an amount equal to 1/12th of the amount that the lender estimates will be necessary to pay common charges over the then succeeding 12-month period.

In addition, regardless of whether a Trigger Period exists, on each payment date from and after July 6, 2024, replacement reserves will be required in a monthly amount equal to 1/12th of $0.20 per SF.

LOAN #1: 30 hudson yard

■	Lockbox and Cash Management. The 30 Hudson Yards Loan Combination is structured with a hard lockbox and springing cash management. During the continuance of a Trigger Period, the borrower is required to send tenant direction letters to all tenants of the 30 Hudson Yards Property instructing them to deposit all rents and other payments into the lockbox account controlled by the lender, and any funds received by the borrower or the property manager are required to be immediately deposited in the lockbox account. During a Trigger Period, all funds in the lockbox account are required to be transferred on each business day into a cash management account established for the sole and exclusive benefit of the lender and applied to all required payments and reserves, as set forth in the 30 Hudson Yards Loan Combination documents, all property costs and expenses contained in the lender-approved budget and, thereafter, minimum distributions to holders of preferred shares issued by the REIT in a maximum amount not to exceed $100,000 per annum and all property costs and expenses contained in the lender-approved budget and, thereafter, minimum distributions to holders of preferred shares issued by the REIT in a maximum amount not to exceed $100,000 per annum, with any excess funds being held by the lender in a lease sweep reserve or cash collateral account, as applicable, as additional collateral for the 30 Hudson Yards Loan Combination. Under certain circumstances and for limited purposes described in the 30 Hudson Yards Loan Combination documents, the borrower may request disbursements of such excess cash flow.

A “Trigger Period” means a period during which (i) an event of default under the 30 Hudson Yards Loan Combination documents has occurred until cured, (ii) the debt yield falling below 6.50% for any calendar quarter (“Low Debt Yield Trigger”) until the debt yield is equal to or greater than 6.50% for two consecutive calendar quarters or (iii) upon the occurrence of a Lease Sweep Period until such Lease Sweep Period is cured as described below. In addition, the borrower has the right to cure a Low Debt Yield Trigger by delivering cash collateral or an acceptable letter of credit to the lender in an amount that, if applied to reduce the outstanding principal balance of the 30 Hudson Yards Loan Combination, would cause the debt yield test to be satisfied.

Notwithstanding the foregoing, so long as the WarnerMedia lease remains in full force and effect, in the event the debt yield falls below the Low Debt Yield Trigger as a result of the WarnerMedia tenant’s exercise of its contraction right with respect to any Contraction Space, the foregoing minimum debt yield requirement and cash flow sweep upon a Low Debt Yield Trigger will not apply until such time as the debt yield has increased to (or above) the Low Debt Yield Trigger (in which event, and thereafter, the minimum debt yield requirement, and cash flow sweep upon a Low Debt Yield Trigger, will again be applicable). Any letters of credit provided as described above are subject to an aggregate cap of 10% of the loan amount and other criteria to be set forth in the 30 Hudson Yards Loan Combination documents.

A “Lease Sweep Period” will commence upon the occurrence of (a) a bankruptcy, insolvency or similar event of the Major Tenant or lease guarantor, (b) failure to pay base rent or other material monetary or material nonmonetary defaults by a Major Tenant under its Major Lease beyond all notice and cure periods thereunder, (c) the Major Tenant going dark (i.e. ceases operations at its leased premises with respect to a portion of its leased premises such that the Major Tenant is no longer operating 800,000 rentable square feet (less contraction space that has been relet)), with subleases not counting as dark space except during the last two years of the term of the 30 Hudson Yards Loan Combination, (d) notice of (or actual) termination, cancellation, surrender, contraction of a portion of its leased premises such that the Major Tenant is no longer occupying 800,000 gross square feet or non-renewal of such Major Tenant’s lease, or (e) a decline in the credit rating of AT&T (or of any lease guarantor of a replacement tenant that has a rating of at least “BB-” at the time of replacement) below “BB-” or the equivalent by any of the rating agencies. For the avoidance of doubt, the exercise by the WarnerMedia tenant of its contraction option for all or any portion of the Contraction Space will not, in and of itself, constitute a Lease Sweep Period.

LOAN #1: 30 hudson yards

 A Lease Sweep Period may be cured as follows: (i) with respect to any Lease Sweep Period, at such time as the borrower has reserved with the lender into the lease sweep reserve (or has delivered a letter of credit (satisfying criteria to be set forth in the 30 Hudson Yards Loan Combination documents) reasonably acceptable to the lender) an amount equal to $125 (or, if the only Lease Sweep Period is pursuant to clause (e) above, $50 or, if the only Lease Sweep Period is pursuant to clause (c) above, $87) per rentable square foot of the applicable lease sweep, (ii) in the case of a Lease Sweep Period under clause (a), (1) if the Major Tenant became subject to a bankruptcy proceeding, (A) the Major Lease has been assumed (but not assigned) by the Major Tenant without any negative material change in the economics, scope or duration of such Major Lease and a plan of reorganization has been confirmed as to the Major Tenant and the effective date of such plan of reorganization has occurred or (B) the assignment and assumption of the Major Lease by an unaffiliated third party assignee pursuant to an assignment approved in the bankruptcy proceeding by non-appealable court order and execution of a guaranty by a replacement guarantor; and (2) if the guarantor under the Major Lease became subject to a bankruptcy proceeding, (A) the Major Lease has remained in effect and no base rent default or material monetary or material non-monetary default has occurred and is continuing (other than a bankruptcy of the Major Tenant, provided in such case, clause (1) above will also apply), and a plan of reorganization has been confirmed as to the guarantor of the Major Lease and the effective date of such plan of reorganization has occurred (and, if applicable, clause (1)(B) above has been satisfied) or (B) the assignment and assumption of the Major Lease by an unaffiliated third party assignee pursuant to an assignment approved in the bankruptcy proceeding by non-appealable court order and execution of a guaranty by a replacement guarantor, (iii) in the case of a Lease Sweep Period under clause (b), a cure by the Major Tenant of the applicable default under its Major Lease, (iv) in the case of a Lease Sweep Period under clause (c), the Major Tenant is operating at least 800,000 rentable square feet of its leased premises (less contraction space that has been relet), which will include subleased space except during the last two years of the term of the 30 Hudson Yards Loan Combination or (v) in the case of a Lease Sweep Period under clauses (c) or (d), (x) the borrower’s re-leasing of the affected portion of the leased premises (or 95% of such affected portion if the contraction option has not been exercised by WarnerMedia tenant) pursuant to qualified leases and (y) the completion and payment in full of all tenant improvements, leasing commissions, leasing costs and other landlord obligations of an inducement nature with respect to such leases, all free and abated rent periods will have expired and full rent thereunder commenced (or either (A) sufficient reserves therefor have been escrowed with the lender or (B) the borrower has delivered a letter of credit to the lender (satisfying criteria in the 30 Hudson Yards Loan Combination documents) reasonably acceptable to the lender to secure the payment of such costs and free or abated rent).

“Major Lease” means the WarnerMedia lease, and any replacement lease covering all or substantially all of the space currently demised under the WarnerMedia lease (which, for this purpose, if the Contraction Option is exercised, will not include any tenant under a lease with respect to the Contraction Space.

“Major Tenant” will mean a tenant under a Major Lease.

■	Property Management. The 30 Hudson Yards Property is self-managed by WarnerMedia or its affiliate. If WarnerMedia is no longer managing the 30 Hudson Yards Property, the borrower is required to cause the 30 Hudson Yards Property to be managed by a property manager, subject to certain qualifications set forth in the 30 Hudson Yards Loan Combination documents.

LOAN #1: 30 hudson yards

■	Current Mezzanine or Secured Subordinate Indebtedness. The 30 Hudson Yards Loan Combination consists of 29 pari passu senior notes with an aggregate initial principal balance of $1,120,000,000 and three junior notes, with an aggregate initial principal balance of $310,000,000. Based on the total combined debt of $1,430,000,000, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	30 Hudson Yards Senior Notes	30 Hudson Yards Loan Combination
Cut-off Date Balance	$1,120,000,000	$1,430,000,000
Cut-off Date LTV Ratio	50.9%	65.0%
Maturity Date LTV Ratio	50.9%	65.0%
DSCR Based on Underwritten NCF	3.45x	2.51x
Debt Yield Based on Underwritten NOI	10.9%	8.5%

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	IDA / PILOT. The borrower leases the 30 Hudson Yards Property to the New York City Industrial Development Agency (the “Agency”) pursuant to a lease (the “Company Lease”), and the Agency subleases the 30 Hudson Yards Property back to the borrower (the “Agency Lease”) (the Company Lease and Agency Lease, collectively the “IDA Leases”). The benefits of this lease structure to the borrower are a mortgage recording tax exemption and real property tax abatements. As such, the borrower pays installment payments in lieu of real estate taxes as the rent under the Agency Lease (the “PILOT Payments”). In order for the PILOT Payments to achieve the same priority as would real estate tax payments (i.e., ahead of any mortgage or other lien), the borrower (with the Agency as holder of the leasehold under the Company Lease) provided mortgages in favor of the Hudson Yards Infrastructure Corporation, a not-for-profit local development corporation (“HYIC”) to secure the PILOT Payments (collectively, the “PILOT Mortgage”). The HYIC has issued Hudson Yards revenue bonds for which the PILOT Payments are used to repay the bondholders. The term of the IDA Leases runs to June 30, 2044 (such period, the “Initial Term”), with annual automatic extensions thereof for a term of one year, unless within 60 days preceding the expiration of the current term the Agency provides written notice of termination to the borrower (such date, the “Expiration Date”); provided that after the Initial Term the IDA Leases will automatically terminate within 60 days after the repayment in full or defeasance of any Hudson Yards revenue bonds issued by HYIC for which an assignment of the PILOT amount payable under the Agency Lease is used to repay the bondholders.

■	Terrorism Insurance. Terrorism coverage is provided by a stand-alone policy that provides coverage for terrorism in an amount equal to the full replacement cost of the 30 Hudson Yards Property, with limits of $5.5 billion per occurrence and in the aggregate, subject to a $100,000 deductible. Business interruption is provided for an actual loss sustained basis up to the full policy limit for a period of 36 months plus an additional 12-month extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #2: Kawa Mixed-USe Portfolio II

LOAN #2: Kawa Mixed-USe Portfolio II

LOAN #2: Kawa Mixed-USe Portfolio II

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	4	Loan Seller		CREFI
Location (City/State)(1)	Various	Cut-off Date Balance		$78,000,000
Property Type(1)	Various	Cut-off Date Balance per SF		$177.52
Size (SF)	439,375	Percentage of Initial Pool Balance		8.3%
Total Occupancy(2)	100.0%	Number of Related Mortgage Loans		2
Owned Occupancy(2)	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation(1)	Various / 2018	Mortgage Rate		3.37000%
Appraised Value(1)	$120,900,000	Original Term to Maturity (Months)		120
Appraisal Date(1)	Various	Original Amortization Term (Months)		NAP
Borrower Sponsor	Kawa Capital Partners LLC	Original Interest Only Period (Months)		120
Property Management(3)	CBRE, Inc. and Younger Partners Property Services, LLC	First Payment Date		12/6/2019
		Maturity Date		11/6/2029

Underwritten Revenues	$8,890,622
Underwritten Expenses	$1,181,445	Escrows(5)
Underwritten Net Operating Income (NOI)	$7,709,177		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,202,898	Taxes	$0	$22,603
Cut-off Date LTV Ratio(4)	64.5%	Insurance	$0	$0
Maturity Date LTV Ratio(4)	64.5%	Replacement Reserve	$0	$3,999
DSCR Based on Underwritten NOI / NCF	2.89x / 2.70x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.9% / 9.2%	Other(6)	$11,038,903	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$78,000,000	87.6%	Loan Payoff	$75,016,388	84.3%
Other Sources(7)	11,038,903	12.4	Upfront Reserves(7)	11,038,903	12.4
			Principal Equity Distribution	2,292,448	2.6
			Closing Costs	691,164	0.8
Total Sources	$89,038,903	100.0%	Total Uses	$89,038,903	100.0%

(1)	See “—The Mortgaged Properties” below.

(2)	Based on the underwritten rent rolls dated as of March 1, 2019 for the Flowserve Property (as defined below), April 1, 2019 for the Arrow Electronics Property (as defined below) and July 1, 2019 for the Caris Life Sciences Property (as defined below) and December 31, 2018 for the L3 Technologies Property (as defined below).

(3)	See “—Property Management” below.

(4)	Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated based on a combination of As-Is appraised values and As-Stabilized values. The Caris Life Sciences Property had an As-Is appraised value of $21,800,000 as of September 9, 2019 and a “Prospective Market Value Upon Stabilization” of $34,300,000 as of July 1, 2022. The Caris Life Sciences Property is 100.0% leased, but the tenant is scheduled to take occupancy in phases beginning in July 2020 and ending in July 2022. As such the appraisal determined a stabilization discount to account for downtime, free rent and tenant improvements. $11,038,903 was reserved for the items associated with the stabilization discount. Cut-off Date LTV Ratio and Maturity Date LTV Ratio are 64.5% when calculated based on the Prospective Market Value Upon Stabilization.

(5)	See ““—Escrows” below.

(6)	Other Upfront reserve represents $11,038,903 for Caris Life Sciences tenant improvement and free rent funds.

(7)	Other Sources represents the transfer of a $11,038,903 reserve for Caris Life Sciences tenant improvement and free rent funds from the prior debt on the Kawa Mixed-Use Portfolio II Properties. The $11,038,903 has been reserved for in connection with the origination of the Kawa Mixed-Use Portfolio II Loan.

■	The Mortgage Loan. The mortgage loan (the “Kawa Mixed-Use Portfolio II Loan”) is secured by a first mortgage encumbering the borrowers’ fee simple interest in a four-property office, mixed use and industrial portfolio located in Colorado, Texas, Massachusetts and Washington, comprising 439,375 SF of net rentable area (the “Kawa Mixed-Use Portfolio II Properties”). The Kawa Mixed-Use Portfolio II Loan had an original principal balance of $78,000,000, has a Cut-off Date Balance of $78,000,000 and represents approximately 8.3% of the Initial Pool Balance. The Kawa Mixed-Use Portfolio II Loan, which accrues interest at a fixed rate of 3.37000% per annum, was originated by CREFI on October 7, 2019. The proceeds of the Kawa Mixed-Use Portfolio II Loan were primarily used to refinance prior bridge debt totaling $74.8 million which was previously held on CREFI’s balance sheet, pay closing costs and return equity to the borrower sponsor. The aggregate purchase price for the four properties was approximately $115.9 million.

The Kawa Mixed-Use Portfolio II Loan has an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Kawa Mixed-Use Portfolio II Loan requires monthly payments of interest only for the term of the Kawa Mixed-Use Portfolio II Loan. The scheduled maturity date of the Kawa Mixed-Use Portfolio II Loan is the due date in November 2029. At any time after the second anniversary of the securitization closing date, the Kawa Mixed-Use Portfolio II Loan may be (i) defeased with certain “government securities” as permitted under the Kawa Mixed-Use Portfolio II Loan documents, or (ii) prepaid with payment of a yield maintenance premium no less than 1% of the amount to be prepaid. Voluntary prepayment of the Kawa Mixed-Use Portfolio II Loan is permitted on or after the due date occurring in August 2029 without payment of any prepayment premium.

LOAN #2: Kawa Mixed-USe Portfolio II

■	The Mortgaged Properties. The Kawa Mixed-Use Portfolio II Properties are comprised of 439,375 SF of office, laboratory, industrial and manufacturing space across four locations in Colorado, Texas, Massachusetts and Washington.

Portfolio Summary(1)

Property Name	Year Built / Renovated	SF	Allocated Loan Cut-off Date Balance	% Allocated Loan Original Balance	Appraisal Date	Appraised Value	% Appraised Value	UW NCF	% of UW NCF
Arrow Electronics	2000 / NAP	128,500	$28,500,000	36.5%	09/06/2019	$40,700,000	37.5%	$2,342,841	32.5%
Caris Life Sciences	2018 / NAP	114,500	21,900,000	28.1	09/09/2019	21,800,000(2)	20.1	1,940,570	26.9
L3 Technologies	1986 / 2018	140,000	18,300,000	23.5	09/09/2019	31,900,000	29.4	2,072,389	28.8
Flowserve	2018 / NAP	56,375	9,300,000	11.9	09/06/2019	14,000,000	12.9	847,097	11.8
Total / Wtd. Avg.		439,375	$78,000,000	100.0%		$108,400,000	100.0%	$7,202,898	100.0%

(1)	Based on the underwritten rent rolls dated as of April 1, 2019 for the Arrow Electronics Property, July 1, 2019 for the Caris Life Sciences Property, March 1, 2019 for the Flowserve Property and December 31, 2018 for the L3 Technologies Property included in the Kawa Mixed-Use Portfolio II Loan documents.

(2)	The Caris Life Sciences Property also had a “Prospective Market Value Upon Stabilization” of $34,300,000 as of July 1, 2022 and a “Hypothetical Market Value As Dark” of $24,400,000 as of September 9, 2019.

Arrow Electronics

Arrow Electronics is the largest property based on the allocated loan amount and is a four-story, Class A, single-tenant office building totaling 128,500 SF, located at 9201 East Dry Creek Road in Centennial, Colorado (the “Arrow Electronics Property”). The improvements were constructed in 2000 and are situated on a 9.09-acre site. The Arrow Electronics Property is located approximately 15 miles southeast of downtown Denver in an area that provides office space within several business parks. The Arrow Electronics Property’s average floor size is 32,125 SF with the first floor having a variety of uses including the lobby, a 1,500 SF fitness center with an exercise classroom operated by Elevation Fitness, a 2,500 SF full service kitchen operated by Aramark Services, a cafeteria with an outdoor wrap-around patio, conference training rooms, and a mail room. Floors two through four consist of office space for the tenant with executive offices located on the west wing of the fourth floor. Each of floor two, three, and four, also includes a full kitchenette. The Arrow Electronics Property has an parking lot that provides a ratio of 4.07 spaces per 1,000 SF. In addition, the Arrow Electronics Property has three electric car charging stations and three 3,000-pound elevators, which were recently upgraded in March 2019.

The Arrow Electronics Property is 100.0% leased to Arrow Electronics, Inc. (NYSE: ARW), a global provider of products, services, and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow Electronics, Inc. (Moody’s: Baa3; S&P: BBB-; Fitch: BBB-) was founded in 1935 and has a worldwide customer base that consists of original equipment manufacturers, value-added resellers, managed service providers, contract manufacturers and other commercial customers. The company has two business segments, the global components business and the global enterprise computing solutions business. Arrow Electronics, Inc. has occupied 100% of the property since June 2014 and signed a fifteen-year extension in 2017 that will expire in March 2033. The extension includes two, five-year renewal options. In addition, Arrow Electronics, Inc. leased 100.0% of the building located across the street at 9151 East Panorama Circle.

Caris Life Sciences

Caris Life Sciences is the second largest property based on the allocated loan amount and is a two-story Class A, single-tenant office building totaling 114,500 SF, located at 3600 West Royal Lane in Irving, Texas on an 8.5 acre site (the “Caris Life Sciences Property”). The Caris Life Sciences Property features 652 surface parking spaces at 5.7 spaces per 1,000 SF of NRA. The improvements feature reinforced concrete foundation with concrete and glass exterior frame. Roofing is flat with tempered glass windows.

The Caris Life Sciences Property is 100.0% leased to Caris Life Sciences and serves as the company’s global headquarters. Caris Life Sciences is a global leader in precision oncology and molecular intelligence. Caris Life Sciences executed a 15-year lease in three phases beginning in July 2020 with Phase II and Phase III set to commence in July 2021 and July 2022, respectively. The lease includes 2.0% annual rent increases as well as two, five-year renewal options. Caris Life Sciences relocated to the property from its existing 26,000 SF facility, which is located nearby along West John Carpenter Freeway.

LOAN #2: Kawa Mixed-USe Portfolio II

L3 Technologies

L3 Technologies is the third largest property based on the allocated loan amount and is a single-tenant, two-story Class B office building totaling 140,000 SF, located at 1 Radcliff Road in Tewksbury, Massachusetts approximately 1.5 miles from Interstate 495 (the “L3 Technologies Property”). The improvements were constructed in 1986 renovated in 2018, and are situated on a 16.87-acre site. The L3 Technologies Property is located in a Defense/Biotech corridor with neighboring tenants such as Raytheon Company (NYSE: RTN), Thermo Fisher (NYSE: TMO), and IDEX Biometrics (NYSE: IDAXF). The L3 Technologies Property recently underwent a complete reconstruction in 2018 to make it a competitive office property. The renovations included complete demolition and reconstruction of the lobby, entry, café, office, meeting, and gathering areas, lighting, ceiling, bathroom, and new HVAC.

The L3 Technologies Property is 100% leased to a credit tenant, L3 Technologies, Inc. (“L3 Technologies”) with a lease that commenced on October 7, 2018 and will expire on April 30, 2029. The triple net lease includes 2.5% annual rent increases and two, five-year renewal options. Founded in 1997 and headquartered in New York, New York, L3 Technologies Inc. (Moody’s: Baa3; S&P: BBB; Fitch: BBB), the sixth largest aerospace and defense contractor, provides advanced defense and commercial technologies. L3 Technologies has a presence in eleven countries with over 50,000 employees. Some of its biggest customers include the U.S. Department of Defense, U.S. Department of Homeland Security, U.S. intelligence agencies, NASA, aerospace contractors, commercial telecommunications, and wireless customers.

Flowserve

Flowserve is the fourth largest property based on the allocated loan amount and is a single-story, Class A, single-tenant, industrial building totaling 56,375 SF, located at 7075 South 5th Street in Ridgefield, Washington (the “Flowserve Property”). The improvements were completed in March of 2018 as a built-to-suit for Flowserve US, Inc. and are situated on a 3.93 acre-site. The Flowserve Property is utilized as manufacturing (85% of NRA) and office space (15% of NRA). The Flowserve Property has an asphalt paved parking lot that provides a ratio of 1.53 spaces per 1,000 SF.

The Flowserve Property is 100.0% leased to Flowserve US, Inc. the obligations of which are guaranteed by the tenant’s parent company, Flowserve Corporation (“Flowserve”) (NYSE: FLS) (Moody’s: Baa3; S&P: BBB-; Fitch: BBB-). The Flowserve lease commenced on April 1, 2018 and will expire on October 31, 2033. The lease includes 1.75% annual rent increases, with two, five-year renewal options. Flowserve designs, manufactures, distributes, and services industrial and environmental flow management equipment for over 10,000 international companies. Flowserve operates through three segments, Engineered Product Division (EPD), Flow Control Division (FCD), and Industrial Product Division (IPD). The Flowserve Property’s tenant is part of the IPD segment, which provides pre-configured industrial pumps and systems, manufactures replacement parts and related equipment, and also offers support services. Flowserve relocated to the Flowserve Property from its 18,000 SF facility in Vancouver, Washington (10 miles south) where it had been since the 1970s. Flowserve reported total revenues of $3.83 billion, total assets of $4.62 billion, and net income of $119.7 million for the fiscal year ending December 31, 2018.

LOAN #2: Kawa Mixed-USe Portfolio II

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Kawa Mixed-Use Portfolio II Properties:

Largest Owned Tenants by Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Arrow Electronics (4)	BBB- / Baa3 / BBB-	128,500	29.2%	$2,655,083	32.5%	$20.66	3/31/2033	2, 5-year options
L3 Technologies, Inc.	BBB / Baa3 / BBB	140,000	31.9	2,352,710	28.8	$16.81	4/30/2029	2, 5-year options
Caris Life Sciences(5)		114,500	26.1	2,232,750	27.3	$19.50	6/30/2035	2, 5-year options
Caris MPI, Inc. PH1		57,250	13.0	1,116,375	13.7	$19.50	6/30/2035
Caris MPI, Inc. PH2		28,625	6.5	558,188	6.8	$19.50	6/30/2035
Caris MPI, Inc. PH3		28,625	6.5	558,188	6.8	$19.50	6/30/2035
Flowserve US, Inc.	BBB- / Baa3 / BBB-	56,375	12.8	936,562	11.5	$16.61	10/31/2033	2, 5-year options
Largest Owned Tenants		439,375	100.0%	$8,177,105	100.0%	$18.61
Vacant		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		439,375	100.0%	$8,177,105	100.0%	$18.61

(1)	Based on the underwritten rent rolls dated as of April 1, 2019 for the Arrow Electronics Property, July 1, 2019 for the Caris Life Sciences Property, March 1, 2019 for the Flowserve Property and December 2018 for the L3 Technologies Property.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $554,408 in contractual rent steps through October 2020.

(4)	The lease contains a one-time termination option that is effective on March 31, 2030 and subject to one years’ written notice and an approximately $4.54 million ($35 per SF) fee, which represents the cost of unamortized TI/LC prior abated rent and operating expense reimbursements, based on such costs being amortized on a straight-line basis at 6.0% over the lease term. The termination fee represents 1.5 years’ of the then-current rent or approximately 1.7 years’ of debt service.

(5)	Caris Life Science’s base rent will commence in three phases with the first phase beginning in July 2020 (57,250 SF), second phase in July 2021 (28,625 SF) and third phase in July 2022 (28,625 SF). The lease end date will be June 30, 2035 across all three phases.

The following table presents certain information relating to the lease rollover schedule at the Kawa Mixed-Use Portfolio II Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	140,000	31.9	31.9%	2,352,710	28.8	$16.81	1
2030 & Thereafter	299,375	68.1	100.0%	5,824,394	71.2	$19.46	3
Vacant	0	0.0	0.0%	0	0.0	$0.0	0
Total / Wtd. Avg.	439,375	100.0%		$8,177,105	100.0%	$18.61	4

(1)	Calculated based on the approximate square footage occupied by each collateral tenant

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $554,408 in contractual rent steps through October 2020.

The following table presents certain information relating to historical leasing at the Kawa Mixed-Use Portfolio II Properties:

Historical Leased %(1)

Property	2015	2016	2017	2018	2019
Arrow Electronics Property	100.0%	100.0%	100.0%	100.0%	100.0%
Caris Life Sciences Property(2)	NAP	NAP	NAP	NAP	100.0%
L3 Technologies, Property (3)	NAP	NAP	NAP	100.0%	100.0%
Flowserve Property (3)	NAP	NAP	NAP	100.0%	100.0%

(1)	Historical occupancies are as of December 31 of each respective year.

(2)	For the tenant Caris Life Sciences, the lease is expected to commence in July 2020.

(3)	The leases commenced in 2018.

LOAN #2: Kawa Mixed-USe Portfolio II

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Kawa Mixed-Use Portfolio II Properties:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent(3)	$7,622,697	$17.35
Contractual Rent Steps(4)	554,408	1.26
Potential Income from Vacant Space	0	0.00
Reimbursements	1,181,445	2.69
Total Gross Potential Income	$9,358,550	$21.30
Economic Vacancy & Credit Loss(6)	(467,927)	(1.06)
Effective Gross Income	$8,890,622	$20.23

Real Estate Taxes(5)	$446,895	$1.02
Insurance	126,492	0.29
Management Fee	266,719	0.61
Other Operating Expenses	341,339	0.78
Total Operating Expenses	$1,181,445	$2.69

Net Operating Income	$7,709,177	$17.55
Replacement Reserves	47,983	0.11
TI/LC	458,296	1.04
Net Cash Flow	$7,202,898	$16.39

Occupancy	95.0%(6)
NOI Debt Yield(7)	9.9%
NCF DSCR(7)	2.70x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	The Kawa Mixed-Use Portfolio II Properties are under triple net leases and were recently built and/ or renovated, therefore no historical operating statements are available.

(3)	Underwritten Base Rent is based on the underwritten rent rolls dated as of April 1, 2019 for the Arrow Electronics Property, July 1, 2019 for the Caris Life Sciences Property, March 1, 2019 for the Flowserve Property and December 31, 2018 for the L3 Technologies Property.
(4)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $554,408 in contractual rent steps through October 2020.

(5)	Real Estate Taxes consists of $0 for the Arrow Electronics and the L3 Technologies Properties, $378,375 for the Caris Life Sciences Property, and $68,520 for the Flowserve Property.

(6)	Underwritten occupancy represents the economic occupancy of 95.0%.

(7)	Metrics are calculated based on the Kawa Mixed-Use Portfolio II Loan.

■	Appraisal. According to the appraisal, the Kawa Mixed-Use Portfolio II Properties had an aggregate “as-is” appraised value of $108,400,000 as of dates ranging from September 6 through September 9, 2019.

Property	Appraisal Approach	Value	Discount Rate	Capitalization Rate
Arrow Electronics	Direct Capitalization Approach	$40,700,000	N/A	5.75%
	Yield Capitalization Approach(1)	NAP	NAP	NAP
Caris Life Sciences(2)	Direct Capitalization Approach	$22,200,000	N/A	6.25%
	Yield Capitalization Approach(1)	$21,800,000	7.25%	6.75% (1)
L3 Technologies	Direct Capitalization Approach	$31,900,000	N/A	6.75%
	Yield Capitalization Approach(1)	NAP	NAP	NAP
Flowserve	Direct Capitalization Approach	$14,000,000	N/A	6.25%
	Yield Capitalization Approach(1)	$14,000,000	7.25%	6.75% (1)

(1)	Represents the terminal cap rate.

(2)	The Caris Life Sciences Property is 100.0% leased, but the tenant is scheduled to take occupancy in phases beginning in July 2020 and ending in July 2022. As such the appraiser determined a stabilization discount to account for downtime, free rent and tenant improvements. $11,038,903 was reserved for the items associated with the stabilization discount. The Caris Life Sciences Property had a “Prospective Market Value Upon Stabilization” of $34,300,000 as of July 1, 2022 and a “Hypothetical Market Value As Dark” of $24,400,000 as of September 9, 2019.

■	Environmental Matters. According to the Phase I environmental reports, dated from March 25, 2019 through June 17, 2019, there are no recognized environmental conditions or recommendations for further action at the Kawa Mixed-Use Portfolio II Properties other than to continue the implementation of the existing asbestos operations and maintenance plans at the L3 Technologies Property.

LOAN #2: Kawa Mixed-USe Portfolio II

■	Market Overview and Competition.

Arrow Electronics

The Arrow Electronics Property is located 1.8 miles south of the Arapahoe station on the Southeast Corridor light rail within Centennial, Colorado in the southern portion of the Denver-Aurora-Lakewood metro area (Denver Metro MSA). The subject neighborhood is bounded by East Arapahoe Road to the north, South Quebec Street to the east, Interstate-25 to the west and East Dry Creek Road to the south. Primary access is from Interstate-25, a major north/south arterial through the State of Colorado that connects many of the major cities along the Front Range, including Fort Collins, Denver and Colorado Springs. Secondary east/west routes include East Arapahoe Road, East Dry Creek Road, both of which have interchanges with Interstate-25, and South Yosemite Street running north/south, parallel to Interstate-25.

Public transportation is provided by the Regional Transportation District (RTD) which operates a bus and light rail system throughout the Denver metro area. North of the Arrow Electronics Property, Greenwood Village, Greenwood Plaza, and Centennial form a continuous stretch of business parks and suburban offices known as the Denver Tech Center (DTC). Another major employment center is the Inverness Business Park located just east of the subject on the east side of I-25 between East Dry Creek Road and County Line Road. The Inverness Business Park also contains the heaviest concentrations of retail business can be found closest to I-25 along Arapahoe Road approximately 2 miles to the north of the subject. The Park Meadows Mall is located at C-470 and I-25 and is a large employer. The Arrow Electronics Property is located in the Panorama/Highland Park submarket of the Denver market. According to a third party report, as of the end of the second quarter of 2019, the Denver office market had an inventory of 176.3 million SF with a vacancy rate of 10%. A total of 350,936 SF of space has been constructed in the submarket. The asking rental rate in the market is $23.84 per SF, an increase from $23.68 per SF as of the previous quarter. The Panorama/Highland Park submarket had an inventory of 3.8 million SF with a vacancy rate of 9.3%. The asking rental rate in the submarket is $22.13 per SF, an increase from $22.07 per SF as of the previous quarter. The appraisal identified eight comparable triple net leases for office space with rents ranging from $16.00 per SF to $23.45 per SF and an average of $20.02 per SF. The appraisal’s concluded market rent for the office space at the Arrow Electronics Property is $19.25 per SF.

Caris Life Sciences

The Caris Life Sciences Property is located in the city of Irving, Texas, which is part of the DFW Freeport/Coppell submarket. The subject neighborhood is bounded by Interstate Highway 635 to the north, Dallas Fort Wort International Airport to the south, State Highway 161 to the east and Dallas Fort Worth International Airport to the west. Primary access to the subject neighborhood is provided by Interstate Highway 635, State Highway 114, and State Highway 121. The commute to the Dallas Business District from the Caris Life Sciences Property is about twenty minutes and the drive to Dallas-Fort Worth International Airport is about five to ten minutes. The Caris Life Sciences Property is in the DFW Freeport/Coppell submarket of the Dallas metro statistical area. According to a third party report as of the second quarter of 2019, the Dallas metropolitan statistical area had an inventory of 388.6 million SF with a vacancy rate of 14.9%. A total of 1,611,049 SF of space have been completed in the market. The asking rental rate in the market is $21.14 per SF, an increase from $21.04 per SF over the previous quarter. The DFW Freeport/Coppell submarket had an inventory of 15.4 million SF with a vacancy rate of 12.4%. A total of 258,300 SF of space have been constructed in the submarket. The asking rental rate in the submarket is $19.58 per SF, an increase from $19.54 per SF over the previous quarter. The appraisal identified five comparable absolute net and triple net leases for office space with rents ranging from $18.00 per SF to $22.50 per SF and an average of $19.80 per SF. The appraisal’s concluded market rent for the office space at the Caris Life Sciences Property is $20.00 per SF.

L3 Technologies

The L3 Technologies Property is located in Tewsbury, Massachusetts, approximately 1.2 miles from Interstate-495 and 5 miles west of Interstate-93. The subject neighborhood is bounded by New Hampshire to the north, the North Route 128 submarket to the south, the Atlantic Ocean to the east and the West 495 submarket to the west. The nearest commuter rail station is located approximately 5 miles from the subject in Lowell, Massachusetts. The L3 Technologies Property is located in the North I-495 Submarket. The North I-495 submarket had an inventory of 18.8 million SF with a vacancy rate of 19.7%. Absorption in the second quarter of 2019 was 43,677 SF and year-to-date net absorption is positive 11,467 SF. In the submarket, the Class A asking rate is $22.42 per SF and the average Class B asking rate is $18.23 per SF. The asking rental rate in the submarket is $20.28 per SF. The appraisal identified five comparable triple net and modified gross leases of office space with rents ranging from $12.25 per SF to $20.00 per SF and an average of $15.99 per SF. The appraisal’s concluded market rent for the office space at the L3 Technologies Property is $15.25 per SF.

LOAN #2: Kawa Mixed-USe Portfolio II

Flowserve

The Flowserve Property is located in the east area of Ridgefield, Washington. The subject neighborhood is bounded by Northwest 289th street to the north, Williams Road to the south, North 85th Avenue to the east and Lake River to the west. Primary access to the Flowserve Property is provided by Interstate 5 the main north-south interstate on the West Coast connecting Portland, Oregon; Seattle Washington; and San Diego, California. The commute to Downtown Portland from the Flowserve Property is about 35 minutes and the drive to the Portland International Airport is about 25 minutes. The Flowserve Property is located in the Clark County submarket of the Portland metro statistical area. According to a “Costar” third party report, as of the second quarter of 2019, the Portland metropolitan statistical retail market had an inventory of 208.5 million SF with a vacancy rate of 3.7%. A total of 253,638 SF of space have been completed in the market. The asking rental rate in the market is $8.52 per SF, an increase from $7.93 per SF as of the previous quarter. The Clark County submarket had an inventory of 22.5 million SF with a vacancy rate of 2.0%. A total of 42,750 SF of space have been completed in the submarket. The asking rental rate in the submarket is $7.55 per SF, an increase from $6.67 per SF as of the previous quarter. The appraisal identified five comparable triple net leases for office space with rents ranging from $10.06 per SF to $15.50 per SF and an average of $13.22 per SF. The appraisal’s concluded market rent for the office space at the Flowserve Property is $15.50 per SF.

■	The Borrowers. The borrowers are KCP NNN II Leasehold 1, LLC, KCP NNN II Fee Owner 2, LLC, KCP NNN II Fee Owner 3, LLC and KCP NNN II Leasehold 4, LLC, each a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Kawa Mixed-Use Portfolio II Loan. Kawa Capital Partners LLC, a Florida limited liability company which operates as Kawa Capital Management, is the non-recourse carve-out guarantor for the Kawa Mixed-Use Portfolio II Loan. Kawa Capital Management is an independent asset management firm founded in 2007 and headquartered in Aventura, Florida with over $1.0 billion of assets under management.

■	Escrows.

Taxes. With respect to the L3 Technologies Property and the Flowserve Property, each borrower is required to pay on each payment date during any Tax Trigger Period (as defined below) applicable to such borrower, one-twelfth of an amount which would be sufficient to pay the taxes payable during the next ensuing twelve (12) months assuming that said taxes are to be paid in full on the tax payment date as defined in the Kawa Mixed-Use Portfolio II Loan documents (initially estimated to be $22,603, collectively). The monthly tax escrow with respect to the Arrow Electronics Property and the Caris Life Sciences Property was waived at origination of the Kawa Mixed-Use Portfolio II Loan.

A “Tax Trigger Period” means, with respect to each Kawa Mixed-Use Portfolio II Property, each payment date during any period when either of the following conditions exist: (i) a Trigger Period is then continuing or (ii) (A) the related Specified Tenant (as defined below) of such Kawa Mixed-Use Portfolio II Property has (not timely paid the taxes directly to the appropriate taxing authority or (B) neither the borrowers nor such Specified Tenant has provided evidence of such payment to the lender.

A “Specified Tenant” means, as applicable, each of (a)(i) the L3 Specified Tenant, (ii) the Flowserve Specified Tenant, (iii) the Arrow Specified Tenant, (iv) the Caris Specified Tenant, (each of the foregoing is an “Initial Specified Tenant”) or (v) any parent or affiliate thereof providing credit support under any lease with Initial Specified Tenant or a guaranty under any lease with any Initial Specified Tenant or (b) any tenant under a qualified replacement lease approved in accordance with the loan documents or any parent or affiliate thereof providing credit support under any qualified replacement lease or a guaranty under any qualified replacement lease.

Insurance. Each borrower is required to pay on each payment date at the option of the lender, during any Insurance Trigger Period, if the liability or casualty insurance policy maintained by such borrower covering the Kawa Mixed-Use Portfolio II Property does not constitute an approved blanket or umbrella policy, one-twelfth of an amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage afforded by the policies upon the expiration thereof, or the lender will require the related borrower to obtain a separate policy.

An “Insurance Trigger Period” means, with respect to each Kawa Mixed-Use Portfolio II Property, each payment date during any period when either of the following conditions exist: (i) a Trigger Period is then continuing or (ii) (A) the Specified Tenant of such Kawa Mixed-Use Portfolio II Property has not timely paid the insurance premiums for the

LOAN #2: Kawa Mixed-USe Portfolio II

policies required by the Kawa Mixed-Use Portfolio II Loan documents applicable to such Kawa Mixed-Use Portfolio II Property or (B) neither the borrowers nor such Specified Tenant has provided evidence of such payment to the lender.

Replacement Reserves. On each payment date during the continuance of a Replacement Reserve Trigger Period with respect to a Kawa Mixed-Use Portfolio II Property, the applicable borrower will deposit with the lender an amount equal to the applicable replacement reserve monthly deposit for such borrower’s applicable Kawa Mixed-Use Portfolio II Property to pay the costs of replacements at the applicable Kawa Mixed-Use Portfolio II Property. The occurrence of a Replacement Reserve Trigger Period with respect to any Kawa Mixed-Use Portfolio II Property will not, in and of itself, constitute a Replacement Reserve Trigger Period with respect to any other Kawa Mixed-Use Portfolio II Property unless the events that constitute the Replacement Reserve Trigger Period also simultaneously apply to another Kawa Mixed-Use Portfolio II Property.

A “Replacement Reserve Trigger Period” means, with respect to any Kawa Mixed-Use Portfolio II Property, each payment date during any period when any of the following conditions exist: (i) a Trigger Period is then continuing, or (ii) the Specified Tenant has not performed the replacements with respect to the applicable Kawa Mixed-Use Portfolio II Property, or (iii) neither the borrower nor such Specified Tenant provided evidence of such performance to the lender.

Arrow TI Reserve. Upon the commencement of the Arrow TI Reserve Period, the borrowers are required to deposit into an eligible account the sum of $1,285,000 representing amounts due to the Arrow Specified Tenant under the Arrow specified tenant lease for tenant improvements at the Arrow Electronics Property that may be incurred following the origination date of the Kawa Mixed-Use Portfolio II Loan.

Arrow Bridge Reserve Funds. If the specified tenant at the Arrow Electronics Property delivers to the borrowers notice of its intention to construct the pedestrian bridge in accordance with and as defined in the Arrow Electronics lease, the borrowers will be required to deliver into an eligible account, an amount equal to $5,000,000 representing the Pedestrian Bridge TI Allowance under and as defined in the Arrow Electronics lease.

Caris Tenant Improvement and Free Rent Funds. On the origination date, the borrowers delivered into an eligible account the sum of $11,038,903, such amount comprised of the following: (i) $6,940,000, representing amounts due to the Caris Specified Tenant under the Caris Specified Tenant lease for tenant improvements that may be incurred following the date of the Kawa Mixed-Use Portfolio II Loan Agreement; (ii) $3,360,289 representing free rent due to the Caris Specified Tenant under the Caris Specified Tenant lease, (iii) $702,399, representing leasing commission due to ESRP Advisory Dallas LLC; and (iv) $36,215 representing an operating expense credit of $417 per day from October 9, 2019, through and including January 1, 2020.

LOAN #2: Kawa Mixed-USe Portfolio II

A “Trigger Period” means a period (A) commencing upon: (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio falling below 1.25 to 1.00, (iii) any Specified Tenant Bankruptcy Event, (iv) any termination or cancellation of the Specified Tenant lease (including, without limitation, rejection in any Specified Tenant Bankruptcy Event) and/or a Specified Tenant lease failing to otherwise be in full force and effect, (v) a Specified Tenant being in monetary or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (vi) a Specified Tenant (x) failing to be in actual, physical possession of any portion of the applicable Specified Tenant space in excess of 20.0% of its demised space under the applicable Specified Tenant lease (the balance of which is to herein as the “Applicable Tenant Space”) other than (I) any space subleased to a third party as of the closing date and (II) any space which the applicable Specified Tenant is not yet required to assume occupancy of pursuant to the terms of the applicable Specified Tenant lease (including any work letters entered into in connection thereto), (y) giving notice that it is terminating its lease for all or any portion of the Applicable Tenant Space, or (z) with respect to the L3 Specified Tenant only, failing to provide notice of its intent to renew the L3 Specified Tenant lease at least twelve (12) months prior to the expiration date thereof, (vii) the occurrence, and continuance, of an L3 Trigger Period (as defined below), (viii) the occurrence, and continuance, of a Flowserve Trigger Period (as defined below), (ix) the occurrence, and continuance, of an Arrow Trigger Period (as defined below), (x) the occurrence, and continuance, of a Caris Trigger Period (as defined below), or (xi) at the lender’s election, if the borrowers fail to deposit the entire Arrow TI Reserve amount into the Arrow TI Reserve account; and (B) terminating upon, as applicable: (i) with respect to the Trigger Event described in clause (A)(i) above, the date that the applicable event of default has been cured, (ii) with respect to the Trigger Event described in clause (A)(ii), the date that the debt service coverage ratio is equal to or greater than 1.30 to 1.00 for two consecutive calendar quarters, (iii) with respect to the Trigger Event described in clause (A)(iii), the applicable Specified Tenant affirming its Specified Tenant lease in the applicable Specified Tenant Bankruptcy Event proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (iv) with respect to the Trigger Event described in clause (A)(iv), the applicable Specified Tenant being in actual, physical possession of the Applicable Tenant Space (and the lender receiving evidence thereof) or affirming its Specified Tenant lease in the applicable Specified Tenant Bankruptcy Event proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction or, as applicable, rescinding any termination or cancellation such that the applicable Specified Tenant lease has not been cancelled or terminated, (v) with respect to the Trigger Event described in clause (A)(v), the lender’s receipt of satisfactory evidence that the default under the applicable Specified Tenant lease has been cured, (vi) with respect to the Trigger Event described in clause (A)(vi)(x), the Specified Tenant’s actual, physical occupancy of the Applicable Tenant Space (and the lender receiving evidence thereof); (vii) with respect to the Trigger Event described in clause (A)(vi)(y), the applicable Specified Tenant’s revocation or rescission of all termination or cancellation notices with respect to the applicable Specified Tenant lease and re-affirmation of the applicable Specified Tenant lease as being in full force and effect, (viii) with respect to the Trigger Event described in clause (A)(vii), the date of the cessation of the L3 Trigger Period, (ix) with respect to the Trigger Event described in clause (A)(viii), the date of the cessation of the Flowserve Trigger Period, (x) with respect to the Trigger Event described in clause (A)(ix), the date of the cessation of the Arrow Trigger Period, (xi) with respect to the Trigger Event described in clause (A)(x), the date of the cessation of the Caris Trigger Period, and (xii) with respect to the Trigger Event described in clause (A)(xi), the date that the entire Arrow TI Reserve amount has been deposited in the Arrow TI Reserve account.

Notwithstanding the foregoing, a Trigger Period will not be deemed to cease in the event any other triggering event is then ongoing. In addition, with respect to a Trigger Event described in clause (A)(iii), (A)(iv) or (A)(vi), such Trigger Event will terminate on the date the Specified Tenant(s) under the qualified replacement lease have accepted possession of the premises demised thereunder and are in occupancy thereof and are paying full unabated rent, or if not paying full unabated rent, that there are no conditions to any such Specified Tenant’s obligations to pay full rent other than any free rent period, the amount of which is reserved with the lender.

A “Specified Tenant Bankruptcy Event” means the occurrence of any one or more of the following with regard to a Specified Tenant: (i) such Specified Tenant commencing any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution of it or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets (except if requested by the lender); (ii) such Specified Tenant making a general assignment for the benefit of its creditors (except to the lender); or (iii) an involuntary petition being filed against such Specified Tenant under the Bankruptcy Code or any other Creditors Rights Laws, or any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of such Specified Tenant’s assets.

LOAN #2: Kawa Mixed-USe Portfolio II

An “L3 Specified Tenant” means as applicable, (i) L3 Technologies, (ii) any other lessee(s) of all or a portion of the L3 Specified Tenant space pursuant to any lease which, individually or when aggregated with all other leases at the L3 Technologies Property with the same tenant or its affiliate, either (A) accounts for ten percent (10.0%) or more of the total rental income for the L3 Technologies Property, or (B) demises ten percent (10.0%) or more of the L3 Technologies Property’s gross leasable area, and (iii) any guarantor(s) of the applicable related L3 Specified Tenant leases.

An “L3 Trigger Period” means a period either: (A) to the extent that L3 Technologies (or its parent) has rated debt, (i) commencing upon: (a) to the extent the rated debt has a rating from Moody’s, the date that such rated debt has a rating which is three levels lower than the rated debt as of the origination date; (b) to the extent the rated debt has a rating from S&P, the date that such rated debt which is three levels lower than the rated debt as of the origination date; (c) to the extent the rated debt has a rating from Fitch, the date that such rated debt which is three levels lower than the rated debt as of the origination date; or (d) the date that a Simultaneous Rated Debt Event occurs and L3 Technologies (or its parent) is one of the Affected Specified Tenants; and (ii) terminating upon: (a) to the extent such rated debt is rated by Moody’s, the date that such rated debt has an investment grade rating; (b) to the extent such rated debt is rated by S&P, the date that such rated debt has an investment grade rating; (c) to the extent such rated debt is rated by Fitch, the date that such rated debt has an investment grade rating; and (d) the date that a Simultaneous Rated Debt Event ceases as to L3 Technologies (or its parent); or (B) solely to the extent that L3 Technologies (and its parent) does not have rated debt outstanding at any time, (i) commencing upon the date that L3 Technologies’ (or its parent’s to the extent that L3 Technologies does not publicly report financial information) net debt to EBITDA Ratio is greater than 3.00 to 1.00; and (ii) terminating on the date that L3 Technologies’ (or its parent’s to the extent that L3 Technologies does not publicly report financial information) net debt to EBITDA ratio is equal to or less than 3.00 to 1.00 for two consecutive quarters.

A “Flowserve Trigger Period” means a period either: (A) to the extent that Flowserve has rated debt, (i) commencing upon: (a) to the extent the rated debt has a rating from Moody’s, the date that such rated debt has a rating which is three levels lower than the rated debt as of the origination date; (b) to the extent the rated debt has a rating from S&P, the date that such rated debt has a rating which is three levels lower than the rated debt as of the origination date; or (c) to the extent the rated debt has a rating from Fitch, the date that such rated debt has a rating which is three levels lower than the rated debt as of the origination date; or (d) the date that a Simultaneous Rated Debt Event occurs and Flowserve is one of the Affected Specified Tenants; and (ii) terminating upon: (a) to the extent such rated debt is rated by Moody’s, the date that such rated debt has an investment grade rating; (b) to the extent such rated debt is rated by S&P, the date that such rated debt has an investment grade rating; (c) to the extent such rated debt is rated by Fitch, the date that such rated debt has an investment grade rating; and (d) the date that a Simultaneous Rated Debt Event ceases as to Flowserve; or (B) solely to the extent that Flowserve does not have rated debt outstanding at any time, (i) commencing upon the date that Flowserve’s net debt to EBITDA ratio is greater than 3.00 to 1.00; and (ii) terminating on the date that Flowserve’s net debt to EBITDA ratio is equal to or less than 3.00 to 1.00 for two consecutive quarters.

An “Arrow Trigger Period” means a period either: (A) to the extent that Arrow Electronics has rated debt, (i) commencing upon: (a) to the extent the rated debt has a rating from Moody’s, the date that such rated debt has a rating which is three levels lower than the rated debt as of the origination date; (b) to the extent the rated debt has a rating from S&P, the date that such rated debt has a rating which is three levels lower than the rated debt as of the origination date; (c) to the extent the rated debt has a rating from Fitch, the date that such rated debt has a rating which is three levels lower than the rated debt as of the origination date; or (d) the date that a Simultaneous Rated Debt Event occurs and Arrow Electronics is one of the Affected Specified Tenants and (ii) terminating upon: (a) to the extent such rated debt is rated by Moody’s, the date that such rated debt has an investment grade rating; (b) to the extent such rated debt is rated by S&P, the date that such rated debt has an investment grade rating; (c) to the extent such rated debt is rated by Fitch, the date that such rated debt has an investment grade rating; and (d) the date that a Simultaneous Rated Debt Event ceases as to Arrow Electronics; or (B) solely to the extent that Arrow Electronics does not have rated debt outstanding at any time, (i) commencing upon the date that Arrow Electronics’ net debt to EBITDA ratio is greater than 3.00 to 1.00; and (ii) terminating on the date that Arrow Electronics’ net debt to EBITDA ratio is equal to or less than 3.00 to 1.00 for two consecutive quarters.

An “Arrow TI Reserve Period” means the period (a) commencing on the date that is one year prior to the date on which the Arrow Leasing Costs are first due and payable to the Arrow Specified Tenant under the Arrow Specified Tenant lease and (b) terminating on the date that the entire Arrow TI Reserve amount has been disbursed to the Arrow Specified Tenant in accordance with the Kawa Mixed-Use Portfolio II Loan documents.

LOAN #2: Kawa Mixed-USe Portfolio II

A “Caris Trigger Period” means a period: (A) commencing upon the date that Caris Life Sciences’ parent reported revenue drops 25% from latest annual to annual financial statement reporting on a comparable basis which Caris Life Sciences’ parent is required to report annually to the landlord under the Caris Life Sciences lease; and (B) terminating upon the date that Caris Life Sciences’ parent reported revenue is equal or better than as of the origination date.

“Simultaneous Rated Debt Event” means, to the extent that any of Arrow Electronics, Flowserve or L3 Technologies (or its parent) has rated debt rated by any of Moody’s, S&P and/or Fitch, the date on which the rated debt of two or more of Arrow Electronics, Flowserve or L3 Technologies (or its parent) has a rating which is at least two levels lower than the rated debt on the origination date; a Simultaneous Rated Debt Event will cease on the date that only one of Arrow Electronics, Flowserve or L3 Technologies (or its parent) has a rating which is at least two levels lower than the rated debt on the origination date.

“Affected Specified Tenant” means, as to any of Arrow Electronics, Flowserve or L3 Technologies (or its parent), that such specified tenant is one of the two specified tenants as to which the rated debt is at least two levels lower than its applicable rated debt on the origination date.

■	Lockbox and Cash Management. The Kawa Mixed-Use Portfolio II Loan documents require four lender-controlled hard lockbox account with springing cash management accounts. The borrowers are required to deliver tenant direction letters to each existing tenant at the Kawa Mixed-Use Portfolio II Properties directing each of them to remit their rent payments directly to the lockbox account. The borrowers are required to (and are required to cause the property manager to) deposit all revenue derived from the Kawa Mixed-Use Portfolio II Properties and deposit the same into the lockbox account within two (2) business days of receipt. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account for the sole and exclusive benefit of the lender to be applied and disbursed in accordance with the Kawa Mixed-Use Portfolio II Loan documents.

■	Property Management. The Flowserve and Arrow Electronics Properties are currently self-managed. The L3 Technologies Property is currently managed by CBRE Inc. and the Caris Life Sciences Property is currently managed by Younger Partners Property Services, LLC, each an independent, third party property manager. Under the Kawa Mixed-Use Portfolio II Loan documents, the lender has the right to direct the borrowers to terminate the property management agreement and replace the property manager if: (i) the property manager becomes insolvent or a debtor in (x) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or (y) any voluntary bankruptcy or insolvency proceeding; (ii) an event of default under the Kawa Mixed-Use Portfolio II Loan documents is continuing; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. Each borrower has the right to replace the property manager with a successor property manager pursuant to a new management agreement, which is approved in writing by the lender in the lender’s reasonable discretion (which approval may, following securitization, be conditioned on receipt of a rating agency confirmation from the applicable rating agencies).

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Provided that no event of default is continuing under the Kawa Mixed-Use Portfolio II Loan documents, at any time after the date that is two years after the securitization closing date, the borrowers may either deliver defeasance collateral or partially prepay the Mortgage Loan and obtain release of one or more individual Kawa Mixed-Use Portfolio II Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120.0% of the allocated loan amount for the individual Kawa Mixed-Use Portfolio II Property, and (b) 100.0% of the net sales proceeds applicable to such individual Kawa Mixed-Use Portfolio II Property, (ii) the borrowers deliver a REMIC opinion, (iii) the borrowers deliver (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Kawa Mixed-Use Portfolio II Properties is greater than the greater of (a) 1.73x, and (b) the debt service coverage ratio for all of the Kawa Mixed-Use Portfolio II Properties as of the date of notice of the partial release or the consummation of the partial release, as

LOAN #2: Kawa Mixed-USe Portfolio II

applicable, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Kawa Mixed-Use Portfolio II Properties is no greater than the lesser of (a) 64.5% and (b) the loan-to-value ratio for all of the Kawa Mixed-Use Portfolio II Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Kawa Mixed-Use Portfolio II Properties is greater than the greater of (a) 9.17%, and (b) the debt yield for all of the Kawa Mixed-Use Portfolio II Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy without an exclusion of terrorism in an amount equal to the full replacement cost of the Kawa Mixed-Use Portfolio II Properties, plus business interruption coverage in an amount equal to 100.0% of the projected gross income for the applicable property until the completion of restoration or the expiration of 18 months, with a 12-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $25,000 except with respect to windstorm/named storms, which such insurance will provide for no deductible in relation to such coverage in excess of 5% of the total insurable value of the related property. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #3: CALIFORNIA OFFICE PORTFOLIO

LOAN #3: CALIFORNIA OFFICE PORTFOLIO

LOAN #3: CALIFORNIA OFFICE PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller	CREFI
Location (City/State)	Various, California	Cut-off Date Balance	$78,000,000
Property Type	Office	Cut-off Date Principal Balance per SF	$342.45
Size (SF)	227,772	Percentage of Initial Pool Balance	8.3%
Total Occupancy as of 11/6/2019	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/6/2019	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / 2019	Mortgage Rate	4.1300%
Appraised Value(1)	$121,700,000	Original Term to Maturity (Months)	120
Appraisal Date	Various	Original Amortization Term (Months)	NAP
Borrower Sponsor	Walter C. Bowen	Original Interest Only Period (Months)	120
Property Management	Bowen Property Management Co.	First Payment Date	11/6/2019
	(d/b/a WBA Commercial Properties)	Maturity Date	10/6/2029

Underwritten Revenues	$9,632,552
Underwritten Expenses	$2,999,811	Escrows(2)
Underwritten Net Operating Income (NOI)	$6,632,740		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,302,636	Taxes	$636,217	$90,888
Cut-off Date LTV Ratio	64.1%	Insurance	$3,719	$3,719
Maturity Date LTV Ratio	64.1%	Replacement Reserve(3)	$0	$3,796
DSCR Based on Underwritten NOI / NCF	2.03x / 1.93x	TI/LC	$0	$23,713
Debt Yield Based on Underwritten NOI / NCF	8.5% / 8.1%	Other(4)	$11,445,149	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$78,000,000	57.3%	Purchase Price	$120,000,000	88.2%
Principal’s New Cash Contribution	47,641,822	35.0	Reserves	12,085,085	8.9
Other Sources(5)	10,380,246	7.6	Origination Costs	3,936,983	2.9

Total Sources	$136,022,068	100.0%	Total Uses	$136,022,068	100.0%

(1)	The Appraised Value of $121,700,000 represents (i) the as-is appraised value of $61,000,000 as of September 6, 2019 for the 2300 Orchard Property and (ii) the as-stabilized appraised value of $60,700,000 as of February 1, 2022 for the One Enterprise Property (as defined below). The as-stabilized appraised value for the One Enterprise Property assumes Ambry Genetics has expanded to occupy 100.0% of the One Enterprise Property. Ambry Genetics currently occupies all of floors 3 and 4 as well as a portion of the 1st floor of the One Enterprise Property and has signed a lease, with no contingencies, to occupy 100.0% of the One Enterprise Property beginning in February 2021. See “—The Mortgaged Property” below.

(2)	See “—Escrows” below.

(3)	The Replacement Reserve is subject to a cap of $136,662. See “—Escrows” below.

(4)	The Upfront Other reserve consists of (i) $6,868,681 for free rent and reimbursements related to Microsemi and Ambry Genetics leases and (ii) $4,576,468 for unfunded obligations related to Ambry Genetics outstanding tenant improvements and leasing commissions. See “—Escrows” below.

(5)	Other Sources represents $9,576,468 of seller credits related primarily to tenant improvement allowances, future rent abatements and estimated future common area maintenance charges and $803,778 of miscellaneous prorations and adjustments.

■	The Mortgage Loan. The mortgage loan (the “California Office Portfolio Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in two Class A office buildings located in California totaling 227,772 SF (the “California Office Portfolio”). The California Office Portfolio Loan had an original principal balance of $78,000,000, has a Cut-off Date Balance of $78,000,000 and represents approximately 8.3% of the Initial Pool Balance. The California Office Portfolio Loan, which accrues interest at an interest rate of 4.13000% per annum, was originated by CREFI on September 25, 2019. The proceeds of the California Office Portfolio Loan were primarily used to acquire the California Office Portfolio, fund upfront reserves and pay origination costs.

The California Office Portfolio Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires monthly payments of interest only for the term of the California Office Portfolio Loan. The scheduled maturity date of the California Office Portfolio Loan is the due date in October 2029. Provided no event of default has occurred and is continuing, at any time after the second anniversary of the securitization closing date, the California Office Portfolio Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the California Office Portfolio Loan documents or prepaid with payment of a yield maintenance premium of no less than 1% of the amount to be prepaid. Voluntary prepayment of the California Office Portfolio Loan is permitted on or after the due date in July 2029 without payment of any prepayment premium.

LOAN #3: CALIFORNIA OFFICE PORTFOLIO

■	The Mortgaged Property. The California Office Portfolio consists of two Class A office properties located in California with an aggregate of 227,772 SF. The California Office Portfolio is comprised of a 116,381 SF Class A office and research and development property built in 1997 and renovated in 2019 located in San Jose, California (the “2300 Orchard Property”) and a 111,391 SF Class A office property built in 1999 and renovated in 2019 located in Aliso Viejo, California (the “One Enterprise Property”).

Marvell Technology Group Ltd. (“Marvell”) (NYSE; “MRVL”), leases 100.0% of the 2300 Orchard Property through July 2027 via its approximately $6.0 billion acquisition of Cavium Inc. (“Cavium”), a semiconductor company. Prior to its July 2018 acquisition by Marvell, Cavium executed a lease dated January 31, 2017 for 100.0% of the 2300 Orchard Property. Marvell has one (1) option to extend the terms of its lease for an additional five (5) years and does not have any termination options under the terms of its lease at the 2300 Orchard Property.

Marvell currently pays a triple net lease base rent of $30.28 per SF under its lease. For its fiscal year ended February 2, 2019, Marvell had approximately $2.9 billion in revenue. Marvell executed a sub-lease with A10 Networks Inc. (“A10 Networks”) in May 2019 for 100.0% of the 2300 Orchard Property with a lease term through July 2027 (concurrent with Marvell’s lease expiration date at the 2300 Orchard Property). A10 Networks is currently paying a base rent of $27.00 per SF under its triple net lease. No tenant improvement allowances were included under the terms of the sublease between A10 Networks and Marvell. A10 Networks is a publicly traded (NYSE: ATEN) company providing software and hardware solutions worldwide. For the year ended December 31, 2018, A10 Networks had approximately $232.2 million in revenue. A10 Networks is expected to take occupancy in December 2019, utilizing the 2300 Orchard Property as its headquarters location.

The 2300 Orchard Property was built in 1997 and it has had extensive renovations performed since the beginning of 2017. In connection with the January 2017 lease with Cavium, approximately $7.25 million of landlord renovations were completed. Additionally, prior to its acquisition by Marvell, Cavium spent approximately $9.25 million of its own money renovating the property and since signing its sublease A10 Networks has spent approximately $1.0 million of its own money renovating the property for a total of approximately $17.5 million invested into the building since the beginning of 2017. The 2300 Orchard Property is located in San Jose, California within the Silicon Valley. Silicon Valley’s economy is one of the strongest metro areas in the nation, aided by technology services companies, rising payrolls and healthy consumer confidence. PayPal’s Global Headquarters is located directly next door to the 2300 Orchard Property. Additionally, Apple owns approximately 85 acres of land located directly adjacent to the 2300 Orchard Property.

The One Enterprise Property is a four-story building that is 100.0% leased to Ambry Genetics, a biopharmaceutical company, through January 2032. The One Enterprise Property serves as Ambry Genetics’ headquarters location and features amenities that include a first floor lobby, large corporate boardroom with 360-degree views, fourth floor executive kitchen, on-site cafeteria and an on-site fitness center. The One Enterprise Property is currently in the process of undergoing a full renovation in phases, while remaining occupied in connection with the execution of Ambry Genetics’ lease at a total expected cost of approximately $8.9 million.

Ambry Genetics currently occupies the entire 3rd and 4th floors and a portion of the 1st floor of the One Enterprise Property while a separate tenant, Microsemi, currently occupies a portion of the 1st floor and the entire 2nd floor of the One Enterprise Property. Microsemi’s lease for the 2nd floor and its portion of the 1st floor expires in January 2021. Per its lease, Ambry Genetics will take occupancy of the entire 2nd floor and the remaining portion of the 1st floor (currently occupied by Microsemi) beginning in February 2021 with a lease expiration concurrent to the remainder of its space at the One Enterprise Property in January 2032. Ambry Genetics does not have any termination options for any of its space at the One Enterprise Property under its lease. Prior to Ambry Genetics expanding to occupy 100.0% of the building, Microsemi will be utilizing its space and is expected to continue to pay rent on its space. Microsemi’s lease is modified gross with reimbursements paid over base year expenses, however Ambry Genetics will be leasing this space on a NNN lease. All free rent, gap rent, non-recoverable expenses through January 2022, and tenant improvement allowances related to the Microsemi and Ambry Genetics leases have been escrowed in connection with the origination of the California Office Portfolio Loan.

LOAN #3: CALIFORNIA OFFICE PORTFOLIO

The following table presents certain information related to the 2300 Orchard Property and One Enterprise Property.

Portfolio Summary

Property Name	Location	Year Built / Renovated	SF	Occupancy(1)	Tenant	Allocated Loan Combination Cut-off Date Balance	% Allocated Loan Combination Original Balance	UW NCF	% of UW NCF
2300 Orchard Property	San Jose, California	1997 / 2019	116,381	100.0%	Marvell Technology Group Ltd.	$39,650,000	50.8%	3,194,093	50.7%
One Enterprise Property	Aliso Viejo, California	1999 / 2019	111,391	100.0%	Ambry Genetics	38,350,000	49.2	3,108,543	49.3
Total / Wtd. Avg.			227,772	100.0%		$78,000,000	100.0%	$6,302,636	100.0%

(1)	Occupancy is as of the underwritten rent roll dated November 6, 2019.

The following table presents certain information relating to the major tenants at the California Office Portfolio:

Ten Largest Owned Tenants by Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Marvell Technology Group Ltd.(3)	BBB- / Baa3 / BBB-	116,381	51.1%	$3,629,977	51.1%	$31.19	7/31/2027	1, 5-year renewal option
Ambry Genetics(4)	NR / NR / NR	111,391	48.9%	3,475,404	48.9%	$31.20	1/31/2032	1, 5-year renewal option
Largest Owned Tenants		227,772	100.0%	$7,105,381	100.0%	$31.20
Remaining Tenants		0	0.0%	0	0.0%	$0.00
Vacant		0	0.0%	0	0.0%	$0.00
Total / Wtd. Avg.		227,772	100.0%	$7,105,381	100.0%	$31.20

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps of $105,728 through November 1, 2019.

(3)	Marvell leases 100.0% of the 2300 Orchard Property through July 2027 via it’s approximately $6.0 billion acquisition of Cavium. Prior to its July 2018 acquisition by Marvell, Cavium executed a lease dated January 31, 2017 for 100.0% of the 2300 Orchard Property. Marvell executed a sub-lease with A10 Networks in May 2019 for 100.0% of the 2300 Orchard Property with a lease term through July 2027 (concurrent with Marvell’s lease expiration date at the 2300 Orchard Property). Marvell does not have any termination options under the terms of its lease at the 2300 Orchard Property. A10 Networks is expected to take occupancy in December 2019.

(4)	Ambry Genetics currently occupies the entire 3rd and 4th floors and a portion of the 1st floor of the One Enterprise Property while a separate tenant, Microsemi, currently occupies a portion of the 1st floor and the entire 2nd floor of the One Enterprise Property. Microsemi’s lease for the 2nd floor and its portion of the 1st floor expires in January 2021. Per its lease, Ambry Genetics will take occupancy of the entire 2nd floor and the remaining portion of the 1st floor (currently occupied by Microsemi) beginning in February 2021 with a lease expiration concurrent to the remainder of its space at the One Enterprise Property in January 2032. Ambry Genetics does not have any termination options for any of its space at the One Enterprise Property under its lease. Prior to Ambry Genetics expanding to occupy 100.0% of the building, Microsemi will be utilizing its space and is expected to continue to pay rent on its space.

The following table presents certain information relating to the lease rollover schedule at the California Office Portfolio based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	116,381	51.1	51.1%	3,629,977	51.1	$31.19	1
2028	0	0.0	51.1%	0	0.0	$0.00	0
2029	0	0.0	51.1%	0	0.0	$0.00	0
2030 & Thereafter	111,391	48.9	100.0%	3,475,404	48.9	$31.20	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	227,772	100.0%		$7,105,381	100.0%	$31.20	2

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps of $105,728 through November 1, 2019.

LOAN #3: CALIFORNIA OFFICE PORTFOLIO

The following table presents certain information relating to historical leasing at the California Office Portfolio:

Historical Leased%(1)(2)

2018	As of 11/6/2019
100.0%	100.0%

(1)	As provided by the borrower and reflects occupancy as of December 31 for the indicated year unless specified otherwise.

(2)	The California Office Portfolio was acquired by the borrower sponsor in connection with the origination of the California Office Portfolio Loan. As such limited historical occupancy information is available.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the California Office Portfolio:

Cash Flow Analysis(1)(2)

	2018		TTM 8/31/2019		Underwritten		Underwritten $ per SF
Base Rent	$7,515,498		$7,593,981		$6,999,653		$30.73
Rent Steps	0		0		105,728		0.46
Potential Income from Vacant Space	0		0		0		0.00
Reimbursements(3)	1,131,959		1,231,755		2,970,716		13.04
Gross Potential Rent	$8,647,457		$8,825,736		$10,076,097		$44.24
Economic Vacancy & Credit Loss	0		0		(503,805)		(2.21)
Other Income	58,167		59,297		60,259		0.26
Effective Gross Income	$8,705,624		$8,885,032		$9,632,552		$42.29

Real Estate Taxes	$1,015,431		$1,043,002		$1,383,669		$6.07
Insurance	171,062		220,308		42,501		0.19
Management Fee	151,222		176,744		288,977		1.27
Other Operating Expenses	810,319		847,149		1,284,665		5.64
Total Operating Expenses	$2,148,034		$2,287,204		$2,999,811		$13.17

Net Operating Income(2)	$6,557,590		$6,597,828		$6,632,740		$29.12
TI/LC	0		0		284,550		1.25
Capital Expenditures	0		0		45,554		0.20
Net Cash Flow	$6,557,590		$6,597,828		$6,302,636		$27.67

Occupancy	100.0%		100%		95.0	%(5)
NOI Debt Yield(4)	8.4%		8.5%		8.5%
NCF DSCR(4)	2.01	x	2.02	x	2.02	x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The California Office Portfolio was acquired by the borrower sponsor in connection with the origination of the California Office Portfolio Loan. As such limited historical operating information is available.

(3)	The increase in reimbursements between the trailing twelve months ended June 2019 and the Underwriting represents the difference between reimbursements with Microsemi in-place (the TTM 6/30/2019) and Ambry Genetics occupying 100.0% of the One Enterprise Property (Underwritten).

(4)	Metrics are calculated based on the California Office Portfolio Loan.
(5)	Economic Occupancy is being underwritten at 95.0%.

LOAN #3: CALIFORNIA OFFICE PORTFOLIO

■	Appraisal. According to the appraisal, the California Office Portfolio had an aggregate Appraised Value of $121,700,000. The Appraised Value of $121,700,000 represents (i) the as-is appraised value of $61,000,000 as of September 6, 2019 for the 2300 Orchard Property and (i) the as-stabilized appraised value of $60,700,000 as of February 1, 2022 for the One Enterprise Property. The as-stabilized appraised value for the One Enterprise Property assumes Ambry Genetics has expanded to occupy 100.0% of the One Enterprise Property. Ambry Genetics currently occupies all of floor 3 and 4 as well as a portion of the 1st floor of the One Enterprise Property and has signed a lease, with no contingencies, to occupy 100.0% of the One Enterprise Property beginning in February 2021. All free rent, gap rent and non-recoverable expenses through February 2022 have been reserved in connection with the origination of the California Office Portfolio Loan.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
2300 Orchard Property
Direct Capitalization Approach	$62,000,000	N/A	5.50%
Discounted Cash Flow Approach(1)	NAP	NAP	NAP
One Enterprise Property
Direct Capitalization Approach	$49,400,000	N/A	5.50%
Discounted Cash Flow Approach	$49,200,000	7.00%	6.50%(2)

(1)	A discounted cash flow approach was not used by the appraiser, CBRE, for the 2300 Orchard Property.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated August 20, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the California Office Portfolio.

■	Market Overview and Competition.

2300 Orchard Property

The 2300 Orchard Property is located in the Golden Triangle area of San Jose, California within Santa Clara County. The Golden Triangle is home to many established and start-up technology companies. San Jose is the third most populous city in California, behind Los Angeles and San Diego, and is the largest city in Northern California with an estimated population according to the U.S. Census Bureau of 1,030,110 as of July 1, 2018. San Jose International Airport is located approximately 1.8 miles southwest of the 2300 Orchard Property and San Francisco International Airport is located approximately 31.5 miles northwest of the 2300 Orchard Property. According to a third party report, the 2019 population within a one-, three- and five-mile radius of the 2300 Orchard Property is 1,476, 164,495 and 573,483, respectively, and the 2019 average household income within a one-, three- and five-mile radius of the 2300 Orchard Property is $133,939 $152,913 and $136,560, respectively.

San Jose is located within the Silicon Valley, one of the premier employment centers within the U.S. economy and home to some of the largest companies in the world. Technology companies with headquarter locations in San Jose include Cisco Systems, eBay, Adobe Systems, PayPal, Broadcom, Samsung, Acer, HP and Western Digital. The 2300 Orchard Property is located next door to PayPal’s Global Headquarters and additionally, Apple recently purchased approximately 85 acres of land located adjacent to the 2300 Orchard Property. According to a third party report, as of the second quarter of 2019, the Silicon Valley research and development market reported an inventory of approximately 146.7 million SF, asking rents of $31.20 per SF NNN and vacancy rate of 7.1%. The appraiser concluded to a market rent of $31.00 per SF NNN, which is approximately in-line with the in-place base rent of $31.19 per SF NNN Marvell is paying.

LOAN #3: CALIFORNIA OFFICE PORTFOLIO

The following table presents certain information relating to comparable buildings for the 2300 Orchard Property:

Office Building Comparables(1)

Property Name	City, State	NRA (SF)	Occupancy (%)		Price ($)	Price per SF ($)	NOI per SF ($)
2300 Orchard Property	San Jose, California	116,381	100.0%	(2)	$61,000,000	$524.14	$28.89
650 Alamanor Avenue	Sunnyvale, California	54,219	100.0%		$39,200,000	$722.99	$38.73
2755 & 277 Orchard Parkway	San Jose, California	101,374	100.0%		$47,790,000	$471.42	$29.87
Orchard Trimble	San Jose, California	218,645	100.0%		$93,500,000	$427.63	$26.09
Lincoln Technology Park	San Jose, California	249,832	100.0%		$132,500,000	$530.36	$28.64
408 East Plumeria Drive	San Jose, California	58,289	100.0%		$27,438,453	$470.73	$25.82
Average (excluding the 2300 Orchard Property)		136,472	100.0%		$68,085,691	$524.63	$29.83

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated November 6, 2019.

One Enterprise Property

The One Enterprise Property is located in a suburban neighborhood in Aliso Viejo, within Orange County California. The One Enterprise Property is located approximately 13.2 miles southeast of Irvine, and 32.5 miles southeast of Long Beach. Aliso Viejo is home to numerous corporate and regional headquarters such as 3tera, Buy.com and UST Global. According to a third party report, the 2019 population within a one-, three- and five-mile radius of the One Enterprise Property is 22,540, 115,645 and 281,757, respectively, and the 2019 average household income within a one-, three- and five-mile radius of the One Enterprise Property is $139,935, $120,006 and $136,872, respectively.

According to a third party report, Aliso Viejo falls within the South County Office Submarket, which comprises of nearly one-fourth of Orange County’s total inventory. South County has the highest average rental rate of all of the Orange County submarkets, with an average rental 7.3% higher than the rest of Orange County. According to a third party report, the submarket has an average asking rent of $33.00 per SF, which is above the in-place rent of Ambry Genetics’s new lease of $31.20 per SF. The appraisal concluded a submarket vacancy of 8.4% for the South Orange Submarket and a stabilized occupancy of 97.0% for the One Enterprise Property.

The following table presents certain information relating to comparable buildings for the One Enterprise Property:

Office Building Comparables(1)

Property Name	City, State	NRA (SF)	Occupancy (%)		Price ($)	Price per SF ($)	NOI per SF ($)
One Enterprise Property	Aliso Viejo, California	111,391	100.0%	(2)	$59,000,000	$529.67	$29.36
Hive	Costa Mesa, California	183,989	82.0%		$84,000,000	$456.55	$25.11
1, 3 and 5 Glen Bell Way	Irvine, California	270,062	100.0%		$104,000,000	$385.10	$25.95
2 MacArthur	Santa Ana, California	208,041	100.0%		$83,000,000	$398.96	$22.10
4 Polaris Way	Aliso Viejo, California	90,611	100.0%		$34,750,000	$383.51	$24.93
Average (excluding the One Enterprise Property)		136,472	100.0%		$68,085,691	$524.63	$29.83

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated November 6, 2019.

■	The Borrowers. The borrowers are BDC/Aliso Viejo (WC), LLC, BDC/Aliso Viejo (RP), LLC and BDC/San Jose, LLC, each a Delaware limited liability company and single purpose entity with at least one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the California Office Portfolio Loan. The borrower sponsor and non-recourse carveout guarantor is Walter C. Bowen. Walter C. Bowen founded BPM Real Estate Group in 1977 for the purpose of acquiring, developing, owning and operating Class A real estate throughout the United States. BPM Real Estate Group is led by an experienced team of executives with over 100 years of combined real estate expertise. In 2015, BPM Real Estate Group entered the office development, ownership and asset-management business. Prior to the acquisition of the California Office Portfolio, BPM Real Estate Group has acquired and/or developed over $250 million of office buildings in Portland, Oregon including Pearl West (155,000 SF), Broadway Tower (175,000 SF), 2100 Building (96,250 SF) and Willamette Oaks (36,520 SF).

LOAN #3: CALIFORNIA OFFICE PORTFOLIO

■	Escrows. On the origination date of the California Office Portfolio Loan, the borrowers funded reserves of (i) $636,217 for real estate taxes, (ii) $3,719 for insurance premiums (iii) $6,868,681 for free rent and reimbursements related to both Microsemi and Ambry Genetics and (iv) $4,576,468 for unfunded obligations related to outstanding tenant improvements, and leasing commissions related to Ambry Genetics.

Additionally, on each monthly due date, the borrowers are required to fund the following reserves with respect to the California Office Portfolio Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the next ensuing 12-month period (initially estimated to be $90,888), (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to cover premiums over the next ensuing 12-month period (initially estimated to be $3,719), (iii) a replacement reserves equal to $3,796, subject to a cap of $136,662 and (iv) a TI/LC Reserve in an amount equal to $23,713.

■	Lockbox and Cash Management. The California Office Portfolio Loan is structured with a hard lockbox and springing cash management. The borrowers delivered tenant direction letters to each existing tenant at the California Office Portfolio directing each of them to remit their rent checks directly to the lender-controlled lockbox. The borrowers are required to cause rents and other sums generated from the California Office Portfolio to be deposited directly into such lockbox. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless a California Office Portfolio Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a California Office Portfolio Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the California Office Portfolio Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the California Office Portfolio Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the California Office Portfolio Loan. Upon an event of default under the California Office Portfolio Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “California Office Portfolio Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default, (ii) the debt yield falling below 7.0% and (iii) a Specified Tenant Trigger Period (as defined below), and expiring upon (a) with respect to clause (i) above, the cure of such event of default, (b) with respect to clause (ii) above, the debt yield being equal to or greater than 7.25% for two consecutive calendar quarters, and (c) with respect to clause (iii) above, such Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant” means, as applicable, (i) Marvell Semiconductor, Inc., (ii) Ambry Genetics Corporation, and (iii) any other tenant leasing all or a portion of the applicable Specified Tenant space, including but not limited to, A10 Networks Inc. and any guarantor(s) of the applicable related Specified Tenant lease(s) including, but not limited to, Konica Minolta Holdings U.S.A., Inc. Notwithstanding the foregoing, provided that Marvell observes and performs its obligations under its lease, then A10 Networks will not be deemed to be a Specified Tenant.

A “Specified Tenant Trigger Period” will (A) commence upon the first to occur of (i) a Specified Tenant being in a monetary or material non-monetary default under the applicable Specified Tenant lease beyond all applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of its Specified Tenant space (or applicable portion thereof), unless the senior unsecured credit rating of the applicable Specified Tenant or any guarantor of the applicable Specified Tenant lease has a long-term unsecured debt rating of at least BBB or greater as rated by Standard & Poor’s, (iii) the Specified Tenant giving notice that it is terminating its lease for all or any significant portion of the Specified Tenant space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant, (vi) a Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior to the applicable Specified Tenant Extension Deadline in accordance with the terms and conditions of the applicable Specified Tenant lease and the California Office Portfolio Loan documents for a term of no less than five (5) years beyond the maturity date of the California Office Portfolio Loan, and (vii) the Specified Tenant ceasing to have a long-term unsecured debt rating of at least BBB or greater by Standard & Poor’s and (B) expire upon the first to occur of (i) the satisfaction of the Specified Tenant cure conditions under the California Office Portfolio Loan documents, or (ii) the borrowers leasing the entire Specified Tenant space (or applicable portion

LOAN #3: CALIFORNIA OFFICE PORTFOLIO

thereof), the applicable tenant under such lease paying the full amount of the rent due under such lease, and, except with respect to the must-take expansion space demised pursuant to the Ambry Genetics lease, the applicable tenant under such lease being in actual possession of the space demised under such lease.

The “Specified Tenant Extension Deadline” means (A) the earlier to occur of (i) twenty-four (24) months prior to the maturity date of the California Office Portfolio Loan or (ii) the renewal notice period required under the applicable Specified Tenant lease and (B) in the event that the Specified Tenant lease is set to expire within five (5) years following the maturity date of the California Office Portfolio Loan, twelve (12) months prior to the maturity date of the California Office Portfolio Loan.

■	Tenants In Common. Two of the borrowers, BDC/Aliso Viejo (WC), LLC and BDC/Aliso Viejo (RP), LLC own the One Enterprise Property as tenants in common. Each tenant in common borrower is ultimately owned and controlled by the borrower sponsor and non-recourse carveout guarantor, Walter C. Bowen. The tenant in common borrowers have entered into a tenancy in common agreement pursuant to which BDC/Aliso Viejo (WC), LLC was appointed as agent to receive notices and correspond on behalf of the tenancy in common borrowers and pursuant to which the tenancy in common borrowers waived their right to partition and subordinated their rights to the terms of the California Office Portfolio Loan documents, which tenancy in common agreement cannot be amended without the lender’s consent and a memorandum of which was filed simultaneously with the origination of the California Office Portfolio Loan.

■	Property Management. The California Office Portfolio is managed by Bowen Property Management Company (d/b/a WCB Commercial Properties), an affiliate of the borrower sponsor, pursuant to a management agreement. Under the California Office Portfolio Loan documents, the lender may, or may require the borrowers to, terminate the management agreement and replace the manager if: (i) an event of default under the California Office Portfolio Loan documents exists, (ii) there exists a default by the manager under the management agreement beyond all applicable notice and cure periods, or (iii) the property manager becomes insolvent or a debtor in (x) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or (y) any voluntary bankruptcy or insolvency proceeding or (iv) manager’s gross negligence, fraud, willful misconduct or misappropriation of funds. Provided that no event of default is occurring under the California Office Portfolio Loan documents, the borrowers may terminate the management agreement and replace the manager with a manager approved by the lender, which approval may be conditioned upon receipt of a rating agency confirmation.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The California Office Portfolio Loan documents require that the “all-risk” insurance policy required to be maintained by the borrowers provides coverage for terrorism in an amount equal to the full replacement cost of the California Office Portfolio, plus business interruption coverage in an amount equal to 100% of the projected gross income for the California Office Portfolio until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $25,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #4: usaa oFFICE pORTFOLIO

LOAN #4: usaa oFFICE pORTFOLIO

LOAN #4: usaa oFFICE pORTFOLIO

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	4		Loan Seller		GSMC
Location (City/State)	Various / Various		Cut-off Date Principal Balance(2)		$75,000,000
Property Type	Office		Cut-off Date Principal Balance per SF(1)		$274.99
Size (SF)	881,490		Percentage of Initial Pool Balance		8.0%
Total Occupancy as of 11/6/2019	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 11/6/2019	100.0%		Type of Security		Fee Simple
Year Built / Latest Renovation	Various / NAP		Mortgage Rate		3.37000%
Appraised Value	$380,000,000		Original Term to Maturity (Months)		121
Appraisal Date	6/7/2019		Original Amortization Term (Months)		NAP
Borrower Sponsor	JDM Real Estate Funds, LLC		Original Interest Only Period (Months)		121
Property Management	Tenant Managed		First Payment Date		8/6/2019
			Maturity Date		8/6/2029

Underwritten Revenues	$31,543,524
Underwritten Expenses	$7,885,881		Escrows(3)
Underwritten Net Operating Income (NOI)	$23,657,643			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$23,481,345		Taxes	$0	$0
Cut-off Date LTV Ratio(1)	63.8%		Insurance	$0	$0
Maturity Date LTV Ratio(1)	63.8%		Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	2.86x / 2.84x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	9.8% / 9.7%		Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$242,400,000	64.6%	Purchase Price	$375,000,000	99.9%
Principal’s New Cash Contribution	132,983,640	35.4	Origination Costs	383,640	0.1

Total Sources	$375,383,640	100.0%	Total Uses	$375,383,640	100.0%

(1)	Calculated based on the aggregate outstanding balance of the USAA Office Portfolio Loan Combination. See “—The Mortgage Loan” below.

(2)	The Cut-off Date Principal Balance of $75,000,000 represents the non-controlling note A-3 and non-controlling note A-4 of the USAA Office Portfolio Loan Combination evidenced by eight pari passu notes. See “—The Mortgage Loan” below.

(3)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “USAA Office Portfolio Loan”) is part of a loan combination (the “USAA Office Portfolio Loan Combination”) consisting of eight pari passu promissory notes (note A-1, note A-2, note A-3, note A-4, note A-5, note A-6, note A-7 and note A-8) with an aggregate original principal balance of $242,400,000 and is secured by a first mortgage and deed of trust encumbering the borrowers’ respective fee simple interests in a portfolio of four office properties located in Plano, Texas and Tampa, Florida (the “USAA Office Portfolio Properties”). The USAA Office Portfolio Loan, evidenced by non-controlling note A-3 and non-controlling note A-4, has an outstanding principal balance as of the Cut-off Date of $75,000,000 and represents approximately 8.0% of the Initial Pool Balance. The related pari passu companion loans are evidenced by the controlling note A-1 (with an outstanding principal balance as of the Cut-off Date of $62,400,000), non-controlling note A-2 (with an outstanding principal balance as of the Cut-off Date of $45,000,000), non-controlling note A-5 (with an outstanding principal balance as of the Cut-off Date of $15,000,000), non-controlling note A-6 (with an outstanding principal balance as of the Cut-off Date of $30,000,000), non-controlling note A-7 (with an outstanding principal balance as of the Cut-off Date of $10,000,000) and non-controlling note A-8 (with an outstanding principal balance as of the Cut-off Date of $5,000,000).

■	The USAA Office Portfolio Loan Combination was originated by Goldman Sachs Bank USA (“GS Bank”) on July 2, 2019. The USAA Office Portfolio Loan Combination has an interest rate of 3.37000% per annum. The borrowers utilized the proceeds of the USAA Office Portfolio Loan Combination to acquire the USAA Office Portfolio Properties and pay origination costs.

The USAA Office Portfolio Loan Combination had an initial term of 121 months and has a remaining term of 117 months as of the Cut-off Date. The USAA Office Portfolio Loan Combination requires interest-only payments during its term. The scheduled maturity date of the USAA Office Portfolio Loan Combination is August 6, 2029. The USAA Office Portfolio Loan Combination may be voluntarily prepaid in whole (but not in part) beginning on July 6, 2020. Any voluntary prepayments prior to the payment date in May 2029, require a yield maintenance premium, which may be no less than 1% of the amount prepaid.

LOAN #4: usaa oFFICE pORTFOLIO

The table below summarizes the promissory notes that comprise the USAA Office Portfolio Loan Combination. The relationship between the holders of the USAA Office Portfolio Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Outside-Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece

Note A-1	$62,400,000	$62,400,000	CGCMT 2019-GC41	Yes
Note A-2	$45,000,000	$45,000,000	GSMS 2019-GC42	No
Note A-3	$30,000,000	$30,000,000	CGCMT 2019-GC43	No
Note A-4	$45,000,000	$45,000,000	CGCMT 2019-GC43	No
Note A-5	$15,000,000	$15,000,000	GSMS 2019-GSA1	No
Note A-6	$30,000,000	$30,000,000	GS Bank(1)	No
Note A-7	$10,000,000	$10,000,000	GS Bank(1)	No
Note A-8	$5,000,000	$5,000,000	GS Bank(1)	No
Total	$242,400,000	$242,400,000

(1)	Notes A-6, A-7 and A-8 are currently held by GS Bank and are expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Properties. The USAA Office Portfolio Properties are comprised of five office buildings under four leases that are each 100.0% leased to United Services Automobile Association (“USAA”), a financial services and insurance company, on a long term triple-net lease with 3% annual escalations. The credit rating for USAA is AA and Aa1 by S&P and Moody’s, respectively. The two buildings comprising Legacy Corporate Centre I & II are on the same lease, while each of the three other USAA Office Portfolio Properties is comprised of one building subject to its own individual lease. There are no termination or contraction options except in the case of a major casualty, and the USAA Office Portfolio Properties have a weighted average remaining lease term of 12.22 years as of the Cut-off Date.

—	Legacy Corporate Centre I & II and Legacy Corporate Centre III are located in the Upper Tollway/West Plano submarket of Plano, Texas. Legacy Corporate Centre I & II were constructed in 1999 and Legacy Corporate Centre III was constructed in 2019. These host one of USAA’s software and technology innovation centers.

—	Crosstown Center I and Crosstown Center II are located along the I-75 office corridor in Tampa, Florida. Crosstown Center I was built in 2015 and Crosstown Center II was built in 2018. Tampa serves as a strategic command center for USAA’s customer services operations.

The following table presents certain information relating to the USAA Office Portfolio Properties:

Portfolio Summary

Property Name	City	State	% of Allocated Loan Amount	Total GLA	Year Built	Appraised Value	UW NCF
Legacy Corporate Centre I & II	Plano	Texas	30.2%	238,926	1999	$114,824,056	$6,547,460
Crosstown Center I	Tampa	Florida	27.9	260,869	2015	106,065,678	6,610,104
Crosstown Center II	Tampa	Florida	24.8	236,550	2018	93,934,322	6,309,273
Legacy Corporate Centre III	Plano	Texas	17.2	145,145	2019	65,175,943	4,014,509
Totals			100.0%	881,490		$380,000,000	$23,481,345

LOAN #4: usaa oFFICE pORTFOLIO

The following table presents certain information relating to USAA, which is the sole tenant at the USAA Office Portfolio Properties:

Largest Tenant Based on Underwritten Base Rent(1)

Tenant Name – Property	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
USAA – Crosstown Center I	NR / Aa1 / AA	260,869	29.6%	$6,052,161	29.1%	$23.20	8/31/2030	2, 5-year options
USAA – Legacy Corporate Centre I & II	NR / Aa1 / AA	238,926	27.1	5,992,264	28.8	25.08	12/31/2029	2, 5-year options
USAA – Crosstown Center II	NR / Aa1 / AA	236,550	26.8	5,360,223	25.8	22.66	12/31/2033	2, 5-year options
USAA – Legacy Corporate Centre III	NR / Aa1 / AA	145,145	16.5	3,409,456	16.4	23.49	10/31/2033	2, 5-year options
Totals / Wtd. Avg. Tenants		881,490	100.0%	$20,814,104	100.0%	$23.61

(1)	Based on the underwritten rent roll dated September 1, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the USAA Office Portfolio Properties based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028	0	0.0	0.0%	0	0.0	0.00	0
2029	238,926	27.1	27.1%	5,992,264	28.8	25.08	1
2030 & Thereafter	642,564	72.9	100.0%	14,821,840	71.2	23.07	3
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	881,490	100.0%		$20,814,104	100.0%	$23.61	4

(1)	Calculated based on approximate square footage occupied by the sole tenant.

The following table presents certain information relating to historical occupancy at the USAA Office Portfolio Properties:

Historical Leased %(1)

As of 11/6/2019
100.0%

(1)	Historical leasing information is not available as the USAA Office Portfolio Properties were acquired at origination.

LOAN #4: usaa oFFICE pORTFOLIO

■	Underwritten Net Cash Flow. The following table presents certain information relating to the performance and the Underwritten Net Cash Flow at the USAA Office Portfolio Properties:

Cash Flow Analysis(1)

	Underwritten(2)	Underwritten $ per SF
Base Rental Revenue	$20,814,104	$23.61
Contractual Rent Steps	5,075,757	5.76
Total Reimbursement Revenue	6,939,575	7.87
Gross Revenue	$32,829,436	$37.24
Vacancy Loss	(1,285,912)	(1.46)
Effective Gross Revenue	$31,543,524	$35.78

Total Operating Expenses	$7,885,881	$8.95

Net Operating Income	$23,657,643	$26.84
TI/LC	0	0.00
Replacement Reserves	176,298	0.20
Net Cash Flow	$23,481,345	$26.64

Occupancy	100.0%
NOI Debt Yield(3)	9.8%
NCF DSCR(3)	2.84x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flows are based on contractual rents as of September 1, 2019 and contractual rent steps through August 31, 2020.

(3)	NOI Debt Yield and NCF DSCR are calculated based on the USAA Office Portfolio Loan Combination.

■	Appraisal. According to the appraisals, the USAA Office Portfolio Properties had an aggregate “as-is” appraised value of $380,000,000 as of June 7, 2019. The dark value of the Legacy Corporate Centre I & II and Legacy Corporate Centre III properties combined is $127,000,000, or approximately $331 per SF, and the dark value of the Crosstown Center I and Crosstown Center II properties combined is $143,000,000, or approximately $287 per SF, according to the appraisals.

Location	Appraisal Approach	Value	Discount Rate	Capitalization Rate
Plano, Texas	Direct Capitalization Approach	$180,000,000	N/A	5.50%

Tampa, Florida	Direct Capitalization Approach	$196,000,000	N/A	5.75%
	Discounted Cash Flow Approach	$200,000,000	7.00%	6.50%(1)

(1)	Represents the terminal cap rate.

■	Environmental Matters. According to the Phase I environmental reports dated June 21, 2019 and provided in connection with the origination of the USAA Office Portfolio Loan Combination, there are no recognized environmental conditions or recommendations for further action at the USAA Office Portfolio Properties.

■	Market Overview and Competition. The USAA Office Portfolio Properties total 881,490 SF of Class A office space and are located in Plano, Texas (43.6% of total SF) and Tampa, Florida (56.4% of total SF). Plano and Tampa have highly diversified economies posting corporate employment growth. Plano is located 20 miles north of downtown Dallas and is a hub for major corporate employers, such as PepsiCo, Pizza Hut, Toyota, J.P. Morgan, Fannie Mae, FedEx and Liberty Mutual. East Tampa’s accessibility and affordability have attracted global and national companies including Johnson & Johnson, J.P. Morgan, Citicorp, Progressive Insurance, Spectrum/Bright House, Verizon, and Advent Health.

The leases on the USAA Office Portfolio Properties are structured as triple-net leases, with the tenant responsible for all associated operating expenses.

Since 2015, Plano’s population has grown by an estimated 3.3% to 282,700 in 2018. According to residential development projections by the city’s planning department, the population is projected to grow to 292,900 by 2028 and to 300,000 by 2038. According to the U.S. Census Bureau, the median household income of Plano is $85,085 as of January 2019. The unemployment rate in Plano for fiscal year 2018 remained at 3.2%.

LOAN #4: usaa oFFICE pORTFOLIO

The Crosstown Center properties are located in the East Tampa submarket and approximately 8.5 miles east of downtown Tampa, Florida. The City of Tampa serves a population of approximately 385,430. Tampa is home to several company headquarters including Publix Supermarkets, Raymond James Financial, Jabil, TECO Energy, Sykes Enterprises, ALDI, HCA West Florida and Tech Data.

■	The Borrowers. The borrowers are JDM Legacy TX, LLC and JDM Crosstown FL, LLC, each a Delaware limited liability company. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the USAA Office Portfolio Loan Combination. The non-recourse carveout guarantor and borrower sponsor under the USAA Office Portfolio Loan Combination is JDM Real Estate Funds, LLC, a Delaware limited liability company (“JDM REF”).

JDM REF is a real estate investment fund manager that primarily acquires and holds properties leased to credit tenants through triple-net leases throughout the United States. JDM REF focuses on real estate that is operated by a single tenant, and its diversified portfolio of triple-net leased assets includes corporate offices, data centers, and an industrial facility. JDM REF was founded and is controlled by Jerry Colangelo, David Eaton and Mel Shultz, who have led the business together for over 35 years and who collectively possess over 125 years of real estate, sports and entertainment, development and operational experience. As of December 31, 2018, JDM REF manages a portfolio of 24 individual triple-net leased commercial office, data center and industrial properties located in 17 states comprising approximately 8.5 million rentable square feet of operational space.

■	Escrows. On each payment date during the continuance of a USAA Office Portfolio Trigger Period, the borrowers will be required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the property taxes and insurance premiums that will be payable during the next 12 months, (ii) a tenant improvements and leasing commissions reserve in an amount equal to $73,458 and (iii) a capital expenditure reserve in an amount equal to $14,692.

A “USAA Office Portfolio Trigger Period” means any period during which (i) for any reason other than the continuance of a USAA Office Portfolio Lease Sweep Period, net operating income (as calculated under the loan documents) falls below $17,177,566 as of the end of any fiscal quarter, until net operating income (as calculated under the loan documents) exceeds $17,177,566 as of the end of two consecutive fiscal quarters thereafter, (ii) a USAA Office Portfolio Lease Sweep Period is continuing or (iii) an event of default is continuing under any mezzanine loan originated in connection with a request by the lender to restructure the USAA Office Portfolio Loan Combination.

A “USAA Office Portfolio Lease Sweep Period” means any period commencing on the date USAA (i) surrenders, cancels, terminates, or materially modifies any of its leases with the borrowers and ending upon a Replacement Lease Cure; (ii) is required to, but has not, exercised any extension option and ending upon the last day for the exercise of such option has lapsed, or the date that is 12 months prior to expiration of such lease (absent a renewal or extension of such lease) and ending upon either (x) USAA renewing or extending the term of the applicable lease for a term of no less than 10 years on arm’s-length prevailing market terms (or on the terms that would have otherwise applied to an extension or renewal if it had been timely renewed or extended) or (y) a Replacement Lease Cure; (iii) defaults in the payment of rent (after any applicable notice and cure periods) under any USAA lease and ending upon either (x) the cure of such default or (y) a Replacement Lease Cure; (iv) files or is the subject of, or its lease guarantor, if any, files or is the subject of, any bankruptcy or similar insolvency proceeding or has its assets made subject to the jurisdiction of a bankruptcy court and ending upon either (x) the assumption by USAA of the applicable USAA lease, or (y) a Replacement Lease Cure; or (v) notifies the borrowers in writing of its election to terminate any of its leases within the next 12 months in accordance with its terms as a result of the occurrence of a casualty or condemnation and ending upon a Replacement Lease Cure. In addition, a USAA Office Portfolio Lease Sweep Period will be deemed to have ended upon (x) the subaccount of the cash management account known as the excess cash flow reserve account containing funds in the amount of the USAA Office Portfolio Lease Sweep Cap Amount (giving credit for amounts (if any) in the tenant improvements and leasing commissions reserve and the capital expenditure reserve) or (y) the borrowers’ delivery of additional collateral to the lender in the form of cash or a letter of credit reasonably acceptable to the lender in an amount equal to the USAA Office Portfolio Lease Sweep Cap Amount.

LOAN #4: usaa oFFICE pORTFOLIO

A “Replacement Lease Cure” means the borrowers entering into one or more qualified replacement leases for at least 90% of the space demised under the applicable lease or with aggregate net effective rent under such replacement lease(s) of no less than 90% of the net effective rent under the replaced lease.

A “USAA Office Portfolio Lease Sweep Cap Amount” means, with respect to any USAA Office Portfolio Trigger Period caused solely by a USAA Office Portfolio Lease Sweep Period, an amount equal to the product of (x) $30, and (y) the rentable square footage under the applicable lease(s) to USAA and to the extent causing the applicable USAA Office Portfolio Lease Sweep Period.

■	Lockbox and Cash Management. The USAA Office Portfolio Loan Combination is structured with a hard lockbox and springing cash management. The borrowers are required to direct each tenant at each USAA Office Portfolio Property to deposit rents directly into a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to the USAA Office Portfolio Properties and all other money received by the borrowers or the property manager with respect to the USAA Office Portfolio Properties (other than tenant security deposits) to be deposited into a lender-controlled lockbox account or, during a continuing USAA Office Portfolio Trigger Period or an event of default, a lender-controlled cash management account within one business day of receipt. On each business day during the continuance of a USAA Office Portfolio Trigger Period or an event of default, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no USAA Office Portfolio Trigger Period or event of default is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account.

On each payment date during the continuance of a USAA Office Portfolio Trigger Period or, at the lender’s discretion, during an event of default under the USAA Office Portfolio Loan Combination, all funds on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be reserved as additional collateral for the USAA Office Portfolio Loan Combination, unless such USAA Office Portfolio Trigger Period is solely caused by a USAA Office Portfolio Lease Sweep Period, in which case the amount required to be reserved as additional collateral is equal to the amount necessary to cause the sum of the amounts in the excess cash reserve account, the tenant improvements and leasing commissions reserve account and the capital expenditure reserve account to equal the USAA Office Portfolio Lease Sweep Cap Amount.

■	Property Management. The USAA Office Portfolio Properties are self-managed by the sole tenant. Under the related loan documents, the USAA Office Portfolio Properties are required to be managed during the term of the USAA Office Portfolio Loan Combination by any of (i) the sole tenant, (ii) JLL, (iii) CBRE, (iv) Cushman & Wakefield, (v) any affiliate of the borrower sponsor, (vi) a reputable and experienced owner, operator or manager of commercial properties with at least five years’ experience in the ownership, operation or management of properties similar to the USAA Office Portfolio Properties containing at least 5,000,000 rentable square feet, provided that such property manager is not the subject of bankruptcy or similar proceedings or (vii) any other management company reasonably approved by the lender and with respect to which a Rating Agency Confirmation has been received.

The lender has the right to replace, or require the borrowers to replace, any property manager appointed by the borrowers with a property manager selected by the borrowers, subject to the lender’s reasonable approval (or, in the event of an event of default under the USAA Office Portfolio Loan Combination or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, selected by the lender) (i) during the continuance of an event of default under the USAA Office Portfolio Loan Combination, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files or is the subject of a bankruptcy petition, (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of creditors or (vi) if the property manager is adjudicated insolvent.

LOAN #4: usaa oFFICE pORTFOLIO

■	Release of Collateral. Provided no event of default under the USAA Office Portfolio Loan Combination is continuing, the borrowers have a one-time right at any time from and after July 6, 2020 to obtain the release of a single USAA Office Portfolio Property subject to the satisfaction of certain conditions, including, among others: (i) prepayment (together with any applicable yield maintenance premium) in an amount equal to the greater of (x) 110% of the allocated loan amount for the applicable USAA Office Portfolio Property or (y) the portion of the net proceeds received by the borrowers in connection with the sale of such USAA Office Portfolio Property that when applied to the repayment of the USAA Office Portfolio Loan Combination would result in a loan-to-value ratio of not greater than 60% (based on a newly acquired appraisal of the applicable USAA Office Portfolio Properties), (ii) after giving effect to such release, the debt yield (as calculated under the loan documents) for the 12-month period ending on the last day of the most recent fiscal quarter, is no less than the greater of (x) 8.3% and (y) the debt yield (as calculated under the loan documents) immediately prior to such release, and (iii) if requested by lender, delivery of a REMIC opinion.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. So long as TRIPRA is in effect, the borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the USAA Office Portfolio Properties, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, but terrorism insurance is commercially available, then the borrowers will be required to maintain terrorism insurance, but will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #5: GRAnd canal Shoppes

VENETIAN
TAO
TAO

TAO

GRAND CANAL SHOPPES
SHOPPING & DINING

LOAN #5: GRAnd canal Shoppes

LOAN #5: GRAnd canal Shoppes

LOAN #5: GRAnd canal Shoppes

LOAN #5: GRAnd canal Shoppes

LOAN #5: GRAnd canal Shoppes

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(3)	GSMC
Location (City/State)	Las Vegas, Nevada	Cut-off Date Principal Balance(4)	$70,384,615
Property Type	Retail	Cut-off Date Principal Balance per SF(2)	$1,000.14
Size (SF)(1)	759,891	Percentage of Initial Pool Balance	7.5%
Total Occupancy as of 5/31/2019	94.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 5/31/2019	94.0%	Type of Security	Fee Simple / Leasehold
Year Built / Latest Renovation	1999 / 2007	Mortgage Rate(5)	3.74080%
Appraised Value	$1,640,000,000	Original Term to Maturity (Months)	120
Borrower Sponsors	Brookfield Properties REIT Inc. and Nuveen Real Estate	Original Amortization Term (Months)	NAP
Property Management	Brookfield Properties Retail Inc.	Original Interest Only Period (Months)	120
First Payment Date	8/1/2019
Maturity Date	7/1/2029

Underwritten Revenues	$104,029,334
Underwritten Expenses	$31,007,624	Escrows(6)
Underwritten Net Operating Income (NOI)	$73,021,709	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$70,997,903	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	46.3%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	46.3%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.53x / 2.46x	TI/LC	$12,309,694	$0
Debt Yield Based on Underwritten NOI / NCF(2)	9.6% / 9.3%	Other(7)	$1,218,246	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Combination Amount	$760,000,000	77.9%	Loan Payoff	$627,284,452	64.3%
Subordinate Loan Amount	215,000,000	22.1	Principal Equity Distribution	333,044,567	34.2
Reserves	13,527,940	1.4
Closing Costs	1,143,041	0.1

Total Sources	$975,000,000	100.0%	Total Uses	$975,000,000	100.0%

(1)	Size (SF) excludes the 84,743 SF space currently leased to Barneys New York. This space is included in the collateral; however, the borrowers have the right to obtain a free release with respect to such space. As such, no value or rental income has been attributed to this space.

(2)	Calculated based on the aggregate outstanding principal balance of the Grand Canal Shoppes Senior Loans.

(3)	The Grand Canal Shoppes Loan Combination was co-originated by MSBNA, WFB, JPMCB and GS Bank.

(4)	The Cut-off Date Principal Balance represents the non-controlling note A-4-2 and note A-4-5 of the $975,000,000 Grand Canal Shoppes Loan Combination.

(5)	Reflects the Grand Canal Shoppes Senior Loans only. The Grand Canal Shoppes Subordinate Loans accrue interest at the rate of 6.25000% per annum.

(6)	See “—Escrows” below.

(7)	Other escrows represent the $1,218,246 reserved for gap rent associated with five tenants.

■	The Mortgage Loan. The mortgage loan (the “Grand Canal Shoppes Loan”) is part of a loan combination (the “Grand Canal Shoppes Loan Combination”) consisting of 24 senior pari passu promissory notes (note A-1-1, note A-1-2, note A-1-3, note A-1-4, note A-1-5, note A-1-6, note A-1-7, note A-1-8, note A-2-1, note A-2-2-1, note A-2-2-2, note A-2-3, note A-2-4, note A-2-5, note A-3-1, note A-3-2, note A-3-3, note A-3-4, note A-3-5, note A-4-1, note A-4-2, note A-4-3, note A-4-4 and note A-4-5) with an aggregate original principal balance of $760,000,000 (the “Grand Canal Shoppes Senior Loans”) and four subordinate pari passu promissory notes (note B-1, note B-2, note B-3 and note B-4) with an aggregate original principal balance of $215,000,000 (the “Grand Canal Shoppes Subordinate Loans”). The Grand Canal Shoppes Loan Combination has an aggregate original principal balance of $975,000,000 and is secured by a first mortgage encumbering the borrowers’ fee simple and leasehold interests in a 759,891 SF specialty retail center that predominantly comprises the first-, second-, and third-levels of the Venetian Hotel and Casino and Palazzo Resort and Casino located in Las Vegas, Nevada (the “Grand Canal Shoppes Property”). The Grand Canal Shoppes Loan, which will be included in the CGCMT 2019-GC43 securitization transaction, is evidenced by the non-controlling note A-4-2 and note A-4-5, has an outstanding principal balance as of the Cut-off Date of $70,384,615 and represents approximately 7.5% of the Initial Pool Balance.

The Grand Canal Shoppes Loan Combination was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”), Wells Fargo Bank, N.A. (“WFB”), JPMorgan Chase Bank, National Association (“JPMCB”) and Goldman Sachs Bank USA (“GS Bank”) on June 3, 2019. The non-controlling notes A-1-1 and A-1-6 were included in the MSC 2019-H7 securitization transaction. The non-controlling notes A-1-2 and A-2-1 were included in the BANK 2019-BNK19 securitization transaction. The non-controlling note A-3-1 was included in the Benchmark 2019-B12 securitization transaction. The other note holders are set forth in the Loan Combination Summary below. The Grand Canal Shoppes Loan received a credit assessment of BBB-SF by Fitch and BBB (high)(SF) by DBRS.

The Grand Canal Shoppes Senior Loans (including the Grand Canal Shoppes Loan) have an interest rate of 3.74080% per annum and the Grand Canal Shoppes Subordinate Loans have an interest rate of 6.25000% per annum, resulting in an initial weighted average interest rate of approximately 4.29411076923077% per annum on the Grand Canal Shoppes Loan Combination. The borrowers utilized the proceeds of the Grand Canal Shoppes Loan Combination to

LOAN #5: GRAnd canal Shoppes

refinance existing securitized debt on the Grand Canal Shoppes Property, pay closing costs, fund reserves and return equity to the borrower sponsor.

The Grand Canal Shoppes Loan Combination had an initial term of 120 months and has a remaining term of 116 months as of the Cut-off Date. The Grand Canal Shoppes Loan Combination requires interest-only payments during its term. The scheduled maturity date of the Grand Canal Shoppes Loan Combination is July 1, 2029. The Grand Canal Shoppes Loan Combination may be voluntarily prepaid in whole (but not in part) at any time from and after March 1, 2029. In addition, prior to March 1, 2029 and provided that no event of default is continuing, defeasance with direct, non-callable obligations of the United States of America is permitted at any time after the earlier of (a) the second anniversary of the closing date of the securitization into which the last piece of the Grand Canal Shoppes Loan Combination is deposited and (b) June 3, 2022.

The table below summarizes the promissory notes that comprise the Grand Canal Shoppes Loan Combination. The relationship between the holders of the Grand Canal Shoppes Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Grand Canal Shoppes Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece

Note A-1-1	$60,000,000	$60,000,000	MSC 2019-H7	Yes(1)
Note A-1-2	50,000,000	50,000,000	BANK 2019-BNK19	No
Note A-1-3	40,000,000	40,000,000	MSBNA(2)	No
Note A-1-4	40,000,000	40,000,000	BANK 2019-BNK21	No
Note A-1-5	13,846,154	13,846,154	MSBNA(2)	No
Note A-1-6	10,000,000	10,000,000	MSC 2019-H7	No
Note A-1-7	10,000,000	10,000,000	BANK 2019-BNK20	No
Note A-1-8	10,000,000	10,000,000	BANK 2019-BNK20	No
Note A-2-1	50,000,000	50,000,000	BANK 2019-BNK19	No
Note A-2-2-1	20,000,000	20,000,000	BANK 2019-BNK20	No
Note A-2-2-2	30,000,000	30,000,000	CSAIL 2019-C17	No
Note A-2-3	40,000,000	40,000,000	UBS 2019-C17	No
Note A-2-4	25,000,000	25,000,000	UBS AG(3)	No
Note A-2-5	10,384,615	10,384,615	UBS 2019-C17	No
Note A-3-1	50,000,000	50,000,000	Benchmark 2019-B12	No
Note A-3-2	50,000,000	50,000,000	Benchmark 2019-B13	No
Note A-3-3	40,000,000	40,000,000	JPMCB(4)	No
Note A-3-4	25,000,000	25,000,000	CF 2019-CF2	No
Note A-3-5	10,384,615	10,384,615	JPMCB(4)	No
Note A-4-1	60,000,000	60,000,000	CGCMT 2019-GC41	No
Note A-4-2	60,000,000	60,000,000	CGCMT 2019-GC43	No
Note A-4-3	20,000,000	20,000,000	GSMS 2019-GC42	No
Note A-4-4	25,000,000	25,000,000	GSMS 2019-GSA1	No
Note A-4-5	10,384,615	10,384,615	CGCMT 2019-GC43	No
B notes	215,000,000	215,000,000	CPPIB Credit Investments II Inc.	Yes(1)
Total	$975,000,000	$975,000,000

(1)	The initial controlling noteholder is the holder or holders of a majority of the Grand Canal Shoppes Subordinate Loans (by principal balance).The holder of the Grand Canal Shoppes Subordinate Companion Loans will have the right to appoint the special servicer of the Grand Canal Shoppes Loan Combination and to direct certain decisions with respect to the Grand Canal Shoppes Loan Combination, unless a control appraisal event exists under the related co-lender agreement, upon which note A-1-1 will be the controlling note. The Grand Canal Shoppes Loan Combination is serviced pursuant to the pooling and servicing agreement for the MSC 2019-H7 securitization.

(2)	Notes A-1-3 and A-1-5 are currently held by MSBNA and are expected to be contributed to one or more future securitization trusts.

(3)	Note A-2-4 is currently held by UBS AG and is expected to be contributed to one or more future securitization trusts.

(4)	Notes A-3-3 and A-3-5 are currently held by JPMCB and are expected to be contributed to one or more future securitization trusts.

LOAN #5: GRAnd canal Shoppes

The Grand Canal Shoppes Loan Combination capital structure is shown below:

Grand Canal Shoppes Loan Combination Capital Structure

(1)	The initial weighted average interest rate of the notes comprising the Grand Canal Shoppes Loan Combination is 4.29411076923077%. The interest rate on the Grand Canal Shoppes Loan Combination as of any date of determination will be the weighted average interest rate of the notes comprising the Grand Canal Shoppes Loan Combination.

(2)	Based on the “as-is” appraised value of $1,640,000,000 as of April 3, 2019.

(3)	Based on the UW NOI of $73,021,709 and the UW NCF of $70,997,903.

(4)	Based on the “as-is” appraised value of $1,640,000,000, the Implied Borrower Sponsor Equity is $665,000,000.

■	The Mortgaged Property: The Grand Canal Shoppes Property is a 759,891 SF specialty retail center that predominantly comprises the first-, second- and third-level of the Venetian Hotel and Casino and Palazzo Resort and Casino. The Grand Canal Shoppes Property opened in 1999, with an expansion in conjunction with the completion of the Palazzo Resort and Casino (“The Palazzo”) in 2007, and was anchored by an 84,743 SF, three-level Barneys New York, which closed in connection with Barneys New York filing for bankruptcy in August 2019. The Barneys New York space is part of the collateral for the Grand Canal Shoppes Loan Combination, but the borrowers have the right to obtain a release of the Barneys Parcel without any payment of a release price. At origination, no value or rental income was attributed to the Barneys Parcel.

The Venetian Hotel and Casino and The Palazzo are luxury hotels and casino resorts situated within the southeast quadrant of Las Vegas Boulevard and Sands Avenue. The Venetian Hotel and Casino and The Palazzo are owned and operated by Las Vegas Sands. The overall resort complex is the largest on The Strip, and includes 4,049 rooms within the Venetian Hotel and Casino, 3,068 rooms/suites within The Palazzo, and 225,000 SF of gaming space (combined), none of which are collateral for the Grand Canal Shoppes Loan Combination. The Grand Canal Shoppes Property is physically connected to the Venetian Hotel and Casino and The Palazzo, which combine to create a large hotel and resort complex with over 7,000 hotel rooms, 2.3 million SF of meeting space, one million SF of retail space and more than 30 restaurants. In addition, the Grand Canal Shoppes Property is within walking distance to over 140,000 hotel rooms.

LOAN #5: GRAnd canal Shoppes

The Grand Canal Shoppes Property is situated across 21.1 acres of land along the central portion of Las Vegas Boulevard (“The Strip”). The Grand Canal Shoppes Property is a premier shopping, entertainment and dining venue in Las Vegas featuring a unique Venetian-inspired setting with luxury retailers and restaurant concepts. Attractions include a gondola ride through the canals of the Grand Canal Shoppes Property as well as showroom/theater space for live performances.

The Grand Canal Shoppes Property is currently 94.0% leased as of May 31, 2019. According to the appraisal, the Grand Canal Shoppes Property generates average mall shop sales of over $1,000 per SF. The Grand Canal Shoppes Property generated $427.6 million in gross sales with comparable in line sales inclusive of the food court of $1,182 per SF as of TTM February 2019. The Grand Canal Shoppes Property generates over 60% of its top line revenue from food and entertainment offerings, including restaurants such as TAO Asian Bistro, which features a night and beach club, Grand Lux Café, Sushi Samba, Delmonico Steakhouse, CUT By Wolfgang Puck, Smith & Wollensky, Verdugo West Brewery, Xiang Tian Xia Chinese Hot Pot and Recital Karaoke, among others. Noteworthy luxury retailers at the Grand Canal Shoppes Property include Louis Vuitton, Salvatore Ferragamo, Fendi and Jimmy Choo.

From 2015 through January 2019, capital expenditures, inclusive of development capital and landlord work, of approximately $20.3 million ($26.70 per SF) were invested in the Grand Canal Shoppes Property. In addition, there is a planned renovation and redevelopment of the common areas within the shopping areas above The Palazzo. Ownership is budgeting an approximately $12.0 million plan to improve lighting and finishes, in an attempt to maintain existing tenants and attract new tenants to this portion of the Grand Canal Shoppes Property. The renovations commenced in August 2019 and are expected to be completed in mid-December 2019. In addition, new finishes and lighting are expected to be completed in conjunction with a proposed 27,422 SF international food hall. Such renovation and redevelopment, as well as development of the new food hall, are not required by or reserved for under the Grand Canal Shoppes Loan Combination documents, and we cannot assure you that any such renovation, redevelopment, or food hall development will be completed.

The following table presents a summary of historical tenant sales at the Grand Canal Shoppes Property:

Historical Tenant Sales Summary (1)

	2015	2016	2017	2018	TTM February 2019 Sales	TTM February 2019 Sales per SF
Anchor / Major Sales	$129,599,970	$129,282,829	$130,862,228	$138,705,093	$140,317,346	$1,046
Comparable In-Line Sales	$200,973,916	$207,912,708	$223,524,143	$244,916,086	$244,795,176	$1,154
Comparable Food Court Sales	$17,055,210	$19,744,070	$21,275,466	$23,538,795	$23,688,945	$1,580

(1)	Information as provided by the borrower sponsors and only includes tenants reporting sales.

The first floor of the Barneys New York space and the casino level (ground floor) space are leased by the borrowers, pursuant to air rights ground leases, which do not include the underlying land. The casino level space consists of restaurants and retail shops contained on the casino levels (ground floor) of the Venetian Hotel and Casino and The Palazzo Resort. The ground lease for the casino level of the Venetian Hotel and Casino portion of the Grand Canal Shoppes Property expires in 2093, and the ground lease for the casino level of The Palazzo Resort portion of the Grand Canal Shoppes Property expires in 2097. Each of the annual rents for these leases is $1 and the borrowers have the option to purchase the premises for $1 on the respective expiration dates. The remaining collateral, except for the Walgreens air rights lease space, is owned in fee. A portion of the fee is located at the ground level (the retail annex), with the majority fee located on levels 2 and 3. The collateral is vertically subdivided; i.e., the fee ownership is solely of the designated space on the ground level and levels 2 and 3. A reciprocal easement agreement governs the relationship among the owner of the Grand Canal Shoppes Property, and the owners of other interests in the complex that includes the Venetian Hotel and Casino and The Palazzo Resort. The Walgreens air rights lease space refers to the air rights above the Walgreens space (the Walgreens space itself is owned by a third party), for which the lease expires in 2064 with one, 40-year extension option. The Walgreens air rights space is currently occupied by Buddy V’s Ristorante and Carlo’s Bakery (12,839 SF, 1.5% of underwritten base rent). The Venetian Hotel and Casino subleases a portion of the air rights parcel from the borrowers pursuant to a separate sublease. The Venetian Hotel and Casino is responsible under its sublease for an amount equal to 80.68% of the ground rent under the Walgreens lease.

LOAN #5: GRAnd canal Shoppes

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Grand Canal Shoppes Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Venetian Casino Resort(3)	NR / NR / BBB-	81,105	10.7%	$4,598,023	6.9%	$56.69	5/31/2029	1, 8-year option
Emporio D’Gondola(4)	NR / NR / NR	922	0.1	4,051,692	6.0	4,394.46	5/31/2029	10, 5-year options
Regis Galerie(5)	NR / NR / NR	28,099	3.7	2,367,955	3.5	84.27	5/31/2025	1, 5-year option
Sephora	NR / A1 / A+	10,074	1.3	2,299,995	3.4	228.31	7/31/2021	None
Welcome to Las Vegas(6)	NR / NR / NR	14,234	1.9	2,000,502	3.0	140.54	12/31/2020	None
TAO(7)	NR / NR / NR	49,441	6.5	1,576,386	2.4	31.88	1/31/2025	1, 5-year option
Grand Lux Cafe	NR / NR / NR	19,100	2.5	1,463,633	2.2	76.63	12/31/2029	None
CUT By Wolfgang Puck	NR / NR / NR	12,247	1.6	1,261,441	1.9	103.00	5/31/2028	1, 5-year option
Mercato Della Pescheria	NR / NR / NR	16,479	2.2	1,131,448	1.7	68.66	11/30/2025	2, 5-year options
Bellusso Jewelry	NR / NR / NR	2,999	0.4	1,068,964	1.6	356.44	11/30/2022	1, 5-year option
Largest Tenants		234,700	30.9%	$21,820,039	32.6%	$92.97
Remaining Owned Tenants		479,928	63.2	45,214,842	67.4	94.21
Vacant Spaces (Owned Space)		45,263	6.0	0	0.0	0.00
Totals / Wtd. Avg. Tenants		759,891	100.0%	$67,034,881	100.0%	$93.80

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent reflects the following: (a) in-place leases based on the May 2019 rent roll and (b) contractual rent steps of $2,184,628 through May 31, 2020.

(3)	Venetian Casino Resort has (i) 34,088 SF expiring on July 31, 2025, (ii) 38,920 SF expiring on May 31, 2029, (iii) 8,096 SF expiring on September 30, 2033 and (iv) 1 SF expiring on December 31, 2019 that collectively generates $60,991 in underwritten base rent.

(4)	Emporio D’Gondola operates as the gondola attraction at the Grand Canal Shoppes Property.

(5)	Regis Galerie has 8,406 SF expiring on December 31, 2020, 4,654 SF expiring on February 29, 2020 and 15,039 SF expiring on May 31, 2025.

(6)	Welcome to Las Vegas has an additional lease that is expected to commence in February 1, 2020. Gap rent was reserved by the lender at origination. 10,239 SF is expiring on December 31, 2020 and the remaining 3,995 SF is expiring on January 31, 2030.

(7)	TAO has 39,553 SF expiring on January 31, 2025, 8,800 SF expiring on May 31, 2029 and 1,088 SF expiring on January 31, 2020.

The following table presents certain information relating to the lease rollover schedule at the Grand Canal Shoppes Property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring leases
MTM	2,080	0.3%	0.3%	$0	0.0%	$0.00	3
2019	39,567	5.2	5.5%	2,436,560	3.6	61.58	17
2020	80,052	10.5	16.0%	4,475,224	6.7	55.90	29
2021	28,634	3.8	19.8%	5,748,002	8.6	200.74	16
2022	35,084	4.6	24.4%	4,683,674	7.0	133.50	13
2023	41,038	5.4	29.8%	5,490,655	8.2	133.79	20
2024	60,412	8.0	37.8%	6,381,261	9.5	105.63	24
2025	146,378	19.3	57.0%	10,519,793	15.7	71.87	20
2026	29,721	3.9	60.9%	2,751,933	4.1	92.59	9
2027	6,142	0.8	61.7%	859,431	1.3	139.93	3
2028	48,011	6.3	68.1%	4,940,574	7.4	102.91	9
2029	185,418	24.4	92.5%	18,048,649	26.9	97.34	27
2030 & Thereafter	12,091	1.6	94.0%	699,125	1.0	57.82	2
Vacant	45,263	6.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	759,891	100.0%		$67,034,881	100.0%	$93.80	192

(1)	Calculated based on approximate square footage occupied by each owned tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	UW Base Rent reflects the following: (a) in-place leases based on the May 2019 rent roll and (b) contractual rent steps of $2,184,628 through May 31, 2020.

LOAN #5: GRAnd canal Shoppes

The following table presents certain information relating to historical occupancy at the Grand Canal Shoppes Property:

Historical Leased %(1)

	2014	2015	2016	2017	2018	As of 5/31/2019
The Venetian Hotel and Casino	95.1%	92.6%	98.3%	95.7%	99.1%	97.1%
Palazzo Resort and Casino	88.2%	89.5%	86.2%	88.4%	83.0%	86.2%
Total / Wtd. Avg.	92.6%	91.5%	93.9%	93.0%	93.3%	94.0%

(1)	As provided by the borrowers and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Grand Canal Shoppes Property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 3/31/2019	Underwritten(2)	Underwritten $ per SF
Base Rent(2)	$68,255,204	$67,507,328	$66,471,558	$66,941,590	$67,034,881	$88.22
Total Recoveries	31,633,869	27,875,777	25,766,223	25,166,107	26,539,087	34.92
Other Income(3)	12,765,993	12,203,223	10,872,872	10,365,738	10,455,366	13.76
Less Vacancy & Credit Loss	0	0	0	0	0	0.00
Effective Gross Income	$112,655,066	$107,586,327	$103,110,653	$102,473,435	$104,029,334	$136.90

Real Estate Taxes	$1,952,631	$1,995,183	$2,076,447	$2,102,023	$2,102,023	$2.77
Insurance	268,881	248,826	253,530	260,040	260,040	0.34
Other Operating Expenses(4)	31,074,924	30,916,371	29,454,203	28,645,562	28,645,562	37.70
Total Expenses	$33,296,436	$33,160,381	$31,784,180	$31,007,624	$31,007,624	$40.81

Net Operating Income(2)	$79,358,630	$74,425,947	$71,326,473	$71,465,811	$73,021,709	$96.09
Capital Expenditures	0	0	0	0	0	0.00
TI/LC	0	0	0	0	2,023,806	2.66
Net Cash Flow	$79,358,630	$74,425,947	$71,326,473	$71,465,811	$70,997,903	$93.43

Occupancy(5)	93.9%	93.0%	93.3%	93.9%	94.0%
NOI Debt Yield(6)	10.4%	9.8%	9.4%	9.4%	9.6%
NCF DSCR(6)	2.75x	2.58x	2.47x	2.48x	2.46x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent reflects the following: (a) in-place leases based on the May 2019 rent roll and (b) contractual rent steps of $2,184,628 through May 31, 2020 and excludes any rent associated with the Barneys New York space. The increase from TTM 3/31/2019 to Underwritten Base Rent and Net Operating Income is due to recent leasing activity.

(3)	Other Income includes vending income, enterprise income, advertising revenue sponsorship income, specialty leasing income, overage rent and percent in lieu.

(4)	Other Operating Expenses includes the Walgreens ground/air rights lease rent of which $113,475, 19.32% of the annual ground lease payment, was underwritten. The Venetian Hotel and Casino is responsible under its sublease for the remaining 80.68% of the ground rent under the Walgreens lease.

(5)	2016, 2017 and 2018 occupancy reflects average occupancy for the indicated year ended December 31. Underwritten Occupancy is based on the underwritten rent roll dated May 31, 2019.

(6)	NOI Debt Yield and NCF DSCR are based on the Grand Canal Shoppes Senior Loans and exclude the Grand Canal Shoppes Subordinate Loans.

■	Appraisal. According to the appraisal, the Grand Canal Shoppes Property had an “as-is” appraised value of $1,640,000,000 as of April 3, 2019, which excludes an 84,743 SF space currently leased to Barneys New York (the “Barneys Parcel”) that is subject to a free release under the loan documents as described under “—Release of Collateral” below. The “as-is” appraised value including the Barneys Parcel is $1,680,000,000 as of April 3, 2019.

Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$1,640,000,000	N/A	4.50%
Discounted Cash Flow Approach	$1,682,600,000	6.25%	5.00%(2)

(1)	Based on the “as-is” appraised value, excluding the Barney’s space.

(2)	Represents the terminal cap rate.

■	Environmental Matters. According to a Phase I environmental report, dated May 15, 2019, there are no recognized environmental conditions or recommendations for further action at the Grand Canal Shoppes Property other than to continue implementation of the existing asbestos operations and maintenance plan.

LOAN #5: GRAnd canal Shoppes

■	Market Overview and Competition. The Grand Canal Shoppes Property is located in Las Vegas, Nevada along The Strip. The Grand Canal Shoppes Property’s tenant mix of retail, restaurants, and entertainment offerings benefits from Las Vegas’s tourists, convention center attendees, and residents. The Grand Canal Shoppes Property is adjacent to the Sands Expo Convention Center, a 1.8 million SF meeting and convention center. Additionally, Las Vegas has various developments in process that are expected to be completed in 2020 and beyond. The most notable of these developments is the MSG Sphere, an 18,000 seat performance venue being developed by Madison Square Garden and Las Vegas Sands just east of the Grand Canal Shoppes Property, the construction of the 65,000 seat Las Vegas Stadium, the new home of the NFL’s Oakland Raiders, which is expected to also double as a live entertainment and convention venue, and the Las Vegas Convention Center District is under redevelopment with a 1.4 million SF expansion. We cannot assure you as to whether or when such developments will be completed.

Primary access to the Grand Canal Shoppes Property is provided by Interstate 15, the region’s primary north-south route, which is situated approximately one mile west of the Grand Canal Shoppes Property, with access gained via Spring Mountain Road/Sands Avenue. The Grand Canal Shoppes Property is located approximately three miles north of the McCarran International Airport and has direct access to Citizen Area Transit, which has over 41 routes running throughout the region. According to the appraisal, there were over 42.1 million visitors traveling to Las Vegas, and convention visitors exceeding 6.5 million in 2018. According to the appraisal, the estimated 2018 population within a five-, seven- and ten-mile radius of the Grand Canal Shoppes Property was 410,151, 911,414 and 1,661,641, respectively. The estimated 2018 average household income within a five-, seven- and ten-mile radius was $54,257, $60,146 and $70,983, respectively.

The Grand Canal Shoppes Property is located in the Southeast submarket of the Las Vegas retail market. According to the appraisal, as of the fourth quarter of 2018, the vacancy rate in the Southeast submarket was approximately 14.5%, with average asking rents of $19.41 per SF and inventory of approximately 5.1 million SF. According to the appraisal, as of the fourth quarter of 2018, the vacancy rate in the Las Vegas retail market was approximately 13.4%, with average asking rents of $22.34 per SF and inventory of approximately 29.9 million SF. The appraiser concluded a market rent of $98.23 per SF for the space at the Grand Canal Shoppes Property.

The following table presents certain information relating to the primary competition for the Grand Canal Shoppes Property:

Competitive Set(1)

Property, Location	Type	Year Built / Renovated	Size (SF)	Occupancy	Sales per SF	Anchor Tenants	Distance to Subject (mi.)
Grand Canal Shoppes Property Las Vegas, NV	Specialty Retail	1999/2007	759,891	94.0%(2)	$1,182(3)	TAO Nightclub, Theater, Grand Lux Café, Mercato Della Pescheria, TAO Asian Bistro, Recital Karaoke, Madame Tussaud Las Vegas, Verdugo West Brewery, Golden Gai	N/A
Primary Competition
Forum Shops at Caesars Las Vegas, NV	Fashion/ Specialty	1992/1997, 2004	650,000	99%	$1,400 - $1,700	Upscale/themed retail project at Caesars with 1-2 levels	0.5
Wynn Las Vegas Retail Las Vegas, NV	Fashion/ Specialty	2005/2008	150,000	95%	$2,000 - $3,000	Upscale retail areas located within The Wynn Las Vegas and Wynn Encore	0.3
The Shops at Crystals Las Vegas, NV	Fashion/ Specialty	2009/NAP	360,000	94%	$1,200 - $1,400	Upscale specialty retail center with 3-levels on Las Vegas Strip part of City Center	1.1
Miracle Mile Shops Las Vegas, NV	Fashion/ Specialty	2000/2008, 2016	494,000	93%	$825 - $875	Mid-Tier specialty retail center with 1 and 2 stories at Planet Hollywood	1.0
Fashion Show Mall Las Vegas, NV	Super-Regional Center	1981/ Various(4)	1,875,400	95%	$825 - $875	Neiman Marcus, Dillard’s, Macy’s, Saks, Forever 21, Nordstrom, Dick’s Sporting Goods	0.3
Secondary Competition
The Linq Promenade Las Vegas, NV	Fashion/ Specialty	2014/NAP	268,000	93%	- - -	Retail and entertainment specialty center including a number of restaurants and performance venues	0.4
Bellagio Shops Las Vegas, NV	Fashion/ Specialty	1998/NAP	-	100%	- - -	Upscale shopping area located within Bellagio Resort and Casino	0.8
The Showcase Las Vegas, NV	Specialty Retail	1997/2003, 2009	347,281	97%	- - -	Coca-Cola, Ross, Hard Rock, M&M’s, Adidas	1.6
Las Vegas Premium Outlets Las Vegas, NV	Outlet Center	2003/NAP	676,113	100%	$1,400 - $1,600	Last Call Neiman Marcus, Off 5th Saks 5th Avenue, Nike	3.5

(1)	Source: Appraisal

(2)	Based on underwritten rent roll dated May 31, 2019.

(3)	Comparable in-line sales shown as of February 28, 2019.
(4)	The property was renovated in 1993, 2002, 2003, 2013 and 2015.

LOAN #5: GRAnd canal Shoppes

■	The Borrowers. The borrowers are Grand Canal Shops II, LLC and The Shoppes at the Palazzo, LLC, each a Delaware limited liability company that is structured to be bankruptcy remote with two independent directors. The borrower sponsors are Brookfield Properties REIT Inc. and Nuveen Real Estate. The nonrecourse carveout guarantor is BPR Nimbus LLC, an affiliate of Brookfield Properties REIT Inc. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Grand Canal Shoppes Loan Combination.

Brookfield Properties REIT Inc. (“Brookfield”) ranks among the largest retail real estate companies in the United States. Its portfolio of mall properties spans the nation, encompassing 170 locations across 42 states and representing over 146 million SF of retail space. Brookfield is focused on managing, leasing and redeveloping retail properties. Nuveen Real Estate is the investment management arm of Teachers Insurance and Annuity Association. Nuveen Real Estate manages various funds and mandates, across both public and private investments, and spanning both debt and equity and has over 80 years of real estate investing experience and more than 500 employees located across over 20 cities throughout the United States, Europe and Asia Pacific.

■	Escrows. On the origination date, the borrowers funded (i) a tenant improvements and leasing commissions reserve in the amount of $12,309,694 and (ii) a gap rent reserve in the amount of $1,218,246.

On each due date during a Grand Canal Shoppes Cash Management Period, the borrowers will be required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the property taxes and insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months, unless in the case of insurance premiums, the borrowers is maintaining a blanket policy; (ii) a replacement reserve in the amount of $16,122 (subject to an aggregate cap of $386,928); (iii) a tenant improvements and leasing commissions reserve in the amount of $96,731 (subject to an aggregate cap of $2,321,544); and (iv) a ground rents reserve in an amount equal to one-twelfth of the annual amounts payable by each of the borrowers, as applicable, pursuant to the two ground leases and the air rights lease described under “—Ground Leases” below.

A “Grand Canal Shoppes Cash Management Period” means a period (i) commencing upon an event of default under the Grand Canal Shoppes Loan Combination and ending when such event of default is cured or waived or (ii) commencing on the date that that the debt yield (as calculated under the loan documents) is less than 6.5% as of the end of any calendar year and ending on the date that the debt yield is greater than or equal to 6.5% for two consecutive calendar quarters.

■	Lockbox and Cash Management. The Grand Canal Shoppes Loan Combination is structured with a hard lockbox and springing cash management. The borrowers are required to deliver tenant direction letters instructing all tenants to deposit rents into a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to the Grand Canal Shoppes Property and all other money received by the borrowers or the property manager with respect to the Grand Canal Shoppes Property (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account within two business days of receipt thereof. On each business day that no Grand Canal Shoppes Cash Management Period or event of default under the Grand Canal Shoppes Loan Combination is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each second business day during a Grand Canal Shoppes Cash Management Period or during the continuance of an event of default under the Grand Canal Shoppes Loan Combination, all funds in the lockbox account are required to be swept into the cash management account.

During the continuance of a Grand Canal Shoppes Cash Management Period and so long as no event of default is continuing, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be swept into a borrower-controlled operating account, unless a Grand Canal Shoppes Cash Sweep Period is continuing, in which case such amounts are required to be deposited into an excess cash flow reserve account as additional collateral for the Grand Canal Shoppes Loan Combination.

A “Grand Canal Shoppes Cash Sweep Period” means a period (i) commencing upon an event of default under the Grand Canal Shoppes Loan Combination and ending when such event of default is cured or waived or (ii) commencing on the date that that the debt yield (as calculated under the loan documents) is less than 6.0% as of the end of any calendar year and ending on the date that the debt yield is greater than or equal to 6.0% for two consecutive calendar quarters.

LOAN #5: GRAnd canal Shoppes

■	Property Management. The Grand Canal Shoppes Property is currently managed by Brookfield Properties Retail Inc. pursuant to a management agreement. Under the related loan documents, the Grand Canal Shoppes Property is required to be managed by Brookfield Properties Retail Inc., any affiliate of the borrower sponsor or Brookfield, or a reputable and experienced management organization that manages at least five shopping centers in the United States having an aggregate square footage of at least 3,750,000 square feet and has a net worth greater than one billion dollars. The lender has the right to require the borrowers to replace the property manager with a property manager selected by the borrowers (i) during the continuance of an event of default under the Grand Canal Shoppes Loan Combination, (ii) if such property manager becomes bankrupt or insolvent or (iii) if a default occurs under the related management agreement that would allow the borrowers to terminate such management agreement

■	Release of Collateral. Provided that no event of default is continuing, the borrowers may obtain the release of a portion of Grand Canal Shoppes Property consisting of the Barneys Parcel without defeasance or prepayment (except as required by REMIC regulations) upon a bona fide sale to an unaffiliated third party and subject to the satisfaction of certain conditions, including, among others: (i) the lender receives reasonably satisfactory evidence that all portions of the Barneys Parcel owned by the borrowers in fee simple have been legally subdivided from all portions of the Grand Canal Shoppes Property remaining after the release, (ii) the loan-to-value ratio following such release is less than or equal to 125% (provided that the borrowers may prepay the “qualified amount” as defined in Internal Revenue Service Revenue Procedure 2010-30, in order to satisfy such requirement, together with any applicable yield maintenance premium) and (iii) delivery of a REMIC opinion. From and after the release of the Barneys Parcel, without the prior consent of the lender, neither the borrowers nor any of their affiliates may solicit, cause or facilitate the relocation of any existing tenant at the Grand Canal Shoppes Property to the Barneys Parcel.

■	Reciprocal Easement Agreement. The borrowers are a party to a reciprocal easement agreement with respect to the Grand Canal Shoppes Property which governs the interrelationship between the Grand Canal Shoppes Property and the owners of other interests in the complex that includes the Venetian Hotel and Casino and The Palazzo Resort. Under the reciprocal easement agreement, the borrowers covenant to continuously operate the Grand Canal Shoppes Property and have agreed to maintain the quality standards of the tenant mix at the Grand Canal Shoppes Property. In addition, the borrowers are prohibited from leasing space to competitors of Venetian Casino Resort, LLC. Casualty and business interruption insurance coverage for the Grand Canal Shoppes Property is currently provided by a blanket insurance policy meeting the requirements under the reciprocal easement agreement. Proceeds of such insurance, as well as condemnation proceeds, are required to be administered in accordance with the provisions of the reciprocal easement agreement. Under the reciprocal easement agreement, a transfer of the Grand Canal Shoppes Property (other than to a lender (or a subsequent transferee) in connection with foreclosure of a mortgage secured by the property) is subject to a right of first offer in favor of Venetian Casino Resort, LLC. If the subsequent transfer is not for at least 95% of the price of the offer to Venetian Casino Resort, LLC, Venetian Casino Resort, LLC would be entitled to purchase the property at such lower sales price.

Additionally, Venetian Casino Resort, LLC has the right to cure certain defaults of the borrowers under the Grand Canal Shoppes Loan Combination and, in the case of acceleration of the Grand Canal Shoppes Loan Combination, has the right, subject to the satisfaction of certain financial covenants, to purchase the Grand Canal Shoppes Loan Combination at a price equal to (a) the principal balance (b) accrued and unpaid interest up to (but excluding) the date of purchase, (c) all other amounts owed under the loan documents, including, without limitation (but only to the extent so owed) (1) any unreimbursed advances made by the servicer, with interest at the applicable rate, (2) any servicing and special servicing fees, (3) any exit fees, (4) any prepayment, yield maintenance or similar premiums and (5) if the date of purchase is not a scheduled payment date, accrued and unpaid interest, from the date of purchase up to (but excluding) the scheduled payment date next succeeding the date of purchase and (d) all reasonable fees and expenses incurred by the lender in connection with the purchase.

■	Mezzanine or Subordinate Secured Indebtedness. Not permitted.

LOAN #5: GRAnd canal Shoppes

■	Ground/Air Rights Leases. The borrowers are tenants under two ground leases and an air rights lease at the Grand Canal Shoppes Property. One ground lease is for the retail and restaurant space on the casino level of the Venetian Hotel and Casino and expires on May 14, 2093 with no extension options. The other ground lease is for the retail and restaurant space on the casino level of The Palazzo and expires on February 28, 2097 with no extension options. The annual rent under each ground lease is $1 and the borrowers have the option to purchase the applicable premises for $1 on their respective expiration dates.

The air rights above the space leased to Walgreens Co. and used as a Walgreen’s store are leased by a third party to the borrowers. The air rights lease expires on February 28, 2064 and has one 40-year extension option. The annual ground rent under the air rights lease was initially $600,000. As of March 1, 2011, such rent is subject to annual increases in an amount equal to the percentage increase in the consumer price index during the corresponding period, subject to a cap of 2.0%. The underwritten ground rent expense is $133,475. The borrowers sublease a portion of the air rights to The Venetian Casino Resort, LLC who pays 80.68% of the rent payable under the air rights lease, with the borrowers responsible for the remaining 19.32%.

■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the Grand Canal Shoppes Property, as well as 24 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrowers’ requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #6: MILLENNIUM PARK PLAZA

LOAN #6: MILLENNIUM PARK PLAZA

LOAN #6: MILLENNIUM PARK PLAZA

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		GSMC
Location (City/State)	Chicago, Illinois		Cut-off Date Principal Balance(2)		$60,000,000
Property Type	Mixed Use		Cut-off Date Principal Balance per SF(1)		$374.94
Size (SF)	560,083		Percentage of Initial Pool Balance		6.4%
Total Occupancy as of 5/31/2019	99.2%		Number of Related Mortgage Loans		None
Owned Occupancy as of 5/31/2019	99.2%		Type of Security		Fee Simple
Year Built / Latest Renovation	1982 / 2015		Mortgage Rate		3.6600%
Appraised Value	$319,000,000		Original Term to Maturity (Months)		120
Appraisal Date	6/10/2019		Original Amortization Term (Months)		NAP
Borrower Sponsor	Donal P. Barry, Sr.		Original Interest Only Period (Months)		120
Property Management	Millennium Park Living, Inc.		First Payment Date	9/6/2019
			Maturity Date	8/6/2029

Underwritten Revenues	$22,411,024
Underwritten Expenses	$6,752,423		Escrows(3)
Underwritten Net Operating Income (NOI)	$15,658,602			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$15,647,202		Taxes	$0	$0
Cut-off Date LTV Ratio(1)	65.8%		Insurance	$0	$0
Maturity Date LTV Ratio(1)	65.8%		Replacement Reserves	$1,000,000	$0
DSCR Based on Underwritten NOI / NCF(1)	2.01x / 2.01x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	7.5% / 7.5%		Other(4)	$77,030	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$210,000,000	99.7%	Loan Payoff	$206,691,937	98.1%
Principal’s New Cash Contribution	609,705	0.3	Origination Costs	2,840,738	1.3
			Reserves	1,077,030	0.5

Total Sources	$210,609,705	100.0%	Total Uses	$210,609,705	100.0%

(1)	Calculated based on the aggregate outstanding balance of the Millennium Park Plaza Loan Combination.

(2)	The Cut-off Date Principal Balance of $60,000,000 represents the non-controlling note A-3 and the non-controlling note A-5 of the $210,000,000 Millennium Park Plaza Loan Combination evidenced by seven pari passu notes. See “—The Mortgage Loan” below.
(3)	See “—Escrows” below.
(4)	Other reserve represents an unfunded obligations reserve for two tenants, Nandos of Michigan Ave LLC (4,055 SF) and Stan’s Donuts (2,058 SF).

■	The Mortgage Loan. The mortgage loan (the “Millennium Park Plaza Loan”) is part of a loan combination (the “Millennium Park Plaza Loan Combination”) consisting of seven pari passu promissory notes (note A-1, note A-2, note A-3, note A-4, note A-5, note A-6 and note A-7) with an aggregate original principal balance of $210,000,000 and is secured by fee simple interest in a 38-story, multifamily, office and retail tower located in Chicago, Illinois (the “Millennium Park Plaza Property”). The Millennium Park Plaza Loan, evidenced by non-controlling note A-3 and non-controlling note A-5, has an outstanding principal balance as of the Cut-off Date of $60,000,000 and represents approximately 6.4% of the Initial Pool Balance. The related pari passu companion loans are evidenced by the controlling note A-1 (with an outstanding principal balance as of the Cut-off Date of $70,000,000), non-controlling note A-2 (with an outstanding principal balance as of the Cut-off Date of $30,000,000), non-controlling note A-4 (with an outstanding principal balance as of the Cut-off Date of $35,000,000), non-controlling note A-6 (with an outstanding principal balance as of the Cut-off Date of $10,000,000) and non-controlling note A-7 (with an outstanding principal balance as of the Cut-off Date of $5,000,000).

The Millennium Park Plaza Loan Combination was originated by Goldman Sachs Bank USA (“GS Bank”) on July 19, 2019. The Millennium Park Plaza Loan Combination has an interest rate of 3.6600% per annum. The borrower utilized the proceeds of the Millennium Park Plaza Loan Combination to refinance the existing debt, fund upfront reserves, and pay origination costs.

The Millennium Park Plaza Loan Combination had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date. The Millennium Park Plaza Loan Combination requires interest-only payments during its term. The scheduled maturity date of the Millennium Park Plaza Loan Combination is August 6, 2029. The Millennium Park Plaza Loan Combination may be voluntarily prepaid in whole (but not in part) beginning on February 6, 2029. Partial prepayments are also permitted in connection with curing a Millennium Park Plaza Trigger Period as described below under “—Escrows”. In addition, provided that no event of default under the Millennium Park Plaza Loan Combination is continuing, defeasance with direct, non-callable obligations of the United States of America is permitted at any time on or after the first payment date following the earlier of (a) the second anniversary of the closing date of the securitization into which the last piece of the Millennium Park Plaza Loan Combination is deposited or (b) July 19, 2022.

LOAN #6: MILLENNIUM PARK PLAZA

The table below summarizes the promissory notes that comprise the Millennium Park Plaza Loan Combination. The relationship between the holders of the Millennium Park Plaza Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Outside Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece

Note A-1	$70,000,000	$70,000,000	CGCMT 2019-GC41	Yes
Note A-2	30,000,000	30,000,000	GSMS 2019-GC42	No
Note A-3	40,000,000	40,000,000	CGCMT 2019-GC43	No
Note A-4	35,000,000	35,000,000	GSMS 2019-GSA1	No
Note A-5	20,000,000	20,000,000	CGCMT 2019-GC43	No
Note A-6	10,000,000	10,000,000	GS Bank(1)	No
Note A-7	5,000,000	5,000,000	GS Bank(1)	No
Total	$210,000,000	$210,000,000

(1)       Notes A-6 and A-7 are currently held by GS Bank and are expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Property. The Millennium Park Plaza Property is a 38-story, multifamily, office and retail tower located in Chicago, Illinois. The components of the Millennium Park Plaza Property are divided as follows: multifamily (557 units), office (85,017 SF) and retail (18,450 SF). Located at 151-155 North Michigan Avenue in The Loop submarket of Chicago, Illinois, the Millennium Park Plaza Property sits at the intersection of Michigan Avenue and Randolph Street. The Millennium Park Plaza Property was originally developed in 1982 and the borrower sponsor has owned the asset since 2004.

The residential component of the Millennium Park Plaza Property includes a mix of studios and one, two, and three-bedroom units ranging in size from 304 to 1,300 SF. As of May 31, 2019, the Millennium Park Plaza Property was 99.2% occupied.

The Millennium Park Plaza Property features amenities including a renovated fitness center with locker rooms, an indoor pool on the 38th floor, a rooftop deck, a business center, a tenant lounge, and a concierge service. The Millennium Park Plaza Property has an underground parking garage that offers valet parking for up to 200 automobiles.

The Millennium Park Plaza Property sits in the Chicago central business district (“CBD”), which is known as The Loop. Situated at the Northwest corner of Millennium Park, the Millennium Park Plaza Property location allows for some multifamily units to have unobstructed views of Millennium Park. The Millennium Park Plaza Property is located within approximately one mile of the Magnificent Mile, the Chicago River, the State Street shopping district, Millennium Station and the downtown subway loop.

The following table presents certain information relating to the multifamily units and rent at the Millennium Park Plaza Property:

Unit Mix(1)

Unit Type	# of Units	Total SF	Average SF per Unit	Monthly UW Rent per Unit
1 Bedroom	263	176,209	670	$1,834
2 Bedroom	125	122,845	983	2,665
3 Bedroom	103	125,440	1,218	3,373
Studio	66	32,122	487	1,648
Total / Wtd. Avg.	557	456,616	820	$2,283

(1)	As provided by the borrower per the underwritten rent roll dated May 31, 2019.

LOAN #6: MILLENNIUM PARK PLAZA

The following table presents certain information relating to the major retail and office tenants (of which, certain tenants may have co-tenancy provisions) at the Millennium Park Plaza Property:

Ten Largest Retail and Office Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Ferrero USA Inc(3)	NR / NR / NR	2,785	2.7%	$603,867	9.8%	$216.83	5/31/2027	2, 5-year options
Centurylink, Inc.	BB / B2 / BB	9,558	9.2	502,200	8.1	52.54	Various(4)	1, 5-year option
Broadwing Communications	NR / NR / NR	6,000	5.8	428,040	6.9	71.34	1/27/2020	None
Stan’s Donuts	NR / NR / NR	2,058	2.0	353,600	5.7	171.82	5/31/2027	2, 5-year options
Nandos of Michigan Ave LLC	NR / NR / NR	4,055	3.9	305,000	4.9	75.22	10/31/2032	3, 5-year options
GPS Millennium Park LLC Garrett Popcorn	NR / NR / NR	1,540	1.5	261,482	4.2	169.79	10/31/2024	2, 5-year options
PB Restaurants LLC	NR / NR / NR	1,476	1.4	198,492	3.2	134.48	12/31/2024	2, 5-year options
Angelini Ori Abate Law	NR / NR / NR	3,900	3.8	142,679	2.3	36.58	11/30/2025	None
Hat World, Inc.	NR / NR / NR	809	0.8	141,443	2.3	174.84	12/31/2024	2, 5-year options
Davids Tea (USA), Inc.	NR / NR / NR	877	0.8	141,113	2.3	160.90	Various(5)	None
Largest Tenants		33,058	32.0%	$3,077,915	49.9%	$93.11
Remaining Owned Tenants		65,740	63.5	3,085,496	50.1	46.93
Vacant Spaces (Owned Space)		4,669	4.5	0	0.0	0.00
Totals / Wtd. Avg. Tenants		103,467	100.0%	$6,163,411	100.0%	$62.38

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent $ per SF includes tenants that do not have any associated SF.

(3)	Ferrero USA Inc has the right to terminate its lease after May 31, 2020 with three months’ notice and payment of a termination fee.

(4)	Centurylink, Inc leases 430 SF of office space scheduled to expire on July 31, 2023 and 9,128 SF of office space scheduled to expire on September 30, 2023.

(5)	Davids Tea (USA), Inc. leases 777 SF of retail space scheduled to expire on November 30, 2024 and 100 SF of office space scheduled to expire on October 31, 2021.

The following table presents certain information relating to the lease rollover schedule for the Millennium Park Plaza Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	10,552	10.2%	10.2%	$362,391	5.9%	$34.34	21
2019	7,187	6.9	17.1%	365,016	5.9	$50.79	27
2020	23,282	22.5	39.6%	1,332,783	21.6	$57.25	39
2021	8,148	7.9	47.5%	348,399	5.7	$42.76	16
2022	15,186	14.7	62.2%	775,127	12.6	$51.04	18
2023	15,448	14.9	77.1%	757,920	12.3	$49.06	8
2024	6,197	6.0	83.1%	816,629	13.2	$131.78	6
2025	3,900	3.8	86.9%	142,679	2.3	$36.58	1
2026	0	0.0	86.9%	0	0.0	$0.00	0
2027	4,843	4.7	91.6%	957,467	15.5	$197.70	2
2028	0	0.0	91.6%	0	0.0	$0.00	0
2029	0	0.0	91.6%	0	0.0	$0.00	0
2030 & Thereafter	4,055	3.9	95.5%	305,000	4.9	$75.22	1
Vacant	4,669	4.5	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	103,467	100.0%		$6,163,411	100.0%	$62.38	139

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

(2)	UW Base Rent $ per SF includes tenants that do not have any associated SF.

The following table presents certain information relating to the historical leasing at the Millennium Park Plaza Property:

Historical Leased %(1)

2016	2017	2018	As of 5/31/2019
99.0%	97.8%	97.4%	99.2%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

LOAN #6: MILLENNIUM PARK PLAZA

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Millennium Park Plaza Property:

Cash Flow Analysis(1)

	2016		2017		2018		TTM (5/31/2019)		Underwritten(2)		Underwritten $ per SF
Effective Rental Revenue	$14,294,293		$14,499,950		$15,294,647		$14,972,622		$15,260,112		$27.25
Retail Income	693,788		1,293,179		1,586,708		2,018,496		2,073,872		3.70
Office Income	2,357,420		2,446,628		2,466,636		2,540,208		2,667,207		4.76
Telecom Income	1,376,674		1,402,323		1,488,043		1,710,226		1,456,707		2.60
Miscellaneous Revenue	754,502		767,780		939,866		953,126		953,126		1.70
Total Other Revenue	$5,182,384		$5,909,910		$6,481,253		$7,222,056		$7,150,912		$12.77
Effective Gross Revenue	$19,476,677		$20,409,860		$21,775,900		$22,194,678		$22,411,024		$40.01

Total Operating Expenses	$5,920,924		$6,198,041		$6,410,039		$6,549,845		$6,752,423		$12.06

Net Operating Income	$13,555,753		$14,211,819		$15,365,861		$15,644,833		$15,658,602		$27.96
Upfront Replacement Reserve	0		0		0		0		(100,000)		(0.18)
Replacement Reserves	0		0		0		0		111,400		0.20
Net Cash Flow	$13,555,753		$14,211,819		$15,365,861		$15,644,833		$15,647,202		$27.94

Occupancy	99.0%		97.8%		97.4%		99.2%		99.3%
NOI Debt Yield(3)	6.5%		6.8%		7.3%		7.4%		7.5%
NCF DSCR(3)	1.74	x	1.82	x	1.97	x	2.01	x	2.01	x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, retail lease tenant improvement concessions, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of May 31, 2019 and contractual rent steps through July 31, 2020.

(3)	Calculated based on the aggregate outstanding balance of the Millennium Park Plaza Loan Combination.

■	Appraisal. According to the appraisal, the Millennium Park Plaza Property had an “as-is” appraised value of $319,000,000 as of June 10, 2019.

Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$315,000,000	N/A	4.75%

(1)	Based on the “as-is” appraised value.

■	Environmental Matters. According to a Phase I environmental report, dated June 11, 2019, there are no recognized environmental conditions or recommendations for further action at the Millennium Park Plaza Property other than to develop and implement an asbestos operations and maintenance plan.

■	Market Overview and Competition. According to the appraisal, the Millennium Park Plaza Property is located in downtown Chicago in The Loop neighborhood. The Loop is the CBD and the financial center of the downtown Chicago market area. It is the second largest CBD in the United States after Midtown Manhattan and contains numerous corporate headquarters. It is also home to many of Chicago’s attractions, including the downtown Chicago theater district, the Field Museum, Grant Park, Buckingham Fountain, The Art Institute of Chicago, and Millennium Park. The Loop, along with the adjacent West Loop and South Loop neighborhoods, comprise the primary employment center in the Chicago market area. The aggregated Loop area as a whole contains approximately 150 million square feet of office space.

LOAN #6: MILLENNIUM PARK PLAZA

According to the appraisal, as the Chicago CBD has transformed into a 24-hour environment, The Loop has experienced the construction of new multifamily towers, retailers, restaurants, theaters, and hotels. This in turn has attracted new renters to the area seeking a diverse amenity base in addition to proximity to employment. The Loop has historically been the business center of the city of Chicago, which in turn, has promoted the financial stability of the market. The Millennium Park Plaza Property is located within approximately one mile of the Daley Center, City Hall, the State of Illinois Courthouse, and the Thompson Center/State of Illinois Building. Furthermore, the Millennium Park Plaza Property is located along North Michigan Avenue, which offers a concentration of retailers and draws tourists through the corridor.

Chicago Apartment Market: As of first quarter 2019, the Chicago apartment market contains 484,506 rental units in 2,447 buildings, located in 25 submarkets. The Millennium Park Plaza Property is located in The Loop submarket, which represents 4.3% of the total inventory in the broader market.

As of the first quarter of 2019, the overall vacancy rate for the region was 4.8%, while The Loop submarket has a current vacancy rate of 7.3%. The Millennium Park Plaza Property dates from the 1980s and the rental rates at the Millennium Park Plaza Property are lower than those quoted at the new Class A luxury towers in the market. The average quoted rental rate for all types of space within the region is $1,443 per month, while The Loop submarket has an average asking rental rate of $2,269 per month. The Loop submarket has the second highest rent in the Chicago CBSA market.

Chicago CBD Office Market: The Chicago-Naperville-Joliet Core Based Statistical Area (the “Chicago CBSA”) contains nearly 233.5 million SF of office space. Historically, the Chicago CBSA has been considered the business center of the Midwest attracting many corporate headquarters and regional branches. As a transportation, banking and investment hub, and research and educational center, a wide spectrum of business disciplines evolved in the region to create a critical mass of business-to-business activity. As of the first quarter of 2019, the overall vacancy of the Chicago CBD office market increased 30 basis points year-over-year.

Chicago Retail Market: The Millennium Park Plaza Property is located within Chicago’s East Loop retail submarket, one of the top retail submarkets in the Chicago Metropolitan Statistical Area (“MSA”). According to the appraisal, the Chicago CBSA retail market totals 560.7 million SF of retail space in 45,416 buildings. The current vacancy rate is 6.0% and the average rent is $19.10 per SF, triple-net. The East Loop submarket totals 1,687,736 SF in 30 buildings. The submarket exhibits a vacancy rate of 4.6% and average rental rate of $37.08 per SF, triple-net. In comparison to the Chicago CBSA retail market, East Loop exhibits a lower vacancy, and the area commands significantly higher rents.

The following table presents certain information relating to the primary competition for the Millennium Park Plaza Property:

Competitive Set(1)

	Millennium Park Plaza(2)	200 Squared	420 East Ohio	Lake Shore Plaza	McClurg Court	Columbus Plaza
Address	151-155 North Michigan Avenue	210 North Wells Street	420 East Ohio Street	445 East Ohio Street	333 East Ontario Street	233 East Wacker Drive
City, State	Chicago, IL	Chicago, IL	Chicago, IL	Chicago, IL	Chicago, IL	Chicago, IL
Year Built	1982	1964	1990	1986	1972	1980
Multifamily Units	557	329	263	567	1,061	534
Studio Rent Per Month	$1,648	$1,849	$2,007	$1,616	$1,784	$1,690
One-Bedroom Rent Per Month	$1,834	$2,249	$2,202	$1,624	$1,955	$1,712
Two-Bedroom Rent Per Month	$2,665	$2,798	$3,071	$2,100	$3,042	$2,973
Three-Bedroom Rent Per Month	$3,373	NAP	$4,241	NAP	NAP	$3,125

(1)	Source: Appraisal.

(2)	As provided by the borrower per the underwritten rent roll dated May 31, 2019.

LOAN #6: MILLENNIUM PARK PLAZA

■	The Borrower. The borrower is Millennium Park Plaza I LLC, a Delaware limited liability company. The borrower sponsor and non-recourse carveout guarantor is Donal P. Barry, Sr., the owner of a portfolio of residential rental real property with a group of investors referred to in part as the “Barry Group” in the Millennium Park Plaza Loan documents and other outside investors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Millennium Park Plaza Loan Combination.

The Barry Group owns and manages its portfolio which includes a range of real estate investment services, including the acquisition, renovation, and repositioning of vintage, multifamily properties throughout the Chicago metropolitan area. Their portfolio consists of approximately $1.7 billion in assets held in over 80 properties, which comprise more than 5,100 apartment units and over 250,000 SF of retail commercial uses and top-class office space.

■	Escrows. On the origination date, the borrower funded (i) an unfunded obligations reserve in the amount of $77,030 for free rent attributable to Nandos of Michigan Ave LLC and Stan’s Donuts and (ii) a capital expenditures reserve in the amount of $1,000,000.

On each due date during a Millennium Park Plaza Trigger Period, the borrower will be required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the property taxes and insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months, unless in the case of insurance premiums, the borrower is maintaining a blanket policy and no event of default is continuing; (ii) a capital expenditures reserve in the amount of $9,283; and (iii) a tenant improvements and leasing commissions reserve in the amount of $12,933.

A “Millennium Park Plaza Trigger Period” means each period commencing when the debt yield (as calculated under the loan documents), determined as of the first day of any fiscal quarter, is less than 6.00%, and ending when the debt yield (as calculated under the loan documents), determined as of the first day of a fiscal quarter thereafter is equal to or greater than 6.00%. If a Millennium Park Plaza Trigger Period is in effect or would be in effect as a result of the debt yield being less than 6.00%, then the borrower may avoid the commencement of a Millennium Park Plaza Trigger Period or end a Millennium Park Plaza Trigger Period by either (x) prepaying a portion of the Millennium Park Plaza Loan Combination (together with any applicable yield maintenance premium) such that the resulting debt yield after application of such prepayment exceeds 6.00% or (y) delivering to the lender, as additional collateral, (the “Debt Yield Collateral”), cash or cash equivalents satisfactory to the lender in an amount (the “Debt Yield Cure Amount”) that when subtracted from the outstanding principal balance would result in a debt yield that exceeds 6.00%. Thereafter, if the Debt Yield Cure Amount as of the last day of any fiscal quarter exceeds the aggregate amount of the Debt Yield Collateral held by the lender, then a Millennium Park Plaza Trigger Period will commence unless the borrower increases the amount of the Debt Yield Collateral to the then current Debt Yield Cure Amount. Provided that no event of default is then continuing, following written request from the borrower, the lender is required to return the Debt Yield Collateral when the debt yield, determined as of the first day of a fiscal quarter thereafter, exceeds 6.00% without reducing the aggregate outstanding principal amount of the Millennium Park Plaza Loan Combination by the amount of such Debt Yield Collateral.

■	Lockbox and Cash Management. The Millennium Park Plaza Loan Combination is structured with a soft lockbox (except with respect to the commercial tenants, for which a hard lockbox is in place) and springing cash management. The borrower was required to deliver tenant direction letters instructing all commercial and retail tenants to deposit rents into a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the Millennium Park Plaza Property and all other money received by the borrower or the property manager with respect to the Millennium Park Plaza Property (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account within one business day of receipt thereof. On each business day that no Millennium Park Plaza Trigger Period or event of default under the Millennium Park Plaza Loan Combination is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day during a Millennium Park Plaza Trigger Period or during the continuance of an event of default under the Millennium Park Plaza Loan Combination, all funds in the lockbox account are required to be swept into the cash management account.

During the continuance of a Millennium Park Plaza Trigger Period or, at the lender’s discretion during the continuance of an event of default under the Millennium Park Plaza Loan Combination, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Millennium Park Plaza Loan Combination.

LOAN #6: MILLENNIUM PARK PLAZA

■	Property Management. The Millennium Park Plaza Property is currently managed by Millennium Park Living, Inc. Under the Millennium Park Plaza Loan Combination documents, the Millennium Park Plaza Property is required to be managed by Millennium Park Living, Inc. or any other management company reasonably approved by the lender and with respect to which a Rating Agency Confirmation has been received. The lender has the right to replace, or require the borrower to replace, the property manager with a property manager selected by the borrower (or selected by the lender in the event of an event of default under the Millennium Park Plaza Loan Combination or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction), subject to the lender’s reasonable approval (i) during the continuance of an event of default under the Millennium Park Plaza Loan Combination, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Millennium Park Plaza Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #7: Connection park

LOAN #7: Connection park

LOAN #7: Connection park

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Irving, Texas	Cut-off Date Balance	$51,350,000
Property Type	Office	Cut-off Date Principal Balance per SF	$181.81
Size (SF)	282,438	Percentage of Initial Pool Balance	5.5%
Total Occupancy as of 10/10/2019	99.9%	Number of Related Mortgage Loans	2
Owned Occupancy as of 10/10/2019	99.9%	Type of Security	Fee Simple
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate	3.56000%
Appraised Value	$79,000,000	Original Term to Maturity (Months)	120
Appraisal Date	8/19/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	Kawa Capital Partners LLC	Original Interest Only Period (Months)	120
Property Management	Stream Realty Partners – DFW, L.P.	First Payment Date	12/6/2019
Maturity Date	11/6/2029

Underwritten Revenues	$7,966,170
Underwritten Expenses	$2,868,759	Escrows(1)
Underwritten Net Operating Income (NOI)	$5,097,412	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,566,012	Taxes	$99,333	$99,333
Cut-off Date LTV Ratio	65.0%	Insurance	$0	$0
Maturity Date LTV Ratio	65.0%	Replacement Reserve	$0	$3,530
DSCR Based on Underwritten NOI / NCF	2.75x / 2.46x	TI/LC	$0	$39,576
Debt Yield Based on Underwritten NOI / NCF	9.9% / 8.9%	Other(2)	$3,437,778	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$51,350,000	62.2%	Purchase Price	$78,500,000	95.0%
Principal’s New Cash Contribution	27,537,292	33.3	Reserves	3,537,111	4.3
Other Sources(3)	3,701,018	4.5	Origination Costs	551,199	0.7

Total Sources	$82,588,310	100.0%	Total Uses	$82,588,310	100.0%

(1)	See “—Escrows” below.
(2)	The Upfront Other reserve consists of (i) $665,331 related to a 7-Eleven, Inc. expansion allowance and free rent and (ii) $2,772,448 related to a Center for Neuro Skills, Inc. tenant improvement allowance, leasing commissions, and free rent. See “—Escrows” below.
(3)	Other Sources represents seller credits related primarily to tenant improvement allowances and leasing commissions, future rent abatements and other miscellaneous prorations and adjustments.

■	The Mortgage Loan. The mortgage loan (the “Connection Park Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a 282,438 SF, Class A, two office building complex located in Irving, Texas (the “Connection Park Property”). The Connection Park Loan had an original principal balance of $51,350,000, has a Cut-off Date Balance of $51,350,000 and represents approximately 5.5% of the Initial Pool Balance. The Connection Park Loan, which accrues interest at an interest rate of 3.56000% per annum, was originated by CREFI on October 17, 2019. The proceeds of the Connection Park Loan were primarily used to acquire the Connection Park Property, fund upfront reserves and pay origination costs.

The Connection Park Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires monthly payments of interest only for the term of the Connection Park Loan. The scheduled maturity date of the Connection Park Loan is the due date in November 2029. Provided no event of default has occurred and is continuing, at any time after the second anniversary of the securitization closing date, the Connection Park Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Connection Park Loan documents. Voluntary prepayment of the Connection Park Loan is permitted on or after the due date in September 2029 without payment of any prepayment premium.

LOAN #7: Connection park

■	The Mortgaged Property. The Connection Park Property consists of a 282,438 SF, four-story, multi-tenant, Class A office building complex, comprised of two office buildings, on an 18.25-acre site, located at 4795 and 4851 Regent Boulevard in Irving, Texas. The buildings were constructed in 2016 and the Connection Park Property is 99.9% occupied by four tenants: ATOS IT Solutions, and Center for Neuro Skills, Inc. in the Connection I building and First American Title Insurance and 7-Eleven, Inc. in the Connection II building. The Connection II building also has a 2,900 SF lounge area and a rooftop patio amenity. The property manager, Stream Realty Partners – DFW, L.P., arranges for local restaurants to cater lunch to employees within the amenity space. According to the appraisal, the Connection Park Property has 1,784 surface parking spaces which results in a parking ratio of 6.32 parking spaces per 1,000 SF.

The largest tenant at the Connection Park Property is ATOS IT Solutions (“ATOS”) (S&P: BBB+) which represents 36.4% of rent, and occupies 100,520 SF within the Connection I building pursuant to a lease that expires in May 2029. The tenant has two, five-year renewal options and no termination options. ATOS uses the Connection Park Property as its North American headquarters location and it reportedly invested over $2.0 million in its space. ATOS is a worldwide digital leader with revenue of 12.0 billion Euros and 120,000 employees in 73 countries. It is listed on the CAC40 Paris stock index. The company develops and implements innovative digital solutions that support the business transformation of clients and address the environmental and social challenges faced by companies. There are 650 full-time employees at the Connection Park Property. ATOS consolidated several greater-Dallas locations into this space.

The second largest tenant at the Connection Park Property is First American Title Insurance (“First American”) (Moody’s: A2 S&P: A-, Fitch: A), which represents 27.6% of rent, and occupies 76,742 SF at the Connection I building First American occupies its space pursuant to a lease that expires in December 2027, with two, five-year renewal options and a single termination option effective December 31, 2024, which requires nine-months written notice and the payment of a termination penalty of $2.3 million. This location is First American’s primary Dallas office and it houses the entire regional corporate leadership team. First American is the largest provider of title insurance in the United States and it has operations in nearly 70 countries. First American is the first title insurance provider in Mexico, Korea and Hong Kong and it has the leading market share in Australia and England. First American consolidated seven local offices into the Connection Park Property location.

The third largest tenant at the Connection Park Property is 7-Eleven, Inc. (“7-Eleven”) (Moody’s: Baa1 S&P: AA-), which represents 22.5% of rent, and occupies 61,495 SF at the Connection II building with a lease expiration of February 2025. 7-Eleven operates, franchises and licenses over 60,000 stores in 17 countries. The tenant has no renewal options and no termination options. 7-Eleven originally executed a lease for the third floor of the Connection Park II building and expanded shortly thereafter to the fourth floor as well. According to the sponsor, upon the completion of the fourth floor build-out, 7-Eleven will have invested close to $8.3 million into its space. 7-Eleven’s North American headquarters is located approximately 2.2 miles east of the Connection Park Property.

LOAN #7: Connection park

The following table presents certain information relating to the major tenants at the Connection Park Property:

Owned Tenants by Underwritten Base Rent

Tenant Name	Credit Rating (Moody’s/S&P/Fitch)(1)	Tenant GLA(3)	% of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
ATOS IT Solutions	NR / BBB+/NR	100,520	35.6%	$1,969,826	36.4	$19.60	5/31/2029	2, 5-year options
First American Title Insurance	A2/ A- / A	76,742	27.2	1,492,650	27.6	19.45	12/31/2027	2, 5-year options(4)
7-Eleven, Inc.	Baa1 / AA- / NR	61,495	21.8	1,217,703	22.5	19.80	2/28/2025	None
Center for Neuro Skills, Inc.	NR / NR / NR	40,603	14.4	730,854	13.5	18.00	2/28/2030	1, 5-year option
Largest Owned Tenants		279,360	98.9	$5,411,034	100.0	$19.37
Remaining Tenant(5)		2,900	1.0	0	0.0	$0.00	8/31/2024
Vacant		178	0.1	0	0.0	$0.00
Total / Wtd. Avg.		282,438	100.0%	$5,411,034	100.0%	$19.17

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps of $316,655 through January 1, 2020.
(3)	Total Tenant GLA includes 2,900 SF of amenity space.
(4)	First American Title Insurance has a one-time option to terminate at the end of the 90th lease month for a fee of $2.3 million.
(5)	Remaining Tenant is comprised of the 2,900 SF of amenity space.

The following table presents certain information relating to the lease rollover schedule at the Connection Park Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM(3)	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	2,900	1.0	1.0%	0	0.0	0.00	1
2025	61,495	21.8	22.8%	1,217,703	22.5	19.80	1
2026	0	0.0	22.8%	0	0.0	0.00	0
2027	76,742	27.2	50.0%	1,492,650	27.6	19.45	1
2028	0	0.0	50.0%	0	0.0	0.00	0
2029	100,520	35.6	85.6%	1,969,826	36.4	19.60	1
2030 & Thereafter	40,603	14.4	100.0%	730,854	13.5	18.00	1
Vacant	178	0.1	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	282,438	100.0%		$5,411,034	100.0%	$19.17	5

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps of $316,655 through January 1, 2020.
(3)	The facility’s Amenity Center’s lease runs through 8/31/2024. It is maintained by management and generates no rent.

The following table presents certain information relating to historical leasing at the Connection Park Property:

Historical Leased%(1)

2017	2018	As of 10/1/2019
62.8%	77.7%	99.9%

(1)	As provided by the borrower and reflects occupancy as of December 31 for the indicated year unless specified otherwise.

LOAN #7: Connection park

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Connection Park Property:

Cash Flow Analysis (1)

	2017	2018		TTM 6/30/2019		Underwritten(2)	Underwritten $ per SF
Base Rent(3)	$2,224,025	$3,433,805		$3,914,975		$5,094,379	$18.04
Rent Steps(4)	0	0		0		316,655	1.12
Potential Income from Vacant Space(5)	0	0		0		0	0
Reimbursements	870,249	$1,929,304		2,036,515		2,974,409	10.53
Gross Potential Rent	$3,094,274	$5,363,109		$5,951,490		$8,385,443	$29.69
Economic Vacancy & Credit Loss	(1,780,480)	(129,340)		(258,679)		(419,272)	(1.48)
Other Income	0	0		0		0	0.00
Effective Gross Income	$1,313,794	$5,233,769		$5,692,811		$7,966,170	$28.21

Real Estate Taxes	$790,185	$1,078,052		$976,895		$1,328,439	$4.70
Insurance	33,538	40,645		42,885		78,183	0.28
Management Fee	29,815	164,470		175,070		238,985	0.85
Other Operating Expenses	817,149	968,126		1,111,232		1,223,152	4.33
Total Operating Expenses	$1,670,686	$2,251,293		$2,306,082		$2,868,759	$10.16

Net Operating Income(2)	($356,893)	$2,982,476		$3,386,729		$5,097,412	$18.05
TI/LC	0	0		0		474,912	1.68
Replacement Reserves	0	0		0		56,488	0.20
Net Cash Flow	($356,893)	$2,982,476		$3,386,729		$4,566,012	$16.17

Occupancy		77.7%		77.7%		95.0%(6)
NOI Debt Yield		5.8%		6.6%		9.9%
NCF DSCR		1.61	x	1.83	x	2.46x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Base Rent was underwritten based on the current rent roll and was verified by the tenant leases. The underwritten Base Rent is higher than the TTM 6/30/2019 due to the recent addition of a new tenant, Center for Neuro Skills, Inc. lease commencement date of November 1, 2019, and the expansion of 7-Eleven, Inc. (lease commencement date of September 1, 2019), who increased their leased SF from 41,948 SF to 61,495 SF.
(3)	Base Rent is as of the 10/1/2019 rent roll.
(4)	Rent Steps were underwritten based on the straight-line rent steps of the three credit tenants, ATOS IT Solutions (S&P: BBB+), First American Title Insurance (Moody’s: A2, S&P: A-, Fitch: A), and 7-Eleven, Inc. (Moody’s: Baa1, S&P: AA-), through the term of the loan.
(5)	Potential Income from Vacant Space was not underwritten as the remaining vacant space of 178 SF is considered static vacancy.
(6)	Economic Occupancy is underwritten at 95.0%.

■	Appraisal. According to the appraisal, the Connection Park Property had an “as is” appraised value of $79,000,000 as of August 19, 2019.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$80,300,000	N/A	6.00%
Discounted Cash Flow Approach	$77,495,000	7.25%	6.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated September 6, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Connection Park Property.

■	Market Overview and Competition. The Connection Park Property is located in Irving, Texas within the Dallas Fort Worth Freeport/Coppell office submarket of the Dallas-Fort Worth-Arlington, Texas metropolitan statistical area. The Connection Park Property is located within the City of Irving which is considered a suburban location. The City of Irving is situated in western Dallas County, about 12-15 miles northwest of the Dallas Central Business District. The Connection Park Property is situated in the Freeport Parkway area which is the northwest part of the larger Las Colinas area and just south of the Lyndon B. Johnson Freeway. According to the appraisal, Las Colinas is a 12,000-acre master-planned business and residential community founded in 1973 on the site of the developer’s family ranch. The overall development comprises approximately 22.5 million SF of office space, 8.5 million SF of light industrial and distribution space and 1.3 million SF of retail space. According to the appraisal, some of the companies and organizations with headquarters or major offices in the Las Colinas area include: Accenture, Citigroup, First American Title, General Motors, Nissan and Verizon amongst others. The major land use in the area is the Dallas/Fort Worth

LOAN #7: Connection park

International Airport. According to the appraisal, the airport plays a major role in the area’s economic success by fostering an environment that facilitates global and local business activity in the area.

The Connection Park Property is centrally located with access to the property’s neighborhood being provided by the Lyndon B. Johnson Freeway, State Highway 114, Freeport Parkway, MacArthur Boulevard and many other local highways and parkways. Per the appraisal, the 2019 estimated population within a five-mile radius is 150,402 and the average household income is $113,866. The appraiser concluded to a steady performance outlook for the neighborhood. There is new construction in the area, according to the appraisal, which is anticipated to be delivered by the first quarter of 2020. However based on the recent and historical absorption trends in the market, it is anticipated that the newly constructed buildings will be fully leased before the first lease expires at the Connection Park Property. According to a third party report, the Connection Park Property is part of the DFW Freeport/Coppell office submarket which, as of the second quarter of 2019, is comprised of 15.1 million SF of office space, and has market rent of $24.23 per SF and an average vacancy rate of 12.5% with positive net absorption of 27,807 SF.

The following table presents certain information relating to comparable buildings for the Connection Park Property:

Office Building Comparables(1)

Property Name	City, State	NRA (SF)	Year Built	Occupancy (%)	Price ($)	Price per SF ($)	NOI per SF ($)
Connection Park Property	Irving, Texas	282,438	2016	99.9%(2)	$78,500,000	$277.94	$18.05
Legacy Center	Plano, Texas	174,975	2015	87.0	48,470,000	277.01	20.47
Lincoln Legacy II	Plano, Texas	130,371	2014	90.0	40,250,000	308.73	18.75
Frisco Bridges Office Building	Frisco, Texas	163,923	2016	92.0	45,119,500	275.25	15.48
Platinum Park Office	Plano, Texas	166,424	2016	100.0	61,350,000	368.64	22.75
Average (excluding the Connection Park Property)		158,923	2015	92.3%	$48,797,375	$307.41	$19.36

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated October 10, 2019.

■	The Borrower. The borrower is Connection Park Irving, LLC, a Delaware limited liability company and single purpose entity with at least one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Connection Park Loan. The borrower sponsor and non-recourse carveout guarantor is Kawa Capital Partners LLC. Kawa Capital Partners LLC, a Florida limited liability company which operates as Kawa Capital Management, is the non-recourse carve-out guarantor for the Connection Park Loan. Kawa Capital Management is an independent asset management firm founded in 2007 with over $1.0 billion of assets under management and is headquartered in Aventura, Florida.

■	Escrows. On the origination date of the Connection Park Loan, the borrower funded reserves of (i) $99,333 for real estate taxes and (ii) $3,437,778 for outstanding tenant obligations, leasing commissions and free rent for the Center for Neuro Skills, Inc. and 7-Eleven, Inc.

Additionally, on each monthly due date, the borrower is required to fund the following reserves with respect to the Connection Park Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be payable over the next ensuing 12-months (initially estimated to be $99,333), (ii) a replacement reserve equal to $3,530 and (iii) a TI/LC reserve in an amount equal to $39,576.

■	Lockbox and Cash Management. The Connection Park Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver tenant direction letters to each existing tenant at the Connection Park Property directing each of them to remit their rent checks directly to the lender-controlled lockbox. The borrower is required to cause rents and other sums generated from the Connection Park Property to be deposited directly into such lockbox. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Connection Park Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Connection Park Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account for the sole and exclusive benefit of the lender to be applied and disbursed in accordance with the Connection Park Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Connection Park Loan. During the continuance of an event of default under the Connection Park Loan documents, the lender may apply funds to the debt in such priority as it may determine.

LOAN #7: Connection park

A “Connection Park Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default, (ii) the debt service coverage ratio being less than 1.55x and (iii) a Specified Tenant Trigger Period (as defined below), and expiring upon (a) with respect to clause (i) above, the cure (if applicable) of such event of default, (b) with respect to clause (ii) above, the debt service coverage ratio being equal to or greater than 1.75x for two consecutive calendar quarters, and (c) with respect to clause (iii) above, such Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant” means, as applicable, (i) ATOS, (ii) First American, (iii) 7-Eleven, (iv) any tenant whose lease, individually or when aggregated with all other leases at the Connection Park Property with the same tenant, any affiliate of such tenant, either (a) accounts for 10.0% or more of total rental income for the Connection Park Property, or (b) accounts for 10.0% or more of total SF of the Connection Park Property, and in each case, together with any parent or affiliate thereof providing credit support or a guaranty under its lease, and (v) any replacement tenant of ATOS, First American or 7-Eleven in accordance with the Connection Park Loan documents.

A “Specified Tenant Trigger Period” will (A) commence upon the first to occur of, among other items more fully set forth in the Connection Park Loan documents, (i) a Specified Tenant being in a default under the applicable Specified Tenant lease beyond all applicable notice and cure periods, (ii) a Specified Tenant failing to be in occupancy of at least 80% of its Specified Tenant space other than any space (I) which the applicable Specified Tenant is not yet required to assume occupancy of pursuant to the terms of the applicable Specified Tenant lease (including any work letters entered into in connection thereto) or (II) for which all conditions precedent on the part of the borrower to perform as landlord under the Specified Tenant lease for the Specified Tenant to take occupancy of the applicable space have been satisfied, (iii) any Specified Tenant giving notice that it is terminating its applicable Specified Tenant lease for any portion of its space in excess of one floor of its demised space (iv) any termination or cancellation of any Specified Tenant lease or any portion thereof (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant, (vi) any Specified Tenant’s failure to provide written notice to the borrower of renewal of its applicable Specified Tenant lease upon the earlier to occur of (x) nine (9) months prior to its then current applicable lease expiration and (y) the renewal notice period required under the applicable Specified Tenant lease, for at least five (5) years and (vii) the senior unsecured credit rating (or the equivalent thereof) of any Specified Tenant being rated below investment grade by any of Moody’s, Standard & Poor’s and/or Fitch and (B) expire upon the first to occur of (i) the satisfaction of the applicable Specified Tenant cure conditions under the Connection Park Loan documents, or (ii) the borrower leasing the entire Specified Tenant space, (or applicable portion thereof) in accordance with the Connection Park Loan documents and the applicable tenant under such lease being in actual possession of the space demised under such lease, and paying the full amount of the rent due under such lease.

■	Property Management. The Connection Park Property is managed by Stream Realty Partners – DFW, L.P., pursuant to a management agreement. Under the Connection Park Loan documents, the lender may, or may require the borrower to, terminate the management agreement and replace the manager if: (i) the property manager becomes insolvent or a debtor in (x) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or (y) any voluntary bankruptcy or insolvency proceeding; (ii) an event of default under the Connection Park Loan documents exists, (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrower has the right to replace the property manager with a successor property manager pursuant to a new management agreement, which is approved by the lender in writing (which approval may be conditioned on receipt of a rating agency confirmation from the applicable rating agencies, but not unreasonably withheld, conditioned or delayed).

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Connection Park Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Connection Park Property, plus business interruption coverage in an amount equal to 100.0% of the projected gross income for the Connection Park Property until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $25,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #8: MIDLAND OFFICE PORTFOLIO

LOAN #8: MIDLAND OFFICE PORTFOLIO

LOAN #8: MIDLAND OFFICE PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	5	Loan Seller	GSMC
Location (City/State)	Midland, Texas	Cut-off Date Principal Balance(2)	$49,363,948
Property Type	Office	Cut-off Date Principal Balance per SF(1)	$99.07
Size (SF)	699,584	Percentage of Initial Pool Balance	5.3%
Total Occupancy as of 7/14/2019	84.9%	Number of Related Mortgage Loans	None
Owned Occupancy as of 7/14/2019	84.9%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate	4.0500%
Appraised Value	$110,300,000	Original Term to Maturity (Months)	120
Appraisal Date	7/12/2019	Original Amortization Term (Months)	360
Borrower Sponsor	Franklin Mountain Investments Limited Partnership	Original Interest Only Period (Months)	NAP
Property Management	ERP-M, LLC.	First Payment Date	10/6/2019
		Maturity Date	9/6/2029

Underwritten Revenues	$15,451,366
Underwritten Expenses	$6,692,196	Escrows(3)
Underwritten Net Operating Income (NOI)	$8,759,171		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,443,399	Taxes	$1,335,560	$148,396
Cut-off Date LTV Ratio(1)	62.8%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	50.1%	Replacement Reserves	$0	$11,660
DSCR Based on Underwritten NOI / NCF(1)	2.19x / 2.11x	TI/LC	$4,000,000	$0
Debt Yield Based on Underwritten NOI / NCF(1)	12.6% / 12.2%	Other(4)	$785,634	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$69,500,000	62.1%	Purchase Price	$105,000,000	93.8%
Sponsor Equity	42,473,265	37.9	Reserves	6,121,194	5.5
			Origination Costs	852,070	0.8

Total Sources	$111,973,265	100.0%	Total Uses	$111,973,265	100.0%

(1)	Calculated based on the aggregate outstanding balance of the Midland Office Portfolio Loan Combination.
(2)

The Cut-off Date Principal Balance of $49,363,948 represents the controlling note A-1 of the $69,500,000 Midland Office Portfolio Loan Combination evidenced by two pari passu notes. See “—The Mortgage Loan” below.

(3)	See “—Escrows” below.
(4)	Other Upfront reserves represent $785,634 of unfunded obligations such as unpaid TI/LCs, free or abated rent and capital expenditures.

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The Mortgage Loan. The mortgage loan (the “Midland Office Portfolio Loan”) is part of a loan combination (the “Midland Office Portfolio Loan Combination”) consisting of two pari passu promissory notes (note A-1 and note A-2) with an aggregate original principal balance of $69,500,000 that is secured by a first deed of trust encumbering the borrowers’ fee simple interest in a portfolio of five office properties located in Midland, Texas (the “Midland Office Portfolio Properties”). The Midland Office Portfolio Loan, evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $49,363,948 and represents approximately 5.3% of the Initial Pool Balance. The related pari passu companion loan, evidenced by the non-controlling note A-2, is currently held by the GS Mortgage Securities Trust 2019-GC42.

The Midland Office Portfolio Loan Combination was originated by Goldman Sachs Bank USA on August 8, 2019. The Midland Office Portfolio Loan Combination has an interest rate of 4.0500% per annum. The borrowers utilized the proceeds of the Midland Office Portfolio Loan Combination to acquire the Midland Office Portfolio Properties, fund reserves and pay origination costs.

The Midland Office Portfolio Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Midland Office Portfolio Loan Combination requires payments of principal and interest sufficient to amortize the Midland Office Portfolio Loan over a 30-year amortization term. The scheduled maturity date of the Midland Office Portfolio Loan Combination is the due date in September 2029. Voluntary prepayment of the Midland Office Portfolio Loan is prohibited prior to the due date in June 2029. At any time after the second anniversary of the Closing Date, the Midland Office Portfolio Loan may be defeased in whole (or in part in connection with releases of property) with direct, non-callable obligations of the United States of America.

LOAN #8: MIDLAND OFFICE PORTFOLIO

The table below summarizes the promissory notes that comprise the Midland Office Portfolio Loan Combination. The relationship between the holders of the Midland Office Portfolio Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Loan Combinations–The Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
Note A-1	$49,500,000	$49,363,948	CGCMT 2019-GC43	Yes
Note A-2	20,000,000	19,945,029	GSMS 2019-GC42	No
Total	$69,500,000	$69,308,977

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The Mortgaged Properties. The Midland Office Portfolio Properties are comprised of 699,584 SF Class A office space across five office buildings located in the CBD of Midland, Texas. As of July 14, 2019, the Midland Office Portfolio Properties were 84.9% occupied and includes Bank of America Tower, First Capital Bank Building, One Wall Plaza, Atrium Centre, and Dinero Plaza. The Midland Office Portfolio Properties include a diverse mix of 182 local, regional and national tenants. The Midland Office Portfolio Properties also include 1,637 parking spaces, resulting in a parking ratio of 2.34 spaces per 1,000 square feet.

■	The following table presents certain information relating to the Midland Office Portfolio Properties:

Property Name	City	State	% of Allocated Loan Amount	Total GLA	Year Built	As-Is Appraised Value	UW NCF
Bank of America Tower	Midland	TX	44.2%	300,930	1957	$48,700,000	$3,202,184
Dinero Plaza	Midland	TX	16.2%	119,175	1982	17,900,000	1,654,922
First Capital Bank Building	Midland	TX	15.1%	99,425	1978	16,700,000	1,318,755
One Wall Plaza	Midland	TX	13.9%	102,234	1960	15,300,000	1,227,038
Atrium Centre	Midland	TX	10.6%	77,820	1983	11,700,000	1,040,500
Total			100.0%	699,584		$110,300,000	$8,443,399

The following table presents certain information relating to the major tenants for the Midland Office Portfolio Properties:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/S&P/Fitch)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Enlink Midstream Operating LP	NR / NR / BBB-	55,684	8.0%	$1,475,626	10.9%	$26.50	6/25/2026	None
FirstCapital Bank of Texas	NR / NR / NR	34,224	4.9	615,653	4.6	17.99	11/30/2027	1, 5-year option
Parallel Petroleum, LLC	NR / NR / NR	21,640	3.1	476,080	3.5	22.00	2/29/2020	None
Bank of America, National Association	Baa1 / A- / A-	17,200	2.5	444,980	3.3	25.87	1/14/2023	1, 5-year option
PRI Operating LLC(3)	NR / NR / NR	17,793	2.5	382,550	2.8	21.50	3/31/2020	None
Desert Royalty Company, LLC	NR / NR / NR	14,144	2.0	353,600	2.6	25.00	5/31/2021	None
Moriah Resources, Inc.	NR / NR / NR	15,078	2.2	323,418	2.4	21.45	5/31/2022	1, 5-year option
XRI Holdings, LLC	NR / NR / NR	9,542	1.4	271,947	2.0	28.50	8/31/2024	None
McAnally Wilkins, Inc.	NR / NR / NR	11,907	1.7	256,001	1.9	21.50	4/30/2020	None
The General Services Administration for FBI(4)	AAA / AAA / AAA	11,300	1.6	254,290	1.9	22.50	7/31/2025	None
Ten Largest Tenants		208,512	29.8%	$4,854,144	35.9%	$23.28
Remaining Tenants(5)		385,287	55.1	8,649,168	64.1	22.45
Vacant Spaces		105,785	15.1	0	0.0	0.00
Totals / Wtd. Avg. Tenants		699,584	100.0%	$13,503,312	100.0%	$22.74

(1)	Based on the underwritten rent roll dated July 14, 2019.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	PRI Operating LLC has a termination right at any time after April 1, 2019 with at least 60 days’ prior written notice.
(4)

The General Services Administration for FBI has a 15-year term with a 10 year “firm term”; termination in whole or part may occur at any time after the 10th lease year by giving at least 60 days’ prior written notice (period begins the day after the date of mailing).

(5)	Includes four tenants (4,666 SF, $22.17 UW Base Rent per SF) whose leases have expired.

LOAN #8: MIDLAND OFFICE PORTFOLIO

The following table presents certain information relating to the lease rollover schedule for the Midland Office Portfolio Properties based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	5,024	0.7%	0.7%	$88,494	0.7%	$17.61	7
2019(2)	34,189	4.9	5.6%	683,910	5.1	20.00	20
2020	124,513	17.8	23.4%	2,649,268	19.6	21.28	56
2021	130,760	18.7	42.1%	2,990,136	22.1	22.87	54
2022	70,406	10.1	52.2%	1,590,191	11.8	22.59	25
2023	75,710	10.8	63.0%	1,803,642	13.4	23.82	22
2024	32,176	4.6	67.6%	869,438	6.4	27.02	6
2025	17,775	2.5	70.1%	410,847	3.0	23.11	3
2026	60,837	8.7	78.8%	1,604,451	11.9	26.37	3
2027	34,224	4.9	83.7%	615,653	4.6	17.99	5
2028	1	0.0	83.7%	9,180	0.1	9,180.00	1
2029	0	0.0	83.7%	0	0.0	0.00	0
2030 & Thereafter	8,184	1.2	84.9%	188,102	1.4	22.98	1
Vacant	105,785	15.1	100.0%	NAP	NAP	NAP	NAP
Total	699,584	100.0%		$13,503,312	100.0%	$22.74	203

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.
(2)	Includes four tenants (4,666 SF, $22.17 UW Base Rent per SF) whose leases have expired.

The following table presents certain information relating to historical occupancy for the Midland Office Portfolio Properties:

Historical Leased %(1)

As of 7/14/2019
84.9%

(1)	The Midland Office Portfolio Properties were acquired in 2019 and no historical occupancy figures are available.

LOAN #8: MIDLAND OFFICE PORTFOLIO

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Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Midland Office Portfolio Properties:

Cash Flow Analysis(1)

	2018	T12 06/30/2019	Underwritten(2)	Underwritten $ per SF
Base Rental Revenue	$12,749,950	$13,638,956	$13,503,312	$19.30
Contractual Rent Steps	0	0	161,438	0.23
Total Reimbursement Revenue	196,229	206,788	1,124,477	1.61
Market Revenue from Vacant Units	0	0	2,472,241	3.53
Parking Revenue	663,488	734,146	734,146	1.05
Other Revenue	88,481	106,384	177,184	0.25
Gross Revenue	$13,698,148	$14,686,274	$18,172,798	$25.98
Vacancy Loss	0	0	(2,721,432)	(3.89)
Credit Loss	(3,323)	(16,466)	0	0.00
Effective Gross Revenue	$13,694,826	$14,669,808	$15,451,366	$22.09

Expenses	5,019,673	5,052,085	6,228,655	8.90
Management Fee	409,604	439,266	463,541	0.66
Total Operating Expenses	$5,429,277	$5,491,351	$6,692,196	$9.57

Net Operating Income	$8,265,549	$9,178,457	$8,759,171	$12.52
Tenant Improvements	0	0	87,927	0.13
Leasing Commissions	0	0	87,927	0.13
Replacement Reserves	0	0	139,917	0.20
Net Cash Flow	$8,265,549	$9,178,457	$8,443,399	$12.07

Occupancy	NAP(3)	NAP(3)	84.9%
NOI Debt Yield(4)	11.9%	13.2%	12.6%
NCF DSCR(4)	2.06x	2.29x	2.11x

(1)

Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of July 14, 2019 and contractual rent steps through September 30, 2020.
(3)	The Midland Office Portfolio Properties were acquired in 2019 and no historical occupancy figures are available.
(4)	Calculated based on the aggregate outstanding balance of the Midland Office Portfolio Loan Combination.

■	Appraisals. According to the appraisals, the Midland Office Portfolio Properties had an aggregate “as-is” appraised value of $110,300,000 as of July 12, 2019.

Property	Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Bank of America Tower	Direct Capitalization Approach	$49,400,000	N/A	8.50%
Bank of America Tower	Discounted Cash Flow Approach	$48,700,000	10.50%	8.75%(1)
First Capital Bank Building	Direct Capitalization Approach	$17,000,000	N/A	8.50%
First Capital Bank Building	Discounted Cash Flow Approach	$16,700,000	10.50%	8.75%(1)
One Wall Plaza	Direct Capitalization Approach	$15,700,000	N/A	8.50%
One Wall Plaza	Discounted Cash Flow Approach	$15,300,000	10.50%	8.75%(1)
Atrium Centre	Direct Capitalization Approach	$12,220,000	N/A	8.50%
Atrium Centre	Discounted Cash Flow Approach	$11,700,000	10.50%	8.75%(1)
Dinero Plaza	Direct Capitalization Approach	$19,900,000	N/A	8.50%
Dinero Plaza	Discounted Cash Flow Approach	$17,900,000	10.50%	8.75%(1)
Midland Office Portfolio (Combined)	Direct Capitalization Approach	$114,220,000	N/A	8.50%
Midland Office Portfolio (Combined)	Discounted Cash Flow Approach	$110,300,000	10.50%	8.75%(1)

(1)	Represents the terminal capitalization rate.

LOAN #8: MIDLAND OFFICE PORTFOLIO

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Environmental Matters. According to the Phase I environmental reports, dated May 28, 2019, there are no recognized environmental conditions or recommendations for further action at the Midland Office Portfolio Properties.

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Market Overview and Competition.  The Midland Office Portfolio Properties are located in downtown Midland, Texas. Significant development in the immediate area consists of office, retail, industrial, mixed-use and auto dealership uses along major arterials that are interspersed with multi-family complexes and single-family residential development removed from arterials.

The Midland Office Portfolio Properties are located in the Midland area office market. As of the first quarter of 2019, the Midland market has a total office inventory of 10,011,433 SF with 342,422 SF vacant indicating a vacancy rate of 3.4%. Over the last quarter there was no additional inventory delivered, whereas there was only 5,000 SF added in 2018. The first quarter 2019 vacancy rate of 3.4% is lower than last year (5.1%) and consistent with the average vacancy of the past ten years (3.1%). Over the past ten years, the Midland Office market experienced an inventory increase of 15.5%.

The following table presents certain information relating to the primary competition for the properties in the Midland Office Portfolio:

Competitive Set – Comparable Leases(1)

Property	Location	Building SF	Year Built/Renovated	Rent per SF	Occupancy %	Distance (mi)(2)
Bank of America Tower	Midland, Texas	300,930	1957	$7.97 - $30.00	69.18%	-
First Capital Bank Building	Midland, Texas	99,425	1978	$10.00 - $24.50	98.13%	-
One Wall Plaza	Midland, Texas	102,234	1960	$10.00 - $26.00	92.06%	-
Atrium Centre	Midland, Texas	77,820	1983	$20.00 - $24.75	99.54%	-
Dinero Plaza	Midland, Texas	119,175	1982	$20.50 - $32.07	97.73%	-
Competitors
Discovery Plaza	Midland, Texas	14,228	1981	$22.50	49.60%	0.5
405 North Marienfeld Street	Midland, Texas	22,017	1972	$21.00	100.00%	0.3
415 West Wall Street	Midland, Texas	197,000	1958	$22.00	91.40%	0.1
601 North Marienfeld Street	Midland, Texas	40,291	1981/2009	$23.00	89.80%	0.4
The Fasken Center	Midland, Texas	423,414	1976/1982	$19.00	100.00%	0.2
Frost Bank Building	Midland, Texas	177,952	1982/2014	$23.00	93.60%	0.1

(1)	Source: Appraisal.
(2)	Distance from the First Capital Bank Building property.

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The Borrowers. The borrowers are Franklin Mountain Permian II, LP; Franklin Mountain Permian III, LP; Franklin Mountain Permian IV, LP; Franklin Mountain Permian V, LP; and Franklin Mountain Permian VI, LP, each a Delaware limited partnership. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Midland Office Portfolio Loan Combination. The non-recourse carveout guarantor and borrower sponsor under the Midland Office Portfolio Loan Combination is Franklin Mountain Investments Limited Partnership.

Franklin Mountain Investments, Limited Partnership is a special purpose entity operating as a subsidiary of Franklin Mountain Capital. Franklin Mountain Capital is a Scottsdale, AZ-based private equity investor seeking investments primarily across the energy value chain. Franklin Mountain Capital, which was founded in 2017 with initial capital of $250 million provided exclusively by its principals, targets lower to middle-market investment opportunities in North America. The founders are the former executive management team of Western Refining, Inc., an independent refiner with oil refining operations in the Southwest and Upper Midwest US, Northern Tier Energy, a crude oil and retail marketer with operations in the Upper Midwest, and Western Refining Logistics LP, a master limited partnership with operations focused in the Permian and Bakken crude oil-producing regions.

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Escrows. At origination, the borrowers funded (i) a tenant insurance and leasing commissions borrower reserve in the amount of $4,000,000, (ii) a tax reserve in the amount of $1,335,560 and (iii) an unfunded obligations reserve in the amount of $785,634.  On each due date, the borrowers will be required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the property taxes and insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months; provided that reserves for insurance premiums will be waived if the Midland Office Portfolio Properties are covered by blanket insurance policies, (ii) a tenant improvements and leasing commissions reserve in an amount equal to $58,302 and (iii) a capital expenditure reserve in an amount equal to $11,660.

LOAN #8: MIDLAND OFFICE PORTFOLIO

Additionally, during a Midland Office Portfolio Trigger Period caused by a Midland Office Portfolio Critical Tenant Trigger Event, all funds on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be reserved in a critical tenant reserve account (the “Midland Office Portfolio Critical Tenant Reserve Account”) up to an amount equal to $30.00 per SF for the aggregate space that was the leased by such Midland Office Portfolio Critical Tenant (the “Critical Tenant Cap”).

“Midland Office Portfolio Critical Tenant Trigger Event” means (a) the filing of a voluntary or involuntary bankruptcy petition against any Midland Office Portfolio Critical Tenant (excluding the existing voluntary bankruptcy petition filed by Legacy Reserves Services, Inc.) (in the case of an involuntary petition, that is not dismissed within 30 days) until (1) the dismissal of such petition within 90 days without a negative impact on such tenant or lease and the tenant is paying normal rent or (2) the tenant has affirmed its lease and is paying rent or such tenant is terminated and an acceptable replacement tenant has entered into a lease, (b) if any Midland Office Portfolio Critical Tenant has not given notice to renew its lease as of the date that is six months prior to the expiration of such lease until it renews or extends its lease and is paying full rent or an acceptable replacement tenant has entered into a lease, or (c) the date that any Midland Office Portfolio Critical Tenant goes dark, vacates or is otherwise not in occupancy of a portion of its space for 30 consecutive days or more (other than due to a casualty, condemnation, renovations or alterations undertaken pursuant to its terms until such tenant has resumed operations and is paying full rent or an acceptable replacement tenant has entered into a lease.

“Midland Office Portfolio Trigger Period” means (a) when the debt yield, determined as of the first day of any fiscal quarter, is less than 9.00% until the debt yield is at least 9.50% for two consecutive fiscal quarters, (b) upon the borrowers’ failure to deliver required annual, quarterly or monthly financial reports until such reports are delivered and indicate that no other Midland Office Portfolio Trigger Period is ongoing or (c) during a Midland Office Portfolio Critical Tenant Trigger Event if the trailing 12 month debt yield as of the most recently ended fiscal quarter is less than 13.83% until the Midland Office Portfolio Critical Tenant Trigger Event is cured, the trailing 12 month debt yield as of the most recently ended fiscal quarter is equal to or greater than 13.83% or the balance in the Midland Office Portfolio Critical Tenant Reserve Account is at least equal to the Critical Tenant Cap.

“Midland Office Portfolio Critical Tenant” means any tenant under a lease that individually or, when aggregated with all other leases at the applicable Midland Office Portfolio Property with the such tenant and its affiliates (assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such tenant’s lease) is for 75,000 or more rentable square feet.

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Lockbox and Cash Management. The Midland Office Portfolio Loan Combination is structured with a hard lockbox and in-place cash management. The borrowers are required to send tenant direction letters to each tenant at each Midland Office Portfolio Property to deposit rents directly into a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to the Midland Office Portfolio Properties and all other money received by the borrowers or the property manager with respect to the Midland Office Portfolio Properties (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account within one business day following receipt.  On each business day, all funds in the lockbox account are required to be swept into the cash management account.

For so long as no Midland Office Portfolio Trigger Period or event of default under the Midland Office Portfolio Loan Combination is continuing, all amounts in the cash management account in excess of the aggregate amount required to be paid to or reserved with the lender on the next monthly due date are required to be swept into a borrower-controlled operating account on each business day. During the continuance of a Midland Office Portfolio Trigger Period or, at the lender’s discretion, during an event of default under the Midland Office Portfolio Loan Combination, all excess cash flow after payment of debt service, required reserves and budgeted operating expenses are required to be reserved as additional collateral for the Midland Office Portfolio Loan Combination.

LOAN #8: MIDLAND OFFICE PORTFOLIO

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Property Management. The Midland Office Portfolio Properties are currently managed by ERP-M, LLC, pursuant to a management agreement. Under the Midland Office Portfolio Loan documents, the Midland Office Portfolio Properties are required to be managed by ERP-M, LLC or any other management company reasonably approved by the lender and with respect to which a rating agency confirmation has been received. The lender has the right to replace, or require the borrowers to replace, the property manager with a property manager selected by the borrowers (or selected by the lender in the event of an event of default under the Midland Office Portfolio Loan or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction), subject to the lender’s reasonable approval (i) during the continuance of an event of default under the Midland Office Portfolio Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

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Release of Collateral. Provided no event of default under the Midland Office Portfolio Loan Combination is continuing, the borrowers have the right at any time from and after the second anniversary of the Closing Date to obtain the release of a Midland Office Portfolio Property upon the sale of such Midland Office Portfolio Property to an unaffiliated third party subject to certain conditions, including; (i) the related borrowers defease a portion of the related Midland Office Portfolio Loan equal the greater of (x) 125% of its allocated loan amount and (y) 85% of the sales price for such mortgaged property), (ii) the trailing 12 month debt yield (excluding the property to be released) would be no less than the greater of (1) 12.76% and (2) the debt yield immediately prior to such release, (iii) the trailing 12 month debt service coverage ratio after the release would be at least the greater of (1) 2.21x and (2) the debt service coverage ratio immediately prior to such release, (iv) the loan-to-value ratio of the remaining Midland Office Portfolio Properties is no less than 63.01% and (v) delivery of a REMIC opinion

■	Mezzanine or Subordinate Secured Indebtedness. Not permitted.

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Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the Midland Office Portfolio Properties, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrowers’ requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #9: U.S. Industrial portfolio v

LOAN #9: U.S. Industrial portfolio v

LOAN #9: U.S. Industrial portfolio v

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	30	Loan Seller	GSMC
Location (City/State)	Various / Various	Cut-off Date Principal Balance(3)	$47,558,000
Property Type	Industrial	Cut-off Date Principal Balance per SF(2)	$36.36
Size (SF)	3,585,623	Percentage of Initial Pool Balance	5.1%
Total Occupancy as of 11/6/2019	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/6/2019	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate	3.7800%
Appraised Value(1)	$202,500,000	Original Term to Maturity (Months)	120
Appraisal Date	6/1/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	BIG SC-USIP30P LLC	Original Interest Only Period (Months)	120
Property Management	Brennan Management, LLC	First Payment Date	9/6/2019
Maturity Date	8/6/2029

Underwritten Revenues	$13,695,724
Underwritten Expenses	$273,914	Escrows(4)
Underwritten Net Operating Income (NOI)	$13,421,810	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$12,440,535	Taxes	$0	$0
Cut-off Date LTV Ratio(1)(2)	64.4%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	64.4%	Replacement Reserves	$50,000	$0
DSCR Based on Underwritten NOI / NCF(2)	2.69x / 2.49x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	10.3% / 9.5%	Other(5)	$194,450	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$130,358,000	66.2%	Purchase Price	$195,250,000	99.2%
Principal’s New Cash Contribution	66,425,420	33.8	Closing Costs	1,288,970	0.7
			Reserves	244,450	0.1

Total Sources	$196,783,420	100.0%	Total Uses	$196,783,420	100.0%

(1)

The Appraised Value represents the aggregate “as-is” appraised value of the U.S. Industrial Portfolio V Properties of $194,670,000 plus an approximately 4.02% portfolio premium. The Cut-off Date LTV Ratio for the U.S. Industrial Portfolio V Loan Combination calculated on the basis of the aggregate “as-is” appraised value without the portfolio premium is 67.0%.

(2)	Calculated based on the aggregate outstanding balance of the U.S. Industrial Portfolio V Loan Combination.
(3)	The Cut-off Date Principal Balance of $47,588,000 represents the non-controlling note A-3 of the $130,358,000 U.S. Industrial Portfolio V Loan Combination evidenced by three pari passu notes.
(4)	See “—Escrows” below.
(5)

Other Upfront escrows include $172,450 of deferred maintenance related to roof work at the Sherwood Foods Cleveland property and $22,000 of environmental reserve related to vapor at the Gem City property.

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The Mortgage Loan.  The mortgage loan (the “U.S. Industrial Portfolio V Loan”) is part of a loan combination (the “U.S. Industrial Portfolio V Loan Combination”) consisting of three pari passu notes with an outstanding aggregate principal balance of $130,358,000 and is secured by first mortgages encumbering the fee simple interests in a portfolio of 30 industrial buildings in 15 states (the “U.S. Industrial Portfolio V Properties”). The U.S. Industrial Portfolio V Loan, evidenced by the non-controlling note A-3, has an outstanding principal balance as of the Cut-off Date of $47,558,000 and represents approximately 5.1% of the Initial Pool Balance. The related pari passu companion loans are evidenced by the controlling note A-1 (with an outstanding principal balance as of the Cut-off Date of $50,000,000) and non-controlling note A-2 (with an outstanding principal balance as of the Cut-off Date of $32,800,000). The U.S. Industrial Portfolio V Loan Combination was originated by Goldman Sachs Bank USA on July 23, 2019. The U.S. Industrial Portfolio V Loan Combination has an interest rate of 3.7800% per annum. The borrower utilized the proceeds of the U.S. Industrial Portfolio V Loan Combination to acquire the U.S. Industrial Portfolio V Properties, pay origination costs and fund reserves.

The U.S. Industrial Portfolio V Loan Combination had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date. The U.S. Industrial Portfolio V Loan Combination requires payments of interest only for the entire term of the U.S. Industrial Portfolio V Loan Combination. The stated maturity date is the due date in August 2029. Voluntary prepayment of the U.S. Industrial Portfolio V Loan Combination is prohibited prior to May 6, 2029. At any time after the second anniversary of the securitization Closing Date, the U.S. Industrial Portfolio V Loan Combination may be defeased in whole or in part with direct, non-callable obligations of the United States of America.

LOAN #9: U.S. Industrial portfolio v

The table below summarizes the promissory notes that comprise the U.S. Industrial Portfolio V Loan Combination. The relationship between the holders of the U.S. Industrial Portfolio V Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Outside Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
Note A-1	$50,000,000	$50,000,000	CGCMT 2019-GC41	Yes
Note A-2	32,800,000	32,800,000	GSMS 2019-GC42	No
Note A-3	47,558,000	47,558,000	CGCMT 2019-GC43	No
Total	$130,358,000	$130,358,000

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The Mortgaged Properties. The U.S. Industrial Portfolio V Loan Combination is comprised of 30 properties built between 1924 and 2005, located in 15 states. The U.S. Industrial Portfolio V Properties consist of 3,585,623 SF and are 100.0% occupied as of November 6, 2019. The U.S. Industrial Portfolio V Properties include 16 headquarter locations and an average office component of 9.4% of total SF. The U.S. Industrial Portfolio V Properties are leased to tenants in a range of different industries, from manufacturing to logistics.

The following table presents certain information relating to the U.S. Industrial Portfolio V Properties:

Property Name	City	State	% of Allocated Loan Amount	Total GLA	Year Built	As-Is Appraised Value	UW NCF
Sherwood Foods Cleveland	Maple Heights	OH	11.2%	345,009	1967	$21,750,000	$1,261,216
Owens Corning	Tallmadge	OH	7.0	222,900	1989	13,660,000	1,002,726
Hunter Defense Tech	Florence	KY	6.4	260,366	1962	12,450,000	764,620
Sterling Jewelers	Barberton	OH	6.2	134,565	2002	12,000,000	780,264
BlueLinx Corporation Brooklyn Park	Brooklyn Park	MN	4.8	136,167	1978, 2000	9,300,000	594,250
Exec Cabinetry SC	Simpsonville	SC	4.7	205,912	1964, 1980, 1987, 1993	9,220,000	590,895
Techniplas	Nashotah	WI	4.6	137,206	1964-1995	9,000,000	587,254
Metalex (Jason Industries)	Libertyville	IL	4.3	155,799	1924	8,400,000	518,579
Nyloncraft	Mishawaka	IN	4.0	185,631	1961	7,700,000	451,281
Dirksen Screw Shelby	Shelby Township	MI	3.9	80,967	1988, 1998	7,550,000	472,717
Global Flooring	Kentwood	MI	3.7	121,464	1984	7,170,000	479,289
Dreison	Cleveland	OH	3.3	206,471	1955	6,460,000	477,862
Gem City	Dayton	OH	3.2	147,847	1941	6,270,000	385,477
Chemcore Austin	Austin	TX	2.9	40,662	1982	5,580,000	334,980
ATG Precision Canton	Canton	MI	2.7	55,118	1994	5,300,000	330,031
Polartec	Cleveland	TN	2.6	175,306	1986	5,100,000	315,916
Design Cabinetry TGK	Rockledge	FL	2.5	92,367	1998	4,900,000	315,403
LMI Aerospace - 3030 N. Highway 94	Saint Charles	MO	2.5	91,363	1966, 2000	4,800,000	381,088
Custom Extrusions Rome	Rome	GA	2.4	151,693	1960	4,745,000	305,992
CECO - Indianapolis	Indianapolis	IN	2.1	66,000	1971	4,100,000	238,527
LMI Aerospace - 3600 Mueller	Saint Charles	MO	2.1	62,712	1973, 1989	4,100,000	276,188
Cast Aluminum Solutions	Batavia	IL	1.9	59,719	1988	3,780,000	223,758
Pyramyd Air	Solon	OH	1.9	70,867	1970	3,720,000	225,793
Workstream	Fairfield	OH	1.8	76,893	1973, 1988	3,540,000	218,006
BlueLinx Corporation Little Rock	North Little Rock	AR	1.4	82,959	1971	2,750,000	178,691
Techniks	Indianapolis	IN	1.4	40,418	2005	2,800,000	165,198
BlueLinx Corporation Gulfport	Long Beach	MS	1.3	88,061	1965	2,475,000	173,603
Chemcore Elk Grove	Elk Grove Village	IL	1.3	25,576	1966	2,475,000	155,301
Total Plastics	Wyoming	MI	1.2	44,033	1999	2,410,000	160,445
Design Cabinetry Barnes	Rockledge	FL	0.6	21,572	1987	1,165,000	75,184
Total			100.0%	3,585,623		$194,670,000	$12,440,535

LOAN #9: U.S. Industrial portfolio v

The following table presents certain information relating to the major tenants for the U.S. Industrial Portfolio V Properties:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name(1)	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Sherwood Food Distributors, LLC	NR / NR / NR	345,009	9.6%	$1,524,720	10.7%	$4.42	3/31/2032	2, 5-year options
Techniplas, LLC / Nyloncraft, Inc.	NR / NR / NR	322,837	9.0	1,206,774	8.5	3.74	12/31/2032	None
Executive Cabinetry, LLC / Designer’s Choice Cabinetry, LLC	NR / NR / NR	319,851	8.9	1,109,197	7.8	3.47	8/31/2036	None
BlueLinx Corporation(3)	NR / NR / NR	307,187	8.6	1,076,003	7.6	3.50	Various	None
Owens Corning Foam Insulation, LLC	BBB- / Ba1 / BBB	222,900	6.2	975,844	6.9	4.38	3/31/2031	2, 5-year options
Dirksen Screw Products Co. / ATG Precision Products, LLC	NR / NR / NR	136,085	3.8	943,883	6.6	6.94	Various(4)	2, 5-year options
HDT Expeditionary Systems, Inc.	NR / NR / NR	260,366	7.3	893,819	6.3	3.43	12/31/2031	None
Sterling Jewelers, Inc.	NR / NR / NR	134,565	3.8	848,710	6.0	6.31	2/29/2032	3, 5-year options
Leonard’s Metal, Inc.	NR / NR / NR	154,075	4.3	744,175	5.2	4.83	10/31/2030	2, 5-year options
Metalex Corporation	NR / NR / NR	155,799	4.3	613,828	4.3	3.94	4/30/2032	None
Ten Largest Tenants		2,358,674	65.8%	$9,936,953	70.0%	$4.21
Remaining Tenants		1,226,949	34.2	4,262,750	30.0	3.47
Vacant Spaces (Owned Space)		0	0.0	0	0.0	0.00
Totals / Wtd. Avg. Tenants		3,585,623	100.0%	$14,199,704	100.0%	$3.96

(1)	Where multiple tenants are listed, their leases are guaranteed by the same entity.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	BlueLinx Corporation acquired Cedar Creek, LLC and leases 219,126 SF of industrial space scheduled to expire on June 30, 2031 and 88,061 SF of industrial space scheduled to expire on May 31, 2031.
(4)

Dirksen Screw Products Co. leases 80,967 SF of industrial space scheduled to expire on April 30, 2033 and ATG Precision Products, LLC leases 55,118 SF of industrial space scheduled to expire on February 28, 2033.

The following table presents certain information relating to the lease rollover schedule for the U.S. Industrial Portfolio V Properties based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$ 0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028	0	0.0	0.0%	0	0.0	0.00	0
2029	0	0.0	0.0%	0	0.0	0.00	0
2030	543,228	15.2	15.2%	1,843,563	13.0	3.39	5
2031	850,172	23.7	38.9%	3,214,889	22.6	3.78	6
2032	1,024,448	28.6	67.4%	4,765,965	33.6	4.65	7
2033	427,007	11.9	79.3%	1,885,145	13.3	4.41	5
2034	0	0.0	79.3%	0	0.0	0.00	0
2035	0	0.0	79.3%	0	0.0	0.00	0
2036	319,851	8.9	88.3%	1,109,197	7.8	3.47	3
2037	147,760	4.1	92.4%	522,844	3.7	3.54	2
2038	273,157	7.6	100.0%	858,100	6.0	3.14	2
2039	0	0.0	100.0%	0	0.0	0.00	0
2040 & Thereafter	0	0.0	100.0%	0	0.0	0.00	0
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total	3,585,623	100.0%		$14,199,704	100.0%	$3.96	30

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

LOAN #9: U.S. Industrial portfolio v

The following table presents certain information relating to historical occupancy for the U.S. Industrial Portfolio V Properties:

Historical Leased %(1)

As of 11/6/2019
100.0%

(1)	The U.S. Industrial Portfolio V Properties were acquired in 2019 and no historical occupancy figures were available.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow for the U.S. Industrial Portfolio V Properties:

Cash Flow Analysis(1)(2)

	Underwritten(3)(4)	Underwritten $ per SF
Base Rental Revenue	$14,291,882	$3.99
Reimbursement Revenue	246,043	0.07
Gross Revenue	$14,537,924	$4.05
Vacancy Loss	(842,200)	(0.23)
Effective Gross Revenue	$13,695,724	$3.82

Expenses	$0	$0.00
Management Fee	273,914	0.08
Total Operating Expenses	$273,914	$0.08

Net Operating Income	$13,421,810	$3.74
TI/LC	622,712	0.17
Replacement Reserves	358,562	0.10
Net Cash Flow	$12,440,535	$3.47

Occupancy	100.0%
NOI Debt Yield(5)	10.3%
NCF DSCR(5)	2.49x

(1)

Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The U.S. Industrial Portfolio V Properties were acquired in 2019 and no historical financials were available.
(3)	Underwritten cash flow based on contractual rents as of November 6, 2019 and contractual rent steps ($92,178) through June 30, 2020.
(4)	Underwritten cash flow assumes market vacancy for the submarkets in which the properties are located.
(5)	Calculated based on the aggregate outstanding balance of the U.S. Industrial Portfolio V Loan Combination.

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Appraisals.  According to the appraisals, the U.S. Industrial Portfolio V Properties had an aggregate “as-is” portfolio appraised value, inclusive of an approximately 4.02% portfolio premium, of $202,500,000 as of June 1, 2019. The aggregate “as-is” value of the U.S. Industrial Portfolio V Properties without the portfolio premium is $194,670,000.

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Environmental Matters.  The Phase I environmental reports, dated between May 22, 2019 and May 28, 2019, identified several recognized environmental conditions at the U.S. Industrial Portfolio V Properties identified as Sherwood Foods Cleveland, Hunter Defense Tech, Gem City, Workstream, and LMI Aerospace – 3030 N. Highway 94, which were generally related to past and present industrial uses of such U.S. Industrial Portfolio V Properties.  See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus for more information.

■	Market Overview and Competition. The U.S. Industrial Portfolio V Properties consists of 30 properties in 15 states. The following highlights the five largest markets by allocated purchase price:

Cleveland Industrial Market (16.5% of allocated loan amount): The Cleveland Industrial Market has 552.3 million square feet of space, with vacancy of 3.5%. The Cleveland Industrial Market currently has 3.6 million square feet of industrial real estate under construction and absorbed 3.2 million net square feet as of YE 2018. The appraisal concluded $4.00 per SF Industrial market rents in Cleveland, Ohio (Sherwood Foods).

Akron Industrial Market (12.9% of allocated loan amount): The Canton/Akron Industrial Market has 69.4 million square feet of space, and vacancy of 3.4%. The Akron Industrial Market currently has 0.2 million square feet of industrial real estate under construction and absorbed 0.34 million net square feet as of YE 2018. The appraisal concluded $6.00 per SF industrial market rents in Baberton, Ohio (Sterling Jewelers).

LOAN #9: U.S. Industrial portfolio v

Cincinnati Industrial Market (8.1% of allocated loan amount): The Cincinnati Industrial Market has 326.5 million square feet of space, and vacancy of 3.1%. The Cincinnati Industrial Market currently has 6.05 million square feet of industrial real estate under construction and absorbed 5.97 million net square feet as of YE 2018. The appraisal concluded $3.50 per SF Industrial market rents in Fairfield, Ohio (Workstream) and Florence, Kentucky (Hunter Defense Tech).

Chicago Industrial Market (7.5% of allocated loan amount): The Chicago Industrial Market has 1,307.7 million square feet of space, and vacancy of 5.9%. The Chicago Industrial Market currently has 20.1 million square feet of industrial real estate under construction and absorbed 15.8 million net square feet as of YE 2018. The appraisal concluded $6.85 per SF Industrial market rents in Elk Grove Village, Illinois (Chemcore Elk Grove) and $3.85 per SF NNN in Libertyville, Illinois (Metalex).

Detroit Industrial Market (6.6% of allocated loan amount): The Detroit Industrial Market has 653.3 million square feet of space, and vacancy of 3.0%. The Detroit Industrial Market currently has 5.2 million square feet of industrial real estate under construction and absorbed 6.9 million net square feet as of YE 2018. The appraisal concluded $6.75 per SF Industrial market rents in Canton, Michigan (Dirksen Screws Canton) and $6.50 per SF in Shelby, Michigan (Dirksen Screws Shelby).

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The Borrower.  The borrower is SC USIP30P Property Company, LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the U.S. Industrial Portfolio V Loan Combination. The non-recourse carveout guarantors under the U.S. Industrial Portfolio V Loan Combination are, collectively, jointly and severally, Michael Brennan, Robert G. Vanecko, Scott D. McKibben, Samuel A. Mandarino, Eduardo E. Paneque, Brad S. O’Halloran, Allen H. Crosswell and W. Troy MacMane, each a natural person, and Greenwood Holding Company, LLC, a Delaware limited liability company.

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Escrows. On the origination date, the borrower funded (i) a deferred maintenance reserve in the amount of $194,450 relating to, among other things, repair of exterior walls and installation of a vapor depressurization system, and (ii) a capital expenditure reserve in the amount of $50,000.

On each due date the borrower is required to fund a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums during the next ensuing 12 months, unless, for so long as no event of default under the U.S. Industrial Portfolio V Loan Combination or U.S. Industrial Portfolio V Trigger Period is continuing, (i) in the case of taxes, one or more tenants are obligated to pay taxes directly and the borrower provides evidence that the payment has occurred prior to any delinquency, or if a tenant is required to pay taxes to the operating lessee and such amounts are received and retained in a lender-controlled account and the borrower provides evidence that payment by the operating lessee to the proper governmental authority has occurred prior to any delinquency, or (ii) in the case of insurance premiums, the borrower is maintaining a blanket policy in accordance with the related loan documents or a tenant is required to maintain insurance for the applicable property and such insurance (a) meets the applicable requirements under the loan documents, (b) names the lender as loss payee or additional insured, as applicable, and (c) the lender has received reasonable acceptable evidence that such insurance is in full force and effect.

On each due date during the continuance of a U.S. Industrial Portfolio V Trigger Period, the borrower is required to fund certain reserve accounts including: (i) a tenant improvements and leasing commissions reserve in an amount equal to one-twelfth of $0.25 per SF of the then current SF capped at $0.75 per SF of the then current SF and (ii) a capital expenditure reserve in an amount equal to one-twelfth of $0.10 per SF of the then current SF capped at $0.20 per SF of the then current SF.

On each due date during the continuance of a U.S. Industrial Portfolio V Lease Reserve Period, the borrower is required to fund certain reserve accounts including: (i) a tenant improvements and leasing commissions reserve in an amount equal to one-twelfth of $2.00 per SF of the then current SF of each U.S. Industrial Portfolio V Property subject to a U.S. Industrial Portfolio V Lease Reserve Period capped at $6.00 per SF of the then current SF of each U.S. Industrial Portfolio V Property subject to a U.S. Industrial Portfolio V Lease Reserve Period and (ii) a capital expenditure reserve in an amount equal to one-twelfth of $0.10 per SF of the then current SF of each U.S. Industrial Portfolio V Property subject to a U.S. Industrial Portfolio V Lease Reserve Period capped at $0.30 per SF of the then current SF of each U.S. Industrial Portfolio V Property subject to a U.S. Industrial Portfolio V Lease Reserve Period.

In addition, on each due date during the continuance of an U.S. Industrial Portfolio V Trigger Period or event of default, the related loan documents require an excess cash reserve as discussed under “—Lockbox and Cash Management” below.

LOAN #9: U.S. Industrial portfolio v

A “U.S. Industrial Portfolio V Trigger Period” means (i) each period that commences when debt service coverage ratio, determined as of the first day of any fiscal quarter, is less than 1.45x and concludes when debt service coverage ratio, determined as of the first day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 1.45x and (ii) the period commencing upon the borrower’s failure to deliver required monthly, quarterly or annual financial reports and ending when such reports are delivered and indicate that no other U.S. Industrial Portfolio V Trigger Period is ongoing. The borrower is permitted to cure or terminate a U.S. Industrial Portfolio V Trigger Period by delivering a letter of credit or a cash deposit in an amount that would result in a debt service coverage ratio that exceeds 1.45x (so long as the aggregate notional amount of all outstanding letters of credit do not exceed 10% of the balance of the U.S. Industrial Portfolio V Loan Combination) or, after the second anniversary of the securitization Closing Date, defeasing a portion of the U.S. Industrial Portfolio V Loan Combination in amount that would cause debt service coverage ratio to equal or exceed 1.45x.

A “U.S. Industrial Portfolio V Lease Reserve Period” means, with respect to any U.S. Industrial Portfolio V Property, any period during which any tenant at such U.S. Industrial Portfolio V Property (x) is in default under its lease beyond all applicable grace, notice and cure periods, (y) has ceased operations at its leased premises or gone dark or (z) has failed to renew its lease by the earlier of (i) the termination of the renewal option period under its lease and (ii) six months prior to the expiration date of its lease.

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Lockbox and Cash Management.  The U.S. Industrial Portfolio V Loan Combination is structured with a hard lockbox and springing cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account.  In addition, the borrower is required to cause all cash revenues relating to the U.S. Industrial Portfolio V Properties and all other money received by the borrower, guarantors, a master lease party or the property manager with respect to the U.S. Industrial Portfolio V Properties (other than tenant security deposits required to be held in escrow accounts) be deposited into such lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day that no U.S. Industrial Portfolio V Trigger Period or event of default under the U.S. Industrial Portfolio V Loan Combination is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day during the continuance of a U.S. Industrial Portfolio V Trigger Period or event of default under the U.S. Industrial Portfolio V Loan Combination, all funds in the lockbox account are required to be swept into the cash management account.  During the continuance of a U.S. Industrial Portfolio V Trigger Period or, at the lender’s discretion, during the continuance of an event of default under the U.S. Industrial Portfolio V Loan Combination, all amounts on deposit in the cash management account after payment of debt service, required reserves and operating expenses are required to be reserved as additional collateral for the U.S. Industrial Portfolio V Loan Combination.

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Master Lease.  The mortgage loan was structured with a master lease to be a Shari’ah compliant loan. Title to the related U.S. Industrial Portfolio V Properties is held by wholly-owned single purpose subsidiaries of the borrower (the “Property Owners”), who master lease each related U.S. Industrial Portfolio V Property to a single-purpose master lessee (the “Master Lessees”), which is indirectly owned by certain investors. The rent payable pursuant to the master lease is intended to cover the debt service payments required under the U.S. Industrial Portfolio V Loan Combination, as well as reserve payments and any other sums due under the U.S. Industrial Portfolio V Loan Combination. At origination, the lender received a fee mortgage from each Property Owner on its interest in the applicable U.S. Industrial Portfolio V Property. The lender also secured a full subordination of the master lease and related operating lease. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Shari’ah Compliant Loans” in the Preliminary Prospectus.

■

Operating Lease.  An affiliate of the non-recourse carveout guarantor, SC USIP30P Operating Company, LLC (“Operating Lessee”), a Delaware limited liability company, leases the U.S. Industrial Portfolio V Properties from the Master Lessees pursuant to a sublease agreement (the “Operating Lease”). The Operating Lessee, in turn, sub sub-leases the U.S. Industrial Portfolio V Properties to end-user tenants. The Operating Lease is subordinate to the lien of the mortgages and the Operating Lease and the rent due thereunder are pledged to the lender as additional collateral for the U.S. Industrial Portfolio V Loan Combination. Upon foreclosure, the lender may terminate the Operating Lease and the Master Lease at its sole option without the payment of any termination fee and, pursuant to subordination non-disturbance and attornment agreements with each of the end-user tenants, can enter into a direct lease with such end-user tenants at the U.S. Industrial Portfolio V Properties.

LOAN #9: U.S. Industrial portfolio v

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Property Management.  The U.S. Industrial Portfolio V Properties are currently managed by Brennan Management, LLC, an affiliate of the borrower sponsor, pursuant to a management agreement. Under the related loan documents, the U.S. Industrial Portfolio V Properties are required to remain managed by Brennan Management, LLC, Brennan Investment Group, LLC (or any of its affiliates) or any other management company reasonably approved by the lender and with respect to which a Rating Agency Confirmation has been received. The lender has the right to terminate, or require the borrower, its subsidiaries or the parties to the Master Lease to terminate, the property manager and replace with a property manager selected by the borrower (or selected by the lender in the event of an event of default under the U.S. Industrial Portfolio V Loan Combination or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction), subject to the lender’s reasonable approval, (i) during the continuance of an event of default under the U.S. Industrial Portfolio V Loan Combination, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement after the expiration of any applicable grace, notice and cure periods, (iv) if the property manager files for or is the subject of a petition in bankruptcy, or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes a general assignment for the benefit of its creditors or is adjudicated insolvent.

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Release of Collateral. Provided no event of default under the U.S. Industrial Portfolio V Loan Combination has occurred and is continuing, the borrower has the right at any time after the second anniversary of the securitization Closing Date to obtain the release of one or more of the U.S. Industrial Portfolio V Properties subject to the satisfaction of certain conditions, including, among others: (i) delivery of defeasance collateral in an amount equal to the U.S. Industrial Portfolio V Release Percentage of the allocated loan amount of the individual U.S. Industrial Portfolio V Properties, (ii) after giving effect to such release, the debt yield (calculated in accordance with the related loan documents) for the trailing 12-month period ending on the last day of a fiscal quarter, recalculated to include only income and expense attributable to the portion of the U.S. Industrial Portfolio V Properties remaining after the contemplated release and to exclude the interest expense on the aggregate amount defeased in connection with such release, is equal to or greater than the greater of (x) 10.9% and (y) the debt yield immediately prior to such release, (iii) delivery of a Rating Agency Confirmation, and (iv) compliance with REMIC requirements.

With respect to the U.S. Industrial Portfolio V Property located in Solon, Ohio, the borrower and the guarantors are required to either (i) obtain an easement or license to allow for egress to a nearby parkway or (ii) reconfigure the parking lot to allow for vehicular egress to a nearby parkway.  If the borrower and the guarantors fail to do so within three years of the origination date, then they will be required to obtain the release of such U.S. Industrial Portfolio V Property by partial defeasance described above.

In addition, the borrower has the right at any time to obtain the release of a bicycle path parcel or an approximately 2.6-acre parcel at one of the U.S. Industrial Portfolio V Properties, subject to the satisfaction of certain conditions, including, among others: (i) delivery of a Rating Agency Confirmation and (ii) compliance with REMIC requirements.

The “U.S. Industrial Portfolio V Release Percentage” means (i) for so long as the outstanding principal balance of the U.S. Industrial Portfolio V Loan Combination is equal to or greater than $110,804,300, 110%, (ii) for so long as the outstanding principal balance of the U.S. Industrial Portfolio V Loan Combination is both (a) less than $110,804,300 and (b) equal to or greater than $91,250,600, 115%, and (iii) for so long as the outstanding principal balance of the U.S. Industrial Portfolio V Loan Combination is less than $91,250,600, 120%; provided that, if the borrower and the guarantors are required to obtain the release of the U.S. Industrial Portfolio V Property located in Solon, Ohio as described above, the U.S. Industrial Portfolio V Release Percentage for such property will be 100%.

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Mezzanine or Secured Subordinate Indebtedness. Provided no event of default under the U.S. Industrial Portfolio V Loan Combination, the loan documents permit future mezzanine financing, subject to satisfaction of certain conditions, including, among others (i) execution of an intercreditor agreement reasonably acceptable to the lender, (ii) the mezzanine loan and the U.S. Industrial Portfolio V Loan Combination have a combined loan-to-value ratio (as calculated under the loan documents) of no greater than 61.2%, (iii) the debt service coverage ratio (as calculated under the loan documents and taking into account the mezzanine loan and the U.S. Industrial Portfolio V Loan Combination) is at least 2.98x, (iv) the debt yield (as calculated under the loan documents and taking into account the mezzanine loan and the U.S. Industrial Portfolio V Loan Combination) is at least 11.45%, (v) delivery of a Rating Agency Confirmation and (vi) if the mezzanine debt bears a floating rate of interest, execution of an interest rate cap agreement from a counterparty acceptable to the lender in its reasonable discretion. In addition, Goldman Sachs Bank USA or its designee has a right of first refusal to provide such mezzanine debt. See “Description of the Mortgage Pool—Additional Indebtedness—Permitted Mezzanine Debt” in the Preliminary Prospectus.

LOAN #9: U.S. Industrial portfolio v

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Terrorism Insurance.  The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the U.S. Industrial Portfolio V Properties, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of insurance premiums payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #10: The Promenade at Sacramento

T·J·maxx
Michaels
BIG 5

DAISO
DAISO

BARNES & NOBLE
BOOKSELLERS

BEST BUY

BARNES & NOBLE
BOOKSELLERS
OLD NAVY
3581

LOAN #10: The Promenade at Sacramento

TOKYO STEAK HOUSE
ONEMAIN FINANCIAL
SWEATY SHELLY LLC
DAISO
BARNES NOBLE
OLD NAVY
ULTA
TARGET
BED BATH & BEYOND
T·J·maxx
Michaels
FIVE STAR NAILS
JC USA, INC.
GOT A GIG MUSIC
ASHLEY HOMESTORE
Panera BREAD
PANDA EXPRESS
PACIFIC DENTAL SERVICES
verizon
Bank of America
N. FREEWAY BLVD
GATEWAY PARK BOULEVARD
BEST BUY
Logan's ROADHOUSE
80
Anchor
Inline
Vacant
Not Part of Collateral
N

LOAN #10: The Promenade at Sacramento

LOAN #10: The Promenade at Sacramento

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Sacramento, California	Cut-off Date Balance		$37,500,000
Property Type	Retail	Cut-off Date Balance per SF(1)		$132.35
Size (SF)	283,341	Percentage of Initial Pool Balance		4.0%
Total Occupancy as of 08/23/2019	93.8%	Number of Related Mortgage Loans		NAP
Owned Occupancy as of 08/23/2019	93.8%	Type of Security		Fee Simple
Year Built / Latest Renovation	2005 / NAP	Mortgage Rate		3.8900%
Appraised Value	$56,080,000	Original Term to Maturity (Months)		60
Appraisal Date	08/16/2019	Original Amortization Term (Months)		NAP
Borrower Sponsor	Fairbourne Partners, LLC	Original Interest Only Period (Months)		60
Property Management	Fairbourne Properties, LLC	First Payment Date		11/6/2019
		Maturity Date		10/6/2024

Underwritten Revenues	$6,568,138
Underwritten Expenses	$2,341,250	Escrows(2)
Underwritten Net Operating Income (NOI)	$4,226,888		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,859,014	Taxes	$481,326	$68,761
Cut-off Date LTV Ratio(1)	66.9%	Insurance	$50,197	$8,366
Maturity Date LTV Ratio(1)	66.9%	Replacement Reserve(3)	$0	$3,542
DSCR Based on Underwritten NOI / NCF(1)	2.86x / 2.61x	TI/LC	$150,000	$27,114
Debt Yield Based on Underwritten NOI / NCF(1)	11.3% / 10.3%	Other(4)	$704,926	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$37,500,000	64.4%	Purchase Price	$56,041,636	96.2%
Sponsor Equity	19,827,302	34.0	Upfront Reserves	1,386,450	2.4
Other Sources	906,653	1.6	Origination Costs	805,870	1.4
Total Sources	$58,233,956	100.0%	Total Uses	$58,233,956	100.0%

(1)	Calculated based on the aggregate outstanding balance as of the cut-off date of The Promenade at Sacramento Loan Combination.

(2)	See ““—Escrows” below.

(3)	The Replacement Reserve is subject to a cap of $127,503.

(4)	The Upfront Other reserve consists of (i) $580,192 for unfunded obligations related to outstanding tenant improvements and leasing commissions for the Boot Barn, Jenny Craig and Pacific Dental leases and (ii) $124,734 for gap rent and reimbursements related to the Boot Barn lease. See “—Escrows” below.

■	The Mortgage Loan The mortgage loan (the “Promenade at Sacramento Loan”) is evidenced by a note in the original principal amount of $37,500,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 283,341 SF anchored retail shopping center located in Sacramento, California (the “Promenade at Sacramento Property”). The Promenade at Sacramento Loan was originated by CREFI on September 27, 2019. The Promenade at Sacramento Loan has an outstanding principal balance as of the Cut-off Date of $37,500,000 and an interest rate of 3.89000% per annum. The Promenade at Sacramento Loan represents approximately 4.0% of the Initial Pool Balance. The proceeds of the Promenade at Sacramento Loan along with approximately $19.8 million of new cash contribution were primarily used to acquire the Promenade at Sacramento Property, fund upfront reserves and pay closing costs.

The Promenade at Sacramento Loan had an initial term of 60 months and has a remaining term of 59 months as of the Cut-off Date. The Promenade at Sacramento Loan requires payments of interest only for the entire term. The scheduled maturity date of the Promenade at Sacramento Loan is the due date in October 2024. Voluntary prepayment of the Promenade at Sacramento Loan is permitted on or after July 6, 2024 without payment of any prepayment premium. Provided no event of default under the Promenade at Sacramento Loan documents is continuing, defeasance of the Promenade at Sacramento Loan with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the loan documents is permitted at any time after the second anniversary of the earlier to occur of (i) the 3rd anniversary of the closing date and (ii) the last securitization closing date involving any portion of or interest in the loan.

LOAN #10: The Promenade at Sacramento

■	The Mortgaged Property The Promenade at Sacramento Property is a 6-building, 283,341 SF anchored retail center located in Sacramento, California. The Promenade at Sacramento Property was constructed in 2005 on an approximately 31.77 acre site with 1,500 surface parking spaces, resulting in a parking ratio of approximately 5.29 spaces per 1,000 SF. As of August 23, 2019, The Promenade at Sacramento Property was approximately 93.8% occupied by 25 tenants including anchors Best Buy, Michaels, Old Navy, TJ Maxx, and Barnes & Noble.

The property is split into two sites, North Promenade and South Promenade, which are located across from each other along North Freeway Boulevard and is shadow anchored by Target, Ashley Furniture, and Burlington Coat Factory. Surrounding the property is another center with stores such as The Home Depot, Walmart, Ross and Starbucks.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at The Promenade at Sacramento Property:

Largest Five Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Best Buy	BBB / Baa1/ BBB	30,211	10.7%	$438,060	9.0%	$14.50	3/31/2022	3, 5-year options
Michaels	NR / NR / BB-	23,454	8.3	433,899	8.9	18.50	3/31/2029	4, 5-year options
Old Navy	NR / Baa2 / BB+	18,800	6.6	386,716	8.0	20.57	3/31/2021	1, 5-year option
TJ Maxx	NR / A2 / A+	21,000	7.4	333,375	6.9	15.88	11/30/2028	3, 5-year options
Barnes & Noble	NR / NR / NR	26,000	9.2	302,500	6.2	11.63	1/31/2021	2, 5-year options
Largest Owned Tenants		119,465	42.2%	$1,894,549	39.0%	$15.86
Remaining Tenant Total		146,196	51.6%	$2,960,388	61.0%	20.25
Vacant		17,680	6.2	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		283,341	100.0%	$4,854,937	100.0%	$18.27

(1)	Based on the underwritten rent roll dated August 23, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include $40,884 of contractual rent steps through August 2020 and $7,875 which represents the straight line average of rent steps for TJ Maxx.

The following table presents certain information relating to the lease rollover schedule at the Promenade at Sacramento Property, based on initial lease expiration dates:

Lease Expiration Schedule (1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	10,602	3.7	3.7%	339,507	7.0	$32.02	3
2021	75,583	26.7	30.4%	1,360,201	28.0	$18.00	6
2022	63,914	22.6	53.0%	897,301	18.5	$14.04	4
2023	5,943	2.1	55.1%	162,299	3.3	$27.31	3
2024	1,397	0.5	55.6%	34,534	0.7	$24.72	1
2025	10,006	3.5	59.1%	286,172	5.9	$28.60	1
2026	21,811	7.7	66.8%	420,160	8.7	$19.26	2
2027	8,261	2.9	69.7%	190,003	3.9	$23.00	1
2028	24,699	8.7	78.4%	470,978	9.7	$19.07	2
2029	23,454	8.3	86.7%	433,899	8.9	$18.50	1
2030 & Thereafter	19,991	7.1	93.8%	259,883	5.4	$13.00	1
Vacant	17,680	6.2	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	283,341	100.0%		$4,854,937	100.0%	$18.27	25

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include $40,884 of contractual rent steps through August 2020 and $7,875 which represents the straight line average of rent steps for TJ Maxx.

LOAN #10: The Promenade at Sacramento

The following table presents certain information relating to historical leasing at the Promenade at Sacramento Property:

Historical Leased %(1)

2016	2017	2018	As of 8/23/2019 (2)
80.0%	68.0%	81.5%	93.8%

(1)	Represents the average annual occupancy as of December 31 for each respective year unless otherwise indicated.

(2)	Based on the underwritten rent roll dated August 23, 2019.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Promenade at Sacramento Property:

Cash Flow Analysis (1)

	2016	2017	2018	TTM 07/31/2019	Underwritten	Underwritten $ per SF
In-Place Base Rent	$4,825,215	$3,745,768	$3,651,957	$3,910,853	$4,814,053	$16.99
Contractual Rent Steps(2)	0	0	0	0	40,884	0.14
Vacant Income	0	0	0	0	518,293	1.83
Reimbursements	1,596,684	1,416,275	1,314,589	1,449,810	1,708,701	6.03
Vacancy & Credit Loss(3)	($163,395)	($106,624)	$0	$0	($518,293)	($1.83)
Other Income	9,798	8,324	13,082	21,312	4,500	0.02
Effective Gross Income	$6,268,302	$5,063,743	$4,979,627	$5,381,975	$6,568,138	$23.18

Real Estate Taxes	$876,434	$853,990	$635,626	$681,164	$825,130	$2.91
Insurance	141,603	128,552	125,508	127,460	95,614	0.34
Utilities	249,656	276,950	271,377	289,343	289,343	1.02
Repairs & Maintenance	214,497	245,923	236,526	208,833	226,445	0.80
Management Fee	79,142	66,562	71,726	73,646	197,044	0.70
Other Operating Expenses	615,195	693,953	696,134	716,860	707,674	2.50
Total Operating Expenses	$2,176,527	$2,265,930	$2,036,895	$2,097,306	$2,341,250	$8.26

Net Operating Income	$4,091,774	$2,797,813	$2,942,732	$3,284,669	$4,226,888	$14.92
Tenant Improvements	0	0	0	0	325,373	1.15
Leasing Commissions	0	0	0	0	0	0.00
Replacement Reserves	0	0	0	0	42,501	0.15
Net Cash Flow	$4,091,774	$2,797,813	$2,942,732	$3,284,669	$3,859,014	$13.62

Occupancy	80.0%	68.0%	81.5%	NAP	92.7%
NOI Debt Yield	10.9%	7.5%	7.8%	8.8%	11.3%
NCF DSCR	2.77	1.89	1.99	2.22	2.61

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Contractual Rent Steps include $40,884 of contractual rent steps through August 2020 and $7,875 which represents the straight line average of rent steps for TJ Maxx.

(3)	Represents an underwritten economic vacancy of 7.3%.

LOAN #10: The Promenade at Sacramento

■	Appraisal. According to the appraisal, the Promenade at Sacramento Property had an “as-is” appraised value of $56,080,000 as of August 16, 2019.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$56,910,000	N/Ax	7.25%
Discounted Cash Flow Approach	$56,080,000	8.75%	8.00%(1)

(1)	Represents the terminal cap rate.

■	Environmental Matters. According to the Phase I environmental report dated June 17, 2019, there are no recognized environmental conditions or recommendations for further action at The Promenade at Sacramento Property.

■	Market Overview and Competition. The Promenade at Sacramento Property is located at 3521, 3551, 3571, 3611, 3635 & 3668 North Freeway Boulevard in Sacramento, California within the Sacramento--Arden--Arcade--Roseville, CA metropolitan statistical area (the “Sacramento MSA”). According to the U.S. Census Bureau, the Sacramento MSA had a population of approximately 2.3 million as of year-end 2018. The Promenade at Sacramento Property is located in a prominent retail location at the intersection of Tuxel Road and Interstate 80 in the high growth Natomas neighborhood of Sacramento, approximately 5.7 miles north of Sacramento and approximately 7.1 miles south of the Sacramento International Airport. Top employers in the Sacramento MSA include healthcare companies such as Kaiser Permanente, Sutter Health and Dignity Health, as well as companies in other industries such as Intel Corp, Raley’s Inc. and Apple.

According to a third party report, 2019 estimated population within a one-, three- and five-mile radius of The Promenade at Sacramento Property is approximately 13,063, 123,690 and 239,323, respectively and median household income within a one-, three- and five-mile radius is $76,486, $95,468 and $81,342, respectively. As of October 2018, the Sacramento MSA had an unemployment rate of 3.7%.

According to a third party report, The Promenade at Sacramento Property is located within the Sacramento Retail market within the Sacramento MSA, which contained a total of approximately 107.1 million SF of retail inventory, had a vacancy rate of 6.1% and had asking rents of $1.36 per SF as of the second quarter 2019. According to a third party report, The Promenade at Sacramento Property is located within the Natomas Retail submarket. The submarket had 3.9 million SF of retail inventory, had a vacancy rate of 5.0% and had asking rents of $1.54 per SF as of the second quarter 2019. As of second quarter 2019 the Natomas retail submarket reported positive net absorption of 10,478 SF.

■	The Borrower. The borrower is FHS Promenade, LLC, a single-purpose, single-asset entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Promenade at Sacramento Loan. The non-recourse carve-out guarantor and borrower sponsor of The Promenade at Sacramento Loan is Fairbourne Partners, LLC, a Delaware limited liability company. Fairbourne Properties, LLC is 100% owned by Fairbourne Partners, LLC.

Fairbourne Properties, LLC is a full service real estate investment and property management company focusing on acquiring, managing and asset managing office, retail, and mixed-use properties throughout the United States. Headquartered in Chicago, the firm’s operations are led by David W. Harvey, Vivian Fields, Zoran Urosevic, and George Manojlovic each with more than 20 years of commercial real estate investment and operations experience.

■	Escrows. On the origination date of the Promenade at Sacramento Loan, the borrower funded escrow reserves of (i) $481,326 for real estate taxes, (ii) $50,197 for insurance premiums, (iii) $150,000 for tenant improvement and leasing commissions, and (iv) $704,926 for unfunded obligations related to outstanding tenant improvements and leasing commissions and gap rent at the Promenade at Sacramento Property.

On each due date, the borrower is required to fund the following reserves with respect to the Promenade at Sacramento Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially estimated to be $68,761 per month), (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period (initially estimated to be $8,366 per month), (iii) a replacement reserve in an amount equal to $3,542, subject to a cap of $127,503 and (iv) a tenant improvements and leasing commission reserve in an amount equal to $27,114.

LOAN #10: The Promenade at Sacramento

■	Lockbox and Cash Management. The Promenade at Sacramento Loan is structured with a springing lockbox and springing cash management. During the continuance of a Promenade at Sacramento Trigger Period (as defined below), the borrower is required under the Promenade at Sacramento Loan documents to send tenant direction letters to all tenants of the Promenade at Sacramento Property instructing them to deposit all rents and other payments into the lockbox account controlled by the lender, and any funds received by the borrower or the property manager are required to be immediately deposited in the lockbox account. During a Promenade at Sacramento Trigger Period, all funds in the lockbox account are required to be transferred on each business day into a cash management account established for the sole and exclusive benefit of the lender, and applied to all required payments and reserves as set forth in the Promenade at Sacramento Loan documents. Provided that no Promenade at Sacramento Trigger Period is continuing, excess cash in the cash management account is required to be disbursed to the borrower in accordance with the Promenade at Sacramento Loan documents. Upon the occurrence of an event of default under the Promenade at Sacramento Loan documents, funds may be applied in such order of priority as the lender may determine.

An “Promenade at Sacramento Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default under the Promenade at Sacramento Loan documents or (ii) the debt service coverage ratio being less than 1.60x (“DSCR Trigger Period”) and (B) expiring upon (y) with respect to a Promenade at Sacramento Trigger Period which commenced in connection with clause (i) above, the cure, if applicable, of such event of default, and (z) with respect to a Promenade at Sacramento Trigger Period which commenced in connection with clause (ii) above, the debt service coverage ratio being equal to or greater than 1.65x for two consecutive calendar quarters.

■	Property Management. The Promenade at Sacramento Property is currently managed by Fairbourne Properties, LLC, an affiliate of the borrower, pursuant to a management agreement. Under the Promenade at Sacramento Loan documents, the lender has the right, and has the right to direct the borrower, to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in (x) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or (y) any voluntary bankruptcy or insolvency proceeding; (ii) there exists an event of default under the Promenade at Sacramento Loan which remains uncured and is continuing; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrower has the right to replace the property manager with a successor property manager pursuant to a new management agreement that is approved in writing by the lender (which approval may be conditioned on receipt of a rating agency confirmation from the applicable rating agencies).

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Promenade at Sacramento Property, plus business interruption coverage in an amount equal to 100% of the projected gross income from the Promenade at Sacramento Property until the completion of restoration or the expiration of 18 months, with a six-month extended period of indemnity. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #11: 19100 Ridgewood

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	San Antonio, Texas	Cut-off Date Principal Balance(3)		$30,000,000
Property Type	Office	Cut-off Date Principal Balance per SF(2)		$226.53
Size (SF)	618,017	Percentage of Initial Pool Balance		3.2%
Total Occupancy as of 11/6/2019(1)	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/6/2019(1)	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2009 / NAP	Mortgage Rate		3.6500%
Appraised Value	$200,500,000	Original Term to Maturity (Months)		120
Appraisal Date	7/26/2019	Original Amortization Term (Months)		NAP
Borrower Sponsor	USRA Institutional Net Lease Fund III, LLC	Original Interest Only Period (Months)		120
Property Management	Tenant Managed	First Payment Date		10/6/2019
		Maturity Date		9/6/2029
Underwritten Revenues	$23,068,450
Underwritten Expenses	$9,270,507	Escrows
Underwritten Net Operating Income (NOI)	$13,797,943		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$12,561,909	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	69.8%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	69.8%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.66x / 2.42x	TI/LC	$0	$90,127
Debt Yield Based on Underwritten NOI / NCF(2)	9.9% / 9.0%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$140,000,000	70.5%	Purchase Price	$198,000,000	99.7%
Principal’s New Cash Contribution	58,553,293	29.5	Origination Costs	553,293	0.3

Total Sources	$198,553,293	100.0%	Total Uses	$198,553,293	100.0%

(1)	Total Occupancy and Owned Occupancy represent the percentage of area leased at the 19100 Ridgewood property.

(2)	Calculated based on the aggregate outstanding principal balance of the 19100 Ridgewood loan combination.

(3)	The Cut-off Date Balance of $30,000,000 represents the non-controlling note A-3 of the $140,000,000 19100 Ridgewood loan combination evidenced by four pari passu notes.

The table below summarizes the promissory notes that comprise the 19100 Ridgewood loan combination. The relationship between the holders of the 19100 Ridgewood loan combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Outside Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$55,000,000	$55,000,000	GSMS 2019-GC42	Yes
Note A-2	30,000,000	30,000,000	CGCMT 2019-GC43	No
Note A-3	35,000,000	35,000,000	GSMS 2019-GSA1	No
Note A-4	20,000,000	20,000,000	GS Bank(1)	No
Total	$140,000,000	$140,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

The following table presents certain information relating to the major tenant at the 19100 Ridgewood property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Tenant(3)	BBB / Baa2 / BBB	618,017	100.0%	$13,566,650	100.0%	$21.95	5/31/2029	4, 5-year options
Totals / Wtd. Avg. Tenants		618,017	100.0%	$13,566,650	100.0%	$21.95

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent and UW Base Rent $ per SF includes rent steps through August 31, 2020.

(3)	Tesoro, Inc (“Tenant”), a wholly owned subsidiary of Marathon Petroleum, subleases approximately 147,295 SF to EOG Resources at a base rent of approximately $30.00 per SF, expiring in January 2026 (subject to one renewal option). Tenant has also vacated approximately 84,000 SF over floors 10-12 and is in negotiations with the borrower sponsor to return such space in return for the tenant extending its lease at the 19100 Ridgewood Property. Tenant continues to pay rent on the vacated portion. We cannot assure you that this tenant will continue to pay rent as anticipated or at all.

LOAN #11: 19100 Ridgewood

The following table presents certain information relating to the lease rollover schedule at the 19100 Ridgewood property based on initial lease expiration dates:

Lease Expiration Schedule

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(1)	% of Total UW Base Rent	UW Base Rent $ per SF(1)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026(2)	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028	0	0.0	0.0%	0	0.0	0.00	0
2029	618,017	100.0	100.0%	13,566,650	100.0	21.95	1
2030 & Thereafter	0	0.0	100.0%	0	0.0	0.00	0
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	618,017	100.0%		$13,566,650	100.0%	$21.95	1

(1)	UW Base Rent and UW Base Rent $ per SF includes rent steps through August 31, 2020.

(2)	Tenant subleases approximately 147,295 SF to EOG Resources at a base rent of approximately $30.00 per SF, expiring in January 2026.

The following table presents certain information relating to historical leasing at the 19100 Ridgewood property:

Historical Leased %(1)

2016	2017	2018	As of 11/6/2019
100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and reflects average leased rate for the indicated year ended December 31 unless specified otherwise.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 19100 Ridgewood property:

Cash Flow Analysis

	2016		2017		2018		TTM 6/30/2019		Underwritten(1)		Underwritten $ per SF(1)
Base Rental Revenue	$12,842,592		$13,003,124		$13,165,663		$13,247,523		$13,566,650		$21.95
Contractual Rent Steps	0		0		0		0		984,502		1.59
Total Reimbursement Revenue	0		0		0		0		9,270,507		15.00
Gross Revenue	12,842,592		13,003,124		13,165,663		13,247,523		23,821,658		38.55
Vacancy Loss	0		0		0		0		(753,209)		(1.22)
Effective Gross Revenue	$12,842,592		$13,003,124		$13,165,663		$13,247,523		$23,068,450		$37.33

Real Estate Taxes	$0		$0		$0		$0		$3,608,370		$5.84
Insurance	0		0		0		0		180,201		0.29
Utilities	0		0		0		0		1,721,286		2.79
Repairs & Maintenance	0		0		0		0		663,059		1.07
Janitorial	0		0		0		0		1,392,337		2.25
Management Fee	0		0		0		0		692,053		1.12
General and Administrative - Direct	0		0		0		0		538,650		0.87
Total Operating Expenses	$0		$0		$0		$0		$9,270,507		$15.00

Net Operating Income	$12,842,592		$13,003,124		$13,165,663		$13,247,523		$13,797,943		$22.33
Tenant Improvements	0		0		0		0		543,855		0.88
Leasing Commissions	0		0		0		0		537,675		0.87
Replacement Reserves	0		0		0		0		154,504		0.25
Net Cash Flow	$12,842,592		$13,003,124		$13,165,663		$13,247,523		$12,561,909		$20.33

Occupancy	100.0%		100.0%		100.0%		100.0%		100.0%
NOI Debt Yield(2)	9.2%		9.3%		9.4%		9.5%		9.0	x
NCF DSCR(2)	2.48	x	2.51	x	2.54	x	2.56	x	2.42	x

(1)	Underwritten cash flow based on in-place rents as of July 1, 2019, with contractual rent steps through August 31, 2020.

(2)	Calculated based on the aggregate outstanding principal balance of the 19100 Ridgewood loan combination.

LOAN #12: Market Street at Heath Brook

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Ocala, Florida	Cut-off Date Balance		$27,830,000
Property Type	Retail	Cut-off Date Balance per SF		$70.63
Size (SF)	394,044	Percentage of Initial Pool Balance		3.0%
Total Occupancy as of 7/10/2019(1)	83.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 7/10/2019(1)	83.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	2008 / NAP	Mortgage Rate		3.5400%
Appraised Value	$42,700,000	Original Term to Maturity (Months)		120
Appraisal Date	7/30/2019	Original Amortization Term (Months)		360
Borrower Sponsors	Richard A. Margolis and Phillip A. Duke	Original Interest Only Period (Months)		36
Property Management	CP Retail Inc. and The Shopping Center Group, LLC	First Payment Date		11/6/2019
		Maturity Date		10/6/2029

Underwritten Revenues	$5,032,247
Underwritten Expenses	$1,965,129	Escrows
Underwritten Net Operating Income (NOI)	$3,067,118		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,843,964	Taxes	$253,290	$31,661
Cut-off Date LTV Ratio	65.2%	Insurance	$32,746	$10,240
Maturity Date LTV Ratio	55.7%	Replacement Reserve(2)	$0	$6,556
DSCR Based on Underwritten NOI / NCF	2.04x / 1.89x	TI/LC(3)	$1,400,000	$0
Debt Yield Based on Underwritten NOI / NCF	11.0% / 10.2%	Other(4)	$936,614	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$27,830,000	65.3%	Purchase Price	$39,750,000	93.2%
Sponsor Equity	14,805,527	34.7	Reserves	2,622,650	6.2
			Origination Costs	262,877	0.6

Total Sources	$42,635,527	100.0%	Total Uses	$42,635,527	100.0%

(1)	Total Occupancy and Owned Occupancy include three tenants: Marshalls (21,252 SF), Shuckin Shack (3,219 SF) and Eggs Up Grill (2,814 SF) that have executed leases but have not taken occupancy or begun paying rent. Marshalls has taken possession of its space and has begun paying rent but has not yet completed the build-out of its space. The build-out is expected to be completed in October 2019. We cannot assure you that this tenant will complete its build-out as anticipated or at all. Shuckin Shack and Eggs Up Grill are expected to take occupancy in December 2019 and begin paying rent in May 2020. We cannot assure you that these tenants will take occupancy or begin paying rent as anticipated or at all.

(2)	The replacement reserve is subject to a cap of $315,264.

(3)	The TI/LC reserve is subject to a cap of $1,400,000.

(4)	Other Upfront reserves consist of $11,110 for deferred maintenance for various tenants and $925,504 for an unfunded obligations reserve for Eggs Up Grill, Shuckin Shack and Marshalls.

LOAN #12: Market Street at Heath Brook

The following table presents certain information relating to the anchor tenants (of which, certain tenants may have co-tenancy provisions) at the Market Street at Heath Brook property:

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Total GLA	Mortgage Loan Collateral Interest	UW Total Rent	Total Rent $ per SF	Owned Anchor Tenant Lease Expiration	Tenant Sales $ per SF(2)	Occupancy Cost	Renewal / Extension Options
Anchors
Dick’s Sporting Goods	NR / NR / NR	52,000	13.2%	Yes	$188,603	$3.63	1/31/2024	$172	2.1%	3, 5-year options
Total Anchors		52,000	13.2%

Junior Anchors(3)
Barnes & Noble(4)	NR / NR / NR	27,228	6.9	Yes	$142,387	$5.23	3/31/2024	$174	3.0%	1, 5-year option
Great American Insurance	NR / NR / NR	25,668	6.5	Yes	$513,360	$20.00	8/31/2023	NA	NA	NA
Home Goods	NR / NR / NR	22,445	5.7	Yes	$219,343	$9.77	8/31/2027	NA	NA	4, 5-year options
Marshalls(5)	NR / NR / NR	21,252	5.4	Yes	$192,076	$9.04	9/30/2029	NA	NA	4, 5-year options
Truck Hero(6)	NR / NR / NR	18,723	4.8	Yes	$230,293	$12.30	6/1/2029	NA	NA	NA
Ocala Eye(7)	NR / NR / NR	18,600	4.7	Yes	$539,173	$28.99	9/30/2033	NA	NA	NA
DSW	NR / NR / NR	15,343	3.9	Yes	$126,753	$8.26	1/31/2022	$207	4.0%	2, 5-year options
Old Navy	NR / NR / NR	15,185	3.9	Yes	$107,540	$7.08	8/31/2023	$294	2.4%	NA
Ulta Cosmetics	NR / NR / NR	10,021	2.5	Yes	$210,606	$21.02	2/28/2030	NA	NA	2, 5-year options
Total Junior Anchors		174,465	44.3%

Occupied In-line(8)		95,351	24.2%	Yes	$2,330,547	$24.44
Occupied Outparcel		6,674	1.7	Yes	$181,388	$27.18
Vacant Owned Spaces		65,554	16.6	Yes	$0	$0.00
Total Owned SF		394,044	100.0%
Total SF		394,044	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Tenant sales per SF are as of July 31, 2019.

(3)	Occupied junior anchors include eight tenants.

(4)	Barnes & Noble has the ongoing right to terminate its lease with 60 days’ notice.

(5)	Marshalls has taken possession of its space and has begun paying rent but has not yet completed the build-out of its space. The build-out is expected to be completed in October 2019. We cannot assure you that this tenant will complete its build-out as anticipated or at all.

(6)	Truck Hero has the right to terminate its lease as of July 31, 2024 with 12 months’ notice and payment of a termination fee.

(7)	Ocala Eye has the right to terminate its lease as of October 31, 2028 with 60 days’ notice and payment of a termination fee.

(8)	Shuckin Shack (3,219 SF) and Eggs Up Grill (2,814 SF) have executed leases but have not taken occupancy or begun paying rent. Shuckin Shack and Eggs Up Grill are expected to take occupancy in December 2019 and begin paying rent in May 2020. We cannot assure you that these tenants will take occupancy or begin paying rent as anticipated or at all.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Market Street at Heath Brook property:

Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales $ per SF(2)	Occupancy Cost	Lease Expiration	Renewal / Extension Options
Great American Insurance	NR / NR / NR	25,668	6.5%	$513,360	12.6%	$20.00	NA	NA	8/31/2023	NA
Ocala Eye(3)	NR / NR / NR	18,600	4.7	409,200	10.1	22.00	NA	NA	9/30/2033	NA
Truck Hero(4)	NR / NR / NR	18,723	4.8	230,293	5.7	12.30	NA	NA	6/1/2029	NA
Dick’s Sporting Goods	NR / NR / NR	52,000	13.2	188,603	4.6	3.63	$172	2.1%	1/31/2024	3, 5-year options
Ulta Cosmetics	NR / NR / NR	10,021	2.5	175,368	4.3	17.50	NA	NA	2/28/2030	2, 5-year options
MiMi’s Café	NR / NR / NR	6,674	1.7	157,284	3.9	23.57	NA	NA	3/31/2028	2, 5-year options
Panera Break Co.	NR / NR / NR	4,500	1.1	156,288	3.8	34.73	$564	6.2%	5/31/2023	2, 5-year options
Webster University	NR / NR / NR	5,877	1.5	149,864	3.7	25.50	NA	NA	2/28/2022	NA
Home Goods	NR / NR / NR	22,445	5.7	145,893	3.6	6.50	NA	NA	8/31/2027	4, 5-year options
Barnes & Noble(5)	NR / NR / NR	27,228	6.9	142,387	3.5	5.23	$174	3.0%	3/31/2024	1, 5-year option
Largest Owned Tenants		191,736	48.7%	$2,268,539	55.8%	$11.83
Remaining Owned Tenants(6)		136,754	34.7	1,800,240	44.2	13.16
Vacant Spaces (Owned Space)		65,554	16.6	0	0.0	0.00
Total / Wtd. Avg. Tenants		394,044	100.0%	$4,068,779	100.0%	$12.39

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Tenant Sales $ per SF are as of July 31, 2019.

(3)	Ocala Eye has the right to terminate its lease as of October 31, 2028 with 60 days’ notice and payment of a termination fee.

(4)	Truck Hero has the right to terminate its lease as of July 31, 2024 with 12 months’ notice and payment of a termination fee.

(5)	Barnes & Noble has the ongoing right to terminate its lease with 60 days’ notice.

(6)	Marshalls (21,252), Shuckin Shack (3,219 SF) and Eggs Up Grill (2,814 SF) each have executed leases but have not taken occupancy or begun paying rent. Marshalls has taken possession of its space and has begun paying rent but has not yet completed the build-out of its space. The build-out is expected to be completed in October 2019. We cannot assure you that this tenant will complete its build-out as anticipated or at all. Shuckin Shack and Eggs Up Grill are expected to take occupancy in December 2019 and begin paying rent in May 2020. We cannot assure you that these tenants will take occupancy or begin paying rent as anticipated or at all.

LOAN #12: Market Street at Heath Brook

The following table presents certain information relating to the lease rollover schedule at the Market Street at Heath Brook property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December, 31		% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
	Expiring Owned GLA
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	1,471	0.4	0.4%	32,997	0.8	$22.43	2
2021	15,420	3.9	4.3%	214,476	5.3	$13.91	5
2022	24,824	6.3	10.6%	322,073	7.9	$12.97	4
2023	45,353	11.5	22.1%	777,188	19.1	$17.14	3
2024	90,346	22.9	45.0%	462,054	11.4	$5.11	5
2025	12,825	3.3	48.3%	202,128	5.0	$15.76	3
2026	7,948	2.0	50.3%	119,220	2.9	$15.00	1
2027	38,358	9.7	60.0%	427,346	10.5	$11.14	4
2028	14,701	3.7	63.8%	336,058	8.3	$22.86	3
2029(2)	48,623	12.3	76.1%	590,671	14.5	$12.15	5
2030 & Thereafter	28,621	7.3	83.4%	584,568	14.4	$20.42	2
Vacant	65,554	16.6	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	394,044	100.0%		$4,068,779	100.0%	$12.39	37

(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Includes Marshalls (21,252), Shuckin Shack (3,219 SF) and Eggs Up Grill (2,814 SF) who have executed leases but have not taken occupancy or begun paying rent. Marshalls has taken possession of its space and has begun paying rent but has not yet completed the build-out of its space. The build-out is expected to be completed in October 2019. We cannot assure you that this tenant will complete its build-out as anticipated or at all. Shuckin Shack and Eggs Up Grill are expected to take occupancy in December 2019 and begin paying rent in May 2020. We cannot assure you that these tenants will take occupancy or begin paying rent as anticipated or at all.

The following table presents certain information relating to historical leasing at the Market Street at Heath Brook property:

Historical Leased %(1)

2017	2018	As of 7/10/2019
62.9%	73.2%	83.4%

(1)	Represents the average annual occupancy as of December 31 for each respective year unless otherwise indicated.

LOAN #12: Market Street at Heath Brook

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Market Street at Heath Brook property:

Cash Flow Analysis(1)

				Underwritten
	2017	2018	Underwritten(2)	$ per SF
In-Place Base Rent	$2,636,468	$4,432,142	$4,068,779	$10.33
Contractual Rent Steps	0	0	20,371	0.05
Overage / Percentage Rent	63,541	62,451	48,980	0.12
Total Reimbursement Revenue	401,561	482,406	864,310	2.19
Market Revenue from Vacant Units	0	0	1,452,176	$3.69
Other Revenue	39,279	29,808	29,808	0.08
Vacancy Loss	(31,955)	(1,415,687)	(1,452,176)	(3.69)
Effective Gross Revenue	$3,108,894	$3,591,119	$5,032,247	$12.77

Real Estate Taxes	$364,238	$342,034	$558,610	$1.42
Insurance	121,443	128,038	122,878	$0.31
Management Fee	144,000	145,168	201,290	0.51
Other Operating Expenses	1,327,154	1,226,772	1,082,351	$2.75
Total Operating Expenses	$1,956,835	$1,842,012	$1,965,129	$4.99

Net Operating Income	$1,152,059	$1,749,107	$3,067,118	$7.78
Tenant Improvements	0	0	72,840	0.18
Leasing Commissions	0	0	72,840	0.18
Replacement Reserves	0	0	77,474	0.20
Net Cash Flow	$1,152,059	$1,749,107	$2,843,964	$7.22

Occupancy	62.9%	73.2%	83.4%
NOI Debt Yield	4.1%	6.3%	11.0%
NCF DSCR	0.76x	1.16x	1.89x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of July 10, 2019 and contractual rent steps taken through October 31, 2020.

LOAN #13: 222 Kearny Street

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	San Francisco, California	Cut-off Date Balance(2)		$23,750,000
Property Type	Office	Cut-off Date Balance per SF(1)		$320.51
Size (SF)	148,199	Percentage of Initial Pool Balance		2.5%
Total Occupancy as of 7/1/2019	91.2%	Number of Related Mortgage Loans		None
Owned Occupancy as of 7/1/2019	91.2%	Type of Security	Fee Simple / Leasehold
Year Built / Latest Renovation	1908, 1987 / 1986, 2019	Mortgage Rate		3.3000%
Appraised Value	$74,750,000	Original Term to Maturity (Months)		120
Appraisal Date	7/12/2019	Original Amortization Term (Months)		NAP
Borrower Sponsors	GEM Realty Evergreen Fund, L.P., GEM Realty Evergreen Fund PF-NM, L.P. and Flynn Properties, Inc.	Original Interest Only Period (Months)		120
Property Management	Flynn Properties Inc.	First Payment Date		10/6/2019
		Maturity Date		9/6/2029

Underwritten Revenues	$11,260,106
Underwritten Expenses	$5,865,470	Escrows
Underwritten Net Operating Income (NOI)	$5,394,636		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,154,169	Taxes	$0	$112,244
Cut-off Date LTV Ratio(1)	63.5%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	63.5%	Replacement Reserve(3)	$37,050	$0
DSCR Based on Underwritten NOI / NCF(1)	3.39x / 3.24x	TI/LC(4)	$222,299	$0
Debt Yield Based on Underwritten NOI / NCF(1)	11.4%/ 10.9%	Other(5)	$336,761	$122,593

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$47,500,000	63.1%	Purchase Price	$74,500,000	98.9%
Principal’s New Cash Contribution	27,825,561	36.9	Reserves	596,109	0.8
			Origination Costs	229,452	0.3

Total Sources	$75,325,561	100.0%	Total Uses	$75,325,561	100.0%

(1)	Calculated based on the aggregate outstanding balance of the 222 Kearny loan combination.

(2)	The Cut-off Date Balance of $23,750,000 represents the non-controlling note A-2 of a $47,500,000 loan combination evidenced by two pari passu notes.

(3)	The replacement reserve is subject to a cap of $37,050.

(4)	The TI/LC reserve is subject to a cap of $222,299.

(5)	Other reserves consist of upfront unfunded obligations reserve ($336,761) for Wan Der Hout, Brigagliano and WeWork, and ongoing ground rent reserve ($122,593).

The table below summarizes the promissory notes that comprise the 222 Kearny Street loan combination. The relationship between the holders of the 222 Kearny Street loan combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Outside Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece

Note A-1	$23,750,000	$23,750,000	GSMS 2019-GC42	Yes
Note A-2	23,750,000	23,750,000	CGCMT 2019-GC43	No
Total	$47,500,000	$47,500,000

LOAN #13: 222 Kearny Street

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the 222 Kearny Street property:

Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Kimpton Hotel & Restaurant	NR / NR / NR	24,737	16.7%	$1,781,869	18.1%	$72.03	6/30/2021	NA
WeWork	NR / NR / NR	17,732	12.0	1,454,024	14.8	82.00	10/31/2033	NA
Ethos Lending, LLC(2)	NR / NR / NR	14,826	10.0	1,109,403	11.3	74.83	4/30/2024	NA
Rev.com, Inc.	NR / NR / NR	8,285	5.6	668,006	6.8	80.63	7/31/2023	NA
Inscape Data, Inc.	NR / NR / NR	8,731	5.9	593,533	6.0	67.98	7/31/2020	NA
BTS USA, Inc.	NR / NR / NR	7,500	5.1	565,575	5.8	75.41	9/30/2023	NA
Van Der Hout, Brigagliano	NR / NR / NR	8,180	5.5	530,800	5.4	64.89	12/31/2022	NA
Chart.Io, Inc.	NR / NR / NR	7,469	5.0	522,975	5.3	70.02	9/30/2020	NA
Hotwire Public Relations Gro	NR / NR / NR	5,306	3.6	400,051	4.1	75.40	2/28/2022	NA
Flight Centre Travel Group	NR / NR / NR	5,301	3.6	388,101	3.9	73.21	11/30/2023	NA
Largest Owned Tenants		$108,067	72.9%	$8,014,337	81.5%	$74.16
Remaining Owned Tenants		27,067	18.3	1,815,263	18.5	67.07
Vacant Spaces (Owned Space)		13,065	8.8	0	0.0	0.00
Total / Wtd. Avg. Tenants		148,199	100.0%	$9,829,600	100.0%	$72.74

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Ethos Lending, LLC subleases approximately 8,903 SF of its space to AfterPay for approximately $78 per SF.

The following table presents certain information relating to the lease rollover schedule at the 222 Kearny Street property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending 12/31/2019	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	21,294	14.4	14.4%	1,477,780	15.0	$69.40	4
2021	29,673	20.0	34.4%	2,044,395	20.8	$68.90	2
2022	16,309	11.0	45.4%	1,144,396	11.6	$70.17	4
2023	26,493	17.9	63.3%	1,999,217	20.3	$75.46	5
2024	21,055	14.2	77.5%	1,505,477	15.3	$71.50	2
2025	1,912	1.3	78.8%	132,992	1.4	$69.56	1
2026	666	0.4	79.2%	71,320	0.7	$107.09	1
2027	0	0.0	79.2%	0	0.0	$0.00	0
2028	0	0.0	79.2%	0	0.0	$0.00	0
2029	0	0.0	79.2%	0	0.0	$0.00	0
2030 & Thereafter	17,732	12.0	91.2%	1,454,024	14.8	$82.00	1
Vacant	13,065	8.8	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	148,199	100.0%		$9,829,600	100.0%	$72.74	20

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

The following table presents certain information relating to historical leasing at the 222 Kearny property:

Historical Leased %(1)(2)

2017	2018(3)	As of 3/31/2019	As of 7/1/2019
83.1%	NAV	82.8%	91.2%

(1)	Represents the average annual occupancy as of December 31 for each respective year unless otherwise indicated.

(2)	Based on the underwritten rent roll dated June 1, 2019.

(3)	The 222 Kearny property was acquired in late 2018 and historical occupancy figures for 2018 were not available.

LOAN #13: 222 Kearny Street

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 222 Kearny property:

Cash Flow Analysis(1)

	2017	2018	TTM 3/31/2019	Underwritten(2)	Underwritten $ per SF
Base Rent	$7,082,742	$7,667,925	$8,497,457	$9,829,600	$66.33
Contractual Rent Steps	0	0	0	0	0
Vacant Income	0	0	0	1,045,199	7.05
Reimbursements	1,011,655	722,447	782,767	999,525	6.74
Other Income	456,204	425,264	426,077	430,980	$2.91
Vacancy & Credit Loss	0	0	0	(1,045,199)	(7.05)
Effective Gross Income	$8,550,600	$8,815,636	$9,706,301	$11,260,106	$75.98

Real Estate Taxes	1,028,290	1,117,767	1,482,890	1,829,891	12.35
Insurance	94,686	99,928	76,938	137,203	0.93
Management Fee	257,579	239,426	262,829	337,803	2.28
Other Operating Expenses	3,314,651	3,192,870	3,186,914	3,560,573	24.03
Total Operating Expenses	$4,695,206	$4,649,992	$5,009,571	$5,865,470	$39.58

Net Operating Income	$3,855,394	$4,165,644	$4,696,730	$5,394,636	$36.40
TI/LC	0	0	0	203,417	1.37
Replacement Reserves	0	0	0	37,050	0.25
Net Cash Flow	$3,855,394	$4,165,644	$4,696,730	$5,154,169	$34.78

Occupancy	83.1%	NAV(3)	82.8%	91.2%
NOI Debt Yield(4)	8.1%	8.8%	9.9%	11.4%
NCF DSCR(4)	2.43x	2.62x	2.96x	3.24x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of July 1, 2019 and contractual rent steps taken through August 31, 2020.

(3)	The 222 Kearny property was acquired in late 2018 and historical occupancy figures for 2018 were not available.

(4)	Calculated based on the aggregate outstanding balance of the 222 Kearny loan combination.

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LOAN #14: Anthem Highlands Shopping Center

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Henderson, Nevada	Cut-off Date Balance		$22,540,000
Property Type	Retail	Cut-off Date Balance per SF		$190.03
Size (SF)	118,613	Percentage of Initial Pool Balance		2.4%
Total Occupancy as of 9/19/2019(1)	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/19/2019(1)	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2006 / NAP	Mortgage Rate		3.2500%
Appraised Value	$40,800,000	Original Term to Maturity (Months)		120
Appraisal Date	8/1/2019	Original Amortization Term (Months)		NAP
Borrower Sponsors	Tracy Dean Nakazaki, Robin Chris Nakazaki, Nakazaki 2005 Family Trust and Nakazaki 1995 Family Trust	Original Interest Only Period (Months)		120
Property Management	Gatski Commercial Real Estate Services	First Payment Date		11/6/2019
		Maturity Date		10/6/2029

Underwritten Revenues	$2,659,205
Underwritten Expenses	$508,226	Escrows
Underwritten Net Operating Income (NOI)	$2,150,979		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,083,139	Taxes	$29,746	$3,718
Cut-off Date LTV Ratio	55.2%	Insurance	$2,469	$2,469
Maturity Date LTV Ratio	55.2%	Replacement Reserve	$0	$2,169
DSCR Based on Underwritten NOI / NCF	2.90x / 2.80x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.5% / 9.2%	Other(2)	$140,702	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$22,540,000	55.5%	Purchase Price	$40,250,000	99.2%
Sponsor Equity	18,050,460	44.5	Reserves	172,916	0.4
			Origination Costs	167,543	0.4

Total Sources	$40,590,460	100.0%	Total Uses	$40,590,460	100.0%

(1)	Total Occupancy and Owned Occupancy include two tenants: Anthem Physical Therapy (Synergy) (2,800 SF) and Chase Bank (2,390 SF) that have executed leases but have not taken occupancy or begun paying rent. Anthem Physical Therapy (Synergy) is expected to take occupancy in December 2019 and begin paying rent in February 2020. Chase Bank is expected to take occupancy in November 2019 and begin paying rent in March 2020. We cannot assure you that these tenants will take occupancy or begin paying rent as anticipated or at all.

(2)	Other Upfront reserves consist of $140,702 for an unfunded obligations reserve for various tenants.

The following table presents certain information relating to the anchor tenants (of which, certain tenants may have co-tenancy provisions) at the Anthem Highlands Shopping Center property:

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Total GLA	Mortgage Loan Collateral Interest	UW Total Rent	Total Rent $ per SF	Owned Anchor Tenant Lease Expiration	Renewal / Extension Options
Anchors
Albertsons(2)	NR / NR / NR	53,963	45.5%	Yes	$556,007	$10.30	1/31/2027	8, 5-year options
Total Anchors		53,963	45.5%

Junior Anchor(3)
CVS Pharmacy(4)	NR / NR / NR	15,000	12.6%	Yes	$255,566	$17.04	10/31/2026	8, 5-year options
Total Junior Anchors		15,000	12.6%

Occupied In-line(5)		49,650	41.9%	Yes	$1,914,037	$38.55
Occupied Outparcel(6)		0	0.0	No	$11,085	$0.00
Vacant Owned Spaces		0	0.0	NAP	$0	$0.00

Total Owned SF		118,613	100.0%
Total SF		118,613	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	The parcel leased by Albertsons is subject to a ground lease between the borrower, as ground lessor, and ValueRock Bicentennial Properties, LLC, as ground lessee, who subleases the parcel to Albertsons. UW Base Rent represents the annual base rent payable under a ground lease between the borrower and ValueRock Bicentennial Properties, LLC, who subleases the parcel to Albertsons.

(3)	Occupied junior anchor includes one tenant.

(4)	The parcel leased by CVS Pharmacy is subject to a ground lease between the borrower, as ground lessor, and Henderson X1, LLC and Henderson X2, LLC, as ground lessees, who subleases the parcel to CVS Pharmacy. UW Base Rent represents the annual base rent payable under a ground lease between the borrower and Henderson X1, LLC and Henderson X2, LLC, who sublease the parcel to CVS Pharmacy.

(5)	Includes Anthem Physical Therapy (Synergy) (2,800 SF) and Chase Bank (2,390 SF) who have executed leases but have not taken occupancy or begun paying rent. Anthem Physical Therapy (Synergy) is expected to take occupancy in December 2019 and begin paying rent in February 2020. Chase Bank is expected to take occupancy in November 2019 and begin paying rent in March 2020. We cannot assure you that these tenants will take occupancy or begin paying rent as anticipated or at all.

(6)	Occupied Outparcel includes one tenant that is not part of the collateral

LOAN #14: Anthem Highlands Shopping Center

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Anthem Highlands Shopping Center property:

Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales $ per SF	Occupancy Cost	Lease Expiration	Renewal / Extension Options
Albertsons(2)	NR / NR / NR	53,963	45.5%	$418,000	18.8%	$7.75	NA	NA	1/31/2027	8, 5-year options
Bank of America	NR / NR / NR	4,750	4.0	219,520	9.9	46.21	NA	NA	9/30/2026	4, 5-year options
Wells Fargo	NR / NR / NR	5,500	4.6	215,600	9.7	39.20	NA	NA	12/31/2026	4, 4-year options
CVS Pharmacy(3)	NR / NR / NR	15,000	12.6	209,000	9.4	13.93	NA	NA	10/31/2026	8, 5-year options
Anytime Fitness	NR / NR / NR	3,675	3.1	83,748	3.8	22.79	NA	NA	6/30/2023	1, 5-year option
Anthem Physical Therapy (Synergy)(4)	NR / NR / NR	2,800	2.4	67,788	3.1	24.21	NA	NA	1/31/2025	NA
Chase Bank(5)	NR / NR / NR	2,390	2.0	64,530	2.9	27.00	NA	NA	7/31/2029	4, 5-year options
New Day Café	NR / NR / NR	2,500	2.1	62,466	2.8	24.99	NA	NA	10/31/2021	1, 5-year option
Al Philips the Cleaner	NR / NR / NR	1,800	1.5	59,772	2.7	33.21	NA	NA	2/28/2021	NA
Leslie’s Swimming Pool Supplies	NR / NR / NR	2,500	2.1	51,396	2.3	20.56	NA	NA	12/31/2023	NA
Largest Owned Tenants		94,878	80.0%	$1,451,819	65.4%	$15.30
Remaining Tenants		23,735	20.0	767,108	34.6	32.32
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		118,613	100.0%	$2,218,927	100.0%	$18.71

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	The parcel leased by Albertsons is subject to a ground lease between the borrower, as ground lessor, and ValueRock Bicentennial Properties, LLC, as ground lessee, who subleases the parcel to Albertsons. UW Base Rent represents the annual base rent payable under a ground lease between the borrower and ValueRock Bicentennial Properties, LLC.

(3)	The parcel leased by CVS Pharmacy is subject to a ground lease between the borrower, as ground lessor, and Henderson X1, LLC and Henderson X2, LLC, as ground lessee, who subleases the parcel to CVS Pharmacy. UW Base Rent represents the annual base rent payable under a ground lease between the borrower and Henderson X1, LLC and Henderson X2, LLC.

(4)	Anthem Physical Therapy (Synergy) has executed its lease but has not taken occupancy or begun paying rent. Anthem Physical Therapy (Synergy) is expected to take occupancy in December 2019 and begin paying rent in February 2020. We cannot assure you that this tenant will take occupancy or begin paying rent as anticipated or at all.

(5)	Chase Bank has executed its lease but has not taken occupancy or begun paying rent. Chase Bank is expected to take occupancy in November 2019 and begin paying rent in March 2020. We cannot assure you that this tenant will take occupancy or begin paying rent as anticipated or at all.

The following table presents certain information relating to the lease rollover schedule at the Anthem Highlands Shopping Center property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	7,400	6.2	6.2%	210,090	9.5	$28.39	4
2022	7,370	6.2	12.5%	255,603	11.5	$34.68	5
2023	10,895	9.2	21.6%	266,004	12.0	$24.42	5
2024	3,770	3.2	24.8%	119,081	5.4	$31.59	3
2025(2)	4,275	3.6	28.4%	110,028	5.0	$25.74	2
2026	25,250	21.3	49.7%	644,120	29.0	$25.51	3
2027	55,663	46.9	96.6%	482,788	21.8	$8.67	2
2028	1,600	1.3	98.0%	66,684	3.0	$41.68	1
2029(3)	2,390	2.0	100.0%	64,530	2.9	$27.00	1
2030 & Thereafter	0	0.0	100.0%	$0	0.0	$0.00	0
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	118,613	100.0%		$2,218,927	100.0%	$18.71	26

(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Includes Anthem Physical Therapy (Synergy) (2,800 SF) who has executed its lease but have not taken occupancy or begun paying rent. Anthem Physical Therapy (Synergy) is expected to take occupancy in December 2019 and begin paying rent in February 2020. We cannot assure you that this tenant will take occupancy or begin paying rent as anticipated or at all.

(3)	Includes Chase Bank (2,390 SF) who has executed its lease but have not taken occupancy or begun paying rent. Chase Bank is expected to take occupancy in November 2019 and begin paying rent in March 2020. We cannot assure you that this tenant will take occupancy or begin paying rent as anticipated or at all.

LOAN #14: Anthem Highlands Shopping Center

The following table presents certain information relating to historical leasing at the Anthem Highlands Shopping Center property:

Historical Leased %(1)

2017	2018	As of 9/19/2019
100.0%	96.9%	100.0%

(1)	Represents the average annual occupancy as of December 31 for each respective year unless otherwise indicated.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Anthem Highlands Shopping Center property:

Cash Flow Analysis(1)

	2017	2018	Underwritten(2)	Underwritten $ per SF
Base Rent	$1,958,233	$2,085,693	$2,218,927	$18.71
Contractual Rent Steps	0	0	42,668	0.36
Other Rental Revenue	6,600	6,600	0	0.00
Total Reimbursement Revenue	425,624	506,664	517,769	4.37
Other Revenue	9,471	7,719	19,800	0.17
Gross Revenue	$2,399,928	$2,606,676	$2,799,163	$23.60
Vacancy Loss	0	0	(139,958)	(1.18)
Effective Gross Revenue	$2,399,928	$2,606,676	$2,659,205	$22.42

Real Estate Taxes	126,544	130,182	139,237	1.17
Insurance	13,345	9,608	29,624	0.25
Utilities	125,174	117,727	132,300	1.12
Repairs & Maintenance	99,485	102,941	108,980	0.92
Management Fee	98,244	105,236	93,072	0.78
Payroll	0	0	1,920	0.02
Other Expenses	13,531	4,790	3,093	0.03
Total Operating Expenses	$476,323	$470,484	$508,226	$4.28

Net Operating Income	$1,923,605	$2,136,192	$2,150,979	$18.13
TI/LC	0	0	57,990	0.49
Replacement Reserves	0	0	9,850	0.08
Net Cash Flow	$1,923,605	$2,136,192	$2,083,139	$17.56

Occupancy	100.0%	96.9%	100.0%
NOI Debt Yield	8.5%	9.5%	9.5%
NCF DSCR	2.59x	2.88x	2.80x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of September 19, 2019 and contractual rent steps taken through November 30, 2020.

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LOAN #15: RIVERTOWNE COMMONS

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Oxon Hill, Maryland	Cut-off Date Balance(2)		$21,000,000
Property Type	Retail	Cut-off Date Balance per SF(1)		$171.74
Size (SF)	384,304	Percentage of Initial Pool Balance		2.2%
Total Occupancy as of 9/4/2019	97.0%	Number of Related Mortgage Loan		None
Owned Occupancy as of 9/4/2019	97.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1987 / NAP	Mortgage Rate		3.69000%
Appraised Value	$106,000,000	Original Term to Maturity (Months)		120
Appraisal Date	7/10/2019	Original Amortization Term (Months)		NAP
Borrower Sponsor	Daniel Massry and Saul Tawil	Original Interest Only Period (Months)		120
		First Payment Date		11/6/2019
Property Management	WRGUSA, LLC	Maturity Date		10/6/2029

Underwritten Revenues	$8,355,800
Underwritten Expenses	$2,552,434	Escrows
Underwritten Net Operating Income (NOI)	$5,803,365		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,514,400	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	62.3%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	62.3%	Replacement Reserve	$0	$7,046
DSCR Based on Underwritten NOI / NCF(1)	2.35x / 2.23x	TI/LC(3)	$0	$12,500
Debt Yield Based on Underwritten NOI / NCF(1)	8.8% / 8.4%	Other	$9,375	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$66,000,000	100.0%	Loan Payoff	$49,901,891	75.6%
			Principal Equity Distribution	$13,851,831	21.0%
			Closing Costs	$2,236,903	3.4%
			Reserves	$9,375	0.0%
Total Sources	$66,000,000	100.0%	Total Uses	$66,000,000	100.0%

(1)	Calculated based on the aggregate outstanding balance of the Rivertowne Commons loan combination.

(2)	The Cut-off Date Balance of $21,000,000 represents the non-controlling note A-2 of the $66,000,000 Rivertowne Commons loan combination evidenced by two pari passu notes.

(3)	The TI/LC reserve is subject to a cap of $1,050,000.

The Rivertowne Commons Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$45,000,000	$45,000,000	Benchmark 2019-B13	Yes
A-2	$21,000,000	$21,000,000	CGCMT 2019-GC43	No
Total	$66,000,000	$66,000,000

LOAN #15: Rivertowne Commons

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Rivertowne Commons property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Target	A- / A2 / A	84,640	22.0%	$757,704	12.7%	$8.95	1/31/2035	9, 5-year options
Safeway(4)	NR / B3 / B+	49,035	12.8	490,350	8.2	$10.00	10/31/2022	4, 5-year options
AMC Theatres	NR / NR / NR	37,560	9.8	448,260	7.5	$11.93	4/30/2030	3, 5-year options
Staples	NR / B1 / B+	24,000	6.2	317,040	5.3	$13.21	5/31/2022	3, 5-year options
Ross Dress for Less	NR / A2 / A-	25,069	6.5	250,690	4.2	$10.00	1/31/2024	4, 5-year options
Flaming Grill Buffet	NR / NR / NR	10,039	2.6	247,361	4.1	$24.64	12/9/2022	2, 5-year options
Beyond Beauty DMV, Inc.	NR / NR / NR	11,172	2.9	245,784	4.1	$22.00	1/31/2025	2, 5-year options
CVS	NR / Baa2 /BBB	12,400	3.2	178,303	3.0	$14.38	9/30/2022	1, 5-year option
Salon Plaza II	NR / NR / NR	9,000	2.3	162,000	2.7	$18.00	11/7/2024	1, 4-year option
Dollar Tree Stores, Inc.	NR / Baa3 / BBB-	11,407	3.0	159,698	2.7	$14.00	1/31/2025	1, 5-year option
Largest Owned Tenants		274,322	71.4%	$3,257,190	54.6%	$11.87
Remaining Owned Tenants		98,323	25.6%	2,712,547	45.4	27.59
Vacant		11,659	3.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		384,304	100.0%	$5,969,737	100.0%	$16.02

(1)	Based on the underwritten rent roll dated September 4, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Includes the present value of rent steps for Target Corporation ($80,584) and contractual rent steps through August 18, 2020 ($89,621).

(4)	Safeway is able to terminate its lease by giving the landlord 9 months’ written notice under the then-current term of its lease.

The following table presents certain information relating to the lease rollover schedule at the Rivertowne Commons property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	1,388	0.4%	0.4%	$53,148	0.9%	$38.29	1
2019	0	0.0	0.4%	$0	0.0	$0.00	0
2020	8,453	2.2	2.6%	$201,750	3.4	$23.87	4
2021	14,160	3.7	6.2%	$356,658	6.0	$25.19	4
2022	109,786	28.6	34.8%	$1,763,554	29.5	$16.06	10
2023	14,799	3.9	38.7%	$465,257	7.8	$31.44	5
2024	37,075	9.6	48.3%	$560,489	9.4	$15.12	4
2025	35,013	9.1	57.4%	$695,696	11.7	$19.87	7
2026	10,018	2.6	60.0%	$179,362	3.0	$17.90	2
2027	6,238	1.6	61.7%	$139,902	2.3	$22.43	1
2028	6,620	1.7	63.4%	$133,163	2.2	$20.12	2
2029	6,895	1.8	65.2%	$214,794	3.6	$31.15	2
2030 & Thereafter	122,200	31.8	97.0%	$1,205,964	20.2	$9.87	2
Vacant	11,659	3.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	384,304	100.0%		$5,969,737	100.0%	$16.02	44

(1)	Based on the underwritten rent roll dated September 4, 2019.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Includes the present value of rent steps for Target Corporation ($80,584) and contractual rent steps through August 18, 2020 ($89,621).

The following table presents certain information relating to historical leasing at the Rivertowne Commons property:

Historical Leased %(1)

2016	2017	2018	As of 9/4/2019(2)
100.0%	99.8%	99.0%	97.0%

(1)	Represents the average annual occupancy as of December 31 for each respective year unless otherwise indicated.

(2)	Based on the underwritten rent roll dated September 4, 2019.

LOAN #15: Rivertowne Commons

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Rivertowne Commons property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 6/30/2019	Underwritten	Underwritten $ per SF
Base Rent	$5,671,190	$5,777,108	$5,996,566	$5,393,490	$5,799,532	$15.09
Contractual Rent Steps(2)	$0	$0	$0	$0	$170,205	$0.44
Vacant Income	$0	$0	$0	$0	$368,865	$0.96
Reimbursements	$1,902,673	$2,069,101	$2,083,554	$1,984,646	$2,236,926	$5.82
Other Income(3)	$163,076	$194,477	$176,212	$168,742	$159,936	$0.42
Vacancy & Credit Loss(4)	$0	$0	$0	$0	($379,665)	($0.99)
Effective Gross Income	$7,736,939	$8,040,686	$8,256,332	$7,546,879	$8,355,800	$21.74

Real Estate Taxes	$853,623	$924,386	$948,194	$948,194	$979,110	$2.55
Insurance	$48,685	$58,819	$47,526	$101,243	$97,438	$0.25
Management Fee	$387,118	$405,434	$412,975	$377,686	$334,232	$0.87
Other Operating Expenses	$877,579	$1,024,466	$1,051,435	$1,125,521	$1,141,654	$2.97
Total Operating Expenses	$2,167,005	$2,413,105	$2,460,130	$2,552,644	$2,552,434	$6.64

Net Operating Income	$5,569,934	$5,627,581	$5,796,202	$4,994,234	$5,803,365	$15.10
TI/LC	$0	$0	$0	$0	$204,419	$0.53
Replacement Reserves	$0	$0	$0	$0	$84,547	$0.22
Net Cash Flow	$5,569,934	$5,627,581	$5,796,202	$4,994,234	$5,514,400	$14.35

Occupancy	100.0%	99.8%	99.0%	97.0%	95.6%(4)
NOI Debt Yield(5)	8.4%	8.5%	8.8%	7.6%	8.8%
NCF DSCR(5)	2.26x	2.28x	2.35x	2.02x	2.23X

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Represents the present value of rent steps for Target Corporation ($80,584) and contractual rent steps through August 18, 2020 ($89,621).

(3)	Other Income includes percentage rent.

(4)	Represents an underwritten economic vacancy of 4.4%.

(5)	Debt metrics calculated based on the Rivertowne Commons loan combination.

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex C

Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	17	$576,211,948	61.5%	$33,894,820	2.59x	3.608%	114	62.4%	60.7%
Acquisition	17	360,661,217	38.5	$21,215,366	2.28x	3.686%	118	60.4%	58.9%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	24	$793,652,615	84.7%	$33,068,859	2.56x	3.583%	115	61.2%	61.2%
Interest Only, Then Amortizing	7	76,280,000	8.1	$10,897,143	1.78x	3.857%	115	65.3%	56.3%
Amortizing (30 Years)	3	66,940,550	7.1	$22,313,517	2.21x	4.039%	118	62.2%	49.6%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.
(2) Original partial interest only months range from 18 to 36 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
3,000,000 - 4,999,999	3	$11,350,000	1.2%	$3,783,333	1.71x	3.663%	120	67.4%	57.8%
5,000,000 - 9,999,999	7	45,853,251	4.9	$6,550,464	2.25x	3.879%	111	63.4%	61.3%
10,000,000 - 19,999,999	8	102,893,352	11.0	$12,861,669	2.28x	3.652%	119	63.3%	60.8%
20,000,000 - 29,999,999	5	115,220,000	12.3	$23,044,000	2.41x	3.576%	119	61.8%	57.9%
30,000,000 - 39,999,999	2	67,500,000	7.2	$33,750,000	2.53x	3.783%	85	68.2%	68.2%
40,000,000 - 49,999,999	2	96,921,948	10.3	$48,460,974	2.30x	3.918%	118	63.6%	57.1%
50,000,000 - 88,000,000	7	497,134,615	53.1	$71,019,231	2.59x	3.552%	118	59.7%	59.7%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%

	Min	$3,000,000
	Max	$84,400,000
	Average	$27,555,093

Annex C

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.47 - 1.50	2	$14,250,000	1.5%	$7,125,000	1.49x	3.952%	119	67.8%	58.5%
1.51 - 2.00	9	171,130,000	18.3	$19,014,444	1.87x	3.963%	117	64.1%	60.8%
2.01 - 2.50	11	367,249,814	39.2	$33,386,347	2.29x	3.746%	118	61.4%	59.5%
2.51 - 3.00	9	264,193,352	28.2	$29,354,817	2.74x	3.472%	110	63.1%	62.5%
3.01 - 3.45	3	120,050,000	12.8	$40,016,667	3.37x	3.171%	117	54.8%	54.8%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%
(1) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

	Min	1.47
	Max	3.45
	Weighted Avg.	2.47

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
3.110 - 3.500	7	$314,250,000	33.5%	$44,892,857	3.01x	3.286%	118	60.0%	60.0%
3.501 - 4.000	21	456,815,967	48.8	$21,753,141	2.28x	3.703%	113	61.9%	60.5%
4.010 - 4.450	6	165,807,199	17.7	$27,634,533	1.96x	4.127%	117	64.0%	58.6%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%

	Min	3.110%
	Max	4.450%
	Weighted Avg.	3.638%

Annex C

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
46.3 - 49.9	1	70,384,615	7.5%	$70,384,615	2.46x	3.741%	116	46.3%	46.3%
50.0 - 59.9	6	144,133,352	15.4	$24,022,225	3.07x	3.296%	117	52.9%	51.9%
60.0 - 69.9	24	706,605,199	75.4	$29,441,883	2.37x	3.688%	115	64.7%	62.8%
70.0 - 72.2	3	15,750,000	1.7	$5,250,000	1.57x	4.075%	98	71.7%	68.3%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%
(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to three mortgage loans, representing approximately 11.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) the “as stabilized” appraised value which is inclusive of stabilized occupancy and conditions met, or the (iii) the “as portfolio” which assumes a portfolio premium. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 62.9%.

	Min	46.3%
	Max	72.2%
	Weighted Avg.	61.6%

Distribution of Maturity Date/ARD LTV Ratios(1)

Range of Maturity Date/ARD LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
40.0 - 49.9	2	$82,367,967	8.8%	$41,183,983	2.48x	3.749%	116	48.1%	46.3%
50.0 - 59.9	12	254,637,199	27.2	$21,219,767	2.55x	3.584%	118	57.9%	52.7%
60.0 - 69.9	19	592,868,000	63.3	$31,203,579	2.44x	3.641%	114	65.0%	64.9%
70.0 - 72.2	1	7,000,000	0.7	$7,000,000	1.64x	4.030%	120	72.2%	72.2%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to three mortgage loans, representing approximately 11.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the “as stabilized” appraised value which is inclusive of stabilized occupancy and conditions met, or the (iii) the “as portfolio” which assumes a portfolio premium. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 61.3%.

	Min	46.2%
	Max	72.2%
	Weighted Avg.	60.0%

Annex C

Distribution of Original Terms to Maturity/ARD (1)

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60 - 60	2	$43,250,000	4.6%	$21,625,000	2.47x	3.943%	59	67.4%	66.9%
120 - 121	32	$893,623,165	95.4	$27,925,724	2.47x	3.623%	118	61.3%	59.6%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

	Min	60	months
	Max	121	months
	Weighted Avg.	117	months

Distribution of Remaining Terms to Maturity/ARD (1)

Range of Remaining Terms to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
59 - 60	2	$43,250,000	4.6%	$21,625,000	2.47x	3.943%	59	67.4%	66.9%
113 - 121	32	893,623,165	95.4	$27,925,724	2.47x	3.623%	118	61.3%	59.7%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

	Min	59	months
	Max	120	months
	Weighted Avg.	115	months

Annex C

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	24	$793,652,615	84.7%	$33,068,859	2.56x	3.583%	115	61.2%	61.2%
360 - 360	10	143,220,550	15.3	$14,322,055	1.98x	3.942%	116	63.8%	53.2%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

	Min	360	months
	Max	360	months
	Weighted Avg.	360	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	24	$793,652,615	84.7%	$33,068,859	2.56x	3.583%	115	61.2%	61.2%
355 - 360	10	143,220,550	15.3	$14,322,055	1.98x	3.942%	116	63.8%	53.2%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

	Min	355	months
	Max	360	months
	Average	359	months

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
18 - 18	1	$5,750,000	0.6%	$5,750,000	1.54x	4.290%	59	71.0%	66.8%
24 - 24	1	$20,100,000	2.1%	$20,100,000	1.88x	4.200%	119	62.0%	52.6%
36 - 36	5	$50,430,000	5.4%	$10,086,000	1.76x	3.670%	119	66.0%	56.6%

Annex C

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	27	$536,073,165	57.2%	$19,854,562	2.31x	3.734%	113	61.4%	58.6%
Defeasance or Yield Maintenance	4	291,750,000	31.1	$72,937,500	2.67x	3.531%	119	60.6%	60.5%
Yield Maintenance	3	109,050,000	11.6	$36,350,000	2.69x	3.453%	117	65.4%	65.1%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
6.9 - 7.9	5	$103,600,000	11.1%	$20,720,000	1.94x	3.707%	118	64.7%	64.6%
8.0 - 8.9	5	121,500,000	13.0	$24,300,000	2.01x	3.976%	119	64.2%	64.0%
9.0 - 9.9	11	361,084,615	38.5	$32,825,874	2.56x	3.529%	117	60.8%	60.4%
10.0 - 10.9	5	166,568,000	17.8	$33,313,600	3.05x	3.358%	117	57.6%	57.4%
11.0 - 14.9	7	172,137,199	18.4	$24,591,028	2.35x	3.846%	105	63.7%	57.0%
15.0 - 16.4	1	11,983,352	1.3	$11,983,352	2.61x	3.800%	119	58.5%	46.2%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%
(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Operating Income for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Operating Income divided by the Cut-off Date Balance of such mortgage loan.

	Min	6.9%
	Max	16.4%
	Weighted Avg.	10.0%

Annex C

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
6.7 - 7.9	5	$103,600,000	11.1%	$20,720,000	1.94x	3.707%	118	64.7%	64.6%
8.0 - 8.9	7	184,100,000	0.2	$26,300,000	2.11x	3.861%	119	64.6%	63.9%
9.0 - 9.9	10	346,042,615	36.9	$34,604,262	2.60x	3.544%	117	60.5%	60.3%
10.0 - 10.9	8	216,090,000	23.1	$27,011,250	2.96x	3.389%	107	59.2%	57.8%
11.0 - 14.6	4	87,040,550	9.3	$21,760,138	2.13x	4.076%	118	62.1%	50.3%
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%	$27,555,093	2.47x	3.638%	115	61.6%	60.0%
(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan.

	Min	6.7%
	Max	14.6%
	Weighted Avg.	9.5%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	13	$621,499,814	66.3%
Springing	20	255,373,352	27.3
Soft (Residential); Hard (Nonresidential)	1	60,000,000	6.4
Total/Avg./Wtd.Avg.	34	$936,873,165	100.0%

Distribution of Escrows
Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	25	$531,320,550	56.7%
Replacement Reserves(1)	28	$659,878,550	70.4%
TI/LC(2)	15	$450,038,563	53.9%
Insurance	13	$242,103,352	25.8%

(1) Includes mortgage loans with FF&E reserves.
(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, mixed use and industrial properties and one multifamily property with a commercial tenant.

Annex C

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	20	480,473,948	51.3%	24,023,697	2.64x	3.566%	118	62.2%	60.7%
Suburban	12	246,307,261	26.3%	20,525,605	2.59x	3.509%	119	65.1%	64.0%
CBD	7	222,266,687	23.7%	31,752,384	2.68x	3.641%	118	58.8%	56.7%
Medical	1	11,900,000	1.3%	11,900,000	3.02x	3.350%	119	64.7%	64.7%
Retail	9	203,614,615	21.7%	22,623,846	2.40x	3.683%	107	57.0%	55.5%
Anchored	5	116,870,000	12.5%	23,374,000	2.42x	3.638%	100	62.4%	60.2%
Specialty Retail	1	70,384,615	7.5%	70,384,615	2.46x	3.741%	116	46.3%	46.3%
Unanchored	1	7,000,000	0.7%	7,000,000	1.64x	4.030%	120	72.2%	72.2%
Single Tenant Retail	1	5,310,000	0.6%	5,310,000	2.65x	3.560%	119	55.9%	55.9%
Shadow Anchored	1	4,050,000	0.4%	4,050,000	1.96x	3.524%	120	62.8%	53.7%
Mixed Use	2	81,900,000	8.7%	40,950,000	2.19x	3.582%	118	65.5%	65.5%
Multifamily/Office/Retail	1	60,000,000	6.4%	60,000,000	2.01x	3.660%	117	65.8%	65.8%
Office/Lab	1	21,900,000	2.3%	21,900,000	2.70x	3.370%	120	64.5%	64.5%
Multifamily	6	60,400,000	6.4%	10,066,667	1.97x	3.715%	119	63.2%	62.5%
High Rise	2	24,700,000	2.6%	12,350,000	1.96x	3.700%	119	63.8%	63.8%
Low Rise	3	23,800,000	2.5%	7,933,333	2.09x	3.704%	119	66.2%	64.4%
Mid Rise	1	11,900,000	1.3%	11,900,000	1.76x	3.770%	120	56.1%	56.1%
Industrial	31	56,858,000	6.1%	1,834,129	2.52x	3.713%	117	64.4%	64.4%
Warehouse/Distribution	18	26,559,142	2.8%	1,475,508	2.49x	3.780%	117	64.4%	64.4%
Manufacturing	11	22,732,868	2.4%	2,066,624	2.58x	3.612%	118	64.4%	64.4%
Cold Storage	1	5,313,538	0.6%	5,313,538	2.49x	3.780%	117	64.4%	64.4%
Manufacturing/Warehouse	1	2,252,452	0.2%	2,252,452	2.49x	3.780%	117	64.4%	64.4%
Hospitality	3	37,676,602	4.0%	12,558,867	2.16x	4.110%	119	61.2%	50.5%
Full Service	2	32,083,352	3.4%	16,041,676	2.15x	4.051%	119	60.7%	50.2%
Extended Stay	1	5,593,251	0.6%	5,593,251	2.18x	4.450%	119	64.3%	52.0%
Self Storage	4	15,950,000	1.7%	3,987,500	1.99x	3.840%	98	68.5%	65.0%
Total/Avg./Wtd. Avg.(3)	75	$936,873,165	100.0%	$12,491,642	2.47x	3.638%	115	61.6%	60.0%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(3) Wtd. Avg Cut-off Date Balance is based on the 75 mortgaged properties in the CGCMT 2019-GC43 trust.

Annex C

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Texas	11	189,496,947	20.2%	17,226,995	2.46x	3.646%	119	64.9%	61.6%
California	5	157,910,000	16.9	31,582,000	2.40x	3.858%	105	64.8%	64.8%
New York	7	147,500,000	15.7	21,071,429	2.81x	3.384%	117	56.5%	56.4%
Nevada	2	92,924,615	9.9	46,462,308	2.54x	3.622%	117	48.5%	48.5%
Florida	5	68,791,881	7.3	13,758,376	2.45x	3.448%	118	64.4%	60.5%
Illinois	4	63,580,226	6.8	15,895,056	2.04x	3.667%	117	65.7%	65.7%
Colorado	1	28,500,000	3.0	28,500,000	2.70x	3.370%	120	64.5%	64.5%
Ohio	8	27,715,861	3.0	3,464,483	2.09x	3.869%	118	65.3%	61.6%
Michigan	6	24,663,015	2.6	4,110,502	2.57x	3.711%	119	61.7%	55.7%
Indiana	4	23,666,789	2.5	5,916,697	1.97x	4.137%	119	62.4%	54.4%
Maryland	1	21,000,000	2.2	21,000,000	2.23x	3.690%	119	62.3%	62.3%
Massachusetts	1	18,300,000	2.0	18,300,000	2.70x	3.370%	120	64.5%	64.5%
Pennsylvania	1	11,900,000	1.3	11,900,000	3.02x	3.350%	119	64.7%	64.7%
Washington	1	9,300,000	1.0	9,300,000	2.70x	3.370%	120	64.5%	64.5%
Kentucky	2	8,634,793	0.9	4,317,397	2.29x	4.214%	118	64.3%	56.4%
Arizona	1	8,000,000	0.9	8,000,000	2.80x	3.750%	117	52.5%	52.5%
Alabama	2	5,750,000	0.6	2,875,000	1.54x	4.290%	59	71.0%	66.8%
New Jersey	1	5,310,000	0.6	5,310,000	2.65x	3.560%	119	55.9%	55.9%
Georgia	2	5,209,206	0.6	2,604,603	2.08x	3.581%	119	63.2%	56.1%
Kansas	1	4,300,000	0.5	4,300,000	1.63x	3.720%	119	68.4%	58.7%
North Carolina	1	3,000,000	0.3	3,000,000	1.47x	3.770%	120	72.1%	62.0%
Minnesota	1	2,271,996	0.2	2,271,996	2.49x	3.780%	117	64.4%	64.4%
South Carolina	1	2,252,452	0.2	2,252,452	2.49x	3.780%	117	64.4%	64.4%
Wisconsin	1	2,198,705	0.2	2,198,705	2.49x	3.780%	117	64.4%	64.4%
Missouri	2	2,174,275	0.2	1,087,137	2.49x	3.780%	117	64.4%	64.4%
Tennessee	1	1,245,933	0.1	1,245,933	2.49x	3.780%	117	64.4%	64.4%
Arkansas	1	671,827	0.1	671,827	2.49x	3.780%	117	64.4%	64.4%
Mississippi	1	604,644	0.1	604,644	2.49x	3.780%	117	64.4%	64.4%
Total/Avg./Wtd. Avg.(3)	75	$936,873,165	100.0%	$12,491,642	2.47x	3.638%	115	61.6%	60.0%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(3) Wtd. Avg Cut-off Date Balance is based on the 75 mortgaged properties in the CGCMT 2019-GC43 trust.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:

CONTACT INFORMATION	CONTENTS

	Distribution Summary	2

	Distribution Summary (Factors)	3

	Interest Distribution Detail	4

	Principal Distribution Detail	5

	Reconciliation Detail	6

	Stratification Detail	7

	Mortgage Loan Detail	11

	NOI Detail	12

	Delinquency Loan Detail	13

	Appraisal Reduction Detail	15

	Loan Modification Detail	17

	Specially Serviced Loan Detail	19

	Unscheduled Principal Detail	21

	Liquidated Loan Detail	23

Deal Contact:

Reports Available at sf.citidirect.com	D-1

Distribution Date: Determination Date:

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2

Distribution Date: Determination Date:

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3

Distribution Date: Determination Date:

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4

Distribution Date: Determination Date:

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5

Distribution Date: Determination Date:	Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6

Distribution Date:
Determination Date:

Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7

Distribution Date:
Determination Date:

Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8

Distribution Date:
Determination Date:

Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9

Distribution Date:
Determination Date:

Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10

Distribution Date:
Determination Date:

Mortgage Loan Detail
Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11

Distribution Date:
Determination Date:

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12

Distribution Date:
Determination Date:

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13

Distribution Date:
Determination Date:

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14

Distribution Date:
Determination Date:

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15

Distribution Date:
Determination Date:

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16

Distribution Date:
Determination Date:

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17

Distribution Date:
Determination Date:

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18

Distribution Date:
Determination Date:	Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19

Distribution Date:
Determination Date:	Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20

Distribution Date:
Determination Date:	Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

Totals	There is no unscheduled principal activity for the current distribution period.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21

Distribution Date:
Determination Date:	Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium

Totals	There is no historical unscheduled principal activity.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22

Distribution Date:
Determination Date:	Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23

Distribution Date:
Determination Date:	Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24

ANNEX E-1A

SPONSOR REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC.)

CREFI (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by CREFI to us.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes,

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Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after October 15, 2019.

(5)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), except those which are bonded over, escrowed for or insured against by a

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lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Loan-Combination or is part of a Loan Combination that is cross-collateralized and cross-defaulted with another Loan Combination (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Loan Combination of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth on Schedule E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(9)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Loan Combination, subject to the related Assignment of Leases constituting security for the entire Loan Combination), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the

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related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the related Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to

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perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the Purchaser or servicer for the related Other Securitization Trust).

(16)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the related Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer

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meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Loan Combination, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Loan Combination, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under each Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the related general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the related Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of such Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

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(19)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)	REMIC. Each Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(22)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

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(24)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the related Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity will be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the related Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the related Mortgage Loan will become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in

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connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the related Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the related Mortgage Loan (or Loan Combination, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the related Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the related Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the related Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Loan Combination, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the related Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is

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required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1A-1, or future permitted mezzanine debt as set forth on Schedule E-1A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as set forth on Schedule E-1A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the related Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the related Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the related Mortgage Loan is an

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ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the related Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of such Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment

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agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the related Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the related Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the related Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the related Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal,

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state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.

(38)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the related Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(41)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to

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address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(44)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Loan Combination, any other mortgage loan that is part of such Loan Combination and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Loan Combination that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Loan Combination of which such Mortgage Loan is a part.

(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

None.

E-1A-15

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

E-1B-16

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

None.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(7) Permitted Liens; Title Insurance	WAG Newark (Loan No. 31)	The sole tenant of the Mortgaged Property, Walgreens, has a right of first refusal to purchase the Mortgaged Property. The right of first refusal does not apply to a sale, foreclosure, or deed-in-lieu of foreclosure of the Mortgaged Property. The right of first refusal was not subordinated to the lien of the related mortgage.
(8) Junior Liens	Mariposa Townhomes (Loan No. 32)	The Mortgaged Property is subject to a reverse 1031 exchange as part of which the ownership interests of the sole member of the related Mortgagor were pledged as security for the 1031 exchange note, which pledge and note will be released and cancelled when the relinquished property sale is completed and the 1031 exchange is consummated.
(17) Insurance	All CREFI loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(14) Actions Concerning Mortgage Loan	4819 13th Avenue (Loan No. 28)	The related Mortgagor is currently the plaintiff in a lawsuit against the third largest tenant at the Mortgaged Property, Santander Bank, which represents 19.3% of the net rentable square footage at the Mortgaged Property. The related Mortgagor alleges that Santander Bank built out more space than permitted pursuant to the terms of its lease, and the lawsuit seeks to terminate Santander Bank’s lease as a result of such breach.
(25) Local Law Compliance	4819 13th Avenue (Loan No. 28)	While the Mortgaged Property is zoned for its current retail use, the existing certificate of occupancy required that in connection with the prior conversion of certain tenant spaces from their previous use as office space to their current retail use, the related Mortgagor was required to obtain a new certificate of occupancy, which was not done. The related Mortgage Loan documents contain a covenant for the Mortgagor to obtain and deliver such certificate of occupancy within 90 days of closing. The related Mortgage Loan documents also contain a recourse carveout with respect to any losses in connection with the current certificate of occupancy not permitting the current use as retail, and for any breach of the above covenant.

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(31) Due on Sale or Encumbrance	Mariposa Townhomes (Loan No. 32)	The Mortgaged Property is subject to a reverse 1031 exchange as part of which the sole membership interests in the Mortgagor are required to be transferred to the identified sponsor entity when the relinquished property sale is completed and the 1031 exchange is consummated.
(40) Organization of Mortgagor	Kawa Mixed-Use Portfolio II (Loan No. 2) Connection Park (Loan No. 7)	The related Mortgagors are affiliated.
(40) Organization of Mortgagor	836 Dekalb Avenue (Loan No. 18) 1433 Dekalb Avenue (Loan No. 19) 105-107 Vanderveer Street & 96 De Sales Place (Loan No. 20) 431 Grand Street (Loan No. 27)	The related Mortgagors are affiliated.
(40) Organization of Mortgagor	Smith Store It Portfolio (Loan No. 29) AAA Storage World – Hendersonville (Loan No. 34)	The related Mortgagors are affiliated.
(41) Environmental Conditions	4819 13th Avenue (Loan No. 28)	The related Phase I ESA identified a REC at the Mortgaged Property due to historic onsite dry cleaning operations at the Mortgaged Property. Based on the duration of the historic onsite dry cleaning operations – approximately 37 years (terminating in or around 2007) – the Phase I ESA consultant recommended that a limited subsurface investigation be performed to determine whether such operations may have impacted the Mortgaged Property. A Vapor Encroachment Investigation (“VEI”) was performed at the Mortgaged Property in August 2019 to identify any impacts associated with the former dry cleaning operations. Based on the results of the VEI, the consultant determined that there was not a Vapor Encroachment Condition (“VEC”). However, the consultant recommended that the indoor basement air be resampled to demonstrate that detected concentrations of contaminants, which did not presently indicate a VEC, did not change. This confirmatory sampling is a post-loan closing requirement to be completed within 30-days of closing.

E-1B-2

ANNEX E-2A

SPONSOR REPRESENTATIONS AND WARRANTIES
(Goldman Sachs Mortgage Company)

GSMC (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each GSMC Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GSMC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GSMC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Loan Combination, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Outside Servicing Agreement with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes,

E-2A-1

Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way,

E-2A-2

easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1 to this Annex E-2A, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

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(10)	Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Purchaser or its servicer.

(15)	No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying

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or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GSMC Mortgage Loan (or related Loan Combination), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.

(20)	REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan or Loan Combination is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and control heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage

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Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)	Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Loan Combination, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

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(26)	Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the related mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Loan Combination) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned

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restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Loan Combination).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)	Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain

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affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth on Annex E-2B, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-2A-1 or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may

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require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so

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assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)	GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.

(37)	No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments

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since origination, and as of the date hereof, no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-2A (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

(38)	Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Loan Combination, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s

E-2A-13

knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)	Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement.

(43)	Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Loan Combination no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2A-3.

(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-14

Schedule E-2A-1 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

E-2A-15

Schedule E-2A-2 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
9	U.S. Industrial Portfolio V
13	222 Kearny Street

E-2A-16

Schedule E-2A-3 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

E-2A-17

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ANNEX E-2B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Goldman Sachs Mortgage Company)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2-A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(1) Whole Loan; Ownership of Mortgage Loans	Grand Canal Shoppes (Loan No. 5)

The related Loan Combination documents prohibit transfer of the Loan Combination or any portion of it to certain specified competitors of the Mortgagors identified in the loan agreement.

Pursuant to a reciprocal easement agreement to which the related Mortgaged Property is subject, Venetian Casino Resort, LLC has the right to cure certain defaults of the Mortgagors under the related Loan Combination and, in the case of acceleration of the related Loan Combination, has the right, subject to the satisfaction of certain financial covenants, to purchase the related Loan Combination at a price equal to (a) the principal balance (b) accrued and unpaid interest up to (but excluding) the date of purchase, (c) all other amounts owed under the loan documents, including, without limitation (but only to the extent so owed) (1) any unreimbursed advances made by the servicer, with interest at the applicable rate, (2) any servicing and special servicing fees, (3) any exit fees, (4) any prepayment, yield maintenance or similar premiums and (5) if the date of purchase is not a scheduled payment date, accrued and unpaid interest, from the date of purchase up to (but excluding) the scheduled payment date next succeeding the date of purchase and (d) all reasonable fees and expenses incurred by the lender in connection with the purchase.

E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Grand Canal Shoppes (Loan No. 5)

A transfer of either the Grand Canal Shoppes or the Palazzo Shoppes portion of the Grand Canal Shoppes Mortgaged Property (other than to a lender in connection with foreclosure or delivery of a deed-in-lieu of foreclosure of a mortgage secured by the Grand Canal Shoppes Mortgaged Property or the first subsequent transferee from the lender) is subject to a right of first offer in favor of Venetian Casino Resort, LLC. Further, a transfer (other than to a lender in connection with foreclosure or delivery of a deed-in-lieu of foreclosure of a mortgage secured by the Grand Canal Shoppes Mortgaged Property or the first subsequent transferee from the lender) of the Mortgaged Property is subject to certain transfer restrictions. Any transfers after the first transfer from the lender following a foreclosure or deed in lieu thereof will be subject to such right of first offer and such transfer restrictions.

In addition, leases to Venetian Casino Resort, LLC are listed as an exception to lender’s title policy and such exception is not qualified by “rights of tenants, as tenants only”.

(5) Lien; Valid Assignment	U.S. Industrial Portfolio V (Loan No. 9)	A transfer of the Sherwood Foods Cleveland Mortgaged Property, the Dreison Mortgaged Property or the ATG Precision Canton Mortgaged Property is subject to a right of first offer by the applicable sole tenant at such Mortgaged Property and a transfer of the Owens Corning Mortgaged Property is subject to a right of first refusal by the sole tenant at such Mortgaged Property. Any transfer after the first transfer from the lender following a foreclosure or deed in lieu thereof will be subject to such right of first offer or right of first refusal, as applicable.
(5) Lien; Valid Assignment	222 Kearny Street (Loan No. 13)

The Mortgaged Property is comprised of three buildings; the Mortgagor holds the fee interest in the two smaller buildings (the “Fee Buildings”) and holds a leasehold interest in the largest building pursuant to a ground lease (the “Ground Lease”) between the Mortgagor, as lessee, and 154 Sutter LLC (the “Ground Lessor”), as ground lessor.

The Mortgaged Property is subject to a Declaration of Co-Ownership Agreements, Covenants, and Restrictions (the “Co-Ownership Agreement”) between the Mortgagor and the Ground Lessor, which will become effective as of the earlier of (i) the termination of the related ground lease and (ii) June 15, 2043. From and after the effective date of the Co-Ownership Agreement, the Ground Lessor will have a right of first refusal to purchase the Fee Buildings and the right to enforce a buy-sell provision.

Following the termination of the Ground Lease, the Ground Lessor and the Mortgagor will be entitled to 64.3% and 35.7% of the cash flows with respect to the Mortgaged Property, respectively.

E-2B-2

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	30 Hudson Yards (Loan No. 1)	The Mortgaged Property is encumbered by three PILOT mortgages, in the maximum aggregate amount of $547,760,000, which secure the Mortgagor’s obligation to pay the PILOT payments under a sublease with The New York City Industrial Development Agency. The PILOT mortgages are senior in priority to the Mortgage.
(6) Permitted Liens; Title Insurance	Grand Canal Shoppes (Loan No. 5) U.S. Industrial Portfolio V (Loan No. 9) 222 Kearny Street (Loan No. 13)	See exception to Representation and Warranty #5 above.
(8) Assignment of Leases and Rents	30 Hudson Yards (Loan No. 1)	The three PILOT mortgages contain assignments of leases and rents that are senior to the Assignment of Leases and Rents with respect to the Mortgage Loan.
(8) Assignment of Leases and Rents	Grand Canal Shoppes (Loan No. 5)	See exception to Representation and Warranty #5 above.
(8) Assignment of Leases and Rents	U.S. Industrial Portfolio V (Loan No. 9)	The Mortgage Loan was closed with Shari’ah compliant Mortgage Loan documentation. Each Mortgagor leases the entire Mortgaged Property to a single-purpose master lessee (each, a “Master Tenant”). Each Master Tenant operates the applicable Mortgaged Property in accordance with the terms of a master lease. Each Master Tenant in turn sub-leases each applicable Mortgaged Property to an operating company (the “Operating Company”), which in turn leases the applicable Mortgaged Property to the end-user tenant. The Operating Company operates the Mortgaged Property in accordance with the terms of the sub-lease. The master lease and the sub-lease are subordinate to the Mortgage Loan Documents. The Operating Company entered into an Assignment of Leases and Returns with respect to each Mortgaged Property in favor of the applicable Master Tenant, which document collaterally assigns the rights to collect such rents (upon a default under the sub-lease) to the applicable Master Tenant. Each Master Tenant in turn entered into an Assignment of Leases and Rents with respect to each Mortgaged Property in favor of each applicable Mortgagor, which document collaterally assigns the rights to collect such rents (upon a default under the master lease) to the applicable Mortgagor. Each Mortgagor then collaterally assigned this document to the Mortgagee as security for the Mortgage Loan.

E-2B-3

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	30 Hudson Yards (Loan No. 1)

The Mortgage Loan documents permit condominium board insurance claims under $10 million related to respective units or limited common elements to be adjusted by the condominium board, and claims in excess of $10 million are required to be adjusted by an insurance trustee. Proceeds in excess of $10 million are required to be held by an insurance trustee, which has a rating of not less than A2/P-1 by Moody’s.

The Mortgage Loan documents provide that the Mortgagor may rely upon required insurance coverage for common elements being obtained by the condominium association or all of the required insurance coverage being obtained by the sole tenant, Warner Media, subject to certain conditions in the Mortgage Loan documents, including that such insurance coverage meets the requirements in the Mortgage Loan documents.

(16) Insurance	30 Hudson Yards (Loan No. 1)	The Mortgagor may continue to use Ategrity Specialty Insurance Company, rated “A- VIII” with A.M. Best, in its current position and participation amounts within the syndicate of the property program, provided that (x) the rating of Ategrity Specialty Insurance Company is not withdrawn or downgraded below its rating as of the date hereof and (y) at renewal of the current policy term on March 1, 2020, Mortgagor shall replace Ategrity Specialty Insurance Company with insurance companies meeting the rating requirements set forth hereinabove.
(16) Insurance	Grand Canal Shoppes (Loan No. 5)

The Mortgage Loan documents permit a property insurance deductible of $500,000.

The Mortgaged Property is part of a multiple-owner, integrated project that is subject to a reciprocal easement agreement (“REA”) among the various owners. The REA provides that, in the event of a casualty involving more than one property, the affected owners (and, to the extent provided by the REA and the related loan documents, their mortgagees) are required to consult and reasonably agree as to the cost and method of payment for restoration work, the time, and the parties to perform the necessary work. If the affected parties cannot agree within 60 days after insurance proceeds are made available for restoration, any open issues may be submitted by any party to an Independent Expert (with respect to insurance matters, “a reputable and independent person with experience in commercial real estate insurance”) for determination. The mortgagee of any affected property may participate in any dispute involving an Independent Expert.

E-2B-4

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	U.S. Industrial Portfolio V (Loan No. 9)

All policies may be issued by one or more insurers having a rating of at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by A.M. Best), or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings and all remaining insurers shall have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by A.M. Best)). Notwithstanding the foregoing, the Mortgagor may continue to use Homeland Insurance Company of New York, rated “A+ XV” with A.M. Best in its current and anticipated future position and participation amounts within the syndicate of the property program as approved by the lender as of the date hereof and may use Ategrity Specialty Insurance Company, rated “A- VIII” for the policy period commencing 08/01/2019 with a position and participation amounts within the syndicate of the property program as approved by the lender as of the date hereof, provided that (1) the rating of Homeland Insurance Company of New York and Ategrity Specialty Insurance Company is not withdrawn or downgraded below their respective ratings as of the date hereof and (2) at renewal of the policy term (08/01/2020), the Mortgagor shall replace Homeland Insurance Company of New York and Ategrity Specialty Insurance Company with an insurance company meeting the rating requirements set forth above.

Notwithstanding the foregoing, a tenant may provide all or a portion of the property coverages required by the Mortgage Loan documents (including, on a case-by-case-basis with limits, deductibles and/or insurer ratings that differ from those required herein), so long as such coverages are acceptable to the lender in its sole and absolute discretion and (1) there are no material changes to such coverages or deductibles as determined by the lender and (2) the acceptance of such coverages or deductibles will not result in an adverse impact to, a downgrade of or withdrawal of any rating then or to be assigned to any outstanding certificates issued or to be issued in conjunction with a securitization of which the Mortgage Loan is a part or otherwise adversely impacts the securitization of the Mortgage Loan.

(16) Insurance	Market Street at Heath Brook (Loan No. 12) 222 Kearny Street (Loan No. 13) Mill Creek Village (Loan No. 33)	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best)).

E-2B-5

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	DoubleTree Evansville (Loan No. 16) Arbor Office (Loan No. 17) DoubleTree Port Huron (Loan No. 21) Heritage Valley Health Monaca (Loan No. 23) WoodSpring Louisville (Loan No. 30)	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB” by S&P and “Baa2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best)).
(16) Insurance	All GSMC Mortgage Loans	The threshold used in the Mortgage Loan documents, as it pertains to use of insurance proceeds for repair and restoration in respect of a property loss, is 5% of the original principal balance of the Mortgage Loan, or 5% of the original allocated loan amount of the affected Mortgaged Property, as applicable.
(16) Insurance	Millennium Park Plaza (Loan No. 6)	The Mortgagor may continue to use Hallmark Specialty Insurance Company, rated “A- IX” with A.M. Best and Aspen Specialty Insurance Company, rated “A XV” with A.M. Best, in their current position and participation amounts within the syndicate of the property program, provided that (x) the ratings of Hallmark Specialty Insurance Company and Aspen Specialty Insurance Company are not withdrawn nor downgraded below the origination date of the Mortgage Loan and (y) at renewal of the current policy term on April 25, 2020, the Mortgagor shall replace Hallmark Specialty Insurance Company and Aspen Specialty Insurance Company with insurance companies meeting the requirements set forth above.
(16) Insurance	Midland Office Portfolio (Loan No. 8)	The Mortgagor may continue to use (1) Depositors Insurance Company, rated “A+ XV” with A.M. Best as the insurer for the general liability policy, (2) Allied P & C Insurance Company, rated “A+ XV” with A.M. Best as the insurer for the auto liability policy and (3) Aspen American Insurance Company, rated “A XV” with A.M. Best as the insurer for the umbrella liability policy, provided that (x) the ratings of Depositors Insurance Company, Allied P & C Insurance Company and Aspen American Insurance Company are not withdrawn or downgraded below the ratings noted immediately above and (y) at renewal of the current policy terms, the Mortgagor will be required replace Depositors Insurance Company, Allied P&C Insurance Company and Aspen American Insurance Company with insurance companies that satisfy the rating requirements in the Mortgage Loan documents.

E-2B-6

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	Millennium Park Plaza (Loan No. 6) 19100 Ridgewood (Loan No. 11)	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A-” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB” by S&P and “Baa2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best)).
(17) Access; Utilities; Separate Tax Lots	U.S. Industrial Portfolio V (Loan No. 9)	The property located at 5135 Naiman Parkway, Solon, Ohio (the “Solon Property”), is not located on a road with public access and, as such, requires a non-exclusive easement or license (of not less than 15 years) to allow for egress from the Mortgaged Property be obtained within 12 months of the Mortgage Loan origination date. If the easement is not obtained within 12 months then the Mortgagor is required to reconfigure the parking lot to obtain direct access (and periodically escrow additional funds) by the date that is 36 months from the origination date of the Mortgage Loan.
(24) Local Law Compliance	30 Hudson Yards (Loan No. 1)	The Mortgaged Property is operating under a temporary certificate of occupancy.
(25) Licenses and Permits	30 Hudson Yards (Loan No. 1)	See exception to Representation and Warranty #24 above.
(26) Recourse Obligations	30 Hudson Yards (Loan No. 1)	The Mortgage Loan documents do not provide for a guarantor.

E-2B-7

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	Grand Canal Shoppes (Loan No. 5)

With respect to (a)(iii), a transfer is made in violation of the related terms set forth in the Mortgage Loan documents constitutes only a loss carveout instead of a full recourse carveout, and if such violation arises solely from (A) a failure to provide any required notice, no such liability will arise if the Mortgagors promptly provide such notice after notice from the lender or (B) a failure to provide any required delivery, no such liability will arise if the Mortgagors promptly provide such required delivery after notice from the lender to the extent, in the case of any require delivery, the contents of such delivery are such that the transfer in question would have been permitted pursuant to the terms and provisions of the Mortgage Loan documents.

With respect to (b)(i), recourse is limited to the intentional misapplication, misappropriation or conversion by the Mortgagors, the guarantor, or any affiliates thereof.

With respect to (b)(iv), the obligations and liabilities of the Mortgagors and the guarantor under the related environmental indemnity agreement will terminate two years after the earliest to occur of (A) the repayment of the Mortgage Loan in full and the satisfaction of all obligations of the Mortgagors and the guarantor under the Mortgage Loan documents (except any such obligations, such as indemnification obligations which expressly survive repayment in full of the Mortgage Loan), (B) the Mortgaged Property being defeased in accordance with the terms of the Mortgage Loan documents or (C) an indemnified party or an agent thereof will have acquired possession of or title to the Mortgaged Property by foreclosure, exercise of power of sale or deed in lieu thereof.

With respect to (b)(v), recourse for physical waste is limited to physical waste to the Mortgaged Property caused by intentional acts or intentional omissions of the Mortgagors, the guarantor, or any affiliates thereof.

(26) Recourse Obligations	U.S. Industrial Portfolio V (Loan No. 9)	With respect to (b)(v), there is no recourse available if the lender does not permit cash flow from the Mortgaged Properties to be applied to prevent waste.
(26) Recourse Obligations	Arbor Office (Loan No. 17)	Each guarantor’s liability is limited to the extent such person, an affiliate of such person or a tenancy-in-common in which such person has an ownership interest or otherwise controls undertakes any of the actions or omissions which results in the lender seeking the full and timely payment and performance of such guaranteed obligations. Additionally, the liability of the individual guarantor with respect to KP Arbor, LLC, is limited to his sole and personal property (not his community property).

E-2B-8

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(27) Mortgage Releases	Grand Canal Shoppes (Loan No. 5)	The Mortgagors may obtain the release of a portion of the Mortgaged Property comprised of the approximately 84,743 square foot, three-level space currently demised to Barneys New York (the “Barneys Parcel”) pursuant to the related lease, which is expected to expire on January 31, 2020, upon a bona fide sale to a third party not affiliated with the borrowers or the guarantor, upon satisfaction of certain conditions set forth in the Mortgage Loan documents, which conditions do not include requirement for a principal repayment, or partial defeasance, in each case, of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property.
(27) Mortgage Releases	U.S. Industrial Portfolio V (Loan No. 9)	To the extent the easement or the reconfiguration discussed in the exception to Representation and Warranty #17 above is not obtained within 36 months of the origination date, the Mortgagor will be required to obtain a release of the Solon Property from the Mortgage Loan and related liens within 30 days of such date (the “Solon Release”). The release price for the mandatory Solon Release is 100% of the allocated loan amount applicable to the Solon Property.
(31) Single-Purpose Entity	Market Street at Heath Brook (Loan No. 12) Anthem Highlands Shopping Center (Loan No. 14) DoubleTree Evansville (Loan No. 16)	The Mortgagor was not required to deliver a non-consolidation opinion.
(31) Single-Purpose Entity	DoubleTree Port Huron (Loan No. 21)	The Mortgagor’s purpose is currently limited to owning the Mortgaged Property, but it previously owned a subsidiary whose only asset was a promissory note made by the Mortgagor in connection with a prior tax credit structure related to the Mortgaged Property.
(34(l)) Ground Leases	222 Kearny Street (Loan No. 13)	The Ground Lease does not contain an express right to a new lease to the extent of a rejection of the Ground Lease in a bankruptcy proceeding.

E-2B-9

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ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
11/10/2019	$13,585,000.00	12/10/2024	$13,152,237.79
12/10/2019	$13,585,000.00	1/10/2025	$12,941,662.13
1/10/2020	$13,585,000.00	2/10/2025	$12,730,374.84
2/10/2020	$13,585,000.00	3/10/2025	$12,478,215.94
3/10/2020	$13,585,000.00	4/10/2025	$12,265,361.88
4/10/2020	$13,585,000.00	5/10/2025	$12,038,453.31
5/10/2020	$13,585,000.00	6/10/2025	$11,824,112.85
6/10/2020	$13,585,000.00	7/10/2025	$11,595,760.94
7/10/2020	$13,585,000.00	8/10/2025	$11,379,924.12
8/10/2020	$13,585,000.00	9/10/2025	$11,163,357.82
9/10/2020	$13,585,000.00	10/10/2025	$10,932,844.56
10/10/2020	$13,585,000.00	11/10/2025	$10,714,767.01
11/10/2020	$13,585,000.00	12/10/2025	$10,482,786.30
12/10/2020	$13,585,000.00	1/10/2026	$10,263,187.40
1/10/2021	$13,585,000.00	2/10/2026	$10,042,846.24
2/10/2021	$13,585,000.00	3/10/2026	$9,782,481.88
3/10/2021	$13,585,000.00	4/10/2026	$9,560,515.36
4/10/2021	$13,585,000.00	5/10/2026	$9,324,758.35
5/10/2021	$13,585,000.00	6/10/2026	$9,101,244.45
6/10/2021	$13,585,000.00	7/10/2026	$8,863,984.89
7/10/2021	$13,585,000.00	8/10/2026	$8,638,913.26
8/10/2021	$13,585,000.00	9/10/2026	$8,413,080.79
9/10/2021	$13,585,000.00	10/10/2026	$8,173,569.84
10/10/2021	$13,585,000.00	11/10/2026	$7,946,164.12
11/10/2021	$13,585,000.00	12/10/2026	$7,705,125.50
12/10/2021	$13,585,000.00	1/10/2027	$7,476,136.01
1/10/2022	$13,585,000.00	2/10/2027	$7,246,372.38
2/10/2022	$13,585,000.00	3/10/2027	$6,977,468.51
3/10/2022	$13,585,000.00	4/10/2027	$6,746,018.53
4/10/2022	$13,585,000.00	5/10/2027	$6,501,052.83
5/10/2022	$13,585,000.00	6/10/2027	$6,267,992.01
6/10/2022	$13,585,000.00	7/10/2027	$6,021,462.13
7/10/2022	$13,585,000.00	8/10/2027	$5,786,779.68
8/10/2022	$13,585,000.00	9/10/2027	$5,551,303.77
9/10/2022	$13,585,000.00	10/10/2027	$5,302,428.77
10/10/2022	$13,585,000.00	11/10/2027	$5,065,315.07
11/10/2022	$13,585,000.00	12/10/2027	$4,814,849.73
12/10/2022	$13,585,000.00	1/10/2028	$4,576,087.28
1/10/2023	$13,585,000.00	2/10/2028	$4,336,517.52
2/10/2023	$13,585,000.00	3/10/2028	$4,071,196.84
3/10/2023	$13,585,000.00	4/10/2028	$3,829,919.56
4/10/2023	$13,585,000.00	5/10/2028	$3,575,411.27
5/10/2023	$13,585,000.00	6/10/2028	$3,332,457.38
6/10/2023	$13,585,000.00	7/10/2028	$3,076,321.04
7/10/2023	$13,585,000.00	8/10/2028	$2,831,679.31
8/10/2023	$13,585,000.00	9/10/2028	$2,586,210.29
9/10/2023	$13,585,000.00	10/10/2028	$2,327,631.69
10/10/2023	$13,585,000.00	11/10/2028	$2,080,457.99
11/10/2023	$13,585,000.00	12/10/2028	$1,820,224.10
12/10/2023	$13,585,000.00	1/10/2029	$1,571,334.31
1/10/2024	$13,585,000.00	2/10/2029	$1,321,602.81
2/10/2024	$13,585,000.00	3/10/2029	$1,034,602.19
3/10/2024	$13,585,000.00	4/10/2029	$783,055.08
4/10/2024	$13,585,000.00	5/10/2029	$518,574.48
5/10/2024	$13,585,000.00	6/10/2029	$265,282.00
6/10/2024	$13,585,000.00	7/10/2029 and thereafter	$0.00
7/10/2024	$13,585,000.00
8/10/2024	$13,585,000.00
9/10/2024	$13,585,000.00
10/10/2024	$13,584,629.20
11/10/2024	$13,375,514.92

F-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

CERTIFICATE SUMMARY	3
Important Notice Regarding the Offered Certificates	12
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	12
Summary of Terms	20
Risk Factors	63
Description of the Mortgage Pool	156
Transaction Parties	233
Credit Risk Retention	267
Description of the Certificates	286
The Mortgage Loan Purchase Agreements	319
The Pooling and Servicing Agreement	329
Use of Proceeds	428
Yield, Prepayment and Maturity Considerations	428
Material Federal Income Tax Consequences	441
Certain State, Local and Other Tax Considerations	453
ERISA Considerations	454
Legal Investment	462
Certain Legal Aspects of the Mortgage Loans	463
Ratings	485
Plan of Distribution (Underwriter Conflicts of Interest)	487
Incorporation of Certain Information by Reference	488
Where You Can Find More Information	489
Financial Information	489
Legal Matters	489
Index of Certain Defined Terms	490

Annex A –	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B –	Significant Loan Summaries	B-1
Annex C –	Mortgage Pool Information	C-1
Annex D –	Form of Distribution Date Statement	D-1
Annex E-1A –	Sponsor Representations and Warranties (CREFI)	E-1A-1
Annex E-1B –	Exceptions to Sponsor Representations and Warranties (CREFI)	E-1B-1
Annex E-2A –	Sponsor Representations and Warranties (GSMC)	E-2A-1
Annex E-2B –	Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1
Annex F –	Class A-AB Scheduled Principal Balance Schedule	F-1

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$785,539,000
(Approximate)

Citigroup Commercial Mortgage Trust
2019-GC43
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2019-GC43

Class A-1	$8,955,000
Class A-2	$41,294,000
Class A-3	$100,000,000	– $270,000,000
Class A-4	$297,302,000	– $467,302,000
Class A-AB	$13,585,000
Class X-A	$685,233,000
Class A-S	$54,097,000
Class B	$57,479,000
Class C	$42,827,000

PROSPECTUS

Citigroup

Goldman Sachs & Co. LLC

 Co-Lead Managers and Joint Bookrunners

Academy Securities

Deutsche Bank Securities

Drexel Hamilton

Co-Managers

October       , 2019